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INDEX TO FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-231811

ARATANA THERAPEUTICS, INC.
11400 Tomahawk Creek Parkway, Suite 340,
Leawood, KS 66211

June 17, 2019

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Aratana Therapeutics, Inc.:

           You are cordially invited to attend a special meeting of stockholders (the "Aratana special meeting") of Aratana Therapeutics, Inc., a Delaware corporation ("Aratana"), to be held on July 16, 2019, at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, Aratana's outside counsel, located at 12670 High Bluff Dr, San Diego, CA 92130.

           At the Aratana special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated April 26, 2019, by and among Elanco Animal Health Incorporated, an Indiana corporation ("Elanco"), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Elanco ("Acquisition Sub"), and Aratana. Upon satisfaction or waiver of the conditions to the closing set forth in the merger agreement, Acquisition Sub will, at the closing, merge with and into Aratana (the "merger"), and Aratana will become a wholly owned subsidiary of Elanco. At the Aratana special meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Aratana's named executive officers in connection with the merger and a proposal for the adjournment of the Aratana special meeting, if necessary or appropriate, in order to solicit additional votes to approve the adoption of the merger agreement.

           If the merger is completed, you will be entitled to receive (A) 0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, no par value per share, plus the right to receive cash in lieu of any fractional shares of Elanco common stock, and (B) one contingent value right representing the right to receive $0.25 in cash if the milestone is achieved, as set forth in the Contingent Value Rights Agreement (as described in the enclosed proxy statement/prospectus in the section titled "The Contingent Value Rights Agreement" beginning on page 121) for each share of Aratana common stock, par value $0.001 per share ("Aratana common stock"), you own immediately prior to the effective time of the merger (other than certain excluded shares as described in the merger agreement). On April 25, 2019, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Elanco common stock on the New York Stock Exchange (the "NYSE") was $32.39. Based on the closing price per share of Elanco common stock on the NYSE on June 14, 2019 of $31.95, and based on the exchange ratio used in the merger, the stock consideration represented $4.73 in market value for each share of Aratana common stock. Based on the number of shares of Elanco common stock and Aratana common stock outstanding on June 13, 2019, upon completion of the merger, it is estimated that continuing Elanco shareholders will own approximately 98% of the issued and outstanding common stock of Elanco, and former Aratana stockholders will own approximately 2% of the issued and outstanding common stock of Elanco.

           The Board of Directors of Aratana (the "Aratana board"), after considering the factors more fully described in the enclosed proxy statement/prospectus, has unanimously (1) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Aratana and its stockholders; and (2) approved and adopted the merger agreement. The Aratana board recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the Aratana special meeting, if necessary or appropriate, in order to solicit additional votes to approve the adoption of the merger agreement; and (3) "FOR" the non-binding, advisory vote on the compensation that will or may become payable to Aratana's named executive officers in connection with the merger.

           The enclosed proxy statement/prospectus provides detailed information about the Aratana special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus. The proxy statement/prospectus also describes the actions and determinations of the Aratana board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement/prospectus and its appendices, including all documents incorporated by reference into the enclosed proxy statement/prospectus, carefully and in their entirety, as they contain important information.

           Whether or not you plan to attend the Aratana special meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Aratana special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

           If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

           Aratana common stock is listed on the Nasdaq Global Market ("Nasdaq") under the symbol "PETX". Elanco common stock is listed on the NYSE under the symbol "ELAN". We urge you to obtain current market quotations for the shares of common stock of Aratana and Elanco.

           Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the proposal. Information about the Aratana special meeting, the merger and the other business to be considered by Aratana stockholders at the Aratana special meeting is contained in the enclosed proxy statement/prospectus.

           We urge you to read this proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the section titled "Risk Factors" beginning on page 26.

           If you have any questions or need assistance voting your shares, please contact Aratana's proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor
New York, New York 10018

+1-800-322-2885
proxy@mackenziepartners.com

On behalf of the Aratana board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Craig A. Tooman
President and Chief Executive Officer Aratana Therapeutics, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           This proxy statement/prospectus is dated June 17, 2019 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about June 17, 2019.

ARATANA THERAPEUTICS, INC.
11400 Tomahawk Creek Parkway, Suite 340,
Leawood, KS 66211

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 16, 2019

        Notice is hereby given that a special meeting of stockholders (the "Aratana special meeting") of Aratana Therapeutics, Inc., a Delaware corporation ("Aratana"), will be held on July 16, 2019, at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, Aratana's outside counsel, located at 12670 High Bluff Dr, San Diego, CA 92130, at which you will be asked to consider and vote upon the following proposals:

  1.
  Merger proposal: To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated April 26, 2019, by and among Elanco Animal Health Incorporated, an Indiana corporation ("Elanco"), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Elanco ("Acquisition Sub"), and Aratana, pursuant to which, upon the satisfaction or waiver of the conditions to the closing set forth in the merger agreement, Acquisition Sub will merge with and into Aratana (the "merger"), with Aratana surviving as a wholly owned subsidiary of Elanco;

  2.
  Adjournment proposal: To adjourn the Aratana special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Aratana special meeting; and

  3.
  Non-binding, advisory merger-related compensation proposal: To approve, by non-binding, advisory vote, compensation that will or may become payable to Aratana's named executive officers in connection with the merger.

        Aratana's Board of Directors (the "Aratana board") has set June 14, 2019 as the record date for the Aratana special meeting. Only stockholders of record as of the close of business on the record date are entitled to notice of the Aratana special meeting and to vote at the Aratana special meeting or any adjournment, postponement or other delay thereof.

        The Aratana board unanimously recommends that you vote (1) "FOR" the merger proposal; (2) "FOR" the adjournment proposal; and (3) "FOR" the non-binding, advisory merger-related compensation proposal.

        Whether or not you plan to attend the Aratana special meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Aratana special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

By the Order of the Aratana Board,

John C. Ayres
Secretary
Aratana Therapeutics, Inc. June 17, 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ARATANA SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR (2) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE ARATANA SPECIAL MEETING.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

        If you are a stockholder of record, voting in person by ballot at the Aratana special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a "legal proxy" in order to vote in person at the Aratana special meeting.

        If you fail to either (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Aratana special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Aratana special meeting and, if a quorum is present, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        We encourage you to read the accompanying proxy statement/prospectus and its appendices, including all documents incorporated by reference into the accompanying proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the merger, the Aratana special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Aratana common stock, please contact Aratana's proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor
New York, New York 10018

+1-800-322-2885
proxy@mackenziepartners.com

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ii

iii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") by Elanco Animal Health Incorporated ("Elanco") (File No. 333-231811), constitutes a prospectus of Elanco under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock, no par value per share, of Elanco, to be issued to Aratana stockholders pursuant to the Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated as of April 26, 2019, by and among Elanco, Elanco Athens Inc. ("Acquisition Sub"), and Aratana Therapeutics, Inc. ("Aratana"). This document also constitutes a notice of meeting and a proxy statement of Aratana under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the special meeting of Aratana stockholders (the "Aratana special meeting"), at which Aratana stockholders will be asked to consider and vote on, among other proposals, a proposal to adopt the merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated June 17, 2019, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date hereof or any earlier date provided herein. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document or any earlier date provided therein. Neither the mailing of this proxy statement/prospectus to Aratana stockholders nor the issuance by Elanco of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Elanco has been provided by Elanco and information contained in or incorporated by reference into this proxy statement/prospectus regarding Aratana has been provided by Aratana.

        This proxy statement/prospectus incorporates by reference important business and financial information about Elanco and Aratana from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Elanco Animal Health Incorporated	Aratana Therapeutics, Inc.
2500 Innovation Way	11400 Tomahawk Creek Parkway Suite 340
Greenfield, Indiana 46140	Leawood, Kansas 66211
Attn: General Counsel and Corporate Secretary	Attn: General Counsel and Corporate Secretary
(877) 352-6261	(913) 353-1000

        In order to ensure timely delivery of these documents, you should make your request by July 9, 2019, to receive them before the Aratana special meeting.

        If you have any questions about the Aratana special meeting or need additional assistance in voting your shares, please contact Aratana's proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
+1-800-322-2885
proxy@mackenziepartners.com

        You can also obtain documents incorporated by reference into this proxy statement/prospectus through the website of the SEC at www.sec.gov. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 259.

QUESTIONS AND ANSWERS ABOUT THE ARATANA SPECIAL MEETING AND THE MERGER

        The following questions and answers briefly address some commonly asked questions that you, as a stockholder of Aratana, may have in connection with the merger, the merger agreement and the Aratana special meeting. Elanco and Aratana urge you to read carefully this entire proxy statement/prospectus, including the appendices and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under the section titled "Where You Can Find More Information" beginning on page 259.

Q:
Why is Aratana proposing the merger?

A:
The Aratana board believes that the proposed merger will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of Aratana stockholders. To review the reasons for the proposed merger in greater detail, see "The Merger—Aratana Board Recommendation and Its Reasons for the Merger" beginning on page 71.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Aratana and Elanco have agreed to a merger, pursuant to which (subject to certain conditions described in the merger agreement) Acquisition Sub will merge with and into Aratana, with Aratana surviving the merger as a wholly owned subsidiary of Elanco. Aratana is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of Aratana common stock with respect to the merger and other matters to be considered at the Aratana special meeting. The merger cannot be completed unless Aratana stockholders adopt the merger agreement. Aratana is holding the Aratana special meeting to allow Aratana stockholders to vote on the proposal to adopt the merger and certain related proposals.

  This proxy statement/prospectus contains important information about Elanco, Aratana, the Aratana special meeting, the merger agreement, and the merger. This document constitutes both a proxy statement of Aratana and a prospectus of Elanco. It is a proxy statement because the Aratana board is soliciting proxies from Aratana stockholders. It is a prospectus because Elanco will issue shares of Elanco common stock in exchange for outstanding shares of Aratana common stock in the merger.

  You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Aratana and may be entitled to vote at the upcoming Aratana special meeting. You should read this proxy statement/prospectus carefully.

Q:
What will holders of Aratana common stock receive in the merger?

A:
Upon completion of the merger, each Aratana stockholder as of the effective time of the merger will be entitled to receive, with regard to each share of Aratana common stock that is outstanding immediately prior to the effective time of the merger (excluding cancelled shares and any shares held by holders who have exercised their appraisal rights), (A) 0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, no par value per share ("Elanco common stock") (the "stock consideration"), plus the right to receive cash in lieu of any fractional shares of Elanco common stock, and (B) one contingent value right (a "CVR," and together with the stock consideration and the right to receive cash in lieu of any fractional shares of Elanco common stock, the "merger consideration") representing the right to receive $0.25 in cash if the milestone is achieved, as set forth in the Contingent Value Rights Agreement (the "CVR agreement").

Q:
What are the CVRs?

A:
The CVRs are non-transferable contingent value rights that will be issued as part of the merger consideration. Each CVR will entitle its holder to receive $0.25 in cash if Aratana, Elanco or their respective affiliates achieve cumulative net sales of an animal health product that contains capromorelin as an active pharmaceutical ingredient equal to or exceeding (i) $25,000,000 during the period beginning on July 1, 2019 and ending on December 31, 2020, or (ii) $50,000,000 during the period beginning on July 1, 2019 and ending on December 31, 2021.

  There can be no assurance that any payment will be made under the CVRs. The amounts to be received in connection with the CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur, and which may be outside the control of Elanco or Aratana. There may be no cash consideration ultimately paid in respect of the CVRs. The CVRs will be non-transferable and, accordingly, will not be listed on any securities exchange.

  See "The Contingent Value Rights Agreement" beginning on page 121. A form of the CVR agreement is attached as Appendix D to this proxy statement/prospectus. Aratana stockholders are encouraged to read the entire form of CVR agreement carefully because it is the principal document governing the CVRs.

Q:
What happens if the market price of shares of Elanco common stock or Aratana common stock changes before the effective time of the merger?

A:
No change will be made to the merger consideration if the market price of shares of Elanco common stock or Aratana common stock changes before the effective time of the merger. Accordingly, the value of the stock portion of the merger consideration to be received by Aratana stockholders in the merger will depend on the market price of shares of Elanco common stock at the effective time of the merger.

Q:
What am I being asked to vote on at the Aratana special meeting and why is this approval necessary?

A:
Aratana stockholders are being asked to vote on the following proposals:

•
Merger proposal:  To adopt the merger agreement, pursuant to which Acquisition Sub will merge with and into Aratana, with Aratana surviving as a wholly owned subsidiary of Elanco;

•
Adjournment proposal:  To adjourn the Aratana special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Aratana special meeting; and

•
Non-binding, advisory merger-related compensation proposal:  To approve, by non-binding, advisory vote, compensation that will or may become payable to Aratana's named executive officers in connection with the merger.

  Approval of the merger proposal is required for completion of the merger. Approval of the adjournment proposal or the non-binding, advisory merger-related compensation proposal is not a condition to the obligations of Aratana or Elanco to complete the merger.

Q:
What vote is required to approve each of the proposals that will be presented at the Aratana special meeting?

A:
Merger proposal: The affirmative vote of holders of a majority of the shares of Aratana common stock outstanding as of June 14, 2019 (the "record date") entitled to vote on the merger proposal.

  An abstention, broker non-vote, or a failure to vote will have the same effect as a vote "AGAINST" this proposal.

  Adjournment proposal: The affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon. An abstention, broker non-vote, or a failure to vote will have no effect on the outcome of this proposal.

  Non-binding, advisory merger-related compensation proposal: The affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon. An abstention, broker non-vote, or a failure to vote will have no effect on the outcome of this proposal. The vote with respect to the non-binding, advisory merger-related compensation proposal is an advisory vote and will not be binding on Aratana. If the merger agreement is adopted by the stockholders and the merger is completed, the compensation that will or may become payable by Aratana to its named executive officers in connection with the merger may be paid to Aratana's named executive officers even if stockholders fail to approve the non-binding, advisory merger-related compensation proposal.

Q:
How many shares must be present to hold the Aratana special meeting?

A:
A quorum must be present at the Aratana special meeting for any business to be conducted. A quorum requires the presence, in person or by proxy, of Aratana stockholders who hold a majority of the voting power of Aratana common stock entitled to vote at the Aratana special meeting. Any shares that are the subject of abstentions will be treated as present for the purposes of determining whether a quorum exists at the Aratana special meeting.

  Shares of Aratana common stock held in "street name" through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee will not be deemed present for the purpose of determining whether a quorum exists at the Aratana special meeting.

Q:
As a stockholder of Aratana, how does the Aratana board recommend that I vote?

A:
The Aratana board unanimously recommends that Aratana's stockholders vote "FOR" the merger proposal, "FOR" the non-binding, advisory merger-related compensation proposal and "FOR" the adjournment proposal.

Q:
What risks should I consider before I vote?

A:
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented herein. In particular, you should consider the factors described under "Risk Factors" beginning on page 26.

Q:
How do I vote?

A:
Aratana stockholders of record as of the record date may vote by proxy before the Aratana special meeting in one of the following ways:

•
By Telephone:  By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•
Via the Internet:  By accessing the website specified on the proxy card and following the instructions on the proxy card; or

•
By Mail:  By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

  Aratana stockholders may also cast their votes in person at the Aratana special meeting.

  If shares are held in street name through a bank or broker, Aratana stockholders will receive instructions on how to vote from the bank or broker. Aratana stockholders must follow their instructions in order for their shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If Aratana stockholders hold shares that are not registered in their own name and they would like to vote such shares in person at the Aratana special meeting, Aratana stockholders should contact their bank or broker to obtain a legal proxy and bring it to the Aratana special meeting in order to vote.

Q:
What is the difference between being a "record holder" and holding shares in "street name"?

A:
A record holder holds shares in his or her name. Shares held in "street name" means shares that are held in the name of a bank or broker on a person's behalf.

Q:
If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
Not unless you instruct them to do so. If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

  Please note that you may not vote shares held in street name by returning a proxy card directly to Aratana or by voting in person at the Aratana special meeting unless you provide a "legal proxy", which you must obtain from your broker, bank or other nominee.

  Brokers, banks, or other nominees who hold shares of Aratana common stock in "street name" have the authority to vote in their discretion on "routine" proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominees are not allowed to exercise their voting discretion on matters that are "non-routine" without specific instructions on how to vote from the beneficial owner. None of the proposals, including the merger proposal, that will be voted on at the Aratana special meeting, is "routine." Therefore, brokers, banks and other nominees do not have discretionary authority to vote on any of the proposals.

  A broker non-vote would occur if (i) the holder of a share of Aratana common stock held by a broker, bank or other nominee is present, in person or represented by proxy, at the Aratana special meeting, (ii) the beneficial owner of that share has not instructed his, her or its broker, bank or other nominee on how to vote on a particular proposal and (iii) the broker, bank or other nominee does not have discretionary voting power on such proposal. Since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals that will be voted on at the Aratana special meeting, if a beneficial owner of shares of Aratana common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the Aratana special meeting. As a result, we do not expect there to be any broker non-votes at the Aratana special meeting.

Q:
What if I do not vote or abstain?

A:
For purposes of the Aratana special meeting, an abstention occurs when a stockholder who has not submitted a proxy attends the Aratana special meeting in person and does not vote, or a stockholder returns a proxy with an "abstain" vote.

  Because approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the merger proposal, if you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the merger proposal or you mark your proxy "abstain" with regard to the merger proposal, that will have the same effect as a vote "AGAINST" the merger proposal. Failure to vote, or voting "abstain," will have no effect on the outcome of the vote on the adjournment proposal or the non-binding, advisory merger-related compensation proposal.

Q:
What will happen if I return my proxy without indicating how to vote?

A:
If you sign and return your proxy without indicating how to vote on any particular proposal, the Aratana common stock represented by your proxy will be voted as recommended by the Aratana board with respect to that proposal. That means that a signed proxy that does not indicate how to vote will be voted "FOR" all three proposals.

Q:
What happens if I sell my shares of Aratana common stock after the record date but before the Aratana special meeting?

A:
The record date for the Aratana special meeting is earlier than the date of the Aratana special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Aratana common stock after the record date but before the date of the Aratana special meeting, you will retain your right to vote at the Aratana special meeting. However, you will not have the right to receive the merger consideration to be received by Aratana stockholders in the merger or exercise appraisal rights. In order to receive the merger consideration or exercise appraisal rights, you must hold your shares of Aratana common stock through completion of the merger.

Q:
What does it mean if I receive more than one proxy card or vote instruction card?

A:
Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with Aratana's transfer agent or with a brokerage firm, bank or other nominee. If voting by proxy by mail, you will need to sign and return all proxy cards or vote instruction cards to ensure that all of your shares of Aratana common stock are voted. Each proxy card or vote instruction card represents a distinct number of shares of Aratana common stock and it is the only means by which those particular shares of Aratana common stock may be voted by proxy.

Q:
May I change my vote after I have submitted a proxy?

A:
Yes.

  Registered Aratana stockholders may revoke their proxy and change their vote:

  •
  by submitting a duly executed proxy bearing a later date;

  •
  by granting a subsequent proxy through the Internet or telephone;

  •
  by giving written notice of revocation to the Secretary of Aratana prior to or at the Aratana special meeting; or

  •
  by voting in person at the Aratana special meeting.

  The most recent proxy card or telephone or Internet proxy is the one that is counted. Attendance at the Aratana special meeting by itself will not revoke a proxy unless an Aratana stockholder gives written notice of revocation to the Secretary before their proxy is voted or an Aratana stockholder votes in person at the Aratana special meeting.

Q:
Who will count the votes?

A:
A representative of Broadridge Financial Solutions, Inc., Aratana's inspector of election, will tabulate and certify the votes.

Q:
Do any of Aratana's directors or executive officers have interests in the merger that are in addition to or may differ from those of Aratana's stockholders?

A:
Yes. In considering whether to approve the proposals at the Aratana special meeting, Aratana stockholders should recognize that certain Aratana directors and executive officers have interests in the merger that differ from, or that are in addition to, your interests as Aratana stockholders. These interests include, among others, eligibility to receive accelerated vesting of equity awards, transaction bonuses and eligibility to receive certain severance benefits that result from the merger. These interests, among others, may influence the Aratana directors and executive officers to support or approve the merger proposal. See "The Merger—Interests of Aratana Directors and Officers in the Merger" beginning on page 89.

Q:
Will my rights as a stockholder of Aratana change as a result of the merger?

A:
Yes. Aratana stockholders will receive the merger consideration, including Elanco common stock and CVRs, if the merger is completed. Aratana stockholders will have different rights as a holder of Elanco common stock following the closing of the merger due to the differences between the governing documents of and governing law applicable to Elanco and Aratana. See "Comparison of Rights of Holders of Elanco Common Stock and Aratana Common Stock" beginning on page 241. See "The Contingent Value Rights Agreement" beginning on page 121 for a summary of the rights of holders of CVRs.

Q:
Where will my shares of Elanco common stock be traded?

A:
Shares of Elanco common stock currently trade on the NYSE under the symbol "ELAN". Elanco will apply to have the new shares of Elanco common stock issued as consideration in the merger listed on the NYSE prior to the effective time of the merger, subject to official notice of issuance.

Q:
What are the United States federal income tax consequences of the merger to me?

A:
Elanco and Aratana intend that, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The merger for this purpose includes the first merger and the second merger, if it occurs, as part of one integrated plan of reorganization for U.S. federal income tax purposes. The obligations of each of Elanco and Aratana to consummate the merger are conditioned upon the receipt by each of them of an opinion dated as of the closing of the merger, to the effect that that the merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Elanco will receive an opinion from its counsel, Bryan Cave Leighton Paisner LLP. Aratana will receive an opinion from its counsel, Latham & Watkins LLP. On the basis of such opinions, a U.S. Holder generally will not recognize any gain or loss upon the receipt of shares of Elanco common stock in the merger, other than gain recognized with respect to the receipt of cash in lieu of fractional shares and CVRs. For a more complete summary of the material U.S. federal income tax consequences of the merger to holders of Aratana common stock, see "Material U.S. Federal Income Tax Consequences" beginning on page 250.

  Stockholders should consult with their tax advisors with regard to the tax consequences of the merger to them in light of their own particular circumstances.

Q:
Are there any conditions to the closing of the merger that must be satisfied for the merger to be completed?

A:
Yes. In addition to the approval of the stockholders of Aratana described herein, there are a number of conditions that must be satisfied or waived for the merger to be completed. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 116.

Q:
When is the merger expected to close?

A:
Elanco and Aratana are working to close the merger as promptly as practicable and expect it to be completed in mid-year 2019 timeframe. In addition to obtaining the approval of Aratana stockholders, the merger is subject to certain other closing conditions, as discussed further in "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 116. The closing of the merger will take place no later than the second business day following the date on which the last of the closing conditions of the merger have been satisfied or waived.

Q:
Will fractional shares be issued?

A:
No. If the aggregate number of shares of Elanco common stock that you are otherwise entitled to receive as part of the merger consideration includes a fraction of a share of Elanco common stock, you will receive cash in an amount equal to and in lieu of the fractional share. See "The Merger Agreement—Merger Consideration" beginning on page 102.

Q:
Will Elanco shareholders receive any shares or cash in the merger?

A:
No. Elanco shareholders will continue to own the same number of shares of Elanco common stock that they owned before the effective time of the merger and will not receive any merger consideration, except to the extent they also own shares of Aratana common stock.

Q:
What happens if the merger is not completed?

A:
If the merger proposal is not approved by the holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the merger proposal, or if the merger is not completed for any other reason, holders of Aratana common stock would not receive any consideration from Elanco for their shares of Aratana common stock. Instead, Aratana would remain an independent public company, and Aratana common stock would continue to be registered under the Exchange Act and listed and traded on Nasdaq. If the merger agreement is terminated under specified conditions, including with respect to Aratana's termination of the merger agreement in connection with a superior proposal, as defined in the section titled "The Merger Agreement—No Solicitation" beginning on page 110, Aratana may be required to pay Elanco a termination fee of $7.0 million (the "termination fee"). Following payment of the termination fee, Aratana would not have any further liability to Elanco in respect of the merger agreement (other than liability for any willful breach or fraud). See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 119.

Q:
Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Aratana common stock?

A:
Yes. See "The Merger—Appraisal Rights" beginning on page 95.

Q:
When and where is the Aratana special meeting?

A:
The Aratana special meeting will be held on July 16, 2019, at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, Aratana's outside counsel, located at 12670 High Bluff Dr, San Diego,

  CA 92130. Subject to space availability, all Aratana stockholders as of the record date, or their duly appointed proxies, may attend the Aratana special meeting. Since seating is limited, admission to the Aratana special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Pacific Time on the day of the Aratana special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card as promptly as possible so that your shares of Aratana common stock will be represented and voted at the Aratana special meeting. Please refer to your vote instruction card forwarded by your broker or other nominee to see which voting options are available to you.

  The method by which you submit a proxy will in no way limit your right to vote at the Aratana special meeting if you later decide to attend the meeting in person. Your vote as an Aratana stockholder is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Aratana special meeting in person.

  However, if your shares of Aratana common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the Aratana special meeting.

Q:
Will a proxy solicitor be used?

A:
Yes. Aratana has engaged MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies for the Aratana special meeting and Aratana estimates that it will pay MacKenzie a fee of approximately $15,000. Aratana has also agreed to reimburse MacKenzie for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, Aratana's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Aratana's directors, officers or employees for such services.

Q:
Who should I contact if I have other questions about the merger agreement or the merger?

A:
If you have more questions about the merger agreement or the merger, you should contact Aratana's proxy solicitation agent, MacKenzie, toll-free at 1-800-322-2885, or via email at proxy@mackenziepartners.com. If your broker holds your shares, you should also call your broker for additional information.

PROXY STATEMENT/PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this proxy statement/prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information that is important to you. Elanco and Aratana urge you to read carefully this entire proxy statement/prospectus and the other documents to which it refers to understand fully the terms of the merger. You should pay special attention to "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Information About Elanco and Acquisition Sub

        Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, Elanco is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        On September 24, 2018, Elanco's initial public offering (the "IPO") was completed, pursuant to which Elanco issued and sold 19.8% of Elanco's total outstanding shares. On September 20, 2018, Elanco common stock began trading on the NYSE under the symbol "ELAN." On September 24, 2018, immediately preceding the completion of the IPO, Eli Lilly & Co. ("Lilly") transferred to Elanco substantially all of its animal health businesses in exchange for (i) all of the net proceeds ($1,659.7 million) Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds it received as a result of the exercise in full of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) Elanco received in a senior notes offering and (iii) all of the net proceeds (approximately $498.6 million) Elanco received from the entry into a term loan facility.

        On March 11, 2019, Lilly completed the disposition of its remaining interest in Elanco through a tax-free exchange offer pursuant to which it transferred its remaining holdings in Elanco to its shareholders in exchange for shares of Lilly common stock. This transaction is referred to in this proxy statement/prospectus as the "Split-Off." Following the Split-Off, Lilly no longer owns any shares in Elanco, and Elanco is an independent publicly trading company.

        In addition, immediately prior to the completion of the IPO, Elanco and Lilly entered into certain agreements that provide a framework for Elanco's ongoing relationship with Lilly, which agreements remain in effect following the completion of the Split-Off. For more information, see "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions of Elanco—Relationship between Elanco and Lilly" beginning on page 222.

        Elanco's vision is to enrich the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

  •
  Companion Animal Therapeutics ("CA Therapeutics").  Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

        Elanco was incorporated in Indiana on May 3, 2018. Elanco's principal executive offices are located at 2500 Innovation Way, Greenfield, Indiana 46140, and the telephone number is (877) 352-6261. The corporate website address is www.elanco.com. Elanco's website and the information contained on, or that can be accessed through the website, is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. You should not rely on any such information in making your decision whether to vote for the merger.

        Elanco Athens Inc. is a Delaware corporation formed on April 23, 2019. Elanco Athens Inc. is a wholly owned subsidiary of Elanco formed for purposes of the merger with Aratana.

Information About Aratana

        Aratana Therapeutics, Inc. is a pet therapeutics company focused on the development and commercialization of innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana's mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. Aratana works with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners.

        Aratana has completed several licensing transactions and acquisitions to build its pipeline. Aratana has three marketed therapeutics in the U.S., including Nocita® (bupivacaine liposome injectable suspension) as a local post-operative analgesia for cranial cruciate ligament surgery in dogs and as a peripheral nerve block to provide regional post-operative analgesia following onychectomy in cats; Entyce® (capromorelin oral solution) for appetite stimulation in dogs; and Galliprant (grapiprant tablets) for the control of pain and inflammation associated with osteoarthritis in dogs, which it co-promotes under an agreement with Elanco. Aratana's Canine Osteosarcoma Vaccine, Live Listeria Vector (AT-014) is conditionally licensed by the USDA Center for Veterinary Biologics ("CVB") and is available at approximately two dozen study sites across the United States.

        Aratana's pipeline has multiple therapeutic candidates in development for potential treatments of feline and canine conditions with recognizable needs. For example, in 2018 Aratana in-licensed exclusive, worldwide rights to a second-generation EP4 receptor antagonist. With the approval and initial commercial success of Galliprant, the EP4 receptor antagonist's mechanism of action has been validated as a treatment for pain and inflammation in canine osteoarthritis. Aratana believes the therapeutic candidate, AT-019, has potential in pain, inflammation and other indications in dogs and cats.

        Aratana was incorporated on December 1, 2010 under the laws of the State of Delaware. Aratana's principal executive offices are located at 11400 Tomahawk Creek Parkway, Suite 340, Leawood, Kansas 66211.

The Merger

Aratana Board Recommendation and Its Reasons for the Merger

        The Aratana board unanimously recommends that the Aratana stockholders vote "FOR" the merger proposal, "FOR" the adjournment proposal, and "FOR" the non-binding, advisory merger-related compensation proposal.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, and to make the foregoing recommendations, the Aratana board considered a number of factors. For a more complete discussion of these factors, see "The Merger—Aratana Board Recommendation and Its Reasons for the Merger" beginning on page 71.

Opinion of Aratana's Financial Advisor

        Aratana engaged Barclays Capital Inc. ("Barclays") to act as its financial advisor with respect to the merger. On April 25, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Aratana board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the Aratana stockholders in the merger (other than holders of cancelled shares and dissenting shares) is fair, from a financial point of view, to such stockholders. The full text of Barclays' written opinion, dated as of April 25, 2019, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached hereto as Appendix B and is incorporated herein by reference. Barclays provided its opinion, which was addressed to the Aratana board, for the information and assistance of the Aratana board in connection with its consideration of the merger agreement. Barclays' opinion is not a recommendation to any Aratana stockholder as to how such stockholder should vote with respect to the merger or any other matter.

        For a further discussion of Barclays' opinion, see "The Merger—Opinion of Aratana's Financial Advisor" beginning on page 76, which provides a summary of Barclays' opinion and the methodology that Barclays used to render its opinion that is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix B.

Interests of Aratana Directors and Officers in the Merger

        In considering the recommendation of the Aratana board with respect to the merger proposal, Aratana stockholders should be aware that members of the Aratana board and Aratana's executive officers have various interests in the merger that may be in addition to, or different from, the interests of Aratana stockholders generally. The members of the Aratana board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Aratana stockholders adopt the merger agreement. These interests include, but are not limited to:

  •
  accelerated vesting of equity awards;

  •
  additional cash transaction bonus awards for certain executive officers;

  •
  entitlement to severance benefits under preexisting severance arrangements; and

  •
  continued indemnification in favor of the current and former directors and officers of Aratana, as well as certain obligations related to maintenance of directors' and officers' liability insurance.

        For additional information on the interests of members of the Aratana board and Aratana's executive officers in the merger, see "The Merger—Interests of Aratana Directors and Officers in the Merger" beginning on page 89.

Regulatory Approvals

        Elanco and Aratana both agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the merger agreement.

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibited Elanco and Aratana from completing the merger until Elanco and Aratana furnished certain information and materials to the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and the required waiting period expired or was terminated. Elanco and Aratana each filed the required notification and report forms on May 10, 2019, and the 30-day waiting period expired on June 10, 2019.

De-Listing and Deregistration of Aratana Common Stock After the Merger

        Pursuant to the merger agreement, when the merger is completed, the Aratana common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be deregistered under the Exchange Act as promptly as practicable after the effective time of the merger.

Appraisal Rights

        Aratana stockholders will have the right to demand appraisal of their shares of Aratana common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (the "DGCL") related to appraisal rights is attached as Appendix C to this proxy statement/prospectus, and a summary of these provisions can be found under "The Merger—Appraisal Rights" beginning on page 95. Due to the complexity of the procedures for exercising the right to seek appraisal, Aratana stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with Section 262 may result in the loss of the right of appraisal.

Accounting Treatment of the Merger

        In accordance with accounting principles generally accepted in the United States, Elanco will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Elanco will record the acquisition based on the fair value of the consideration given, which is the market value (based on the closing price of Elanco common stock on the closing date of the merger) of its common stock issued in connection with the merger plus the fair value of contingent consideration. Elanco will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

The Merger Agreement

        On April 26, 2019, Elanco, Acquisition Sub and Aratana entered into the merger agreement attached as Appendix A to this proxy statement/prospectus. The Aratana board and the Elanco board have both unanimously approved the merger pursuant to the terms of the merger agreement. You are encouraged to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Structure of the Merger (page 101)

        Acquisition Sub will be merged with and into Aratana, the separate corporate existence of Acquisition Sub will cease and Aratana will continue as the surviving corporation of the merger and a wholly owned subsidiary of Elanco.

Merger Consideration (page 102)

        At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement, each share of Aratana common stock that is outstanding immediately prior to the effective time of the merger (excluding cancelled shares and any shares held by holders who have exercised their statutory dissenters' rights) will be automatically converted into the right to receive:

  •
  0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, plus the right to receive cash in lieu of any fractional shares of Elanco common stock; and

  •
  one CVR, which will represent the right to receive a contingent payment upon the achievement of the milestone in accordance with the terms and conditions of the CVR agreement.

  Treatment of Options and Restricted Stock Awards (page 102)

        Options.    Effective as of immediately prior to the effective time of the merger, the vesting of each outstanding Aratana option will be accelerated in full and each such option will be net exercised and immediately cancelled and terminated. Each holder of an Aratana option will be treated as holding the number of shares of Aratana common stock issuable upon exercise of the option in full multiplied by the net exercise ratio (which net exercise ratio is intended to result in Aratana withholding from the number of shares of Aratana common stock otherwise issuable upon exercise in full of the Aratana option a number of Aratana shares with a fair market value sufficient to satisfy any required exercise price and tax withholdings resulting from such exercise), and receive merger consideration with respect to such options in accordance with the merger consideration terms described above.

        Restricted Stock Awards.    Effective as of immediately prior to the effective time of the merger, the vesting of all outstanding unvested Aratana restricted stock awards will be accelerated in full and each such restricted stock award will be cancelled and terminated as of the effective time of the merger. Each holder of an Aratana restricted stock award will be entitled to receive merger consideration with respect to each share of Aratana common stock underlying each such Aratana restricted stock award in accordance with the merger consideration terms described above.

Conditions to Completion of the Merger (page 116)

        The obligations of each of the parties to consummate the merger are subject to the satisfaction (or waiver by each of Elanco and Aratana if permissible under applicable law) prior to the effective time of the merger, of certain conditions, including:

  •
  obtaining the required stockholder approval;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act, will have expired or been terminated;

  •
  the absence of any law or order of any governmental authority of competent jurisdiction that restrains, prohibits or otherwise makes illegal the consummation of the merger;

  •
  the Form S-4 having been declared effective and no stop order suspending the effectiveness of the Form S-4 in effect and no proceedings for such purpose pending before the SEC;

  •
  the continued accuracy of the parties' representations and warranties contained in the merger agreement, subject to certain specified materiality standards;

  •
  compliance with covenants contained in the merger agreement;

  •
  the absence of any material adverse effect with respect to Aratana as further described in "The Merger Agreement—Definition of 'Material Adverse Effect"' beginning on page 105 and "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 116;

  •
  the receipt by Elanco and Aratana of closing tax opinions from legal counsel to Elanco and Aratana; and

  •
  the shares of Elanco stock issuable to Aratana stockholders pursuant to the merger agreement having been approved for listing on the NYSE, subject to official notice of issuance.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed on the terms and conditions as provided in the merger agreement or at all.

No Solicitation (page 110)

        Aratana has agreed, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, that it will not, and will cause its subsidiaries not to, and will direct and use its reasonable best efforts to cause its representatives and its subsidiaries' representatives not to, solicit, participate in negotiations with respect to or approve or recommend any third-party acquisition proposal (as defined in "The Merger Agreement—No Solicitation" beginning on page 110).

        However, if prior to the time that the required stockholder approval is obtained, Aratana receives a written acquisition proposal that its board believes in good faith to be bona fide, the acquisition proposal was unsolicited and did not result from a material breach of the merger agreement non-solicitation restrictions, and the Aratana board determines in good faith (after consultation with outside counsel and its financial advisor) that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined in "The Merger Agreement—No Solicitation" beginning on page 110), Aratana may enter into an acceptable confidentiality agreement with the person making the acquisition proposal, furnish information or data with respect to Aratana and its subsidiaries to the proposing party and participate in discussions, inquiries or negotiations with respect to such acquisition proposal.

Termination of the Merger Agreement (page 118)

        The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

  •
  by mutual written agreement of Elanco and Aratana;

  •
  by either Elanco or Aratana if the merger has not been consummated on or before October 31, 2019 (except that the termination date may be automatically extended to December 31, 2019 if the merger has not yet been consummated by October 31, 2019, but all of the closing conditions, other than the antitrust approval, have been satisfied or waived, or are capable of being satisfied at such earlier date);

  •
  by either Elanco or Aratana if any governmental authority restrains, prohibits or otherwise makes illegal the consummation of the merger;

  •
  by either Elanco or Aratana if the required approval of Aratana stockholders is not obtained upon a vote taken at a duly convened meeting or at any adjournment or postponement thereof;

  •
  by Aratana if either Elanco and/or Acquisition Sub breaches or otherwise violates any of their respective representations or covenants that would cause the failure of any of the related closing condition to be satisfied;

  •
  by Aratana in order to accept a superior proposal, if Aratana has substantially concurrently with such termination entered into a definitive agreement with respect to such superior proposal, otherwise complied in all material respects with the provisions of the merger agreement related to superior proposals and paid the termination fee described below;

  •
  by Elanco if Aratana breaches or otherwise violates any of its representations or covenants that would cause the failure of any of the related closing condition to be satisfied; and

  •
  by Elanco if the Aratana board or any committee effects or resolves to effect an adverse recommendation change.

Expenses and Termination Fee (page 119)

        Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses whether or not the merger is consummated. See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 119.

        The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Aratana may be required to pay Elanco a termination fee of $7.0 million. See "The Merger Agreement—Fees and Expenses; Termination Fee" beginning on page 119.

The Contingent Value Rights Agreement

        At or prior to the closing of the merger, Elanco, a rights agent mutually agreeable to Elanco and Aratana and a holders' representative to be designated by Aratana will enter into the CVR agreement. Pursuant to the CVR agreement, and as provided in the merger agreement, each share of Aratana common stock that is outstanding immediately prior to the effective time of the merger (excluding shares owned by Elanco, Acquisition Sub or Aratana, or by their respective direct or indirect wholly owned subsidiaries, which shares will automatically be cancelled and extinguished without consideration being paid therefor, and any shares where the holder exercises their appraisal rights) will be automatically converted into the right to receive one CVR. Each CVR represents the non-transferable contractual right to receive a cash payment from Elanco if the milestone is achieved. See "The Contingent Value Rights Agreement" beginning on page 121.

The Aratana Special Meeting

        At the Aratana special meeting, Aratana stockholders will be asked to consider and vote on:

  •
  the merger proposal;

  •
  the adjournment proposal; and

  •
  the non-binding, advisory merger-related compensation proposal.

        Approval of the merger proposal is required for completion of the merger.

        The affirmative vote of holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the merger proposal is required to approve the merger proposal.

        The affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon is required to approve the adjournment proposal and the non-binding, advisory merger-related compensation proposal.

        The Aratana board unanimously recommends that Aratana stockholders vote "FOR" each of the proposals set forth above, as more fully described in "The Aratana Special Meeting" beginning on page 126.

Voting by Aratana Directors and Executive Officers (page 129)

        On the record date, directors of the Aratana board and Aratana's executive officers and their affiliates owned and were entitled to vote 2,001,639 shares of Aratana common stock, or approximately 4.1% of the total voting power of the shares of Aratana common stock outstanding on that date.

Risk Factors (page 26)

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented herein. In particular, you should consider the factors described under "Risk Factors" beginning on page 26.

Selected Historical and Pro Forma Financial Data of Elanco

        Elanco reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). The summary historical condensed consolidated and combined statements of operations data for the three months ended March 31, 2019 and 2018 and the summary historical condensed consolidated balance sheet data as of March 31, 2019 presented below have been derived from Elanco's unaudited condensed consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated and combined statements of operations data for the years ended December 31, 2018, 2017 and 2016 and the consolidated and combined balance sheet data as of December 31, 2018 and 2017 presented below have been derived from Elanco's audited consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. The selected historical combined statement of operations data for the year ended December 31, 2015 and the combined balance sheet data as of December 31, 2016 presented below have been derived from Elanco's audited combined financial information not included elsewhere in this proxy statement/prospectus. The selected historical combined statement of operations data for the year ended December 31, 2014 and the combined balance sheet data as of December 31, 2015 and 2014 presented below have been derived from Elanco's unaudited combined financial information not included elsewhere in this proxy statement/prospectus.

        Elanco's combined financial statements for the periods prior to the IPO include the attribution of certain assets and liabilities that have historically been held at the Lilly corporate level but which are specifically identifiable or attributable to Elanco. Elanco's combined financial statements for the period prior to the IPO also include expense allocations related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to Elanco based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. Elanco believes that this expense methodology, and the results thereof, is reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred if Elanco had operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what Elanco's standalone costs would have been for the historical periods presented.

        This proxy statement/prospectus is not required to include pro forma financial statements with adjustments to Elanco's financial information based on the transactions related to the merger. However, this proxy statement/prospectus includes Elanco's unaudited pro forma condensed consolidated and combined statement of operations for the year ended December 31, 2018 due to certain transactions that occurred during 2018. The selected unaudited pro forma condensed consolidated and combined statement of operations data for the year ended December 31, 2018 presented below have been derived from Elanco's unaudited pro forma condensed consolidated and combined statement of operations included elsewhere in this proxy statement/prospectus. The unaudited pro forma information set forth below reflects Elanco's historical consolidated and combined statement of operations, as adjusted to give effect to the Debt Transactions (as defined below) as if they had occurred as of January 1, 2018. The unaudited pro forma information is illustrative and not intended to represent what Elanco's results of operations or financial position would have been had the Debt Transactions occurred on the date indicated or to project Elanco's results of operations or financial position for any future period. For an understanding of the pro forma statement of operations that give pro forma effect to the Debt Transactions, see "Information About Elanco and Acquisition Sub—Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations of Elanco" beginning on page 163.

        The financial statements included in this proxy statement/prospectus may not be indicative of Elanco's future performance and do not necessarily reflect what Elanco's financial position and results of operations would have been had Elanco operated as an independent, publicly traded company for the entirety of the periods presented, including changes that occurred and will occur in Elanco's operations and capital structure as a result of the IPO and the separation of Elanco's business from that of Lilly (the "separation").

        The unaudited pro forma condensed consolidated and combined statement of operations gives effect to the following transactions (each, a "Debt Transaction" and collectively, the "Debt Transactions") as if they each had occurred on January 1, 2018:

  •
  the impact of the entry into the credit facilities and the senior notes offering in connection with the Split-Off and the use of the proceeds therefrom.

        Due to local regulatory and operational requirements, in certain non-U.S. jurisdictions, the transfer of certain assets and liabilities of Lilly's animal health businesses will occur following the date of this proxy statement/prospectus. Elanco has not adjusted the accompanying unaudited pro forma condensed consolidated and combined statement of operations for the potential impact of such delayed transfers because any impact of these transfers is not material to its unaudited pro forma condensed consolidated and combined statement of operations, individually or in the aggregate.

        You should read the information set forth below together with "Information About Elanco and Acquisition Sub—Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations of Elanco" beginning on page 163, "Information About Elanco and Acquisition Sub—Management's Discussion and Analysis of Financial Condition and Results of Operations of Elanco" beginning on page 166, and Elanco's consolidated and combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,			Year Ended December 31,
	Historical			Historical
			Pro Forma 2018
	2019	2018		2018	2017	2016	2015	2014
	(In millions, except per share data)
Statement of Operations Data:
Revenue	$731.1	$736.2	$3,066.8	$3,066.8	$2,889.0	$2,913.5	$2,909.1	$2,066.0

Costs, expenses and other:
Cost of sales	343.8	360.0	1,573.8	1,573.8	1,493.9	1,409.0	1,533.7	932.6
Research and development	64.1	65.2	246.6	246.6	251.7	265.8	291.0	208.5
Marketing, selling and administrative	181.1	180.0	735.2	735.2	779.8	784.8	916.0	561.2
Amortization of intangible assets	49.0	49.2	197.4	197.4	221.2	170.7	163.0	57.6
Asset impairment, restructuring and other special charges	24.9	2.4	128.8	128.8	375.1	308.4	263.3	38.8
Interest expense, net of capitalized interest	20.8	—	110.7	29.6	—	—	—	—
Other (income) expense, net	2.6	1.9	41.3	41.3	(0.1)	(2.8)	1.6	1.4

Income (loss) before income taxes	44.8	77.5	33.0	114.1	(232.6)	(22.4)	(259.5)	265.9
Income tax expense (benefit)	13.3	4.8	8.1	27.6	78.1	25.5	(48.7)	101.0

Net income (loss)	$31.5	$72.7	$24.9	$86.5	$(310.7)	$(47.9)	$(210.8)	$164.9

Net income (loss) as a percent of revenue	4%	10%	1%	3%	(11)%	(2)%	(7)%	8%
Net income (loss) per share—basic and diluted	$0.09	$0.25	$0.08	$0.28	$(1.06)	$(0.16)	$(0.72)	$0.56
Weighted average shares outstanding—basic(1)	365.7	293.3	313.7	313.7	293.3	293.3	293.3	293.3
Weighted average shares outstanding—diluted(1)	366.0	293.3	313.7	313.7	293.3	293.3	293.3	293.3

		As of December 31,
	As of March 31,
			Historical
	2019	2018	2017	2016	2015	2014
	(In millions, except per share data)
Balance Sheet Data:
Total assets	$8,747.4	$8,956.7	$8,940.3	$8,099.7	$8,433.6	$2,980.6
Total liabilities	708.2	3,759.2	1,160.0	1,082.3	1,004.1	551.5
Long-term debt	2,436.6	2,443.3	—	—	—	—
Total equity	5,196.2	5,197.5	7,780.3	7,017.4	7,429.5	2,429.1
Cash dividends declared per common share	—	—	—	—	—	—
Book value per common share(2)	$14.21	$14.22	—	—	—	—

(1)
The weighted average shares for the periods prior to the IPO represents shares of Elanco common stock held by Lilly as if such shares had been outstanding for the entire period.

(2)
Represents Elanco shareholders' equity divided by the actual number of outstanding shares.

Selected Historical Financial Data of Aratana

        The following table sets forth selected consolidated financial and operating information about Aratana for the three months ended March 31, 2019 and March 31, 2018, as of March 31, 2019, and as of or for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The information presented below is based upon Aratana's historical financial statements.

        The selected historical consolidated financial data of Aratana for each of the fiscal years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from Aratana's audited consolidated financial statements contained in Aratana's Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Aratana for the three months ended March 31, 2019 and 2018 and as of March 31, 2019 are derived from Aratana's unaudited consolidated financial statements contained in Aratana's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated by reference into this proxy statement/prospectus.

        The selected historical consolidated financial data of Aratana for each of the fiscal years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from Aratana's audited consolidated financial statements as of or for the fiscal years ended on those dates, which have not been incorporated by reference into this proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Aratana, and you should read the following information together with (i) Aratana's audited consolidated financial statements and the related notes, and the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Aratana's Annual Report on Form 10-K for the year ended December 31, 2018 and (ii) Aratana's unaudited interim consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Aratana's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. For more information, see "Where You Can Find More Information" beginning on page 259.

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
			(Dollars in thousands, except per share data)
Revenues	$7,360	$4,043	$35,412	$25,573	$38,551	$678	$767

Costs and expenses:
Cost of product sales	$1,519	$536	$6,783	$16,387	$3,139	$365	$333
Royalty expense	1,692	806	3,865	1,821	106	84	72
Research and development	1,775	2,205	6,855	15,126	30,462	24,964	19,985
Selling, general and administrative	9,193	7,699	28,780	28,897	27,342	19,819	17,938
Amortization of intangible assets	143	130	517	350	379	1,544	1,891
Impairment of intangible assets	—	—	—	7,448	7,942	43,398	—
In-process research and development	—	500	500	—	—	—	2,157

Total costs and expenses	$14,322	$11,876	$47,300	$70,029	$69,370	$90,174	$42,376

Loss from operations	$(6,962)	$(7,833)	$(11,888)	$(44,456)	$(30,819)	$(89,496)	$(41,609)
Other income (expense):
Interest income	$174	$141	$666	$449	$385	$189	$123
Interest expense	—	(853)	(3,391)	(3,481)	(3,396)	(1,585)	(1,060)
Other income (expense), net	1	(3)	(109)	(22)	255	5,140	2,287

Total other income (expense)	$175	$(715)	$(2,834)	$(3,054)	$(2,756)	$3,744	$1,350

Loss before income taxes	(6,787)	(8,548)	$(14,722)	$(47,510)	$(33,575)	$(85,752)	$(40,259)
Income tax benefit	—	—	—	—	—	1,698	1,443

Net loss	$(6,787)	$(8,548)	$(14,722)	$(47,510)	$(33,575)	$(84,054)	$(38,816)

Net loss per share, basic and diluted	$(0.14)	$(0.19)	$(0.32)	$(1.17)	$(0.95)	$(2.45)	$(1.30)
Weighted average shares outstanding, basic and diluted	48,277,129	44,788,068	46,606,855	40,494,301	35,273,228	34,355,525	29,767,429

		As of December 31,
	As of March 31, 2019
		2018	2017	2016	2015	2014
		(Dollars in thousands, except per share data)
Consolidated Balance Sheet Data:
Total assets	$104,712	$106,436	$135,192	$151,406	$147,066	$207,903
Total liabilities	8,494	5,614	55,058	61,003	45,516	26,071
Total long-term debt, net of current position	—	—	19,492	25,775	39,710	14,963
Total equity	96,218	100,822	80,134	90,403	101,550	181,832

Unaudited Comparative Historical and Pro Forma Per Share Data

        The following table sets forth, for the year ended December 31, 2018 and for the three months ended March 31, 2019, selected per share information for Elanco common stock on a historical and pro forma combined basis and for Aratana common stock on a historical and pro forma equivalent basis. The pro forma information provided in the table below is for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be realized upon the completion of the merger. The pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained. Such changes could be materially different than the initial estimates. You should read the data provided below with the historical consolidated financial statements and related notes of Elanco included in this proxy statement/prospectus and Aratana incorporated by reference herein. For further information, please see "Where You Can Find More Information" beginning on page 259.

	As of and for the Three Months Ended March 31, 2019	As of and for the Year Ended December 31, 2018
Elanco historical data:
Net income per basic share	$0.09	$0.28
Net income per diluted share	$0.09	$0.28
Book value per share(1)	$14.21	$14.22
Aratana historical data:
Net loss per basic share	$(0.14)	$(0.32)
Net loss per diluted share	$(0.14)	$(0.32)
Book value per share(1)	$1.99	$2.10
Pro forma combined data:
Net income per basic share	$0.07	$0.26
Net income per diluted share	$0.07	$0.26
Book value per share(1)(3)	$14.56	N/A
Pro forma combined equivalent data:(2)
Net income per basic share	$0.01	$0.04
Net income per diluted share	$0.01	$0.04
Book value per share(1)(3)	$2.16	N/A

(1)
Amounts calculated by dividing the applicable total shareholders' equity by the applicable shares of common stock outstanding.

(2)
Amounts calculated by multiplying each pro forma combined per share amount by the exchange ratio.

(3)
Pro forma combined book value per share as of December 31, 2018 is not applicable as the estimated pro forma adjustments were calculated as of March 31, 2019.

Comparative Market Value of Common Stock and Dividend Information

        Shares of Elanco common stock are listed for trading on the NYSE under the symbol "ELAN". Shares of Aratana common stock are listed for trading on Nasdaq under "PETX". The following tables set forth the high and low sales price of Elanco common stock and Aratana common stock as reported by the NYSE and Nasdaq, respectively. Neither company has declared any dividends.

	Elanco Common Stock		Aratana Common Stock
	High	Low	High	Low
Calendar quarters:
2017
First quarter	$—	$—	$8.63	$4.97
Second quarter	$—	$—	$7.45	$5.02
Third quarter	$—	$—	$7.67	$5.18
Fourth quarter	$—	$—	$7.28	$4.85
2018
First quarter	$—	$—	$5.40	$3.67
Second quarter	$—	$—	$5.60	$4.05
Third quarter(1)	$37.61	$32.05	$6.25	$4.04
Fourth quarter	$35.48	$28.85	$7.16	$5.08
2019
First quarter	$33.38	$28.00	$6.77	$3.30
April 1, 2019 to June 14, 2019	$33.85	$30.60	$5.04	$3.35

(1)
Elanco common stock commenced trading on Nasdaq on September 20, 2018. Accordingly, the reported high and low sales prices of Elanco common stock for the third quarter of 2018 reflect the period from September 20, 2018 to September 31, 2018.

        On April 25, 2019, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Elanco common stock on the NYSE was $32.39 and the closing sale price per share of Aratana common stock on Nasdaq was $3.43.

        Because the exchange ratio will not be adjusted for changes in the market price of either Elanco common stock or Aratana common stock, the market value of the shares of Elanco common stock that holders of Aratana common stock will have the right to receive on the effective date of the merger may vary significantly from the market value of the shares of Elanco common stock that holders of Aratana common stock would receive if the merger were completed on the date of this proxy statement/prospectus. As a result, you should obtain recent market prices of Elanco common stock and Aratana common stock prior to voting your shares. See "Risk Factors—Risks Related to the Merger" beginning on page 26.

RISK FACTORS

        In addition to the other information included in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 59 and the risk factors contained in Aratana's Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors when evaluating whether to vote your shares to adopt the merger agreement and thereby to approve the transactions contemplated by the merger agreement, including the merger. This summary of risks is not exhaustive. New risks may emerge from time to time and it is not possible to predict all risk factors, nor can Elanco and Aratana assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements. Please also see "Where You Can Find More Information" beginning on page 259.

Risks Related to the Merger

The number of shares of Elanco common stock that Aratana stockholders will receive as merger consideration is based on a fixed exchange ratio and will not be adjusted in the event of any change in the price of either Elanco common stock or Aratana common stock. Because the market price of Elanco common stock will fluctuate, Aratana stockholders cannot be certain of the value of the merger consideration that they will receive in the merger.

        At the effective time of the merger, each share of Aratana common stock (other than shares held by Elanco, Aratana or their respective direct or indirect wholly owned subsidiaries) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive (i) 0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, plus the right to receive cash in lieu of any fractional shares of Elanco common stock, and (ii) one CVR representing the right to receive $0.25 in cash if the milestone is achieved. See "The Merger Agreement—Merger Consideration" beginning on page 102. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Elanco common stock or Aratana common stock. Changes in the market price of Elanco common stock prior to the merger will affect the market value of the stock portion of the merger consideration that Aratana stockholders will receive upon the closing of the merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Elanco and Aratana), including the following:

  •
  market reaction to the announcement of the merger and Elanco's prospects following the effective time of the merger;

  •
  changes in the respective businesses, operations, assets, liabilities, financial positions and prospects of Elanco and Aratana or in market assessments thereof;

  •
  changes in the operating performance of Elanco, Aratana or similar companies;

  •
  changes in market valuations of similar companies;

  •
  market assessments of the likelihood that the merger will be completed;

  •
  interest rates, general market and economic conditions;

  •
  federal, state and local legislation, governmental regulation and legal developments relevant to the businesses that Elanco and Aratana operate;

  •
  dissident stockholder activity, including any litigation challenging the merger;

  •
  changes that affect Elanco's and Aratana's industry, the U.S. or global economy, or capital, financial or securities markets generally; and

  •
  other factors beyond the control of either Elanco or Aratana, including those described or referred to elsewhere in this "Risk Factors" section.

        The market price of Elanco common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Aratana special meeting. As a result, the market value of the merger consideration represented by the exchange ratio will fluctuate until the closing of the merger. Because the merger will be completed after the date of the Aratana special meeting, at the time of the Aratana special meeting, you will not know the exact market value of the shares of Elanco common stock that Aratana stockholders will receive upon completion of the merger. You should consider that if the market price of Elanco common stock declines between the date the merger agreement was signed or the date of the Aratana special meeting and the closing of the merger, including for any of the reasons described above, Aratana stockholders will receive shares of Elanco common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Aratana special meeting, respectively.

The consummation of the merger is subject to a number of conditions, many of which are largely outside of the parties' control, and, if these conditions are not satisfied or waived on a timely basis, the merger agreement may be terminated and the merger may not be completed.

        The merger is subject to certain customary closing conditions, including: (i) requisite approval of the holders of Aratana common stock; (ii) the expiration or earlier termination of any applicable waiting period under the HSR Act; (iii) the absence of any law or order prohibiting the merger; and (iv) effectiveness of the registration statement on Form S-4 used to register the Elanco common stock to be issued in the merger, of which this proxy statement/prospectus is a part. In addition, each of Elanco's and Aratana's obligations to complete the merger is subject to certain other conditions, such as (a) the accuracy of the representations and warranties of the other party, subject to the standards set forth in the merger agreement, (b) compliance by the other party with its covenants in all material respects; (c) the absence of a material adverse effect on Aratana; (d) delivery of customary opinions from counsel to Elanco and counsel to Aratana that the merger will qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and (e) approval to list the stock portion of the merger consideration on the New York Stock Exchange. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 116. The failure to satisfy all of the required conditions could delay the completion of the merger by a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the parties to not realize some or all of the benefits that are expected to be achieved if the merger is successfully completed within the expected timeframe. There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be completed.

Failure to complete the merger could adversely affect the stock price and future business and financial results of Aratana.

        There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. If the merger is not completed, the ongoing business of

Aratana could be adversely affected and Aratana will be subject to a variety of risks and possible consequences associated with the failure to complete the merger, including the following:

  •
  upon termination of the merger agreement under specified circumstances, Aratana may be required to pay Elanco a termination fee of $7.0 million;

  •
  Aratana will incur certain transaction costs, including legal, accounting, financial advisor, filing, printing and mailing fees, regardless of whether the merger closes;

  •
  under the merger agreement, Aratana is subject to certain restrictions on the conduct of its business prior to the closing of the merger, which may adversely affect its ability to execute certain of its business strategies;

  •
  Aratana may lose key employees during the period in which Aratana and Elanco are pursuing the merger, which may adversely affect Aratana in the future if it is not able to hire and retain qualified personnel to replace departing employees; and

  •
  the proposed merger, whether or not it closes, will divert the attention of certain management and other key employees of Aratana from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Aratana as an independent company.

        If the merger is not completed, these risks could materially affect the business and financial results of Aratana and its stock price, including to the extent that the current market price of Aratana common stock is positively affected by a market assumption that the merger will be completed.

While the merger is pending, Elanco and Aratana will be subject to business uncertainties and certain contractual restrictions that could adversely affect the business and operations of Elanco and Aratana.

        In connection with the pending merger, some tenants, operators, borrowers, managers, vendors or other third parties of each of Elanco and Aratana may react unfavorably, delay or defer decisions concerning their business relationships or transactions with Elanco or Aratana, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Elanco and Aratana, regardless of whether the merger is completed. In addition, due to certain restrictions in the merger agreement on the conduct of business prior to completing the merger, each of Elanco and Aratana may be unable (without the other party's prior written consent), during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial and may cause Elanco and Aratana to forego certain opportunities each might otherwise pursue. In addition, the pendency of the merger may make it more difficult for Aratana to effectively retain and incentivize key personnel and may cause distractions from Aratana's strategy and day-to-day operations for its current employees and management.

Elanco and Aratana will incur substantial transaction fees and merger-related costs in connection with the merger.

        Elanco and Aratana expect to incur non-recurring transaction fees, which include legal and advisory fees and substantial merger-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Elanco and Aratana. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and merger-related costs in the near term, or at all.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Aratana.

        The merger agreement provides that Aratana shall not, and shall refrain from authorizing, directing or permitting its representatives to, solicit, participate in negotiations with respect to or approve or recommend any third-party acquisition proposal (as such term is defined in the merger agreement—see "The Merger Agreement—No Solicitation" beginning on page 110) for an alternative transaction, subject to certain exceptions set forth in the merger agreement relating to the receipt of certain unsolicited offers. The merger agreement requires Aratana to pay Elanco a termination fee equal to $7.0 million, under specified circumstances, including termination of the merger agreement by Elanco as a result of an adverse change in the recommendation of the Aratana board in order to enter into a superior proposal (as such term is defined in the merger agreement—see "The Merger Agreement—No Solicitation" beginning on page 110) with a third party. The termination fees and restrictions could discourage other companies from trying to acquire Aratana even though those other companies might be willing to offer greater value to Aratana stockholders than Elanco has offered in the merger.

Aratana stockholders will have a substantially smaller ownership and voting interest in Elanco upon completion of the merger, compared to their ownership and voting interest in Aratana prior to the merger.

        Upon completion of the merger, each Aratana stockholder at the effective time of the merger will become an Elanco shareholder with a percentage ownership of Elanco that is substantially smaller than the stockholder's current percentage ownership of Aratana. Upon completion of the merger, based on the number of shares of Elanco common stock and Aratana common stock outstanding on June 13, 2019, it is estimated that continuing Elanco shareholders will own approximately 98% of the issued and outstanding common stock of Elanco, and former Aratana stockholders will own approximately 2% of the issued and outstanding common stock of Elanco. Accordingly, the former Aratana stockholders will exercise significantly less influence over Elanco after the merger relative to their influence over Aratana prior to the merger, and thus will have a less significant impact on the approval or rejection of future Elanco proposals submitted to an Elanco shareholder vote.

Litigation against Aratana, Elanco, or the members of their respective boards, could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

        It is a condition to the merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. It is possible that Elanco shareholders or Aratana stockholders may file lawsuits challenging the merger or the other transactions contemplated by the merger agreement, which may name Elanco, members of the Elanco board, Aratana and/or members of the Aratana board as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the consummation of the merger in the expected timeframe, or may prevent the merger from being consummated at all. Whether or not any plaintiff's claim is successful, this type of litigation can result in significant costs and divert management's attention and resources from the closing of the merger and ongoing business activities, which could adversely affect the operation of Elanco's and Aratana's businesses.

Directors and executive officers of Aratana may have interests in the merger that are different from, or in addition to, the interests of other Aratana stockholders.

        Directors and executive officers of Aratana may have interests in the merger that are different from, or in addition to, the interests of other Aratana stockholders generally. These interests may include, among others: severance payments under their employment agreements if their employment is terminated in a qualifying termination following the closing of the merger; the unvested equity awards of Aratana common stock held by Aratana's directors and executive officers will vest immediately prior to the effective time of the merger, be net exercised and entitle such directors and executive officers to shares of Aratana common stock and the merger consideration; and rights to ongoing indemnification and insurance coverage by Elanco as the surviving company for acts or omissions occurring prior to the merger. The Aratana board was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the merger agreement, approve the merger, and recommend the approval of the merger agreement to Aratana stockholders. These interests, among other factors, may have influenced the directors and executive officers of Aratana to support or approve the merger. See "The Merger—Interests of Aratana Directors and Officers in the Merger" beginning on page 89.

Aratana stockholders may not receive any payments under the CVRs, which makes it difficult to value the CVRs.

        Under the merger agreement, holders of Aratana common stock have the right to receive one CVR for each share of Aratana common stock held by such person. Each CVR will entitle its holder to receive $0.25 in cash if Aratana, Elanco and their respective affiliates achieve cumulative net sales of an animal health product that contains capromorelin as an active pharmaceutical ingredient equal to or exceeding (a) $25.0 million during the period beginning on July 1, 2019 and ending on December 31, 2020, or (b) $50.0 million during the period beginning on July 1, 2019 and ending on December 31, 2021. Therefore, Aratana stockholders' right to receive any future payment with respect to the CVRs will be contingent upon whether the milestone is achieved. If the milestone is not achieved, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value at all.

The CVRs are nontransferable.

        The CVRs are nontransferable, meaning that they may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than in certain limited circumstances. The CVRs will not be registered as securities and they will not be listed or traded on any stock exchange in the United States or elsewhere. Therefore, the CVRs are not liquid and Aratana stockholders will not be permitted to sell or transfer them, except for in certain limited circumstances.

Elanco is required to use "diligent efforts" to achieve the milestone, which allows for consideration of a variety of factors to determine the efforts Elanco is required to take; accordingly, under certain circumstances, Elanco may not be required to take certain actions to achieve the milestone, which would have an adverse effect on the value, if any, of the CVRs.

        Elanco has agreed to use "diligent efforts," as defined in the CVR agreement, to achieve the milestone. Under the CVR agreement, the definition of "diligent efforts" requires Elanco to use efforts that are consistent with commercially reasonable practices normally and typically devoted by a company, in the exercise of its commercially reasonable discretion, within the pet therapeutics industry of comparable size and resources to Aratana, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product or product candidate, as applicable, at a similar stage in its development or product life as the applicable product. The CVR agreement allows for the consideration of a variety of factors in determining such effort, including without limitation:

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  issues of safety and efficacy;

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  market potential;

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  anticipated pricing and reimbursement rates;

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  costs;

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  expected profitability (including development costs, intellectual property defense costs, distribution and logistics and associated costs, but excluding any payment owed to CVR holders);

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  labeling;

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  pricing reimbursement;

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  methods of distribution;

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  the competitiveness of alternative products in the marketplace (other than products developed or commercialized by Elanco) or under development;

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  market exclusivity (including the patent, regulatory and other proprietary position of the relevant product);

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  the applicable regulatory environment; and

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  relevant commercial, financial, technical, legal, scientific and/or medical factors.

        As a result, factors and events may come to pass that result in Elanco permissibly devoting less effort to the achievement of the milestone than Aratana would have devoted had Aratana remained a stand-alone company.

The U.S. federal income tax treatment of the CVRs is uncertain.

        There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For a more detailed summary of the material U.S. federal income tax consequences of the merger, see "Material U.S. Federal Income Tax Consequences" beginning on page 250.

The fairness opinion obtained from the financial advisor to the Aratana board will not reflect subsequent developments between the signing of the merger agreement and the closing of the merger.

        In connection with the proposed merger, the Aratana board received an opinion on April 25, 2019 from Barclays Capital Inc. as to the fairness, from a financial point of view and as of such date, of the merger consideration (as defined in the opinion) to be paid to the holders (other than holders of cancelled or dissenting shares) of Aratana common stock, which opinion was based on and subject to various assumptions, procedures, considerations, limitations and qualifications, more fully described in the section titled "The Merger—Opinion of Aratana's Financial Advisor" beginning on page 76. The opinion does not reflect developments that may occur or may have occurred after the date of the opinion, including changes in the market prices of Elanco common stock and Aratana common stock, changes to the operations and prospects of Elanco or Aratana, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of Elanco or Aratana.

If the merger is not consummated by October 31, 2019 (or, under certain circumstances, December 31, 2019), either Aratana or Elanco may terminate the merger agreement.

        Either Aratana or Elanco may terminate the merger agreement if the merger has not been consummated by October 31, 2019, subject to automatic extension to December 31, 2019, if, as of October 31, 2019, all of the closing conditions have been satisfied other than the expiration or earlier termination of any applicable waiting period under the HSR Act. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the principal cause of, or directly resulted in, the failure to consummate the merger on time. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 118. In the event the merger agreement is terminated by either party due to the failure of the merger to close by October 31, 2019 (or, under certain circumstances, December 31, 2019), Aratana will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities and ongoing business activities without realizing the anticipated benefits of the merger.

Following the merger, Elanco may be unable to integrate the Aratana business successfully or realize the anticipated synergies and related benefits of the merger.

        Elanco and Aratana entered into the merger agreement with the expectation that the merger will result in various benefits and synergies. However, the merger involves the combination of two companies that currently operate as independent public companies. After the closing of the merger, Elanco will be required to devote significant management attention and resources to integrating the portfolio and operations of Aratana. Potential difficulties that Elanco may encounter in the integration process include the following:

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  the inability to combine the businesses of Elanco and Aratana in a manner that permits Elanco to achieve the cost savings or other synergies anticipated as a result of the merger or to achieve such cost savings or other anticipated synergies in a timely manner, which could result in Elanco not realizing some anticipated benefits of the merger in the time frame currently anticipated, or at all;

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  the inability to realize the anticipated value from various Aratana assets;

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  potential unknown liabilities and unforeseen increased expenses, delays or unfavorable conditions in connection with the closing of the merger and the subsequent integration; and

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  performance shortfalls at one or both of the companies as a result of the diversion of management's attention from ongoing business activities as a result of completing the merger and integrating the companies' operations.

        It is possible that the integration process could result in the distraction of Elanco's management, the loss of key employees, the disruption of Elanco's ongoing business or inconsistencies in Elanco's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of Elanco to maintain relationships with third parties and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of Elanco.

The market price of Elanco common stock may decline as a result of the completion of the merger.

        The market price of Elanco common stock may decline as a result of the completion of the merger for a number of reasons, including if Elanco does not achieve the perceived benefits of the merger as rapidly or to the degree anticipated by financial and industry analysts, or if the effect of the merger on Elanco's financial results is not consistent with the expectations of financial and industry analysts. In addition, if the merger is consummated, Elanco shareholders, including the former Aratana stockholders, will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current shareholders of Elanco and former stockholders of Aratana may not wish to continue to invest in Elanco, or for other reasons may wish to dispose of some or all of their shares of Elanco common stock. If, following the consummation of the merger, there is selling pressure on Elanco common stock that exceeds demand at the market price, the price of Elanco common stock could decline.

Shares of Elanco common stock to be received by Aratana stockholders in the merger will have rights different from the shares of Aratana common stock.

        After the effective time of the merger, Aratana stockholders who receive shares of Elanco common stock in connection with the merger will no longer be stockholders of Aratana, a Delaware corporation, but instead will hold shares of Elanco, an Indiana corporation, which is governed by Indiana law and the terms of its articles of incorporation and bylaws. As shareholders of Elanco, former Aratana stockholders will have different rights than they currently have and those rights may be, or may be perceived to be, less favorable than their current rights as Aratana stockholders. See "Comparison of Rights of Holders of Elanco Common Stock and Aratana Common Stock" beginning on page 241.

Risks Related to Elanco's Business and Industry

The animal health industry is highly competitive.

        The animal health industry is highly competitive. Elanco's competitors include standalone animal health businesses, the animal health businesses of large pharmaceutical companies, specialty animal health businesses and companies that mainly produce generic products. Elanco believes many of its competitors are conducting research & development ("R&D") activities in areas served by Elanco's products and in areas in which it is developing products. Several new start-up companies also compete in the animal health industry. Elanco also faces competition from manufacturers of drugs globally, as well as producers of nutritional health products. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, manufacturing, marketing and selling their products, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities. Further, consolidation in the animal health industry could result in existing competitors realizing additional efficiencies or improving portfolio bundling opportunities, thereby potentially increasing their market share and pricing power, which could lead to a decrease in Elanco's revenue and profitability and an increase in competition. For example, many of Elanco's competitors have relationships with key distributors and, because of their size, the ability to offer attractive pricing incentives, which may negatively impact or hinder Elanco's relationships with these distributors. In addition to competition from established market participants, new entrants to the animal health medicines and vaccines industry could substantially reduce Elanco's market share, render Elanco's products obsolete or disrupt Elanco's business model.

        To the extent that any of Elanco's competitors are more successful with respect to any key competitive factor, or Elanco is forced to reduce, or is unable to raise, the price of any of its products in order to remain competitive, its business, financial condition and results of operations could be materially adversely affected. Competitive pressure could arise from, among other things, more favorable safety and efficacy product profiles, limited demand growth or a significant number of additional competitive products being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than Elanco and the ability of competitors to access more or newer technology than Elanco.

Disruptive innovation and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein could negatively affect the market for Elanco's products.

        The markets for Elanco's products are regularly impacted by the introduction and/or broad market acceptance of newly-developed or alternative products that address the diseases and conditions for which Elanco sells products, including "green" or "holistic" health products, specially bred disease-resistant animals or replacements for meat, milk, eggs or fish from alternative natural or synthetic sources. For example, the market for Elanco's companion animal therapeutics has been particularly affected by innovation in new molecules and delivery formulations in recent years. Technological breakthroughs by others may render obsolete Elanco's products and reduce or eliminate the market for its products. Introduction or acceptance of competing animal health products and innovation or disruptive protein alternatives could materially adversely affect Elanco's business, financial condition and results of operations.

Regulatory restrictions and bans on the use of antibiotics and productivity products in food animals, as well as changing market demand, may continue to negatively affect demand for certain of Elanco's food animal products.

        Over the past few years, Elanco's operational results have been, and will continue to be, affected by regulations and changing market demand. In certain markets, including the U.S., sales of certain of Elanco's food animal products have been negatively affected by an increase in consumer sentiment for proteins and dairy products produced without the use of antibiotics or other products intended to increase animal production.

        There are two classes of antibiotics used in animal health: shared-class, or medically important, antibiotics, which are used to treat infectious disease caused by pathogens that occur in both humans and animals; and animal-only antibiotics, which are used to treat infectious disease caused by pathogens that occur in animals only. See "Information about Elanco and Acquisition Sub—Business of Elanco—Products—Antibiotics" beginning on page 146. Concerns that the use of antibiotics in food animal production may lead to increased antibiotic resistance of human pathogens have resulted in increased regulation and changing market demand. In December 2013, the U.S. Food & Drug Administration (the "FDA") announced final guidance establishing procedures for the voluntary phase-out in the U.S. over a three-year period of the use of shared-class antibiotics in animal feed or water for growth promotion in food animal production. The guidance allows for continued use of shared-class antibiotics in food-producing animals under the supervision of a veterinarian for treatment, control and, under certain circumstances, for prevention of disease. The FDA indicated that it took this action to help preserve the efficacy of shared-class antibiotics to treat infections in humans. As part of those efforts, stricter guidelines governing the administration of shared-class antibiotics have recently come into effect. As of January 1, 2017, under the FDA's guidance and the related rule known as the Veterinary Feed Directive, the use of shared-class antibiotics in the water or feed of food-producing animals requires written authorization by a licensed veterinarian. In addition, other countries in which Elanco sells or plans to sell its products, such as France and Vietnam, have passed restrictions or bans on antibiotic use. Other countries have placed restrictions or bans on the use of specific antibiotics in certain food-producing animals, regardless of the route of administration (in feed or injectable).

        From 2015 to 2018, Elanco's revenue from shared-class antibiotics declined at a compound annual growth rate ("CAGR") of 6%, excluding the impact of foreign exchange. This was driven primarily by changing regulations in many markets, including the Veterinary Feed Directive, as well as changing market demand and Elanco's tiered-approach to antibiotic stewardship, which included removing growth promotion from labels and requiring veterinary oversight in the U.S. and other markets. Globally, during 2018, Elanco's revenue from shared-class antibiotics declined 2%, excluding the impact of foreign exchange, and represented 12% (4% from sales in the U.S. and 8% from sales outside the U.S.) of total revenue, down from 16% in 2015. From 2015 to 2018, Elanco's revenue from animal-only antibiotics grew at a CAGR of 5%, excluding the impact of foreign exchange, driven by sales outside the U.S., which offset a slight decline in the U.S. Globally, during 2018, Elanco's revenue from animal-only antibiotics grew 8%, excluding the impact of foreign exchange, and represented 25% of total revenue, up from 23% in 2015. In 2018, 87% of Elanco's revenue from animal-only antibiotics resulted from the sale of ionophores. Ionophores are a special class of animal-only antimicrobials, and because of their animal-only designation, mode of action and spectrum of activity, their use has not to date been impacted by regulations or changing market demand in many markets outside of the U.S.

        The impact of changes in regulations and market preferences regarding the use of antibiotics in food animals could have a material adverse effect on Elanco's business, financial condition and results of operations. If there is an increased public perception that consumption of food derived from animals that utilize Elanco's products poses a risk to human health, there may be a further decline in the production of those food products and, in turn, demand for Elanco's products. In addition, antibiotic resistance concerns will likely result in additional restrictions or bans, expanded regulations or public pressure to further reduce the use of antibiotics in food animals, increased demand for antibiotic-free protein, or changes in the market acceptance or regulatory treatment of ionophores, any of which could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, Elanco's revenue has been impacted by regulatory changes in China and other markets restricting the use of productivity products, such as those containing ractopamine in food animals. This has resulted in many U.S. food producers who access such markets eliminating their use of ractopamine. Elanco's FA Ruminants & Swine products Optaflexx and Paylean contain ractopamine. If more producers decide to access such markets or additional markets restrict the use of ractopamine or other productivity products, Elanco's business, financial condition and results of operations could be materially adversely affected.

Generic products may be viewed as more cost-effective than Elanco's products.

        Elanco faces competition from products produced by other companies, including generic alternatives to Elanco's products. Elanco depends on patents and regulatory data exclusivity periods to provide it with exclusive marketing rights for some of its products. Patents for individual products expire at different times based on the date of the patent filing (or sometimes the date of patent grant) and the legal term of patents in the jurisdictions where such patents are obtained. The extent of protection afforded by Elanco's patents varies from jurisdiction to jurisdiction and is limited by the scope of the claimed subject matter of its patents, the term of the patent and the availability and enforcement of legal remedies in the applicable jurisdiction. In 2018, approximately 72% of Elanco's revenue was from products that did not have patent protection, including revenue from some of its top products such as Rumensin, Maxiban, Denagard and Tylan Premix. Other products are protected by patents that expire over the next several years. For example, certain patents related to Trifexis expire as early as 2020 in the U.S., 2021 in Japan and 2025 in European territories. As the patents for a brand name product expire, competitors may begin to introduce generic or other alternatives, and as a result, Elanco may face competition from lower-priced alternatives to many of its products. For example, Elanco has experienced significant competitive headwinds from generic ractopamine in the U.S. In the third quarter of 2013, a large established animal health company received U.S. approval for generic ractopamine. U.S. revenue from Optaflexx, Elanco's ractopamine beef product, has declined at a CAGR of 24% from 2015 to 2018 as a result of generic competition and international regulatory restrictions. Elanco may face similar competition in the future for existing products that do not benefit from exclusivity, including Rumensin, which has not benefitted from patent protection in the U.S. for over 20 years, or for existing products with material patents expiring in the future. See "Information about Elanco and Acquisition Sub—Business of Elanco—Intellectual Property" beginning on page 150.

        Generic competitors are becoming more aggressive in terms of launching products before patent rights expire, and, because of attractive pricing, sales of generic products are an increasing percentage of overall animal health sales in certain regions. Although the impact of generic competition in the animal health industry to date has not typically mirrored that seen in human health, product pricing and the impact of generic competition in the future may more closely mirror human health as a result of changes in industry dynamics, such as channel expansion, consolidation, an increase in the availability and use of pet insurance and the potential for generic competition by established animal health businesses. If animal health customers increase their use of new or existing generic products, Elanco's business, financial condition and results of operations could be materially adversely affected.

Elanco may not successfully implement its business strategies or achieve targeted cost efficiencies and gross margin improvements.

        Elanco is pursuing strategic initiatives that management considers critical to its long-term success, including, but not limited to: improving manufacturing processes, reducing its manufacturing footprint, achieving lean initiatives, consolidating its contract manufacturing organization ("CMO") network, strategically insourcing projects, pursuing cost savings opportunities with respect to raw materials through a new procurement process and improving the productivity of its sales force. Elanco may pursue additional strategic initiatives in the future to improve gross margins and achieve its targeted cost efficiencies. Elanco also has acquired or partnered with a number of smaller animal health businesses, and it intends to continue to do so in the future. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of Elanco's control. Accordingly, Elanco may not succeed in implementing these strategic initiatives. Realizing the anticipated benefits from these initiatives, if any benefits are achieved at all, may take several years. Elanco may be unable to achieve its targeted cost efficiencies and gross margin improvements. Additionally, Elanco may have insufficient access to capital to fund investments in strategic initiatives, or its business strategy may change from time to time, which could delay its ability to implement initiatives that it believes are important to its business.

Consolidation of Elanco's customers and distributors could negatively affect the pricing of its products.

        Third-party distributors, veterinarians and food animal producers are Elanco's primary customers. In recent years, there has been a trend towards the concentration of veterinarians in large clinics and hospitals. In addition, food animal producers, particularly swine and poultry producers, and Elanco's distributors have seen recent consolidation in their industries. Furthermore, Elanco has seen the expansion of larger cross-border corporate customers and an increase in the consolidation of buying groups (cooperatives of veterinary practices that leverage volume to pursue discounts from manufacturers). The pace of consolidation and structure of markets varies greatly across geographies. If these trends towards consolidation continue, Elanco's customers could attempt to improve their profitability by leveraging their buying power to obtain favorable pricing. The resulting decrease in Elanco's prices could have a material adverse effect on its business, financial condition and results of operations.

An outbreak of infectious disease carried by food animals could negatively affect the demand for, and sale and production of, Elanco's food animal products.

        Sales of Elanco's food animal products could be materially adversely affected by the outbreak of disease carried by food animals, which could lead to the widespread death or precautionary destruction of food animals as well as the reduced consumption and demand for animal protein. In addition, outbreaks of disease carried by food animals may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Elanco's food animal products due to reduced herd or flock sizes.

        In recent years, outbreaks of various diseases, including avian influenza, foot-and-mouth disease, bovine spongiform encephalopathy ("BSE" or "mad cow disease") and porcine epidemic diarrhea virus ("PEDV"), have negatively impacted sales of Elanco's animal health products. The discovery of additional cases of any of these, or new, diseases may result in additional restrictions on animal protein, reduced herd or flock sizes, or reduced demand for animal protein, any of which may have a material adverse effect on Elanco's business, financial condition and results of operations. In addition, the outbreak of any highly contagious disease near Elanco's main production sites could require Elanco to immediately halt production of its products at such sites or force it to incur substantial expenses in procuring raw materials or products elsewhere.

Elanco's R&D, acquisition and licensing efforts may fail to generate new products or expand the use of its existing products.

        Elanco's future success depends on both its existing product portfolio and its pipeline of new products, including new products that it may develop through joint ventures and products that it is able to obtain through license or acquisition. Elanco commits substantial effort, funds and other resources to R&D, both through its own dedicated resources and through collaborations with third parties.

        Elanco may be unable to determine with accuracy when or whether any of its products now under development will be approved or launched, or it may be unable to develop, license or otherwise acquire product candidates or products. In addition, Elanco cannot predict whether any products, once launched, will be commercially successful or will achieve sales and revenue that are consistent with its expectations. The animal health industry is subject to regional and local trends and regulations and, as a result, products that are successful in some markets may not achieve similar success when introduced into other markets. Furthermore, the timing and cost of Elanco's R&D may increase, and Elanco's R&D may become less predictable as, among other things, regulations applicable to its industry may make it more time-consuming and/or costly to research, develop and register products. If Elanco is unable to generate new products or expand the use of its existing products, its business, financial condition and results of operations will be materially adversely affected. For example, between 2015 and 2017, prior to Elanco's February 2018 launch of Credelio in the U.S., it experienced an innovation lag in the companion animal parasiticide space. In the absence of a competitive combined oral flea and tick product, Elanco's U.S. companion animal parasiticide portfolio revenue declined 15% in 2017, excluding the impact on revenue resulting from a reduction in inventory levels within Elanco's distribution channel.

        In addition, some of Elanco's growth has occurred through Lilly's acquisitions, including Novartis Animal Health, Lohmann Animal Health, Janssen Animal Health and the BI Vetmedica U.S. vaccines portfolio. However, following the separation, Elanco no longer benefits from Lilly's scale, capital base and financial strength.

Elanco may not be able to successfully complete favorable transactions or successfully integrate acquired businesses when it pursues acquisitions, divestitures, joint ventures or other significant transactions.

        From time to time, Elanco evaluates potential acquisitions, divestitures or joint ventures that would further its strategic objectives. The completion of such transactions is often subject to conditions that may be outside Elanco's control, including obtaining the requisite approval of the stockholders of the target company and/or government approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Accordingly, Elanco may not be able to complete announced and signed transactions and therefore not realize the anticipated benefits therefrom.

        After the closing of an acquisition, Elanco will be required to devote significant management attention and resources to integrating the portfolio and operations of the target company. Potential difficulties that Elanco may encounter in the integration process, including as a result of distraction of its management, include the following:

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  the inability to combine businesses of the acquired company with Elanco's in a manner that permits us to achieve the cost savings or other synergies anticipated as a result of the transaction or to achieve such cost savings or other anticipated synergies in a timely manner, which could result in Elanco not realizing some anticipated benefits of the transaction in the time frame anticipated, or at all;

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  the inability to realize the anticipated value from various assets of target companies;

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  loss of key employees;

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  potential unknown liabilities and unforeseen increased expenses, delays or unfavorable conditions in connection with the closing of the transaction and the subsequent integration; and

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  performance shortfalls at Elanco or the target company as a result of the diversion of management's attention from ongoing business activities as a result of completing the transaction and integrating the companies' operations.

        Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to intangible assets, and increased operating expenses, which could adversely affect Elanco's results of operations and financial condition. Furthermore, if Elanco issues equity or debt securities to raise additional funds, Elanco's existing shareholders may experience significant dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of Elanco's existing stockholders. Furthermore, if Elanco sells a substantial number of shares of common stock in the public markets, the availability of those shares for sale could adversely affect the market price of its common stock. Such sales, or the perception in the market that holders of a large number of shares intend to sell shares, could depress the market price of Elanco's common stock and impair its ability to raise capital through the sale of additional equity securities.

Elanco had losses in recent periods.

        In recent periods, Elanco has incurred net losses, as reported on a combined basis, including a net income (loss) for each of the years ended December 31, 2017 and 2016 of $(310.7) million and $(47.9) million, respectively. See "Information About Elanco and Acquisition Sub—Management's Discussion and Analysis of Financial Condition and Results of Operations of Elanco" beginning on page 166. Elanco could continue to incur asset impairment, restructuring and other special charges and could report losses in the future. Elanco also expects to continue to incur substantial expenditures to develop, manufacture and market its products and implement its business strategies. Elanco may encounter unforeseen expenses, difficulties, complications, delays, adverse events and other unknown factors that may materially adversely affect its business.

The misuse or off-label use of Elanco's products may harm its reputation or result in financial or other damages.

        Elanco's products have been approved for use under specific circumstances for the treatment of certain diseases and conditions in specific species. There may be increased risk of product liability claims if veterinarians, food animal producers, pet owners or others attempt to use Elanco's products off-label, including the use of its products in species (including humans) for which they have not been approved. Furthermore, the use of Elanco's products for indications other than those for which its products have been approved may not be effective, which could harm its reputation and lead to an increased risk of litigation. If Elanco is deemed by a governmental or regulatory agency to have engaged in the promotion of any of its products for off-label use, such agency could request that

Elanco modify its training or promotional materials and practices, and Elanco could be subject to significant fines and penalties, and the imposition of these sanctions could also affect its reputation and position within the industry. Any of these events could materially adversely affect Elanco's business, financial condition and results of operations.

Animal health products are subject to unanticipated safety, quality or efficacy concerns, which may harm Elanco's reputation.

        Unanticipated safety, quality or efficacy concerns arise from time to time with respect to animal health products, whether or not scientifically or clinically supported, leading to product recalls, withdrawals or suspended or declining sales, as well as product liability and other claims.

        Regulatory actions based on these types of safety, quality or efficacy concerns could impact all, or a significant portion, of a product's sales and could, depending on the circumstances, materially adversely affect Elanco's results of operations.

        In addition, since Elanco depends on positive perceptions of the safety, quality and efficacy of its products, and animal health products generally, by food producers, veterinarians and pet owners, any concern as to the safety, quality or efficacy of Elanco's products, whether actual or perceived, may harm its reputation. These concerns and the related harm to Elanco's reputation could materially adversely affect its business, financial condition and results of operations, regardless of whether such reports are accurate.

Elanco's business may be negatively affected by weather conditions and the availability of natural resources.

        The animal health industry and demand for many of Elanco's products in a particular region are affected by weather conditions, varying weather patterns and weather-related pressures from pests, such as ticks. As a result, Elanco may experience regional and seasonal fluctuations in its results of operations.

        Food animal producers depend on the availability of natural resources, including large supplies of fresh water. Their animals' health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions. In the event of adverse weather conditions or a shortage of fresh water, veterinarians or food animal producers may purchase less of Elanco's products.

        Further, heat waves may cause stress in animals and lead to increased vulnerability to disease, reduced fertility rates and reduced milk production. Droughts may threaten pasture and feed supplies by reducing the quality and amount of forage available to grazing livestock, while climate change may increase the prevalence of parasites and diseases that affect food animals. Adverse weather conditions may also have a material impact on the aquaculture business. Changes in water temperatures could affect the timing of reproduction and growth of various fish species, as well as trigger the outbreak of certain water borne diseases.

        In addition, veterinary hospitals and practitioners depend on visits from, and access to, the animals under their care. Veterinarians' patient volume and ability to operate could be adversely affected if they experience prolonged snow, ice or other severe weather conditions, particularly in regions not accustomed to sustained inclement weather.

Elanco may not be able to realize the expected benefits of its investments in emerging markets and is subject to certain risks due to its presence in emerging markets, including political or economic instability and failure to adequately comply with legal and regulatory requirements.

        Elanco has taken steps to increase its presence in select emerging markets, including by expanding its sales organization and product offerings in these markets. Failure to continue to maintain and expand Elanco's business in emerging markets could materially adversely affect its business, financial condition and results of operations.

        In addition, certain emerging markets have legal systems that are less developed. Other jurisdictions in which Elanco conducts business may have legal and regulatory regimes that differ materially from U.S. laws and regulations, are continuously evolving or do not include sufficient judicial or administrative guidance to interpret such laws and regulations. Compliance with diverse legal requirements is costly and time-consuming and requires significant resources. Violations or possible violations of applicable laws or regulations by Elanco's employees may result in investigation costs, potential penalties and other related costs which in turn could negatively affect its reputation and its results of operations.

        Some countries within emerging markets may be especially vulnerable to periods of local, regional or global economic, political or social instability or crisis. For example, Elanco's sales in certain emerging markets have suffered from extended periods of disruption due to natural disasters. Furthermore, Elanco has also experienced lower than expected sales in certain emerging markets due to local, regional and global restrictions on banking and commercial activities in those countries. In addition, certain emerging markets have currencies that fluctuate substantially, which may impact Elanco's financial performance. For these reasons, among others, doing business within emerging markets carries significant risks.

Modification of foreign trade policy may harm Elanco's food animal product customers.

        Changes in laws, agreements and policies governing foreign trade in the territories and countries where Elanco's customers do business could negatively impact such customers' businesses and adversely affect its results of operations. A number of Elanco's customers, particularly U.S.-based food animal producers, benefit from free trade agreements, such as the North American Free Trade Agreement ("NAFTA"). In November 2018, the U.S. negotiated a new trade deal with Canada and Mexico known as the United States-Mexico-Canada-Agreement (the "USMCA"), aimed at re-negotiating and updating the terms of NAFTA. The USMCA still requires ratification by legislative bodies in all three countries before it can take effect. If the USMCA is not ratified and the U.S. were to withdraw from or materially modify NAFTA or other international trade agreements to which it is a party or if the U.S. were to engage in trade disputes or the imposition of tariffs, Elanco's customers could be harmed, and as a result, Elanco's business, financial condition and results of operations could be materially adversely affected.

Elanco's business is subject to risk based on global economic conditions.

        Macroeconomic business and financial disruptions could have a material adverse effect on Elanco's business, financial condition and results of operations. Certain of Elanco's customers and suppliers could be affected directly by an economic downturn and could face constraints on the availability of credit or decreased cash flow that could give rise to payment delays, increased credit risk, bankruptcies and other financial hardships that could decrease the demand for Elanco's products or hinder its ability to collect amounts due from its customers. If one or more of Elanco's large customers, including distributors, discontinues or modifies their relationship with it as a result of economic conditions or otherwise, its business, financial condition and results of operations may be materially adversely affected. In addition, economic concerns may cause some pet owners to forgo or defer visits to veterinary practices or could reduce their willingness to treat pet health conditions or to continue to own a pet. Furthermore, Elanco's exposure to credit and collectability risk is higher in certain international markets and its ability to mitigate such risks may be limited. Elanco's procedures intended to monitor and limit its exposure to credit and collectability risk may not effectively limit such risk and avoid losses.

Elanco's results of operations are dependent upon the success of its top products.

        If any of Elanco's top products experience issues, such as disruptive innovations or the introduction of more effective competitive products, negative publicity, changes to veterinarian or customer preferences, loss of patent protection, material product liability litigation, new or unexpected side effects, manufacturing disruptions and/or regulatory proceedings, its revenue could be negatively impacted, perhaps significantly. Elanco's top five products, Rumensin, Trifexis, Maxiban, Denagard and Interceptor Plus, contributed approximately 31% of its revenue in 2018. Any issues with these top products, particularly Rumensin, which contributed approximately 11% of Elanco's revenue in 2018, could have a material adverse effect on its business, financial condition and results of operations.

Elanco's business is subject to risk based on customer exposure to rising costs and reduced customer income.

        Feed, fuel, transportation and other key costs for food animal producers may increase or animal protein prices or sales may decrease. Either of these trends could cause deterioration in the financial condition of Elanco's food animal product customers, potentially inhibiting their ability to purchase its products or pay it for products delivered. Elanco's food animal product customers may offset rising costs by reducing spending on its food animal products, including by switching to lower-cost alternatives to its products. In addition, concerns about the financial resources of pet owners could cause veterinarians to alter their treatment recommendations in favor of lower-cost alternatives to Elanco's products, which could result in a decrease in sales of Elanco's companion animal products, especially in developed countries where there is a higher rate of pet ownership. Rising costs or reduced income for Elanco's customers could have a material adverse effect on its business, financial condition and results of operations.

For Elanco's companion animal products, increased use of alternative distribution channels, or changes within existing distribution channels, could negatively impact its market share, margins and distribution of its products.

        In most markets, pet owners typically purchase their animal health products directly from veterinarians. However, pet owners increasingly have the option to purchase animal health products from sources other than veterinarians, such as online retailers, "big-box" retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of flea and tick products in recent years. Pet owners also could decrease their reliance on, and visits to, veterinarians as they rely more on internet-based animal health information. Because Elanco markets its companion animal prescription products primarily through the veterinarian distribution channel, any decrease in visits to veterinarians by pet owners could reduce its market share for such products and materially adversely affect its business, financial condition and results of operations. In addition, pet owners may substitute human health products for animal health products if human health products are deemed to be lower-cost alternatives.

        Legislation has also been proposed in the U.S., and may be proposed in the U.S. or abroad in the future, that could impact the distribution channels for Elanco's companion animal products. For example, such legislation may require veterinarians to provide pet owners with written prescriptions and disclosure that the pet owner may fill prescriptions through a third party, which may further reduce the number of pet owners who purchase their animal health products directly from veterinarians. Such requirements may lead to increased use of generic alternatives to Elanco's products or the increased substitution of its companion animal products with other animal health products or human health products if such other products are deemed to be lower-cost alternatives. Many states already have regulations requiring veterinarians to provide prescriptions to pet owners upon request and the American Veterinary Medical Association has long-standing policies in place to encourage this practice.

        Over time, these and other competitive conditions may increase Elanco's use of online retailers, "big-box" retail stores or other over-the-counter distribution channels to sell its companion animal products. Elanco may not be adequately prepared or able to distribute its companion animal products if an increased portion of its sales occurs through these channels. Also, Elanco may realize lower margins on sales through these distribution channels than it does on sales through veterinarians. Any of these events could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, if one or more of Elanco's companion animal distributors discontinues or modifies their relationship with it, Elanco's business, financial condition and results of operations may be materially adversely affected. For example, in 2017, a change in Elanco's U.S. inventory management practices resulted in a revenue lag as existing inventory was sold down, which management estimates decreased its revenue by approximately $35 million.

Loss of Elanco's executive officers or other key personnel could disrupt its operations.

        Elanco depends on the efforts of its executive officers and other key personnel. Elanco's executive officers and other key personnel are not currently, and are not expected to be, subject to non-compete provisions. In addition, Elanco has not entered into employment agreements with its executive officers or other key personnel. Any unplanned turnover or its failure to develop an adequate succession plan for one or more of its executive officer or other key personnel positions could deplete its institutional knowledge base and erode its competitive advantage. The loss or limited availability of the services of one or more of Elanco's executive officers or other key personnel, or its inability to recruit and retain qualified executive officers or other key personnel in the future, could, at least temporarily, have a material adverse effect on its business, financial condition and results of operations.

Elanco may be required to write down goodwill or identifiable intangible assets.

        Under GAAP, if Elanco determines goodwill or identifiable intangible assets are impaired, it will be required to write down these assets and record a non-cash impairment charge. As of December 31, 2018, Elanco had recorded on its balance sheet goodwill of $3.0 billion and identifiable intangible assets of $2.5 billion. Identifiable intangible assets consist primarily of marketed products acquired or licensed from third parties, licensed platform technologies that have alternative future uses in R&D, manufacturing technologies, and customer relationships from business combinations. Elanco also has indefinite-lived intangible assets, which consist of acquired in-process R&D projects from business combinations that are subject to impairment and non-cash impairment charges.

        Determining whether an impairment exists and the amount of the potential impairment involves quantitative data and qualitative criteria that are based on estimates and assumptions requiring significant management judgment. Future events or new information may change management's valuation of an intangible asset in a short amount of time. The timing and amount of impairment charges recorded in Elanco's consolidated and combined statements of operations and write-downs recorded in its consolidated and combined balance sheets could vary if its management's conclusions change. Any impairment of goodwill or identifiable intangible assets could have a material adverse effect on Elanco's business, financial condition and results of operations.

As a standalone public company, Elanco may expend additional time and resources to comply with rules and regulations that did not previously apply to it, and failure to comply with such rules may lead investors to lose confidence in Elanco's financial data.

        As a standalone public company, Elanco is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations of the NYSE. Elanco has established all of the procedures and practices required as a subsidiary of Lilly, but it must continue to implement others as a separate, standalone public company.

Continuing to establish and expand such procedures and practices will increase Elanco's legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and could be burdensome on Elanco's personnel, systems and resources. Elanco is devoting and will continue to devote significant resources to address these public company requirements, including compliance programs and investor relations, as well as Elanco's financial reporting obligations. As a result, Elanco has and will continue to incur significant legal, accounting and other expenses that it did not previously incur to comply with these rules and regulations. Furthermore, the need to establish the corporate infrastructure necessary for a standalone public company may divert some of Elanco management's attention from operating Elanco's business and implementing its strategy. However, the measures Elanco takes may not be sufficient to satisfy its obligations as a public company. In addition, Elanco cannot predict or estimate the amount of additional costs it may incur in order to comply with these requirements.

        Elanco has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations. In particular, as a public company, Elanco management is required to conduct an annual evaluation of Elanco's internal controls over financial reporting and include a report of management on Elanco's internal controls in its annual reports on Form 10-K. Under current rules, Elanco will be subject to these requirements beginning with its annual report on Form 10-K for the year ending December 31, 2019. In addition, Elanco will be required to have its independent registered public accounting firm attest to the effectiveness of Elanco's internal controls over financial reporting pursuant to Auditing Standard No. 5 beginning with Elanco's annual report on Form 10-K for the year ending December 31, 2019. If Elanco is unable to conclude that it has effective internal controls over financial reporting, or if Elanco's registered public accounting firm is unable to provide Elanco with an attestation and an unqualified report as to the effectiveness of Elanco's internal controls over financial reporting, investors could lose confidence in the reliability of Elanco's financial statements, which could result in a decrease in the value of its common stock.

Elanco's R&D relies on evaluations of animals, which may become subject to bans, additional restrictive regulations or increased attention from activism movements.

        As an animal health medicines and vaccines business, Elanco is required to evaluate the effect of its existing and new products in animals in order to register such products. Animal testing in certain industries has been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to ban animal testing or encourage the adoption of new regulations applicable to animal testing. To the extent that the activities of such organizations and individuals are successful, Elanco's R&D, and by extension its business, financial condition and results of operations, could be materially adversely affected. In addition, negative publicity about Elanco or its industry could harm its reputation.

Manufacturing problems and capacity imbalances may cause product launch delays, inventory shortages, recalls or unanticipated costs.

        In order to sell its products, Elanco must be able to produce and ship sufficient quantities to its customers. Elanco owns and operates 12 internal manufacturing sites located in nine countries. Elanco also employs a network of approximately 100 third-party CMOs. Many of Elanco's products involve complex manufacturing processes and are sole-sourced from certain manufacturing sites.

        Minor deviations in Elanco's manufacturing or logistical processes, such as temperature excursions or improper package sealing, could result, and have in the past resulted in, delays, inventory shortages, unanticipated costs, product recalls, product liability and/or regulatory action. In addition, a number of factors could cause production interruptions, including:

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  the failure of Elanco or any of its vendors or suppliers, including logistical service providers, to comply with applicable regulations and quality assurance guidelines;

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  mislabeling;

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  construction delays;

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  equipment malfunctions;

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  shortages of materials;

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  labor problems;

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  natural disasters;

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  power outages;

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  criminal and terrorist activities;

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  changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in types of products produced, shipping distributions or physical limitations; and

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  the outbreak of any highly contagious diseases near Elanco's production sites.

        These interruptions could result in launch delays, inventory shortages, recalls, unanticipated costs or issues with Elanco's agreements under which it supplies third parties, which may materially adversely affect its business, financial condition and results of operations.

        Elanco's manufacturing network may be unable to meet the demand for its products or it may have excess capacity if demand for its products changes. The unpredictability of a product's regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites and shifting customer demand (including as a result of market conditions or entry of branded or generic competition) increase the potential for capacity imbalances. In addition, construction of sites is expensive, and Elanco's ability to recover costs will depend on the market acceptance and success of the products produced at the new sites, which is uncertain.

Elanco relies on third parties to provide it with materials and services and are subject to increased labor and material costs and potential disruptions in supply.

        The materials used to manufacture Elanco's products may be subject to availability constraints and price volatility caused by changes in demand, weather conditions, supply conditions, government regulations, economic climate and other factors. In addition, labor costs may be subject to volatility caused by the supply of labor, governmental regulations, economic climate and other factors. Increases in the demand for, availability or the price of, materials used to manufacture Elanco's products and increases in labor costs could increase the costs to manufacture its products, result in product delivery delays or shortages, and impact its ability to launch new products on a timely basis or at all. Elanco may not be able to pass all or a material portion of any higher material or labor costs on to its customers, which could materially adversely affect its business, financial condition and results of operations.

        Elanco may be unable to meet demand for certain of its products if any of its third-party suppliers cease or interrupt operations, fail to renew contracts with it or otherwise fail to meet their obligations to it.

Elanco may incur substantial costs and receive adverse outcomes in litigation and other legal matters.

        Elanco's business, financial condition and results of operations could be materially adversely affected by unfavorable results in pending or future litigation matters. These matters may include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. In addition, changes in the interpretations of laws and regulations to which Elanco is subject, or in legal standards in one or more of the jurisdictions in which Elanco operates, could increase its exposure to liability. For example, in the U.S., attempts have been made to allow damages for emotional distress and pain and suffering in connection with the loss of, or injury to, a companion animal. If such attempts were successful, Elanco's exposure with respect to product liability claims could increase materially.

        Litigation matters, regardless of their merits or their ultimate outcomes, are costly, divert management's attention and may materially adversely affect Elanco's reputation and demand for its products. Elanco cannot predict with certainty the eventual outcome of pending or future litigation matters. An adverse outcome of litigation or legal matters could result in Elanco being responsible for significant damages. Any of these negative effects resulting from litigation matters could materially adversely affect Elanco's business, financial condition and results of operations.

Elanco's business is subject to substantial regulation.

        As a global company, Elanco is subject to various state, federal and international laws and regulations, including regulations relating to the development, quality assurance, manufacturing, importation, distribution, marketing and sale of its products. Changes in applicable federal, state, local and foreign laws and regulations could have a material adverse effect on Elanco's business, financial condition and results of operations. In addition, Elanco's manufacturing facilities, including the manufacturing facilities operated by its CMOs, are subject to periodic inspections by regulatory agencies. An inspection may report conditions or practices that indicate possible violations of regulatory requirements. Elanco's failure, or the failure of third parties it relies on, including CMOs, to comply with these regulatory requirements, allegations of such non-compliance or the discovery of previously unknown problems with a product or manufacturer could result in, among other things, inspection observation notices, warning letters or similar regulatory correspondence, fines, a partial or total shutdown of production in one or more of Elanco's facilities while an alleged violation is remediated, withdrawals or suspensions of current products from the market, and civil or criminal prosecution, as well as decreased sales as a result of negative publicity and product liability claims. Any one of these consequences could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, Elanco will not be able to market new products unless and until it has obtained all required regulatory approvals in each jurisdiction where it proposes to market those products. Even after a product reaches market, it may be subject to re-review and may lose its approvals. Elanco's failure to obtain approvals, delays in the approval process, or its failure to maintain approvals in any jurisdiction, may prevent it from selling products in that jurisdiction until approval or re-approval is obtained, if ever.

The illegal distribution and sale by third parties of counterfeit or illegally compounded versions of Elanco's products or of stolen, diverted or relabeled products could have a negative impact on Elanco's reputation and business.

        Third parties may illegally distribute and sell counterfeit or illegally compounded versions of Elanco's products that do not meet the exacting standards of Elanco's development, manufacturing and distribution processes. Counterfeit or illegally compounded medicines pose a significant risk to animal health and safety because of the conditions under which they may be manufactured and the lack of regulation of their contents. Counterfeit or illegally compounded products are frequently unsafe or ineffective and can be potentially life-threatening to animals. Elanco's reputation and business could suffer harm as a result of counterfeit or illegally compounded products which are alleged to be equivalent and/or which are sold under Elanco's brand name. In addition, products stolen or unlawfully diverted from inventory, warehouses, plants or while in transit, which are not properly stored or which have an expired shelf life and which have been repackaged or relabeled and which are sold through unauthorized channels, could adversely impact animal health and safety, Elanco's reputation and its business. Public loss of confidence in the integrity of vaccines and/or pharmaceutical products as a result of counterfeiting, illegal compounding or theft could have a material adverse effect on Elanco's business, financial condition and results of operations.

Elanco is subject to complex environmental, health and safety laws and regulations.

        Elanco is subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Elanco's employees. Due to Elanco's operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Elanco's permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

        Given the nature of Elanco's business, it has incurred, is currently incurring and may in the future incur liabilities for the investigation and remediation of contaminated land under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under other federal, state, local and foreign environmental cleanup laws, with respect to Elanco's current or former sites, adjacent or nearby third-party sites, or offsite disposal locations. Elanco could be subject to liability for the investigation and remediation of legacy environmental contamination caused by historical industrial activity on sites that it owns or on which it operates. The costs associated with future cleanup activities that Elanco may be required to conduct or finance could be material. Additionally, Elanco may become liable to third parties for damages, including personal injury, property damage and natural resource damages, resulting from the disposal or release of hazardous materials into the environment. Such liability could materially adversely affect Elanco's business, financial condition and results of operations.

        Furthermore, regulatory agencies are showing increasing concern over the impact of animal health products and food animal operations on the environment. This increased regulatory scrutiny has in the past and may in the future necessitate that additional time and resources be spent to address these concerns in both new and existing products.

        Elanco's failure to comply with the environmental, health and safety laws and regulations to which it is subject, including any permits issued thereunder, may result in environmental remediation costs, loss of permits, fines, penalties or other adverse governmental or private actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial measures. Elanco could also be held liable for any and all consequences arising out of human exposure to hazardous materials, environmental damage or significant environmental, health and safety issues that might arise at a manufacturing or R&D facility. Environmental laws and regulations are complex, change frequently, have tended to become more stringent and stringently enforced over time and may be subject to new interpretation. It is possible that Elanco's costs of complying with current and future environmental, health and safety laws, and its liabilities arising from past or future releases of, or exposure to, hazardous materials could materially adversely affect its business, financial condition and results of operations.

The actual or purported intellectual property rights of third parties may negatively affect Elanco's business.

        A third party may sue Elanco, or its distributors or licensors, including Lilly, or otherwise make a claim, alleging infringement or other violation of such third-party's patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights. If Elanco, its distributors or licensors do not prevail in this type of litigation, Elanco may be required to:

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  pay monetary damages;

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  obtain a license in order to continue manufacturing or marketing the affected products, which may not be available on commercially reasonable terms, or at all; or

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  stop activities, including any commercial activities, relating to the affected products, which could include a recall of the affected products and/or a cessation of sales in the future.

        The costs of defending an intellectual property claim could be substantial and could materially adversely affect Elanco's business, financial condition and results of operations, even if Elanco successfully defends such claim. Moreover, even if Elanco believes that it does not infringe a validly existing third-party patent, Elanco may choose to license such patent, which would result in associated costs and obligations. Elanco may also incur costs in connection with an obligation to indemnify a distributor, licensor or other third party.

        The intellectual property positions of animal health medicines and vaccines businesses frequently involve complex legal and factual questions, and an issued patent does not guarantee Elanco the right to practice the patented technology or develop, manufacture or commercialize the patented product. For example, while Elanco generally enters into proprietary information agreements with its employees and third parties which assign intellectual property rights to Elanco, these agreements may not be honored or may not effectively assign intellectual property rights to Elanco under the local laws of some countries or jurisdictions. Elanco cannot be certain that a competitor or other third party does not have or will not obtain rights to intellectual property that may prevent Elanco from manufacturing, developing or marketing certain of its products, regardless of whether Elanco believes such intellectual property rights are valid and enforceable or it believes it would otherwise be able to develop a more commercially successful product, which may materially adversely affect its business, financial condition and results of operations.

If Elanco's intellectual property rights are challenged or circumvented, competitors may be able to take advantage of Elanco's research and development efforts or harm the value of Elanco's brands.

        Elanco's long-term success depends on its ability to market innovative, competitive products. Elanco relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection, as well as confidentiality and license agreements with Elanco's employees and others, to protect its intellectual property and proprietary rights. If Elanco fails to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies or from marketing products that are very similar or identical to Elanco's.

        Elanco's currently pending or future patent applications may not result in issued patents, or be approved on a timely basis, if at all. Similarly, any term extensions that Elanco seeks may not be approved on a timely basis, if at all. In addition, Elanco's issued patents, or any patents that may issue in the future, may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide it with any competitive advantage, including exclusivity in a particular product area.

        The validity and scope of Elanco's patent claims also may vary between countries, as individual countries have their own patent laws. For example, some countries only permit the issuance of patents covering a novel chemical compound itself, and its first use, and thus further methods of use for the same compound may not be patentable. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Elanco's ability to enforce its patents also depends on the laws of individual countries and each country's practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction basis, and Elanco only pursues patent protection in countries where it thinks it makes commercial sense for the given product. In addition, if Elanco is unable to maintain its existing license agreements or other agreements pursuant to which third parties grant it rights to intellectual property, including because such agreements terminate, Elanco's financial condition and results of operations could be materially adversely affected.

        Patent law reform in the U.S. and other countries may also weaken Elanco's ability to enforce its patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-invent system. These reforms could result in increased costs to protect Elanco's intellectual property or limit its ability to obtain and maintain patent protection for its products in these jurisdictions. Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and materially adversely affect Elanco's financial condition and results of operations.

        Elanco's trademarks and brands may provide it with a competitive advantage in the market as they may be known or trusted by consumers. In order to maintain the value of such brands, Elanco must be able to enforce and defend its trademarks. Elanco has pursued and will pursue the registration of trademarks and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe Elanco's brands can be difficult. Effective trademark, service mark, trade dress or related protections may not be available in every country in which Elanco's products and services are available. Enforcement is especially difficult in first-to-file countries where "trademark squatters" can prevent Elanco from obtaining adequate protections for its brands. There can be no assurance that the steps Elanco has taken and will take to protect its proprietary rights in its brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate Elanco's brands, trademarks, trade dress or other similar proprietary rights.

        Many of Elanco's products are based on or incorporate proprietary information. Elanco actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, by generally requiring its employees, consultants, other advisors and other third parties to execute proprietary information and confidentiality agreements upon the commencement of their employment, engagement or other relationship. Despite these efforts and precautions, Elanco may be unable to prevent a third party from copying or otherwise obtaining and using its trade secrets or its other intellectual property without authorization and legal remedies may not adequately compensate it for the damages caused by such unauthorized use. Further, others may independently and lawfully develop substantially similar or identical products that circumvent Elanco's intellectual property by means of alternative designs or processes or otherwise.

Elanco could be subject to changes in its tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities.

        Elanco is subject to income taxes in the U.S. and numerous foreign jurisdictions. Changes in the relevant tax laws, regulations, administrative practices, principles and interpretations could adversely affect Elanco's future effective tax rates. As discussed further below, the U.S. recently enacted tax reform legislation significantly revising U.S. tax law, and a number of other countries are actively considering or enacting tax changes. Other organizations, such as the Organisation for Economic

Cooperation and Development and the European Commission, are also active concerning tax-related matters, which could influence international tax policy in countries in which Elanco operates. While outcomes of these initiatives continue to develop and remain uncertain, modifications to key elements of the U.S. or international tax framework could have a material adverse effect on Elanco's consolidated results of operations and cash flows.

        In December 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the "2017 Tax Act"). The 2017 Tax Act included significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate, transition to a modified territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions. The U.S. Treasury Department and the Internal Revenue Service ("IRS") began to issue major proposed regulations related to the 2017 Tax Act during the second half of 2018 and are expected to continue issuing such regulations. The proposed regulations are generally subject to comment before being finalized; however, once finalized, these regulations may require Elanco to make adjustments, in particular, as a result of certain complex international provisions contained in the 2017 Tax Act. Such adjustments could materially impact Elanco's provision for income taxes and effective tax rate in the period in which the adjustments are made and could also impact Elanco's net income, earnings per share, consolidated cash flows and liquidity.

        In addition, Elanco's effective tax rate is subject to potential risks that various taxing authorities may challenge the pricing of Elanco's cross-border arrangements and subject Elanco to additional tax, adversely impacting Elanco's effective tax rate and its tax liability. Elanco is also subject to the examination of its tax returns and other tax matters by the IRS and other tax authorities and governmental bodies. Elanco regularly assesses the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of its provision for taxes. There can be no assurance as to the outcome of these examinations. If Elanco's effective tax rates were to increase, particularly in the U.S. or other material foreign jurisdictions, or if the ultimate determination of Elanco's taxes owed is for an amount in excess of amounts previously accrued, Elanco's business, financial condition and results of operations could be materially adversely affected.

Significant portions of Elanco's operations are conducted in foreign jurisdictions, including jurisdictions presenting a high risk of bribery and corruption, and are subject to the economic, political, legal and business environments of the countries in which Elanco does business.

        Elanco's international operations could be limited or disrupted by any of the following:

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  volatility in the international financial markets;

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  compliance with governmental controls;

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  difficulties enforcing contractual and intellectual property rights;

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  parallel trade in Elanco's products (importation of Elanco's products from European Union ("EU") countries where Elanco's products are sold at lower prices into EU countries where the products are sold at higher prices);

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  compliance with a wide variety of laws and regulations, such as the U.S. Foreign Corrupt Practices Act (the "FCPA") and similar non-U.S. laws and regulations;

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  compliance with foreign labor laws;

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  burdens to comply with multiple and potentially conflicting foreign laws and regulations, including those relating to environmental, health and safety requirements;

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  changes in laws, regulations, government controls or enforcement practices with respect to Elanco's business and the businesses of its customers, including the imposition of limits on its profitability;

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  political and social instability, including crime, civil disturbance, terrorist activities and armed conflicts;

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  trade restrictions and restrictions on direct investments by foreign entities, including restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the EU, in relation to Elanco's products or the products of farmers and other customers;

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  government limitations on foreign ownership;

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  government takeover or nationalization of business;

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  changes in tax laws and tariffs;

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  imposition of anti-dumping and countervailing duties or other trade-related sanctions;

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  costs and difficulties and compliance risks in staffing, managing and monitoring international operations, including in the use of overseas third-party goods and service providers;

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  corruption risk inherent in business arrangements and regulatory contacts with foreign government entities;

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  longer payment cycles and increased exposure to counterparty risk; and

  •
  additional limitations on transferring personal information between countries or other restrictions on the processing of personal information.

        In addition, international transactions may involve increased financial and legal risks due to differing legal systems and customs. Compliance with these requirements may prohibit the import or export of certain products and technologies or may require Elanco to obtain a license before importing or exporting certain products or technologies. A failure to comply with any of these laws, regulations or requirements could result in civil or criminal legal proceedings, monetary or non-monetary penalties, or both, disruptions to Elanco's business, limitations on Elanco's ability to import and export products, and damage to Elanco's reputation. In addition, variations in the pricing of Elanco's products between jurisdictions may result in the unauthorized importation or unauthorized re-importation of its products between jurisdictions and may also result in the imposition of anti-dumping and countervailing duties or other trade-related sanctions. While the impact of these factors is difficult to predict, any of them could materially adversely affect Elanco's business, financial condition and results of operations.

        Further, changes in any of these laws, regulations or requirements, or the political environment in a particular country, may affect Elanco's ability to engage in business transactions in certain markets, including investment, procurement and repatriation of earnings.

Significant portions of Elanco's operations are conducted in Europe and could be impacted by the withdrawal of the United Kingdom ("UK") from the EU, commonly referred to as "Brexit."

        In June 2016, voters in the UK approved an advisory referendum to withdraw from the EU, commonly referred to as Brexit. On March 29, 2017, the UK Prime Minister formally notified the European Council of the UK's intention to withdraw from the EU under Article 50 of the Treaty of Lisbon. The notice began a two-year negotiation period to establish the withdrawal terms. In April 2019, the EU extended the end date of the negotiation period to October 31, 2019, although the UK could leave the EU sooner, depending on political developments. The referendum and notice created political, regulatory and economic uncertainty, particularly in the UK and the EU, and this uncertainty may persist for years if the withdrawal becomes effective without clarification as to whether the UK will continue to be party to the EU Free Trade Agreements ("FTA") at the end of the negotiation period.

        Elanco's business is subject to substantial regulation. If the UK withdraws from the EU without an agreement and mutual recognition of the FTAs, Elanco may not be able to market certain products that entered the EU market following marketing authorization by UK authorities in all the nations that are parties to FTAs with the EU unless and until Elanco has obtained all required regulatory approvals in each jurisdiction where it proposes to market those products.

        In addition, the uncertainty related to Brexit has caused foreign exchange rate fluctuations in the past, including the strengthening of the U.S. dollar relative to the euro and British pound immediately following the announcement of Brexit. The implementation of, or further developments with respect to, Brexit could further impact foreign exchange rates, which could materially adversely affect Elanco's business, financial condition and results of operations.

        A withdrawal with no agreement in place could significantly disrupt the free movement of goods, services, and people between the UK and the EU, and result in increased legal and regulatory complexities, as well as potential higher costs of conducting business in Europe and declining gross domestic product in many European markets. The UK's vote to exit the EU could also result in similar referendums or votes in other European countries in which Elanco does business.

        If no agreement is reached at the end of the extended negotiation period on October 31, 2019 and the UK's separation becomes effective, unless the remaining EU members unanimously agree to an extension, the uncertainty surrounding the terms of the UK's withdrawal and its consequences could adversely impact consumer and investor confidence, and could affect sales or regulation of Elanco's products. Any of these effects, among others, could materially adversely affect Elanco's business, financial condition and results of operations.

Foreign exchange rate fluctuations and potential currency controls affect Elanco's results of operations, as reported in its financial statements.

        Elanco conducts operations in many areas of the world, involving transactions denominated in a variety of currencies. In 2018, Elanco generated approximately 52% of its revenue in currencies other than the U.S. dollar, principally the euro, British pound, Brazilian real, Australian dollar, Japanese yen, Canadian dollar and Chinese yuan. Elanco is subject to currency exchange rate risk to the extent that its costs are denominated in currencies other than those in which it earns revenue. In addition, because Elanco's financial statements are reported in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on Elanco's results of operations.

        Elanco also faces risks arising from currency devaluations and the imposition of cash repatriation restrictions and exchange controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Cash repatriation restrictions and exchange controls may limit Elanco's ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by Elanco's foreign subsidiaries or businesses located in or conducted within a country imposing restrictions or controls. While Elanco currently has no need, and does not intend, to repatriate or convert cash held in countries that have significant restrictions or controls in place, should Elanco need to do so to fund its operations, it may be unable to repatriate or convert such cash, or may be unable to do so without incurring substantial costs.

        Elanco also bears foreign exchange risk associated with the future cash settlement of an existing net investment hedge ("NIH"). In October 2018, Elanco entered into a fixed interest rate, 5-year, 750 million Swiss franc NIH against Swiss franc assets. The NIH is expected to generate approximately $25 million in cash and contra interest expense per year; however, there is potential for significant 2023 settlement exposure on the 750 million Swiss franc notional if the U.S. dollar devalues versus the Swiss franc.

Elanco depends on sophisticated information technology and infrastructure.

        Elanco relies on various information systems to manage its operations, and it increasingly depends on third parties to operate and support its information technology systems, including by way of virtual and cloud-based operations. These third parties include large established vendors as well as small, privately owned companies. Failure by any provider to adequately service Elanco's operations, or a change in control or insolvency of one or more providers, may materially adversely affect Elanco's business, financial condition and results of operations. Prior to the separation, Elanco relied on Lilly to negotiate and manage many of Elanco's relationships and contracts with these third parties.

        In connection with the IPO and the separation, Elanco substantially changed, and will continue to develop, a number of its business processes, including its financial reporting and supply chain processes and with respect to where and from whom it obtains information technology systems. In order to support the new business processes under the terms of Elanco's transitional services agreement with Lilly, Elanco will make significant configuration, process and data changes within many of the information technology systems it uses. If Elanco's information technology systems and processes are not sufficient to support Elanco's business and financial reporting functions, or if Elanco fails to properly implement its new business processes, Elanco's financial reporting may be delayed or inaccurate and, as a result, Elanco's business, financial condition and results of operations may be materially adversely affected. Even if Elanco is able to successfully configure and change its systems, all technology systems, even with implementation of security measures, are vulnerable to disability, failures or unauthorized access. If Elanco's information technology systems were to fail or be breached, this could materially adversely affect Elanco's reputation and its ability to perform critical business functions, and sensitive and confidential data could be compromised.

Breaches of Elanco's information technology systems or improper disclosure of confidential company or personal data could have a material adverse effect on Elanco's reputation and operations, or Elanco may fail to comply with privacy laws, regulations and its contractual obligations.

        Elanco relies on information technology systems to process, transmit and store electronic information in its day-to-day operations, including customer, employee and company data. The secure processing, maintenance and transmission of this information is critical to Elanco's operations and the legal environment surrounding information security, storage, use, processing, disclosure and privacy is demanding, with the frequent imposition of new and changing requirements. Elanco also stores certain information with third parties. Elanco's information systems and those of Elanco's third-party vendors are subjected to computer viruses or other malicious codes, unauthorized access attempts, and cyber- or phishing-attacks and also are vulnerable to an increasing threat of continually evolving cybersecurity risks and external hazards, as well as improper or inadvertent staff behavior, all of which could expose confidential company and personal data systems and information to security breaches. Any such breach could compromise Elanco's networks, and the information stored therein could be accessed, publicly disclosed, lost or stolen. Such attacks could result in Elanco's intellectual property and other confidential information being lost or stolen, disruption of Elanco's operations, and other negative consequences, such as increased costs for security measures or remediation costs, and diversion of management attention. Any actual or perceived access, disclosure or other loss of information or any significant breakdown, intrusion, interruption, cyber-attack or corruption of customer, employee or company data or Elanco's failure to comply with federal, state, local and foreign privacy laws or contractual obligations with customers, vendors, payment processors and other third parties, could result in legal claims or proceedings, liability under laws or contracts that protect the privacy of personal information, regulatory penalties, disruption of Elanco's operations, and damage to Elanco's reputation, all of which could materially adversely affect Elanco's business, revenue and competitive position. While Elanco will continue to implement additional protective measures to reduce the risk of and detect cyber-incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. Elanco's protective measures may not protect it against attacks and such attacks could have a significant impact on Elanco's business and reputation. In addition, prior to the separation, Elanco relied on Lilly for certain privacy and compliance functions and personnel and may experience difficulties maintaining and implementing all policies and practices following completion of the separation.

Increased regulation or decreased governmental financial support relating to the raising, processing or consumption of food animals could reduce demand for Elanco's food animal products.

        Companies in the food animal sector are subject to extensive and increasingly stringent regulations. See "Information about Elanco and Acquisition Sub—Business of Elanco—Regulatory" beginning on page 151. If food animal producers are adversely affected by new regulations or changes to existing regulations, they may reduce herd or flock sizes or become less profitable and, as a result, they may reduce their use of Elanco's products, which may materially adversely affect Elanco's business, financial condition and results of operations. Also, many food animal producers benefit from governmental subsidies, and if such subsidies were to be reduced or eliminated, these companies may become less profitable and, as a result, may reduce their use of Elanco's food animal products. More stringent regulation of the food animal sector, including regarding the use of food animal products, could have a material adverse effect on Elanco's business, financial condition and results of operations.

Elanco's business could be materially adversely affected by labor disputes, strikes or work stoppages.

        Some of Elanco's employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements in certain jurisdictions, including the U.S. As a result, Elanco is subject to the risk of labor disputes, strikes, work stoppages and other labor-relations matters. Elanco may be unable to negotiate new collective bargaining agreements on similar or more favorable terms and may experience work stoppages, higher ongoing labor costs or other labor problems in the future at its sites. Elanco may also experience difficulty or delays in implementing changes to its workforce in certain markets. These risks may be increased by the separation because Elanco will no longer be able to benefit from Lilly's prior relationships and negotiations relating to such agreements.

        Further, labor-related issues, including at Elanco's suppliers or CMOs, could cause a disruption of Elanco's operations, which could have a material adverse effect on its business, financial condition and results of operations, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages and reduced revenue and net income.

The anticipated benefits of the separation may not be achieved.

        Elanco may not be able to achieve the full strategic and financial benefits expected to result from the separation. Further, such benefits, if ultimately achieved, may be delayed. These benefits include the following:

  •
  improving strategic and operational flexibility and streamlining decision-making by providing the flexibility to implement Elanco's strategic plan and to respond more effectively to different customer needs and the changing economic and industry environment;

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  allowing Elanco to adopt the investment policy and dividend policy best suited to its financial profile and business needs, and allowing it to raise capital as an independent business;

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  creating an independent equity structure that makes possible future acquisitions utilizing Elanco's common stock as well as compensation arrangements; and

  •
  facilitating incentive compensation arrangements for employees more directly tied to the performance of Elanco's business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of Elanco's business.

        Elanco may not achieve the anticipated benefits of the separation for a variety of reasons, which could materially adversely affect Elanco's business, financial condition and results of operations.

Elanco has underfunded pension plan liabilities. Elanco will require current and future operating cash flow to fund these shortfalls reducing the cash available for other uses.

        Elanco has certain defined benefit pension plans, predominantly outside of the U.S., that Elanco's employees participate in that are either dedicated to Elanco's employees or where the plan assets and liabilities that relate to Elanco's employees were legally required to transfer to Elanco at the time of the separation. The funded status and net periodic pension cost for these plans is materially affected by the discount rate used to measure pension obligations, the longevity and actuarial profile of Elanco's workforce, the level of plan assets available to fund those obligations and the actual and expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets or in a change in the expected rate of return on plan assets. As of December 31, 2018, for pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation was $229.2 million with plan assets of $124.1 million. Any changes in the discount rate could result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of Elanco's pension plans as well as the net periodic pension cost in the following years. Similarly, changes in the expected return on plan assets can result in significant changes in the net periodic pension cost in the following years. The need to make additional cash contributions will divert resources from Elanco's operations and may have a material adverse effect on Elanco's business, financial condition and results of operations.

Risks Related to Elanco's Relationship with Lilly

As a result of the separation, Elanco will lose Lilly's brand, reputation, capital base and other resources.

        Elanco believes its association with Lilly has contributed to Elanco's building relationships with Elanco's customers due to Lilly's globally recognized brand and perceived high-quality products. The separation could adversely affect Elanco's ability to attract and retain customers, which could result in reduced sales of its products.

        The loss of Lilly's scale, capital base and financial strength may also prompt suppliers to reprice, modify or terminate their relationships with Elanco. In addition, Lilly's disposition of its ownership of Elanco could potentially cause some of Elanco's existing agreements and licenses to be terminated. Elanco cannot predict with certainty the effect that the separation will have on Elanco's business, Elanco's clients, vendors or other persons, or whether the Elanco brand will be accepted in the marketplace.

        Further, because Elanco has not operated as a standalone company in the past, it may have difficulty doing so. Elanco may need to acquire assets and resources in addition to those provided by Lilly, and in connection with the separation, may also face difficulty in separating Elanco's assets from Lilly's assets and integrating newly acquired assets into Elanco's business. Elanco's business, financial condition and results of operations could be materially adversely affected if it has difficulty operating as a standalone company, fails to acquire assets that prove to be important to Elanco's operations or incurs unexpected costs in separating its assets from Lilly's assets or integrating newly-acquired assets.

Lilly may compete with Elanco.

        Lilly is not restricted from competing with Elanco in the animal health business. Although Lilly has informed Elanco it has no current intention to compete with it in the animal health business, if Lilly in the future decides to engage in the type of business Elanco conducts, it may have a competitive advantage over Elanco, which may cause Elanco's business, financial condition and results of operations to be materially adversely affected.

To preserve the tax-free treatment to Lilly and its shareholders of the Split-Off and certain related transactions, Elanco may not be able to engage in certain transactions.

        To preserve the tax-free treatment to Lilly and its shareholders of the Split-Off and certain related transactions, under the tax matters agreement, Elanco is restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit Elanco's ability to pursue certain strategic transactions or engage in other transactions (but does not restrict Elanco from engaging in the merger), including using Elanco's common stock to make acquisitions and in connection with equity capital market transactions that might increase the value of Elanco's business. See "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions of Elanco—Relationship between Elanco and Lilly—Tax Matters Agreement" beginning on page 225.

Lilly's rights as licensor under the intellectual property and technology license agreement could limit Elanco's ability to develop and commercialize certain products.

        Prior to the separation, Elanco had the ability to leverage certain of Lilly's intellectual property. As part of the separation, Elanco entered into an intellectual property and technology license agreement. Pursuant to the intellectual property and technology license agreement, Lilly licenses to Elanco certain of its intellectual property (excluding trademarks) related to the animal health business and also grants a license for Elanco to use Lilly's proprietary compound library for a period of two years plus up to three additional one-year periods, each such period to be granted under Lilly's sole discretion. If Elanco fails to comply with its obligations under this agreement and Lilly exercises its right to terminate it, Elanco's ability to continue to research, develop and commercialize products incorporating that intellectual property will be limited. In addition, this agreement includes limitations that affect Elanco's ability to develop and commercialize certain products, including in circumstances where Lilly has an interest in the licensed intellectual property in connection with its human health development programs. These limitations and termination rights may make it more difficult, time consuming or expensive for Elanco to develop and commercialize certain new products, or may result in Elanco's products being later to market than those of its competitors. For a summary description of the terms of the intellectual property and technology license agreement, see "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions of Elanco—Relationship between Elanco and Lilly—Intellectual Property and Technology License Agreement" beginning on page 229.

Elanco's historical consolidated and combined financial data is not necessarily representative of the results it would have achieved as a standalone company and may not be a reliable indicator of its future results.

        Elanco's historical consolidated and combined financial data included in this proxy statement/prospectus does not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone company during the periods presented or those it will achieve in the future. This is primarily the result of the following factors:

  •
  Elanco's historical consolidated and combined financial data does not reflect the separation;

  •
  Elanco's historical consolidated and combined financial data reflects expense allocations for certain support functions that are provided on a centralized basis within Lilly, such as expenses for executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations that may be higher or lower than the comparable expenses Elanco would have actually incurred, or will incur in the future, as a standalone company;

  •
  Elanco's cost of debt and Elanco's capital structure is different from that reflected in its historical consolidated and combined financial statements;

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  significant increases may occur in Elanco's cost structure as a result of Elanco being a standalone public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

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  loss of economies of scale as a result of Elanco no longer being a part of Lilly.

        Elanco's financial condition and future results of operations, after giving effect to the separation, will be materially different from amounts reflected in Elanco's historical consolidated and combined financial statements included in this proxy statement/prospectus. As a result of the separation, it may be difficult for investors to compare Elanco's future results to historical results or to evaluate Elanco's relative performance or trends in Elanco's business.

Elanco has incurred and will continue to incur significant charges in connection with the separation and incremental costs as a standalone public company.

        Elanco will need to replicate or replace certain functions, systems and infrastructure to which Elanco no longer has the same access after the separation. Elanco may also need to make investments or hire additional employees to operate without the same access to Lilly's existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than Elanco's estimate, and the timing of the incurrence of these costs is subject to change.

        Prior to the separation, Lilly performed or supported many important corporate functions for Elanco. Elanco's consolidated and combined financial statements reflect charges for these services on an allocated basis. Following the separation, many of these services are governed by Elanco's transitional services agreement with Lilly. Under the transitional services agreement Elanco is able to use these Lilly services for a fixed term established on a service-by-service basis. Partial reduction in the provision of any service or termination of a service prior to the expiration of the applicable fixed term requires Lilly's consent. In addition, either party is able to terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods or if the other party undergoes a change of control.

        Elanco pays Lilly mutually agreed-upon fees for these services, which are based on Lilly's costs (including third-party costs) of providing the services through March 31, 2021 and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2022. However, since Elanco's transitional services agreement was negotiated in the context of a parent-subsidiary relationship, the terms of the agreement, including the fees charged for the services, may be higher or lower than those that would be agreed to by parties bargaining at arm's length for similar services and may be higher or lower than the costs reflected in the allocations in Elanco's historical consolidated and combined financial statements. In addition, while these services are being provided to Elanco by Lilly, Elanco's operational flexibility to modify or implement changes with respect to such services or the amounts Elanco pays for them will be limited.

        Elanco may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that Elanco received from Lilly under the transitional services agreement. Additionally, after the transitional services agreement terminates, Elanco may be unable to sustain the services at the same levels or obtain the same benefits as when Elanco was receiving such services and benefits from Lilly. When Elanco begins to operate these functions separately, if Elanco does not have its own adequate systems and business functions in place, or is unable to obtain them from other providers, it may not be able to operate its business effectively or at comparable costs, and its profitability may decline. In addition, Elanco has historically received informal support from Lilly, which may not be addressed in the transitional services agreement. The level of this informal support may diminish or be eliminated in the future.

        In addition, Elanco's historical consolidated and combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that were transferred to Elanco in connection with the separation. The value of the assets and liabilities Elanco assumed in connection with the separation could ultimately be materially different than such attributions, which could have a material adverse effect on Elanco's financial condition.

Risks Related to Elanco's Indebtedness

Elanco has substantial indebtedness.

        Elanco has a significant amount of indebtedness, which could materially adversely affect its business, financial condition and results of operations. As of March 31, 2019, Elanco has incurred approximately $2.5 billion aggregate principal amount of senior indebtedness, consisting of the notes and the Term Facility (as defined below). Elanco has an additional $750 million of borrowing capacity ($1,000 million if certain conditions are met) under the Revolving Facility (as defined below).

        Elanco may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments, acquisitions or for other purposes. If Elanco does so, the risks related to its high level of debt could intensify. Specifically, Elanco's high level of debt could have important consequences, including:

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  making it more difficult for Elanco to satisfy its obligations with respect to its debt;

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  limiting Elanco's ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends;

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  increasing Elanco's vulnerability to general adverse economic and industry conditions;

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  exposing Elanco to the risk of increased interest rates as certain of its borrowings are and may in the future be at variable rates of interest;

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  limiting Elanco's flexibility in planning for and reacting to changes in the animal health industry;

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  impacting Elanco's effective tax rate; and

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  increasing Elanco's cost of borrowing.

Elanco may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

        Elanco's ability to make scheduled payments on or refinance its debt obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. Elanco may be unable to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal and interest on its indebtedness.

        If Elanco's cash flows and capital resources are insufficient to fund its debt service obligations, it could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter its dividend policy, seek additional debt or equity capital or restructure or refinance its indebtedness. Elanco may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow it to meet its scheduled debt service obligations. The instruments that will govern Elanco's indebtedness may restrict its ability to dispose of assets and may restrict the use of proceeds from those dispositions and may also restrict its ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Elanco may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

        In addition, Elanco conducts its operations through its subsidiaries. Accordingly, repayment of Elanco's indebtedness will depend on the generation of cash flow by its subsidiaries, including certain international subsidiaries, and their ability to make such cash available to Elanco, by dividend, debt repayment or otherwise. Elanco's subsidiaries may not have any obligation to pay amounts due on Elanco's indebtedness or to make funds available for that purpose. Elanco's subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable Elanco to make payments in respect of its indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit Elanco's ability to obtain cash from its subsidiaries. In the event that Elanco does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness.

        Elanco's inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, may materially adversely affect Elanco's business, financial condition and results of operations and its ability to satisfy its obligations under its indebtedness.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Statements in this proxy statement/prospectus and the documents incorporated by reference herein that are not strictly historical, including statements regarding the proposed merger, the expected timetable for completing the merger, future financial and operating results, benefits and synergies of the merger, future opportunities for the combined businesses and any other statements regarding events or developments that Elanco and Aratana believe or anticipate will or may occur in the future, may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements, many of which are outside of the control of Elanco and Aratana, and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things:

  Merger-related risk factors

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  the uncertain value of the merger consideration that Aratana stockholders will receive in the merger;

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  the inability to close the merger in a timely manner;

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  the inability of the parties to complete the merger due to the failure to obtain Aratana stockholder approval for the adoption of the merger agreement, or the failure to satisfy other conditions to closing;

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  the failure of the merger to close for any reason;

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  the contractual restrictions imposed by the merger agreement;

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  the possibility that the integration of Aratana's business and operations with those of Elanco may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Aratana's or Elanco's existing businesses;

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  the effect of the announcement of the transaction on Elanco's, Aratana's or the combined company's respective business relationships, operating results and business generally;

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  diversion of management's attention from ongoing business concerns;

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  restrictions in the merger agreement that may discourage other companies from trying to acquire Aratana;

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  the effect of any litigation relating to the merger;

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  the effect of divergent interests of Aratana directors and executive officers in the merger;

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  risks related to CVRs, including the difficulty of valuing the CVRs and the wide variety of factors affecting the value of CVRs, transfer restrictions on CVRs, and the uncertain tax treatment of CVRs;

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  the potential changes in the relative values of Elanco and Aratana subsequent to the delivery of the fairness opinion related to the merger;

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  potential termination of the merger by either party upon failure of the merger to timely close; and

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  the effect of the merger on the Elanco stock price.

  General risk factors

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  heightened competition, including from innovation or generics;

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  the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

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  changes in regulatory restrictions on the use of antibiotics in food animals;

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  impact of generic products;

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  Elanco's ability to implement its business strategies or achieve targeted cost efficiencies and gross margin improvements;

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  consolidation of Elanco's customers and distributors;

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  an outbreak of infectious disease carried by food animals;

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  the success of Elanco's R&D and licensing efforts;

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  Elanco's ability to complete acquisitions and successfully integrate the businesses they acquire;

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  misuse or off-label use of Elanco products;

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  unanticipated safety, quality or efficacy concerns associated with Elanco products;

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  the impact of weather conditions and the availability of natural resources;

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  risks related to Elanco's presence in emerging markets;

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  changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

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  the impact of global macroeconomic conditions;

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  the effect on Elanco's business of the transactions involving the separation and the distribution of Lilly's interest in Elanco to its shareholders through an exchange offer consummated on March 11, 2019;

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  other factors that may affect future results of the combined company described in the section titled "Risk Factors" beginning on page 26 and in Elanco's and Aratana's respective filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in Elanco's and Aratana's Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q and

  •
  the risks set forth in or incorporated by reference into this proxy statement/prospectus, including the risks set forth in the section titled "Risk Factors" beginning on page 26.

        The forward-looking statements made herein speak only as of the date hereof and none of Elanco, Aratana or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

 THE MERGER

Background of the Merger

        The Aratana board and management continually evaluate Aratana's business and financial plans and prospects. As part of this evaluation, the Aratana board and management have periodically considered strategic alternatives to enhance value to Aratana's stockholders. In particular, the Aratana board and management have considered a number of potential partnering and licensing relationships and other strategic transactions, including at times exploring a potential sale of Aratana to enhance value to Aratana's stockholders.

        On May 21, 2018, following ongoing discussions between Aratana and Engaged Capital, LLC, or Engaged Capital, one of Aratana's institutional stockholders, Aratana publicly announced its entry into an agreement with Engaged Capital to, among other things, establish an ad hoc committee of the Aratana board, the Strategic Review Committee, to conduct a formal strategic review of Aratana's business and make recommendations to the Aratana board with respect to Aratana's strategy and opportunities to enhance stockholder value. The closing price of Aratana's common stock on May 21, 2018 was $5.34 per share. The Aratana board formed the Strategic Review Committee in June 2018, which was comprised of four members of the Aratana board, including Steven St. Peter, who was then Aratana's Chief Executive Officer, Irvine Hockaday Jr., Wendy Yarno and Craig Barbarosh, with Mr. Hockaday serving as the initial chairperson.

        From June 2018 through September 2018, the Strategic Review Committee and the Aratana board held several meetings in which they engaged in and coordinated a detailed review with management and its advisors of Aratana's historical and potential future operating performance and the various potential strategic alternatives available to Aratana. The Strategic Review Committee, the Aratana board and management compared the relative merits of Aratana's potential strategic alternatives against Aratana's prospects as a stand-alone company, and the Strategic Review Committee and the Aratana board concluded that it would be in the best interests of the Aratana stockholders to explore a potential strategic transaction involving Aratana.

        In July 2018, upon the recommendation of the Strategic Review Committee and the authorization of the Aratana board, Aratana entered into an engagement letter with Barclays Capital Inc., or Barclays, in connection with Aratana's consideration of strategic alternatives. Prior to entering into the engagement letter, Aratana management summarized for the Aratana board information provided by Barclays regarding their (and their respective affiliates') material relationships with Aratana and other potential bidders. Aratana also engaged Latham & Watkins LLP, or Latham & Watkins, to act as its legal advisor in connection with such activities. The Strategic Review Committee and the Aratana board believed that Barclays and Latham & Watkins would be valuable advisors in Aratana's consideration of strategic alternatives based on their respective expertise and experience advising companies in the animal health and life sciences industries.

        On August 30, 2018, members of Aratana's and Elanco's management met to discuss matters related to their companies' existing business relationship related to Galliprant. As discussed in more detail under "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions of Elanco—Certain Contracts Between Elanco and Aratana" beginning on page 231, on April 22, 2016, Elanco and Aratana had previously entered into certain agreements that granted Elanco rights to develop, manufacture and commercialize its licensed grapiprant rights and technology, including Galliprant, and related products in exchange for an upfront payment and certain royalties and milestones, and that related to the co-promotion of Galliprant and related products in the United States. At the August 30, 2018 meeting, the parties discussed Aratana's public announcement of its on-going strategic review and Elanco expressed interest in participating in any exploration of a potential strategic transaction involving Aratana.

        On September 6, 2018, the Aratana board met in person, with certain members of management and representatives of Barclays and Latham & Watkins participating telephonically, and discussed the progress to date of the Strategic Review Committee's review of Aratana's strategic alternatives. As part of its discussions, the Aratana board discussed in detail the possible exploration of a potential strategic transaction, including the potential scope of outreach to third parties. Representatives of Barclays and management presented a list of the most likely potential bidders, which included 16 companies in the animal health business, including Elanco. The Aratana board also explored with management and its advisors the relative advantages and disadvantages of a broad outreach process compared to a more targeted outreach process. The Aratana board discussed with management and representatives of Barclays potential parties to be contacted as part of the initial outreach, including the list of 16 companies in the animal health business referenced above and one additional company in the animal health business that was recommended at the meeting. Among other things, the Aratana board discussed with management and its advisors the fact that Elanco, which was then a division of Lilly, but was contemplating an initial public offering, was likely to be in the best position to make a compelling offer to acquire Aratana, given the companies' existing business relationships related to Galliprant and the potential synergies between Elanco and Aratana. However, the Aratana board also noted that Elanco's initial public offering process might create potential timing issues for Elanco with respect to a proposed acquisition of Aratana, and that Lilly's continued stake in Elanco could potentially cause additional hurdles to consummating such a transaction, and acknowledged the benefits of including a broad set of other potential viable bidders. In light of the anticipated sale process, the Aratana board also appointed Mr. Barbarosh as chairperson of the Strategic Review Committee based on his experience in such processes. Following its discussions, the Aratana board, consistent with the recommendations of Strategic Review Committee, authorized management and representatives of Barclays to contact the 17 companies identified and discussed during the meeting. The closing price of Aratana's common stock on September 6, 2018 was $5.25 per share.

        On September 14, 2018, Aratana was contacted by a company in the animal health business that was not included in the original list of the 17 companies that was approved by the Aratana board, which expressed potential interest in considering a strategic transaction with Aratana. Following that call, the Aratana board authorized management and representatives of Barclays to include that company in its initial outreach process.

        In September and October 2018, at the direction of the Aratana board, Aratana's management and representatives of Barclays contacted the 18 companies approved by the Aratana board to gauge their respective interests in pursuing a potential strategic transaction with Aratana. Of this group, seven companies, including Elanco, entered into nondisclosure agreements with Aratana, each of which included customary standstill provisions. The other 11 companies ultimately expressed that they were not interested in pursuing a potential strategic transaction with Aratana as part of the proposed process.

        Also in September and October 2018, at the direction of the Aratana board and management, representatives of Barclays sent a bid process letter to each of the seven companies that had signed nondisclosure agreements with Aratana, which requested the submission of a preliminary non-binding proposal by October 17, 2018. Aratana also authorized Latham & Watkins to begin preparing a draft of a merger agreement to provide to each of the potential bidders.

        From September 2018 through October 2018, Aratana's management and representatives of Barclays facilitated due diligence for and continued discussions with the companies that had signed nondisclosure agreements and continued to express interest in pursuing a strategic transaction with Aratana, which included Elanco, Company A and Company B. The other four companies that had signed nondisclosure agreements with Aratana communicated to Aratana that they would not be interested in submitting a preliminary non-binding proposal in connection with the potential strategic transaction. The Strategic Review Committee and the Aratana board also held several meetings during this period to evaluate progress and oversee the strategy with respect to the process.

        On September 24, 2018, Elanco announced the consummation of its initial public offering, at a price to the public of $24.00 per share of Elanco common stock.

        On October 17, 2018, the deadline for submitting initial proposals, Aratana received a written preliminary non-binding proposal from Elanco to purchase all of Aratana's outstanding shares of common stock at a price between $5.67 per share and $6.21 per share, in cash, subject to further due diligence. No other party, including Company A and Company B, submitted a written preliminary non-binding proposal by the deadline. The closing price of Aratana's common stock on October 17, 2018 was $5.47 per share.

        On October 18, 2018, certain media outlets reported speculation that Aratana was actively exploring strategic alternatives. The closing price of Aratana's common stock on that day was $5.40 per share. The closing price of Aratana's common stock on October 22, 2018 was $6.06 per share. Following these reports, Aratana's management and representatives from Barclays received in-bound calls from two other companies in the animal health business regarding a potential strategic transaction with Aratana. However, both parties ultimately expressed that they were not interested in pursuing a potential strategic transaction with Aratana.

        On October 19, 2018, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Elanco's initial proposal and strategies for encouraging proposals from the remaining interested parties, including Company A and Company B, and increasing the competitiveness of the process overall. At the meeting, representatives of Barclays presented a preliminary valuation analysis of Aratana and compared that analysis to the price range proposed in Elanco's initial bid. Following discussions, the Strategic Review Committee instructed management and Barclays to continue to work with Elanco to finalize its due diligence process and increase its proposed purchase price, and to reengage with Company A and Company B to encourage them to submit their preliminary proposals.

        On October 26, 2018, representatives of Elanco attended an in-person management presentation with Aratana's management and representatives of Barclays.

        On October 29, 2018, Aratana received a written preliminary non-binding proposal from Company A to purchase all existing rights to Aratana's commercial products (including royalties in Galliprant but excluding certain Galliprant milestone payments) for an aggregate purchase price range of between $110.0 million and $120.0 million, in cash (which implied a range of between approximately $2.29 per share and $2.50 per share for such assets, based on the shares of Aratana's common stock outstanding as of October 29, 2018), subject to further due diligence. The closing price of Aratana's common stock on October 29, 2018 was $5.99 per share.

        On October 31, 2018, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Company A's proposal. Following discussions with management and representatives of Barclays and Latham & Watkins, the Strategic Review Committee noted that a substantial portion of Aratana's value was in its commercial products and that Company A's proposal was inadequate. Upon advice from management and representatives of Barclays, the Strategic Review Committee instructed management and Barclays to continue to engage with Company A to try to improve its proposal, including encouraging Company A to make a proposal to acquire the entire company, and maintain competition in the sale process. Management and representatives of Barclays also provided a summary of the discussions with Company B, which continued to express interest in pursuing a potential strategic transaction with Aratana but had not yet decided whether to submit a proposal, and, following such discussions, the Strategic Review

Committee instructed management and representatives of Barclays to continue to pursue discussions with Company B.

        During November 2018, Aratana's management and representatives of Barclays continued to facilitate due diligence for Elanco and Company A and to participate in further discussions with the interested parties, including Elanco and Company A.

        On November 5, 2018, representatives of Company A attended an in-person management presentation with Aratana's management and representatives of Barclays.

        On November 9, 2018, Aratana posted a draft of the merger agreement to the virtual data room, which was made available to Elanco and Company A. On the same day, at the direction of the Aratana board, representatives of Barclays sent a bid process letter to each of Elanco and Company A, which requested the submission of a final non-binding proposal by December 11, 2018.

        Also on November 9, 2018, Aratana received an oral preliminary non-binding proposal from representatives of Company B, suggesting that, based on Company B's due diligence to date, Company B would not be prepared to purchase Aratana for an aggregate purchase price of more than $100.0 million, in cash (which implied approximately $2.08 per share, based on the shares of Aratana's common stock outstanding as of October 29, 2018). The closing price of Aratana's common stock on November 9, 2018 was $6.67 per share.

        On November 15, 2018, the Aratana board met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Company B's oral proposal, as well as the status of discussions and negotiations with Elanco and Company A. The Aratana board discussed with management and representatives of Barclays the likelihood of Company B increasing its bid, including the perceived challenges in Company B finding adequate financing for such an increase. Following such discussions, the Aratana board instructed management and representatives of Barclays to remain focused on discussions with Elanco and Company A.

        On December 3, 2018, representatives of Latham & Watkins received an initial mark-up of the draft merger agreement from Elanco's legal advisors, Bryan Cave Leighton Paisner LLP, or BCLP.

        Also on December 3, 2018, Aratana received a revised, final written non-binding proposal from Company A to purchase all existing rights to Aratana's commercial products for an aggregate purchase price of $90.0 million, in cash (which implied approximately $1.87 per share for such assets, based on the shares of Aratana's common stock outstanding as of October 29, 2018), plus up to an additional $85.0 million, in cash (which implied up to an additional approximately $1.77 per share for such assets, based on the shares of Aratana's common stock outstanding as of October 29, 2018), payable upon the achievement of certain sales-based milestone payments. Representatives of Company A indicated that Company A would be unwilling to increase its purchase price further and was not prepared to make an offer to acquire all of Aratana. The closing price of Aratana's common stock on December 3, 2018 was $6.55 per share.

        On December 7, 2018, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss the initial mark-up of the merger agreement from Elanco and Company A's revised proposal. The Strategic Review Committee noted that Company A's proposal reflected a significant discount to Aratana's then current trading price and Company A had stated its unwillingness to increase its purchase price or make a proposal to acquire all of Aratana. The Strategic Review Committee also discussed with management and its advisors other potential ways to bridge potential valuation gaps with bidders, including contingent value rights, or CVRs. Representatives of Latham & Watkins summarized the principal issues in Elanco's mark-up of the merger agreement, including the proposed requirement that Aratana obtain support agreements from certain major third party stockholders of Aratana prior to signing, the proposed requirement that Aratana obtain certain amendments to certain existing license agreements as a condition to closing, and the expansion of certain of Elanco's termination rights. Management instructed Latham & Watkins to negotiate for more favorable terms, with an emphasis on such terms that would increase deal certainty and minimize reliance on third party approvals.

        On December 10, 2018, at Elanco's direction, representatives from Jefferies LLC, or Jefferies, Elanco's financial advisor, informed representatives of Barclays that Elanco would not be submitting a final proposal as Elanco had determined, based on its due diligence to date, that it was unable to offer a purchase price within its initial range and that any proposal would likely reflect a purchase price significantly below that range. The closing price of Aratana's common stock on December 10, 2018 was $6.32 per share.

        On December 11, 2018, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Elanco's decision not to submit a final proposal. In particular, the Strategic Review Committee discussed with management and representatives of Barclays the feedback received regarding Elanco's valuation. The Strategic Review Committee also discussed potential options to bridge the valuation gap, including CVRs, but ultimately concluded that the gap between Elanco's indicated purchase price and Aratana's then current trading price was too significant. The Strategic Review Committee then discussed potential options with management and representatives of Barclays to re-engage with bidders who had declined to participate in the initial process. Management and representatives of Barclays identified three companies, including one company that previously had executed a nondisclosure agreement with Aratana, that they believed might be willing to re-engage with Aratana outside Aratana's initial process. The Aratana board authorized representatives of Barclays and management to contact those three parties.

        Following the meeting, representatives of Barclays contacted the three companies to gauge their respective interests in pursuing a potential strategic transaction with Aratana outside Aratana's initial sale process. On December 21, 2018, one of the companies executed a nondisclosure agreement with Aratana, which contained customary standstill provisions. During December 2018 and January 2019, the two companies that signed nondisclosure agreements with Aratana engaged in due diligence and discussions with management regarding a potential strategic transaction with Aratana. However, discussions with these companies ultimately did not progress beyond the preliminary stage.

        On January 17, 2019, Dr. St. Peter resigned as Aratana's Chief Executive Officer and as a member of the Aratana board (and the committees thereof, including the Strategic Review Committee), and the Aratana board appointed Craig Tooman, who was then Aratana's Chief Financial Officer, as Aratana's new Chief Executive Officer. In connection with Mr. Tooman's appointment, he was also appointed to the Aratana board and as a member of the Strategic Review Committee.

        Between January 2019 and March 2019, the Strategic Review Committee continued to evaluate its strategic alternatives with representatives of Barclays and management, including authorizing management to continue to contact, on an informal basis, potential companies to gauge interest in a potential strategic transaction with Aratana.

        On February 7, 2019, upon the request of Aaron Schacht, Executive Vice President, Innovation, Regulatory and Business Development of Elanco, Mr. Schacht and Mr. Tooman discussed by telephone certain matters related to Aratana's on-going business relationship with Elanco related to Galliprant, consistent with past practices. During this call, Mr. Schacht indicated that Elanco may be interested in continuing to have a broader strategic dialogue with Aratana, including potential additional strategic partnerships related to certain of Aratana's products or a possible strategic transaction with Aratana as a whole. Regarding a possible strategic transaction with Aratana, the parties discussed the possibility of a stock-for-stock transaction, which Mr. Schacht confirmed would likely give Elanco additional flexibility in considering a potential transaction.

        On February 8, 2019, Elanco and Lilly publicly announced the commencement of an exchange offer relating to Lilly's proposed divestiture of its remaining shares of Elanco common stock.

        On February 14, 2019, Jeffrey Simmons, Elanco's President and Chief Executive Officer, spoke with Mr. Tooman by telephone to reiterate Elanco's potential interest in exploring a strategic transaction with Aratana. Mr. Tooman expressed the importance to the Aratana board, in light of Elanco's ultimate response in the initial process, of Elanco's good-faith re-engagement in such discussions.

        On February 26, 2019, at the direction of the Strategic Review Committee, representatives from management of Aratana and Elanco met in person at an animal health conference in London, United Kingdom. During this meeting, Elanco again reiterated its interest in exploring a potential strategic transaction with Aratana, including the likely support of the Elanco board for such a transaction, Elanco's interest in using Elanco stock as consideration, and the additional due diligence necessary to finalize a potential proposal. The parties agreed to continue discussions after Aratana announced its financial results for 2018 in the coming weeks.

        Also at that conference and at the direction of the Strategic Review Committee:

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  Mr. Tooman met in person with members of management from Company C, one of the parties that had participated in the initial process but had not signed a nondisclosure agreement with Aratana. Members of management of Company C indicated that Company C may be interested in re-engaging in an exploration of a potential strategic transaction with Aratana, and indicated that they would contact Mr. Tooman in the future to discuss further.

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  Mr. Tooman met in person with members of management from Company D, one of the parties that had signed a nondisclosure agreement with Aratana in connection with the initial process, but did not submit a proposal. Members of management of Company D indicated that Company D may be interested in exploring strategic possibilities with Aratana, including a potential strategic transaction, in the future.

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  Mr. Tooman met in person with members of management from one of the parties that had signed a nondisclosure agreement with Aratana in connection with the initial process, but did not submit a proposal. Members of management of that company suggested that, while the company was interested in certain of Aratana's commercial products, the premium that such company was willing to pay would not be competitive.

        On March 11, 2019, Lilly and Elanco announced the completion of the exchange offer pursuant to which Lilly disposed of its remaining shares of Elanco common stock, and Elanco ceased to be a controlled company.

        On March 12, 2019, Aratana announced its financial results for the fourth quarter and full fiscal year of 2018. The closing price of Aratana's common stock on March 13, 2019 was $3.85 per share.

        On March 18, 2019, management from Elanco and Aratana met in person to discuss certain matters related to the companies' current business relationship, as well as the potential terms and structure for a possible strategic transaction. During such discussions, Aratana's management indicated that a strategic partnership regarding certain of Aratana's products was not likely to be in the best interests of Aratana's stockholders when compared to a potential acquisition of Aratana as a whole. Elanco's management team confirmed that Elanco was very interested in a potential strategic transaction, and suggested that it would provide a preliminary written proposal to Aratana in the coming days.

        On March 24, 2019, Aratana received a written non-binding proposal from Elanco to purchase all of Aratana's outstanding shares of common stock in exchange for shares of Elanco common stock, at an exchange ratio reflecting an implied value of $4.15 per share of Aratana common stock. The closing price of Aratana's common stock on March 22, 2019, the last trading day prior to Aratana's receipt of Elanco's non-binding proposal on March 24, 2019, was $3.67 per share.

        On March 26, 2019, Mr. Tooman contacted the chief executive officer of Company D to follow up regarding Company D's potential interest in re-engaging in an exploration of a strategic transaction with Aratana. The chief executive officer of Company D confirmed Company D's interest and began preliminary discussions and due diligence with Aratana.

        On March 28, 2019, following communications between representatives of Company C and Aratana's management, Mr. Tooman met in person with a member of Company C's management to follow up regarding Company C's potential interest in re-engaging in an exploration of a strategic transaction with Aratana. The member of Company C's management informed Mr. Tooman that Company C may be interested, but would need further time to review Aratana's publicly available information.

        Later that day, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss management's recent interactions with Elanco, Company C and Company D, and Elanco's latest proposal. Representatives of Barclays provided preliminary valuation analysis of Aratana and compared that with the implied valuation of Elanco's proposed exchange ratio. The Strategic Review Committee discussed with its advisors the considerations related to a stock-for-stock transaction compared to an all-cash transaction, including timing, due diligence, approvals, securities laws requirements, deal certainty, and potential price protections. Representatives of Barclays discussed the trading history of Elanco common stock since its initial public offering. Representatives of Latham & Watkins also noted that Elanco would not be required to obtain separate stockholder approval for the transaction, which would help increase the likelihood of completing the transaction. Following deliberations, the Strategic Review Committee authorized representatives of Barclays to negotiate with Elanco to improve its offer and authorized management to continue to engage in discussions with Company C and Company D to try to gauge their respective interests in potentially submitting a proposal.

        On April 1, 2019, following further discussions and negotiations, Aratana received an oral revised proposal from Elanco to purchase all of Aratana's outstanding shares of common stock in exchange for shares of Elanco common stock, at an exchange ratio reflecting an implied value of $4.50 per share of Aratana common stock. The closing price of Aratana's common stock on April 1, 2019 was $3.55 per share.

        Also on April 1, 2019, Mr. Tooman met in person with members of management of Company D to discuss the potential strategic transaction with Aratana and address certain preliminary questions regarding Aratana and its operations. Company D indicated that it remained interested in the potential transaction with Aratana and would continue to conduct its due diligence on Aratana.

        Later that day, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Elanco's revised proposal and recent discussions with Company C and Company D. Based on feedback from management and representatives of Barclays, the Strategic Review Committee instructed them to continue to negotiate to improve Elanco's proposed purchase price.

        On April 2, 2019, following further negotiations, Aratana received a revised oral proposal from Elanco to purchase all of Aratana's outstanding shares of common stock in exchange for shares of Elanco common stock, at an exchange ratio reflecting an implied value of $4.75 per share of Aratana common stock. Elanco indicated that it would be unwilling to increase the exchange ratio further, but that it might be willing to consider also offering to Aratana's stockholders a nontransferable CVR that would entitle the holders to a certain cash amount upon the achievement of certain future sales milestones of Entyce. The closing price of Aratana's common stock on April 2, 2019 was $3.64 per share.

        On April 3, 2019, the Aratana board met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Elanco's latest proposal and management's discussions with Company C and Company D. Following an update from the Strategic Review Committee, representatives of Barclays discussed preliminary views on valuation of Aratana. The Aratana board discussed with its advisors the possibility of a CVR, including some of the features, benefits and drawbacks of such an instrument. The Aratana board emphasized that any such CVR would need to be based on objective and obtainable measurements during a finite period, and any such payment under the CVR should be made in cash. At the meeting's conclusion, the Aratana board instructed representatives of Barclays to counter at an exchange ratio reflecting an implied value of $5.00 per share of Aratana common stock. The Aratana board also authorized management to continue its discussions with Company C and Company D in case they were prepared to make a proposal.

        Later that day, representatives of Barclays communicated Aratana's counterproposal of an exchange ratio reflecting an implied value of $5.00 per share of Aratana common stock to Elanco's representatives. Elanco rejected the counterproposal, stating that the exchange ratio reflecting an implied value of $4.75 per share of Aratana common stock was firm. At the direction of the Strategic Review Committee and management, representatives of Barclays countered with a proposal to add a CVR to the merger consideration, which would entitle Aratana stockholders to a total of up to an additional $0.50 in cash per share of Aratana common stock upon the achievement of two sales milestones related to future global sales of certain products. The closing price of Aratana's common stock on April 3, 2019 was $3.58 per share. The representatives from Elanco agreed to review this proposal and respond to Aratana in the coming days.

        Upon the instruction of the Strategic Review Committee, on April 4, 2019, Mr. Tooman contacted the chief executive officer of Company D to indicate that Aratana intended to move quickly with respect to a potential strategic transaction, and that time was of the essence. While Company D continued to perform preliminary due diligence, Company D did not indicate that it would be prepared to accelerate its review or to make an offer to acquire Aratana.

        Also on April 4, 2019, Mr. Tooman contacted Company C to inquire as to the progress of its due diligence review of publicly available information on Aratana, and its interest in signing a nondisclosure agreement with Aratana. Company C indicated that, based on its current due diligence, it would have difficulty in reaching a valuation that reflected a premium to the then-current trading price of Aratana common stock, but would be willing to continue its due diligence process and to sign a nondisclosure agreement. Company C indicated that it would provide due diligence questions to Aratana in the coming days. The closing price of Aratana's common stock on April 4, 2019 was $3.59 per share.

        On April 8, 2019, Aratana received a revised written proposal from Elanco to purchase all of Aratana's outstanding shares of common stock in exchange for shares of Elanco common stock, at an exchange ratio reflecting an implied value of $4.75 per share of Aratana common stock, plus a CVR that would entitle Aratana stockholders to $0.25 in cash per share of Aratana common stock upon the achievement of one of two sales milestones related to future global sales of Entyce, or other products that may be developed that contain capromorelin as the active ingredient. At Elanco's direction, representatives of Jefferies communicated to representatives of Barclays Elanco's position that it would be unwilling to further increase its proposed purchase price and Elanco's desire to announce the proposed transaction before its next earnings release in May. The closing price of Aratana's common stock on April 8, 2019 was $3.84 per share.

        On April 9, 2019, the Aratana board met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss Elanco's latest proposal. Representatives of Barclays discussed Elanco's latest proposal, and management led discussions regarding the proposed mechanics for the CVR, as well as the likelihood of achieving either of the proposed sales milestones. Management also provided an update on its discussions with Company C and Company D, which, while both companies remained engaged, were progressing slowly. Following its discussions, the Aratana board authorized management and its advisors to proceed with negotiations with Elanco based on the current proposal, including commencing the performance of due diligence on Elanco and finalizing definitive agreements. The Aratana board also authorized management to continue its discussions with Company C and Company D, including encouraging them to accelerate their respective processes to make a proposal.

        Beginning on April 9, 2019, Aratana and its advisors began engaging in business and legal due diligence on Elanco, including several in-person and telephonic meetings. Aratana and its advisors also facilitated Elanco's supplemental due diligence on Aratana.

        On April 13, 2019, at the direction of the Aratana board and management, representatives of Latham & Watkins delivered a draft of the merger agreement to BCLP, reflecting the comments and feedback from management and the Aratana board. During the following weeks, numerous drafts of the merger agreement (including the form of CVR agreement) were shared between Elanco and Aratana in which many key terms were negotiated, including negotiations regarding the proposed conditions to closing, termination rights, antitrust efforts obligations, termination fee amounts, and the milestone definitions and obligations of Elanco related to the achievement of the milestones under the form of CVR agreement.

        On April 15, 2019, Company C entered into a nondisclosure agreement with Aratana. Members of management communicated to Company C that Aratana intended to move quickly with respect to a potential strategic transaction, and that time was of the essence. Company C continued to perform due diligence, but did not indicate that it would be prepared to accelerate its review or to make an offer to acquire Aratana.

        On April 16, 2019, Aratana entered into a nondisclosure agreement with Pacira Pharmaceuticals, Inc., or Pacira, one of Aratana's commercial partners and the licensor to Aratana of the global rights to develop and commercialize Nocita. At the request of Elanco, Aratana discussed with Pacira the possible entry into an amendment to Aratana's existing license, development and commercialization agreement with Pacira to revise certain terms related to the restrictions on competition therein, to be made effective upon the potential entry into a merger agreement with Elanco. Such amendment would clarify the inapplicability of such restrictions to certain of Elanco's products. Mr. Tooman facilitated discussions between Aratana, Elanco and Pacira, and Pacira ultimately agreed to enter into the amendment, which was executed substantially concurrently with the merger agreement.

        On April 22, 2019, Mr. Simmons contacted Mr. Tooman, indicating that time was of the essence for Elanco, given the timing of certain of Elanco's internal strategic initiatives, and stressed the importance to Elanco of reaching a conclusion on negotiations as soon as possible.

        Later that day, the Strategic Review Committee met telephonically, with members of management and representatives of Barclays and Latham & Watkins participating, to discuss the progress with respect to Aratana's negotiations with Elanco and the status of discussions with Company C and Company D. Representatives of Latham & Watkins provided a summary of the progress made in negotiating the transaction documents to date, as well as the remaining open issues, including with respect to antitrust covenants, milestone calculations and certain rights of CVR holders under the CVR agreement. Management also noted that, based on the information to date, it seemed unlikely that Company C or Company D would be able to accelerate their respective processes to make a proposal despite Aratana's repeated encouragement to do so. Following such discussions, the Strategic Review Committee also discussed Mr. Tooman's interactions with Mr. Simmons, the various timing considerations, and the steps and progress that would be necessary to accommodate Elanco's requested timing. Management confirmed that the due diligence process for both parties was substantively complete, and the only remaining points related to the remaining open issues in the transaction documents. Following discussions, the Strategic Review Committee authorized management and its advisors to attempt to use Elanco's desired timing to negotiate for more favorable terms on the remaining open issues. The closing price of Aratana's common stock on April 22, 2019 was $3.37 per share.

        On April 23, 2019, at the request of the Strategic Review Committee, Mr. Tooman contacted Mr. Simmons and provided a list of remaining open issues on the transaction documents and the concessions that would be necessary on those issues for the Aratana board to accommodate Elanco's desired timing. The closing price of Aratana's common stock on April 23, 2019 was $3.46 per share.

        On April 24, 2019, representatives of BCLP delivered a revised draft of the merger agreement (including the form of CVR agreement) to Latham & Watkins, substantively reflecting the concessions requested by Mr. Tooman. With the advice of Aratana's and Elanco's respective managements, over the course of April 24, 2019 and April 25, 2019, Latham & Watkins and BCLP negotiated to mutually satisfactory resolution all of the remaining open issues in the merger agreement (including the form of CVR agreement), and the parties agreed upon, among other things, (i) an exchange ratio of 0.1481, which equaled an implied value of $4.75 per share of Aratana common stock, based on the closing price of Elanco common stock on April 24, 2019, (ii) a termination fee payable by Aratana in certain circumstances equal to $7.0 million, or approximately 3.0% of the aggregate equity value of the transaction, (iii) more favorable mechanics for holders of CVRs related to determining net sales under the form of CVR agreement, and (iv) increased rights for the holders of CVRs under the form of CVR agreement. The closing price of Aratana's common stock on April 24, 2019 was $3.41 per share, and the closing price of Aratana's common stock on April 25, 2019 was $3.43 per share.

        On April 25, 2019, the Strategic Review Committee and the Aratana board held a joint telephonic meeting, with members of management and representatives of Barclays and Latham & Watkins participating, to consider approval of the proposed merger agreement with Elanco. Also at this meeting:

  •
  representatives of Latham & Watkins reviewed with the Aratana board its fiduciary duties when considering the proposed transaction;

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  management and representatives of Latham & Watkins reviewed with the Aratana board the outcome of the negotiations with Elanco and the revised terms and conditions of the proposed merger agreement (including the form of CVR agreement); and

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  representatives of Barclays reviewed with the Aratana board and the Strategic Review Committee Barclays' financial analysis of proposed merger consideration and Barclays delivered its oral opinion (which was confirmed by delivery of a written opinion dated April 25, 2019) to the Aratana board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the stockholders of Aratana in the merger (other than holders of cancelled shares and dissenting shares) is fair to such stockholders. For a detailed discussion of Barclays' opinion, please see below under the heading "—Opinion of Aratana's Financial Advisor" beginning on page 76 of this proxy statement/prospectus.

        The Strategic Review Committee and the Aratana board considered various reasons to approve the merger agreement, including certain countervailing factors. The Aratana board also discussed with management the status of the discussions with Company C and Company D, and, following such discussions, concluded that neither Company C nor Company D were likely to submit competitive bids, and that it was in the best interests of Aratana and its stockholders to proceed with Elanco's proposal rather than risk losing Elanco's interest by delaying the process further. After discussions with its financial and legal advisors and members of Aratana's senior management, and in light of the reasons considered, the Strategic Review Committee unanimously recommended that the Aratana board (i) determine that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Aratana and its stockholders, (ii) approve and adopt the merger agreement and authorize the execution, delivery and performance thereof, and (iii) subject to the terms and conditions set forth in the merger agreement, recommend that the Aratana stockholders approve the merger agreement. Following such recommendation, Barclays delivered its opinion described above to the Aratana board, and the Aratana board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Aratana and its stockholders, (ii) approved and adopted the merger agreement and authorized the execution, delivery and performance thereof, and (iii) subject to the terms and conditions set forth in the merger agreement, resolved to recommend that the Aratana stockholders approve the merger agreement. For a detailed description of the various reasons considered by the Aratana board, please see below under the heading "—Reasons for the Recommendation of the Aratana Board."

        In the early morning on April 26, 2019, Aratana, Elanco and Acquisition Sub executed and delivered the merger agreement. Prior to the opening of U.S. stock markets on April 26, 2019, Aratana and Elanco issued press releases announcing the execution of the merger agreement.

Aratana Board Recommendation and Its Reasons for the Merger

        In evaluating the merger agreement and the transactions contemplated thereby and recommending that the Aratana stockholders approve the merger, the Aratana board consulted with Aratana's senior management, Latham & Watkins and Barclays and considered and analyzed a range of factors. The Aratana board also consulted with Latham & Watkins regarding the Aratana board's fiduciary duties, legal due diligence matters and the terms of the merger agreement. Based on these consultations, considerations and analyses, and the factors discussed below, the Aratana board unanimously concluded that entering into the merger agreement was fair to, and in the best interests of, Aratana's stockholders.

        The Aratana board believed the following material factors and benefits supported its unanimous determination and recommendation:

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  Compelling Value.  The Aratana board considered the relationship of the value of the Elanco common stock issuable to Aratana stockholders pursuant to the exchange ratio to the current and recent historical market prices of shares of Aratana common stock, and the fact that the stock consideration represented a significant premium over the market prices at which shares of Aratana common stock recently traded prior to the announcement of the execution of the merger agreement, including the fact that the stock consideration represented an implied premium of approximately 38.5% to the closing price per share of Aratana common stock on April 25, 2019, the trading day before the execution of the merger agreement.

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  Contingent Value Rights:  The Aratana board considered that, in addition to the stock consideration payable to Aratana stockholders, the Aratana stockholders immediately prior to closing will receive a CVR representing the right to receive $0.25 in cash if a specified milestone is achieved following the merger (as more fully described under the section titled "The Contingent Value Rights Agreement" beginning on page 121).

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  Ability to Share in Future Value of Elanco.  The Aratana board believes that the merger will provide the existing Aratana stockholders a significant opportunity to participate in the potential growth of Elanco and the anticipated synergies of the combined company following the merger. The Aratana board further believes that Aratana's portfolio of pet therapeutics will significantly benefit from Elanco's broader presence in the U.S. and Elanco's approach to lifecycle management, including investment in additional indications for Aratana's current products and the potential to initiate international approvals. These beliefs are based on the judgment, advice and analysis of Aratana's senior management with respect to the potential strategic, financial and operational benefits of the merger, as well as Aratana's due diligence of Elanco. In addition, the Aratana board also considered the business reputation, management and financial resources of Elanco, Elanco's diversified product portfolio, and prospects for growth and margin improvements.

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  Risks Related to Remaining a Stand-Alone Company.  The Aratana board believes that the merger consideration is more favorable to its stockholders than the value of remaining an independent, stand-alone public company, after accounting for the risks and uncertainties associated with achieving and executing upon Aratana's business and financial plans in the short- and long-term as a stand-alone company. The Aratana board reviewed Aratana's business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact of those factors on the trading price of Aratana's common stock, to assess the prospects and risks associated with remaining an independent, stand-alone public company. Among the potential risks identified by the Aratana board were:

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  the risk that regulatory authorities, including the FDA, will not approve any of Aratana's product candidates, or any related restrictions, limitations or warnings in the label of an approved product;

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  the risks associated with the outcome of future clinical studies and the possibility that future clinical study results will not be consistent with those previously observed;

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  Aratana's ability to successfully manufacture, distribute and commercialize its products;

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  Aratana's ability to successfully manufacture, distribute and commercialize new products;

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  Aratana's ability, and the ability of Aratana's in-licensors, to obtain and maintain patent coverage for its product candidates, including risks related to pending and any future patent infringement lawsuits, re-examinations and the risk of generic products competing with any products marketed by Aratana;

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  the challenges and risks associated with growing Aratana through either organic growth or strategic acquisitions;

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  the competitive nature of the companion animal industry and Aratana's target markets;

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  the significant losses Aratana has incurred since its inception and the risk that Aratana will continue to incur losses for the foreseeable future;

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  Aratana's financial resources relative to its competitors and the significant amount of capital (and incremental stockholder dilution) that Aratana would need to raise to fund ongoing clinical trials, commercialization of its pipeline products, development of an expanded sales platform and continuance of its existing research and development operations; and

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  the additional risk factors pertaining to Aratana that are listed in Item 1A of Part I of its most recent Annual Report filed on Form 10-K.

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  Best Alternative for Maximizing Stockholder Value.  The Aratana board undertook a comprehensive and thorough process of reviewing and analyzing potential operational and financing strategies for the company in light of its financial position, as well as potential strategic transactions and potential merger candidates, to identify the course of action that would, in the Aratana board's opinion, create the most value for Aratana stockholders. The Aratana board believes, after a thorough review of its prospects as a stand-alone company and available strategic alternatives, as well as a result of discussions with Aratana's senior management, financial advisors and legal counsel, that the merger with Elanco was more favorable to the stockholders of Aratana than the potential value that might have resulted from other options available to Aratana, including remaining a standalone public company, considering the risks associated with such options.

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  Potential Tax Benefits of Stock Portion of Merger Consideration.  The Aratana board considered the fact that the stock portion of the merger consideration received by Aratana stockholders may qualify for deferred tax treatment.

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  Negotiations with Elanco.  The Aratana board believes that as a result of arm's length negotiations with Elanco, Aratana and its representatives negotiated the highest exchange ratio that Elanco was willing to agree to, and that the terms of the merger agreement include the most favorable terms to Aratana in the aggregate to which Elanco was willing to agree.

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  Terms of the Merger Agreement.  The Aratana board also reviewed the terms of the merger agreement and associated transactions, including:

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    the exchange ratio is fixed based on the relative valuations of the companies, and thus avoids fluctuations in the number of shares of Elanco common stock payable as consideration in the merger;

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    the limited number and nature of the conditions to Elanco's obligation to consummate the merger, the limited risk of non-satisfaction of such conditions and the likelihood that the merger will be consummated on a timely basis;

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    the "fiduciary out" provisions of the merger agreement, which, subject to the terms and conditions thereof, permit Aratana to furnish information to and conduct negotiations with third parties that make acquisition proposals under certain circumstances, to change its recommendation to stockholders regarding the merger agreement and to terminate the merger agreement in order to approve a superior proposal, subject to payment of a termination fee to Elanco;

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    the potential termination fee of $7.0 million that could become payable by Aratana if the merger agreement is terminated in certain circumstances, which the Aratana board believed was reasonable in light of the overall terms of the merger agreement and the benefits of the merger and would not preclude another party from making a competing proposal; and

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    the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

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  Fairness Opinion.  The Aratana board considered the financial analyses of Barclays, including the opinion of Barclays, dated as of and delivered to the Aratana board of directors on April 25, 2019, to the effect that as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to the Aratana stockholders in the merger (other than holders of cancelled shares and dissenting shares) is fair, from a financial point of view, to such stockholders (as more fully described under the section titled "—Opinion of Aratana's Financial Advisor" beginning on page 76.

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  Likelihood of Consummation.  The Aratana board considered the likelihood that the merger will be consummated, based on, among other things, the limited number of conditions to the merger, the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, the remedies available under the merger agreement to Aratana in the event of various breaches by Elanco, and Elanco's reputation, and its financial capacity to complete an acquisition of this size, which the Aratana board believed supported the conclusion that a transaction with Elanco could be completed relatively quickly and in an orderly manner (including the payment of the cash amount to CVR holders, if such amount becomes payable).

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  Stockholder Approval.  The Aratana board considered that the merger would be subject to the approval of its stockholders and that stockholders would be free to reject the merger.

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  Appraisal Rights.  The Aratana board considered the fact that the stockholders that do not tender their shares of Aratana common stock in the merger and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the merger.

        In the course of its deliberations, the Aratana board also considered a variety of risks and other countervailing factors related to entering into the merger, including:

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  Potential Fluctuations in Relative Value.  The Aratana board considered the fact that the stock consideration is based on a fixed exchange ratio and thus the exchange ratio will not change based on changes to Elanco's share price if the value of Elanco's business declines relative to the value of Aratana's business prior to closing of the transaction;

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  Risk the Merger May Not Be Consummated.  The Aratana board considered the fact that consummation of the merger is subject to the satisfaction of certain closing conditions that are not within Aratana's control, including receipt of the necessary regulatory clearances and approvals and that no material adverse effect on Aratana has occurred. There can be no assurance that all conditions to the parties' obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger is approved by Aratana's stockholders. The Aratana board considered the fact that if the merger is not consummated (i) Aratana will have incurred significant transaction and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and customer relationships; (ii) the trading price of Aratana's common stock could be adversely affected; and (iii) the market's perceptions of Aratana's prospects could be adversely affected.

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  Timing Risks.  The Aratana board considered the amount of time it could take to complete the merger, including the risk that the necessary regulatory approvals or clearances to complete the merger might not be received prior to the termination of the merger agreement or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties' compliance with certain terms or conditions which may cause one or more of the conditions not to be satisfied.

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  Inability to Recognize Synergies.  The Aratana board considered the challenges inherent in the combination of two businesses, including the risk that integration of the two companies may take more time and be more costly than anticipated, and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized.

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  Inability to Solicit Other Takeover Proposals.  The Aratana board considered that the merger agreement includes a covenant prohibiting Aratana from directly or indirectly soliciting, initiating, seeking or knowingly facilitating or encouraging any inquiry, discussion, offer or request relating to, or that constitutes, or would reasonably be expected to lead to, an acquisition proposal. The Aratana board also considered, but did not consider preclusive, the fact that the right afforded to Elanco under the merger agreement to re-negotiate the terms of the merger agreement in response to a superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Aratana.

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  Termination Fee.  The Aratana board considered the fact that Aratana may be required to pay a termination fee of $7.0 million (approximately 3% of the transaction value) if the merger agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless Aratana entered into a more favorable transaction. The Aratana board also recognized that the provisions in the merger agreement relating to this fee were insisted upon by Elanco as a condition to entering into the merger agreement.

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  Contingent Value Rights:  The Aratana board considered the specified milestone that must be achieved in order for current Aratana stockholders to receive $0.25 in cash in exchange for each outstanding CVR may not be achieved and the CVRs may expire without value (as more fully described under the section titled "The Contingent Value Rights Agreement" beginning on page 121).

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  Effect of Public Announcement.  The Aratana board considered the effect of the public announcement of Aratana entering into the merger agreement on Aratana's operations, including Aratana's relationships with customers, vendors and employees, its ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on its financial results as a result of that disruption, the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby, including the merger, and the possible volatility, at least in the short term, of the trading price of Aratana common stock resulting from the merger announcement.

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  Opportunity Costs and Interim Operating Covenants.  The Aratana board considered that the focus and resources of Aratana's management may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect Aratana's business. The Aratana board also considered the restrictions on the conduct of Aratana's business during the pendency of the merger, which may delay or prevent Aratana from undertaking potential business opportunities that may arise or may negatively affect its ability to attract, retain and motivate key personnel.

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  Transaction Costs.  The Aratana board considered the fact that Aratana has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated, including the costs associated with any potential related litigation.

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  Taxable Consideration.  The Aratana board considered the fact that the gains from certain aspects of the consideration to be received by the Aratana stockholders in the merger will be taxable to such stockholders for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—Receipt of CVRs" beginning on page 252.

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  Potential Conflicts of Interest.  The Aratana board considered the risk that certain of Aratana's directors and executive officers may have interests in the transactions contemplated by the merger agreement, including the merger, as individuals that are in addition to, or that may be different from, the interests of Aratana's stockholders. See the section titled "The Merger—Interests of Aratana Directors and Officers in the Merger" beginning on page 89 of this proxy statement/prospectus.

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  Other Risks.  The Aratana board also considered the risks of the type and nature described under "Risk Factors" beginning on page 26.

        The foregoing information and factors considered by the Aratana board are not intended to be exhaustive but are believed to include the material factors considered by the Aratana board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Aratana board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Aratana board may have given different weight to different factors. In addition, the Aratana board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Aratana board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management and the legal and financial advisors of Aratana, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Aratana's Financial Advisor

        Aratana engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Aratana, including a possible sale of Aratana, pursuant to an engagement letter dated July 30, 2018. On April 25, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Aratana board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the merger consideration to be offered to the Aratana stockholders in the merger (other than holders of cancelled shares and dissenting shares) is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of April 25, 2019, is attached as Appendix B to this proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Fairness Opinion Committee, is addressed to the Aratana board, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the Aratana stockholders (other than holders of cancelled shares and dissenting shares) and does not constitute a recommendation to any Aratana stockholder as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm's-length negotiations between Aratana and Elanco and were unanimously approved by the Aratana board. Barclays did not recommend any specific form of consideration to Aratana or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Aratana's underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction or business strategy in which Aratana may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be offered to the Aratana stockholders in the merger. No limitations were imposed by the Aratana board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays, among other things:

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  reviewed and analyzed a draft of the merger agreement, dated as of April 25, 2019, and the specific terms of the proposed merger set forth therein, including a draft of the CVR agreement, dated as of April 24, 2019;

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  reviewed and analyzed publicly available information concerning Aratana that Barclays believed to be relevant to its analysis, including Aratana's Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

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  reviewed and analyzed publicly available information concerning Elanco that Barclays believed to be relevant to its analysis, including Elanco's Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

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  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Aratana furnished to Barclays by Aratana, including financial projections of Aratana prepared by management of Aratana, which are referred to in this proxy statement/prospectus as the Updated Management Projections;

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  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Elanco furnished to Barclays by Elanco, including certain limited financial projections for calendar year 2019 concerning Elanco prepared by management of Elanco, which is referred to in this proxy statement/prospectus as the Elanco Guidance;

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  reviewed and analyzed a trading history of Aratana common stock from April 24, 2018 to April 24, 2019 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

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  reviewed and analyzed a trading history of Elanco common stock from September 19, 2018, the date of Elanco's initial public offering, to April 24, 2019 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

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  reviewed and analyzed a comparison of the historical financial results and present and projected financial condition of Aratana and Elanco with each other and with those of other companies that Barclays deemed relevant;

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  reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Aratana and Elanco, which are referred to in this proxy statement/prospectus as the Research Estimates;

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  reviewed and analyzed the results of Barclays' efforts to solicit indications of interest from third parties with respect to a sale of Aratana;

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  reviewed and analyzed a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Barclays deemed relevant;

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  had discussions with the management of Aratana concerning Aratana's business, operations, assets, liabilities, financial condition and prospects;

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  had discussions with the management of Aratana concerning Elanco's business, operations, assets, liabilities, financial condition and prospects, and

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  undertook such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Aratana that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Updated Management Projections, upon the advice of Aratana, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aratana as to the future financial performance of Aratana and that Aratana would perform in accordance with such projections. Barclays was not provided with financial projections of Elanco prepared by the management of Elanco or Aratana for any fiscal period other than the Elanco Guidance. Accordingly, upon the advice of Aratana, Barclays analyzed the Elanco common stock only on the basis of the Elanco Guidance, the Research Estimates for Elanco and other publicly available information about Elanco and, at the direction of Aratana, assumed that the Elanco Guidance and Research Estimates for Elanco were a reasonable basis upon which to evaluate the future financial performance of Elanco. In connection with its financial analyses, Barclays considered the probabilities, provided to Barclays by management of Aratana, of the combined company achieving certain Net Sales (as such term is defined in the CVR agreement) to derive a reference valuation range for the CVR consideration, which valuation range was reviewed and approved by management of Aratana for purposes of Barclays' financial analyses in connection with rendering its opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates described herein or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Aratana and did not make or obtain any evaluations or appraisals of the assets or liabilities of Aratana. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 25, 2019. Barclays expressed no opinion as to (i) the prices at which shares of Aratana common stock would trade following the announcement of the proposed merger, (ii) the prices at which the shares of Elanco common stock would trade following the announcement or consummation of the proposed merger, or (iii) the value or price of the CVRs upon or after issuance thereof. Barclays opinion should not be viewed as providing any assurance that the market value of the shares of Elanco common stock to be held by the Aratana stockholders after the consummation of the proposed merger will be in excess of the market value of the shares of Aratana common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed merger. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 25, 2019.

        Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed that the final terms of the CVR agreement would not vary materially from those set forth in the form reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Aratana, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement and the CVR agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Aratana had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Aratana common stock but rather made its determination as to fairness, from a financial point of view, to Aratana stockholders of the merger consideration to be offered to such stockholders in connection with the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and review and the application of those methods to particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

  Summary of Material Financial Analyses

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Aratana board. The summary of Barclays' analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays' opinion.

        For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aratana or any other parties to the proposed merger. No company, business or transaction considered in Barclays' analyses and reviews is identical to Aratana, Elanco, Acquisition Sub or the proposed merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays' analyses and reviews. None of Aratana, Elanco, Acquisition Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays' analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays' analyses and reviews.

  Merger Consideration Analysis

        For purposes of its opinion, Barclays calculated the implied value, as of April 24, 2019, of the per share stock consideration and the per share merger consideration to be paid to Aratana stockholders, and determined that the implied value, as of April 24, 2019, of the stock consideration per share of Aratana common stock was $4.75 and the implied value, as of April 24, 2019, of the merger consideration per share of Aratana common stock was $4.94.

        To calculate the implied value, as of April 24, 2019, of the stock consideration per share of Aratana common stock, Barclays multiplied the closing price of $32.07 per share of Elanco common stock on April 24, 2019, the last trading date prior to the delivery of Barclays' opinion, by the exchange ratio of 0.1481 of a share of Elanco common stock per share of Aratana common stock. Accordingly, Barclays calculated the implied value, as of April 24, 2019, of the stock consideration per share of Aratana common stock to be $4.75.

        To calculate the implied value, as of April 24, 2019, of the merger consideration per share of Aratana common stock, Barclays calculated the implied present value of the CVR consideration per share of Aratana common stock and added such value to the implied value of the stock consideration per share of Aratana common stock as described above. To calculate the implied present value of the CVR consideration, Barclays assumed, as directed by Aratana management, an 85% probability of achieving the milestone at the end of the first sales measurement period and an 80% probability of achieving the milestone at the end of the second sales measurement period if the milestone was not achieved in the first sales measurement period, which, when combined with the 85% probability of achieving the milestone at the end of the first sales measurement period, resulted in an assumed 12% probability of achieving the milestone at the end of the second sales measurement period. Based upon these probability estimates provided by Aratana management, Barclays calculated the implied present value of the CVR consideration as of each of the first sales measurement period and the second sales measurement period, applying a range of discount rates of 11% to 15%, in accordance with the range of discount rates that Barclays applied in its discounted cash flow analysis of the stock consideration and merger consideration described below, and adding together the implied present value of both amounts. The mid-point of this analysis of the range of discount rates produced an implied present value of the CVR consideration of $0.19 per share of Aratana common stock. Accordingly, Barclays calculated the implied present value, as of April 24, 2019, of the merger consideration per share of Aratana common stock to be $4.94.

  Discounted Cash Flow Analysis

        In order to estimate the present value of Aratana common stock, Barclays performed a discounted cash flow analysis of Aratana to determine ranges of implied net present values per share as of March 31, 2019 using a mid-year discounting convention based upon the Updated Management Projections, as described in the section titled "Certain Information Provided by Aratana—Aratana Updated Management Projections." A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value of Aratana using the discounted cash flow method, Barclays added (i) the present value of Aratana's projected after-tax unlevered free cash flows for each of the fiscal years 2019 through 2040 based on the Updated Management Projections to (ii) the present value of the "terminal value" of Aratana as of December 31, 2040, using a range of selected discount rates. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. The after-tax unlevered free cash flows were calculated by taking the tax-affected operating income (including reflecting the net operating losses of Aratana as of December 31, 2018) before interest and tax expense and adding back depreciation and amortization and subtracting capital expenditures and adjusting for changes in working capital (which reflects the assumption that certain milestones for Galliprant are achieved in 2021 and payment is received for such milestone achievement in 2022). The "terminal value" refers to the residual value of Aratana at the end of the forecast period and was estimated by selecting a range of perpetuity growth rates acknowledged by Aratana management. Barclays assumed a range of perpetuity growth rates of (3.00%) to 0.00%, which was derived by Barclays utilizing its professional judgment and experience, taking into account the financial forecasts and market expectations, reflecting the potential for declining sales following the expiration of patents and applying such ranges to the Updated Management Projections. The range of after-tax discount rates of 11% to 15% was selected to reflect the risk of a company the size of Aratana, with limited commercial resources, and dependence on future pipeline development, and based on an analysis of the weighted average cost of capital of Aratana, taking into account Aratana's capital structure, yields for U.S. Treasury notes, levered and unlevered betas for Aratana and the comparable companies listed below, market risk premium, tax rates and other appropriate factors. Barclays then calculated a range of implied prices per share of Aratana common stock by adding estimated cash as of March 31, 2019 to the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Aratana common stock outstanding as provided by Aratana management. This analysis implied a range of values per share of Aratana common stock of $2.92 to $4.48 based on the range of discount rates and perpetuity growth rates.

        Barclays noted that on the basis of the discounted cash flow analysis, the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share were both above the range of implied values per share of $2.92 to $4.48 of Aratana common stock, calculated using the Updated Management Projections. Additional information regarding Barclays' calculation of the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share is further described in "—Opinion of Aratana's Financial Advisor—Summary of Material Financial Analyses—Merger Consideration Analysis" beginning on page 79 of this proxy statement/prospectus.

  Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions in the animal health and life sciences industry, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Aratana with respect to the size, mix, margins and other characteristics of their businesses.

        The following table sets forth the transactions analyzed based on such characteristics:

Date Announced	Acquirer	Target
December 14, 2018	Merck & Co., Inc.	Antelliq Corporation
May 16, 2018	Zoetis Inc.	Abaxis, Inc.
April 13, 2017	Zoetis Inc.	Nexvet Biopharma plc
October 5, 2016	Elanco Animal Health Incorporated	Boehringer Ingelheim Vetmedica U.S. Vaccines Portfolio
March 15, 2016	Dechra Pharmaceutics PLC	Putney, Inc.
December 15, 2015	Boehringer Ingelheim	Sanofi Animal Health Business (Merial)
November 2, 2015	Zoetis Inc.	PHARMAQ
November 17, 2014	Zoetis Inc.	Abbott Animal Health (business of Abbott Laboratories)
April 22, 2014	Elanco Animal Health Incorporated	Novartis Animal Health (business division of Novartis)
February 24, 2014	Elanco Animal Health Incorporated	Lohmann SE (Lohmann Animal Health)

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Aratana and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed merger which would affect the acquisition values of the selected target companies and Aratana.

        As part of its precedent transactions analysis, for each of the selected transactions (except as noted below), based on information Barclays obtained from publicly available information, Barclays analyzed the enterprise value to estimated revenues from the first full fiscal year after the announcement of the respective precedent transaction. The results of this selected precedent transactions analysis are summarized below:

	Low	Median	Mean	High
Enterprise Value / Revenue(1)	2.85x	4.14x	4.57x	6.12x

(1)
Excludes the following precedent transactions: (i) Merck & Co., Inc.'s acquisition of Antelliq Corporation, Zoetis Inc.'s acquisition of Abbott Laboratories' animal health business and Elanco's acquisition of Lohmann SE's animal health business because insufficient information was available and (ii) Zoetis Inc.'s acquisition of Nexvet Biopharma plc because the multiples were considered not meaningful.

        Based upon these judgments, Barclays selected a range of multiples of 4.0x to 6.0x to estimated revenues from the first full fiscal year after the announcement of the respective precedent transactions and applied such range to Aratana's estimated 2020 revenues in the Updated Management Projections, excluding the estimated non-recurring milestone payments for Galliprant provided by Aratana management.

        Barclays then calculated a range of implied prices per share of Aratana by adding estimated cash as of March 31, 2019 to the estimated enterprise value and dividing such amount by the fully diluted number of shares of Aratana common stock outstanding as provided by Aratana management. This analysis implied a range of values per share of Aratana common stock of $3.97 to $5.54 based on the range of multiples selected. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value Per Share of Aratana Common Stock
Enterprise Value / 2020E Revenue	4.0x - 6.0x	$3.97 - $5.54

        Barclays noted that on the basis of the selected precedent transaction analysis, the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share were both within the range of implied values per share of Aratana common stock of $3.97 to $5.54, calculated using the estimated calendar year 2020 revenue from the Updated Management Projections. Additional information regarding Barclays' calculation of the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share is further described in "—Opinion of Aratana's Financial Advisor—Summary of Material Financial Analyses—Merger Consideration Analysis" beginning on page 79 of this proxy statement/prospectus.

  Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied values per share of Aratana common stock by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Aratana with selected companies that Barclays, based on its experience in the animal health and broader life sciences industry, deemed comparable to Aratana.

        The selected comparable companies with respect to Aratana were:

  •
  Zoetis Inc.
  •
  Elanco Animal Health Incorporated
  •
  Dechra Pharmaceuticals PLC

  •
  Neogen Corporation
  •
  Virbac
  •
  Phibro Animal Health Corporation
  •
  Vetoquinol
  •
  Kindred Biosciences, Inc.

        Barclays calculated and compared various financial multiples and ratios of Aratana and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company's enterprise value to projected revenue for each of calendar year 2019 and calendar year 2020. The enterprise value of each comparable company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations for the selected comparable companies were performed, and based on, publicly available financial data and closing prices, as of April 24, 2019, the last trading date prior to the delivery of Barclays' opinion. All of these calculations for Aratana were performed, and based, on the Updated Management Projections, excluding the estimated revenues for 2020 related to the non-recurring milestone payments for Galliprant provided by Aratana management. The results of this selected comparable company analysis are summarized below:

	Low	Median	Mean	High
Enterprise Value / 2019E Revenue(1)	1.46x	4.39x	4.37x	8.59x
Enterprise Value / 2020E Revenue	1.41x	4.88x	4.68x	8.64x

(1)
Excludes Kindred Biosciences, Inc., because the multiple was considered not meaningful.

        Barclays selected the comparable companies listed above because their businesses and operating profiles were considered by Barclays to be reasonably similar to that of Aratana. However, because no selected comparable company is exactly the same as Aratana, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Aratana and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Aratana and the companies included in the selected company analysis.

        Based upon these judgments, Barclays selected a range of multiples of (a) 4.0x to 6.5x to 2019 estimated revenues and (b) 3.0x to 5.5x to 2020 estimated revenues, and applied such ranges to the Updated Management Projections, excluding the estimated revenues for 2020 related to the non-recurring milestone payments for Galliprant provided by Aratana management, to calculate a range of implied prices per share of Aratana common stock. The following summarizes the result of these calculations:

	Selected Multiple Range	Implied Value Per Share of Aratana Common Stock
Enterprise Value / 2019E Revenue	4.0x - 6.5x	$2.96 - $4.32
Enterprise Value / 2020E Revenue	3.0x - 5.5x	$3.17 - $5.15

        Barclays noted that on the basis of the selected comparable company analysis with respect to Aratana, the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share were both (i) above the range of implied values per share of Aratana common stock of $2.96 to $4.32, calculated using estimated calendar year 2019 revenue and (ii) within the range of implied values per share of Aratana common stock of $3.17 to $5.15, calculated using the estimated calendar year 2020 revenue from the Updated Management Projections. Additional information regarding Barclays' calculation of the implied value of the stock consideration of $4.75 per share and the implied value of the merger consideration of $4.94 per share is further described in "—Opinion of Aratana's Financial Advisor—Summary of Material Financial Analyses—Merger Consideration Analysis" beginning on page 79 of this proxy statement/prospectus.

  Other Factors

        Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its opinion, but were references provided to the Aratana board for informational purposes, including, among other things, the Historical Stock Price Trading Analysis and the Research Analyst Price Targets Analysis described below.

  Historical Stock Price Trading Analysis

        Barclays considered historical data with regard to the trading prices of Aratana common stock for the period from April 24, 2018 to April 24, 2019 and of Elanco common stock for the period from September 19, 2018, the date of Elanco's initial public offering, to April 24, 2019. Barclays noted that during the period from April 24, 2018 to April 24, 2019, the closing price of Aratana common stock ranged from $3.37 per share to $6.97 per share and that during the period from September 19, 2018, the date of Elanco's initial public offering, to April 24, 2019, the closing price of Elanco common stock ranged from $29.00 per share to $36.19 per share. Historical stock trading prices for Aratana and Elanco were used for informational purposes only and were not included in Barclays' financial analyses.

  Research Analyst Price Targets

        Barclays reviewed, for informational purposes, as of April 24, 2019, the publicly available price targets of Aratana common stock and Elanco common stock published by equity research analysts associated with various Wall Street firms. The research analysts' price target per share of Aratana common stock ranged from $5.00 to $10.00 per share. The research analysts' price target per share of Elanco common stock ranged from $28.00 to $38.00 per share. Barclays noted that the price per share of Elanco common stock as of April 24, 2019 which it used for the purpose of valuing the merger consideration was $32.07. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading price for Aratana common stock and these estimates are subject to uncertainties, including future financial performance of Aratana and future market conditions. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading price for Elanco common stock and these estimates are subject to uncertainties, including future financial performance of Elanco and future market conditions. Research analyst price targets for Aratana and Elanco were used for informational purposes only and were not included in Barclays' financial analyses.

  General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Aratana board selected Barclays because of its familiarity with Aratana and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

        Barclays is acting as financial advisor to Aratana in connection with the merger. As compensation for its services in connection with the merger, Aratana has agreed to pay Barclays an estimated transaction fee of $3.2 million, $1.0 million of which became payable upon the delivery of Barclays' opinion, and the remainder of which is contingent upon the consummation of the merger. The opinion fee was not contingent upon the conclusion of Barclays' opinion or the consummation of the merger. In addition, Aratana has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Aratana and the rendering of Barclays' opinion. Barclays has performed various investment banking and financial services for Aratana and Elanco in the past, and it expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (a) with respect to Aratana, Barclays acted as an underwriter and a joint bookrunning manager in Aratana's offering of Aratana common stock in November 2017 and (b) with respect to Elanco, (i) Barclays acted as a joint bookrunning manager in Elanco's senior unsecured notes offering in August 2018, (ii) Barclays acted as joint bookrunning manager in Elanco's initial public offering in September 2018 and (iii) Barclays is a lender in Elanco's existing credit facilities and will receive customary fees in connection therewith. During the period beginning January 1, 2017 through the date of rendering its opinion, excluding the opinion fee in connection with the merger, the aggregate amount of fees that Barclays received from Aratana for the investment banking and financial services described above is approximately $1.5 million. During the period beginning January 1, 2017 through the date of rendering its opinion, the aggregate amount of fees that Barclays received from Elanco for the investment banking and financial services described above is approximately $5.0 million.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Aratana and Elanco for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Information Provided by Aratana

  Aratana Unaudited Prospective Financial Data

        Aratana does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Aratana does not endorse unaudited prospective financial information as a reliable indication of future results. Moreover, the Management Projections (as defined below) were prepared for internal use and were based on estimates, assumptions and judgments made by Aratana management at the respective times of their preparation and speak only as of such times. Except as required by law, Aratana has no obligation to update the Management Projections. It has not done so and does not intend to do so.

        The Management Projections were prepared by Aratana's management on a standalone basis, without giving effect to the merger, and provided to the Aratana board for the purposes of considering, analyzing and evaluating Aratana's strategic and financial alternatives, including the merger, and to Aratana's financial advisor (see "—Opinion of Aratana's Financial Advisor" beginning on page 76). The Management Projections are not being included in this proxy statement/prospectus to influence the voting decision of any Aratana stockholder with respect to the merger, but instead because the Management Projections, in whole or in part, were provided, or formed the basis of what was provided, to the Aratana board and Aratana's financial advisor in connection with their evaluation of the merger as described herein.

        You should note that the Management Projections constitute forward-looking statements. Please see the section titled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 59 of this proxy statement/prospectus for more information. You should also note that the Management Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Management Projections were prepared utilizing Aratana's historical internal forecast approach and does not give effect to the adoption of any new accounting pronouncements. The Management Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Aratana's management. Neither PricewaterhouseCoopers LLP, Aratana's independent registered public accounting firm, nor any other independent accountants or financial advisors, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited Management Projections set forth below, and accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants or financial advisors has expressed an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement/prospectus relates to Aratana's previously issued financial statements. It does not extend to the Management Projections and should not be read to do so. Furthermore, the Management Projections do not take into account any circumstances or events occurring after the date it was prepared.

        The Management Projections should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Management Projections. Furthermore, since the Management Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Although the Management Projections are presented with numerical specificity, the Management Projections reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by Aratana's management as of the date of their use in preparing the Management Projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited Management Projections set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Aratana's business, financial condition or results of operations, and other risks and uncertainties described under the headings "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages 26 and 59, as well as the risk factors incorporated by reference from Aratana's most recent SEC filings. The Management Projections do not take into account the possible financial impact and other effects of the merger on Aratana and do not attempt to predict or suggest future results of the combined Aratana. The Management Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that have been and may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined Aratana as a result of the merger, the effect on Aratana of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Management Projections do not take into account the effect on Aratana of any possible failure of the merger to occur. Accordingly, the Management Projections may not necessarily be indicative of the actual future performance of Aratana, or Aratana after consummation of the merger, and actual results may differ materially from those presented. Inclusion of the Management Projections should not be regarded as a representation by Aratana or any person that the results projected will necessarily be achieved, and they should not be relied on as such. You are cautioned not to rely on the Management Projections. The inclusion of the Management Projections should not be regarded as an indication that the Aratana board, any of its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than estimated. Furthermore, the Management Projections may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared.

Initial Management Projections

        In October 2018, in connection with Aratana's consideration of the merger, Aratana management prepared standalone unaudited financial forecasts for calendar years 2018 through 2040 (the "Initial Management Projections"), which are summarized below. The Initial Management Projections, along with their associated assumptions, risks and opportunities were presented to the Aratana board during meetings held by the Aratana board and were shared with Aratana's financial advisor in connection with its evaluation of the merger. The Initial Management Projections were created by Aratana management after taking into account a number of assumptions relating to the risks and probability of success of Aratana's product candidates, timing for clinical trial completion, approval and commercial launch, and estimated operational costs, including research and development, manufacturing, and general and administrative costs, and the financial implications of Aratana's collaborations and other relationships with third parties.

        The below table sets forth the Initial Management Projections.

	Projected Non-GAAP (Unaudited)
	Calendar year ended December 31,
($ in millions)	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Revenue	$36.6	$32.2	$49.0	$85.2	$73.2	$99.6	$117.9	$144.1	$169.1	$190.0	$193.4	$192.7
Gross Profit	$27.2	$16.3	$29.8	$61.5	$42.4	$57.9	$68.3	$83.2	$96.7	$110.9	$112.4	$109.8
EBIT	$10.9	$(26.4)	$(14.9)	$16.7	$(2.6)	$13.2	$24.0	$37.0	$49.5	$61.5	$63.3	$59.5
Unlevered Free Cash Flow	—	$(9.4)	$(17.0)	$(11.5)	$26.4	$9.0	$21.6	$33.4	$34.5	$45.8	$49.9	$48.6

	Projected Non-GAAP (Unaudited)
	Calendar year ended December 31,
($ in millions)	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Revenue	$192.7	$191.6	$190.8	$190.0	$183.4	$169.3	$161.0	$155.8	$120.6	$115.3	$109.9
Gross Profit	$109.2	$107.8	$106.6	$108.5	$103.6	$95.7	$90.5	$90.5	$74.1	$70.6	$67.1
EBIT	$58.9	$58.5	$58.3	$58.0	$56.0	$51.7	$49.2	$47.6	$36.8	$35.2	$33.6
Unlevered Free Cash Flow	$47.1	$46.5	$44.4	$44.3	$43.8	$42.3	$38.8	$36.9	$35.4	$27.7	$26.5

Updated Management Projections

        In March 2019, Aratana management prepared an update to the Initial Management Projections (the "Updated Management Projections", and together with the Initial Management Projections, the "Management Projections"), which are summarized below. Aratana management prepared the Updated Management Projections to reflect Aratana's management's updated assumptions regarding in the risks and probabilities of success to certain product candidates, as well as to reflect the sales results of certain products during the quarter ended December 31, 2018 and corresponding anticipated sales projections. The Updated Management Projections were presented to the Aratana board during meetings held by the Aratana board and were used by Aratana's financial advisor in connection with its evaluation of the merger and the delivery of its financial analyses. The Updated Management Projections were created by Aratana management after taking into account a number of assumptions relating to the risks and probability of success of Aratana's product candidates, timing for clinical trial completion, approval and commercial launch, and estimated operational costs, including research and development, manufacturing, and general and administrative costs, and the financial implications of Aratana's collaborations and other relationships with third parties.

        The below table sets forth the Updated Management Projections.

	Projected Non-GAAP (Unaudited)
	Calendar year ended December 31,
($ in millions)	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Revenue	$27.0	$43.5	$80.7	$64.0	$88.6	$112.1	$141.4	$167.4	$188.4	$191.8	$191.1	$191.1
Gross Profit	$13.6	$25.9	$57.8	$35.6	$49.2	$62.2	$78.3	$92.0	$105.9	$107.1	$104.1	$103.1
EBIT	$(26.0)	$(16.5)	$15.7	$(7.7)	$4.8	$17.9	$32.1	$44.7	$56.5	$58.0	$53.9	$52.9
Unlevered Free Cash Flow	$(15.7)	$(16.0)	$(13.1)	$23.7	$0.6	$14.2	$27.4	$38.7	$41.8	$45.7	$44.1	$42.7

	Projected Non-GAAP (Unaudited)
	Calendar year ended December 31,
($ in millions)	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Revenue	$190.0	$189.2	$188.3	$181.8	$167.7	$159.4	$154.2	$148.9	$143.7	$138.3
Gross Profit	$101.3	$99.7	$101.2	$96.1	$88.0	$82.5	$82.3	$81.9	$77.9	$73.8
EBIT	$52.6	$52.4	$52.1	$50.3	$46.4	$44.1	$42.7	$41.2	$39.8	$38.3
Unlevered Free Cash Flow	$41.9	$39.9	$39.7	$39.4	$38.2	$34.9	$33.1	$32.0	$30.9	$29.8

        The Management Projections include several non-GAAP measures, including as listed below:

  •
  "EBIT" refers to Aratana's gross profit less operating expenses.

  •
  "Unlevered Free Cash Flow" was calculated as EBIT, less income tax expense, less changes in working capital, less capital expenditures, plus depreciation and amortization.

        The Management Projections may calculate certain non-GAAP financial measures, including EBIT and Unlevered Free Cash Flow, using different methodologies from other companies, and Aratana does not provide a reconciliation of the forward-looking non-GAAP financial measures to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP financial measures, including non-recurring and infrequent items that are not indicative of Aratana's ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Aratana's GAAP results for the applicable period. Aratana encourages you to review all of its financial statements included in the sections entitled "Proxy Statement/Prospectus Summary—Selected Historical Consolidated Financial Data of Aratana," and "Proxy Statement/Prospectus Summary—Unaudited Comparative Historical and Pro Forma Per Share Data" beginning on pages 22 and 24 of this proxy statement/prospectus, and those incorporated by reference in its most recent SEC filings, which are referenced in the section of this proxy statement/prospectus captioned "Where You Can Find More Information " beginning on page 259, in their entirety and to not rely on any single financial measure.

Interests of Aratana Directors and Officers in the Merger

        Members of the Aratana board and Aratana's executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Aratana stockholders generally. The members of the Aratana board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Aratana stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

        Except as specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled "—Golden Parachute Compensation" beginning on page 92, were used:

  (1)
  The effective time of the merger is June 7, 2019, which is the assumed date of the effective time of the merger solely for the purposes of the disclosures in this section; and

  (2)
  The employment of each executive officer of Aratana is terminated without "Cause" or due to the executive officer's resignation for "Good Reason" (as each such term is defined in the relevant plan(s) and/or agreement(s)), in each case immediately following the assumed effective time of the merger.

Treatment of Outstanding Equity Awards

        The merger agreement provides that:

  •
  upon completion of the merger, the vesting of outstanding Aratana options (as defined in the merger agreement) will be accelerated in full, and each Aratana option will be net exercised and immediately cancelled and terminated such that each holder of such Aratana options will be entitled to receive, and will treated as the holder of, the number of shares of Aratana common stock determined by multiplying the number of shares of Aratana common stock issuable upon exercise of the Aratana option in full immediately prior to the closing of the merger by the net exercise ratio (as defined in the merger agreement), which net exercise ratio is intended to result in Aratana withholding from the number of shares of Aratana common stock otherwise issuable upon exercise in full of the Aratana option a number of Aratana shares with a fair market value sufficient to satisfy any required exercise price and tax withholdings resulting from such exercise;

  •
  upon completion of the merger, each share of Aratana common stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive (A) 0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, plus the right to receive cash in lieu of any fractional shares of Elanco common stock, and (B) one CVR; and

  •
  upon the completion of the merger, each outstanding unvested Aratana restricted stock award (as defined in the merger agreement) will become vested in full and the holder of an Aratana restricted stock award will be entitled to receive the merger consideration payable with respect to each share of Aratana common stock underlying each such Aratana restricted stock award.

        Any payments made in respect of Aratana's outstanding company stock awards (as defined in the merger agreement) will be subject to any required tax withholding.

        The following table sets forth, for each of Aratana's directors and executive officers, (i) the number of unvested shares of Aratana common stock held as of June 7, 2019, (ii) the number of shares of Aratana common stock subject to unvested Aratana options held as of June 7, 2019 and (iii) the number of shares of Aratana common stock subject to vested Aratana options held as of June 7, 2019. Depending on when the effective time of the merger occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the effective time of the merger.

Name	Number of Vested Options (#)	Value of Vested Options ($)(1)	Number of Unvested Options (#)(2)	Value of Unvested Options ($)(1)	Unvested Restricted Shares (#)	Value of Unvested Restricted Shares ($)(2)
Craig A. Tooman	261,174	$137,529	290,556	$126,254	159,917	$754,808
Rhonda L. Hellums	40,524	$8,821	95,253	$28,222	41,514	195,946
Ernst Heinen	205,292	$92,166	149,919	$59,747	61,547	290,502
Chris Ready	16,470	$—	71,573	$26,972	42,401	200,133
John C. Ayres	211,875	$92,166	149,919	$59,747	61,547	290,502
Steven St. Peter(3)	791,878	$131,666	—	$—	—	—
Craig A. Barbarosh	7,500	$—	30,000	$—	4,500	21,240
David L. Brinkley	45,737	$2,700	7,500	$—	4,500	21,240
Irvine O. Hockaday, Jr.	52,500	$2,700	7,500	$—	4,500	21,240
Merilee Raines	45,737	$2,700	7,500	$—	4,500	21,240
Lowell W. Robinson	7,500	$—	30,000	$—	4,500	21,240
Robert P. Roche	52,500	$2,700	7,500	$—	4,500	21,240
John Vander Vort	55,737	$2,700	7,500	$—	4,500	21,240
Wendy L. Yarno	55,737	$2,700	7,500	$—	4,500	21,240

(1)
The estimated value of Aratana options is the excess, if any, of (1) $4.72, which is the average closing market price of the Aratana common stock over the first five (5) business days following the announcement of the merger on April 26, 2019, over (2) the exercise price of the option, multiplied by the number of shares underlying the vested or unvested portion, as applicable, of the option as of June 7, 2019.

(2)
The estimated value of each unvested share of Aratana restricted stock is $4.72, which is the average closing market price of Aratana common stock over the first five (5) business days following the announcement of the merger on April 26, 2019.

(3)
Dr. St. Peter resigned from Aratana on January 17, 2019.

Change in Control Severance Benefits in Executive Officer Employment Arrangements

        Each of Aratana's current executive officers has entered into an employment agreement with Aratana pursuant to which the executive officer is entitled to severance benefits upon a qualifying termination of employment.

        Under the terms of Aratana's employment agreement with Craig A. Tooman, if his employment is terminated by Aratana without Cause, or by Mr. Tooman for Good Reason, he is entitled to receive the following severance benefits in addition to accrued wages and benefits, and subject to execution of a waiver and release:

  •
  100% (or, in the event the termination occurs within 12 months following a change in control of Aratana, 150%) of the sum of his annual base salary plus his annual target bonus in effect for the year of termination, paid in equal installments over 12 months (or, in the event such termination occurs within 12 months following a change in control of Aratana, 18 months) following the termination date;

  •
  accelerated vesting of his equity awards which would have vested during the 12 months following his termination had he remained employed with Aratana (or, in the event the termination occurs within 12 months following a change of control, accelerated vesting of all of his outstanding equity awards), in each case, with performance deemed to be achieved at target levels for any portion of an award that vests based on the achievement of performance goals; and

  •
  payment over a period of up to 12 months (or, in the event the termination occurs within 12 months following a change of control of Aratana, up to 18 months) of insurance premiums for continuation coverage under Aratana's group health plans if Mr. Tooman elects coverage.

        Under the terms of Aratana's employment agreements with Rhonda L. Hellums, Ernst Heinen, Chris Ready and John C. Ayres, if the executive officer's employment is terminated by Aratana without Cause, or by the executive officer for Good Reason, the executive officer is entitled to receive the following severance benefits in addition to accrued wages and benefits, and subject to his or her timely execution of a waiver and release:

  •
  50% (or, in the event the termination occurs within 12 months following a change in control of Aratana, 100%) of the executive officer's annual base salary in effect for the year of termination, paid in equal installments over 6 months (or, in the event the termination occurs within 12 months following a change in control of Aratana, 12 months) following the termination date;

  •
  payment over a period of up to 6 months (or, in the event the termination occurs within 12 months following a change of control of Aratana, up to 12 months) of insurance premiums for continuation coverage under Aratana's group health plans if the executive officer elects such coverage; and

  •
  accelerated vesting of all equity awards in the event such termination occurs within 12 months following a change of control (with performance deemed to be achieved at target levels for any portion of an award that vests based on the achievement of performance goals).

        For illustrative purposes only, based on the assumptions described under "—Certain Assumptions" beginning on page 89, it is currently estimated that Aratana's executive officers would be entitled to receive, in the aggregate, approximately $2,525,774 in severance benefits under the employment agreements described above (which amount does not include the value of any accelerated vesting of equity awards because those awards will become vested upon closing of the merger under the merger agreement). See "Interests of Aratana Directors and Executive Officers in the Merger—Golden Parachute Compensation" beginning on page 92 for an estimate of the amounts that would become payable to each of Aratana's named executive officers under their individual agreements.

Transaction Bonuses

        Rhonda L. Hellums and John C. Ayres each received one-time, discretionary cash bonuses of $20,000 upon execution of the merger agreement.

New Employment Arrangements

        As of the date of this registration statement, none of Aratana's executive officers has entered into any agreement, arrangement or understanding with Elanco or any of its executive officers, directors or affiliates regarding employment with Elanco or any of their affiliates. Although no such agreement, arrangement or understanding exists as of the date of this registration statement, certain of Aratana's executive officers may, prior to the completion of the merger, enter into new arrangements with Elanco or its affiliates regarding employment with Elanco or certain of its affiliates.

Golden Parachute Compensation

        In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation that each named executive officer listed in Aratana's most recently filed proxy statement could receive that are based on or otherwise relate to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules and in this section. The named executive officers' golden parachute compensation is subject to a non-binding advisory vote of Aratana's stockholders. See "The Aratana Special Meeting" beginning on page 126.

        The amounts set forth below have been calculated assuming the merger is consummated on June 7, 2019, the latest practicable date prior to the filing of this proxy statement/prospectus, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of that date. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and are based on multiple assumptions that may or may not actually occur. The actual amounts, if any, to be received by a named executive officer may differ in material respects from the estimated amounts below. All dollar amounts below have been rounded to the nearest whole number.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Steven St. Peter(5)	0	0	0	0
Craig A. Tooman	1,209,000	881,062	30,660	2,120,722
Brent Standridge(6)	0	0	0	0

(1)
Amounts represent the aggregate dollar value of severance payments the named executives would be entitled to receive upon a qualifying termination. For a description of these severance payments see "Change in Control Severance Benefits in Executive Officer Employment Arrangements" beginning on page 90.

(2)
Amounts represent the value of equity awards held by each named executive officer that will accelerate and automatically be converted into shares of Elanco common stock and CVRs as described in the section titled "—Treatment of Outstanding Equity Awards" beginning on page 89.

The following table shows the number and estimated value of the unvested shares of Aratana restricted stock and unvested Aratana stock options held by the named executive officers:

Named Executive Officer	Unvested Shares of Restricted Stock (#)	Value of Unvested Restricted Stock ($)(A)	Unvested Aratana Options (#)	Value of Unvested Aratana Options ($)(B)	Estimated Total Value of Unvested Equity Awards ($)
Steven St. Peter	0	0	0	0	0
Craig A. Tooman	159,917	754,808	290,556	126,254	881,062
Brent Standridge	0	0	0	0	0

(A)
The estimated value of each unvested share of Aratana restricted stock is $4.72, which is the average closing market price of Aratana common stock over the first five (5) business days following the announcement of the merger on April 26, 2019.

(B)
The estimated value of unvested Aratana options is the excess, if any, of (1) $4.72, which is the average closing market price of the Aratana common stock over the first five (5) business days following the announcement of the merger on April 26, 2019, over (2) the exercise price of the option, multiplied by the number of shares underlying the unvested option as of June 7, 2019.

(3)
Amounts represent the estimated value of insurance premiums for continuation coverage under Aratana's group health plans if the named executive officer incurs a qualifying termination and elects such coverage. For a description of this continuation coverage, see "Change in Control Severance Benefits in Executive Officer Employment Arrangements" beginning on page 90.

(4)
All amounts reflected in the table, other than the amount provided under the "Equity" column, are attributable to "double-trigger" arrangements (i.e., the payments are conditioned upon the named executive officer's qualifying termination of employment following the change in control that will occur upon completion of the merger). In each case, this table assumes that the employment of each named executive officer of Aratana is terminated without Cause or due to the executive officer's resignation for Good Reason immediately following the assumed effective time of the merger.

(5)
Dr. St. Peter resigned from Aratana on January 17, 2019 and is not receiving compensatory payments that relate to the merger.

(6)
Mr. Standridge retired from Aratana on December 31, 2018 and is not receiving compensatory payments that relate to the merger.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the merger agreement, for six years following the effective time of the merger, Elanco agreed to honor and fulfill in all respects the obligations of Aratana and its subsidiaries under (i) the indemnification agreements between Aratana or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Aratana or any of its subsidiaries prior to the effective time of the merger (each, an "indemnified person" and collectively, the "indemnified persons"), and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of Aratana or any of its subsidiaries in effect on the date of the merger agreement, in each case to the fullest extent permitted under applicable law.

        Pursuant to the merger agreement, for six years following the effective time of the merger, Elanco also agreed to cause the certificates of incorporation and bylaws (and other similar organizational documents) of Aratana and its subsidiaries as of the effective time of the merger to contain provisions with respect to indemnification, exculpation and advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of Aratana and its subsidiaries as of the date of the merger agreement, and Elanco agreed, during such six year period, not to repeal, amend or otherwise modify such provisions in any manner except as required by applicable law.

        Pursuant to the merger agreement, for six years following the effective time of the merger, Elanco also agreed, to the fullest extent permitted by applicable law, to indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such indemnified person's capacity as a director, officer, employee or agent of Aratana or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the effective time of the merger), or (ii) any of the transactions contemplated by the merger agreement. In addition, for six years following the effective time of the merger, to the fullest extent permitted by applicable law, Elanco agreed to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under the merger agreement, promptly following request by an indemnified person therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such indemnified person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such indemnified person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such indemnified person is not entitled to indemnification hereunder. If, at any time prior to the end of such six year period, any indemnified person delivers to Elanco a written notice asserting in good faith a claim for indemnification or advancement of expenses pursuant to the merger agreement, then the claim asserted in such notice shall survive the end of the six year period until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) Aratana shall have the right to control the defense thereof after the effective time of the merger, (ii) each indemnified person shall be entitled to retain his or her own counsel, whether or not Aratana shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) Aratana shall pay all reasonable fees and expenses of any counsel retained by an indemnified person, promptly after statements therefor are received, whether or not Aratana shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no indemnified person shall be liable for any settlement effected without his or her prior express written consent. Neither Aratana nor any of its affiliates (including Elanco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an indemnified person under the merger agreement unless such settlement, compromise, consent or termination includes an unconditional release of all indemnified persons from all liability arising out of such claim, proceeding, investigation or inquiry.

        Pursuant to the merger agreement, for six years following the effective time of the merger, Elanco agreed to maintain in effect directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person covered by Aratana's currently in force directors' and officers' liability insurance (provided that Elanco may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing term and conditions which are no less advantageous), on terms with respect to the coverage and amounts that are no less favorable than those of the current Aratana directors' and officers' insurance; provided, however, that in satisfying such obligations, Elanco and Aratana shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the annual amount paid by Aratana for coverage during its current coverage period; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Elanco and Aratana shall be obligated to obtain a policy with, in Elanco's and Aratana's good faith judgment, the greatest coverage available for the maximum annual premium. Prior to the effective time of the merger, notwithstanding anything to the contrary set forth in the merger agreement, Aratana may purchase a six (6) year "tail" prepaid policy on the current Aratana directors' and officers' insurance; provided, however, that the annual premiums paid for such prepaid policies does not exceed the maximum annual premium. In the event that Aratana elects to purchase such a "tail" policy prior to the effective time of the merger, Elanco agreed to maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other such obligations of Elanco and Aratana for so long as such "tail" policy shall be maintained in full force and effect.

Regulatory Approvals

        Elanco and Aratana each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

        The parties' respective obligations to complete the merger are conditioned, among other matters, upon the absence of any law, decree, injunction or other legal restraint, prohibition or binding order of any governmental authority that restrains, prohibits or otherwise makes the merger illegal.

        The HSR Act prohibited Elanco and Aratana from completing the merger until Elanco and Aratana furnished certain information and materials to the Antitrust Division of the DOJ and the FTC and the required waiting period expired or was terminated. Elanco and Aratana each filed the required notification and report forms on May 10, 2019, and the 30-day waiting period expired on June 10, 2019.

De-Listing and Deregistration of Aratana Common Stock after the Merger

        Pursuant to the merger agreement, when the merger is completed, the Aratana common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be deregistered under the Exchange Act.

Appraisal Rights

        Under Delaware law, Aratana stockholders are entitled to appraisal rights in connection with the merger, provided that they meet all of the conditions set forth in Section 262. Pursuant to Section 262 Aratana stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

        Aratana stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to exercise and perfect their rights. ANY STOCKHOLDER WISHING TO PRESERVE THEIR RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

        The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Aratana stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this proxy statement/prospectus.

        Under Section 262, Aratana is required to notify stockholders not less than 20 days before the Aratana special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

        THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES ARATANA'S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 AND A COPY OF SECTION 262 IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C

        If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Appendix C to this proxy statement/prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Aratana common stock, you must:

  •
  NOT deliver an executed copy of the enclosed proxy card or otherwise vote in favor of the merger proposal;

  •
  deliver to Aratana a written demand for appraisal of your shares before the date of the Aratana special meeting, as described further below under "Written Demand and Notice";

  •
  continuously hold your shares of Aratana common stock through the date the merger is consummated; and

  •
  otherwise comply with the procedures set forth in Section 262.

        Only a holder of record of shares of Aratana common stock issued and outstanding immediately prior to the effective time of the merger, or a person duly authorized and explicitly purporting to act on that stockholder's behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Aratana common stock issued and outstanding immediately prior to the effective time of the merger in connection with the proposed merger.

        If the shares of Aratana common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Aratana common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

        A record holder, such as a broker who holds shares of Aratana common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Aratana common stock issued and outstanding immediately prior to the effective time of the merger held for one or more beneficial owners while not exercising such rights with respect to the shares of Aratana common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Aratana common stock issued and outstanding immediately prior to the effective time of the merger as to which appraisal is sought and where no number of shares of Aratana common stock is expressly mentioned the demand will be presumed to cover all shares of Aratana common stock which are held in the name of the record owner. Stockholders who hold their shares of Aratana common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        A beneficial owner of shares of Aratana common stock held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Aratana of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

        Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of Aratana common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to Aratana a written demand for payment of the fair value of the Aratana common stock held by you.

  Written Demand and Notice

        A holder of shares of Aratana common stock wishing to exercise his, her or its appraisal rights must make a written demand for appraisal to Aratana before the Aratana special meeting. The demand notice shall be sufficient if it reasonably informs Aratana of your identity and that you wish to seek appraisal with respect to your shares of Aratana common stock. All demands should be delivered to: Aratana Therapeutics, Inc., 11400 Tomahawk Creek Parkway, Suite 340, Leawood, Kansas 66211, Attention: Corporate Secretary.

        The surviving corporation, within ten (10) days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger, that the merger has become effective.

  Judicial Appraisal

        Within 120 days after the effective time, the surviving corporation or any stockholder who is entitled to appraisal rights under Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the shares of Aratana common stock. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and has no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Aratana common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease. A beneficial owner of shares of such stock may, in such person's own name, file a petition for appraisal described in this paragraph.

        Upon the filing of the petition described above by any such holder of shares of Aratana common stock, service of a copy thereof must be made upon Aratana. The surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list, referred to as the Verified List, containing the names and addresses of all Aratana stockholders that have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Aratana and all of the Aratana stockholders shown on the Verified List. That notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by Aratana.

        After notice to the holders of Aratana common stock as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those Aratana stockholders that have complied with Section 262 and that have become entitled to appraisal rights thereunder. At the hearing on such petition, the court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you. If immediately before the merger the shares of Aratana common stock are listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

        After the Delaware Court of Chancery determines which Aratana stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each Aratana stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders who consider seeking appraisal should consider that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys' or experts' fees) and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Aratana common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

        Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Aratana common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

  Request for Appraisal Information

        If you timely submit a written demand for appraisal of your shares of Aratana common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to Elanco within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of shares of Aratana common stock which were not voted in favor of the adoption and approval of the merger and with respect to which Aratana has received written demands for appraisal; and (2) the aggregate number of holders of such shares. Elanco will mail this statement to you within ten (10) days after receiving your written request. A beneficial owner of shares of such stock may, in such person's own name, request the statement of shares not voted in favor of the merger described in this paragraph.

  Withdrawal

        Even if you submit a written demand for appraisal of your shares of Aratana common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of Elanco and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective time. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which are summarized in this proxy statement/prospectus and which is attached in its entirety as Appendix A.

        In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and seek apprise rights should consult their legal advisors.

  Tax Considerations

        If you elect to exercise your appraisal rights, the payment in cash of the fair value of your shares of Aratana common stock will be a taxable transaction to you. To review the tax consequences of exercising appraisal rights in greater detail, see "Material U.S. Federal Income Tax Consequences" beginning on page 250.

        Stockholders considering exercising appraisal rights should consult with their tax advisors with regard to the tax consequences of such actions.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Appendix C to this proxy statement/prospectus. Aratana urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights, if any.

Accounting Treatment of the Merger

        In accordance with accounting principles generally accepted in the United States, Elanco will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Elanco will record the acquisition based on the fair value of the consideration given, which is the market value (based on the closing price of Elanco common stock on the closing date of the merger) of its common stock issued in connection with the merger plus the fair value of contingent consideration. Elanco will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

Litigation Related to the Merger

        On June 3, 2019, two lawsuits entitled Elaine Wang v. Aratana Therapeutics, Inc., et al. and Jordan Rosenblatt v. Aratana Therapeutics, Inc., et al. were filed in the United States District Court for the District of Delaware against Aratana and the members of the Aratana Board. The Rosenblatt complaint is brought as a purported class action lawsuit, and also names Elanco and Acquisition Sub as defendants. On June 6, 2019 two lawsuits entitled Joseph Pierson v. Aratana Therapeutics, Inc., et al. and Bernhard Wohletz v. Aratana Therapeutics, Inc., et al., were filed in the United States District Court for the Southern District of New York and the United States District Court for the District of Delaware, respectively, against Aratana and the members of the Aratana Board. All four lawsuits allege that the preliminary registration statement filed by Aratana on May 30, 2019 with the SEC in connection with the proposed Merger omits material information with respect to the transactions contemplated by the Merger Agreement, rendering it false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. Each plaintiff seeks, among other things, injunctive relief, rescission, declaratory relief and unspecified monetary damages.

        Elanco and Aratana believe that the claims asserted in these lawsuits are without merit and intend to defend vigorously against all claims asserted.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary and the descriptions of the merger agreement and merger included elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by the following summary or any other information contained in this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

        This summary and the merger agreement attached to this proxy statement/prospectus as Appendix A are included in this proxy statement/prospectus to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Elanco or Aratana or their respective subsidiaries or businesses. Factual disclosures about Elanco and Aratana contained in this proxy statement/prospectus or in the public reports of Elanco and Aratana filed with the SEC may supplement, update or modify the factual disclosures about Elanco and Aratana contained in the merger agreement. The merger agreement contains representations, warranties and covenants by Elanco and Acquisition Sub, on the one hand, and by Aratana, on the other hand. Such representations, warranties and covenants are qualified and subject to important limitations agreed to by Elanco, Acquisition Sub and Aratana. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary and elsewhere in this proxy statement/prospectus, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and certain of the representations and warranties were qualified by the matters contained in the confidential disclosure letters that Elanco, Acquisition Sub and Aratana each delivered in connection with the merger agreement in addition to certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. The representations and warranties in the merger agreement will not survive the completion of the merger.

        For the foregoing reasons, the representations and warranties contained in the merger agreement or any descriptions of those provisions contained in this proxy statement/prospectus should not be read alone or relied upon as characterizations of the actual state of facts or condition of Elanco or Aratana or any of their respective subsidiaries or businesses. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 259.

Structure of the Merger

        Acquisition Sub will be merged with and into Aratana, the separate corporate existence of Acquisition Sub will cease and Aratana will continue as the surviving corporation of the merger and a wholly owned subsidiary of Elanco.

Merger Consideration

        At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement, each share of Aratana common stock that is outstanding immediately prior to the effective time of the merger (excluding shares owned by Elanco, Acquisition Sub or Aratana, or by their respective direct or indirect wholly owned subsidiaries, which shares will automatically be cancelled and extinguished without consideration being paid therefor, and any shares held by holders who have exercised their appraisal rights) will be automatically converted into the right to receive:

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  0.1481 validly issued, fully paid and non-assessable shares of Elanco common stock, plus the right to receive cash in lieu of any fractional shares of Elanco common stock; and

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  one CVR, which will represent the right to receive a contingent payment upon the achievement of the milestone in accordance with the terms and conditions of the CVR agreement.

        If, from the date of the merger agreement until the effective time of the merger, the outstanding shares of Aratana common stock or Elanco common are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Aratana common stock) thereon is declared with a record date within said period, the merger consideration described above will be equitably adjusted to reflect the same economic effect as contemplated by the merger agreement prior to such event.

Treatment of Options and Restricted Stock Awards

        Upon the terms and subject to the conditions set forth in the merger agreement, outstanding Aratana equity awards will be treated as follows:

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  Options.  Effective as of immediately prior to the effective time of the merger, the vesting of each outstanding Aratana option will be accelerated in full and each such option will be net exercised and immediately cancelled and terminated. Each holder of an Aratana option will be treated as holding the number of shares of Aratana common stock issuable upon exercise of the option in full multiplied by the net exercise ratio (which net exercise ratio is intended to result in Aratana withholding from the number of shares of Aratana common stock otherwise issuable upon exercise in full of the Aratana option a number of Aratana shares with a fair market value sufficient to satisfy any required exercise price and tax withholdings resulting from such exercise), and receive merger consideration with respect to such options in accordance with the merger consideration terms described above.

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  Restricted Stock Awards.  Effective as of immediately prior to the effective time of the merger, the vesting of all outstanding unvested Aratana restricted stock awards will be accelerated in full and each such restricted stock award will be cancelled and terminated as of the effective time of the merger. Each holder of an Aratana restricted stock award will be entitled to receive merger consideration with respect to each share of Aratana common stock underlying each such Aratana restricted stock award in accordance with the merger consideration terms described above.

Closing and Effective Time of the Merger

        Unless the parties otherwise agree in writing, the closing of the merger will take place no later than the second business day after the satisfaction of the last to be satisfied of the conditions set forth in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, but subject to the satisfaction (or waiver, if permitted by applicable law) of those conditions).

        Upon the terms and subject to the conditions set forth in the merger agreement, the merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or on such later date and as agreed to in writing by Elanco, Acquisition Sub and Aratana and specified in the certificate of merger.

        The merger is expected to be completed mid-year 2019. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at all.

Organizational Documents; Directors and Officers

        As a result of the merger, the certificate of incorporation and bylaws of Acquisition Sub in effect immediately prior to the effective time of the merger will become the certificate of incorporation and bylaws of Aratana as the surviving corporation, except that the certificate of incorporation and bylaws will be amended so that the name of the surviving corporation will be "Aratana Therapeutics, Inc."

        The directors and officers of Acquisition Sub immediately prior to the effective time of the merger will be the directors and officers of Aratana, as the surviving corporation in the merger.

Exchange of Shares in the Merger

        Prior to the effective time of the merger, Elanco will appoint a bank or trust company that is reasonably acceptable to Aratana to act as exchange agent for the merger and to handle the exchange of shares of Aratana common stock for the merger consideration.

        At or prior to the closing, Elanco will deposit or cause to be deposited with the exchange agent an aggregate number of shares of Elanco common stock equal to the number of shares to be issued as merger consideration. Promptly following the effective time of the merger, the exchange agent will, pursuant to irrevocable instructions, deliver the whole shares of Elanco common stock and fractional share consideration and notify the holders of each CVR contemplated to be issued under the merger agreement.

        Promptly following effective time of the merger, the exchange agent will mail to each holder of record of Aratana common stock who is entitled to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the shares in exchange for the merger consideration payable in respect thereof.

        ARATANA STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES OR BOOK-ENTRY SHARES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF SUCH STOCK CERTIFICATES OR BOOK-ENTRY SHARES.

        No fractional shares of Elanco common stock will be issued upon the surrender for exchange of Aratana common stock, and the former holders of Aratana common stock will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Elanco common stock with respect to any fractional shares that would have otherwise been issued upon the surrender for exchange of such Aratana common stock. As soon as practicable after the effective time of the merger, the exchange agent, acting as agent for the holders of shares of Aratana common stock who would otherwise have been entitled to receive fractional shares of Elanco common stock, will aggregate all fractional shares of Elanco common stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders at the then prevailing market price on the NYSE. Each holder of shares of Aratana common stock converted pursuant to the merger who would otherwise have been entitled to receive a fractional share of Elanco common stock will receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the exchange agent (reduced by any fees of the exchange agent attributable to such sale), in accordance with such holder's fractional interest in the aggregate number of shares of Elanco common stock sold.

        Any shares of Elanco common stock and any funds that had been made available to the exchange agent for the payment of the merger consideration that have not been disbursed to Aratana stockholders within twelve months after the effective time of the merger will be delivered to Elanco upon demand. Thereafter, holders must look for payment of the merger consideration payable in respect of shares of Aratana common stock held by such holders solely to Elanco, as general creditors, for any claim to the applicable merger consideration to which such holders may be entitled pursuant to the merger agreement.

Representations and Warranties

        The merger agreement contains customary representations and warranties made by Aratana, Elanco and Acquisition Sub. The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and the confidential disclosure letters exchanged by the parties in connection with the execution of the merger agreement. The representations and warranties contained in the merger agreement were solely for the benefit of the parties to the merger agreement and should not be relied upon as characterizations of the actual state of facts or condition of any party or any of their respective subsidiaries, affiliates or businesses. The following is a description of certain of the mutual representations and warranties of the parties contained in the merger agreement:

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  organization and qualification;

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  capitalization;

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  corporate power and authority;

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  consents and non-contravention;

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  SEC reports and financial statements;

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  absence of changes;

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  absence of untrue statements;

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  broker's and investment bankers' fees;

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  absence of certain litigation; and

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  tax matters.

        In addition, Aratana made certain representations with respect to:

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  subsidiaries;

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  stockholder approval;

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  employee benefits plans and other employee arrangements;

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  compliance with applicable laws and possession of applicable permits;

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  environmental matters;

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  intellectual property;

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  real property and title to assets;

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  certain material contracts;

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  insurance matters;

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  absence of unlawful payments;

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  related party transactions;

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  the opinion of the financial advisor of Aratana;

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  inapplicability of takeover statutes;

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  trade compliance matters;

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  inventory;

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  customers and suppliers;

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  product regulatory matters and compliance; and

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  absence of indebtedness for borrowed money.

        In addition, Elanco and Acquisition Sub made certain representations with respect to:

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  Elanco stock to be issued in connection with the merger;

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  Elanco not being an interested stockholder of Aratana; and

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  Elanco not having certain arrangements with any Aratana director, officer or stockholder with respect to the merger, or with any other person to provide equity financing for the merger.

Definition of "Material Adverse Effect"

        Certain representations and warranties of Aratana are qualified by a "material adverse effect" standard. Generally, "material adverse effect" means, with regard to Aratana, (a) any change, effect, event, occurrence, state of fact, circumstance or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Aratana and its subsidiaries, taken as a whole, or (b) any change, effect, event, occurrence, state of fact, circumstance or development that would prevent the ability of Aratana to consummate the merger and the other transactions contemplated by the merger agreement, except that, in the case of clause (a), no change, effect, event, occurrence, state of fact, circumstance or development directly or indirectly resulting from, attributable to or arising out of any of the following (whether by itself or when aggregated or taken together with any and all other such changes, effects, events, occurrences, states of fact, circumstances or developments) will be deemed to constitute a "material adverse effect," and no change, effects, events, occurrences, states of fact, circumstances or developments directly or indirectly resulting from or arising out of any of the following (by itself or when aggregated or taken together with any and all other such changes, effects, events, occurrences, states of fact, circumstances or developments) will be taken into account when determining whether a "material adverse effect" has occurred, except, in the case of the first through the fifth bullet points below, to the extent such changes, effects, events, occurrences, states of fact, circumstances or developments disproportionately affect Aratana and its subsidiaries in any material respect relative to other companies operating in any industry or industries in which Aratana operates:

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  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

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  conditions (or changes in such conditions) affecting the industries in which Aratana and its subsidiaries conduct business;

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  political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters and other force majeure events in the United States or any other country or region in the world;

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  changes after the date of the merger agreement in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

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  the announcement of, or the compliance with, the merger agreement, or the pendency or consummation of the transactions contemplated thereby;

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  any actions taken or failure to take action, in each case, by Elanco or any of its controlled affiliates, or to which Elanco has consented in writing, or which Elanco has requested or approved in writing, or the taking of any action expressly required by the merger agreement, or the failure to take any action prohibited by the merger agreement (but including in this clause any change, effect, event, occurrence, state of fact, circumstance or development arising from any actions or omissions required to comply with the provision of the merger agreement governing conduct of business pending the merger, only to the extent that such change, effect, event, occurrence, state of fact, circumstance or development is the direct result of Elanco unreasonably withholding its consent to Aratana's written request to take any action restricted or prohibited by the provision of the merger agreement governing conduct of business pending the merger); or

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  any failure by Aratana to meet any estimates or expectations of Aratana's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Aratana to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such failures, unless the underlying cause of such failures would otherwise be excepted from this definition).

Conduct of Aratana's Business Pending the Merger

        Aratana has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. In general, except as expressly contemplated by the merger agreement or with the prior written consent of Elanco (which consent will not be unreasonably conditioned, withheld or delayed), Aratana has agreed to conduct, and to cause each of its subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and to use and cause each of its subsidiaries to use its commercially reasonable efforts to preserve intact their business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material permits and preserve the present relationships and goodwill with those persons having business relationships with

Aratana and its subsidiaries, and, subject to certain exceptions, will not and will not permit its subsidiaries to:

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  issue, sell, grant options or rights to purchase, pledge, deliver, transfer, dispose of or encumber any shares of or securities convertible into or exchangeable for, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, deliver, transfer, or disposition or encumbrance of any shares of or securities convertible into or exchangeable for securities of Aratana or its subsidiaries, other than the shares of Aratana common stock issuable upon exercise of Aratana options or vesting of Aratana restricted stock awards, in each case, outstanding on the date of the merger agreement in accordance with their terms;

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  acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Aratana securities, except to the extent provided in the terms of any Aratana stock plan with respect to Aratana options or restricted stock awards outstanding on the date of the merger agreement;

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  split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) on any shares of its capital stock (other than cash dividends paid to Aratana or one of its wholly owned subsidiaries by a wholly owned subsidiary of Aratana with regard to its capital stock or other equity interests);

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  (i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any business, material assets or securities of any person or any sale, lease, encumbrance or other disposition of material assets or securities of Aratana or its subsidiaries, except for, in each case, as required pursuant to contracts existing as of the date of the merger agreement, and in accordance with their terms, or in the ordinary course of business and consistent with past practice, (ii) adopt, publicly propose or enter into a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable law, (iii) amend or terminate any material contract in any material respect or grant any release, waiver or relinquishment of any material rights under any material contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Elanco), or (iv) enter into any contract which if entered into prior to the date of the merger agreement, would be a material contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Elanco);

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  incur, assume, guarantee or otherwise become liable or responsible for any indebtedness for borrowed money;

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  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; except any direct or indirect wholly owned subsidiaries of Aratana or in connection with Aratana's products and other activities in the ordinary course of business consistent with past practice;

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  (i) make any loans, advances or capital contributions to, or investments in, any other person (other than direct or indirect wholly owned subsidiaries of Aratana or in connection with Aratana's products and other activities in the ordinary course of business consistent with past practice) or (ii) cancel, release or assign any material indebtedness of any person owed to Aratana or any of its subsidiaries;

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  change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable law;

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  change any annual tax accounting period, make or change any material tax election, amend any material tax return, enter into any settlement or compromise of any material tax liability or enter into any material closing agreement, in each ease, other than as required by applicable law;

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  adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

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  except as required by applicable law, the terms of the merger agreement or an existing Aratana benefit plan or contract, (i) grant a severance or termination pay which will become due and payable on or after the effective time of the merger, (ii) other than in the ordinary course of business, grant any material increases in compensation or benefits payable to its employees whose compensation exceeds $175,000 per annum, officers or directors, or promote any non-officer employee to an officer position, (iii) grant any material increases in compensation or benefits payable to its employees whose compensation is equal to or less than $175,000 per annum, other than in the ordinary course of business consistent with past practice, (iv) enter into any collective bargaining agreement, neutrality agreement, works council agreement, or similar labor agreement, (v) terminate the employment of any current employee who is a sales representative, other than for cause or in the ordinary course of business consistent with past practice, or (vi) other than in the ordinary course of business, adopt, enter into, materially amend or terminate any material benefits plan;

  •
  incur any capital expenditure or any obligations, liabilities or indebtedness, except for (i) those contemplated by the budget for the relevant fiscal year, which budget has been provided or made available to Elanco prior to the date of the merger agreement, and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $400,000;

  •
  settle (i) any legal proceeding that is disclosed in Aratana's SEC reports filed prior to the date of the merger agreement or (ii) any other legal proceeding, other than a settlement (A) solely for monetary damages not to exceed $400,000 individually or $1,000,000 in the aggregate, in each case, net of insurance proceeds; (B) that do not impose any material restriction on the business of Aratana or any of its subsidiaries, (C) that provide for a complete release of Aratana and its subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by Aratana or any of its subsidiaries;

  •
  grant any liens on any material properties or assets, tangible or intangible, of Aratana or any of its subsidiaries, other than permitted liens;

  •
  sell, transfer, dissolve or otherwise dispose of any material subsidiary except (i) as required pursuant to contracts existing as of the date of the merger agreement, and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

  •
  waive, release or assign any material rights or material claims or make any material payment, directly or indirectly, of any liability of Aratana or any of its subsidiaries before the same comes due in accordance with its terms, other than (i) pursuant to contracts existing as of the date of the merger agreement and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

  •
  sell, transfer or license or sublicense any material rights in any material intellectual property rights or, with respect to any registered intellectual property rights included in such intellectual property rights that Aratana prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such material registered intellectual property rights to become abandoned or otherwise fail to maintain any such registered intellectual property rights other than, in each case, (i) as required pursuant to contracts existing as of the date of the merger agreement and in accordance with their terms, or (ii) in the ordinary course of business consistent with past practice;

  •
  (i) acquire any fee interest in real property or (ii) enter into a new lease, sublease, or other occupancy arrangement for any real property or amend, modify, terminate, supplement, or otherwise modify any real property lease in any material respect;

  •
  change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices, except as required by GAAP or applicable law;

  •
  create a new subsidiary;

  •
  enter into any new line of business, or form or commence the operations of any joint venture;

  •
  amend in a manner that adversely impacts in any material respect the ability to conduct its business, or terminate or allow to lapse any material permits of Aratana or its subsidiaries;

  •
  other than in the ordinary course of business consistent with past practice, cause a material reduction in the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies without use commercially reasonable efforts to replace such policy with substantially comparable coverage;

  •
  fail to maintain or to comply in all material respects with its obligations under or in respect of any material animal drug applications or material regulatory approvals that have been filed with any regulatory authorizations by Aratana or any of its subsidiaries;

  •
  incur expenditures during any calendar quarter in excess of 115%, in the aggregate, of the applicable quarterly budget of Aratana which budget has been provided or made available to Elanco prior to the date of the merger agreement; or

  •
  offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
Conduct of Elanco's Business Pending the Merger

        Elanco has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. In general, except as expressly contemplated by the merger agreement or with the prior written consent of Aratana (which consent will not be unreasonably conditioned, withheld or delayed), Elanco has agreed to conduct, and to cause each of its subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and to use and cause each of its subsidiaries to use its commercially reasonable efforts to preserve intact their business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material permits and preserve the present relationships and goodwill with those persons having business relationships with Elanco or any of its subsidiaries and, subject to certain exceptions, will not and will not permit its subsidiaries to:

  •
  adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) that would adversely affect Aratana or an Aratana stockholder relative to a holder of Elanco common stock;

  •
  authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to Elanco common stock (whether in cash, assets, stock or other securities of Elanco or any of its subsidiaries), except (i) dividends and distributions paid or made in the ordinary course of business by any of Elanco's subsidiaries and (ii) for transactions that would require an adjustment to the merger consideration pursuant to the merger agreement and for which the proper adjustment is made;

  •
  split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock in a manner that would disproportionally affect an Aratana stockholder relative to a holder of Elanco common stock, except for (i) any such transaction involving only wholly owned subsidiaries of Elanco, and (ii) any transactions that would require an adjustment to the merger consideration pursuant to the merger agreement and for which the proper adjustment is made;

  •
  adopt a plan of complete or partial liquidation or dissolution with respect to Elanco; or

  •
  offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation

        Except as described below and in the merger agreement, Aratana has agreed, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, that it will not, and will cause its subsidiaries not to, and Aratana will direct and use its reasonable best efforts to cause its representatives and its subsidiaries' representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly facilitate or encourage, including by way of furnishing non-public information, any inquiries or the making of any proposal or offer (including any proposal or offer to Aratana stockholders) that constitutes or that could reasonably be expected to lead to an acquisition proposal from any person (other than Elanco, Acquisition Sub or their respective affiliates and representatives);

  •
  enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person (other than Elanco, Acquisition Sub or their respective affiliates and representatives) relating to, any acquisition proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an acquisition proposal, except solely to notify such person of the existence of the merger agreement;

  •
  agree to, approve, endorse, support, recommend or consummate any acquisition proposal or enter into any letter of intent, contract or other agreement (other than an acceptable confidentiality agreement entered into in compliance with the merger agreement) or commitment contemplating or otherwise relating to any acquisition proposal from any person (other than Elanco, Acquisition Sub or their respective affiliates and representatives); or

  •
  resolve or agree to do any of the foregoing.

        In the merger agreement Aratana agreed that it will, and will cause its subsidiaries and its and its subsidiaries' officers, directors and other representatives to, (i) cease and terminate immediately any discussions or negotiations, if any, with any person (other than Elanco, Acquisition Sub or their respective affiliates and representatives) conducted prior to the execution of the merger agreement with respect to any acquisition proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an acquisition proposal, (ii) terminate access by any person (other than Elanco, Acquisition Sub and their respective affiliates and representatives) to any physical or electronic data room or other access to data or information of Aratana, in each case relating to or in connection with any acquisition proposal, and (iii) promptly following the date of the merger agreement request each person (other than Elanco) that has theretofore executed a confidentiality agreement in connection with that person's consideration of making an acquisition proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by that person under the terms of the applicable agreement.

        Notwithstanding anything to the contrary in the merger agreement, if prior to the time that the required stockholder approval is obtained, (i) Aratana receives a written acquisition proposal that its board believes in good faith to be bona fide, (ii) such acquisition proposal was unsolicited and did not result from a material breach of the non-solicitation restrictions set forth in the merger agreement, and (iii) the Aratana board determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal, then Aratana may enter into an acceptable confidentiality agreement with the person making such acquisition proposal, furnish information or data with respect to Aratana and its subsidiaries to the person making such acquisition proposal pursuant to an acceptable confidentiality agreement, provided that any non-public information provided to any such person will have been previously provided to Elanco or will be provided to Elanco prior to or concurrently with the time it is provided to such person (or Elanco will be given access to such information), and participate in discussions, inquiries or negotiations with the person making such acquisition proposal regarding such acquisition proposal. Aratana will notify Elanco in writing of any such determination promptly after the Aratana board makes such determination (and in any event within one business day after making such determination). Aratana, its subsidiaries and its representatives may, in any event, contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a superior proposal and (ii) inform such third party that has made or, to the knowledge of Aratana, is considering making an acquisition proposal, of the non-solicitation provisions of the merger agreement.

        For purposes of the merger agreement:

  •
  "acquisition proposal" means, other than the merger or any other proposal or offer from Elanco, Acquisition Sub or any of their respective affiliates, any proposal, offer or inquiry from a person relating to (A) any acquisition or purchase, in a single transaction or series of related transactions, of (1) 20% or more of the assets or business of Aratana and its subsidiaries, taken as a whole, or (2) Aratana securities representing 20% or more of the Aratana common stock; or (B) any tender offer or exchange offer that if consummated would result in any person or group acquiring beneficial ownership of 20% or more of Aratana common stock; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Aratana or any of its subsidiaries in which a person or its stockholders, if consummated, would acquire 20% or more of the combined voting power of Aratana or the surviving entity or the resulting direct or indirect parent of Aratana or such surviving entity; and

  •
  "superior proposal" means any bona fide written acquisition proposal that the Aratana board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including certainty of closing), the person making the proposal, and such other factors as the board considers to be appropriate, would, if consummated, result in a transaction that is more favorable to Aratana stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Elanco in response to such proposal); provided that, for purposes of this definition of "superior proposal," references in the term "acquisition proposal" to "20% or more" will be deemed to be references to "more than 50%."

        Aratana agrees, as promptly as reasonably practicable and in any event within one business day of receipt, to advise Elanco in writing in the event Aratana or any of its subsidiaries or representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of such person making such acquisition proposal, and a copy of any written proposal, offer or draft agreement provided by such person. Aratana will keep Elanco informed (orally and in writing) in all material respects on a reasonably timely basis of the status and details (including, within one business day after the occurrence of any amendment) of any such acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written documentation.

Changes in the Aratana Board Recommendation

        In the merger agreement, Aratana agreed that the Aratana board will not (i)(A) withdraw (or modify or qualify in any manner adverse to the transactions contemplated by the merger agreement, Elanco or Acquisition Sub) its recommendation, (B) recommend or otherwise declare advisable the approval by Aratana stockholders of any acquisition proposal, (C) fail to include its board recommendation in this proxy statement/prospectus, (D) fail to publicly recommend against any acquisition proposal that is a tender offer or exchange offer within ten business days after commencement of such offer, or (E) resolve or agree to take any of the foregoing actions, or (ii) cause or permit Aratana or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for an acceptable confidentiality agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any acquisition proposal, or resolve, agree or propose to take any such actions.

        Notwithstanding the restrictions described above, at any time prior to the time that the required stockholder approval is obtained, the Aratana board will be permitted to terminate the merger agreement in order to concurrently enter into a definitive alternative acquisition agreement and/or to effect any adverse recommendation change, if, in either case, the board determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law.

        Aratana may not make an adverse recommendation change or terminate the merger agreement unless (i) it notifies Elanco in writing at least four business days before taking that action of its intention to do so, and, as applicable, which notice specifies the reasons therefor, including the material terms and conditions of such superior proposal, the identity of such person making such superior proposal and a copy of the relevant proposed transaction agreements with such person, or in the case of any adverse recommendation change that is not related to a superior proposal, a reasonably detailed summary of the basis of such action (it being understood and agreed that any amendment to the material financial terms or any other material term of such acquisition proposal constituting a superior proposal (including any revision in the amount, form or mix of consideration Aratana stockholders would receive as a result of such potential superior proposal) or any material change to the facts and circumstances relating to the adverse recommendation change will require a new written notice by Aratana and an additional two business day period), and (ii) if Elanco makes a proposal during such four or two business day period, as applicable, to adjust the terms and conditions of the merger agreement (which will be in writing in a form that would create a binding contract if accepted by Aratana), the Aratana board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Elanco, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal or that the failure to make an adverse recommendation change or terminate the merger agreement, as applicable, would be inconsistent with its fiduciary duties to the Aratana stockholders under applicable law. During the four or two business day period, as applicable, prior to its effecting an adverse recommendation change or terminating the merger agreement as referred to above, Aratana will, and will cause its financial and legal advisors to, negotiate with Elanco in good faith (to the extent Elanco seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Elanco. Notwithstanding anything to the contrary herein, neither

Aratana nor any of its subsidiaries will enter into any alternative acquisition agreement unless the merger agreement has been terminated in accordance with its terms (including the payment of the termination fee, if applicable).

Covenants of the Parties

        The merger agreement contains certain covenants and agreements made by the parties, including:

  •
  the parties' cooperation in the preparation of this proxy statement/prospectus;

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  Aratana's agreement to, as soon as reasonably practicable following the date on which the Form S-4 has been declared effective by the SEC, establish a record date for, duly call and give notice of and convene and hold a meeting of Aratana stockholders for the purpose of seeking the required stockholder approval;

  •
  each party's agreement to use reasonable best efforts to take all actions necessary, proper, or advisable to consummate the transactions contemplated by the merger agreement;

  •
  each party's agreement to file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger agreement and the transactions contemplated thereby as required by the HSR Act, as soon as practicable after the date of the merger agreement but in no event later than ten business days following the date of the merger agreement;

  •
  each party's agreement not to make any press release or other public announcement regarding the merger agreement or the transactions contemplated thereby without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or any rules and regulations of Nasdaq or the NYSE;

  •
  Aratana's agreement that, in the event that any state anti-takeover or other similar law is or becomes applicable to the merger agreement or the merger, it and its board will grant approval and take action as necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the merger agreement and otherwise to minimize the effect of such law on the merger agreement and the transactions contemplated thereby;

  •
  Aratana's agreement to afford representatives of Elanco reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, contracts, analyses, tax returns, data, regulatory materials, reports, projections, plans, systems, senior management, commitments, offices and other facilities, properties and personnel of Aratana;

  •
  Aratana's agreement to take all steps as may be reasonably necessary to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of Aratana (including "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by the merger agreement by each individual who is a director or executive officer of Aratana to be exempt under Rule 16b-3 promulgated under the Exchange Act;

  •
  Elanco's agreement to indemnify and insure Aratana's current and former directors and officers (as of immediately prior to the effective time of the merger) until the sixth anniversary of the effective time of the merger;

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  Elanco's agreement to (i) honor Aratana's severance and change in control obligations as of the effective time of the merger, (ii) provide, for 12 months following the effective time of the merger, each continuing employee with compensation and benefits that are, taken as a whole, at least as favorable in the aggregate as such employee received immediately prior to the effective time, and (iii) provide each continuing employee with full credit for all service with Aratana and its subsidiaries prior to the effective time of the merger for all purposes, including with respect to Aratana plans;

  •
  Elanco's agreement to take all action necessary to cause Acquisition Sub to perform its respective obligations under the merger agreement;

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  Aratana's agreement to promptly advise Elanco of any litigation commenced by stockholders relating to the merger and by any other third party with potential value in excess of $400,000, to keep Elanco reasonably informed regarding such litigation, and to give Elanco the opportunity to participate in the defense or settlement of any such litigation;

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  Aratana's agreement to use commercially reasonable efforts to pay and fully discharge all transaction expenses to the persons entitled thereto;

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  Elanco's agreement to ensure that a rights agent mutually agreeable to the parties executes and delivers the CVR agreement;

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  Aratana's agreement to take all actions reasonably necessary to cause the holders' representative to execute and deliver the CVR agreement;

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  Elanco's agreement to use commercially reasonable efforts to take all actions reasonably necessary under applicable laws and rules and policies of the NYSE to cause the stock issued in connection with the merger to be approved for listing on the NYSE;

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  Aratana's agreement to cooperate with Elanco and use commercially reasonable efforts to take all actions reasonably necessary under the applicable laws and rules and policies of Nasdaq to enable delisting of Aratana stock from Nasdaq;

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  Aratana's obligation to deliver to Elanco resignations of Aratana's directors;

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  the parties' cooperation and reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

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  the parties' agreement to consummate a second merger, if necessary for the transaction to qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

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  Aratana's agreement to furnish to Elanco a certification that Aratana is not and has not been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code; and

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  Aratana's agreement to provide Elanco with true and complete copies of all clinical and preclinical data relating to each compound or product being developed by Aratana, whether or not yet on the market, and all written correspondence between Aratana, on the one hand, and the applicable governmental authority, on the other hand, relating to any compound or product being developed by Aratana, whether or not yet on the market.

Directors' and Officers' Indemnification and Insurance

        The merger agreement provides for certain indemnification and insurance rights in favor of indemnified persons. Specifically, all rights to exculpation, indemnification, advance and reimbursement of expenses provided to the indemnified persons, under Aratana's certificate of incorporation, bylaws or other indemnification agreements, with respect to acts or omissions arising directly or indirectly from such indemnified person's capacity as a director, officer, employee or agent of Aratana or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the effective time of the merger), or any of the transactions contemplated by the merger agreement, will continue in full force and effect for six years following the effective time of the merger.

In addition, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, Aratana and its subsidiaries as of the effective time of the merger will (and Elanco will cause Aratana and its subsidiaries as of the effective time of the merger to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the surviving corporation and its subsidiaries as of the effective time of the merger to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of Aratana and its subsidiaries as of the date of the merger agreement, and during such six year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law or as otherwise provided in the merger agreement.

        For a period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation will (and Elanco will cause the surviving corporation to) maintain directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger covering each person covered by Aratana's existing directors' and officers' liability insurance, on terms with respect to coverage and amounts that are no less favorable than those of the policy currently maintained by Aratana. However, Elanco and the surviving corporation are not required after the effective time of the merger to pay annual premiums in excess of 250% of the last annual premium for Aratana's existing policies, but in such case will purchase as much coverage as may be purchased for such amount.

        Aratana is permitted to purchase, prior to the effective time of the merger, a six-year prepaid "tail" policy on its current directors' and officers' liability insurance. If such a "tail" policy is obtained, the surviving corporation will maintain the "tail" policy in full force and effect and continue to honor their respective obligations thereunder, and will have no further obligations with respect to directors' and officers' liability insurance for so long as such "tail" policy is maintained in full force and effect.

        If, following the effective time of the merger, Elanco or the surviving corporation merges into or consolidates with another entity and is not the surviving corporation or sells substantially all its assets, provision will be made so that the successors or assigns of Elanco or the surviving corporation assume the insurance and indemnification obligations described above.

Employee Matters

        Pursuant to the terms of the merger agreement, for a period of twelve (12) months following the effective time of the merger, the surviving corporation is required to (and Elanco has agreed to cause the surviving corporation to) provide to each employee of Aratana and its subsidiaries who is employed by the surviving corporation during such period a base salary or wage rate, as applicable, an annual cash bonus opportunity and other compensation and benefits (excluding defined benefit pension plan benefits, equity-based compensation, and severance benefits) that are, taken as a whole, at least as favorable in the aggregate to the base salary or wage rate, as applicable, annual cash bonus opportunity, and other compensation and benefits (to the extent made available to or known by Elanco) provided to such continuing employee immediately prior to the effective time of the merger. A continuing employee's employment will be at will, and the surviving corporation may terminate the employment of a continuing employee for any reason at any time (subject to the terms of any applicable employment agreement).

        From and after the closing, Elanco will provide, or will cause the surviving corporation to provide, each continuing employee with full credit for all service with Aratana and its subsidiaries prior to the effective time of the merger for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans, but excluding benefit accrual under any defined benefit pension plan) provided, sponsored, maintained or contributed to by Elanco or any of its subsidiaries to the same extent recognized by Aratana or any of its subsidiaries under any similar plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Elanco shall (or shall cause the surviving corporation and its subsidiaries to) ensure that (i) each continuing employee is immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Elanco, the surviving corporation and its subsidiaries in which the continuing employees participate to the extent coverage under any such plan replaces coverage under a comparable Aratana plan in which such continuing employee participates immediately before the effective time of the merger; (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any continuing employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan will be waived for such continuing employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by such continuing employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee's participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, and (iii) the accounts of such continuing employees under any new plan of Elanco, the surviving corporation or their subsidiaries that is a flexible spending plan are credited with any unused balance in the account of such continuing employee under the applicable plan.

        Notwithstanding anything to the contrary set forth in the merger agreement, no provision of the merger agreement is deemed to (i) guarantee employment for any period of time for, or preclude the ability of Elanco or the surviving corporation to terminate, any continuing employee for any reason, or (ii) require Elanco or the surviving corporation to continue any employee benefits plan or prevent the amendment, modification or termination thereof.

Conditions to Completion of the Merger

        The obligations of each of the parties to consummate the merger are subject to the satisfaction (or waiver by each of Elanco and Aratana if permissible under applicable law) prior to the effective time of the merger, of certain conditions, including:

  •
  obtaining the required stockholder approval;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act, will have expired or been terminated;

  •
  the absence of any law or order of any governmental authority of competent jurisdiction that restrains, prohibits or otherwise makes illegal the consummation of the merger; and

  •
  the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will be in effect and no proceedings for such purpose will be pending before the SEC.

        In addition, the obligation of each of Elanco and Acquisition Sub to consummate the merger is subject to the satisfaction (or waiver by each of Elanco and Acquisition Sub if permissible under applicable law) prior to the effective time of the merger, of each of the following additional conditions:

  •
  the representations and warranties of Aratana set forth in the merger agreement with respect to its capitalization, authority, stockholder approval, brokers and takeover statutes (without giving effect to any qualification as to "materiality" or "material adverse effect" set forth therein) being true and correct in all material respects at and as of the closing date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

  •
  all other representations and warranties of Aratana contained in the merger agreement (without giving effect to any qualification as to "materiality" or "material adverse effect" set forth therein) being true and correct in all respects at and as of the closing date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect;

  •
  Aratana having performed in all material respects all obligations required to be performed by it under the merger agreement;

  •
  Elanco having received an officer's certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Aratana certifying as to the satisfaction of the conditions set forth in the immediately preceding three bullets;

  •
  there having been no material adverse effect with respect to Aratana that is continuing as of immediately prior to the effective time of the merger; and

  •
  Elanco having received closing tax opinions from legal counsel to Elanco and Aratana.

        In addition, the obligation of Aratana to consummate the merger is subject to the satisfaction (or waiver by Aratana if permissible under applicable law) prior to the effective time of the merger, of each of the following additional conditions:

  •
  the representations and warranties of Elanco and Acquisition Sub set forth in the merger agreement (without giving effect to any qualification as to "materiality" or "material adverse effect set forth therein") being true and correct in all respects at and as of the closing date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the business, assets or financial condition of Elanco and its subsidiaries, taken as a whole, or (ii) prevent the consummation of the merger;

  •
  each of Elanco and Acquisition Sub having performed in all material respects all obligations required to be performed by it under the merger agreement;

  •
  Aratana having received an officer's certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Elanco certifying as to the satisfaction of the conditions set forth in the immediately preceding two bullets;

  •
  Aratana having received closing tax opinions from legal counsel to Elanco and Aratana; and

  •
  the shares of Elanco stock issuable to Aratana stockholders pursuant to the merger agreement having been approved for listing on the NYSE, subject to official notice of issuance.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

  •
  by mutual written agreement of Elanco and Aratana;

  •
  by either Elanco or Aratana if:

  •
  the merger has not been consummated on or before October 31, 2019; provided, however, the termination date may be automatically extended to December 31, 2019 if the merger has not yet been consummated by October 31, 2019, but all of the closing conditions, other than the antitrust approval, have been satisfied or waived, or are capable of being satisfied at such earlier date; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement has been the principal cause of or directly resulted in the failure of the merger to be consummated by such time;

  •
  there exists any law or order of any governmental authority of competent jurisdiction in effect as of immediately prior to the effective time of the merger that restrains, prohibits or otherwise makes illegal the consummation of the merger, which has become final and non-appealable; or

  •
  the required stockholder approval is not obtained upon a vote taken at a duly convened Aratana stockholders meeting or at any adjournment or postponement thereof;

  •
  by Aratana:

  •
  if either Elanco and/or Acquisition Sub have breached or otherwise violated any of their respective covenants or agreements, or other obligations under the merger agreement, or any of the representations and warranties of Elanco and Acquisition Sub set forth in the merger agreement are inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause any of the conditions described above relating to the representations and warranties of Elanco and Acquisition Sub or Elanco and Acquisition Sub having performed their obligations under the merger agreement to fail, and such breach, violation or inaccuracy is not cured or is not capable of being cured by the earlier of the termination date and thirty days after Aratana delivers written notice to Elanco of such breach, violation or inaccuracy; or

  •
  in order to accept a superior proposal; provided, however, that Aratana has substantially concurrently with such termination entered into a definitive agreement with respect to such superior proposal, otherwise complied in all material respects with the provisions of the merger agreement related to superior proposals and substantially concurrently with such termination, paid the termination fee described below; or

  •
  by Elanco if:

  •
  Aratana has breached or otherwise violated any of its covenants or agreements or other obligations under the merger agreement, or any of the representations and warranties of Aratana set forth in the merger agreement are inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause any of the closing conditions described above relating to the representations and warranties of Aratana or Aratana having performed its obligations under the merger agreement to fail, and such breach, violation or inaccuracy is not cured or is not capable of being cured by the earlier of the termination date and thirty (30) days after Elanco delivers written notice to Aratana of such breach, violation or inaccuracy; or

    •
    the Aratana board or any committee has effected or resolved to effect an adverse recommendation change.

Effect of Termination

        Any proper and valid termination of the merger agreement will be effective upon delivery of written notice of termination by the terminating party to the other party, which will specify the provision pursuant to which such termination is affected. In the event of termination, the merger agreement will be of no further force or effect without liability of any party (or any director, officer, employee, affiliate, agent or other representative of such party), to the other party, except that certain provisions in the merger agreement, including effect of termination, expenses, notices, assignment, confidentiality, entire agreement, third party beneficiaries, severability, remedies, governing law, jurisdiction, waiver of jury trial, amendment, extension, waiver, no presumption against drafting party and counterparts will survive termination. No termination will relieve any party from any liability or damages resulting from any willful or intentional material breach of the merger agreement that occurs prior to such termination, in which case the aggrieved party will be entitled to all remedies available at law or in equity.

Fees and Expenses; Termination Fee

        Except as provided below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated.

        Aratana will pay to Elanco a termination fee of $7.0 million if the merger agreement is terminated:

  •
  (1) by Elanco or Aratana if the merger agreement is terminated due to the required stockholder approval not being obtained upon a vote taken thereon at the Aratana stockholders meeting or the merger not being consummated prior to the termination date without the Aratana stockholders meeting having been held (provided a breach by Aratana of any provision of the merger agreement was the principal cause of or directly resulted in the failure to hold such Aratana stockholders meeting), (2) following the execution and delivery of the merger agreement and prior to the Aratana stockholders meeting, a bona fide acquisition proposal has been publicly announced or has become publicly disclosed and, in either case, is not withdrawn or otherwise abandoned; and (3) within twelve months following such termination of the merger agreement, Aratana enters into a definitive agreement with any person (other than Elanco, Acquisition Sub or their respective affiliates) with respect to an acquisition proposal (which need not be the same acquisition proposal described in clause (2) above) that is later consummated (with all references to "20% or more" in the definition of "acquisition proposal" being deemed to reference "more than 50%");

  •
  by Aratana in order to accept a superior proposal; or

  •
  by Elanco, if the Aratana board or any committee has effected or resolved to effect an adverse recommendation change.

Governing Law; Jurisdiction; Waiver of Jury Trial

        The merger agreement is governed by the laws of the State of Delaware (without giving effect to conflicts of laws principles that would result in the application of the law of any other state or would direct a matter to another jurisdiction). Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement or for recognition or enforcement of any judgment relating to the merger agreement. Each party also irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Amendment; Extension; Waiver

        Subject to the provisions of applicable law, the merger agreement may generally be amended by the parties at any time prior to the effective time of the merger by execution of an instrument in writing signed on behalf of each of Elanco, Acquisition Sub and Aratana.

        Subject to the provisions of applicable law and certain exceptions described in the merger agreement, at any time and from time to time prior to the effective time of the merger, any party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Specific Performance

        The parties agree in the merger agreement that irreparable damage would occur in the event that any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached, and that each party will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under the merger agreement.

 THE CONTINGENT VALUE RIGHTS AGREEMENT

        The following is a summary of the material terms of the CVR agreement, which will be entered into at or prior to the effective time of the merger by Elanco, a holders' representative designated by Aratana and a rights agent mutually agreeable to Aratana and Elanco, substantially in the form attached as Appendix D to this proxy statement/prospectus. This summary and the descriptions of the CVR agreement included elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the form of the CVR agreement which is attached as Appendix D to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties and of holders of CVRs are governed by the express terms and conditions of the CVR agreement and not by the following summary or any other information contained in this proxy statement/prospectus. The CVR agreement should not be read alone, but should instead be read in conjunction with the merger agreement attached as Appendix A and the other information provided elsewhere in this proxy statement/prospectus, including the appendices and the documents incorporated by reference into this proxy statement/prospectus. The CVR agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Elanco, Aratana or their respective businesses.

CVR Agreement

        At or prior to the effective time of the merger, Elanco, a rights agent mutually agreeable to Elanco and Aratana and a holders' representative to be designated by Aratana will enter into the CVR agreement. Pursuant to the CVR agreement and as provided in the merger agreement, each share of Aratana common stock that is outstanding immediately prior to the effective time of the merger (excluding shares owned by Elanco, Acquisition Sub or Aratana, or by their respective direct or indirect wholly owned subsidiaries, which shares will automatically be cancelled and extinguished without consideration being paid therefor, and any shares where the holder exercises their statutory dissenters' rights) will be automatically converted into the right to receive, in addition to the stock consideration, one CVR. Each CVR represents the non-transferable contractual right to receive a cash payment from Elanco if the milestone described below is achieved.

Characteristics of the CVRs; Restrictions on Transfer

        The CVRs may not be transferred, pledged, hypothecated, encumbered, assigned or otherwise disposed of (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), other than pursuant to any of the following: (i) upon death of a holder, by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) if the CVR is held by a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; or (vii) upon abandonment of a CVR by the holder thereof in accordance with the CVR agreement.

        The CVRs will not be evidenced by a certificate or any other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs. The CVRs will not represent any equity or ownership interest in Elanco, any constituent company to the merger, or any of their respective subsidiaries (including the surviving corporation). The sole right of each holder of a CVR is the right to receive the milestone payment amount, if any, in accordance with the CVR agreement. The rights agent will maintain an up-to-date register (the "CVR register") for the purposes of registering the CVRs and permitted transfers thereof in a book-entry position for each holder. Elanco's obligation to make the milestone payment, if any becomes due, is an unsecured general obligation of Elanco and is not guaranteed by Elanco or any of its affiliates.

Cumulative Net Sales Milestone and Payment

        Pursuant to the CVR agreement, a CVR holder is entitled to a cash payment of $0.25 per CVR (the "milestone payment amount"), from Elanco, upon the occurrence of the milestone, which is defined as the first occurrence of either:

  •
  the sum of (i) the cumulative net sales of the product during the period beginning on July 1, 2019 and ending on December 31, 2020 (the "first sales measurement period"), plus (ii) the imputed net sales, if any, equaling or exceeding $25,000,000; or

  •
  the sum of (i) the cumulative net sales of the product during the period beginning on July 1, 2019 and ending on December 31, 2021 (the "second sales measurement period"), plus (ii) the imputed net sales, if any, equaling or exceeding $50,000,000.

        For purposes of the CVR agreement, a "product" means any animal health product that contains capromorelin as an active pharmaceutical ingredient or combination of co-administered animal health products that each contain capromorelin as an active pharmaceutical ingredient, in each case alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof. "Imputed net sales" means, if the closing date of the merger is after September 1, 2019, (i) the amount equal to (A) the cumulative net sales of the product in the period from the closing date to the end of the first sales measurement period, divided by (B) the number of days in the period from the closing date of the merger to the end of the first sales measurement period, multiplied by (C) the number of days from September 1, 2019 to the closing date of the merger, minus (ii) the cumulative net sales of the product in the period from September 1, 2019 to the closing date of the merger. For the avoidance of doubt, "imputed net sales" will be $0 if the closing date of the merger is on or prior to September 1, 2019 or the calculation of imputed net sales is negative.

        If the milestone occurs prior to the expiration of either the first sales measurement period or the second sales measurement period, then, forty-five (45) days following the last day of the applicable sales measurement period, Elanco will (i) deliver to the rights agent and the holders' representative, an officer's certificate certifying the date of the occurrence of the milestone and that the holders of CVRs are entitled to receive the milestone payment amount, (ii) deliver any letter of instruction reasonably required by the rights agent and (iii) deposit with the rights agent, in trust for the benefit of the holders of CVRs, the aggregate amount necessary to pay the milestone payment amount to each holder. As promptly as practicable after the rights agent's receipt of the milestone achievement certificate, any letter of instruction reasonably required by the rights agent and the aggregate amount necessary to pay the milestone payment amount to each CVR holder (and in any event, within ten (10) business days after receipt), the rights agent shall (a) deliver or cause to be delivered a copy of the milestone achievement certificate, by first-class postage prepaid mail, to each CVR holder at the address of such holder set forth in the CVR register as of the close of business on the date of the milestone achievement certificate, and (b) pay or cause to be paid, by check delivered by first-class postage prepaid mail, to each holder at the address of such holder set forth in the CVR register as of the close of business on the date of the milestone achievement certificate, the milestone payment amount payable to such holder, less any applicable withholding.

Withholding

        Elanco and the rights agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any milestone payment otherwise payable pursuant to the CVR agreement, such amounts as each is required to deduct and withhold with respect to the making of such payment under any provision of applicable law relating to taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of the CVR agreement as having been paid to the holder of CVRs in respect of which such deduction and withholding was made, and in no event shall either Elanco or the rights agent be obligated to pay additional amounts in respect of any such deduction or withholding. Prior to making any such tax deductions or withholdings or causing any such tax deductions or withholdings to be made with respect to any holder, the rights agent will, to the extent reasonably practicable, provide notice to the holder of such potential tax deduction or withholding and a reasonable opportunity for the holder to provide any necessary tax forms in order to avoid or reduce such withholding amounts; provided, that in no event will the time period for payment of any amount payable to such holder be extended for more than ten (10) business days, unless specifically requested by the holder for the purpose of delivering such forms and agreed to by the rights agent in its sole discretion.

Milestone Non-Achievement

        If the milestone has not occurred prior to the expiration of a sales measurement period then, on or before the date that is forty-five (45) days after the end of such sales measurement period, Elanco will deliver to the rights agent and the holders' representative (i) an officer's certificate certifying that the milestone has not occurred in the immediately preceding sales measurement period and that Elanco has complied in all material respects with its obligations under this agreement, and (ii) the net sales statement for such sales measurement period. The rights agent will promptly (and in any event, within ten (10) business days after receipt) deliver, or cause to be delivered a copy of such milestone non-achievement certificate and the net sales statement for such sales measurement period, by first-class postage prepaid mail, to each CVR holder at the address of such holder set forth in the CVR register as of the close of business on the date of the milestone non-achievement certificate.

Audit Rights

        Upon the reasonable written request of the holders' representative delivered to Elanco within thirty (30) days of the date on which the holders are delivered a milestone non-achievement certificate for a sales measurement period and the net sales statement for such sales measurement period, Elanco is to provide, and will cause its affiliates to provide, an independent accounting firm with access upon reasonable notice and during normal business hours to such records of Elanco or its affiliates the independent accountant may reasonably require to verify the accuracy of the net sales statement accompanying a milestone non-achievement certificate and the figures underlying the calculations set forth in such net sales statement, including any work papers and other documents and information related to such net sales statement as the independent accountant may request and as are available to Elanco or its affiliates.

        If the independent accountant concludes that the milestone payment should have been paid but was not paid to the CVR holders, Elanco will be required to pay each CVR holder the milestone payment amount, plus interest. The final report of the independent accountant will be final, conclusive and binding on Elanco and the CVR holders. The fees charged by such accounting firm will be paid by Elanco.

        Elanco has agreed not to, and to cause its affiliates not to, enter into any license or distribution agreement with any third party (other than Elanco or its affiliates) with respect to the product unless such agreement contains provisions that would allow any independent accountant appointed pursuant to the terms of the CVR agreement such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to the terms of the CVR agreement; provided, however, that Elanco and its affiliates are not required to amend any of its existing licenses and distribution agreements.

        If, upon the expiration of the applicable thirty (30) day review request period, the holders of not less than a majority of the outstanding CVRs have not requested a review of the applicable net sales statement, the calculations set forth in such net sales statement will be binding and conclusive upon the holders of CVRs.

Diligent Efforts

        The CVR agreement provides that Elanco will use, and will cause each applicable other selling entity to use, "diligent efforts" (as defined below) to cause the milestone to occur during each sale measurement period. Neither Elanco nor its affiliates will act in bad faith for the purpose of avoiding the occurrence of the milestone during any sale measurement period.

        The CVR agreement defines "diligent efforts" as, with respect to the achievement of the milestone, carrying out those obligations and tasks in good faith and in a manner that comprises a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company, in the exercise of its commercially reasonable discretion, within the pet therapeutics industry of comparable size and resources to Aratana, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product or product candidate, as applicable, at a similar stage in its development or product life as the product, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with the product), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of the product), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors. However, neither the potential payment of the milestone payment amount under the CVR agreement, nor the development or commercialization by Elanco or its affiliates of any competing product will be taken into account by Elanco in determining the level of efforts to be asserted to achieve the milestone. For the avoidance of doubt, a failure to achieve the milestone may still be consistent with diligent efforts.

Amendment and Termination of the CVR Agreement

        Elanco may, at any time and from time to time, unilaterally enter into one or more amendments to the CVR agreement for any of the following purposes, without the consent of any of the holders of CVRs, the holders' representative or the rights agent:

  •
  to evidence the appointment of another person as a successor rights agent and the assumption by any successor rights agent of the covenants and obligations of the rights agent pursuant to the CVR agreement;

  •
  to evidence the succession of another person to Elanco and the assumption of any such successor of the covenants of Elanco pursuant to the CVR agreement;

  •
  to add to the covenants of Elanco further covenants, restrictions, conditions or provisions for the protection and benefit of the holders of CVRs, provided that in each case, such amendments shall not adversely affect the interests of the holders of CVRs;

  •
  to amend any manifest error, provided that in each case, such amendment shall not adversely affect the interests of the holders of CVRs;

  •
  to cure any ambiguity, to correct or supplement any provision in the CVR agreement that may be defective or inconsistent with any other provision in the CVR agreement, or to make any other provisions with respect to matters or questions arising under the CVR agreement, provided that in each case, such amendments shall not adversely affect the interests of the holders of CVRs;

  •
  as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Exchange Act or the Securities Act and the rules and regulations made thereunder, or any applicable state securities or "blue sky" laws; provided that in each case, such amendments shall not adversely affect the interests of the holders of CVRs;

  •
  to cancel CVRs in the event that (i) any holder of CVRs has abandoned its rights to such CVRs, or (ii) following a transfer of such CVRs to Elanco or its affiliates;

  •
  as may be necessary to ensure that Elanco complies with applicable law; provided that in each case, such amendments shall not adversely affect the interests of the holders of CVRs; or

  •
  any other amendment to the CVR agreement that would provide any additional rights or benefits to the holders of CVRs or that does not adversely affect the interests of any such holder of CVRs.

        With the consent of the holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the holders, or the holders' representative, Elanco and the rights agent may enter into any amendment to the CVR agreement, even if such amendment is adverse to the interests of the holders of the CVRs.

        Elanco will (or will cause the rights agent to) provide notice of any amendment to the CVR Agreement to the holders' representative and the holders of the CVRs promptly after execution by Elanco and the rights agent, if applicable, of such amendment.

        The CVR agreement will automatically terminate and of no force or effect, and the parties will have no liability thereunder, upon the earlier to occur of (i) the receipt of payment of the milestone payment by all holders of CVRs, (ii) the date that follows the expiration of the review request period related to the expiration of the second sales measurement period (provided no written request is received during any review request period), or (iii) if a written request is received during the review request period following the expiration of the second sales measurement period, the later of (a) the date that the final report of the independent accountant is delivered to Elanco and the holders of CVRs, or (b) if applicable, the receipt of payment of the milestone payment plus interest by all holders of CVRs, in each case, pursuant to the with the audit provision in the CVR Agreement.

THE ARATANA SPECIAL MEETING

Date, Time and Place

        The Aratana special meeting will be held on July 16, 2019, at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, Aratana's outside counsel, located at 12670 High Bluff Dr, San Diego, CA 92130. On or about June 17, 2019, Aratana commenced distributing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Aratana special meeting.

Purpose of the Aratana Special Meeting

        At the Aratana special meeting, Aratana stockholders will be asked to consider and vote solely on the following proposals:

  1.
  Merger proposal: To adopt the merger agreement;

  2.
  Adjournment proposal: To adjourn the Aratana special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Aratana special meeting; and

  3.
  Non-binding, advisory merger-related compensation proposal: To approve, by non-binding, advisory vote, compensation that will or may become payable to Aratana's named executive officers in connection with the merger.

Recommendation of the Aratana Board

        The Aratana board has unanimously determined that the merger is advisable and in the best interests of Aratana and Aratana stockholders and unanimously recommends that Aratana stockholders vote:

  •
  "FOR" the merger proposal;

  •
  "FOR" the adjournment proposal; and

  •
  "FOR" the non-binding, advisory merger-related compensation proposal.

        See "The Merger—Aratana Board Recommendation and Its Reasons for the Merger" beginning on page 71.

Aratana Record Date; Stock Entitled to Vote

        Only Aratana stockholders of record at the close of business on the record date will be entitled to notice of, or to vote at, the Aratana special meeting or any adjournments thereof.

        As of June 13, 2019, there were 49,002,724 shares of Aratana common stock outstanding. Each share of Aratana common stock outstanding on the Aratana record date is entitled to one vote on each proposal to be considered at the Aratana special meeting, in person or by proxy through the Internet or by telephone or by a properly executed proxy received by mail or otherwise delivered with respect to the Aratana special meeting.

        A complete list of stockholders entitled to vote at the Aratana special meeting will be available for examination by any Aratana stockholder at Aratana's headquarters, located at the principal executive offices of Aratana at 11400 Tomahawk Creek Parkway, Leawood, Kansas 66211, for any purpose germane to the Aratana special meeting, during ordinary business hours for a period of ten (10) days before the Aratana special meeting and at the Aratana special meeting.

Quorum

        A quorum of stockholders represented in person or by proxy at the Aratana special meeting is required to vote on the adoption of the merger agreement, the approval of any adjournment of the Aratana special meeting, if necessary or appropriate, in order to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and the approval of compensation to be paid to Aratana's named executive officers in connection with the merger. A quorum requires the presence, in person or by proxy, of the holders of a majority in voting power of the Aratana common stock issued and outstanding and entitled to vote on the record date. Any abstentions will be treated as present for the purposes of determining whether a quorum exists at the Aratana special meeting, even though they will not be voted. However, shares of Aratana common stock held in "street name" through a bank, broker or other nominee with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee will not be deemed present for the purpose of determining whether a quorum exists at the Aratana special meeting.

Required Vote

Required Vote to Approve the Merger Proposal (Proposal 1 on the Proxy Card)

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the merger proposal.

Required Vote to Approve the Adjournment Proposal (Proposal 2 on the Proxy Card)

        Approval of the adjournment proposal requires the affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon.

Required Vote to Approve the Non-Binding Advisory Merger-Related Compensation Proposal (Proposal 3 on the Proxy Card)

        Approval of the non-binding, advisory merger-related compensation proposal requires the affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon. The vote with respect to the non-binding, advisory merger-related compensation proposal is an advisory vote and will not be binding on Aratana. If the merger agreement is adopted by the stockholders and the merger is completed, the compensation that will or may become payable by Aratana to its named executive officers in connection with the merger may be paid to Aratana's named executive officers even if stockholders fail to approve the non-binding, advisory merger-related compensation proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the Aratana special meeting, an abstention occurs when a stockholder who has not submitted a proxy attends the Aratana special meeting in person and does not vote, or a stockholder returns a proxy with an "abstain" vote.

  •
  With regard to the merger proposal, an abstention or a failure to submit a proxy card or to vote in person at the Aratana special meeting will have the same effect as a vote "AGAINST" the merger proposal.

  •
  With regard to the adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote for the adjournment proposal.

  •
  With regard to the non-binding, advisory merger-related compensation proposal, an abstention or a failure to vote will have no effect on the outcome of the vote for the non-binding, advisory merger-related compensation proposal.

Voting of Proxies; Incomplete Proxies

        Giving a proxy means that an Aratana stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Aratana special meeting in the manner it directs. An Aratana stockholder may vote by proxy or in person at the Aratana special meeting. If you hold your shares of Aratana common stock in your name as a stockholder of record, you, as an Aratana stockholder, may submit a proxy:

  •
  By Telephone, by dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

  •
  By Internet, by accessing the website specified on the proxy card and following the instructions on the proxy card; or

  •
  By Mail, by signing, dating and mailing the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Aratana requests that Aratana stockholders submit their proxies over the phone or internet or by completing the accompanying proxy and returning it in the enclosed postage-paid envelope as soon as possible. If the accompanying proxy is returned properly executed, the shares of Aratana stock represented by it will be voted at the Aratana special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the Aratana common stock represented by the proxy will be voted as recommended by the Aratana board. The proxyholders may use their discretion to vote on any matters other than the three proposals that properly come before the Aratana special meeting.

        Every Aratana stockholder's vote is important. Failing to vote has the same effect as voting against the merger. Accordingly, each Aratana stockholder should sign, date and return the enclosed proxy card, or submit a proxy by telephone or via the Internet, whether or not it plans to attend the Aratana special meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on July 15, 2019.

Shares Held in Street Name; Broker Non-Votes

        If you are an Aratana stockholder and your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the internet. Please note that you may not vote shares held in street name by returning a proxy card directly to Aratana or by voting in person at the Aratana special meeting unless you provide a "legal proxy", which you must obtain from your broker, bank or other nominee.

        Brokers, banks, or other nominees who hold shares of Aratana common stock in "street name" have the authority to vote in their discretion on "routine" proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominees are not allowed to exercise their voting discretion on matters that are "non-routine" without specific instructions on how to vote from the beneficial owner. None of the proposals, including the merger proposal, that will be voted on at the Aratana special meeting, is "routine." Therefore, brokers, banks and other nominees do not have discretionary authority to vote on any of the proposals.

        A broker non-vote would occur if (i) the holder of a share of Aratana common stock held by a broker, bank or other nominee is present, in person or represented by proxy, at the Aratana special meeting, (ii) the beneficial owner of that share has not instructed his, her or its broker, bank or other nominee on how to vote on a particular proposal and (iii) the broker, bank or other nominee does not have discretionary voting power on such proposal. Since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals that will be voted on at the Aratana special meeting, if a beneficial owner of shares of Aratana common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the Aratana special meeting. As a result, we do not expect there will be any broker non-votes at the Aratana special meeting.

Revocability of Proxies and Changes to an Aratana Stockholder's Vote

        You may revoke your proxy and/or change your vote with regard to a matter at any time before your shares of Aratana common stock are voted by proxy at the Aratana special meeting by:

  •
  sending a written notice, which is received prior to your vote being cast at the Aratana special meeting, to the Secretary of Aratana at 11400 Tomahawk Creek Parkway, Leawood, Kansas 66211, that bears a date later than the date of the proxy and states that you revoke your proxy;

  •
  submitting a duly executed proxy bearing a later date by mail, telephone or via the internet that is received prior to your vote being cast with regard to a matter at the Aratana special meeting; or

  •
  attending the Aratana special meeting and voting by ballot in person with regard to a matter (your attendance at the Aratana special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your shares of Aratana common stock through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions, or you may vote in person at the Aratana special meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Solicitation of Proxies

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Aratana board. Aratana will bear all costs and expenses in connection with the solicitation of proxies. Aratana has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Aratana special meeting and Aratana estimates it will pay MacKenzie Partners, Inc. a fee of approximately $15,000 (plus reimbursement of expenses) for these services.

        In addition to solicitation of proxies by mail, proxies may be solicited by Aratana officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Aratana may also reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy solicitation materials to beneficial owners of Aratana common stock.

Voting by Aratana Directors and Executive Officers

        On the record date, directors of the Aratana board and Aratana's executive officers and their affiliates owned and were entitled to vote 2,001,639 shares of Aratana common stock, or approximately

4.1% of the total voting power of the shares of Aratana common stock outstanding on that date. It is currently expected that the Aratana directors and executive officers will vote their shares of Aratana common stock in favor of each of the proposals to be considered at the Aratana special meeting, although none of them have entered into any agreements obligating them to do so.

Stockholders Should Not Send Certificates with Their Proxies

        A letter of transmittal and instructions for the surrender of Aratana common stock certificates or book-entry shares in exchange for the merger consideration will be mailed to Aratana stockholders shortly after the completion of the merger.

Attending the Aratana Special Meeting

        Subject to space availability, all Aratana stockholders as of the record date, or their duly appointed proxies, may attend the Aratana special meeting. Since seating is limited, admission to the Aratana special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Pacific Time.

        If you hold your shares of Aratana common stock in your name as a stockholder of record and you wish to attend the Aratana special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Aratana special meeting. You should also bring valid picture identification.

        If your shares of Aratana common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Aratana special meeting, you need to bring a copy of a bank or brokerage statement to the Aratana special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

No Other Business

        Under Aratana's bylaws, the business to be conducted at the Aratana special meeting will be limited to the purposes stated in the notice to Aratana stockholders provided with this proxy statement/prospectus and any matters reasonably related thereto.

ARATANA PROPOSALS

Proposal 1. The Merger Proposal

(Item 1 on Proxy Card)

        Aratana stockholders are asked to adopt the merger agreement that it has entered into with Elanco and Acquisition Sub. Aratana stockholders should carefully read this proxy statement/prospectus in its entirety, including the documents incorporated by reference and the merger agreement, for more detailed information concerning the merger agreement and the merger proposal. For a summary and detailed information regarding this merger proposal, see the information about the merger and the merger agreement throughout this proxy statement/prospectus, including the information set forth in the sections entitled "The Merger" and "The Merger Agreement" beginning on pages 61 and 101, respectively. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

        Approval of the merger proposal is a condition to the consummation of the merger.    If this merger proposal is not approved, the merger will not occur. The approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of Aratana common stock outstanding as of the record date entitled to vote on the merger proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        See "The Merger—Aratana Board Recommendation and Its Reasons for the Merger" beginning on page 71 for more information regarding the unanimous recommendation of the Aratana board to approve the merger proposal.

The Aratana board unanimously recommends a vote "FOR" the merger proposal.

Proposal 2. The Adjournment Proposal

(Item 2 on Proxy Card)

        Aratana stockholders are asked to approve the adjournment of the Aratana special meeting, if necessary or appropriate, in order to solicit additional affirmative votes in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal. The merger agreement provides that the Aratana special meeting will not be postponed or adjourned to allow additional time to solicit additional proxies, if and to the extent the approval of the merger proposal would not otherwise be obtained, to a date that is more than twenty business days after the date for which the Aratana special meeting was originally scheduled, without the consent of Elanco, which consent may not be unreasonably withheld, conditioned or delayed. Consummation of the merger is not conditioned on the approval of this adjournment proposal.

        If the Aratana stockholders approve this adjournment proposal, Aratana could adjourn or postpone the Aratana special meeting, and any adjourned or postponed session of the Aratana special meeting, and use the additional time to solicit additional proxies for the approval of the merger proposal.

        If, at the Aratana special meeting, the number of shares of Aratana common stock present in person or by proxy and voting in favor of the merger proposal is not sufficient to approve that proposal, Aratana may move to adjourn the Aratana special meeting in order to enable the Aratana board to solicit additional proxies for the approval of the merger proposal. In that event, the Aratana stockholders may be asked to vote only upon the adjournment proposal, and not the merger proposal or the non-binding, advisory merger-related compensation proposal. The approval of the adjournment proposal requires the affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the adjournment proposal.

        The adjournment proposal relates only to adjournments of the Aratana special meeting occurring for purposes of soliciting additional proxies for approval of the merger proposal in the event that there are insufficient votes to approve that proposal. Aratana may also choose to (i) adjourn the meeting at any time or (ii) postpone the meeting before it is convened without stockholder approval, in each case under the authority provided by the Aratana bylaws and Delaware law. If Aratana stockholders approve the adjournment proposal, Aratana could adjourn the Aratana special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Aratana stockholders who have previously voted.

The Aratana board unanimously recommends a vote "FOR" the adjournment proposal.

Proposal 3. The Non-Binding, Advisory Merger-Related Compensation Proposal

(Proposal 3 on Proxy Card)

        Aratana is providing its stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the agreements or understandings between Aratana's named executive officers and Aratana concerning compensation that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder. This proposal, commonly known as the "say on golden parachute" vote, gives Aratana stockholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the merger. This non-binding, advisory proposal relates only to already existing contractual obligations of Aratana that may result in a payment or benefit to Aratana's named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements that may be entered into between Aratana's named executive officers and Elanco or any of its subsidiaries.

        The compensation payments that Aratana's named executive officers may be entitled to receive in connection with the merger are summarized in the section titled "The Merger—Interests of Aratana Directors and Officers in the Merger" beginning on page 89 of this proxy statement/prospectus.

        The vote on this proposal is a vote separate and apart from the vote on the merger proposal and is not a condition to completion of the merger. This proposal is merely an advisory vote and will not be binding on Aratana, Elanco the Aratana board or the Elanco board regardless of whether the merger agreement is adopted pursuant to the merger proposal. Further, the underlying compensation agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the advisory vote, if the merger is completed, Aratana's named executive officers will be eligible to receive the merger-related compensation payments and benefits, in accordance with the terms and conditions of the applicable compensation agreements and understandings relating to those payments and benefits.

        Approval of the non-binding proposal requires the affirmative vote of a majority in voting power of the votes cast at the Aratana special meeting, affirmatively or negatively, by the holders entitled to vote thereon. If you abstain from voting, fail to cast your vote, in person or by proxy, or if you do not provide your bank, broker, or other nominee with voting instructions on this proposal, your shares of Aratana common stock will have no effect on this proposal.

        The Aratana board unanimously recommends a vote "FOR" the non-binding, advisory merger-related compensation proposal.

INFORMATION ABOUT ARATANA

        Aratana is a pet therapeutics company focused on the development and commercialization of innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana's mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. Aratana works with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners.

        Aratana was incorporated on December 1, 2010 under the laws of the State of Delaware. Aratana has completed several licensing transactions and acquisitions to build its pipeline. Aratana has three marketed therapeutics in the U.S., including Nocita® (bupivacaine liposome injectable suspension) as a local post-operative analgesia for cranial cruciate ligament surgery in dogs and as a peripheral nerve block to provide regional post-operative analgesia following onychectomy in cats; Entyce® (capromorelin oral solution) for appetite stimulation in dogs; and Galliprant (grapiprant tablets) for the control of pain and inflammation associated with osteoarthritis in dogs, which it co-promotes under an agreement with Elanco. Aratana's Canine Osteosarcoma Vaccine, Live Listeria Vector (AT-014) is conditionally licensed by the USDA Center for Veterinary Biologics ("CVB") and is available at approximately two dozen study sites across the United States.

        Aratana's pipeline has multiple therapeutic candidates in development for potential treatments of feline and canine conditions with recognizable needs. For example, in 2018 Aratana in-licensed exclusive, worldwide rights to a second-generation EP4 receptor antagonist. With the approval and initial commercial success of Galliprant, the EP4 receptor antagonist's mechanism of action has been validated as a treatment for pain and inflammation in canine osteoarthritis. Aratana believes the therapeutic candidate, AT-019, has potential in pain, inflammation and other indications in dogs and cats.

        Aratana's principal executive offices are located at 11400 Tomahawk Creek Parkway, Suite 340, Leawood, Kansas 66211.

 INFORMATION ABOUT ELANCO AND ACQUISITION SUB

General

        Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018.

        Acquisition Sub is a wholly owned subsidiary of Elanco formed for purposes of the merger with Aratana.

Industry of Elanco

  Overview

        Global animal health industry revenue is projected to grow nominally at a CAGR of 5% from 2017 to 2023, according to Vetnosis.com, a global leader in commercial intelligence for the animal health industry ("Vetnosis"). Importantly, this growing industry, which includes both food and companion animals, benefits billions of people worldwide. The food animal sector focuses on species raised to provide animal protein, such as cattle, other ruminants (e.g., sheep and goats), swine, poultry and aqua. The companion animal—or pet—sector focuses primarily on dogs and cats.

        Animal health medicines, vaccines and functional nutritionals represent an estimated global market of $34.3 billion, based on 2017 revenue, according to industry sources. Medicines and vaccines represent a global market of $32.0 billion, based on 2017 revenue, and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis. Elanco's management expects this trend to continue through at least 2023 based on industry projections. Functional nutritionals (specifically enzymes, probiotics and prebiotics) used in food animal production represent a global market of $2.3 billion, according to industry sources. Based on industry projections, Elanco's management expects functional nutritionals to grow faster than the medicines and vaccines market.

        Food Animal.    Food animal medicines and vaccines, including aquaculture, represented $21.2 billion of revenue in 2017 and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis.

        Factors influencing growth in demand for food animal medicines and vaccines include:

  •
  one in three people needs improved nutrition;

  •
  increased global demand for protein, particularly poultry and aquaculture;

  •
  natural resource constraints, such as scarcity of arable land, fresh water and increased competition for cultivated land, driving the need for more efficient food production;

  •
  loss of productivity due to food animal disease and death;

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  increased focus on food safety and food security; and

  •
  human population growth, increased standards of living, particularly in many emerging markets, and increased urbanization.

        Functional nutritionals used in food animal production represent an additional market estimated at $2.3 billion. Growth in functional nutritionals is influenced, among other factors, by demand for antibiotic alternatives that can promote animal health and increase productivity.

        Companion Animal.    Companion animal medicines and vaccines represented $10.8 billion of revenue in 2017 and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis.

        Factors influencing growth in demand for companion animal medicines and vaccines include:

  •
  increased pet ownership globally;

  •
  pets living longer; and

  •
  increased pet spending as pets are viewed as members of the family by owners.

  Food Animal Sector

  Food Animal Growth Drivers

        The global food animal sector is primarily focused on the production of cattle (both dairy and beef), other ruminants, swine, poultry and fish. These animals are the basis for most of the worldwide consumption of animal-based protein.

        Animal protein now constitutes a larger percentage of the average human diet than ever before. Annual meat production would need to rise by 74%, or over 200 million tons, to reach 470 million tons by 2050 to meet expected global demand. The growth in animal protein consumption is being influenced in part by a growing middle class in developing countries, the global industrialization of food animal production and easier access to safe and affordable meat products. With billions of people currently receiving insufficient daily nutrition, Elanco expects the demand for food animal protein to continue to rise to address this unmet need.

        To meet the growing demand for animal protein, additional output is necessary. Simply adding livestock strains the environment and results in the overuse of natural resources. In order to meet the increased demand for animal protein, producers are increasingly looking for ways to drive efficiency and promote animal health through the use of medicines and vaccines.

        Industry sources estimate that 20% of production animals are lost to disease and death. By improving health and lowering mortality rates of food animals—predominantly by actively preventing common parasites, diseases and viruses—producers are able to increase production yields and promote more efficient feeding. Elanco believes most food producers find that the positive impact of these therapies outweighs their price, especially as they represent a small portion of the total cost of production. Consequently, Elanco expects that use of these treatments will continue.

  Food Animal Product Categories

        Food animal medicines, vaccines and functional nutritionals are divided into two main categories: FA Ruminants & Swine and FA Future Protein & Health.

FA Ruminants & Swine

        Ruminants and swine, which is comprised of beef and dairy cattle, sheep, goats and pigs, constituted approximately three quarters of the food animal sector revenue by species in 2017, representing an estimated $15.5 billion of revenue, according to Vetnosis. Ruminants and swine are important sources of animal protein throughout the world, and Elanco believes it will continue to be a material category going forward. Management believes this category will continue to grow, albeit at a slower pace than FA Future Protein & Health, and that medicines and vaccines will continue to play a prominent role in the health and productivity of food animals.

FA Future Protein & Health (Poultry, Aquaculture and Functional Nutritionals)

        Poultry and fish are among the fastest growing proteins in the food animal sector. The rapid growth of these proteins is expected to continue.

        Fish is the fastest growing animal protein globally. Aquaculture—the farming of aquatic organisms such as fish and crustaceans—remains an immature market where low production yields and high costs due to mortality and biological challenges have limited market growth. These factors have led to increased expenditures on aquaculture-specific animal health products.

        The use of functional nutritionals to promote animal health and immunity is another path to help producers maximize animal production efficiency and limit use of antibiotics. Enzymes, prebiotics and probiotics are being studied and used across food animal species today. Enzymes in animal feed act to improve feed digestibility and reduce gut inflammation, improving nutrient absorption and reducing cost for producers. Prebiotics are non-digestible functional ingredients fermented in the large colon that feed the beneficial bacteria in the animal's gut and support microbiome health. Probiotics are live bacteria added to feed in order to manage the microbiome and prevent infections. This category is expected to grow faster than the food animal medicines and vaccines market. The FA Future Protein & Health market represented an estimated $7.9 billion of revenue in 2017.

  Companion Animal Sector

  Companion Animal Growth Drivers

        Pets are becoming a larger part of the average family dynamic and are increasingly viewed as "members of the family." The number of pets owned in the U.S. has increased in recent years, and in 2017, 68% of all U.S. households owned a pet. With pets living longer, consumers are spending more disposable income to give their "family member" a healthier, more comfortable life. Most veterinary expenditures are paid out of pocket. Even in times of recession, pet owners are less sensitive to the overall price of pet care than to other aspects of their lifestyle. As new innovations emerge, pet owners now have a greater ability to extend the life of their pet by treating chronic diseases and ailments associated with old age.

        The U.S. pet ownership trend is being echoed in other parts of the world. Outside the U.S., the number of dogs and cats receiving healthcare is growing with the increasing middle class. In emerging markets, from 2003 to 2016, cat and dog pet ownership grew by approximately 50%.

  Companion Animal Product Categories

        Companion animal medicines and vaccines are divided into two main categories: CA Disease Prevention and CA Therapeutics.

CA Disease Prevention

        CA Disease Prevention consists primarily of parasiticides, which predominantly target fleas, ticks, heartworms, roundworms, hookworms, whipworms and tapeworms; and vaccines, which target rabies, rhinotracheitis, feline leukemia, hepatitis, parainfluenza and other conditions. As pet owners become increasingly willing to spend money on their pets, they are extending the lives and quality of life of their pets through preventative care, mirroring human health trends. Prevention of fleas, ticks, worms and other parasites, as well as vaccination against infection, have become widely adopted by consumers. The CA Disease Prevention market represented an estimated $6.4 billion of revenue in 2017.

CA Therapeutics

        CA Therapeutics consists of products used to treat or manage chronic disease in pets. Examples include products for pain, inflammation, arthritis, cardiovascular issues, otitis (ear infections), dermatology conditions, diabetes and many others. These therapies, which offer a higher quality of life for pets, are growing, driven by innovation in new molecules and improved delivery formulations. As pets live longer and owners' willingness to provide them with medical treatment strengthens, innovation has further expanded with therapies influenced by human health, offering the potential for development of new animal health medicines and capabilities. The CA Therapeutics market represented an estimated $4.4 billion in revenue in 2017.

  Key Structural Characteristics of the Animal Health Industry

  •
  Brands often have long, sustainable value.  Branded animal health products often retain significant, and occasionally increased, market share after many years on the market, even after the loss of patent protection. As an example, five of Elanco's top 10 products, based on 2018 revenue, have been on the market for over 25 years. In the food animal sector, the level of competition is influenced by macro-economic factors, brand loyalty, distribution models and the absence of governmental or third-party payer systems. In the companion animal sector, competition is influenced by brand loyalty, new innovation, relationships with veterinarians, channel expansion and the overall growth in pet ownership.

  •
  Diversified product portfolios.  Animal health companies often derive their revenue from dozens, if not hundreds, of products and are frequently not dependent on a select few flagship products. For example, Elanco's top 10 products accounted for only 42% of revenue in 2018. Elanco believes companies with diversified global companion and food animal product portfolios can be more resilient to changing market dynamics and are structured to better balance potential geographic, product and species volatility.

  •
  Deep customer relationships.  Direct customer models allow animal health sales representatives and veterinary consultants to develop a deep understanding of customer needs, which often facilitate strong and impactful relationships. Representatives and consultants frequently partner with customers through product support and analytics, driving additional value for the customer.

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  Fast and efficient R&D model.  Product approvals typically require a limited number of targeted studies in animals, which moderates research expenses. The approval process is generally predictable given the number of studies required, leading to average timelines from initiation of development to approval of three to seven years at a cost of $50 million to $100 million.

  •
  Self-pay market.  Food animal producers, pet owners and veterinarians typically pay for products out of pocket, making them the primary decision makers. This results in manufacturers being able to price products based primarily on the end customer's realized value.

Business of Elanco

  Overview

        Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, Elanco is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        On September 24, 2018, the IPO was completed, pursuant to which Elanco issued and sold 19.8% of Elanco's total outstanding shares. As of the date of this proxy statement/prospectus, Lilly owns 80.2% of the outstanding shares of Elanco common stock. On September 20, 2018, Elanco common stock began trading on the NYSE under the symbol "ELAN." On September 24, 2018, immediately preceding the completion of the IPO, Lilly transferred to Elanco substantially all of its animal health businesses in exchange for (i) all of the net proceeds ($1,659.7 million) Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds it received as a result of the exercise in full of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) Elanco received in the Senior Notes Offering and (iii) all of the net proceeds ($498.6 million) Elanco received from the entry into the Term Facility.

        On March 11, 2019, Lilly completed the disposition of its remaining interest in Elanco through a tax-free exchange offer pursuant to which it transferred its remaining holdings in Elanco to its shareholders in exchange for shares of Lilly common stock. Following the Split-Off, Lilly no longer owns any shares in Elanco, and Elanco is an independent publicly trading company.

        In addition, immediately prior to the completion of the IPO, Elanco and Lilly entered into certain agreements that provide a framework for Elanco's ongoing relationship with Lilly, which agreements remain in effect following the completion of the Split-Off. For more information, see "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly" beginning on page 222.

        Elanco's vision is to enrich the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

  •
  Companion Animal Therapeutics ("CA Therapeutics").  Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

        Elanco has a top four presence in all four key industry geographic regions: North America ("NA"); Europe, the Middle East and Africa ("EMEA"); Latin America ("LATAM"); and Asia-Pacific ("APAC"), as measured by 2017 revenue, according to Vetnosis. The following graphs demonstrate

Elanco's revenue for the year ended December 31, 2018 by product category, geography and its highest revenue products:

Percentage of 2018 Revenue
By Product Category(1)

(1)
Certain percentages may reflect rounding adjustments.

(2)
Strategic Exits includes revenue from third-party manufacturing, distribution and other contractual arrangements, as well as an equine product not core to Elanco's business and transitional contract manufacturing activity associated with the supply of human growth hormone to Lilly, which Elanco has either exited or made the decision to exit.

Percentage of 2018 Revenue
By Region(1)

(1)
Certain percentages may reflect rounding adjustments.

(2)
LATAM includes aquaculture in all regions.

        Through its global sales force of approximately 1,475 sales representatives, its veterinary consultants and its key distributors, Elanco seeks to build strong customer relationships and fulfill demand for its food animal products primarily with food animal producers, veterinarians and nutritionists, and for Elanco's companion animal products primarily with veterinarians and, in some markets, pet owners. Elanco is also expanding into retail channels in order to meet pet owners where they want to purchase.

        Elanco's inclusive approach to sourcing innovation helps it identify, attract, fund and develop new ideas that enhance its pipeline and reduce risk as compared to an in-house only approach. Elanco has launched eleven products from 2015 to 2018 that delivered $24.7 million of revenue in 2015, $97.9 million of revenue in 2016, $143.8 million of revenue in 2017 and $274.2 million of revenue in 2018.

        Elanco believes it has an experienced leadership team that fosters an adaptive, purpose-driven culture among approximately 5,780 employees worldwide as of December 31, 2018 and that Elanco's employees share a deep conviction for achieving its vision of food and companionship, enriching life.

        For the three months ended March 31, 2019 and 2018, Elanco's revenue was $731.1 million and $736.2 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's revenue was $3.1 billion, $2.9 billion and $2.9 billion, respectively. For the three months ended March 31, 2019 and 2018, Elanco's net income was $31.5 million and $72.7 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's net income (loss) was $86.5 million, $(310.7) million and $(47.9) million, respectively.

  Products

        Elanco has a diverse portfolio of products marketed under more than 125 brands, including products for both food animals and companion animals.

        Elanco's food animal products are designed to enable producers to keep animals healthy and deliver more food while using fewer resources. Elanco's antibacterials, anticoccidials, vaccines and parasiticides aim to make food safer by preventing and controlling disease. Elanco offers products and support to enhance the integrity of the food supply, while Elanco's productivity enhancers help make food more affordable and abundant by increasing the amount of meat, milk or eggs an animal can supply. Furthermore, Elanco's expertise and data analytics help its customers improve production efficiency and business performance. Food animal products represented approximately 61% of Elanco's revenue for the year ended December 31, 2018.

        Elanco's companion animal products help veterinarians better care for pets. Elanco partners with pet owners and veterinarians for the purpose of providing a consistent flow of innovative and effective products and support. Elanco's R&D focuses on products that prevent and treat disease, improve and extend quality of life and improve the type of care received by pets. Elanco also partners closely with veterinarians to provide technical support and case management for its products. Companion animal products represented approximately 35% of Elanco's revenue for the year ended December 31, 2018.

        Elanco groups its products into four principal categories:

  •
  CA Disease Prevention:  includes parasiticides and vaccine products for canines and felines.

  •
  CA Therapeutics:  includes products for the treatment of pain, osteoarthritis, otitis, cardiovascular and dermatology indications in canines and felines.

  •
  FA Future Protein & Health:  includes vaccines, antibiotics, parasiticides and other products used in poultry and aquaculture production, as well as functional nutritional health products, including enzymes, probiotics and prebiotics.

  •
  FA Ruminants & Swine:  includes vaccines, antibiotics, implants, parasiticides and other products used in ruminants and swine production, as well as certain other food animal products.

        Elanco's revenue by product category for the years ended December 31, 2018, 2017, 2016 and 2015 was the following:

	Year Ended December 31,
	2018	2017	2016	2015
CA Disease Prevention	$804.6	$660.2	$628.4	$591.2
CA Therapeutics	283.1	260.8	255.6	245.2
FA Future Protein & Health	711.2	649.2	630.8	633.2
FA Ruminants & Swine	1,174.0	1,175.0	1,309.2	1,356.6
Other	$93.9	143.8	89.5	82.9

Total Revenue	$3,066.8	$2,889.0	$2,913.5	$2,909.1

        Elanco pursues the development of new chemical and biological molecules through its innovation strategy. Since 2015, Elanco has launched the following eleven products:

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  In CA Disease Prevention, Credelio and Interceptor Plus.

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  In CA Therapeutics, Galliprant and Osurnia.

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  In FA Future Protein & Health, Inteprity, Imvixa, Clynav and Correlink.

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  In FA Ruminants & Swine, Imrestor, Kavault and Prevacent.

        In the second quarter of 2018, Elanco suspended commercialization of Imrestor and plans to pursue additional indications.

        In 2016, Elanco announced the creation of its Nutritional Health organization, which focuses on functional nutrition products, including enzymes, probiotics and prebiotics, which impact animal microbiomes and other dietary factors to reduce disease incidence, improve gut health and enhance feed digestibility. Elanco first focused on nutritional health in 2012, with the acquisition of ChemGen and the Hemicell brand. In 2016, Elanco entered into an agreement with Agro Biosciences, Inc. to commercialize Correlink—a novel direct-fed microbial (probiotic) product outside the U.S. In early 2018, Elanco announced a new global, exclusive in-licensing agreement with Ab E Discovery to further develop and bring to the market an in feed antibody product focused on reducing and controlling coccidiosis.

        Rumensin, Elanco's top selling product, contributed approximately 11% of its revenue in 2018 and 10% of its revenue in 2017, 2016 and 2015. No other product contributed 10% or more of Elanco's revenue. Elanco's top five selling products, Rumensin, Trifexis, Maxiban, Denagard and Interceptor Plus, collectively contributed approximately 31% of its 2018 revenue. Elanco's top 10 products collectively contributed 42% of its 2018 revenue.

        Set forth below is information regarding Elanco's principal products.

  CA Disease Prevention Products

Product	Description	Primary Species
Bronchi Shield III and Bronchi Shield Oral (vaccines)	Bronchi Shield III—To protect against adenovirus, parainfluenza and Bordetella bronchiseptica (Bb) in dogs.	Dogs
Bronchi Shield Oral—To protect against Bb in dogs.
Comfortis (spinosad)

To kill fleas and prevent and treat flea infestations (Ctenocephalides felis) in cats 14 weeks of age or older and weighing at least 4.1 lbs. and dogs 14 weeks of age or older and weighing at least 5.0 lbs.

Cats, Dogs
Credelio (lotilaner)

To kill adult fleas and to treat flea infestations (Ctenocephalides felis) and treat and control tick infestations (Amblyomma americanum (lone star tick), Dermacentor variabilis (American dog tick), Ixodes scapularis (black-legged tick) and Rhipicephalus sanguineus (brown dog tick)) for one month in dogs and puppies 8 weeks of age or older and weighing at least 4.4 lbs.

Dogs
Duramune (vaccines)	Includes multiple products that collectively protect against distemper, adenovirus, parvovirus, corona, parainfluenza, leptospira canicola, and other diseases in dogs.	Dogs
Rabvac (vaccines)	To protect against rabies, includes a 1-year and 3-year shot.	Cats, Dogs
Fel-O-Vax (vaccines)	Includes multiple products that collectively protect against Leukemia, rhinovirus, calicivirus, panleukopenia, and chlamydia in cats.	Cats
Fel-O-Guard (vaccines)	Includes multiple products that collectively protect against Leukemia, rhinovirus, calicivirus, panleukopenia, and chlamydia in cats.	Cats
Interceptor Plus (milbemycin oxime/praziquantel)

To prevent heartworm disease caused by Dirofilaria immitis and for the treatment and control of adult roundworm (Toxocara canis and Toxascaris leonina), adult hookworm (Ancylostoma caninum), adult whipworm (Trichuris vulpis), and adult tapeworm (Taenia pisiformis, Echinococcus multilocularis, and Echinococcus granulosus) infections in dogs and puppies weighing at least 2 lbs. and 6 weeks of age or older. Interceptor Plus is a relaunch of a previously approved formula.

Dogs

Product	Description	Primary Species
Milbemax (milbemycin oxime + praziquantel)	To treat and control parasitic infections due to adult hookworm, adult roundworm and adult tapeworm and to prevent heartworm disease caused by Dirofilaria immitis in cats and dogs.	Cats, Dogs
Trifexis (spinosad + milbemycin oxime)

To prevent heartworm disease (Dirofilaria immitis) and to kill fleas. Trifexis is indicated for the prevention and treatment of flea infestations (Ctenocephalides felis), and the treatment and control of adult hookworm (Ancylostoma caninum), adult roundworm (Toxocara canis and Toxascaris leonina) and adult whipworm (Trichuris vulpis) infections in dogs and puppies 8 weeks of age or older and weighing at least 5 lbs.

Dogs

  CA Therapeutics Products

Product	Description	Primary Species
Atopica (cyclosporine A)	To control atopic dermatitis in dogs weighing at least 4 lbs.	Dogs
Fortekor Plus (benazepril + pimobendan)	To treat congestive heart failure due to atrioventricular valve insufficiency or dilated cardiomyopathy in dogs.	Dogs
Galliprant (grapiprant)	To control pain and inflammation associated with osteoarthritis in dogs.	Dogs
Onsior (robenacoxib)

To control postoperative pain and inflammation associated with soft tissue surgery in dogs weighing at least 5.5 lbs. and 4 months of age or older and control postoperative pain and inflammation associated with orthopedic surgery, ovariohysterectomy and castration in cats weighing at least 5.5 lbs. and 6 months of age or older; for up to a maximum of 3 days.

Cats, Dogs
Osurnia (terbinafine + florfenicol + betamethasone acetate)	To treat otitis externa in dogs associated with susceptible strains of bacteria (Staphylococcus pseudintermedius) and yeast (Malassezia pachydermatis).	Dogs

  FA Future Protein & Health

Product	Description	Primary Species
AviPro (vaccines)	Includes multiple products that collectively protect against Newcastle disease, infectious bronchitis, fowl cholera, paramyxovirus Type 3, Bursal Disease, other diseases and foodborne pathogens like Salmonella in poultry.	Poultry
Clynav (plasmid deoxyribonucleic acid vaccine)

To immunize Atlantic salmon to reduce impaired daily weight gain, and reduce mortality, and cardiac, pancreatic and skeletal muscle lesions caused by pancreas disease following infection with salmonid alphavirus subtype 3 (SAV3).

Fish (Salmon)
Coban / Elancoban (monensin)

To aid in the prevention of coccidiosis in broiler and replacement chickens (caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati, and E. maxima), in turkeys (caused by Eimeria adenoeides, E. meleagrimitis and E. gallopavonis) and in growing Bobwhite quail (caused by Eimeria dispersa and E. lettyae). Coban/Elancoban is an animal-only antibiotic and an ionophore.

Poultry
Hemicell (endo-1, 4-b-mannanase)	Enzyme supplement for poultry and swine feeds that contain a source of b-mannanase, which hydrolyses the b-mannans present in soybean and corn meal.	Poultry, Swine
Imvixa (lufenuron)	To prevent and control infestation caused by sea lice, Caligus reogercresseyi, in farmed salmon.	Fish (Salmon)
Maxiban (narasin + nicarbazin)	To prevent coccidiosis in broiler chickens caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati and E. maxima. Maxiban is an animal-only antibiotic and an ionophore.	Poultry
Monteban (narasin)	To prevent coccidiosis in broiler chickens caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati and E. maxima. Monteban is an animal-only antibiotic and an ionophore.	Poultry
Surmax / Maxus / Inteprity (avilamycin)	To prevent mortality caused by necrotic enteritis associated with Clostridium perfringens in broiler chickens. Surmax, Maxis and Inteprity are animal-only antibiotics.	Poultry

  FA Ruminants & Swine

Product	Description	Primary Species
Denagard (tiamulin)	To treat Swine Dysentery associated with Serpulina hyodysenteriae susceptible to tiamulin and for treatment of swine bacterial enteritis caused by Escherichia coli and Salmonella choleraesuis sensitive to chlortetracycline and treatment of bacterial pneumonia caused by Pasteurella multocida sensitive to chlortetracycline. Denagard is a shared-class antibiotic.	Swine
Optaflexx / Paylean (ractopamine hydrochloride)

To increase rate of weight gain, improve feed efficiency and increase carcass leanness, and used as a top dress feed to increase rate of weight gain and improve feed efficiency in cattle fed in confinement for slaughter during the last 28 to 42 days on feed. Ractopamine, the active ingredient in Paylean and Optaflexx, is a beta adrenoreceptor agonist.

Cattle, Swine
Pulmotil (tilmicosin)	For swine: To control swine respiratory disease associated with Actinobacillus pleuropneumoniae and Pasteurella multocida.	Cattle, Swine

For cattle: To control bovine respiratory disease (BRD) associated with Mannheimia haemolytica, Pasteurella multocida and Histophilus somni in groups of beef and non-lactating dairy cattle, where active BRD has been diagnosed in at least 10% of the animals in the group. Pulmotil is a shared-class antibiotic.

Rumensin (monensin)	For cattle fed in confinement for slaughter: To improve feed efficiency and prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.	Cattle
For dairy cows: To increase milk production efficiency (production of marketable solids-corrected milk per unit of feed intake).

For growing cattle on pasture or in dry lot (stocker and feeder and dairy and beef replacement heifers): To increase rate of weight gain and to prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.

For mature reproducing beef cows: To improve feed efficiency when receiving supplemental feed and to prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.

Product	Description	Primary Species
For goats: To prevent coccidiosis due to Eimeria crandallis, Eimeria christenseni and Eimeria ninakohlyakimovae in goats maintained in confinement.
For calves (excluding veal calves): To prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.
Rumensin is an animal-only antibiotic and an ionophore.
Tylan Premix (tylosin phosphate)

To control porcine proliferative enteropathies associated with Lawsonia intracellularis and to control porcine proliferative enteropathies associated with Lawsonia intracellularis immediately after medicating with Tylan Soluble (tylosin tartrate) in drinking water. Tylan Premix is a shared-class antibiotic.

Swine, Cattle, Poultry
Vira Shield (vaccines)

Includes multiple products that protect against infection, bovine rhinotracheitis, bovine viral diarrhea, bovine respiratory syncytial virus, bovine respiratory disease, leptospira canicola and other diseases in cattle.

Cattle

  Antibiotics

        Antimicrobial resistance in humans, or the risk that human pathogens evolve or otherwise emerge that are resistant to antibiotics or other antimicrobials, is a significant health concern, and animal agriculture can play a role in mitigating this risk. As a company dedicated to the health and well-being of animals, Elanco seeks to help veterinarians and farmers responsibly use antibiotics when treating animals. In its efforts to address antibiotic resistance while protecting animal health, Elanco introduced a global antibiotic stewardship plan focusing on increasing responsible antibiotic use; reducing the need for shared-class antibiotics; and replacing antibiotics with alternatives to help livestock producers treat and prevent animal disease. Antibiotics, used responsibly, along with good animal care practices, help enhance food safety and animal well-being.

        There are two classes of antibiotics used in animal health:

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  Animal-only antibiotics and ionophores:  Not all pathogens that cause disease in animals are infectious in humans, and accordingly animal-only antibiotics are not used in human medicine (i.e., not medically important). Ionophores are a special class of animal-only antimicrobials uniquely developed only for use in animals. In Europe and certain other jurisdictions, ionophores are not currently classified as antibiotics. Because of their animal-only designation, mode of action, and spectrum of activity, their use is not considered to create the same risk of resistance in human pathogens.

  •
  Shared-class antibiotics:  These are used in both humans and animals. Some antibiotics are used to treat infectious disease caused by pathogens that occur in both humans and animals. Of the 18 major antibiotic resistance threats that the Centers for Disease Control and Prevention tracks, two are associated with infectious disease in animals. As part of Elanco's global antibiotic stewardship plan and in compliance with FDA guidance, shared-class antibiotics are labeled only for the treatment of an established need in animals and only with veterinarian oversight.

        Elanco has intentionally shifted away from shared-class antibiotics, and is focusing on animal-only antibiotics, as well as antibiotic-free solutions. In 2018, 12% of Elanco's revenue was from products classified as shared-class antibiotics, of which 4% of its revenue was in the U.S. and 8% was outside the U.S., whereas 25% of Elanco's revenue was from animal-only antibiotics and ionophores, of which ionophores constituted 21% of its revenue. Through Elanco's policies and efforts in this area, it seeks to protect the benefits of antibiotics in human medicine, while responsibly protecting the health of food animals and the safety of our food supply.

  Sales and Marketing

        Elanco's sales organization includes sales representatives, veterinary consultants and other value added specialists. In markets where Elanco does not have a direct commercial presence, it generally contracts with distributors that provide logistics and sales and marketing support for its products.

        Elanco's sales representatives visit its customers, including consultants, veterinarians, food animal producers, and resellers, to inform, promote and sell Elanco's products and to support customers. Elanco's veterinary consultants provide scientific consulting focused on disease management and herd management, training and education on diverse topics, including responsible product use, and generally have advanced degrees in veterinary medicine, veterinary nutrition or other agriculture-related fields. These direct relationships with customers allow Elanco to understand their needs. Additionally, Elanco's sales representatives and veterinary consultants focus on collaborating with its customers to educate and support them on topics such as local disease awareness and to help them adopt new and more sophisticated animal health solutions, including through the use of Elanco's products. As a result of these relationships, Elanco's sales and consulting visits provide it with access to customer decision makers. In addition, Elanco's sales and marketing organization provides enhanced value by providing support to food animal producers to help maximize their yields and reduce costs. Elanco's analytics help customers analyze large amounts of health and production data. As of December 31, 2018, Elanco had approximately 1,475 sales representatives.

  Customers

        Elanco primarily sells its food animal products to third-party distributors and directly to a diverse set of food animal producers, including beef and dairy farmers as well as pork, poultry and aquaculture operations. Elanco primarily sells its companion animal products to third-party distributors, as well as directly to veterinarians that typically then sell Elanco's products to pet owners. Elanco is also expanding into retail channels in order to meet pet owners where they want to purchase. Elanco's largest customer, an affiliate of AmerisourceBergen Corp., is a third-party veterinary distributor and represented approximately 12% of Elanco's revenue for the year ended December 31, 2018. Elanco's next largest customer represented approximately 7% of its revenue for the year ended December 31, 2018 and no other customer represented more than 5% of Elanco's revenue for the same period.

  Research and Development

        Elanco's R&D organization is comprised of internal research, global development, global regulatory and external innovation collaborations and venture investing. As of December 31, 2018, Elanco employed approximately 690 employees in its global R&D and Regulatory Affairs organizations. Elanco's R&D headquarters is located in Greenfield, Indiana. Elanco has R&D facilities in Basel, Switzerland; Prince Edward Island, Canada; and Yarrandoo, Australia and R&D facilities co-located with manufacturing sites in Fort Dodge, Iowa; and Cuxhaven, Germany. Additional R&D operations are located in Sao Paulo, Brazil; Shanghai, China; and Bangalore, India. Elanco incurred R&D expenses of $246.6 million in 2018, $251.7 million in 2017 and $265.8 million in 2016.

        New product innovation is a core part of Elanco's business strategy. Elanco's R&D investment is focused on projects that target novel product introductions, as well as new indications, presentations, combinations and species expansion. Elanco's approach is a build, buy, or ally strategy to develop compelling targets and concepts that originate from its scientists and innovators, academia, agribusiness, or human pharmaceutical and biotechnology at all stages of R&D. The ability to source its concepts from different areas allows Elanco to create a pipeline that can be competitive in the categories in which it has chosen to compete, while reducing its risk by not owning and funding all aspects of its R&D projects.

        Elanco seeks to concentrate its resources in areas where it believes the science and Elanco's capabilities best match the opportunities in the animal health market. Specifically, Elanco's R&D focuses on six areas across companion animals and food animals. For companion animals, Elanco has R&D activities in therapeutics, vaccines and parasiticides, while in food animals Elanco is pursuing pharmaceuticals, vaccines and nutritional health.

        Elanco's R&D efforts consist of more than 100 active programs balanced across species and technology platforms. For both food animals and companion animals, Elanco applies both large and small molecule approaches. In vaccines, Elanco's efforts encompass a full range of modified live, inactivated and nucleic acid strategies. In nutritional health, Elanco focuses on products based on enzymes, probiotics, prebiotics and other approaches that modulate biological activity in the animal digestive tract. Additionally, Elanco employs various delivery strategies for products including in-feed, injectable, oral and topical formulations developed in conjunction with its manufacturing team to assure production that maximizes the capabilities within Elanco's internal and external manufacturing network.

        Elanco engages in licensing and business development to acquire assets for its pipeline and new R&D platforms and to establish strategic R&D collaborations. Elanco makes and maintains capital investments in venture capital vehicles that focus on agribusiness and animal health, and Elanco engages in risk sharing collaborations to expand its external capital sources to augment internal investments. To support collaborations with innovation sources focused on human health Elanco has developed capabilities to conduct translational comparative medical research trials in animals with naturally occurring conditions that mimic a human disease or disorder. This type of collaboration de-risks unproven or less well-validated human hypotheses while potentially defining a clinically validated new approach in veterinary medicine.

        Elanco's R&D and commercial leadership allocate R&D investment annually with the goal of aligning near- and long-term strategic opportunities and objectives. Portfolio investment decisions are made based on the probability of technical success and regulatory approval, timing of approval/launch and earlier milestones, feasibility and cost of development and manufacture, intellectual property protection and market attractiveness/commercial forecast. R&D projects are supported by pharmaceutical project management approaches and Elanco aims for all of its supporting R&D functional capabilities and capacities to be managed and matched to the evolving demands of the pipeline. Elanco believes this overall R&D management system has enabled it to consistently gain product approvals while maintaining clear visibility to pipeline breadth and depth to support sustained launches into the future.

  Manufacturing and Supply Chain

        Prior to the separation, Elanco's products were manufactured at both sites operated by Elanco and sites operated by third-party CMOs.

        Elanco owns and operates 12 internal manufacturing sites, four of which focus on vaccines, six of which focus on other animal health products and two of which are regional sites that focus on packaging:

Site	Location	Site	Location
Clinton	Indiana, U.S.	Winslow	Maine, U.S.
Speke	Liverpool, U.K.	Fort Dodge	Iowa, U.S.
Kansas City	Kansas, U.S.	Cuxhaven	Germany
Huningue	France	Chungli	Taiwan
Wusi	China	Barueri	Brazil
Terre Haute	Indiana, U.S.	Prince Edward Island	Canada

        Elanco will continue to manufacture one product, human growth hormone, for Lilly at one of these sites for a period of two years following the date of the separation. Lilly has the option to extend for three additional years.

        Elanco's global manufacturing and supply chain is also supported by a network of CMOs. As of December 31, 2018, this network was comprised of approximately 100 CMOs. Elanco's External Manufacturing Network centrally governs its global CMO relationships and provides oversight to these CMOs through four hubs.

        Elanco selects CMOs based on several factors: (i) their ability to reliably supply products or materials that meet Elanco's quality standards at an optimized cost; (ii) their access to specialty products and technologies; (iii) capacity; and (iv) financial analyses. Elanco's External Manufacturing Network seeks to ensure that all of the CMOs Elanco uses adhere to its standards of manufacturing quality.

        Elanco purchases certain raw materials necessary for the commercial production of its products from a variety of third-party suppliers. Elanco utilizes logistics service providers as a part of its global supply chain, primarily for shipping and logistics support.

        Elanco serves a global customer base through third-party distribution relationships and a direct commercial presence. Elanco intends to maintain such commercial presence in 50 or fewer countries by the end of the 2019, reduced from 70 countries in 2015. Elanco intends to continue its efficiency improvement programs in its manufacturing and supply chain organization. Elanco has strong globally managed and coordinated quality control and quality assurance programs in place at all internal manufacturing sites and external manufacturing hubs, and it regularly inspects and audits its internal sites and CMO locations. Elanco recently conducted a review of its global manufacturing and supply network to improve efficiency. As a result of this review and Elanco's operational efficiency program, since 2015, Elanco has exited ownership of its manufacturing sites in Vacaville, California; Dundee, Scotland; Sligo, Ireland; Larchwood, Iowa; and Cali, Colombia, reduced headcount from approximately 3,500 to approximately 2,300 employees and eliminated over 2,800 stock keeping units, or SKUs. Elanco currently supplies approximately 4,500 SKUs.

        Elanco's manufacturing sites experienced approximately 200 external regulatory inspections globally from 2015 to 2018, for which such regulators made no material critical findings.

  Competition

        Elanco faces intense competition in the sectors and regions on which it focuses. Principal methods of competition vary depending on the particular region, species, product category, or individual product. Some of these methods include new product development, quality, price, service and promotion.

        Elanco's primary competitors include animal health medicines and vaccines companies such as Zoetis Inc.; Boehringer Ingelheim Vetmedica, Inc., the animal health division of Boehringer Ingelheim GmbH; Merck Animal Health, the animal health division of Merck & Co., Inc.; and Bayer Animal Health, the animal health division of Bayer AG. Elanco also faces competition globally from manufacturers of generic drugs, as well as from producers of nutritional health products, such as DSM Nutritional Products AG and Danisco Animal Nutrition, the animal health division of E. I. du Pont de Nemours and Company, a subsidiary of DowDuPont, Inc. There are also several new start-up companies working in the animal health area. In addition, Elanco competes with numerous other producers of animal health products throughout the world.

  Intellectual Property

        Elanco's technology, brands and other intellectual property are important elements of its business. Elanco relies on patent, trademark, copyright and trade secret laws, as well as regulatory exclusivity periods and non-disclosure agreements to protect its intellectual property rights. Elanco's policy is to vigorously protect, enforce and defend its rights to its intellectual property, as appropriate.

        Elanco's product portfolio and certain product candidates enjoy the protection of approximately 3,000 patents and applications, filed in over 50 countries, with concentration in Elanco's major market countries as well as other countries with strong patent systems, such as Australia, Brazil, Canada, Europe, Japan and the U.S. Many of the patents and patent applications in Elanco's portfolio are the result of its own work, while other patents and patent applications in its portfolio were at least partially developed, and licensed to Elanco, by third parties. A subset of Elanco's current products or product candidates are covered by patents and patent applications in its portfolio.

        Patents for individual products expire at different times based on the date of the patent filing (or sometimes the date of patent grant) and the legal term of patents in the countries where such patents are obtained. For example, Galliprant's active ingredient, grapiprant, is encompassed by both compound and physical form patents in the U.S., Europe, Canada and other key markets, with terms that expire between at least October 2021 and March 2026. Various formulation and method of use patents encompass the spinosad pesticide products, Comfortis and Trifexis. The Comfortis formulation patent extends through August 2020 in the U.S., Canada and Australia, and, upon grant of applicable supplementing protection certificate ("SPC"), through August 2025 in Europe. The Trifexis formulation and method of use patents extends through September 2021 in the U.S., Canada and Australia, and, upon grant of applicable SPC, through September 2026 in Europe. Elanco typically maintains all of its patents and asserts its patent rights against third parties as appropriate.

        Additionally, many of Elanco's vaccine products, including the Duramune family of vaccines, are based on proprietary or patented master seeds and formulations. Elanco actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, through a variety of means including by seeking to require Elanco employees, consultants, advisors and partners to enter into confidentiality agreements and other arrangements upon the commencement of their employment or engagement.

        In order to facilitate the separation and allow Lilly's and Elanco's operations to continue with minimal interruption, Lilly licensed to Elanco the right to use certain intellectual property rights in the animal health field. In addition, Lilly has granted Elanco a transitional license to use certain of Lilly's trademarks for a period of time following the IPO. See "Information About Elanco and Acquisition Sub—Certain Relationships and Related Party Transactions of Elanco—Relationship between Elanco and Lilly—Transitional Trademark License Agreement" beginning on page 229.

        Elanco seeks to file and maintain trademarks around the world based on commercial activities in most regions where it has, or desires to have, a business presence for a particular product. Elanco currently maintains more than 9,000 trademark applications and registrations in major regions, primarily identifying products dedicated to the care of livestock and companion animals.

  Regulatory

        The sale of animal health products is governed by the laws and regulations specific to each country in which Elanco sells its products. To maintain compliance with these regulatory requirements, Elanco has established processes, systems and dedicated resources with end-to-end involvement from product concept to launch and maintenance in the market. Elanco's regulatory function actively seeks to engage in dialogue with various global agencies regarding their policies that relate to animal health products. In the majority of Elanco's markets, the relevant health authority is separate from those governing human medicinal products.

  United States

        U.S. Food and Drug Administration.    The regulatory body that is responsible for the regulation of animal health pharmaceuticals in the U.S. is the Center for Veterinary Medicine, a division of the FDA. All manufacturers of animal health pharmaceuticals must demonstrate their products to be safe, effective and produced by a consistent method of manufacture as defined under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). The FDA's basis for approving a new animal drug application is documented in a Freedom of Information Summary. Post-approval monitoring of products is required by law, with reports being provided to the CVM's Office of Surveillance and Compliance. Reports of product quality defects, adverse events or unexpected results are maintained and submitted in accordance with the law. Additionally, as part of the drug experience report, Elanco is required to submit all new information pertaining to the safety or effectiveness of a product, regardless of the source.

        U.S. Department of Agriculture.    The regulatory body in the U.S. for veterinary biologicals is the U.S. Department of Agriculture (the "USDA"). The Center for Veterinary Biologics within the Animal and Plant Health Inspection Service in the USDA is responsible for the regulation of animal health biologicals, which includes but is not limited to vaccines, bacterins, allergens, antibodies, antitoxins, toxoids, immunostimulants, certain cytokines, antigenic or immunizing components of live microorganisms, and diagnostic components of natural or synthetic origin, or that are derived from synthesizing or altering various substances or components of substances such as microorganisms, genes or genetic sequences, carbohydrates, proteins, antigens, allergens or antibodies. All manufacturers of animal health biologicals must show their products to be pure, safe, effective and produced by a consistent method of manufacture as defined under the Virus Serum Toxin Act. Post-approval monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are maintained and submitted in accordance with the agency requirements.

        Environmental Protection Agency.    The main regulatory body in the U.S. for veterinary pesticides is the Environmental Protection Agency (the "EPA"). The EPA's Office of Pesticide Programs is responsible for the regulation of most pesticide products applied to animals in accordance with a memorandum of understanding between the FDA and EPA for products that are subject to regulation under both the FFDCA and the Federal Insecticide, Fungicide and Rodenticide Act. All manufacturers of animal health pesticides must show their products will not cause unreasonable adverse effects to man or the environment as stated in the act. Within the U.S., individual state pesticide authorities must, before distribution in that state, also approve pesticide products that are approved by the EPA. Post-approval monitoring of products is required, with reports provided to the EPA and some state regulatory agencies.

        Food Safety Inspection Service.    The FDA is authorized to determine the safety of substances (including "generally recognized as safe" substances, food additives and color additives), as well as prescribe their safe conditions of use. However, although the FDA has the responsibility for determining the safety of substances, the Food Safety and Inspection Service, the public health agency in the USDA, retains, under the tenets of the Federal Meat Inspection Act and the Poultry Products Inspection Act and their implementing regulations, the authority to determine that new substances and new uses of previously approved substances are suitable for use in meat and poultry products.

        In addition, the FCPA prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA includes interactions with certain healthcare professionals in many countries. Other countries have enacted similar anti-corruption laws and/or regulations. In some countries in which Elanco operates, the pharmaceutical and life sciences industries are exposed to a high risk of corruption associated with sales to healthcare professionals and institutions. Notwithstanding Elanco's reasonable efforts to conduct its operations in material compliance with the FCPA, Elanco's international business could expose it to potential liability under the FCPA, which may result in Elanco incurring significant criminal and civil penalties, and to potential liability under the anti-corruption laws and regulations of other jurisdictions in which it operates. In addition, the costs Elanco may incur in defending against an FCPA investigation could be significant.

  Outside of the United States

        European Union (EU).    Elanco is governed by the following EU regulatory bodies:

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  The European Medicines Agency ("EMA") is a centralized agency of the EU, currently located in London, England. Due to the decision of the UK to leave the EU, the agency will relocate to Amsterdam. The agency is responsible for the scientific evaluation of Veterinary Medicinal Products ("VMP") developed by pharmaceutical companies for use in the EU. The agency has a veterinary review section distinct from the medical review section for human products. The Committee for Veterinary Medicinal Products ("CVMP") is responsible for scientific review of the submissions for VMP and Immunological Veterinary Medicinal Products. If the CVMP concludes that all requirements for quality, safety and efficacy are met, they issue a positive opinion that is forwarded to the European Commission, who takes the final decision following the European comitology procedure. The centralized marketing authorization (commission decision) of the European Commission is valid in all of the EU. All countries that are not part of the EU but belong to the European Economic Area ("EEA"), i.e., Norway, Iceland and Liechtenstein, are part of the scientific assessment done by the CVMP. These countries issue a national marketing approval in accordance with the Commission Decision. A series of regulations, directives, guidelines, EU Pharmacopeia Monographs and other legislation provide the requirements for approval in the EU. In general, these requirements are similar to those in the U.S., requiring demonstrated evidence of purity, safety, efficacy and consistency of manufacturing processes.

    If approval is sought for products that either cannot or do not need to follow the centralized procedure, approval can also be achieved by national approval in an EEA country agency. This national authorization can be mutually recognized by other EEA countries/EU member states (Mutual Recognition Procedure). In addition, national and mutual recognition can be done in a combined procedure (Decentralized Procedure).

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  The European Food Safety Authority ("EFSA") is the agency of the EU that provides scientific advice and communicates with respect to existing and emerging risks associated with the food chain. EFSA was established in February 2002 and is based in Parma, Italy. Based on EFSA's mandate, the agency evaluates applications for feed additives, including enzymes and several nutritionals for animals.

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  The European Chemical Agency ("ECHA") is the agency of the EU for the safe use of chemicals. ECHA was founded in 2007 and is based in Helsinki, Finland. Based on ECHA's mandate, the agency conducts the evaluation of biocides for the EU.

        In regard to Brexit, the EU and the UK are continuing to work on plans for dealing with the withdrawal of the UK from the EU, currently scheduled for March 29, 2019. Post-separation, the UK has indicated they will look to continue working closely with the EMA, and that existing agreements between the EMA and other countries such as Switzerland, the U.S. and Canada provide a precedent on which the UK could build.

        Brazil.    The Ministry of Agriculture, Livestock Production and Supply ("MAPA") is the regulatory body in Brazil that is responsible for the regulation and control of pharmaceuticals, biologicals and medicinal feed additives for animal use. MAPA's regulatory activities are conducted through the Secretary of Agricultural Defense and its Livestock Products Inspection Department. In addition, regulatory activities are conducted at a local level through the Federal Agriculture Superintendence. These activities include the inspection and licensing of both manufacturing and commercial establishments for veterinary products, as well as the submission, review and approval of pharmaceuticals, biologicals and medicinal feed additives. MAPA is one of the most active regulatory agencies in Latin America, having permanent seats at several international animal health forums, such as Codex Alimentarius, World Organization for Animal Health and Committee of Veterinary Medicines for the Americas. MAPA was also recently invited to be a Latin American representative at International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products ("VICH") meetings. Several normative instructions issued by MAPA have set regulatory trends in Latin America.

        Japan.    The Ministry of Agriculture, Forestry and Fishery ("MAFF") is the regulatory body in Japan that is responsible for the regulation and control of pharmaceuticals (including biologicals and pesticide/disinfectant) and feed additive/feed for animal use. MAFF's regulatory activities are conducted through the Livestock & Aquaculture Product Safety Control Division under the Consumer Safety Bureau. The animal drug reviews and approvals, reexamination reviews, GxP compliance checks, GxP site inspections and product assay checks (including vaccine national assays) are done by National Veterinary Assay Laboratory ("NVAL"). MAFF coordinates with other agencies such as Ministry of Health, Labor and Welfare ("MHLW") and Food Safety Commission ("FSC") to perform various license compliance checks (e.g., marketing authorization holder, manufacturer and oversea site accreditation) and ensure good promotional activities. Routine inspections, antimicrobial feed additive national assays and manufacturing inspections are done by the Food & Agriculture Material Inspection Center. For food animal products, animal drug review is done by NVAL but the human food safety review is done by FSC (acceptable daily intake establishment and antimicrobial risk assessment) and MHLW (maximum residue limit establishment). These three agencies (NVAL, FSC and MHLW) work together to approve food animal products. In addition to those central government agencies, various licenses are delegated to the local municipal government, such as animal drug wholesaler and retailer licenses and feed additive distributor licenses.

        China.    The Ministry of Agriculture ("MOA") is the regulatory body that is responsible for the regulation and control of pharmaceuticals, biologicals, disinfectants, medicinal feed additives, pesticide and feed/feed additives for animal use. There are three organizations under the MOA that regulate animal health:

  •
  The Institute of Veterinary Drug Control is responsible for the evaluation of new applications, renewals, variations, manufacturers, quality methods and tissue residue methods for pharmaceuticals, biologicals, disinfectants and medicinal feed additives.

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  The Feed/Feed Additive Office is responsible for the registration and renewal of feed and feed additives.

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  The Pesticide Bureau is responsible for the registration and renewal of pesticide products.

        Australia.    The Australian Pesticides and Veterinary Medicines Authority ("APVMA") is an Australian government statutory authority established in 1993 to centralize the registration of all agricultural and veterinary products into the Australian marketplace. Previously, each state and territory government had its own system of registration. The APVMA assesses applications from companies and individuals seeking registration so they can supply their product to the marketplace. Applications undergo rigorous assessment using the expertise of the APVMA's scientific staff and drawing on the technical knowledge of other relevant scientific organizations, Commonwealth government departments and state agriculture departments. If the product works as intended and the scientific data confirms that when used as directed on the product label it will have no harmful or unintended effects on people, animals, the environment or international trade, the APVMA will register the product. As well as registering new agricultural and veterinary products, the APVMA reviews older products that have been on the market for a substantial period of time to ensure they still do the job users expect and are safe to use. The APVMA also reviews registered products when particular concerns are raised about their safety and effectiveness. The review of a product may result in confirmation of its registration or it may see registration continue with some changes to the way the product can be used. In some cases the review may result in the registration of a product being cancelled and the product taken off the market.

        Rest of world.    Country-specific regulatory laws typically have provisions that include requirements for certain labeling, safety, efficacy and manufacturers' quality control procedures (to assure the consistency of the products), as well as company records and reports. Other countries' regulatory agencies typically either refer to the FDA, USDA, EU or other international animal health entities, including the World Organization for Animal Health, Codex Alimentarius and VICH (see below), in establishing standards and regulations for veterinary pharmaceuticals and vaccines, or review the quality, safety and effectiveness of the products themselves according to their own national requirements.

Global policy and guidance

        Joint FAO/WHO Expert Committee on Food Additives.    The Joint FAO/WHO Expert Committee on Food Additives ("JECFA") is an international expert scientific committee that is administered jointly by the Food and Agriculture Organization of the United Nations ("FAO") and the World Health Organization ("WHO"). They provide a risk assessment/safety evaluation of residues of veterinary drugs in animal products, exposure and residue definition and maximum residue limit proposals for veterinary drugs. Similarly, the Joint FAO/WHO Meeting on Pesticide Residues ("JMPR") is an international expert scientific group administered jointly by the FAO and WHO. JMPR reviews residues and analytical aspects of the pesticides, estimate the maximum residue levels, review toxicological data and estimate acceptable daily intakes for humans of the pesticides under consideration. Elanco works with these committees to establish acceptable safe levels of residual product in food-producing animals after treatment with veterinary drugs or pesticides. This in turn enables the calculation of appropriate withdrawal times for Elanco's products prior to an animal entering the food chain.

        Advertising and promotion review.    Promotion of ethical animal health products is controlled by regulations in many countries. These rules generally restrict advertising and promotion to those claims and uses that have been reviewed and endorsed by the applicable agency. Elanco conducts a review of promotion material for compliance with the local and regional requirements in the markets where it sells animal health products.

        Import and Export of Products.    The importation and exportation of animal health products is controlled by regulations in many countries. In some jurisdictions this may include obtaining separate permits or licenses by product or by company or filing notices with applicable regulatory agencies prior to import or export of product. Elanco ensures compliance with local and global regulations in the markets where it imports/exports its animal health products.

        International Cooperation on Harmonization of Technical Requirements for Registration of Veterinary Medicinal Products.    VICH is a trilateral (EU-Japan-USA) program launched in 1996 aimed at harmonizing technical requirements for veterinary product registration. Several other countries have obtained observer status, for example, Canada, New Zealand, Australia and South Africa, or are linked to VICH on basis of the VICH Outreach Forum, a VICH initiative with the main objective of providing a basis for wider international harmonization of technical requirements. In addition, the World Organization for Animal Health is an associate member of VICH.

        The objectives of the VICH are as follows:

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  Establish and implement harmonized technical requirements for the registration of veterinary medicinal products in the VICH regions, which meet high quality, safety and efficacy standards and minimize the use of test animals and costs of product development.

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  Provide a basis for wider international harmonization of registration requirements through the VICH Outreach Forum.

  •
  Monitor and maintain existing VICH guidelines, taking particular note of the work program of the corresponding human drug group and, where necessary, update these VICH guidelines.

  •
  Ensure efficient processes for maintaining and monitoring consistent interpretation of data requirements following the implementation of VICH guidelines.

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  By means of a constructive dialogue between regulatory authorities and industry, provide technical guidance enabling response to significant emerging global issues and science that impact regulatory requirements within the VICH regions.

  Employees

        As of December 31, 2018, Elanco employed approximately 5,590 full time employees. In addition, Elanco employed approximately 190 fixed-duration employees, which are individuals hired for a pre-defined length of time (one to four years). Together, they total approximately 5,780 worldwide. Of the 5,780 employees globally, approximately 2,440 are U.S.-based and approximately 3,340 are employed in other jurisdictions. Some of these employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements, including approximately 150 union employees in the U.S. located at Elanco's Fort Dodge, Iowa manufacturing/R&D facility. Approximately 40% of Elanco's global population is in customer-facing roles, including but not limited to, traditional sales roles, technical consultants, account managers and commercial and general managers.

  Property

        Elanco has R&D operations co-located with certain of its manufacturing sites in the U.S. to facilitate the efficient transfer of production processes from Elanco's laboratories to manufacturing sites. In addition, Elanco maintains R&D operations at non-manufacturing locations in the U.S., Switzerland, Australia, Brazil and China. As part of the separation, Lilly transferred to Elanco its interest in each of these R&D facilities. Elanco's largest R&D facility is its U.S. R&D site located in Fort Dodge, Iowa, which has approximately 0.3 million square feet.

        The address of Elanco's principal executive offices is currently c/o Elanco, 2500 Innovation Way, Greenfield IN, 46140.

        Elanco's global manufacturing network is comprised of 12 manufacturing sites. The largest manufacturing site in Elanco's global manufacturing network is its manufacturing site located in Clinton, Indiana, which has approximately 0.7 million square feet. In addition, Elanco's global manufacturing network will continue to be supplemented by approximately 100 CMOs. See "—Manufacturing and Supply Chain" beginning on page 148.

        Elanco owns or leases various additional properties for other business purposes including office space, warehouses and logistics centers. In addition, under the transitional services agreement, Lilly provides Elanco with continued access to certain of Lilly's premises currently occupied by Elanco's employees for up to two years from the date of the separation.

        Elanco believes that its existing properties, as supplemented by CMOs and access to Lilly facilities that are provided under the transitional services agreement, are adequate for Elanco's current requirements and for its operations in the near future.

  Environmental, Health and Safety

        Elanco is subject to various federal, state, local and foreign environmental, health and safety ("EHS") laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Elanco's employees. Due to Elanco's operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Elanco's permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

        Certain environmental laws impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment, including at third-party sites or offsite disposal locations, or that currently own or operate (or formerly owned or operated) sites where such a release occurred. Elanco could be subject to liability for the investigation and remediation of legacy environmental contamination caused by historical industrial activity at sites that Elanco owns or on which it operates. In addition to clean-up actions brought by federal, state, local and foreign governmental entities, private parties could raise personal injury or other claims against Elanco due to the presence of, or exposure to, hazardous materials on, from or otherwise relating to such a property.

        Elanco has made, and intends to continue to make, necessary expenditures for compliance with applicable EHS laws and regulations. Elanco is also monitoring and investigating environmental contamination from past industrial activity at certain sites. While Elanco cannot predict with certainty its future capital expenditures or operating costs for environmental compliance or the investigation and remediation of contaminated sites, Elanco anticipates having capital and operational expenditures for the years ending December 31, 2019 and 2020 for environmental compliance purposes and for the monitoring, investigation or clean-up of certain past industrial activities as follows:

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  environmental-related capital expenditures—$0.7 million; and

  •
  other environmental-related expenditures—$0.7 million.

        In connection with past acquisitions and divestitures, Elanco has undertaken certain indemnification obligations that may require it in the future, to conduct or finance environmental cleanups at sites that it no longer owns or operates. Elanco has also entered into indemnification agreements in which it is or may be indemnified for various environmental cleanups; however, such indemnities are limited in both time and scope and may be further limited in the presence of new information, or may not be available at all.

  Legal Proceedings

        Elanco is from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. Elanco operates in multiple jurisdictions and, as a result, a claim in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions. Elanco intends to vigorously defend against any pending or future claims and litigation, as appropriate.

        At this time, in the opinion of Elanco's management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on Elanco's combined results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against Elanco could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management's attention and may materially adversely affect Elanco's reputation, even if resolved in its favor.

  Available Information

        Elanco's website address is www.elanco.com. On Elanco's website, the company makes available, free of charge, its annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after the company electronically files such material with, or furnishes such material to, the SEC.

        Information relating to corporate governance at Elanco, including Elanco's Corporate Governance Guidelines, Code of Conduct, Financial Code of Ethics, Articles of Incorporation, Bylaws, Committee Charters; information concerning Elanco's executive officers and members of its board of directors; and ways to communicate are available on Elanco's website. Elanco will provide any of the foregoing information without charge upon written request to Elanco's Corporate Secretary, Elanco, 2500 Innovation Way, Greenfield, Indiana 46140. Information relating to shareholder services is also available on Elanco's website. The information contained on Elanco's website does not constitute a part of this proxy statement/prospectus.

Management of Elanco

  Directors and Executive Officers

        The following table sets forth the names, ages, as of May 10, 2019, and titles of Elanco's executive officers and members of Elanco's board of directors. Certain biographical information with respect to those executive officers and directors follows the table.

Name	Age	Position
Jeffrey N. Simmons	51	President, Chief Executive Officer and Director
Todd S. Young	47	Executive Vice President and Chief Financial Officer
James M. Meer	49	Vice President, Chief Accounting Officer
Ramiro M. Cabral	47	Executive Vice President, Elanco International
Michael-Bryant Hicks	44	Executive Vice President, General Counsel and Corporate Secretary
David S. Kinard	52	Executive Vice President, Human Resources
Sarena S. Lin	48	Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing
Aaron L. Schacht	52	Executive Vice President, Innovation, Regulatory and Business Development
David A. Urbanek	53	Executive Vice President, Manufacturing and Quality
R. David Hoover	73	Director (Chairman)
Kapila K. Anand	65	Director
John P. Bilbrey	62	Director
Art A. Garcia	58	Director
Michael J. Harrington	56	Director
Deborah T. Kochevar	63	Director
Lawrence E. Kurzius	61	Director
Kirk McDonald	52	Director
Denise Scots-Knight	60	Director

        Jeffrey N. Simmons has served as Elanco's President and Chief Executive Officer and as a director on Elanco's board since July 2018. Mr. Simmons served as the President of the Elanco Animal Health division of Lilly and Senior Vice President of Lilly from 2008 until September 2018. Prior to 2008, Mr. Simmons held various leadership roles for Elanco, including District Sales Manager, International Marketing Manager, Country Director for Brazil, Area Director for Western Europe and Executive Director for U.S. and Global Research & Development.

        Mr. Simmons' experience described above, including his knowledge of Elanco and the animal health industry and his business and management experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Todd S. Young has served as Elanco's Executive Vice President and Chief Financial Officer since November 2018. Prior to joining Elanco, Mr. Young was the Executive Vice President and Chief Financial Officer at ACADIA Pharmaceuticals since 2016. Prior to his time at ACADIA, Mr. Young served as Senior Vice President and Treasurer leading the creation of a capital structure for Baxalta up until their acquisition by Shire in June 2016. Prior to Baxalta, Mr. Young worked for over 14 years at Baxter in multiple leadership roles, including Corporate Vice President and Treasurer, Vice President, International Finance, and Vice President, Global Financial Planning and Analysis.

        James M. Meer has served as Elanco's Vice President and Chief Accounting Officer since September 2018. Prior to joining Elanco, Mr. Meer served as the Chief Financial Officer of Healthx, Inc. since June 2017. Prior to joining Healthx, he served as Senior Vice President of Finance at Appirio from 2014 to 2017 and as Vice President and Corporate Controller at Salesforce (previously ExactTarget) from 2011 to 2014. Prior to 2011, Mr. Meer held various financial, accounting and strategy positions at 3M (previously Aearo Technologies Inc.), Hill-Rom, Hillenbrand Industries and Ernst & Young LLP. Mr. Meer is a certified public accountant.

        Ramiro M. Cabral has served as Elanco's Executive Vice President, Elanco International since January 2019. Mr. Cabral served as Executive Vice President, Elanco International and Global Customer Value from July 2018 to December 2018 and as Vice President and Chief Marketing Officer of the Elanco Animal Health division of Lilly from 2017 until September 2018. Mr. Cabral joined Lilly in 2005 and held various leadership positions for Elanco, including Vice President and Head of Operations for Elanco EMEA from 2013 to 2017 and Senior Director, U.S. Beef Business Unit from 2011 to 2013.

        Michael-Bryant Hicks has served as Elanco's Executive Vice President, General Counsel and Corporate Secretary since July 2018. Mr. Hicks served as General Counsel of the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to joining Elanco, Mr. Hicks served in various legal roles, including General Counsel at Mallinckrodt Public Liability Company from 2016 to 2018, Senior Vice President, General Counsel and Corporate Strategy at The Providence Service Corporation from 2014 to 2016 and as Assistant General Counsel at DaVita Inc. from 2011 to 2013.

        David S. Kinard has served as Elanco's Executive Vice President, Human Resources since January 2019. Mr. Kinard served as Elanco's Executive Vice President, Human Resources and Corporate Affairs from July 2018 to December 2018 and as Vice President of Human Resources and Global Learning and Development for the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to May 2018, Mr. Kinard served in various leadership roles for Lilly, including Vice President of Human Resources for a variety of Lilly businesses, including Lilly International in 2017, Bio-Medicines and Emerging Markets from 2015 to 2017 and Lilly Diabetes and Global Employee Relations/HR Operations from 2011 to 2015.

        Sarena S. Lin has served as Elanco's Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing since January 2019. Ms. Lin served as Executive Vice President, Elanco USA and Global Strategy from July 2018 to December 2018 and as Senior Vice President of North American Operations and Strategy at the Elanco Animal Health division of Lilly from January 2018 to September 2018. Prior to joining Lilly, Ms. Lin served as President of Cargill Feed & Nutrition from 2014 to 2017. Prior to 2014, Ms. Lin served as Global Head of Strategy and Business Development for Cargill from 2011 to 2014. Ms. Lin served on the board of directors for the animal health and dental distributor, Patterson Companies, from 2014 to 2018.

        Aaron L. Schacht has served as Elanco's Executive Vice President, Innovation, Regulatory and Business Development since July 2018. Mr. Schacht served as the Vice President of global research and development of the Elanco Animal Health division of Lilly from 2015 to September 2018. Prior to 2015, Mr. Schacht served in various leadership roles for Lilly, including Global Brand Development Leader of Pain in Lilly BioMedicines in 2014, Senior Advisor of Strategy & Business Development for Lilly BioMedicines from 2012 to 2014 and Executive Director of Global External R&D at Lilly from 2008 to 2012.

        David A. Urbanek has served as Elanco's Executive Vice President, Manufacturing and Quality since July 2018. Mr. Urbanek served as Vice President of Manufacturing at the Elanco Animal Health division of Lilly from November 2017 to September 2018. Prior to that, Mr. Urbanek served in various leadership roles for Lilly's Manufacturing division, including Senior Director of Emerging Markets Manufacturing from 2013 to 2017, Senior Director of Global Diabetes Manufacturing from 2011 to 2013 and Senior Director of External Drug Products Operations from 2009 to 2011.

        R. David Hoover has served as the chairman of Elanco's board since May 2018. Mr. Hoover has been retired since 2013. Prior to that, Mr. Hoover served in various roles at Ball Corporation, including Chairman from 2002 to 2013, Chief Executive Officer from 2010 to 2011, President and Chief

Executive Officer from 2001 to 2010, Chief Operating Officer from 2000 to 2001 and Chief Financial Officer from 1998 to 2000. Mr. Hoover currently serves on the boards of directors of Ball Corporation and Edgewell Personal Care Company.

        Mr. Hoover's experience described above, including his extensive management experience as Chief Executive Officer and Chief Financial Officer at Ball Corporation and corporate governance experience through his service on other public boards, including nine years he previously served as a director for Lilly, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Kapila K. Anand has served as a director on Elanco's board since September 2018. Ms. Anand has served as a Senior Advisor to KPMG LLP since 2016. Prior to that, Ms. Anand served in various leadership roles as a partner at KPMG LLP, including Industry Segment Leader—Travel, Leisure and Hospitality from 2011 to 2017, Partner in Charge—Public Policy Business Initiatives from 2009 to 2013, KPMG LLP Board member from 2005 to 2010, Advisory Leader—Private Equity, Real Estate and Hospitality from 2002 to 2009 and Audit Partner—Real Estate and Hospitality from 1989 to 2002. Ms. Anand currently serves on the boards of directors of Extended Stay America, Inc. and Omega Healthcare Investors, Inc.

        Ms. Anand's experience described above, including her extensive financial, managerial and corporate governance experience, provides her with the qualifications and skills to serve as a director on Elanco's board.

        John P. Bilbrey, also known as J.P., has served as a member of the Board since March 2019. He served as the CEO and President of The Hershey Company, a multinational consumer food company, from 2011 until his retirement in 2017, and as Chairman of the Board from 2015 until 2018. Previously, Mr. Bilbrey served in various roles at The Hershey Company, including as the Chief Operating Officer and EVP from 2010 to 2011, the President of North America from 2007 to 2010, the President of International Commercial group from 2005 to 2007. Prior to joining The Hershey Company, he held leadership positions at Mission Foods, Danone Waters of North America, Inc., Bilbrey Farms and Ranch and Procter & Gamble Company. Mr. Bilbrey currently serves on the board of directors of Colgate-Palmolive Company and has previously served on the boards of directors of The Hershey Company and McCormick & Company, Incorporated.

        Mr. Bilbrey's experience described above, including the unique combination of livestock production, food industry and consumer insights experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Art A. Garcia has served as a member of the Board since May 2019. Mr. Garcia served in various leadership roles at Ryder Systems, Inc., including Executive Vice President and Chief Financial Officer from 2010 until his retirement in April 2019, Senior Vice President and Controller from 2005 to 2010 and Vice President and Controller from 2002 to 2005. Mr. Garcia is a certified public accountant. Mr. Garcia currently serves on the board of directors of ABM Industries Incorporated.

        Mr. Garcia's experience described above and his extensive strategic, financial and technical expertise, as well as strong focus on growth, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Michael J. Harrington has served as a director on Elanco's board since September 2018. Mr. Harrington has served as the Senior Vice President and General Counsel for Lilly since January 2013. Prior to 2013, Mr. Harrington served in various legal roles for Lilly, including Vice President and Deputy General Counsel of Global Pharmaceutical Operations from 2010 to 2012 and Vice President and General Counsel, Corporate from 2004 to 2010.

        Mr. Harrington's experience described above, including his knowledge of Elanco and the animal health industry and his business and management experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Deborah T. Kochevar, D.V.M., Ph.D., DACVCP, has served as a member of the Board since March 2019. Dr. Kochevar has served has served as the provost and senior vice president ad interim at Tufts University since 2018. She served as the Dean of the Cummings School of Veterinary Medicine at Tufts University from 2006 through 2018. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar currently serves on the board of directors of Charles River Laboratories International, Inc.

        Dr. Kochevar's experience described above, including her deep animal health expertise and One Health approach, will add to Elanco's focus on delivering best-in-class innovation across the portfolio and provides her with the qualifications and skills to serve as a director on Elanco's board.

        Lawrence E. Kurzius has served as a director on Elanco's board since September 2018. Mr. Kurzius has served in various leadership roles at McCormick & Company, including director since 2015 and Chairman of the Board of Directors since 2017, Chief Executive Officer since 2016, President since 2015, Chief Operating Officer from 2015 to 2016, Chief Administrative Officer from 2013 to 2015, President, International Businesses from 2008 to 2013, President, Europe, Middle East and Africa from 2007 to 2008 and President, U.S. Consumer Foods from 2005 to 2006.

        Mr. Kurzius' experience described above, including his extensive management experience and corporate governance experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Kirk McDonald has served as a member of the Board since March 2019. Mr. McDonald has served as the Chief Marketing Officer of Xandr, AT&T's Advertising and Analytics company, since November 2017. Prior to Xandr, McDonald served as the President of PubMatic, a company developing and implementing online advertising software and strategies, since 2011. Before joining PubMatic, he was President of Digital at Time Inc., from 2009 to 2011 and the Chief Advertising Officer of the Fortune|Money Group. He has also served as the SVP of Sales, Marketing and Client Services for DRIVEpm and Atlas, both units of Microsoft's advertising business, as well as in various roles at CNET, Ziff Davis and Condé Nast. McDonald serves on several professional and not-for-profit boards. He was a former advisor on the LUMA Partners board and is currently the Chairman of a non-profit, Code Interactive, which is focused on inspiring the next generation of technology leaders from underserved communities.

        Mr. McDonald's experience described above, including his proficiency driving digital transformation, marketing capability and know-how in using cutting-edge technology to connect with today's customers, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Denise Scots-Knight, PhD, has served as a member of the Board since March 2019. Dr. Scots-Knight was the co-founder of, and has served as the Chief Executive Officer and member of the board of Mereo BioPharma Group plc, a specialty biopharmaceutical company, since 2015. From 2010 until 2015, she was the Managing Partner of Phase4 Partners Ltd., a global life science venture capital firm. From 2004 to 2010, Dr. Scots-Knight was head of Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution. Dr. Scots-Knight has served on the boards of directors of Oncomed Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc. and Nabriva Therapeutics AG.

        Dr. Scots-Knight's experience described above, including her extensive previous board leadership, history leading an innovation and growth-oriented company, and expertise building innovation models and partnerships, provides her with the qualifications and skills to serve as a director on Elanco's board.

  Board of Directors

        Elanco's business and affairs are managed under the direction of its board of directors. Elanco's amended and restated articles of incorporation and amended and restated bylaws provide that its board of directors will consist of not less than five directors. As of May 10, 2019, Elanco's board of directors is composed of 10 directors. Certain individuals who served as Elanco's directors who were officers or employees of Lilly resigned upon the completion of the Split-Off, and at such time Elanco appointed additional independent directors.

        Elanco's board is divided into three classes, denominated as Class I, Class II and Class III, with each class holding office for staggered three-year terms. At each annual meeting of Elanco's shareholders beginning in 2019, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified. Currently the members of each class include:

        Class I (terms expiring at the 2022 annual meeting): Kapila K. Anand, John P. Bilbrey, R. David Hoover and Lawrence E. Kurzius.

        Class II (terms expiring at the 2020 annual meeting): Michael J. Harrington, Deborah T. Kochevar and Kirk McDonald.

        Class III (terms expiring at the 2021 annual meeting): Art A. Garcia, Denise Scots-Knight and Jeffrey N. Simmons.

  Director Independence

        The Elanco board annually determines, taking into consideration the recommendations of the Nominating and Corporate Governance Committee of the board, and discloses the independence of directors. No director is considered independent unless the board has determined, based on all relevant facts and circumstances, that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. The board has adopted the categorical independence standards for directors established in the NYSE listing standards.

        On the recommendation of the Nominating and Corporate Governance Committee, the Elanco board has determined that each of Kapila K. Anand, John P. Bilbrey, Art A. Garcia, R. David Hoover, Deborah T. Kochevar, Lawrence E. Kurzius, Kirk McDonald and Denise Scots-Knight is independent under the applicable rules of the NYSE and the Exchange Act. The board also determined that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee also meet applicable independence standards. The Elanco board determined that none of the non-employee directors, other than Michael J. Harrington, has had during the last three years (i) any of the relationships identified in the company's categorical independence standards or (ii) any other material relationship with the company that would compromise his or her independence.

  Compensation Committee Interlocks and Insider Participation

        Elanco does not have any interlocking relationships between any members of its compensation committee and any of its executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations of Elanco

        This proxy statement/prospectus is not required to include pro forma financial statements with adjustments to Elanco's financial information based on the transactions related to the merger. However, this proxy statement/prospectus includes Elanco's unaudited pro forma condensed consolidated and combined statement of operations for the year ended December 31, 2018 due to certain transactions that occurred during 2018.

        The following unaudited pro forma condensed consolidated and combined statement of operations should be read in conjunction with the section entitled "Information About Elanco and Acquisition Sub—Management's Discussion and Analysis of Financial Condition and Results of Operations of Elanco" and Elanco's consolidated and combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

        Elanco's unaudited pro forma condensed consolidated and combined statement of operations is based on and has been derived from Elanco's historical consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

        In Elanco management's opinion, the unaudited pro forma condensed consolidated and combined statement of operations reflect certain adjustments that are necessary to present fairly Elanco's unaudited pro forma condensed consolidated and combined results of operations for the period indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the transactions described below, (ii) factually supportable, and (iii) expected to have a continuing impact on Elanco. The pro forma adjustments are based on assumptions that Elanco's management believes are reasonable given the best information currently available.

        The unaudited pro forma condensed consolidated and combined statement of operations is for illustrative and informational purposes only and is not intended to represent what Elanco's results of operations would have been had it operated as an independent, publicly traded company during the period presented or if the transactions described below had actually occurred as of the date indicated. The unaudited pro forma condensed consolidated and combined statement of operations also should not be considered indicative of Elanco's future results of operations as an independent, publicly traded company.

        The unaudited pro forma condensed consolidated and combined statement of operations give effect to the Debt Transactions and the use of the proceeds therefrom as if they each had occurred on January 1, 2018.

        Due to local regulatory and operational requirements, in certain non-U.S. jurisdictions, the transfer of certain assets and liabilities of Lilly's animal health businesses have not legally occurred as of the date of this proxy statement/prospectus. Elanco has not adjusted the accompanying unaudited pro forma condensed consolidated and combined statement of operations for the potential impact of the delayed transfers because any impact of these transfers is not material to its unaudited pro forma condensed consolidated and combined statement of operations, individually or in the aggregate.

        Elanco's condensed consolidated and combined statement of operations includes expense allocations related to certain Lilly corporate functions prior to the IPO, including, but not limited to, executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to Elanco based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. Elanco's management believes that this expense methodology, and the results thereof, is reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred if Elanco would have operated as an independent, publicly traded company for the entirety of the period presented. Lilly continues to provide Elanco with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees and Elanco expects to incur other costs to replace the services and resources that will not be provided by Lilly. Elanco will also continue to incur new costs relating to its public reporting and compliance obligations as an independent, publicly traded company. The accompanying unaudited pro forma condensed consolidated and combined statement of operations has not been adjusted for any change in such costs, as they are projected amounts based on estimates and are not factually supportable.

        The unaudited pro forma condensed consolidated and combined statement of operations excludes certain adjustments for non-recurring costs that Elanco has incurred or expects to incur related to the separation of its businesses from Lilly, including, among other things, the creation of a standalone infrastructure in areas such as information technology, facilities management, distribution, human resources, manufacturing, finance and other functions. Elanco currently estimates these costs in the aggregate to be in a range from $240 million to $290 million, net of potential real estate dispositions, of which a portion will be capitalized and the remainder will be expensed.

ELANCO ANIMAL HEALTH INCORPORATED UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(in millions, except per share data)
Revenue	$3,066.8	—		$3,066.8

Costs, expenses and other:
Cost of sales	1,573.8	—		1,573.8
Research and development	246.6	—		246.6
Marketing, selling and administrative	735.2	—		735.2
Amortization of intangible assets	197.4	—		197.4
Asset impairment, restructuring and other special charges	128.8	—		128.8
Interest expense, net of capitalized interest	29.6	81.1	(a)	110.7
Other (income) expense, net	41.3	—		41.3

Income / (loss) before income tax expense	114.1	(81.1)		33.0
Income tax expense (benefit)	27.6	(19.5)	(b)	8.1

Net loss	$86.5	$(61.6)		$24.9

Net loss per share—basic and diluted	$0.28			$0.08
Weighted average shares outstanding—basic and diluted	313.7			313.7

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations.

(a)
Reflects interest expense related to the senior notes offering and term loan entered into in connection with the IPO and amortization of the associated deferred debt issuance costs. The interest expense has been calculated based on the fixed interest rates for the notes issued in the senior notes offering and for borrowings under the term loan, along with an estimated $24.5 million of debt issuance costs amortized over the term of the debt, calculated as follows:

	Principal	Interest Rate	Year Ended December 31, 2018
	(Dollars in millions)
Senior notes:
3 year	$500.0	3.912%	$19.6
5 year	750.0	4.272%	32.0
10 year	750.0	4.900%	36.8
Term loan*	500.0	3.772%	18.9
Debt issuance cost	24.5	—	4.8

Total cost	$2,524.5	—	$112.1

Less: Historical interest payment**	—	—	(31.0)
Pro forma adjustment	—	—	$81.1

*
Represents interest rate as of December 31, 2018

**
Interest expense included within "Interest expense, net of capitalized interest" financial statement line item.
(b)
Reflects the impact of the pro forma adjustments on income tax calculated using Elanco's U.S. effective tax rate of 24% for the year ended December 31, 2018.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Elanco

        The following is a discussion and analysis of Elanco's financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of Elanco's financial condition and results of operations together with the sections entitled "Proxy Statement/Prospectus Summary—Selected Historical and Pro Forma Financial Data of Elanco," "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "Information About Elanco and Acquisition Sub—Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations of Elanco" and Elanco's consolidated and combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Overview

        Founded in 1954 as part of Eli Lilly and Company, Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, it is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        Elanco operates its business in a single segment directed at fulfilling its vision of enriching the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

    Companion Animal Therapeutics ("CA Therapeutics"). Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

        For the three months ended March 31, 2019 and 2018, Elanco's revenue was $731.1 million and $736.2 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's revenue was $3.1 billion, $2.9 billion and $2.9 billion, respectively. For the three months ended March 31, 2019 and 2018, Elanco's net income was $31.5 million and $72.7 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's net income (loss) was $86.5 million, $(310.7) million and $(47.9) million, respectively.

Key Trends and Conditions Affecting Elanco's Results of Operations

Industry Trends

        The animal health industry, which focuses on both food animals and companion animals, is a growing industry that benefits billions of people worldwide.

        As demand for animal protein grows, food animal health is becoming increasingly important. Factors influencing growth in demand for food animal medicines and vaccines include:

  •
  one in three people needs improved nutrition;

  •
  increased global demand for protein, particularly poultry and aquaculture;

  •
  natural resource constraints, such as scarcity of arable land, fresh water and increased competition for cultivated land, driving the need for more efficient food production;

  •
  loss of productivity due to food animal disease and death;

  •
  increased focus on food safety and food security; and

  •
  human population growth, increased standards of living, particularly in many emerging markets, and increased urbanization.

        Growth in food animal nutritional health products (enzymes, probiotics and prebiotics) is influenced, among other factors, by demand for antibiotic alternatives that can promote animal health and increase productivity.

        Factors influencing growth in demand for companion animal medicines and vaccines include:

  •
  increased pet ownership globally;

  •
  pets living longer; and

  •
  increased pet spending as pets are viewed as members of the family by owners.

Product Development and New Product Launches

        A key element of Elanco's targeted value creation strategy is to drive growth through portfolio development and product innovation, primarily in its three targeted growth categories: CA Disease Prevention, CA Therapeutics and FA Future Protein & Health. Elanco's eleven product launches between 2015 and December 31, 2018 have had a significant positive impact on its revenue over those periods, and Elanco expects new products and innovation will continue to have a positive impact on revenue in the future. Revenue from these product launches contributed $274.2 million to revenue for the year ended December 31, 2018 and $97.8 million to revenue for the three months ended March 31, 2019. Elanco continues to pursue the development of new chemical and biological molecules through its approach to innovation. Elanco's future growth and success depends on both its pipeline of new products, including new products that it may develop through joint ventures and products that it is able to obtain through license or acquisition, and the expansion of the use of its existing products. Elanco believes it is an industry leader in animal health R&D, with a track record of product innovation, business development and commercialization.

Impact of Changing Market Demand for Antibiotics

        In recent years, Elanco's operational results have been, and will continue to be, affected by regulations and changing market demand relating to the use of antibiotics and other products intended to increase food animal production.

        There are two classes of antibiotics used in animal health, shared-class, or medically important, antibiotics and animal-only antibiotics. Shared-class antibiotics are used to treat infectious disease caused by pathogens that occur in both humans and animals. As part of Elanco's antibiotic stewardship plan and in compliance with FDA guidance, shared-class antibiotics are labeled only for the treatment of an established need in animals and only with veterinarian oversight. However, not all pathogens that cause disease in animals are infectious in humans, and accordingly animal-only antibiotics are not used in human medicine (i.e., not medically important). From 2015 to 2018, Elanco's revenue from shared-class antibiotics declined at a CAGR of 6%, excluding the impact of foreign exchange. This was driven primarily by changing regulations in many markets, including the Veterinary Feed Directive, as well as changing market demand and Elanco's tiered-approach to antibiotic stewardship, which included removing growth promotion from labels and requiring veterinary oversight in the U.S. and other markets. Globally, during 2018, Elanco's revenue from shared-class antibiotics declined 2%, excluding the impact of foreign exchange, and represented 12% (4% from sales in the U.S. and 8% from sales outside of the U.S.) of total revenue, down from 16% in 2015. From 2015 to 2018, Elanco's revenue from animal-only antibiotics grew at a CAGR of 5%, excluding the impact of foreign exchange, driven by sales outside the U.S., which offset a slight decline in the U.S. Globally, during 2018, Elanco's revenue from animal-only antibiotics grew 8%, excluding the impact of foreign exchange, and represented 25% of total revenue, up from 23% in 2015. During 2018, 87% of Elanco's revenue from animal-only antibiotics resulted from the sale of ionophores. Ionophores are a special class of animal-only antimicrobials, and because of their animal-only designation, mode of action and spectrum of activity, their use has not to date been impacted by regulations or changing market demand in many markets outside of the U.S.

        Elanco has intentionally shifted away from shared-class antibiotics, and is focusing on animal-only antibiotics, as well as antibiotic-free solutions. When an animal-only antibiotic exists, Elanco believes it should be the first, preferred antibiotic treatment. Antibiotic resistance concerns, or other health concerns regarding food animal products, may result in additional restrictions, expanded regulations or changes in market demand to further reduce the use of antibiotics in food animals. Elanco believes it is important to protect the benefits of antibiotics in human medicine, while responsibly protecting the health of food animals and the safety of our food supply.

Impact of Competition

        The animal health industry is competitive. Established animal health companies who consistently deliver high quality products enjoy brand loyalty from their customers, which often continues after the loss of patent-based or regulatory exclusivity. In 2018, approximately 72% of Elanco's revenue was from products that did not have patent protection. In animal health, while potentially significant, erosion from generic competition is often not as steep as in human health, with the originator often retaining a significant market share. While Elanco's largest product, Rumensin, has been subject to generic competition from monensin outside the U.S. for more than 10 years, revenue from Rumensin sales outside the U.S. grew at a CAGR of 5% from 2015 to 2018. However, generic competition can nevertheless significantly affect Elanco's results. Elanco has experienced significant competitive headwinds from generic ractopamine in the U.S. In the third quarter of 2013, a large, established animal health company received U.S. approval for generic ractopamine. U.S. revenue for Optaflexx, Elanco's ractopamine beef product, has declined at a CAGR of 24% from 2015 to 2018 as a result of generic competition and the impact of international regulatory restrictions. In 2018, Elanco had an estimated 70% market share of all U.S. ractopamine-treated beef cattle based on Elanco management estimates.

        Although Elanco believes brand loyalty is an important contributor to a product's ongoing success, the animal health industry is also impacted by innovation. Elanco experienced an innovation lag in the companion animal parasiticide space from 2015 to 2017. In the absence of a competitive combined oral flea and tick product, Elanco's U.S. companion animal parasiticide portfolio revenue declined 15% in 2017, excluding the impact on revenue resulting from a reduction in inventory levels within Elanco's distribution channel. In February 2018, Elanco launched Credelio in the U.S. for the treatment of fleas and ticks. Since the launch of Credelio, Elanco's sales of parasiticides in the U.S. have begun to grow again.

Productivity

        Elanco's results during the periods presented have benefitted from operational and productivity initiatives implemented following recent acquisitions and in response to changing market demand for antibiotics and other headwinds. Elanco estimates that these initiatives have generated more than $500 million in annualized cost savings from the beginning of 2015 through the end of 2017.

        Elanco's acquisitions of Lohmann Animal Health in 2014, Novartis Animal Health in 2015 and the BI Vetmedica U.S. vaccines portfolio in 2017 added in the aggregate $1.4 billion in revenue, 4,500 full-time employees, 12 manufacturing and eight R&D sites. In addition, from 2015 to 2018, changing market demand for antibiotics and other headwinds, such as competition with generics and innovation, affected some of Elanco's highest gross margin products, resulting in a change to Elanco's product mix and driving operating margin lower. In response, Elanco implemented a number of initiatives across manufacturing, R&D and marketing, selling and administrative, such as rationalization of stock keeping units, reduction of contract manufacturing organizations, implementation of lean manufacturing principles and procurement initiatives.

Foreign Exchange Rates

        Significant portions of Elanco's revenue and costs are exposed to changes in foreign exchange rates. Elanco's products are sold in more than 90 countries and, as a result, its revenue is influenced by changes in foreign exchange rates. For the three months ended March 31, 2019 and 2018, approximately 42% and 47%, respectively, of Elanco's revenue was denominated in foreign currencies. For the years ended December 31, 2018 and 2017, approximately 52% and 50%, respectively, of Elanco's revenue was denominated in foreign currencies. Elanco seeks to manage foreign exchange risk, in part, through operational means, including managing same-currency revenue in relation to same-currency costs, and same-currency assets in relation to same-currency liabilities. As Elanco operates in multiple foreign currencies, including the euro, British pound, Brazilian real, Australian dollar, Japanese yen, Canadian dollar, Chinese yuan, and other currencies, changes in those currencies relative to the U.S. dollar will impact its revenue, cost of goods and expenses, and consequently, net income. Exchange rate fluctuations in emerging markets may also have an impact beyond Elanco's reported financial results and directly impact operations. These fluctuations may also affect the ability to buy and sell Elanco's products between markets impacted by significant exchange rate variances. There has been limited impact on Elanco's revenue due to currency movements during the three months ended March 31, 2019 and 2018. Foreign exchange rates had a negligible effect on revenue from 2016 to 2018.

General Economic Conditions

        In addition to industry-specific factors, Elanco, like other businesses, faces challenges related to global economic conditions. Growth in both the food animal and companion animal sectors is driven in part by overall economic development and related growth, particularly in many emerging markets. In recent years, certain of Elanco's customers and suppliers have been affected directly by economic downturns, which decreased the demand for Elanco's products.

        The cost of Elanco's products to food animal producers is small relative to their other production costs, including feed, and the use of Elanco's products is intended to improve economic outcomes for food animal producers. Similarly, industry sources have reported that pet owners indicated a preference for reducing spending on other aspects of their lifestyle, including entertainment, clothing and household goods, before reducing spending on pet care. While these factors have mitigated the impact of recent downturns in the global economy, further economic challenges could increase cost sensitivity among Elanco's customers, which may result in reduced demand for Elanco's products and could have a material adverse effect on Elanco's financial condition and results of operations.

Weather Conditions and the Availability of Natural Resources

        The animal health industry and demand for many of Elanco's animal health products in a particular region are affected by weather conditions, varying weather patterns and weather-related pressures from pests, such as fleas and ticks. As a result, Elanco may experience regional and seasonal fluctuations in its results of operations.

        Food animal producers depend on the availability of natural resources, including large supplies of fresh water. Their animals' health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions.

        Drought conditions could negatively impact, among other things, the supply of corn and the availability of grazing pastures. A decrease in harvested corn results in higher corn prices, which could negatively impact the profitability of food animal producers of ruminants, pork and poultry. Higher corn prices and reduced availability of grazing pastures contribute to reductions in herd or flock sizes that in turn result in less spending on animal health products. As such, a prolonged drought could have a material adverse effect on Elanco's financial condition and results of operations. Factors influencing the magnitude and timing of effects of a drought on Elanco's performance include, but may not be limited to, weather patterns and herd management decisions.

        In addition, veterinary hospitals and practitioners depend on visits from and access to the animals under their care. Veterinarians' patient volume and ability to operate could be adversely affected if they experience prolonged snow, ice or other severe weather conditions, particularly in regions not accustomed to sustained inclement weather. Adverse weather conditions or a shortage of fresh water may cause veterinarians and food animal producers to purchase less of Elanco's products.

Disease Outbreaks

        Sales of Elanco's food animal products could be adversely affected by the outbreak of disease carried by animals. Outbreaks of disease may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Elanco's products. Also, the outbreak of any highly contagious disease near Elanco's main production sites could require Elanco to immediately halt the production of products at such sites or force Elanco to incur substantial expenses in procuring raw materials or products elsewhere. Alternatively, sales of products that treat specific disease outbreaks may increase.

Manufacturing and Supply

        In order to sell Elanco's products, Elanco must be able to reliably produce and ship products in sufficient quantities. Many of Elanco's products involve complex manufacturing processes and are sole-sourced from certain manufacturing sites.

        Minor deviations in Elanco's manufacturing or logistical processes, unpredictability of a product's regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites, and shifting customer demand increase the potential for capacity imbalances.

Components of Revenue and Costs and Expenses

Revenue

        Elanco's revenue is primarily derived from sales of its products to third-party distributors, and directly to food producers and veterinarians. For additional information regarding Elanco's products, including descriptions of its products, see "Business of Elanco—Products."

        Elanco aggregates its products into five categories to understand revenue growth:

  •
  CA Disease Prevention includes parasiticides and vaccine products for dogs and cats;

  •
  CA Therapeutics includes products for the treatment of pain, osteoarthritis, otitis, cardiovascular and dermatology indications in dogs and cats;

  •
  FA Future Protein & Health includes vaccines, antibiotics, parasiticides and other products used in poultry and aquaculture production, as well as functional nutritional health products, including enzymes, probiotics and prebiotics;

  •
  FA Ruminants & Swine includes vaccines, antibiotics, implants, parasiticides, and other products used in ruminants and swine production, as well as certain other food animal products; and

  •
  Strategic Exits includes business activities that Elanco has either exited or made the strategic decision to exit, including the transitional contract manufacturing activity that it acquired in connection with its acquisition of the BI Vetmedica U.S. vaccines portfolio, two terminated legacy U.S. distribution agreements, a terminated distribution agreement outside the U.S., an equine product not core to its business and transitional contract manufacturing activity associated with the supply of human growth hormone to Lilly.

Costs, Expenses and Other

        Cost of sales consists primarily of cost of materials, facilities and other infrastructure used to manufacture Elanco's products, shipping and handling, inventory losses and expired products.

        Marketing, selling and administrative expenses consist of, among other things, the costs of marketing, promotion and advertising and the costs of administration (business technology, facilities, legal, finance, human resources, business development, external affairs and procurement).

        Amortization of intangible assets consist of the amortization expense for intangible assets that have been acquired through business combinations.

        R&D expenses consist of project costs specific to new product R&D and product lifecycle management, overhead costs associated with R&D operations, regulatory, product registrations and investments that support local market clinical trials for approved indications. Elanco manages overall R&D based on its strategic opportunities and does not disaggregate its R&D expenses incurred by nature or by product as it does not use or maintain such information in managing its business.

        Asset impairment, restructuring and other special charges consists primarily of impairment of long-term assets, restructuring charges, costs associated with acquiring and integrating businesses, and certain non-recurring expenses, including costs related to the build out of processes and systems to support finance and global supply and logistics, among others, as Elanco becomes an independent company.

        Other—(income) expense, net consists of net interest (income)/expense, realized or unrealized foreign exchange losses and loss or impairment on other investments.

Comparability of Historical Results

        Elanco's historical results of operations for the periods presented may not be comparable with prior periods or with its results of operations in the future due to many factors, including but not limited to the factors identified in "—Key Trends and Conditions Affecting Elanco's Results of Operations."

Elanco's Relationship with Lilly and Additional Standalone Costs

        Prior to the IPO, Elanco's business operated as part of a division of Lilly. Elanco's consolidated and combined financial statements have been derived from Lilly's consolidated financial statements and accounting records for the periods prior to the IPO. Elanco's consolidated and combined financial statements reflect its financial position, results of operations and cash flows of the business that were transferred at the time of the separation and do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had Elanco operated as an independent, publicly traded company during the periods presented prior to the IPO.

        Elanco's historical results reflect an allocation of costs for certain Lilly corporate costs for the periods prior to the IPO, including, among others, executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These allocations are not necessarily indicative of the expenses Elanco may incur as a standalone public company. Although Elanco entered into certain agreements with Lilly in connection with the IPO and the separation, the amount and composition of its expenses may vary from historical levels since the fees charged for the services under the agreement may be higher or lower than the costs reflected in the historical allocations. The total allocations included in Elanco's results for the three months ended March 31, 2019 and 2018 were $0.0 million and $35.6 million, respectively. The total allocations included in Elanco's results for the years ended December 31, 2018, 2017 and 2016 were $105.2 million, $151.7 million and $145.3 million, respectively. See Note 19: Related Party Agreements and Transactions to Elanco's audited consolidated and combined financial statements and Note 15: Related Party Agreements and Transactions to Elanco's unaudited consolidated and combined financial statements.

        Elanco is currently investing in expanding its own administrative functions, including, but not limited to, information technology, facilities management, distribution, human resources and manufacturing, to replace services previously provided by Lilly. Because of initial stand-up costs and overlaps with services previously provided by Lilly, Elanco has incurred and expects to continue to incur certain temporary, duplicative expenses in connection with the separation. Elanco also incurred and expects to continue to incur costs related to the build out of processes and systems to support finance and global supply and logistics, among others. Elanco currently estimates these costs taken together to be in a range from $240 million to $290 million, net of potential real estate dispositions, of which a portion will be capitalized and the remainder will be expensed. See "Certain Relationships and Related Party Transactions—Relationship between Lilly and Elanco."

        Lilly utilizes a centralized treasury management system of which Elanco was part until its IPO. For periods prior to the IPO, Elanco's consolidated and combined financial statements reflect cash held only in bank accounts in its legal name and no allocation of combined cash positions. Elanco's consolidated and combined financial statements do not reflect an allocation of Lilly's debt or any associated interest expense. In connection with the IPO, Elanco incurred $2.5 billion of long-term borrowings. Elanco's historical results reflect $29.6 million of interest expense during the year ended December 31, 2018 due to the timing of the borrowings, in comparison to $20.8 million for the three months ended March 31, 2019. Elanco has estimated interest expense of approximately $85 million on an annual basis.

        For the periods prior to the IPO, Elanco's consolidated and combined financial statements reflect income tax expense (benefit) computed on a separate company basis, as if operating as a standalone entity or a separate consolidated group in each material jurisdiction in which Elanco operates. Elanco's consolidated and combined financial statements for the periods prior to the IPO also reflect certain deferred tax assets and liabilities and income taxes payable based on this approach that did not transfer to Elanco upon the separation, as the underlying tax attributes were used by Lilly or retained by Lilly. As a result of potential changes to Elanco's business model and the fact that certain deferred tax assets and liabilities and income taxes payable did not transfer to Elanco, income tax expense (benefit) included in the consolidated and combined financial statements may not be indicative of Elanco's future expected tax rate.

        Elanco's historical results prior to the IPO also do not reflect the impact of costs Elanco has incurred and expects to continue to incur as a consequence of becoming a standalone company, including incremental costs associated with being a publicly traded company.

        Elanco is seeking to institute competitive compensation policies and programs as a standalone public company, the expense for which may differ from the compensation expense allocated by Lilly in Elanco's consolidated and combined financial statements.

        As a result of the IPO, Elanco became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. Elanco has additional procedures and practices to establish or expand as a standalone public company. As a result, Elanco will continue to incur additional costs as a standalone public company, including internal audit, external audit, investor relations, stock administration, stock exchange fees and regulatory compliance costs.

Recent Significant Acquisitions

        Elanco's financial results have been impacted by acquisitions and integrations. For the periods presented, these include primarily the acquisitions and integrations of Novartis Animal Health, which closed on January 1, 2015, certain rights to develop, manufacture, market and commercialize Galliprant outside the U.S. and co-promote it in the U.S. acquired from Aratana Therapeutics, Inc., which closed on April 22, 2016, and BI Vetmedica U.S. vaccines portfolio, which closed on January 3, 2017. For more information, see Note 6: Acquisitions to Elanco's consolidated and combined financial statements.

        On April 26, 2019, Elanco entered into the merger agreement to acquire Aratana Therapeutics, Inc. (Aratana). Aratana is a pet therapeutics company focused on innovative therapies for dogs and cats, and creator of the canine osteoarthritis medicine, Galliprant, the rights to which Elanco acquired in 2016. Subject to the terms and conditions set forth in the merger agreement, upon the consummation of the merger, each share of Aratana common stock will be converted into the right to receive 0.1481 shares of Elanco's common stock plus one contingent value right, which shall represent the right to receive a contingent payment of $0.25 in cash upon the achievement of a specified milestone as outlined in the CVR Agreement. Based on the closing price of a share of Elanco common stock on April 24, 2019, the date on which the exchange ratio was set, the stock portion of the merger consideration represented approximately $234 million. The maximum aggregate contingent payment is approximately $12 million. The transaction is expected to close in the middle of 2019, subject to customary closing conditions, including the registration of shares of Elanco common stock issuable in the merger, receipt of regulatory approvals, and approval by the stockholders of Aratana.

Asset Impairment, Restructuring and Other Special Charges

        During the years ended December 31, 2018, 2017 and 2016 including in connection with the productivity initiatives described above under "—Key Trends and Conditions Affecting Elanco's Results of Operations—Productivity," Elanco incurred charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses. These charges include severance costs resulting from actions taken to reduce Elanco's costs, asset impairment charges primarily related to competitive pressures for certain companion animal products, product rationalizations, site closures, and integration costs related to acquired businesses, primarily Novartis Animal Health, and costs related to the build out of processes and systems to support finance and global supply and logistics, among others, as Elanco becomes an independent company.

        For more information on these charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's consolidated and combined financial statements.

Results of Operations

        The following discussion and analysis of Elanco's consolidated and combined statements of operations should be read along with Elanco's consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus, which reflect the results of operations of the business transferred to Elanco from Lilly. For more information, see Note 2: Basis of Presentation to Elanco's audited consolidated and combined financial statements and Elanco's unaudited consolidated and combined financial statements.

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
Revenue	$731.1	736.2	(1)%	$3,066.8	$2,889.0	$2,913.5	6%	(1)%
Costs, expenses and other:
Cost of sales	343.8	360.0	(5)%	1,573.8	1,493.9	1,409.0	5%	6%
% of revenue	47%	49%	(2)%	51%	52%	48%
Research and development	64.1	65.2	(2)%	246.6	251.7	265.8	(2)%	(5)%
% of revenue	9%	9%	—%	8%	9%	9%
Marketing, selling and administrative	181.1	180.0	1%	735.2	779.8	784.8	(6)%	(1)%
% of revenue	25%	24%	1%	24%	27%	27%
Amortization of intangible assets	49.0	49.2	—%	197.4	221.2	170.7	(11)%	30%
% of revenue	7%	7%	—%	6%	8%	6%
Asset impairment, restructuring and other special charges	24.9	2.4	938%	128.8	375.1	308.4	(66)%	22%
Interest expense, net of capitalized interest	20.8	—	100%	29.6	—	—	NM	NM
Other (income) expense, net	2.6	1.9	NM	41.3	(0.1)	(2.8)	NM	NM
Income (loss) before taxes	44.8	77.5	NM	114.1	$(232.6)	$(22.4)	NM	NM
% of revenue	6%	11%	(5)%	4%	(8)%	(1)%	NM	NM
Income tax expense	13.3	4.8	177%	27.6	78.1	25.5	NM	NM
Net income (loss)	$31.5	$72.7	NM	$86.5	$(310.7)	$(47.9)	NM	NM

Certain amounts and percentages may reflect rounding adjustments.

Revenue

        On a global basis, Elanco's revenue within Elanco's product categories was as follows:

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
CA Disease Prevention	$185.9	201.3	(8)%	$804.6	$660.2	$628.4	22%	5%
CA Therapeutics(a)	81.4	62.3	31%	283.1	260.8	255.6	9%	2%
FA Future Protein & Health	167.2	166.7	—%	711.2	649.2	630.8	10%	3%
FA Ruminants & Swine	274.1	282.5	(3)%	1,174.0	1,175.0	1,309.2	(0)%	(10)%

Subtotal	708.6	712.8	(1)%	2,972.9	$2,745.2	$2,824.0	8%	(3)%
Strategic Exits(a)	22.5	23.4	(4)%	93.9	143.8	89.5	(35)%	61%

Total	$731.1	$736.2	(1)%	$3,066.8	$2,889.0	$2,913.5	6%	(1)%

(a)
Represents revenue from business activities that Elanco has either exited or made a strategic decision to exit. On June 30, 2018, Elanco made the decision to exit an equine product not core to its business. Revenue from this product is reflected in Strategic Exits for the year ended December 31, 2018 and in CA Therapeutics for the years ended December 31, 2017 and 2016. Revenue from this product was $1.6 million, $3.4 million and $3.7 million, for the years ended December 31, 2018, 2017 and 2016, respectively.

        On a global basis, the effect of price, foreign exchange rates and volumes on revenue was as follows:

Full year 2018	Revenue	Price	FX Rate	Volume	Total	CER*
	(in millions)
CA Disease Prevention	$804.6	8%	0%	14%	22%	22%
CA Therapeutics	283.1	7%	1%	0%	9%	7%
FA Future Protein & Health	711.2	4%	(0)%	6%	10%	10%
FA Ruminants & Swine	1,174.0	(1)%	(0)%	1%	(0)%	(0)%

Subtotal	$2,972.9	3%	0%	5%	8%	8%
Strategic Exits	93.9	(0)%	0%	(34)%	(35)%	(35)%

Total	$3,066.8	3%	0%	3%	6%	6%

  Certain amounts and percentages may reflect rounding adjustments.

  * CER = Constant exchange rate

Revenue

Total revenue

        Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Total revenue decreased $5.1 million or 1% for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, reflecting a 2% increase due to higher volumes which were more than offset by a 3% unfavorable foreign exchange rate impact and zero impact due to prices.

        In summary, the total revenue decrease was due primarily to:

  •
  an increase in revenue of $21.4 million or 34% from CA Therapeutics products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $9.0 million or 5% from FA Future Protein & Health products, excluding the impact foreign exchange rates; and

        more than offset by:

  •
  a decrease in revenue of $12.2 million or 6% from CA Disease Prevention products, excluding the impact of foreign exchange rates;

  •
  a decrease in revenue of $1.3 million from FA Ruminants & Swine products, excluding the impact of foreign exchange rates;

  •
  a decrease in revenue of $0.9 million from Strategic Exits, excluding the impact of foreign exchange rates; and

  •
  a decrease in revenue of $21.2 million due to the negative impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue decreased by $15.4 million or 8%, primarily driven by lower volume and price, as well as unfavorable impact from foreign exchange rates. Declines in older generation parasiticide products and Companion Animal vaccines were partially offset by continued growth in Credelio, Interceptor Plus and certain over-the-counter parasiticide products.

  •
  CA Therapeutics revenue increased by $19.1 million or 31%, driven by increased volume and to a lesser extent price, partially offset by the impact of foreign exchange rates. The revenue increase was primarily driven by the sales of Galliprant and Atopica. In the quarter, backorders of Galliprant in the channel were resolved and the product was launched in several European markets.

  •
  FA Future Protein & Health revenue was flat for the quarter, driven by both increased volume and price, fully offset by an unfavorable impact from foreign exchange rate. Growth was driven by the aqua portfolio and poultry vaccines, offset by timing of international purchasing patterns for poultry animal-only antibiotics.

  •
  FA Ruminants & Swine revenue decreased by $8.4 million or 3% with flat volume negatively impacted by foreign exchange rates and decreased price. Excluding the impact of foreign exchange rates, the increase in revenue for Elanco's U.S. business and decrease in revenue for its international business largely offset each other. The U.S. ruminants business primarily benefitted from the replenishment of the channel for Micotil® after the stock outage in 2018 as well as purchasing patterns for Rumensin. The international business saw softness in swine antibiotics, particularly in Asia primarily driven by the impact of African Swine Fever, continued implementation of antimicrobial policies across the region and production rationalizations aligned with Elanco's productivity agenda.

  •
  Strategic Exits revenue decreased by $0.9 million or 4% and represented 3% of total revenue.

2018 vs. 2017

        Total revenue increased $177.8 million or 6% in 2018 as compared to 2017, reflecting a 3% increase due to higher realized prices and a 3% increase due to higher volumes.

        In summary, the total revenue increase was due primarily to:

  •
  an increase in revenue of $142.1 million or 22% from CA Disease Prevention products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $18.4 million or 7% from CA Therapeutics products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $63.8 million or 10% from FA Future Protein & Health products, excluding the impact of foreign exchange rates;

  partially offset by:

  •
  a decrease in revenue of $0.8 million or 0% from FA Ruminants & Swine, excluding the impact of foreign exchange rates; and

  •
  a decrease in revenue of $49.9 million or 35% from Strategic Exits, excluding the impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue increased by $144.4 million or 22% due primarily to a reduction in channel inventory in 2017 providing a favorable year-on-year comparison, continued uptake of Credelio and Interceptor Plus, as well as realized price increases primarily impacting Trifexis, Capstar (a flea treatment) and Comfortis, partially offset by volume declines in certain parasiticides, primarily Trifexis and Comfortis volumes.

  •
  CA Therapeutics revenue increased by $22.3 million or 9% due primarily to the continued uptake of Galliprant and Osurnia, as well as increased demand for Onsior, partially offset by a temporary supply shortage of Percorten V used for the treatment of canine Addison's Disease.

  •
  FA Future Protein & Health revenue increased by $62.0 million or 10% due primarily to the launch of Imvixa and the growth in poultry animal-only antibiotics and poultry vaccines.

  •
  FA Ruminants & Swine revenue decreased by $1.0 million due primarily to competitive headwinds for ractopamine based products, offset by growth in animal-only antibiotics, primarily in cattle.

  •
  Strategic Exits revenue decreased by $49.9 million or 35% due primarily to the termination of a legacy U.S. distribution agreement in the third quarter of 2017, partially offset by revenue from the contract manufacturing agreement to supply human growth hormone to Lilly.

2017 vs. 2016

        Total revenue decreased $24.5 million or 1% in 2017 as compared to 2016, due to lower volumes.

        In summary, the total revenue decrease was due primarily to:

  •
  a decline in revenue of $133.6 million or 10% from FA Ruminants & Swine products, excluding the impact of foreign exchanges rates; and

  •
  a decline in revenue of $113.6 million or 18% from CA Disease Prevention products, excluding the impact of acquisition and foreign exchange rates;

  partially offset by:

  •
  the acquisition of the BI Vetmedica U.S. vaccines portfolio which contributed $216.7 million in 2017; and

  •
  an increase in revenue of $18.7 million or 3% from FA Future Protein & Health products, excluding the impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue increased by $31.8 million or 5%. Excluding product revenue from the acquisition of the BI Vetmedica U.S. vaccines portfolio and the impact of foreign exchange rates, revenue declined $113.6 million or 18% due primarily to competition in certain parasiticides, primarily impacting Trifexis and Comfortis, and a reduction in inventory levels within Elanco's U.S. companion animal distribution channel partially offset by the growth of Interceptor Plus.

  •
  CA Therapeutics revenue increased by $5.2 million or 2% due primarily to the launch of Galliprant, partially offset by volume declines from competition in Elanco's dermatology portfolio.

  •
  FA Future Protein & Health revenue increased by $18.4 million or 3% due primarily to growth in poultry products, including animal-only antibiotics, enzymes and vaccines, and to a lesser extent aquaculture products.

  •
  FA Ruminants & Swine revenue decreased by $134.2 million or 10% due primarily to competition from generic ractopamine-based products, as well as declines in shared-class antibiotics and a reduction in inventory levels within Elanco's China distribution channel, partially offset by growth in animal-only antibiotics.

  •
  Strategic Exits revenue increased by $54.3 million or 61% due primarily to the acquisition of a transitional contract manufacturing arrangement at Fort Dodge as part of the BI Vetmedica U.S. vaccines portfolio acquisition, partially offset by the termination in the third quarter of 2017 of a legacy U.S. distribution agreement acquired as part of Elanco's Novartis Animal Health acquisition.

Costs, Expenses and Other

Cost of sales

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Cost of sales decreased $16.2 million in the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due primarily to manufacturing productivity improvements, partially offset by the impact of foreign exchange rates, unfavorable product mix, and higher affiliate losses and logistics costs.

2018 vs. 2017

        Cost of sales increased $79.9 million in 2018 as compared to 2017 primarily due to:

  •
  increased volume of products sold; and

  •
  the write-off of inventory related to the suspension of activities for Imrestor in 2018;

partially offset by:

  •
  non-recurring costs incurred in 2017 associated with fair value adjustments to inventory acquired in the BI Vetmedica U.S. vaccines portfolio acquisition and subsequently sold.

2017 vs. 2016

        Cost of sales increased $84.9 million in 2017 as compared to 2016 due primarily to:

  •
  the addition of approximately $134.1 million of costs in 2017 related to the acquisition of the BI Vetmedica U.S. vaccines portfolio, including $54.0 million associated with Strategic Exits contract manufacturing obligations and approximately $42.7 million in non-recurring costs associated with the incremental purchase accounting charges related to the fair value adjustments to inventory acquired that was subsequently sold;

  •
  an unfavorable product mix as a result of disproportional revenue decreases of higher margin products primarily resulting from changing market demand for antibiotics and competition headwinds; and

  •
  contractual increases in third-party manufacturing agreements;

        partially offset by:

  •
  operational efficiencies and cost savings associated with manufacturing footprint consolidation and overall cost reductions.

Research and development

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        R&D expenses decreased $1.1 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily driven by normal project spend fluctuations and external innovation milestone payments in the first quarter of 2018 that created a favorable comparison.

2018 vs. 2017

        R&D expenses decreased $5.1 million for 2018 as compared to 2017 due primarily to cost control measures and timing of projects leading to lower spend in 2018.

2017 vs. 2016

        R&D expenses decreased $14.1 million in 2017 as compared to 2016 due primarily to savings realized from the consolidation of acquired R&D sites and operations, as well as the termination of certain R&D projects. This decrease was partially offset by expenses incurred in connection with the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Marketing, selling and administrative

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Marketing, selling and administrative expenses increased $1.1 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due primarily to increased expenses as a result of operating as a public company, which were partially offset by continued productivity initiatives and cost control measures across the business.

2018 vs. 2017

        Marketing, selling and administrative expenses decreased $44.6 million for 2018 as compared to 2017 due primarily to productivity initiatives in sales and administrative functions and reduced direct to consumer programs combined with new product launches in 2017.

2017 vs. 2016

        Marketing, selling and administrative expenses decreased $5.0 million in 2017 as compared to 2016 due primarily to savings from productivity initiatives related to salesforce, marketing and administrative functions, more than offsetting the increase from the acquisition of the BI Vetmedica U.S. vaccines portfolio.

Amortization of intangible assets

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Amortization of intangible assets decreased $0.2 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due to a number of assets becoming fully amortized during 2018.

2018 vs. 2017

        Amortization of intangible assets decreased $23.8 million for 2018 as compared to 2017 due primarily to the acceleration of amortization related to certain product exits in 2017.

2017 vs. 2016

        Amortization of intangible assets increased $50.5 million in 2017 as compared to 2016 due primarily to the impact of the acquisition of the BI Vetmedica U.S. vaccines portfolio and, to a lesser extent, the acceleration of amortization related to certain product exits.

Asset impairment, restructuring and other special charges

        For additional information regarding Elanco's asset impairment, restructuring and other special charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's audited consolidated and combined financial statements and Note 6: Asset Impairment, Restructuring and Other Special Charges to Elanco's unaudited consolidated and combined financial statements.

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Asset impairment, restructuring and other special charges increased $22.5 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily due to integration costs associated with the implementation of new systems, programs, and processes due to the separation from Lilly.

2018 vs. 2017

        Asset impairment, restructuring and other special charges decreased $246.3 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due to a decrease in severance related to the U.S. voluntary early retirement program offered in 2017 as well as a decrease in integration costs related to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017, partially offset by a gain on the 2017 disposal of a site that was previously closed as part of the acquisition and integration of Novartis Animal Health.

2017 vs. 2016

        Asset impairment, restructuring and other special charges increased $66.7 million in 2017 as compared to 2016 due primarily to higher severance costs recognized in 2017 due to the U.S. voluntary early retirement program offered to Elanco's employees, partially offset by lower integration costs relating to Elanco's acquired businesses.

Interest expense, net of capitalized interest

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Interest expense, net of capitalized interest, was $20.8 million for the three months ended March 31, 2019 due to Elanco's issuance of debt in the third quarter of 2018. There was no interest expense in the three months ended March 31, 2018.

2018 vs. 2017

        Interest expense was $29.6 million for the year ended December 31, 2018 due to Elanco's issuance of debt in the third quarter of 2018. There was no interest expense in 2017 and prior years.

Other (income) expense, net

2018 vs. 2017

        Other (income) expense, net was expense of $41.3 million in 2018 compared to income of $0.1 million in 2017. The increase in expense is primarily due to the increase in the Aratana Therapeutics, Inc. contingent consideration liability of $37.6 million associated with the Galliprant acquisition.

2017 vs. 2016

        Other (income) expense, net was flat when comparing 2017 to 2016 with income of $0.1 million in 2017 compared to income of $2.8 million in 2016, a decrease of $2.7 million.

Income tax expense

        Elanco's historical income tax expense may not be indicative of its future expected tax rate. See "—Comparability of Historical Results—Elanco's Relationship with Lilly and Additional Standalone Costs."

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Income tax expense increased $8.5 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily due to the benefit received in the three months ended March 31, 2018 from the release of certain valuation allowances related to net operating losses generated in prior periods of Elanco's separate company financial statements. See Note 11: Income Taxes to Elanco's unaudited consolidated and combined financial statements for further information.

2018 vs. 2017

        Income tax expense decreased $50.5 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due to a decrease in the U.S. valuation allowance which was recorded in 2017 based upon the pre-IPO separate return methodology (see Note 2: Basis of Presentation to Elanco's consolidated and combined financial statements).

2017 vs. 2016

        Income tax expense increased $52.6 million due primarily to an increase in unrecognized deferred tax assets in 2017 due to a valuation allowance and the tax effect of asset impairment, restructuring and other special charges, partially offset by an income tax benefit related to U.S. tax reform.

Quarterly Results of Operations

        The following tables present Elanco's quarterly results for the years ended December 31, 2018, 2017 and 2016.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
2018:
Revenue	736.2	770.2	761.1	799.3
Costs, expenses and other(a)	654.4	733.4	656.4	708.8
Asset impairment, restructuring and other special charges	2.4	68.0	12.4	46.0
Net income (loss)	72.7	(62.8)	60.2	16.4

Earnings (loss) per share: Basic and diluted	0.25	(0.21)	0.20	0.04
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	301.9	365.6

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017:
Revenue	704.8	732.8	697.1	754.3
Costs, expenses and other(a)	650.8	687.4	684.4	724.0
Asset impairment, restructuring and other special charges	106.8	58.8	23.7	185.8
Net income (loss)	(98.3)	(30.2)	(20.7)	(161.5)

Earnings (loss) per share: Basic and diluted	(0.34)	(0.10)	(0.07)	(0.55)
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	293.3	293.3

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2016:
Revenue	689.2	794.3	648.9	781.1
Costs, expenses and other(a)	670.4	693.3	595.7	670.9
Asset impairment, restructuring and other special charges	130.2	59.8	45.7	72.7
Net income (loss)	(117.9)	45.7	6.0	18.3

Earnings (loss) per share: Basic and diluted	(0.40)	0.16	0.02	0.06
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	293.3	293.3

(a)
Excludes Asset impairment, restructuring and other special charges; other (income) expense, net; interest expense, net of capitalized interest; and income tax expense.

(b)
Prior to the IPO, this represents an aggregate of 293,290,000 shares of Elanco common stock held by Lilly (which represents the 100 shares of Elanco common stock held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, 72,335,000 additional shares of Elanco common stock were issued. Elanco has calculated earnings per share based on 365,625,000 shares of Elanco common stock outstanding for the full period post-IPO and weighted average for 2018 year-to-date.

Liquidity and Capital Resources

        Elanco's primary sources of liquidity are cash on hand, cash flows from operations and funds available under its Credit Facilities. As a significant portion of Elanco's business is conducted outside the U.S., Elanco holds a significant portion of cash outside of the U.S. Elanco monitors and adjusts the amount of foreign cash based on projected cash flow requirements. Elanco's ability to use foreign cash to fund cash flow requirements in the U.S. may be impacted by local regulations and, to a lesser extent, following U.S. tax reforms, the income taxes associated with transferring cash to the U.S. See "Business of Elanco." Elanco currently intends to indefinitely reinvest foreign earnings for continued use in its foreign operations. As Elanco's structure evolves as a standalone company, Elanco may change that strategy, particularly to the extent it identifies tax efficient reinvestment alternatives for its foreign earnings or change its cash management strategy.

        Elanco's principal liquidity needs going forward include funding existing marketed and pipeline products, capital expenditures, business development in its targeted areas, interest expense and an anticipated dividend.

        Elanco believes its cash and cash equivalents on hand, its operating cash flows and its existing financing arrangements will be sufficient to support its cash needs for the foreseeable future, including for at least the next 12 months.

        Elanco's ability to meet future funding requirements may be impacted by macroeconomic, business and financial volatility. As markets change, Elanco will continue to monitor its liquidity position.

However, a challenging economic environment or an economic downturn may impact Elanco's liquidity or ability to obtain future financing. See "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors—Risks Related to Elanco's Indebtedness—Elanco may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful."

        As of December 31, 2018, cash and cash equivalents was $474.8 million, an increase of $151.4 million, compared to $323.4 million at December 31, 2017. Elanco also held $202.7 million of restricted cash at December 31, 2018, which is available solely to pay the remainder of the purchase price for Elanco's businesses to Lilly. Elanco has a corresponding liability recorded on its balance sheet and included in Payable to Lilly. See Elanco's consolidated and combined statements of cash flows for additional details on the significant sources and uses of cash for the years ended December 31, 2018 and December 31, 2017.

        As of March 31, 2019, cash and cash equivalents was $272.1 million, a decrease of $202.7 million, compared to $474.8 million at December 31, 2018. Elanco also held $28.5 million of restricted cash at March 31, 2019, which is available solely to pay the remainder of the purchase price for Elanco's businesses to Lilly. Elanco has a receivable of 35.5 million due from Lilly recorded on its balance sheet as of March 31, 2019.

Revolving and Term Credit Facilities

        On September 5, 2018, Elanco entered into the Revolving Facility with a syndicate of banks providing for a five-year $750.0 million senior unsecured revolving credit facility. The Revolving Facility bears interest at a variable rate plus specified margin as defined in the agreement and is payable quarterly. There were no borrowings outstanding under the Revolving Facility at March 31, 2019. The Revolving Facility is payable in full at the end of the term.

        On September 5, 2018 Elanco also entered into the $500.0 million three-year Term Facility with a syndicate of banks. The Term Facility bears interest at a variable rate plus margin as defined in Term Facility (3.75% at March 31, 2019). Interest is paid monthly, while 1.5% of principal is payable quarterly. The Term Facility also requires a quarterly principal payment equal to 1.5% of the aggregate initial principal less any prepayment. The Term Facility is payable in full at the end of the term.

        The Credit Facilities are subject to various financial and other covenants including restrictions on the level of borrowings based on a consolidated leverage ratio and a consolidated interest coverage ratio. Elanco was in compliance with all such covenants as of March 31, 2019. See Note 8: Debt to Elanco's unaudited consolidated and combined financial statements.

Senior Notes

        On August 28, 2018, Elanco issued $2.0 billion of Senior Notes in the Senior Notes Offering. The Senior Notes are comprised of $500.0 million of 3.912% Senior Notes due August 27, 2021, $750.0 million of 4.272% Senior Notes due August 28, 2023, and $750.0 million of 4.900% Senior Notes due August 28, 2028. Elanco was in compliance with all covenants under the indenture governing the Senior Notes as of March 31, 2019. Long-term debt as of December 31, 2017 was not material. See Note 9: Debt to Elanco's audited consolidated and combined financial statements and Note 8: Debt to Elanco's unaudited consolidated and combined financial statements.

        Capital expenditures were $134.5 million during 2018, an increase of $35.9 million compared to 2017.

Cash Flows

        The following table provides a summary of cash flows from operating, investing and financing activities for the periods presented:

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
Net cash provided by/(used in):
Operating activities	$5.6	$47.0	(88)%	$487.3	$173.8	$155.9	180%	11%
Investing activities	(28.5)	(34.4)	(17)%	(127.0)	(964.6)	(182.1)	(87)%	430%
Financing activities	(339.5)	(76.5)	344%	(35.2)	847.5	(149.6)	(104)%	(667)%
Effect of exchange-rate changes on cash and cash equivalents	(14.5)	3.9	(472)%	29.0	7.9	(26.0)	267%	(130)%

Net increase in cash, cash equivalents and restricted cash	$(376.9)	$(60.0)	528%	$354.1	$64.6	$(201.8)	448%	(132)%

Operating activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash provided by operating activities decreased by $41.4 million, from $47.0 million for the three months ended March 31, 2018 to $5.6 million for the three months ended March 31, 2019. The decrease in operating cash flows was primarily attributable to:

  •
  a decrease in net income;

  •
  an increase in accounts receivable; and

  •
  a decrease in accounts payable.

The impact of the above items was partially offset by an increase in the amount due to Lilly for certain services and back office functions that are shared by Elanco and Lilly (see Note 15: Related Party Agreements and Transactions in Elanco's unaudited consolidated and combined financial statements for further discussion).

2018 vs. 2017

        Elanco's cash flow from operating activities increased by $313.5 million from $173.8 million for the year ended December 31, 2017 to $487.3 million for the year ended December 31, 2018. The increase is a result of an increase in net income, which was partially offset by cash used to finance working capital, primarily focused on accounts receivable and inventory.

2017 vs. 2016

        Elanco's net cash provided by operating activities was $173.8 million in 2017 as compared to cash provided by operating activities of $155.9 million in 2016. This increase in operating cash flows was primarily attributable to:

  •
  a decrease in receivables in 2017 as compared to an increase in 2016 due to a one-time impact of standardizing payment terms across Elanco's acquired businesses as well as payment receipt timing due to integration of acquired assets;

  •
  a decrease in other assets in 2017 as compared to an increase in 2016 primarily due to the timing of tax payments; and

  •
  a smaller increase in inventory levels in 2017 as compared to 2016;

        partially offset by:

  •
  increased net losses.

Investing activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash used for investing activities decreased $5.9 million, to $(28.5) million for the three months ended March 31, 2019 compared to $(34.4) million for the three months ended March 31, 2018. The change was primarily driven by a decrease in capital expenditures from 2018 to 2019.

2018 vs. 2017

        Elanco's cash flow used in investing activities decreased from $964.6 million for the year ended December 31, 2017 to $127.0 million for the year ended December 31, 2018. Elanco's net cash used in investing activities for the year ended December 31, 2017 included $882.1 million related to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017. This decrease was offset by a net increase of $35.9 million in capital expenditures from 2017 to 2018.

2017 vs. 2016

        Elanco's net cash used in investing activities was $964.6 million in 2017 as compared to cash used in investing activities of $182.1 million in 2016. This increase in net cash flows used in investing activities was primarily attributable to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Financing activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash used for financing activities increased $263.0 million, from $76.5 million for the three months ended March 31, 2018 to $339.5 million for the three months ended March 31, 2019. The increase was primarily attributable to $174.2 million of restricted cash paid to Lilly in connection with the Separation during the three months ended March 31, 2019 and other financing with Lilly during the period.

        As part of Elanco's separation from Lilly, for a period of time, Elanco continues to operate through a single treasury settlement process and in certain instances (as described above) continued to transact through Lilly's processes. As a result of these activities, there was a certain amount of financing that occurred between Lilly and Elanco during the three-month period ended March 31, 2019. This resulted in a net financing cash outflow during the period of $156.4 million, which will be repaid to Elanco in the second quarter of 2019.

2018 vs. 2017

        Elanco's cash from financing activities was a use of cash of $35.2 million in 2018 compared to cash provided by financing activities of $847.5 million in 2017, a change of $882.7 million. The cash flows in 2017 relate to net cash provided by transactions with Lilly of $848.3 million compared to cash used in transactions with Lilly of $154.4 million in 2018, a reduction in financing of cash flows between periods of $1.0 billion. This, in addition to the consideration paid to Lilly in connection with the separation, was partially offset by net cash provided from financing transactions related to the separation including the proceeds from long-term debt and the IPO. The remainder of the proceeds from the financing related to the separation will be paid to Lilly in future periods and is reflected as restricted cash in Elanco's consolidated balance sheet.

2017 vs. 2016

        Elanco's net cash provided by financing activities was $847.5 million in 2017 as compared to cash used in financing activities of $149.6 million in 2016. This increase in net cash provided was primarily attributable to financing provided by Lilly for the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Contractual Obligations

        Payments due under contractual obligations as of December 31, 2018, are set forth below:

		Years
(Dollars in millions)	Total(2)	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Long-term debt obligations	$2,958.4	$79.9	$1,137.9	$829.7	$910.9
Operating leases	95.6	25.2	33.6	18.3	18.5
Purchase obligations(1)	1,207.9	1,108.9	42.8	39.8	16.4
Other long-term liabilities	12.3	0.5	10.8	0.1	0.9
Total	$4,274.2	$1,214.5	$1,225.1	$887.9	$946.7

(1)
Represents open purchase orders as of December 31, 2018 and contractual payment obligations with each of Elanco's significant vendors that are noncancelable and are not contingent.

(2)
Elanco excluded deferred taxes because it cannot reasonably estimate the timing of future cash outflows associated with those liabilities.

Off-Balance Sheet Arrangements

        Elanco has no off-balance sheet arrangements that have a material current effect or that are reasonably likely to have a material future effect on Elanco's financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

        The preparation of financial statements in accordance with U.S. GAAP requires Elanco to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Certain of Elanco's accounting policies are considered critical because these policies are the most important to the depiction of Elanco's financial statements and require significant, difficult or complex judgments by Elanco, often requiring the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from Elanco's estimates could have an unfavorable effect on Elanco's financial position and results of operations. Elanco applies estimation methodologies consistently from year to year. There have been no significant changes in the application of Elanco's critical accounting policies during the three months ended March 31, 2019, aside from its adoption of ASC 842, Leases, on January 1, 2019. See Note 10: Leases in Elanco's unaudited consolidated and combined financial statements for further information. The following is a summary of accounting policies that Elanco considers critical to the consolidated and combined financial statements.

Revenue Recognition

        Elanco's gross product revenue is subject to deductions that are generally estimated and recorded in the same period that the revenue is recognized and primarily represents revenue incentives (rebates and discounts) and sales returns. For example:

  •
  for revenue incentives, Elanco uses its historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary; and

  •
  for sales returns, Elanco considers items such as: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return to estimate the impact of sales returns.

        If any of these ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of Elanco's future experience, Elanco's results could be materially affected.

        Although the amounts recorded for these revenue deductions are dependent on estimates and assumptions, historically Elanco's adjustments to actual results have not been material. The sensitivity of Elanco's estimates can vary by program, type of customer and geographic location. Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely on estimates and assumptions.

Acquisitions and Fair Value

        Elanco accounts for the assets acquired and liabilities assumed in an acquisition based on the fair values as of the acquisition date. The excess of the purchase price over the fair value of the acquired net assets, where applicable, is recorded as goodwill.

        The judgments made in determining estimated fair values assigned to assets acquired and liabilities assumed in a business combination, as well as estimated asset lives, can materially affect Elanco's consolidated results of operations. The fair values of intangible assets are re-determined using information available near the acquisition date based on expectations and assumptions that are deemed reasonable by Elanco's management. Depending on the facts and circumstances, Elanco may deem it necessary to engage an independent valuation expert to assist in valuing significant assets and liabilities.

        The fair value of any contingent consideration liability that results from a business combination is determined using a market approach based on quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or a discounted cash flow analysis. Estimating the fair value of contingent consideration requires the use of significant estimates and judgments, including, but not limited to, revenue and the discount rate and will be remeasured every reporting period.

Impairment of Indefinite-Lived and Long-Lived Assets

        Elanco reviews the carrying value of long-lived assets (both intangible and tangible) for potential impairment on a periodic basis and whenever events or changes in circumstances indicate the carrying value of an asset (or asset group) may not be recoverable. Elanco identifies impairment by comparing the projected undiscounted cash flows to be generated by the asset (or asset group) to its carrying value. If an impairment is identified, a loss is recorded equal to the excess of the asset's net book value over its fair value utilizing a discounted cash flow analysis, and the cost basis is adjusted.

        Goodwill and indefinite-lived intangible assets are reviewed for impairment at least annually and when certain impairment indicators are present. When required, a comparison of fair value to the carrying amount of assets is performed to determine the amount of any impairment.

        The estimated cash flows and fair values used in Elanco's impairment reviews require significant judgment with respect to future volume; use of working capital; foreign currency exchange rates; the selection of appropriate discount rates; product mix; income tax rates and other assumptions and estimates. Such estimates and assumptions are determined based upon Elanco's business plans and when applicable, market participants' views of Elanco and other similar companies. Elanco makes these judgments based on Elanco's historical experience, relevant market size, historical pricing of similar products and expected industry trends. These assumptions are subject to change in future periods because of, among other things, additional information, financial information based on further historical experience, changes in competition, Elanco's investment decisions, volatility in foreign currency exchange rates, and results of research and development. A change in these assumptions or the use of alternative estimates and assumptions could have a significant impact on the estimated fair values of the assets, and may result in an impairment of the existing assets in a future period.

        During the years ended December 31, 2018, 2017 and 2016, Elanco recorded asset impairments of $81.9 million, $110.6 million and $98.3 million, respectively, due to changes in estimates or judgments related to the use of the assets. For more information related to Elanco's impairment charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's consolidated and combined financial statements.

        During the three months ended March 31, 2019, Elanco recorded an asset impairment of $4.0 million which resulted from the adjustment to fair value of intangible assets that were subject to product rationalization.

Deferred Tax Asset Valuation Allowances

        Elanco maintains valuation allowances unless it is more likely than not that all or a portion of the deferred tax asset will be realized. Changes in valuation allowances are included in Elanco's tax provision in the period of change. In determining whether a valuation allowance is warranted, Elanco evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The realizability assessments made at a given balance sheet date are subject to change in the future, particularly if earnings of a subsidiary are significantly higher or lower than expected, or if Elanco takes operational or tax planning actions that could impact the future taxable earnings of a subsidiary. A change in these assumptions may result in an increase or decrease in the realizability of Elanco's existing deferred tax assets, and therefore a change in the valuation allowance, in future periods. As of December 31, 2018 and 2017, Elanco had valuation allowances of $21.4 million and $127.7 million, respectively.

        As of March 31, 2019, Elanco had a valuation allowance of $19.8 million.

Qualitative and Quantitative Disclosures About Market Risk

Foreign Exchange Risk

        Elanco operates on a global basis and is exposed to the risk that its earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange rates. Elanco is primarily exposed to foreign exchange risk with respect to net assets denominated in the euro, British pound, Canadian dollar, Australian dollar and Brazilian real. Lilly maintains a foreign currency risk management program through a central shared entity, which enters into derivative contracts to hedge foreign currency risk associated with forecasted transactions for the entire company, including historically for Elanco's operations. Gains and losses on derivative contracts entered into by Lilly have been allocated to Elanco's results to the extent they were to cover exposure related to Elanco's business and offset gains and losses on underlying foreign currency exposures. Elanco intends to implement its own foreign currency risk management program by the end of the second quarter of 2019.

        Elanco also faces currency exposure that arises from translating the results of its global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period. Elanco may enter into foreign currency forward or option derivative contracts to reduce the effect of fluctuating currency exchange rates in future periods, but its historical results do not reflect the impact of any such derivatives related to its exposure to foreign currency impacts on translation.

        Elanco estimates that a hypothetical 10% adverse movement in all foreign currency exchange rates related to the translation of the results of Elanco's foreign operations would decrease its net income by approximately $11.9 million for the three months ended March 31, 2019.

        Elanco also bears foreign exchange risk associated with the future cash settlement of an existing net investment hedge. In October 2018, Elanco entered into a fixed interest rate, 5-year, 750 million Swiss franc NIH against Swiss franc assets. The NIH is expected to generate approximately $25 million in cash and contra interest expense per year; however, there is potential for significant 2023 settlement exposure on the 750 million Swiss franc notional if the U.S. dollar devalues versus the Swiss franc.

Interest Risk

        Elanco is exposed to interest rate risk on the long-term debt Elanco incurred in connection with its IPO. Prior to the IPO, Elanco did not have any interest rate exposure. Elanco has cash flow risk associated with its $485.0 million of borrowings that pay interest based on variable rates. Elanco actively monitors its exposure and may enter into financial instruments for the purpose of limiting its exposure based on its assessment of risk.

Recently Issued Accounting Pronouncements

        For discussion of Elanco's new accounting standards, see Note 4: Summary of Significant Accounting Policies—Implementation of New Financial Accounting Pronouncements to Elanco's audited consolidated and combined financial statements and Note 4: Implementation of New Financial Accounting Pronouncements to Elanco's unaudited consolidated and combined financial statements.

Executive Compensation of Elanco

  Compensation Discussion and Analysis

  Introduction

        This compensation, discussion and analysis ("CD&A") provides detailed information regarding Elanco's Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, former Acting Chief Financial Officer and three most highly-compensated executive officers who are named below (collectively, the "Named Executive Officers") with respect to 2018 compensation:

Name	Title
Jeffrey N. Simmons	President, Chief Executive Officer and Director
Todd S. Young(1)	Executive Vice President and Chief Financial Officer
Sarena S. Lin	Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing
David A. Urbanek	Executive Vice President, Manufacturing and Quality
David S. Kinard	Executive Vice President, Human Resources
Christopher W. Jensen(2)	Former Chief Financial Officer
Lucas E. Montarce(3)	Former Acting Chief Financial Officer

(1)
Mr. Young has served as Elanco's Chief Financial Officer since November 1, 2018.

(2)
Mr. Jensen served as Elanco's Chief Financial Officer beginning on April 23, 2018, but began a medical leave of absence on or about August 1, 2018 and did not return to his position.

(3)
Mr. Montarce was named Acting Chief Financial Officer on August 1, 2018 and served in that role through October 31, 2018.

        Prior to the IPO, Elanco's business operated as part of a division of Lilly. As a result, the discussion in this CD&A as it relates to Elanco's compensation programs prior to the IPO, relates to Lilly's compensation philosophy because Lilly established and managed the compensation for all of the Named Executive Officers until the completion of the IPO on September 24, 2018. Because Ms. Lin and Messrs. Montarce, Jensen, Kinard and Urbanek were not executive officers of Lilly, their compensation prior to the IPO was determined by Lilly's senior management consistent with Lilly's compensation philosophy, but was not specifically determined or reviewed by the Lilly compensation committee. As a Lilly executive officer prior to the IPO, Mr. Simmons' compensation was reviewed and determined by Lilly's compensation committee, with the advice of the compensation consultant engaged by Lilly's compensation committee.

        In connection with the IPO, the Elanco board approved the pay packages for the executive officers of Elanco, including certain of the Named Executive Officers. In connection with his hiring following the IPO, Mr. Young's compensation was reviewed and approved by the Elanco compensation committee. This Elanco compensation for 2018 is more fully described below under "Elanco Compensation Program—Compensation Arrangements."

        This CD&A discusses the compensation programs applicable to Named Executive Officers and their compensation thereunder in 2018, including a description of Lilly's compensation philosophy, the elements of each compensation program, the factors that Lilly considered in setting compensation, and how results affected incentive payouts for 2018 performance for each of the Named Executive Officers with respect to the period prior to the IPO. This CD&A also describes certain elements of Elanco's compensation programs and policies following the IPO through December 31, 2018, which largely reflect Elanco's determination to generally maintain Lilly's compensation philosophy and other elements of Lilly's compensation programs and policies through the Split-Off, with certain adjustments to pay packages in connection with the IPO as described under "Elanco Compensation Program" below.

  Lilly's Philosophy on Compensation

        Lilly's compensation programs are designed to help achieve the goals of attracting, engaging and retaining highly talented individuals who are committed to its core values of integrity, excellence and respect for people while balancing the long-term interests of its shareholders and customers.

        Lilly's compensation and benefits programs are based on the following objectives:

  •
  Reflect individual and company performance.  Lilly reinforces a high-performance culture by linking pay with individual performance and company performance. As Lilly employees assume greater levels of responsibility, the proportion of total compensation based on company performance and shareholder returns increases. Lilly performs an annual review to ensure its programs provide incentives to deliver long-term, sustainable business results while discouraging excessive risk-taking or other adverse behaviors.

  •
  Attract and retain talented employees.  Lilly aims for compensation opportunities at Lilly to be competitive with its peer group and reflect the level of job impact and responsibility. Retention of talent is an important factor in the design of its compensation and benefit programs.

  •
  Implement broad-based programs.  While the amount of compensation paid to employees varies, the overall structure of Lilly's compensation and benefit programs is broadly similar across the organization to encourage and reward all employees who contribute to its success.

  •
  Consider shareholder input.  Lilly management and the Lilly compensation committee consider the results of its annual say-on-pay vote and other sources of shareholder feedback when designing Lilly's compensation and benefit programs.

        For the time between the completion of the IPO and the end of the performance period on December 31, 2018, Elanco generally continued Lilly's compensation philosophy. The Elanco compensation committee will further review and adjust this philosophy as it deems appropriate in 2019.

  Compensation Processes and Analysis

  Process for Setting Compensation

        The Lilly compensation committee considered individual performance assessments, compensation recommendations from senior leadership, Lilly's company performance, Elanco performance (as applicable), Lilly's peer group data, input from its compensation consultant and its own judgment when determining compensation for its executive officers. When determining the compensation for employees who were not executive officers of Lilly, Lilly's senior management considered similar factors consistent with Lilly's philosophy, focusing on individual performance assessments, compensation recommendations from senior leadership, Elanco's performance (as applicable) and their own judgment.

  •
  Assessment of individual performance.  The applicable Named Executive Officer's individual performance assessment was based on achievement of objectives established at the start of each year, including the demonstration of Lilly values and leadership behaviors.

  •
  Assessment of company performance.  Lilly company performance and Elanco performance, as applicable, were considered in two ways:

  •
  Overall performance of the prior year based on a variety of metrics, which was a factor in establishing target compensation.

    •
    Specific performance goals were established at the beginning of each performance year to determine payouts under cash and equity incentive programs.

  •
  Peer group analysis.  Lilly used data from its peer group as a market check for compensation decisions, but did not use this data as the sole basis for its compensation targets.

  •
  Input from an independent compensation consultant concerning executive pay.  Lilly's compensation committee received the advice of its independent compensation consultant, Frederic W. Cook & Co., Inc., when setting Lilly executive officer compensation.

  Lilly Peer Group

        Lilly's peer group for 2018 was comprised of companies that directly competed with Lilly, operated in a similar business model and employed people with the unique skills required to operate an established biopharmaceutical company. Lilly's compensation committee selected a peer group whose median market cap and revenues were broadly similar to Lilly's. Lilly's peer group for 2018 consisted of the following companies:

Abbvie	Celgene	Merck
Amgen	Gilead	Novartis
AstraZeneca	GlaxoSmithKline	Pfizer
Baxter	Hoffman-La Roche	Sanofi-Aventis
Biogen	Johnson & Johnson	Shire
Bristol-Myers Squibb	Medtronic

        With the exception of Johnson & Johnson, Novartis and Pfizer, peer companies were no greater than three times Lilly's size on both measures. Lilly's compensation committee included these three companies despite their size because they compete directly with Lilly, have similar business models and seek to hire from the same pool of management and scientific talent.

  Components of Executive Compensation

        The executive compensation program for the Named Executive Officers for 2018, both before and after the IPO, was primarily comprised of base salary, annual cash bonus and equity awards.

  •
  Prior to the IPO, the annual cash bonus programs included:

  •
  Elanco Corporate Bonus Plan ("Elanco Bonus Plan"), under which bonuses are calculated based on Elanco's performance as compared to Elanco's internal targets for revenue and operating margin, Elanco's innovation progress and Lilly's performance under The Eli Lilly and Company Bonus Plan ("Lilly Bonus Plan"). Mr. Simmons' bonus payout under the Elanco Bonus Plan was also subject to the terms of the Lilly Executive Officer Incentive Plan (EOIP) through the date of the IPO; and

  •
  Lilly Bonus Plan, under which bonuses are calculated based on Lilly's performance as compared to Lilly's internal targets for revenue, earnings per share ("EPS"), and Lilly innovation progress.

  •
  Following the IPO, Elanco maintained the Elanco Bonus Plan with the same metrics and eligibility for the remainder of 2018, but adjusted the annual bonus targets for certain Named Executive Officers. Mr. Simmons' bonus payout for the period following the IPO was no longer subject to the EOIP. See "2018 Compensation—Setting Target Compensation—Annual Cash Bonus Targets" beginning on page 197.

  •
  Prior to the IPO, equity incentives included:

  •
  Performance awards ("Lilly PAs"), which are Lilly equity awards with a performance component measuring Lilly's two-year growth in EPS relative to the expected peer group growth. For performance awards granted to Lilly executive officers ("Executive Officer PAs"), including Mr. Simmons, the two-year performance period is immediately followed by a thirteen-month service-vesting period;

  •
  Shareholder value awards ("Lilly SVAs"), which are Lilly equity awards with a performance component measuring absolute Lilly stock price growth over a three-year performance period. For shareholder value awards granted to Lilly executive officers ("Executive Officer SVAs"), including Mr. Simmons, Lilly also applies a measure of total shareholder return ("TSR") relative to peers and a one-year holding period; and

  •
  Lilly Restricted Stock Units ("Lilly RSUs"), which are Lilly time-vested equity awards issued to executives for purposes of retention or to partially offset outstanding awards that were forfeited when transitioning their employment to Lilly.

  •
  Following the IPO, equity awards included:

  •
  Elanco stock options ("Elanco Options"), which are Elanco nonqualified stock options with a three- year vesting period followed by a seven-year exercise period. Elanco Options were issued to certain executive officers of Elanco, including the Named Executive Officers (other than Mr. Montarce and Mr. Young, who joined Elanco on November 1, 2018); and

  •
  Elanco Restricted Stock Units ("Elanco RSUs"), which are Elanco time-vesting equity awards issued to certain executive officers of Elanco, including the Named Executive Officers (other than Mr. Montarce).

        Lilly employees prior to the IPO, which included the Named Executive Officers (other than Mr. Young), also received a company benefits package, described below under "Other Compensation Practices and Information—Employee Benefits." Following the IPO, Elanco employees, including the Named Executive Officers, received benefits that were substantially similar to the Lilly benefits package prior to the IPO.

1.
Base Salary

        Base salaries for Lilly employees, including for the Named Executive Officers who were Lilly employees prior to the IPO, were reviewed and established annually by Lilly and may be adjusted upon promotion, following a change in job responsibilities or to maintain market competitiveness. Salaries are based on each person's level of contribution, responsibility, expertise and competitiveness with Lilly peer group data.

        Base salary increases for 2018 were established based upon a Lilly corporate budget for salary increases, which were set considering Lilly performance over the prior year, expected Lilly performance for the following year and general external trends. In setting salaries, Lilly seeks to retain, motivate and reward successful performers, while maintaining affordability within the company's business plan.

        In connection with the IPO, the base salaries of certain of the Named Executive Officers were adjusted as described under "Elanco Compensation Program" below.

2.
Annual Cash Bonus

        The Named Executive Officers participated in the Elanco Bonus Plan during 2018, which was administered by Lilly prior to the IPO and by Elanco for the period from the completion of the IPO through December 31, 2018. The Elanco Bonus Plan for 2018 was designed to reward the achievement of Elanco's financial goals, innovation objectives and contributions to Lilly's overall financial success for the year. The bonus is based on four areas that are measured relative to internal targets: Elanco revenue, Elanco operating margin, Elanco innovation progress and Lilly corporate objectives as measured under the Lilly Bonus Plan (referred to as the Lilly Bonus Plan Multiple).

        Mr. Kinard also participated in the Lilly Bonus Plan through April 2018 after which he participated in the Elanco Bonus Plan. Mr. Montarce participated in the Elanco Bonus Plan through October 2018, at which time he stepped down from service as Elanco's Acting CFO to return to Lilly, after which he participated in the Lilly Bonus Plan. The Lilly Bonus Plan is designed to reward the achievement of Lilly's financial goals and innovation objectives. The bonus is based on three areas that are measured relative to internal targets: Lilly revenue, Lilly EPS and Lilly innovation progress.

        Elanco and Lilly performance goals under the Elanco Bonus Plan and the Lilly Bonus Plan and individual bonus targets are set at the beginning of each year. Actual payout can range from 0% to 200% of an individual's bonus target. Performance targets and the assessment of the relative weighting for each objective is based upon annual operating plans with a threshold, target and maximum set for each objective (with straight line interpolation for achievement between relevant levels). The 2018 weightings were as follows:

  Elanco Bonus Plan

Elanco Goals	Weighting
Elanco revenue performance	25%
Elanco operating margin performance	25%
Elanco innovation progress	25%
Lilly Bonus Plan Multiple	25%

        Based on this weighting, the Elanco Bonus Plan multiple is calculated as follows:

(0.25 × revenue multiple) + (0.25 × operating margin multiple) + (0.25 × innovation multiple) +
(0.25 × Lilly Bonus Plan Multiple) = Elanco Bonus Plan multiple

        The annual Elanco Bonus Plan payout for each individual is calculated as follows:

Elanco Bonus Plan multiple × individual bonus target × base salary earnings = payout

  Lilly Bonus Plan

Lilly Goals	Weighting
Lilly revenue performance	25%
Lilly EPS performance	50%
Lilly innovation progress	25%

        Based on this weighting, the Lilly Bonus Plan multiple is calculated as follows:

(0.25 × revenue multiple) + (0.50 × EPS multiple) + (0.25 × innovation multiple)
= Lilly Bonus Plan multiple

        The annual Lilly Bonus Plan payout for each individual is calculated as follows:

Lilly Bonus Plan multiple × individual bonus target × base salary earnings = payout

        For Mr. Simmons, who was a Lilly executive officer prior to the IPO, the annual bonus was subject to the terms of the Lilly Executive Officer Incentive Plan (EOIP). Under the EOIP, the maximum annual cash bonus allowable is calculated based on Lilly's non-GAAP net income for the year. For Mr. Simmons, the maximum amount for 2018 was 0.15% of non-GAAP net income, which would only apply for the portion of the year during which he was a Lilly executive officer. None of the Lilly executive officers, which included Mr. Simmons prior to the IPO, receive an annual cash bonus payment unless Lilly has positive non-GAAP net income for the year.

        Under the EOIP, once the maximum payout for Mr. Simmons has been determined, the Lilly compensation committee has the discretion to reduce (but not increase) the amount to be paid. In exercising this discretion, the committee's intent is to award the lesser of (i) the bonus Mr. Simmons would have received under the Elanco Bonus Plan or (ii) the EOIP maximum payout. Accordingly, for 2018, the Lilly compensation committee, in its discretion, reduced Mr. Simmons' bonus payout under the EOIP to a level that was based entirely on Elanco performance, which was pro-rated for the period prior to the IPO during which he was a Lilly executive officer. For detail regarding Elanco Bonus Plan payouts before and after the IPO, see "2018 Compensation Payouts—Elanco Bonus Plan" beginning on page 200.

3.
Equity Incentives

        Lilly primarily grants two types of equity incentives to executives and certain other employees during its annual cycle—Lilly PAs and Lilly SVAs. Lilly PAs are designed to focus leaders on multi-year operational performance relative to peer companies. Lilly SVAs align earned compensation with long-term growth in Lilly shareholder value. The Lilly compensation committee has the discretion to adjust downward (but not upward) any equity award payout, including Lilly executive officer's payout from the amount yielded by the applicable formula.

        Executive Officer PAs and Executive Officer SVAs are awarded to Lilly executive officers, which included Mr. Simmons prior to the IPO. The Elanco equity awards granted to the Named Executive Officers following the IPO are described under "Elanco Compensation Program" below.

        In connection with the Split-Off, all then-unvested Lilly equity awards held by the Named Executive Officers (other than Mr. Montarce, who will remain employed by Lilly) were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off. See "2019 Compensation" beginning on page 207.

  Performance Awards (Lilly PAs and Executive Officer PAs)

        Messrs. Kinard, Montarce, and Urbanek received Lilly PAs that vest over two years. Potential Lilly shares are based on achieving Lilly EPS growth targets over a two-year performance period. The growth-rate targets are set relative to the median expected EPS growth for Lilly's peer group. These awards do not accumulate dividends.

        Lilly executive officers, including Mr. Simmons, received the Executive Officer PAs, which use the same two-year EPS growth-rate targets as the Lilly PAs for determining the number of Lilly shares; however, the performance period is followed by an additional thirteen-month service-vesting period during which the award is held in the form of Lilly restricted stock units. Executive officers accumulate dividend equivalent units during the thirteen-month service vesting period which are paid upon the vesting of the underlying award.

        The Lilly compensation committee believes EPS growth is an effective measure of operational performance because it is closely linked to shareholder value, is broadly communicated to the public, is easily understood by its employees and allows for objective comparisons to its peer group performance. Consistent with its compensation objectives, Lilly company performance exceeding the expected peer group median results in above-target payouts, while Lilly company performance lagging the expected peer group median results in below-target payouts. Possible payouts range from 0% to 150% of the target, depending on Lilly EPS growth over the performance period.

  Shareholder Value Awards (Lilly SVAs and Executive Officer SVAs)

        Messrs. Kinard, Montarce and Urbanek received Lilly SVAs. These awards are based on Lilly's share price appreciation over a three-year performance period. Lilly SVAs pay above target if Lilly's stock outperforms an expected rate of return and below target if Lilly's stock underperforms that expected rate of return. The expected rate of return is based on the three-year TSR that a reasonable investor would consider appropriate when investing in a basket of large-cap U.S. companies, as determined by the Lilly compensation committee. The minimum price to achieve target is calculated by multiplying the starting share price of Lilly's stock by the three-year compounded expected rate of return less Lilly's dividend yield.

        Lilly executive officers, including Mr. Simmons, received Executive Officer SVAs. These awards are the same as Lilly SVAs except executive officers receive no payout if Lilly's TSR for the three-year period is zero or negative, and a modifier based on Lilly's three-year cumulative TSR relative to its peer companies' median TSR performance will be applied to payouts. If Lilly's TSR is above the median of Lilly's peers, the payout is increased by 1% for every percentage point that Lilly's TSR exceeds the median (up to a maximum of 20%). Likewise, if Lilly's TSR is below the median, the payout will be reduced by up to a maximum of 20%. Adding the relative TSR modifier to the Executive Officer SVAs helps ensure Lilly executive officers' rewards align with shareholder experience while also rewarding strong performance relative to Elanco's peer group.

  2018 Compensation

  Setting Target Compensation

        The Named Executive Officers' 2017 compensation and 2018 compensation through September 19, 2018 were approved by Lilly's compensation committee or management, as applicable, for the periods that such persons were employed by Lilly. The Named Executive Officers' compensation from September 20, 2018 through December 31, 2018 was approved by the Elanco board, except for Mr. Young, who joined Elanco on November 1, 2018 and whose compensation was approved by the Elanco compensation committee.

        The actual compensation received in 2018 is summarized in "2018 Compensation Payouts" beginning on page 199.

  Base Salary

        The following table includes the actual annual salary earned by the Named Executive Officers in 2017 and 2018, as reflected in the Summary Compensation Table in the section entitled "Executive Compensation Tables" below.

Name	2017 Annual Base Salary	2018 Annual Base Salary
Mr. Simmons	$688,118	$775,185	(1)
Mr. Young	N/A	$91,667
Ms. Lin	N/A	$500,556	(1)
Mr. Urbanek	$297,174	$381,885	(1)
Mr. Kinard	$405,632	$420,972	(1)
Mr. Jensen	N/A	$390,345
Mr. Montarce	$280,673	$335,175

(1)
Represents a blend of salary prior to the IPO and a salary increase in connection with the IPO. See "Elanco Compensation Program" beginning on page 204.

  Annual Cash Bonus Targets

        Bonus targets for 2017 and 2018 are shown in the table below as a percentage of the Named Executive Officer's actual base salary earnings. Elanco continued the existing Elanco Bonus Plan for all of the Named Executive Officers for the period from the completion of the IPO through December 31, 2018 and the Elanco board adjusted bonus targets for certain of the Named Executive Officers for that period.

Name	2017 Bonus Target(1)	Pre-IPO 2018 Bonus Target	Post-IPO 2018 Bonus Target	Weighted 2018 Bonus Target(2)
Mr. Simmons	80%	80%	120%	91%
Mr. Young	N/A	N/A	70%	70%
Ms. Lin	N/A	55%	60%	56%
Mr. Urbanek	35%	45%	60%	49%
Mr. Kinard	45%	45%	60%	49%
Mr. Jensen	N/A	70%	70%	70%
Mr. Montarce	34%	40%	40%	40%

(1)
The 2017 bonus targets for Messrs. Montarce and Urbanek are a weighted average resulted from changes in positions held during the year.

(2)
The 2018 bonus targets for Ms. Lin and Messrs. Simmons, Urbanek, and Kinard represent a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board in connection with the IPO. For additional detail, see "Elanco Compensation Program" beginning on page 204.

  Lilly Equity Program—Target Grant Values

        For 2018 pre-IPO equity grants, Lilly set the total target value for Messrs. Simmons, Urbanek, Kinard and Montarce based on internal pay equity, Lilly and Elanco (as applicable) performance, individual performance and Lilly peer group data (as applicable). Mr. Simmons had 60% of his equity target allocated to Executive Officer SVAs and 40% to Executive Officer PAs. Messrs. Urbanek, Kinard and Montarce had 50% of their equity allocated to Lilly SVAs and 50% to Lilly PAs. Total target values for the 2017 and 2018 equity grants to the applicable Named Executive Officers were as follows:

Name	2017 Annual Equity Grant	2018 Annual Equity Grant(1)
Mr. Simmons	$2,000,000	$1,200,000
Mr. Young	N/A	N/A
Ms. Lin	N/A	N/A
Mr. Urbanek	$80,000	$500,000
Mr. Kinard	$415,000	$400,000
Mr. Jensen	N/A	N/A
Mr. Montarce	$90,000	$300,000

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for an annual Lilly equity grant since they were not active employees on January 1, 2018.

  Performance Goals for 2018 Lilly Incentive Programs

  Annual Bonus Goals

        Performance targets for the Elanco Bonus Plan and the Lilly Bonus Plan were based on the 2018 operating plan for each of Elanco and Lilly, respectively. These targets are described below under "2018 Compensation Payouts."

  Performance Award (Lilly PAs and Executive Officer PAs)

        In February 2018, the Lilly compensation committee established a cumulative, compounded two-year Lilly EPS growth target of 8.1% per year for the 2018-2019 performance period, based on investment analysts' growth estimates for Lilly's peer group companies at that time. Payouts for the 2018-2019 Lilly PAs and 2018-2020 Executive Officer PAs range from 0% to 150% of the target, as illustrated below:

  Shareholder Value Award (Lilly SVAs and Executive Officer SVAs)

        For purposes of establishing the Lilly stock price target for the 2018-2020 Lilly SVAs, the starting price was $84.70 per share, the average Lilly closing stock price for all trading days in November and December 2017. The Lilly target share price was established using the expected annual rate of return for large-cap companies (8%), less an assumed Lilly dividend yield of 2.66%. To determine payouts, the ending price will be the average of the closing prices of Lilly stock for all trading days in November and December 2020.

  Lilly SVA

        Messrs. Kinard, Montarce and Urbanek received Lilly SVAs with the possible payouts on share price ranges illustrated in the grid below:

Ending Stock Price	Less than $42.35	$42.35 to $88.19	$88.20 to $99.01	$99.02 to $109.83	$109.84 to $120.65	Greater than $120.65
Compounded Annual Share Price Growth Rate (excluding dividends)	Less than (20.6)%	(20.6)% to 1.4%	1.4% to 5.3%	5.3% to 9.0%	9.1% to 12.5%	Greater than 12.5%
Percent of Target	0%	50%	75%	100%	125%	150%

  Executive Officer SVA

        The Executive Officer SVA is designed to deliver no payout if the total shareholder return (including projected dividends) is zero or negative. Mr. Simmons received Executive Officer SVAs with payouts based on share price ranges illustrated in the grid below:

Ending Stock Price	Less than $77.38	$77.38 to $88.19	$88.20 to $99.01	$99.02 to $109.83	$109.84 to $120.65	Greater than $120.65
Compounded Annual Share Price Growth Rate (excluding dividends)	Less than (3.0)%	(3.0)% to 1.4%	1.4% to 5.3%	5.3% to 9.0%	9.1% to 12.5%	Greater than 12.5%
Percent of Target	0%	50%	75%	100%	125%	150%

        Mr. Simmons' Executive Officer SVAs are subject to a relative TSR modifier, as outlined in the grid below. The number of Lilly shares to be paid will increase or decrease by 1% for every percentage point Lilly's three-year TSR deviates from Lilly's peer group's median three-year TSR, capped at 20%.

  2018 Compensation Payouts

        The information in this section reflects the amounts paid to the Named Executive Officers under the Elanco Bonus Plan, Lilly Bonus Plan and in respect of Lilly equity awards granted in prior years for which the relevant performance period ended in 2018, as applicable.

  Elanco Performance

        In 2018, Elanco exceeded its annual operating margin by 0.1%; however, it missed its annual revenue target by 0.9%. Elanco made strong progress on its innovation goals, and ended with an innovation rating above target at 3.6. The two major approvals were Galliprant in the EU and Credelio in the U.S. In addition, Elanco made significant progress on its long-term strategic agenda, improving cost structure, reducing global headcount, rationalizing key assets and products and accelerating important pipeline projects. The 2018 results described below reflect Elanco's 2018 performance with respect to the Elanco Bonus Plan targets and are not presented on the same basis as, and are not directly comparable to, the combined financial results presented in this proxy statement/prospectus.

  Elanco Bonus Plan

        Elanco's performance compared to the 2018 targets for revenue, operating margin, innovation progress and the Lilly Company Bonus Multiple, as well as the resulting bonus multiple, is set forth below.

	2018 Elanco Target	2018 Elanco Results	Multiple
Revenue	$3.171B	$3.143B	0.85
Operating Margin	20.0%	20.2%	1.10
Innovation	3.00	3.60	1.30
Lilly Company Bonus Multiple			1.73
Resulting Elanco Bonus Multiple			1.24

        Elanco's 2018 innovation target was 3.0 on a scale of 1.0 to 5.0. Elanco's innovation multiple is comprised of the following factors: (i) achievement of product approvals, (ii) entrants into early and late stage development, (iii) adherence to approval timelines and (iv) a qualitative assessment by Elanco's head of R&D of overall performance. Based on the weighted outcomes of these factors, Elanco achieved a 3.60 score, which correlates to a 1.30 innovation multiple for use in the Elanco bonus calculation.

        When combined, the Elanco revenue, operating margin innovation and Lilly Corporate Bonus multiples yielded a 2018 Elanco Bonus Plan multiple of:

(0.25 × 0.85) + (0.25 × 1.10) + (0.25 × 1.30) + (0.25 × 1.73) = 1.24 bonus multiple

        The 2018 bonuses to be paid to the applicable Named Executive Officers under the Elanco Bonus Plan are as follows:

Name	2018 Bonus ($)
Mr. Simmons	$907,450	(2)
Mr. Young(1)	$79,567
Ms. Lin(1)	$350,552	(3)
Mr. Urbanek	$233,083	(3)
Mr. Kinard(1)	$180,180	(3)
Mr. Jensen(1)	$222,439
Mr. Montarce(1)	$138,404

(1)
Pro-rated based upon the actual time-period worked at Elanco.

(2)
Represents the sum of a pro-rated EOIP payout of $492,050 through September 19, 2018, which reflects the reduction of Mr. Simmons' bonus payout under the EOIP by the Lilly compensation committee, in its discretion, to a level that was based entirely on Elanco performance and that was pro-rated for the period prior to the IPO during which Mr. Simmons was a Lilly executive officer, and the Elanco Bonus Plan payout of $415,400 for the remainder of 2018. See "Annual Cash Bonus Targets" beginning on page 197.

(3)
Represents a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board in connection with the IPO.

  Lilly Performance

        In 2018, Lilly exceeded both its annual revenue and EPS targets. Lilly also made significant progress on its pipeline, meeting or exceeding all of its pipeline targets. Key pipeline highlights include first regulatory approval for Emgality, along with eleven other new approvals, indications or line extensions.

  Lilly Bonus Plan

        Lilly's performance compared to its 2018 targets for revenue, EPS and pipeline progress, as well as the resulting bonus multiple, is illustrated below.

	2018 Lilly Target	2018 Adjusted Results	Multiple
Revenue	$23.457B	$24.556B	1.48
EPS	$4.91	$5.49	2.00
Pipeline Score	3.00	3.90	1.45
Resulting Lilly Bonus Multiple			1.73

        Lilly's Science and Technology Committee assessed Lilly's progress toward achieving product pipeline goals based on the following factors: (i) achievement of product approvals, (ii) new chemical entity entrants into Phase 1 and Phase 3 clinical trials, (iii) new indication or line extension entrants into Phase 3 clinical trials, (iv) speed of development, (v) adherence to timelines and (vi) a qualitative assessment of overall performance. Based on the recommendation of the Science and Technology Committee, Lilly's compensation committee certified a pipeline score of 3.90, resulting in a pipeline multiple of 1.45.

        When combined, the Lilly revenue, EPS, and pipeline multiples yielded a 2018 Lilly Bonus Plan multiple of:

(0.25 × 1.48) + (0.50 × 2.00) + (0.25 × 1.45) = 1.73 bonus multiple

        The 2018 bonuses paid to Messrs. Montarce and Kinard under the Lilly Bonus Plan were as follows:

Name	2018 Bonus ($)
Mr. Kinard	$107,498
Mr. Montarce	$38,845

  Performance Awards (Lilly PAs and Executive Officer PAs)

        The target cumulative Lilly EPS for the 2017-2018 Lilly PAs and the 2017-2019 Executive Officer PAs was set in the first quarter of 2017, reflecting expected industry growth of 5.3% each year over the two-year performance period of 2017-2018. Lilly's actual annual EPS growth for the two-year period was 22.5%. This outcome was largely driven by volume growth from newer Lilly products.

        For the Named Executive Officers, the number of Lilly shares earned under the 2017-2018 Lilly PAs or, for Mr. Simmons, the 2017-2019 Executive Officer PAs, is set forth in the table below. Mr. Simmons' shares earned under the 2017-2019 Executive Officer PA are subject to an additional thirteen-month service-vesting period at Lilly or Elanco following vesting.

Name	Target Shares	Shares Earned
Mr. Simmons	10,878	16,317
Mr. Young(1)	N/A	N/A
Ms. Lin(1)	N/A	N/A
Mr. Urbanek	544	816
Mr. Kinard	2,822	4,233
Mr. Jensen(1)	N/A	N/A
Mr. Montarce	612	918

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for a 2017-2018 Lilly PA since they were not active Lilly employees on January 1, 2017.

  Shareholder Value Award (Lilly SVAs and Executive Offer SVAs)

        The target Lilly stock price range of $98.55 to $109.06 (17.7% to 30.2% stock price growth) for the 2016-2018 Lilly SVAs was set in 2016 based on a beginning Lilly stock price of $83.74, which was the average closing price for Lilly stock for all trading days in November and December 2015. The ending Lilly stock price of $112.38 represents a stock price growth of approximately 34.2% over the relevant three-year period. Lilly's performance compared to target for 2016-2018 Lilly SVAs is shown below.

        The performance multiple of 1.25 was modified for Mr. Simmons by the relative total shareholder return metric. The cumulative total shareholder return median for the Lilly peer group was 16.6%, and Lilly's total shareholder return over the same period was 44.9% as depicted on the chart below:

        Given this positive relative performance, the Executive Officer SVA payout multiple was increased by 20% making the final performance multiple a 1.50.

        The shares earned by the Named Executive Officers during 2018 under the 2016-2018 Lilly SVAs (Executive Officer SVAs for Mr. Simmons) were as follows:

Name	Target Shares	Shares Paid Out
Mr. Simmons	29,190	43,785
Mr. Young(1)	N/A	N/A
Ms. Lin(1)	N/A	N/A
Mr. Urbanek	819	1,024
Mr. Kinard	3,854	4,818
Mr. Jensen(1)	N/A	N/A
Mr. Montarce	1,012	1,265

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for a 2016-2018 Lilly SVA grant since they were not active Lilly employees on January 1, 2016.

  Other Lilly Compensation Practices and Information

  Lilly Employee Benefits

        Lilly offers core employee benefits coverage to:

  •
  provide the Lilly workforce with a reasonable level of financial support in the event of illness or injury;

  •
  provide post-retirement income; and

  •
  enhance productivity and job satisfaction through benefit programs that focus on overall well-being.

        The benefits that were available to the Named Executive Officers during their employment with Lilly were generally the same as those available to all U.S. Lilly employees and included medical and dental insurance, disability insurance and life insurance. In addition, The Lilly Employee 401(k) plan ("Lilly 401(k) Plan") and The Lilly Retirement Plan provide U.S. Lilly employees a reasonable level of retirement income reflecting employees' careers with Lilly.

        To the extent that any Lilly employee's retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, Lilly also offers a nonqualified pension plan and a nonqualified savings plan. The Named Executive Officers participated in these nonqualified plans in 2018. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. Lilly employees. The cost of Lilly employee benefits is partially borne by the employee, which included the Named Executive Officers who received Lilly employee benefits.

  The Lilly Deferred Compensation Plan

        Lilly executive officers, which, prior to the IPO, included Mr. Simmons, may defer receipt of all or part of their cash compensation. Other U.S. Lilly executives may defer receipt of all or part of their cash bonus under The Lilly Deferred Compensation Plan, which allows participants to save for retirement in a tax-effective way at minimal cost to Lilly. Under this unfunded plan, amounts deferred by the participant are credited at an interest rate of 120% of the applicable federal long-term rate, as described in more detail following the "Nonqualified Deferred Compensation in 2018" table.

  Elanco Compensation Program

        The following section describes Elanco's current compensation program, which continues to be developed by the Elanco compensation committee.

  Elanco Compensation Committee

        Elanco's compensation committee determines and approves executive officer compensation and provides oversight of Elanco's compensation philosophy. The Elanco compensation committee will annually review and evaluate Elanco's executive compensation plans and programs to ensure they are aligned with its compensation philosophy. The Elanco compensation committee determined to generally maintain Lilly's compensation philosophy through the Split-Off and anticipates reviewing its philosophy and pay programs following the Split-Off.

  Elanco Peer Group

        Based on the advice of Willis Towers Watson, the compensation consultant engaged by Lilly management to provide advice on the Elanco peer group in connection with the IPO, the following group of 18 companies were identified as Elanco's "core" peers:

Agilent Technologies	Endo International	PerkinElmer
Alexion Pharmaceuticals	Hologic	Perrigo Company
Boston Scientific	IDEXX Laboratories	Steris
Catalent	Jazz Pharmaceuticals	Varian Medical Systems
DENTSPLY SIRONA	Mallinckrodt	West Pharmaceutical Services
Edwards Lifesciences	OPKO Health	Zoetis

        To determine the elements of Elanco's compensation programs for its Named Executive Officers, the Elanco board approved compensation packages derived from following benchmarks, among others:

  •
  Proxy statement data for the "core" peer group as disclosed in each company's prior year compensation discussion and analysis and executive compensation tables; and

  •
  Survey data from similarly-sized companies within the life sciences industry, in particular, from the Willis Towers Watson survey that encompassed life-science companies with annual revenues of less than or equal to $20 billion.

        The Elanco compensation committee expects to periodically review the peer group and make adjustments to its size and composition, when appropriate, within its discretion.

  Compensation Arrangements

        In connection with the IPO, the Elanco board approved new pay packages for each of Messrs. Simmons, Urbanek, Kinard and Ms. Lin. Mr. Jensen's pay package was not modified as he joined Elanco in March 2018 and began a medical leave on or about August 1, 2018. Mr. Jensen did not return to his position with Elanco following his medical leave. Following his death on December 14, 2018, Mr. Jensen's estate received benefits pursuant to the terms of his employment arrangement with Elanco (see "Payments Upon Termination or Change in Control (as of December 31, 2018)" beginning on page 217).

        Mr. Montarce was named Acting Chief Financial Officer from August 1, 2018 through October 31, 2018, during which time his pay package also did not change. As of November 1, 2018, Mr. Montarce returned to his position at Lilly and received a one-time cash award of $200,000 from Lilly in connection with the transition to his new role. Mr. Young's compensation was determined by the Elanco compensation committee in connection with his hiring on November 1, 2018.

        The following pay packages of the Named Executive Officers were developed based on the experience profile of the executive and competitive positioning against peer group benchmarking as described above. All of the Named Executive Officers' compensation packages reflect the consideration of benchmarking data from the Willis Towers Watson life sciences survey regressed for relative company size, and the compensation package for Mr. Simmons was also benchmarked against the compensation of the 18 core peer companies listed above.

Mr. Simmons:	As the President and Chief Executive Officer, Mr. Simmons receives $1,000,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 120% of base salary.
Mr. Young:	As the Chief Financial Officer, Mr. Young receives $550,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 70% of base salary. Mr. Young received a one-time cash payment of $200,000 less applicable taxes upon starting his Elanco employment. He also received a one-time equity award of $300,000 in December 2018 in connection with joining Elanco.
Ms. Lin:	As the Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing, Ms. Lin receives $530,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary. Ms. Lin received a one-time cash payment of $500,000 less applicable taxes upon starting her Elanco employment. She also received a one-time equity award of $900,000 in February 2018 in connection with joining Elanco.
Mr. Urbanek:	As the Executive Vice President, Manufacturing and Quality, Mr. Urbanek receives $385,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary.
Mr. Kinard:	As the Executive Vice President, Human Resources, Mr. Kinard receives $430,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary.
Mr. Montarce:	Mr. Montarce receives $336,810 in base salary and participates in an annual cash incentive program with a target of 40%. Mr. Montarce's compensation was not adjusted during the time he served as Acting Chief Financial Officer of Elanco.

  2018 Founders Awards

        Elanco Named Executive Officers, except Messrs. Montarce and Young, received a Founders Award on October 20, 2018. The Founders' Awards were allocated evenly (based on grant date fair value) between Elanco RSUs and Elanco Options that each vest on that date that is three years after the grant date, subject to continued service. The number of shares granted are as set forth below:

Name	Elanco RSUs	Elanco Options
Mr. Simmons	36,287	109,642
Ms. Lin	6,979	21,086
Mr. Urbanek	6,979	21,086
Mr. Kinard	6,979	21,086
Mr. Jensen	19,449	58,766

  Stock Ownership and Holding Requirements

        Elanco's board of directors has adopted equity ownership requirements for executive officers, which require the Chief Executive Officer of Elanco to hold the number of shares of Elanco common stock equal to six times (6x) his or her base salary and other officers to hold the number of shares of Elanco common stock equal to three times (3x) their base salaries. All Named Executive Offers were compliant with the annual award share retention guideline, which requires the retention of 50% of all equity awards until their stock ownership requirements are satisfied, as they each build toward their respective ownership requirements. Mr. Montarce has a holding requirement of 5,000 Lilly shares under the Lilly share ownership and retention guidelines and he was compliant with the Lilly share retention guideline as he built toward his respective ownership requirement.

  Hedging/Pledging Policy

        Elanco's compensation committee adopted a hedging and pledging policy under which the non-employee directors and employees are not permitted to hedge their economic exposures to Elanco stock through short sales or derivative transactions. Non-employee directors and all members of senior management are prohibited from pledging any Elanco stock (i.e., using Elanco stock as collateral for a loan or trading shares on margin).

  Executive Compensation Recovery Policy

        All Elanco incentive awards generally are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Elanco compensation committee has adopted an Elanco executive compensation recovery policy that gives the Elanco compensation committee broad discretion to claw back Elanco incentive payouts from any member of Elanco senior management, which includes the Named Executive Officers, whose misconduct results in a material violation of law or company policy that causes significant harm to Elanco or who fails in his or her supervisory responsibility to prevent such misconduct by others. The Elanco recovery policy covers any Elanco incentive compensation awarded or paid to an employee at a time when he or she is a member of Elanco senior management. Subsequent changes in status, including retirement or termination of employment, do not affect Elanco's rights to recover compensation under the policy. Recoveries under the Elanco plan can extend back as far as three years.

  2019 Compensation

        The Elanco compensation committee approved the continuance of the existing Elanco Bonus Plan for all of the Named Executive Officers for the period from the completion of the IPO through December 31, 2018. The compensation committee subsequently adopted a new Elanco Bonus Plan for 2019 that includes three measures: Revenue (30%), EBIT (40%) and progress of the innovation pipeline (30%).

        Lilly equity awards previously granted to the Named Executive Officers continued to vest in accordance with their terms, with their service to Elanco counting as service to Lilly for all purposes until the Split-Off. Upon the Split-Off, unvested Lilly equity awards terminated in accordance with their terms for no consideration paid to the Named Executive Officers (other than Mr. Montarce, who remains employed by Lilly). The Elanco compensation committee authorized the issuance of Elanco equity awards of similar value and duration subject to the requirements of applicable law and the terms of the 2018 Elanco Stock Plan and applicable award agreements.

        Elanco provides retirement income to eligible employees, which includes the Named Executive Officers, through The Elanco 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and Elanco provides matching contributions on employees' contributions up to 6% of base salary up to IRS limits. In addition, Elanco provides a non-elective contribution in the amount of 3% of base salary, pending active employment on December 31 of each year. The employee contributions, Elanco contributions and earnings thereon are paid out in accordance with elections made by the participant under the terms and conditions of the Plan.

        Neither Elanco nor its subsidiaries sponsor (1) a defined benefit retirement plan for U.S. employees, however, eligible employees may receive transition service credit for vesting and eligibility purposes under certain retirement plans sponsored by Eli Lilly and Company or (2) a nonqualified deferred compensation plan or (3) a nonqualified savings plan.

  Executive Compensation Tables

        All amounts included in the tables below represent compensation paid to or earned by the applicable Named Executive Officers for 2018 or the year indicated in the applicable table. Ms. Lin and Messrs. Young and Jensen joined Elanco in 2018 and therefore do not have any compensation from Lilly in 2017.

  Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Jeffrey Simmons	2018	$775,185	$0	$2,530,654	$1,119,445	$907,450	$0	$46,511	$5,379,245
President and Chief Executive Officer	2017	$688,118	$0	$2,400,000	$0	$379,841	$1,261,845	$41,287	$4,771,091
Todd Young	2018	$91,667	$200,000	$300,032	$0	$79,567	$1,102	$8,285	$680,653
Executive Vice President and Chief Financial Officer	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Sarena Lin	2018	$500,556	$500,000	$1,115,384	$215,288	$350,552	$5,742	$171,338	$2,858,860
Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
David Urbanek	2018	$381,885	$0	$825,302	$215,288	$233,083	$202,856	$22,913	$1,881,328
Executive Vice President, Manufacturing and Quality	2017	$297,174	$0	$300,040	$0	$76,887	$333,402	$17,830	$1,025,333
David Kinard	2018	$420,972	$0	$703,302	$215,288	$180,180	$0	$25,258	$1,652,499
Executive Vice President, Human Resources	2017	$405,632	$0	$518,750	$0	$244,596	$379,379	$24,338	$1,572,696
Christopher Jensen	2018	$390,345	$200,000	$600,002	$600,001	$222,439	$7,135	$75,676	$2,095,597
Former Chief Financial Officer	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Lucas Montarce	2018	$335,175	$200,000	$616,019	$0	$138,404	$5,5674	$20,111	$1,354,228
Former Acting Chief Financial Officer	2017	$280,673	$0	$112,500	$0	$83,976	$24,896	$16,200	$518,245

(1)
Ms. Lin and Messrs. Young and Jensen received one-time cash bonus payments of $500,000, $200,000 and $200,000, respectively, as part of their employment offers. Mr. Montarce received a one-time cash bonus payment of $200,000 from Lilly in connection with his transition from Elanco to his new role at Lilly as of November 1, 2018.

(2)
This column shows the grant date fair value of the Lilly PAs, Executive Officer PAs, Lilly SVAs, Executive Officer SVAs, Lilly RSUs and Elanco RSUs, as applicable, awarded to the Named Executive Officers in 2017 and 2018 computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date and the assumptions in Note 13: Stock-Based Compensation to Elanco's consolidated and combined financial statements included elsewhere in this proxy statement/prospectus, "Note 11: Stock-Based Compensation" footnote to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by Lilly on February 19, 2019, and "Note 11—Stock Based Compensation" footnote to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by Lilly on February 20, 2018. The grant date fair value for the Lilly PAs, Executive Officer PAs, Lilly SVAs and Executive Officer SVAs included in the "Stock Awards" column are based on the probable payout outcome anticipated at the time of grant, which for the Lilly PAs and Executive Officer PAs was at 144% of target and for the Lilly SVAs and Executive Officer SVAs was target value.

The "Stock Awards" column also includes one-time Lilly RSU and Elanco RSU awards as follows:

•
Ms. Lin received a Lilly Restricted Stock Unit award, which was granted on February 1, 2018 with a grant date fair value of $900,082. She received this as a one-time award to partially offset compensation forfeited from a previous employer. One-third of her grant is scheduled vest on February 1, 2019, one-third on February 1, 2020 and the remaining one-third on February 1, 2021.

•
Mr. Young received an Elanco Restricted Stock Unit award, which was granted on December 3, 2018 with a grant date fair value of $300,032. He received this as a one-time award to partially offset compensation forfeited from a previous employer. One-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

•
Mr. Montarce received a Lilly Restricted Stock Unit award, which was granted on May 1, 2018 with a grant date fair value of $250,019. He received this award in recognition of his contributions to Lilly and to help secure his services as vice president, CFO Lilly International through May 2023. One-third of his grant will vest on May 1, 2021 and the remaining two-thirds will vest on May 1, 2023.

These one-time restricted stock unit awards will be forfeited if Ms. Lin or Messrs. Young or Montarce terminate employment with Lilly or Elanco, as applicable, prior to the vesting dates, other than the event of certain qualifying terminations.

  The "Stock Awards" column also includes Founders' Award Elanco RSUs for Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen. These awards were granted after the IPO on October 20, 2018, which will vest on October 20, 2021. The grant date fair values were $1,119,454 for Mr. Simmons and $215,302 for Ms. Lin and Messrs. Urbanek and Kinard.

  The supplemental table below shows the total target grant date fair values of the annual equity awards approved by the Lilly compensation committee for Mr. Simmons and approved by Lilly management for the remaining Named Executive Officers, as applicable:

Name	2017 Total Equity	2018 Total Equity
Mr. Simmons	$2,000,000	$1,200,000
Mr. Young*	N/A	N/A
Ms. Lin*	N/A	N/A
Mr. Urbanek	$80,000	$500,000
Mr. Kinard	$415,000	$400,000
Mr. Jensen*	N/A	N/A
Mr. Montarce	$90,000	$300,000

*
Ms. Lin and Messrs. Young and Jensen were not eligible for an annual Lilly equity grant since they were not active employees of Lilly on January 1, 2018.

  The table below shows the minimum, target and maximum payouts (using the grant date fair value) for the 2018-2019 Lilly PAs (2018-2020 Executive Officer PA for Mr. Simmons) included in this column of the "Summary Compensation Table."

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Mr. Simmons	January 2021	$0	$480,000	$720,000
Mr. Urbanek	January 2020	$0	$250,000	$375,000
Mr. Kinard	January 2020	$0	$200,000	$300,000
Mr. Montarce	January 2020	$0	$150,000	$225,000

  The table below shows the minimum, target and maximum payouts (using the grant date fair value) for the 2018-2020 Lilly SVAs (2018-2020 Executive Officer SVAs for Mr. Simmons) included in this column of the "Summary Compensation Table."

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Mr. Simmons	January 2021	$0	$720,000	$1,296,000
Mr. Urbanek	January 2021	$0	$250,000	$375,000
Mr. Kinard	January 2021	$0	$200,000	$300,000
Mr. Montarce	January 2021	$0	$150,000	$225,000
(3)
The "Option Awards" column includes Founders' Awards of Elanco options for Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen. These nonqualified stock option awards were granted after the IPO on October 20, 2018. Generally, they vest on the third anniversary of the grant date, followed by a seven-year exercise period, except for Mr. Jensen whose option award immediately vested upon his death on December 14, 2018 and expired on March 14, 2019. The grant date fair values were $1,119,445 for Mr. Simmons, $600,001 for Mr. Jensen and $215,288 for Ms. Lin and Messrs. Urbanek and Kinard.

(4)
This column shows payments under the Elanco Bonus Plan and/or the Lilly Bonus Plan for performance in 2018. See "—2018 Compensation Payouts" beginning on page 199 for details on 2018 payouts for the Named Executive Officers under the applicable cash bonus plan.

(5)
The amounts in this column reflect the change in Lilly pension value, calculated by Lilly's actuary, and are affected by additional service accruals and pay earned, as well as actuarial assumption changes. The 2018 change in pension values was driven to a large extent by a higher discount rate which decreased the net present value of the applicable Named Executive Officers' pension. The design of the pension benefit did not change. See "—Pension Benefits" beginning on page 214 for information about the actuarial assumptions used. None of the Named Executive Officers received any preferential or above-market earnings on deferred compensation.

(6)
The amounts in this column consist solely of Lilly matching contributions for each individual's 401(k) plan and nonqualified savings plan contributions. There were no reportable perquisites, personal benefits or tax reimbursements or gross-ups paid to any of the Named Executive Officers for 2018.

  Grants of Plan-Based Awards During 2018

        The following table reflects grants of plan-based awards described in the CD&A under each of the following plans: the Elanco Bonus Plan and Lilly Bonus Plan (each plan is a non-equity incentive plan), the 2002 Lilly Stock Plan (which provides for the grant of performance awards (PAs)), shareholder value awards (SVAs), restricted stock units (RSUs) and the 2018 Elanco Stock Plan. To receive a payout under the Lilly PAs, Executive Officer PAs, Lilly SVAs or Executive Officer SVAs, a participant must remain employed with Lilly through the end of the relevant award period (except in the case of death, disability, retirement or redundancy). No dividends accrue on either performance awards or shareholder value awards during the performance period. For the Executive Officer PAs, dividend equivalents units accrue during the thirteen-month service-vesting period (following the two-year performance period) and are paid upon vesting. In connection with the Split-Off, all then-unvested Lilly equity awards held by the Named Executive Officers (other than Mr. Montarce, who will remain employed by Lilly) were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

										All Other Stock Awards: Number of Shares of Stock or Units (#)
			Lilly/ Elanco compensation committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options
												Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(9)
Name	Award	Grant Date(2)	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Simmons	Elanco Bonus Plan			$182,954	$731,815	$1,463,629
	2018 - 2020 Executive Officer PAs(3)	2/9/2018	12/11/2017				3,351	6,701	10,052				$691,200
	2018 - 2020 Executive Officer SVAs(4)	2/9/2018	12/11/2017				6,988	17,471	31,448				$720,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							36,287			$1,119,454
	Elanco Options(5)	10/20/2018	9/5/2018								109,642	$31.61	$1,119,445
Mr. Young	Elanco Bonus Plan			$16,042	$64,167	$128,333
	Elanco RSUs(6)	12/3/2018	11/12/2018							8,983			$300,032
Ms. Lin	Elanco Bonus Plan			$70,676	$282,703	$565,407
	Lilly RSU(7)	2/1/2018	N/A							10,922			$900,082
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Urbanek	Elanco Bonus Plan			$46,993	$187,970	$375,940
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,745	3,490	5,235				$360,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				2,442	4,883	7,325				$250,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Kinard	Elanco Bonus Plan			$36,327	$145,306	$290,612
	Lilly Bonus Plan			$15,534	$62,138	$124,275
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,396	2,792	4,188				$288,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				1,953	3,906	5,859				$200,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Jensen	Elanco Bonus Plan			$44,847	$179,386	$358,772
	Elanco RSUs(5)	10/20/2018	9/5/2018							19,449			$600,002
	Elanco Options(5)	10/20/2018	9/5/2018								58,766	$31.61	$600,001
Mr. Montarce	Elanco Bonus Plan			$27,904	$111,616	$223,232
	Lilly Bonus Plan			$5,614	$22,454	$44,908
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,047	2,094	3,141				$216,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				1,465	2,930	4,395				$150,000
	Lilly RSU(8)	5/1/2018	N/A							3,162			$250,019

(1)
These columns show the threshold, target and maximum payouts for performance under the Elanco Bonus Plan and/or Lilly Bonus Plan. Bonus payouts range from 0% to 200% of target. The threshold, target and maximum amounts represents a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board or compensation committee, as applicable, in connection with the IPO.

(2)
To assure grant timing is not manipulated for employee gain, the annual grant date for Lilly awards is established in advance by the Lilly compensation committee. Lilly equity awards to new hires and other off-cycle grants are generally effective on the first trading day of the following month.

(3)
This row shows the possible payouts for 2018-2019 Lilly PAs and the 2018-2020 Executive Officer PAs, ranging from 0% to 150% of target. The Lilly PAs, to the extent earned and vested, will pay out in January 2020, and the Executive Officer PAs, to the extent earned and vested, will pay out in January 2021. The grant date fair value of the Lilly PAs and Executive Officer PAs is based on the probable payout outcome at the time of grant, which assumes payout at 144% of target value. The target and maximum values are listed for these awards in Note 2 to the Summary Compensation Table, above. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration of the forfeited awards following the Split-Off.

(4)
This row shows the range of payouts for 2018-2020 Lilly SVAs and the 2018-2020 Executive Officer SVAs. These shareholder value awards will pay out in January 2021, with payouts for the 2018-2020 Lilly SVAs ranging from 0% to 150% and the payouts for the 2018-2020 Executive Officer SVAs ranging from 0% to 180% of target. Lilly measures the fair value of Lilly SVAs and the Executive Officer SVA awards on the grant date using a Monte Carlo simulation model. The grant date fair value of these shareholder value awards is based on the probable payout outcome at the time of grant, which assumes payout at the target value. The target and maximum values are listed for these awards in Note 2 to the Summary Compensation Table, above. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(5)
Following the IPO, Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen received a Founder's Award in the form of 50% Elanco Options and 50% Elanco RSUs. Generally, the Elanco Options will vest in three years, followed by a seven-year exercise period and the Elanco RSUs will vest on October 20, 2021, except for Mr. Jensen, whose Founders' Awards accelerated upon his death.

(6)
The Elanco RSU represents a one-time award to partially offset compensation forfeited from a previous employer. Mr. Young was granted the award on December 3, 2018; one-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

(7)
The Lilly RSU represents a one-time award to partially offset compensation forfeited from a previous employer. Ms. Lin was granted on February 1, 2018; one-third of this grant will vest on February 1, 2019, one-third will vest on February 1, 2020 and the remaining one-third will vest on February 1, 2021. In connection with the Split-Off, the then-unvested portion of this award were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(8)
The Lilly RSU represents the award Mr. Montarce received in recognition of his contributions to Eli Lilly and Company and to help secure his services through May 2023. The award was granted on May 1, 2018; one-third of this grant will vest on May 1, 2021, and the remaining two-thirds will vest on May 1, 2023. The grant date fair value of the award was $250,019.

(9)
This column shows the grant date fair value of the Lilly PAs, Executive Officer PAs, Lilly SVAs and Executive Officer SVAs computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date as well as the grant date fair value of the Lilly RSU and Elanco RSU awards granted to Ms. Lin and Messrs. Young and Montarce. See notes 3 through 8 to this table.

  Outstanding Lilly and Elanco Equity Awards at December 31, 2018

        The 2018 Elanco closing stock price of $31.53 and the Lilly closing stock price of $115.72 were used to calculate the values in the table below.

		Option Awards						Stock Awards
Name	Award	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Simmons	2018 - 2020 Executive Officer SVA										31,448	(1)	$3,639,163
	2017 - 2019 Executive Officer SVA										33,074	(2)	$3,827,323
	2018 - 2020 Executive Officer PA										10,052	(3)	$1,163,217
	2017 - 2019 Executive Officer PA							16,317	(4)	$1,888,203
	2016 - 2018 Executive Officer PA							11,111	(5)	$1,285,765
	Elanco RSUs							36,287	(6)	$1,144,129
	Elanco Options			109,642	(7)	$31.61	10/20/2028
Mr. Young	Elanco RSUs							8,983	(8)	$283,234
Ms. Lin	Lilly RSUs							10,922	(9)	$1,263,894
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Urbanek	2018 - 2020 Lilly SVA										7,325	(1)	$847,649
	2017 - 2019 Lilly SVA										902	(2)	$104,379
	2018 - 2020 Lilly PA										5,235	(3)	$605,794
	Lilly RSU							2,498	(10)	$289,069
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Kinard	2018 - 2020 Lilly SVA										5,859	(1)	$678,003
	2017 - 2019 Lilly SVA										4,676	(2)	$541,107
	2018 - 2020 Lilly PA										4,188	(3)	$484,635
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Jensen	Elanco Options	58,766	(11)			$31.61	3/14/2019
Mr. Montarce	2018 - 2020 Lilly SVA										4,395	(1)	$508,589
	2017 - 2019 Lilly SVA										1,014	(2)	$117,340
	2018 - 2020 Lilly PA										3,141	(3)	$363,477
	Lilly RSUs							3,162	(12)	$365,907

(1)
Lilly SVAs and Executive Officer SVAs granted for the 2018-2020 performance period, to the extent earned, are scheduled to vest on December 31, 2020. The number of Lilly shares reported reflects the maximum payout, which will be made if the average closing Lilly stock price in November and December 2020 is over $120.65. Actual payouts may vary from 0% to 180% of target for the Executive Officer SVAs and 0% to 150% for the Lilly SVAs. Net Lilly shares received in respect of Executive Officer SVA payouts must be held by Mr. Simmons for a minimum of one year. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(2)
Lilly SVAs and Executive Officer SVAs granted for the 2017-2019 performance period are scheduled to vest on December 31, 2019. The number of Lilly shares reported reflects the maximum payout, which will be made if the average closing Lilly stock price in November and December 2018 is over $101.79. Actual payouts may vary from 0% to 180% of target for the Executive Officer SVA and 0% to 150% for the Lilly SVA. Net Lilly shares from any payout must be held by the applicable Named Executive Officer for a minimum of one year. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(3)
For Mr. Simmons, this number represents the maximum value of Executive Officer PA shares that could pay out for 2018-2019 performance period provided performance goals are met. Once the combined cumulative Lilly EPS result and associated payout level is determined at the end of the performance period, the resultant number of shares owed to Mr. Simmons will be issued as Lilly RSUs that vest in February 2021. For Messrs. Urbanek, Kinard and Montarce, this number represents the maximum value of Lilly PA shares that could pay out for 2018-2019 performance period provided performance goals are met. Actual payouts for both Lilly PAs and Executive Officer PAs may vary from 0% to 150% of target. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(4)
The performance period ending December 31, 2018 for the 2017-2019 Executive Officer PA resulted in Mr. Simmons being issued Lilly RSUs for 150% of target shares. The RSUs are scheduled to vest in February 2020.

(5)
RSUs vesting in February 2019 from the 2016-2018 Executive Officer PA, which occurred prior to the Split-Off.

(6)
Elanco RSUs grant made after Elanco's IPO with a three-year vest vesting on October 20, 2021.

(7)
Elanco nonqualified stock options grant made after Elanco's IPO with a three-year vest vesting on October 20, 2021 followed by a seven-year exercise period ending October 20, 2028.

(8)
Elanco RSU granted on December 3, 2018. One-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

(9)
Lilly RSU granted on February 1, 2018. One-third of this grant vested on February 1, 2019, one-third will vest on February 1, 2020 and the remaining one-third will vest on February 1, 2021. This award, to the extent not then vested, was forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(10)
Lilly RSU grant made in 2017 outside of the normal annual cycle. This grant will vest on September 1, 2020. This award, to the extent not then vested, was forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(11)
Upon Mr. Jensen's death, this Elanco nonqualified stock option grant made after Elanco's IPO immediately vested on December 14, 2018. The option to exercise this option expired on March 14, 2019.

(12)
Lilly RSU grant made on May 1, 2018 outside of the normal annual cycle. One-third of this grant will vest on May 1, 2021, and the remaining two-thirds will vest on May 1, 2023.

  Lilly and Elanco Stock Vested in 2018

	Lilly Stock Awards			Elanco Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Mr. Simmons	20,000	(2)	$1,621,400	—		—
	21,326	(3)	$1,737,003	—		—
	43,785	(4)	$5,261,643	—		—
Mr. Young	—		—	—		—
Ms. Lin	—		—	—		—
Mr. Urbanek	816	(5)	$98,059	—		—
	1,024	(6)	$123,054	—		—
Mr. Kinard	4,233	(5)	$508,680	—		—
	4,818	(6)	$578,979	—		—
	6,726	(7)	$718,001	—		—
Mr. Jensen	—		—	19,449	(8)	$629,564
Mr. Montarce	918	(5)	$110,316	—		—
	1,265	(6)	$152,015	—		—

(1)
Amounts reflect the market value of the Lilly stock on the day the Lilly stock vested or the market value of the Elanco stock on the day the Elanco stock vested as applicable.

(2)
The last installment of a one-time RSU awarded to Mr. Simmons in 2008 outside of the normal grant cycle.

(3)
Lilly restricted stock units resulting from the 2015-2017 Executive Officer PA that vested in February 2018.

(4)
Payout of the 2016-2018 Executive Officer SVA at 125% of target with +20% TSR modifier, resulting in an overall 150% payout.

(5)
Payout of the 2017-2018 Lilly PA at 150% of target.

(6)
Payout of the 2016-2018 Lilly SVA at 125% of target.

(7)
The last installment of a one-time RSU awarded to Mr. Kinard in 2008 outside of the normal grant cycle.

(8)
Payout of Mr. Jensen's Elanco RSU using the closing price of Elanco stock on December 14, 2018 of $32.37.

  Retirement Benefits

        Lilly provides retirement income to eligible U.S. Lilly employees, which included certain of the Named Executive Officers prior to the IPO, through the following plans:

  •
  The Lilly 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and Lilly provides matching contributions on employees' contributions up to 6% of base salary up to IRS limits. The employee contributions, Lilly contributions and earnings thereon are paid out in accordance with elections made by the participant. See the "All Other Compensation" column in the Summary Compensation Table for information about Lilly contributions under the 401(k) Plan for the applicable Named Executive Officers.

  •
  The Lilly Retirement Plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the Pension Benefits table below for additional information about the value of these pension benefits.

        Sections 401 and 415 of the Code generally limit the amount of annual pension that can be paid from a tax-qualified plan to $275,000 in 2018 as well as the amount of annual earnings that can be used to calculate a pension benefit. However, since 1975 Lilly has maintained a nonqualified pension plan that pays retirees the difference between the amount payable under the Retirement Plan and the amount they would have received without the Code limits. The Lilly nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy. Likewise, Lilly maintains a nonqualified savings plan that allows participants to contribute up to 6% of base salary exceeding the IRS limit. Lilly matches these contributions as described in the 401(k) Plan. For more information, see the disclosure immediately following the footnotes to the Nonqualified Deferred Compensation in 2018 table.

        The following table shows benefits that the applicable Named Executive Officers have accrued under the Lilly Retirement Plan and the Lilly nonqualified pension plan.

  Pension Benefits

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Simmons	Lilly retirement plan (pre-2010)	21	$1,019,096
	Lilly retirement plan (post-2009)	9	$207,040
	Lilly nonqualified plan (pre-2010)	21	$4,344,161
	Lilly nonqualified plan (post-2009)	9	$849,148

			$6,419,745	$0
Mr. Young	Lilly retirement plan (post-2009)	0	$551
	Lilly nonqualified plan (post-2009)	0	$551

			$1,102	$0
Ms. Lin	Lilly retirement plan (post-2009)	1	$3,300
	Lilly nonqualified plan (post-2009)	1	$2,442

			$5,742	$0
Mr. Urbanek	Lilly retirement plan (pre-2010)	22	$1,113,304
	Lilly retirement plan (post-2009)	9	$223,687
	Lilly nonqualified plan (pre-2010)	22	$467,061
	Lilly nonqualified plan (post-2009)	9	$88,407

			$1,892,459	$0
Mr. Kinard	Lilly retirement plan (pre-2010)	13	$488,132

	Lilly retirement plan (post-2009)	9	$207,040

	Lilly nonqualified plan (pre-2010)	13	$738,879

	Lilly nonqualified plan (post-2009)	9	$301,492

			$1,735,543	$0
Mr. Jensen	Lilly retirement plan (post-2009)	1	$3,300

	Lilly nonqualified plan (post-2009)	1	$3,835

			$7,135	$0
Mr. Montarce	Lilly retirement plan (post-2009)	6	$18,675
	Lilly nonqualified plan (post-2009)	6	$3,556

			$22,231	$0

(1)
The following actuarial assumptions were used to calculate the present value of the applicable Named Executive Officer's accumulated pension benefit:

Discount rate:	4.52% for the qualified plan and 4.36% for non-qualified plan
Mortality (post-retirement decrement only):	RP2006 with generational projection using Scale MP2018
Pre-2010 joint and survivor benefit (% of pension):	50% until age 62; 25% thereafter
Post-2009 benefit payment form:	life annuity

        The Lilly Retirement Plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and, if elected, any qualifying survivor. The annual benefit under the Lilly retirement plan is calculated using years of service and the average of the annual earnings (salary plus bonus) for the highest five out of the last 10 calendar years of service (final average earnings).

        Post-2009 Lilly Plan Information:    Following amendment of the Lilly Retirement Plan formulas, employees hired by Lilly on or after February 1, 2008 have accrued retirement benefits only under the new Lilly plan formula. Employees hired before that date have accrued benefits under both the old Lilly and new Lilly plan formulas. All eligible employees, including those hired on or after February 1, 2008, can retire at age 65 with at least five years of service and receive an unreduced benefit. The annual benefit under the new Lilly plan formula is equal to 1.2% of final average earnings multiplied by years of service. Early retirement benefits under this Lilly plan formula are reduced 6% for each year under age 65. Transition benefits were afforded to employees with 50 points (age plus service) or more as of December 31, 2009. These benefits were intended to ease the transition to the new Lilly retirement formula for those employees who were closer to retirement or had been with Lilly longer at the time the Lilly plan was changed. For the transition group, early retirement benefits are reduced 3% for each year from age 65 to age 60 and 6% for each year under age 60. Messrs. Simmons, Urbanek and Kinard are in this transition group.

        Pre-2010 Lilly Plan Information:    Employees hired by Lilly prior to February 1, 2008, accrued benefits under both Lilly plan formulas. For these employees, benefits that accrued before January 1, 2010 were calculated under the old Lilly plan formula. The amount of the benefit is calculated using actual years of service through December 31, 2009, while total years of service is used to determine eligibility and early retirement reductions. The benefit amount is increased (but not decreased) proportionately, based on final average earnings at termination compared to final average earnings at December 31, 2009. Full retirement benefits are earned by employees with 90 or more points (the sum of his or her age plus years of service). Employees electing early retirement receive reduced benefits as described below:

  •
  The benefit for Lilly employees with between 80 and 90 points is reduced by 3% for each year under 90 points or age 62.

  •
  The benefit for Lilly employees who have fewer than 80 points, but who reached age 55 and have at least 10 years of service, is reduced as described above and is further reduced by 6% for each year under 80 points or age 65.

  Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant (Lilly) Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Simmons	Lilly nonqualified savings	$30,011	$30,011	$21,215	$0	$803,403
	Lilly deferred compensation	$0	$0	$54,151		$1,789,759

	Total	$30,011	$30,011	$75,366	$0	$2,593,162
Mr. Young	Lilly nonqualified savings	$0	$0	$0	$0	$0
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$0	$0	$0	$0	$0
Ms. Lin	Lilly nonqualified savings	$13,533	$13,533	$(2,092)	$0	$24,974
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$13,533	$13,533	$(2,092)	$0	$24,974
Mr. Urbanek	Lilly nonqualified savings	$6,413	$6,413	$(51)	$0	$16,034
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$6,413	$6,413	$(51)	$0	$16,034
Mr. Kinard	Lilly nonqualified savings	$8,758	$8,758	$(7,196)	$0	$181,348
	Lilly deferred compensation	$61,149	$0	$20,957		$703,833

	Total	$69,907	$8,758	$13,761	$0	$885,181
Mr. Jensen	Lilly nonqualified savings	$5,796	$5,796	$(456)	$0	$11,136
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$5,796	$5,796	$(546)	$0	$11,136
Mr. Montarce	Lilly nonqualified savings	$3,611	$3,611	$(131)	$0	$7,090
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$3,611	$3,611	$(131)	$0	$7,090

(1)
The amounts in this column are also included in the Summary Compensation Table, in the "Salary" column (nonqualified savings) or the "Lilly Non-Equity Incentive Plan Compensation" column (deferred compensation).

(2)
The amounts in this column are also included in the Summary Compensation Table, in the "All Other Compensation" column as a portion of the savings plan match.

        The Nonqualified Deferred Compensation table above shows information about two Lilly programs: the Lilly nonqualified savings plan and the Lilly Deferred Compensation Plan. The Lilly nonqualified savings plan is designed to allow each employee to contribute up to 6% of his or her base salary and receive a Lilly company match beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. The Lilly plan is administered in the same manner as the 401(k) Plan, with the same participation and investment elections. Lilly executive officers may defer receipt of all or part of their cash compensation and other U.S. Lilly executives may defer receipt of all or part of their cash bonus under the Lilly Deferred Compensation Plan. Amounts deferred by executives under the Lilly plan are credited with interest at 120% of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Code with monthly compounding, which was 3.1% for 2018. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment, but may not make withdrawals while employed by Lilly, except in the event of hardship as approved by the Lilly compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both Lilly plans are unfunded and subject to forfeiture in the event of bankruptcy.

  Payments Upon Termination or Change in Control (as of December 31, 2018)

        The following table describes the potential payments and benefits under Elanco's compensation and benefit plans and arrangements to which the applicable Named Executive Officers would have been entitled upon a hypothetical termination of employment on December 31, 2018 in the circumstances described in the table. The narrative following the tabular disclosure below contains more details on the treatment of certain equity awards upon a qualifying termination of employment for the Named Executive Officers. Other than the payments and benefits described below, any agreement to provide severance payments or benefits (other than following a change in control) would be at the discretion of the compensation committee.

	Cash Severance Payment(1)	Continuation of Medical / Welfare Benefits (present value)		Value of Acceleration of Equity Awards		Total Termination Benefits
Mr. Simmons
• Involuntary retirement or termination without cause	$0	$0		$4,318,097	(3)	$4,318,097
• Involuntary or good reason termination after change in control	$4,400,000	$47,892	(2)	$12,341,104	(5)	$16,788,996
Mr. Young
• Involuntary retirement or termination without cause	$0	$0		$283,234	(4)	$283,234
• Involuntary or good reason termination after change in control	$1,870,000	$47,892	(2)	$283,234	(4)	$2,201,126
Ms. Lin
• Involuntary retirement or termination without cause	$0	$0		$1,483,942	(3)	$1,483,942
• Involuntary or good reason termination after change in control	$1,696,000	$31,039	(2)	$1,483,942	(5)	$3,210,981
Mr. Urbanek
• Involuntary retirement or termination without cause	$0	$0		$509,116	(3)	$509,116
• Involuntary or good reason termination after change in control	$1,232,000	$47,892	(2)	$1,925,558	(5)	$3,205,450
Mr. Kinard
• Involuntary retirement or termination without cause	$0	$0		$220,048	(3)	$220,048
• Involuntary or good reason termination after change in control	$1,376,000	$41,386	(2)	$1,810,735	(5)	$3,228,121

(1)
As of December 31, 2018, the Named Executive Officers (other than Messrs. Montarce and Jensen), were entitled to severance under The Elanco Change-in-Control Severance Pay Plan for Select Employees upon an involuntary retirement or termination without cause (see below).

(2)
See "Elanco Change-in-Control Severance Pay Plan for Select Employees" beginning on page 218 for a discussion of payments following a change in control.

(3)
Includes amounts for Mr. Simmons that would be paid under the 2016-2018 Executive Officer PAs, 2017-2019 Executive Officer PAs and the founders' award Elanco RSUs. For Ms. Lin, the amount includes the founders' award Elanco RSUs and the Lilly RSU granted on February 1, 2018. For Mr. Urbanek, the amount includes the founders' award Elanco RSUs and the Lilly RSU granted in 2017. For Mr. Kinard, the amount includes the founders' award Elanco RSUs. Does not include amounts that would be paid under the 2018-2020 Lilly PAs, 2018-2020 Executive Officer PA, 2017-2019 Lilly SVAs, 2017-2019 Executive Officer SVA, 2018-2020 Lilly SVAs or 2018-2020 Executive Officer SVAs, which would result in the following estimated amounts, if calculated at target, as of December 31, 2018: Mr. Simmons: $2,479,127; Mr. Urbanek: $436,650 and Mr. Kinard: $552,679. See "Outstanding Lilly and Elanco Equity Awards at December 31, 2018" table beginning on page 211.

(4)
Includes the acceleration of Elanco RSUs related to the one-time Elanco RSU award Mr. Young received as part of his hiring upon the event of certain qualifying terminations.

(5)
Includes the acceleration of Elanco RSUs and options and of Lilly SVAs, Executive Officer SVAs, PAs, Executive Officer PAs and RSUs, in each case, upon the event of certain qualifying terminations following a change-in-control.

  Former Chief Financial Officer and Acting Chief Financial Officer

        In connection with Mr. Jensen's death on December 14, 2018, his estate became entitled to certain benefits, including a life insurance and death benefit of $1,300,000 under The Eli Lilly and Company Life Insurance and Death Benefit Plan, which generally provides for a benefit equal to two times an employee's base salary and was available to all Lilly and Elanco employees in 2018. Mr. Jensen's Elanco RSU award was accelerated, which resulted in the immediate vesting of 19,449 shares of Elanco stock with a value of $629,564, and his Elanco option award was accelerated and remained exercisable until March 14, 2019. In addition, the matching of his accounts under The Lilly Employee 401(k) Plan and The Lilly Excess Savings Plan was accelerated entitling his estate to payments of $13,886 and $5,796, respectively. Mr. Jensen's spouse and dependents are entitled to COBRA for a period of six months.

        Mr. Montarce was not entitled to any termination payments from Elanco in connection with his transition in employment from Elanco to Lilly on November 1, 2018.

  Equity Acceleration in Connection with a Change-in-Control

        Upon a Lilly change in control, any then outstanding and unvested Lilly SVAs, Executive SVAs, PAs and Executive PAs would convert into restricted stock units of the new company, with the number of Lilly shares earned under any performance-based awards based on actual performance at the time of the transaction. These converted restricted stock units and other Lilly restricted stock unit awards (which would also convert into restricted stock units of the new company) will continue to vest and pay out upon the earlier of the completion of the original award period, upon a covered termination of employment (generally the same as is described below for Elanco), or if the successor entity does not assume, substitute or otherwise replace the award.

        Upon an Elanco change in control, unvested Elanco RSUs and options will continue to vest and pay out upon the earlier of the completion of the original award period, upon a covered termination of employment as described below, or if the successor entity does not assume, substitute or otherwise replace the award.

  Elanco Change-in-Control Severance Pay Plan for Select Employees

        In connection with the IPO, Elanco's board of directors adopted Elanco change-in-control severance pay plans for nearly all Elanco employees, including a plan that applies to the Named Executive Officers. The Elanco plans are intended to preserve Elanco employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, the Elanco plans are intended to align participating Elanco employee and Elanco shareholder interests by enabling executives to evaluate corporate transactions that may be in the best interests of the Elanco shareholders and other constituents of Elanco without undue concern over whether the transactions would jeopardize the participating employee's own employment. Outside of a change in control, Elanco was not obligated to pay severance to its Named Executive Officers upon termination of employment, but severance could have been paid at the discretion of the Elanco compensation committee.

        The basic elements of the select plan applicable to the Named Executive Officers include:

  •
  Double trigger. Unlike "single trigger" plans that pay out immediately upon a change in control, the select plan requires a "double trigger"—a change in control followed by an involuntary loss of employment within two years. This is consistent with Elanco's intent to provide employees with financial protection upon loss of employment.

  •
  Covered terminations. The participating Named Executive Officers are eligible for payments under the select plan if, within two years of the change in control, their employment is terminated (i) without cause by Elanco or (ii) for good reason by the employee, each as is defined in the plan.

  •
  Severance payment. Named Executive Officers are eligible for up to two years' base salary plus two times their target bonus for the then-current year.

  •
  Benefit continuation. Basic employee benefits such as health and life insurance would continue for 18 months following a participating Named Executive Officer's termination of employment, unless they become eligible for coverage with a new employer before then.

  •
  No gross-ups. In some circumstances, the payments or other benefits received by a participating employee in connection with a change in control could exceed limits established under Section 280G of the Code resulting in an excise tax payment. Elanco would not reimburse or gross-up employees for these taxes. However, the amount of change in control-related benefits would be reduced to the maximum amount that would not result in an excise tax if the effect would be to deliver a greater after-tax benefit than the employee would receive if his or her benefits were not so reduced.

  Director Compensation

Elanco Non-Employee Director Compensation Program

        Directors who are employed by Elanco or any of its affiliates are not eligible to receive compensation for their service on the Board. In 2018, directors who were employed by Lilly or its affiliates were similarly not eligible to receive compensation for their service on the Board. Currently, all members of the Board, other than those employed by Elanco, receive an annual retention fee of $70,000 in cash and an annual equity award granted under the Elanco Directors' Deferral Plan in the number of shares of Elanco common stock having a grant date value equal to $180,000. The chairman of Elanco's board of directors also receives an annual retention fee of $100,000 in cash, the chairman of the Elanco Audit Committee also receives an annual retention fee of $18,000 in cash, and the chairman of the Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee each also receive an annual retention fee of $16,000 in cash. The annual equity awards granted to directors are subject to mandatory deferral under the Elanco Directors' Deferral Plan and the cash compensation is subject to elective deferral under such plan, as described below.

        Elanco's directors may be reimbursed for reasonable out of pocket travel expenses incurred in connection with attendance at board and committee meetings and other board related activities. The Elanco compensation committee will review director compensation from time to time and make recommendations to the board of directors.

2018 Director Compensation

        Elanco directors who are not also employees of Lilly or Elanco received the following compensation for their service in 2018, which represents prorated amounts from the time of the IPO through December 31, 2018 unless otherwise indicated:

Name*	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation Payments ($)	Total ($)
R. David Hoover	$62,000	(2)	$60,004	$0	$122,004
Lawrence Kurzius	$28,667	(3)	$60,004	$0	$88,671
Kapila Anand	$29,333	(4)	$60,004	$0	$89,337

*
During 2018, in addition to the directors listed and Jeffrey N. Simmons whose compensation is disclosed in the "Summary Compensation Table," the board also included Michael J. Harrington, Carl L. McMillian, David A. Ricks, Aarti S. Shah and Joshua L. Smiley, each of whom was also an employee of Lilly and did not receive any compensation from Elanco for their service as a director.

(1)
Each non-employee director received an award of stock valued at $60,004 (1,796 shares), representing a pro-rated award for a partial year of service, which awards are mandatorily deferred and not issued until the second January following the director's departure from service under the Elanco Directors' Deferral Plan. The column shows the grant date fair value for each director's stock award computed in accordance with FASB ASC Topic 718 based upon the closing price on the grant date and the assumptions in Note 13: Stock-Based Compensation to Elanco's consolidated and combined financial statements included elsewhere in this proxy statement/prospectus.

(2)
Also includes a fee of $10,000 per month from the date of Mr. Hoover's appointment as Chairman of the board of directors from May 26, 2018 through the IPO. See "Director Letter Agreement with Chairman" beginning on page 220.

(3)
Includes pro-rated fee for service as the chairman of the Elanco compensation committee.

(4)
Includes pro-rated fee for service as the chairman of the Elanco audit committee.

Director Letter Agreement with Chairman

        In connection with the appointment of R. David Hoover as a director and chairman of Elanco's board of directors, Elanco entered into a letter agreement with Mr. Hoover, which provided, in part, that Mr. Hoover would assist in the identification and recruitment of potential candidates to serve on the board of directors. Under the letter agreement, Mr. Hoover was entitled to a payment of $10,000 per month prior to the IPO. Since the IPO, Mr. Hoover has been compensated in the same manner as the other non-employee directors as described under "Elanco Non-Employee Director Compensation Program" above.

Elanco Directors' Deferral Plan

        Prior to the IPO, the board of directors and Lilly, as Elanco's sole shareholder, approved the Elanco Directors' Deferral Plan (the "Directors' Deferral Plan"), which became effective on September 18, 2018. Under the Elanco Directors' Deferral Plan, non-employee directors' equity compensation (but no more than the lesser of 30,000 shares or the number of shares equal in value to $800,000 (as of the applicable valuation date) less the directors' cash compensation for the applicable plan year) are credited annually in a deferred stock account (as described below). The Elanco Directors' Deferral Plan also allows non-employee directors to defer receipt of all or part of their cash compensation until after their service on the board of directors has ended. Each director can choose to invest their deferred cash compensation in one or both of the following two accounts:

        Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. Funds in this account are credited as hypothetical shares of company stock based on the closing stock price on pre-set dates. The number of shares credited in respect of deferred cash compensation is calculated by the amount deferred divided by the closing stock price on pre-set dates. In addition, the annual stock compensation awards described above is also credited to this account. Deferred stock accounts are also credited for dividends as if the credited shares were actual shares, with such credited dividends credited in additional shares.

        Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986 (the Internal Revenue Code).

        Both accounts may generally only be paid in a lump sum in January of the second plan year following the plan year in which the director separates from service or in annual installments over between two and 10 years, beginning at the same time the lump sum payment would be made. Amounts credited to the director's deferred stock account would generally be paid in shares of company stock and amounts credited to the director's deferred compensation account would be paid in cash.

Stock Ownership Guidelines

        Pursuant to Elanco's corporate governance guidelines, directors should hold meaningful equity ownership positions in the company. Accordingly, a significant portion of director compensation is made in the form of company equity. The board will consider from time to time equity ownership requirements for non-employee directors.

Hedging/Pledging Policy

        Elanco's Compensation Committee adopted a hedging and pledging policy under which non-employee directors and employees are not permitted to hedge their economic exposures to Elanco stock through short sales or derivative transactions. Non-employee directors and all members of senior management are prohibited from pledging any Elanco stock (i.e., using Elanco stock as collateral for a loan or trading shares on margin).

  Securities Authorized for Issuance Under Elanco Equity Compensation Plans

        The following table summarizes information as of December 31, 2018 relating to Elanco's equity compensation plans under which equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans approved by security holders	559,855	(1)	$31.61	(2)	4,940,145
Equity Compensation Plans not approved by security holders	—		—		—
Total	559,855		$31.61		4,940,145

(1)
Includes 421,297 stock options, 133,170 shares underlying RSUs granted under the 2018 Elanco Stock Plan and 5,388 deferred RSUs granted under the Directors' Deferral Plan.

(2)
The weighted-average exercise price is only applicable to stock options.

Certain Relationships and Related Party Transactions of Elanco

  Relationship between Elanco and Lilly

        On September 24, 2018, immediately prior to the completion of the IPO, Elanco entered into a master separation agreement and a number of other agreements with Lilly to effect the separation of Elanco's business from Lilly and to provide a framework for Elanco's ongoing relationship with Lilly after the IPO and the separation, each of which remain in effect following the completion of the Split-Off. The following is a summary of the terms of the master separation agreement and other material agreements between Elanco and Lilly, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. These summaries set forth the terms of the agreements that Elanco believes are material and are qualified in their entirety by reference to the full text of such agreements.

  Master Separation Agreement

        Elanco entered into a master separation agreement with Lilly immediately prior to the completion of the IPO. The master separation agreement governs certain pre-IPO transactions, as well as the ongoing relationship between Lilly and Elanco following the IPO and the separation.

        The separation of Elanco's business; contribution of entities.    The master separation agreement generally allocates certain assets and liabilities between Elanco and Lilly according to the business to which such assets or liabilities relate. Prior to the completion of the IPO, Lilly or its affiliates, as applicable, conveyed, contributed, assigned, distributed, delivered or otherwise transferred ownership of substantially all of the assets that are used exclusively in, relate exclusively to, or arise exclusively out of, the operation or conduct of its animal health businesses, to certain direct and indirect subsidiaries of Lilly.

        Effective as of the closing of the IPO on September 24, 2018, Lilly contributed to Elanco, pursuant to the master separation agreement, the equity interests of certain entities that held, either directly or indirectly through the equity ownership of additional entities, substantially all of the assets of Lilly's animal health businesses, which now forms the Elanco business. The master separation agreement also generally provides for the assumption by Elanco or the entities that are now its subsidiaries pursuant to foregoing contribution, as applicable, of all historical and future liabilities to the extent relating to, arising out of or resulting from the ownership or operation of such animal health business. In exchange for the transfer to Elanco of the entities holding substantially all of the assets and liabilities of Lilly's animal health businesses, Lilly received (i) all of the net proceeds ($1,659.7 million) that Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds received as a result of the exercise of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) received in the Senior Notes Offering and (iii) all of the net proceeds ($498.6 million) received from the entry by Elanco into a term loan facility. Following the IPO, Elanco made a payment to Lilly of $359.9 million pursuant to the terms of the master separation agreement, which required that Elanco pay additional amounts to Lilly to the extent that Elanco's total unrestricted cash for working capital and other general corporate purposes exceeded $300 million following the completion of the IPO. A portion of the total consideration to be paid to Lilly was temporarily retained by Elanco as restricted cash in connection with the anticipated transfer to Elanco from Lilly of certain animal health assets in certain jurisdictions.

        Except as expressly set forth in any of the transaction documents, or as required by law, the assets that have been or will be conveyed, contributed or assigned, transferred, distributed or delivered to Elanco or its subsidiaries (including entities the equity interests of which have been or will be transferred to Elanco by Lilly) are being so transferred on an "as is," "where is" basis, without any representations or warranties, and Elanco has agreed to bear the economic and legal risks that any conveyance was insufficient to vest in it good title, free and clear of any security interest, that any necessary consents or approvals were not obtained or that any conveyance was not done in compliance with any requirements of law or judgments.

        Delayed transfers and further assurances.    To the extent that the transfers of the assets and the assumptions of the liabilities allocated to Elanco under the master separation agreement were not completed on or prior to the IPO, Elanco and Lilly agreed to cooperate with each other and use commercially reasonable efforts to effect such transfers and assumptions as promptly as practicable thereafter or at such other time as Elanco and Lilly have agreed. Under the master separation agreement, until the transfer of such assets and the assumption of such liabilities have occurred, the benefits and burdens relating to any such assets and liabilities generally will inure, after the IPO, to the entity who would have received such asset or liability, had it been transferred prior to completion of the IPO, including, in the case of the jurisdictions in which Lilly and Elanco have agreed to defer the applicable transfers and assumptions, by calculating the net economic benefit and detriment attributable to such assets and liabilities and making payments in connection therewith in the manner agreed upon by Elanco and Lilly. If, despite Lilly and Elanco's cooperating with one another and using their respective commercially reasonable efforts, the transfers and assumptions of the applicable assets and liabilities in one or more of such jurisdictions has not occurred on or prior to the date previously agreed upon in writing by Elanco and Lilly, then Lilly shall be paid any remaining consideration retained by Elanco as restricted cash, and shall be entitled to retain, sell, transfer or otherwise dispose of any such remaining asset or liability, in its sole discretion.

        Elanco and Lilly have agreed to cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law, regulations and agreements to consummate and make effective the transactions contemplated by the master separation agreement and the other transaction documents.

        Distribution.    The master separation agreement provides that Elanco would cooperate with Lilly in all respects to make a distribution to its shareholders of all or a portion of its equity interests in Elanco, including in connection with the Split-Off.

        Insurance.    Following the time that Lilly holds 50% or less of Elanco's common stock, subject to certain exceptions, Elanco will arrange for its own insurance policies and will no longer seek benefit from any of Lilly's or its affiliates' insurance policies that may provide coverage for claims relating to the animal health business prior to the date on which Elanco obtains its own insurance coverage. The master separation agreement contains procedures for the administration of insured claims and allocates the right to claim coverage and control over the prosecution and defense of claims between Elanco and Lilly.

        Mutual releases and indemnification.    Except for each party's obligations under the master separation agreement, the other transaction documents and certain other specified liabilities, under the master separation agreement, Elanco and Lilly have released and discharged the other from any and all liabilities existing or arising from acts or events that occurred (or failed to occur) prior to the completion of IPO.

        Elanco will indemnify, defend and hold harmless Lilly, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

  •
  the liabilities of the animal health businesses that are allocated to Elanco;

  •
  any breach by Elanco or its subsidiaries of the master separation agreement or any other transaction document;

  •
  any untrue statement or omission of a material fact in Lilly's governmental or public filings, to the extent caused by information furnished by Elanco or incorporated by reference from Elanco's public filings; or

  •
  any untrue statement or omission of a material fact in Elanco's governmental or public filings, to the extent not caused by information furnished by Lilly.

        Lilly will indemnify, defend and hold harmless Elanco, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

  •
  the liabilities allocated to Lilly under the master separation agreement;

  •
  any breach by Lilly or its subsidiaries of the master separation agreement or any other transaction document;

  •
  any untrue statement or omission of a material fact in Elanco's governmental or public filings, to the extent caused by information furnished by Lilly or incorporated by reference from Lilly's public filings; or

  •
  any untrue statement or omission of a material fact in Lilly's governmental or public filings, to the extent not caused by information furnished by Elanco.

        Exchange of Information.    The master separation agreement provides for the mutual sharing of information between Lilly and Elanco in order to comply with applicable law, reporting, filing, audit or tax requirements or other applicable obligations, or for use in judicial or other proceedings.

        Financial Reporting Covenants.    Under the master separation agreement, Elanco agreed to comply with certain covenants relating to its financial reporting for so long as Lilly was required to consolidate Elanco's results of operations and financial position or to account for its investment in Elanco under the equity method of accounting.

        Elanco has also agreed that, for so long as Lilly provides Elanco services under the transitional services agreement, Elanco will not change its auditor, nor will Elanco engage its auditor for any non-audit services, in each case, without Lilly's prior consent, and Elanco will generally implement and maintain Lilly's business practices and standards in accordance with certain policies and procedures specified by Lilly, subject to appropriate materiality thresholds.

        Other covenants and approval rights.    The master separation agreement also contained certain other covenants that placed restrictions on Elanco's actions, or required Lilly's prior written approval to such actions, until Lilly disposed of its Elanco shares in the Split-Off.

        Board representation.    The master separation agreement provided that, for so long as Lilly and its affiliates beneficially owned at least 10% of Elanco voting shares, Lilly was entitled to designate for nomination certain representatives on the Board. Following the completion of the Split-Off, Lilly no longer has such rights.

        No solicitation of employees.    Subject to certain customary exceptions, for a period of 12 months following the date on which Lilly and its affiliates no longer own a majority of Elanco's outstanding shares of common stock, neither Elanco or its affiliates, nor Lilly or its affiliates, will directly or indirectly solicit or encourage any employee of the other party at the level of senior director and above to leave his or her employment without the prior written consent of the other party.

        Dispute resolution.    The master separation agreement provides that Elanco and Lilly will use their respective commercially reasonable efforts to resolve disputes expeditiously and on a mutually acceptable negotiated basis by the parties' respective senior level representatives. Any disputes unable to be resolved through such process will be referred to mediation, for non-binding resolution. Subject to compliance with the terms of the master separation agreement, either Elanco or Lilly, following the escalation and mediation procedures in the master separation agreement, may submit a dispute to a court of competent jurisdiction in Indiana.

        Term.    The master separation agreement will continue unless terminated by the mutual consent of Elanco and Lilly, although certain rights and obligations terminated upon a reduction in Lilly's ownership of Elanco's outstanding common stock.

  Transitional Services Agreement

        Historically, Lilly has provided Elanco significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which are referred to collectively as the "Lilly Services." The transitional services agreement became operative as of the completion of IPO and the agreement will continue until the expiration or termination of the last Lilly Service to expire or be terminated, unless the agreement is earlier terminated according to its terms.

        Under the transitional services agreement, Elanco is able to use Lilly Services for a fixed term established on a service-by-service basis. Partial reduction in the provision of any Lilly Service or termination of a Lilly Service prior to the expiration of the applicable fixed term requires Lilly's consent. In addition, either party can terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods or if the other party undergoes a change of control.

        Elanco will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the transitional services agreement, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021 and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2020.

  Tax Matters Agreement

        Allocation of taxes.    Elanco entered into a tax matters agreement with Lilly immediately preceding the completion of the IPO that governs the parties' respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

  •
  Lilly is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to Elanco's business) reportable on a consolidated, combined or unitary return that includes Lilly or any of its subsidiaries (and Elanco and/or any of its subsidiaries) for any periods or portions thereof ending on or prior to the date of the closing of the IPO. Elanco is responsible for the portion of any such taxes for periods or portions thereof beginning after such date, as would be applicable to Elanco if it filed the relevant tax returns on a standalone basis.

  •
  Elanco is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) that are reportable on returns that include only Elanco and/or any of its subsidiaries, for all tax periods whether before or after the completion of the IPO.

  •
  Lilly is responsible for certain taxes imposed on Lilly and/or any of its subsidiaries and Elanco and/or any of its subsidiaries arising from, or attributable to, certain transfers of assets or liabilities in the separation.

        Elanco is not generally entitled to receive payment from Lilly in respect of any of Elanco's tax attributes or tax benefits or any reduction of taxes of Lilly. Neither party's obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

        Lilly is primarily responsible for preparing and filing any tax return with respect to the Lilly affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign tax purposes that includes Lilly or any of its subsidiaries (including those that also include Elanco and/or any of its subsidiaries), as well as any tax return that includes only Lilly and/or any of its subsidiaries (including such tax returns that reflect taxes attributable to Elanco's business). Elanco is generally responsible for preparing and filing any tax returns that include only Elanco and/or any of its subsidiaries.

        The party responsible for preparing and filing a given tax return generally has exclusive authority to control tax contests related to any such tax return. Elanco generally has exclusive authority to control tax contests with respect to tax returns that include only Elanco and/or any of its subsidiaries.

        Preservation of the tax-free status of certain aspects of the separation.    Elanco and Lilly intend the separation, the transfer of net cash proceeds from the IPO and certain related financing transactions (the "Debt Transactions") to Lilly and the Split-Off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code. In addition, Elanco and Lilly intend for the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and certain related transactions to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

        In connection with certain opinions obtained by Lilly from its outside tax attorneys and advisors, Elanco has made representations regarding the past and future conduct of its business and certain other matters. Elanco has also agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and certain related transactions. Elanco may take certain actions prohibited by these covenants only if Lilly receives a private letter ruling from the IRS or Elanco obtains and provides to Lilly an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to Lilly in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. Elanco is barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all time periods. In addition, during the time period ending two years after the date of the Split-Off these covenants include specific restrictions on Elanco's:

  •
  issuance or sale of stock or other securities (including securities convertible into Elanco stock but excluding certain compensatory arrangements);

  •
  sales of assets outside the ordinary course of business; and

  •
  entering into any other corporate transaction which would cause Elanco to undergo a 40% or greater change in its stock ownership.

        Elanco has generally agreed to indemnify Lilly and its affiliates against any and all tax-related liabilities incurred by them relating to the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and/or certain related transactions to the extent caused by an acquisition of Elanco stock or assets or by any other action undertaken by Elanco. This indemnification provision applies even if Lilly has permitted Elanco to take an action that would otherwise have been prohibited under the tax-related covenants described above.

  Employee Matters Agreement

        Elanco entered into an employee matters agreement with Lilly immediately prior to the completion of IPO. The employee matters agreement governs Lilly's, Elanco's and the parties' respective subsidiaries' and affiliates' rights, responsibilities and obligations after the IPO with respect to employees, compensation, employment, employee benefit plans and related matters. Below is a summary of the terms of the employee matters agreement.

        Benefit plans generally.    Prior to the completion of the IPO, except with respect to any cash bonus or equity compensation plans, Elanco was a participating employer in the Lilly benefit plans in which Elanco's employees participated at such time, to the extent permitted under the plans. Except as otherwise agreed to by the parties, Elanco ceased to be a participating employer in the Lilly plans and adopted its own benefit plans on January 1, 2019 (the "Plan Transition Date"). An appropriate allocation of Elanco costs incurred under the Lilly benefit plans prior to the Plan Transition Date shall be charged back to Elanco. Lilly will retain the right to amend or terminate its plans. As of the completion of the IPO, Elanco adopted or retained, as applicable, cash bonus and equity compensation plans for its employees. Under the cash bonus plans, Elanco pays its employees on generally the same basis as in effect prior to the IPO for the performance period which includes the IPO and will assume any liability for the payment of bonuses under Lilly's bonus plans, to the extent applicable. As of the Plan Transition Date, Elanco has established or will establish benefit plans that are generally comparable to the Lilly plans in which its employees participated prior to the Plan Transition Date. The employee matters agreement does not obligate Elanco to establish any defined benefit pension plan, retiree medical plan or nonqualified plan for its U.S. employees, unless required by law or an applicable collective bargaining agreement, and all liabilities relating to any such plan maintained by Lilly shall remain with Lilly (other than as provided for under "—Non-U.S. retirement benefit arrangements").

        Employment.    Prior to the completion of the IPO, Elanco generally offered employment to certain employees who provided services to its business and who did not otherwise transfer to Elanco entities by operation of law. The date on which any such transferring employee is considered to be employed by Elanco (either by operation of law or of an offer) for purposes of the employee matters agreement is referred to as the "Employee Transfer Date." To the extent that severance or termination obligations were triggered by or as a result of such transfers or Elanco's failure to make offers or continue employment as required by the employee matters agreement or are required to be paid under applicable law or a Lilly plan, Lilly will administer the severance pay or termination pay obligations in accordance with the terms and conditions of the applicable Lilly severance pay or termination pay plan or policy, or as otherwise required by applicable law, and Elanco will indemnify Lilly for such liability. If any of Elanco's U.S. employees began receiving long-term disability leave benefits under Lilly's disability plan before the applicable Plan Transition Date, such employees remain eligible for such benefits after the Plan Transition Date, subject to all applicable requirements of the disability plan. For the period starting as of the completion of the IPO and ending on December 31, 2019, Elanco employees will be entitled to receive: (A) (i) at least the same salary or wages, and cash bonus opportunities at target, (ii) equity incentive commitments equal to the equity budget value and (iii) other material terms and conditions of employment as such employees were provided immediately before January 1, 2019; and (B) employee benefits and perquisites (other than cash bonus opportunities, equity incentive commitments, defined benefit pension, retiree medical and nonqualified benefits) that are substantially comparable in the aggregate to the employee benefits and perquisites that such employees were provided under applicable plans of Lilly before January 1, 2019. Elanco will use reasonable efforts to assume, as of the Employee Transfer Date, any applicable employment agreements or other individual benefit or compensation agreement entered into between Lilly and a transferring employee and will indemnify Lilly for all liabilities under such agreements. In addition, Elanco expects to provide to any of its employees whose employment is terminated during the period ending on December 31, 2019, a level of severance benefits that is equal to the greater of (i) the severance benefits the employee would have received under the applicable Lilly plans in effect immediately before January 1, 2019, or (ii) the severance benefits provided under Elanco's severance arrangements applicable to similarly-situated employees, in each case, calculated based on the employee's compensation and service.

        Unions and collective bargaining agreements.    The parties will cooperate to inform and consult with any applicable representative of a labor union, or similar organization, covering any transferring employee, to the extent required by law or the applicable collective bargaining agreement or similar arrangement. As of the Employee Transfer Date, Elanco will assume any collective bargaining, or similar, agreements or arrangements covering any such employees and indemnify Lilly for all related liabilities.

        Credited service.    Elanco will cause its employee benefit plans to credit its employees, without duplication of benefits, for service with Lilly on or prior to the Employee Transfer Date, and for service with Elanco on or following the Employee Transfer Date, for purposes of eligibility and vesting under all of Elanco's employee benefit plans and arrangements and computation of vacation, sick days or severance benefits, or as may otherwise be required by applicable law.

        U.S. defined benefit and retiree medical plans.    Following the Plan Transition Date, U.S. employees will generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Retirement Plan and the Eli Lilly and Company Retiree Health Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of such plans.

        U.S. defined contribution plans.    Elanco established a 401(k) plan for its U.S. employees effective as of the Plan Transition Date with terms that are substantially similar to Lilly's 401(k) plan, except that it will provide for a 6% company match and 3% non-elective company contribution. Any transferring employee whose Employee Transfer Date was on or before January 1, 2019 is 100% vested in Elanco's 401(k) plan. Elanco accepted the transfer from the U.S. Lilly qualified defined contribution plan to its qualified defined contribution plan of any assets and liabilities allocable to the participants transferring to Elanco. Elanco's employees are 100% vested in their account balances under the Lilly qualified defined contribution benefit plan as of the Plan Transition Date, and ceased being eligible to receive any employer contributions from Lilly effective December 31, 2018.

        U.S. Lilly nonqualified plans.    As of the Plan Transition Date, any transferring employee ceased being eligible for contributions from Lilly under the Eli Lilly Excess Savings Plan and Deferred Compensation Plan for services rendered after December 31, 2018. Following the Plan Transition Date, U.S. employees will generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Excess Benefit Retirement Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of the plan.

        Non-U.S. retirement benefit arrangements.    The employee matters agreement provides for the transfer from Lilly to Elanco of any retirement benefit arrangement covering Elanco employees located outside of the U.S. and of any related obligations or liabilities, unless otherwise agreed by the parties.

        Lilly equity compensation.    The employee matters agreement provides that, prior to the completion of the IPO, the board of directors of Lilly would determine how any Lilly equity, equity-related and long-term performance awards granted to Elanco's transferring employees will be treated under the applicable Lilly plans.

  Toll Manufacturing and Supply Agreement

        Elanco entered into a toll manufacturing and supply agreement with Lilly immediately prior to the completion of the IPO. Lilly has historically manufactured Humatrope drug substance for use in the human health field at its Speke manufacturing site, which site is being transferred to Elanco in connection with the separation. Under the toll manufacturing and supply agreement, Elanco will continue to exclusively manufacture Humatrope for Lilly at the Speke site until December 31, 2020; provided, however, that such obligation may continue through December 31, 2023 (through the exercise of three one-year extensions) if Lilly's replacement third party supplier of Humatrope has not received all necessary governmental approvals or cannot meet Lilly's volume requirements.

        The tolling fee that Elanco charges Lilly for the provision of such manufacturing and supply services is based on local value added plus a reasonable arm's length mark-up. By October 1 of each calendar year during the term of the toll manufacturing and supply agreement, Elanco will mutually agree upon a new tolling fee to be effective for the following calendar year.

        Under the toll manufacturing and supply agreement, Elanco agrees not to manufacture or sell any product that is competitive to Humatrope for a period of five years after the expiration or termination of the agreement. In addition, during the term of the agreement, Elanco agrees not to manufacture any product other than Humatrope at certain buildings of the Speke manufacturing site without Lilly's consent.

  Intellectual Property and Technology License Agreement

        Elanco entered into an intellectual property and technology license agreement with Lilly immediately prior to the completion of the IPO. Under the intellectual property and technology license agreement, Lilly granted Elanco an exclusive, perpetual license to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property (excluding trademarks). In addition, Lilly granted Elanco a non-exclusive, non-sublicenseable license to screen certain compounds in Lilly's compound libraries to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property. This screening license has an initial term of two years, subject to three one-year extensions, each of which requires Lilly's consent.

        If Elanco makes any improvements to the licensed intellectual property, Elanco shall retain ownership of such improvements and provide Lilly with a non-exclusive, perpetual license to use the intellectual property in fields outside animal health (including human health).

        For a period of two years following the effective date of the intellectual property and technology license agreement, each party has a right of first offer with respect to third-party offers that the other party receives to license such other party's intellectual property in the first party's field (animal health versus human health). In connection with such right, Elanco will negotiate exclusively as to such offer for the use of the other party's intellectual property in the first party's field.

        Under the intellectual property and technology license agreement, Elanco will provide quarterly reports to Lilly describing any know-how generated under the agreement, including inventions, patentable subject matter, discoveries, and technical data. Elanco will retain ownership of such generated know-how and will provide Lilly with a non-exclusive, perpetual license to use the know-how in fields outside animal health (including human health).

  Transitional Trademark License Agreement

        Elanco entered into a transitional trademark license agreement with Lilly immediately prior to the completion of the IPO. Under the transitional trademark license agreement, Lilly granted Elanco a transitional license to use certain of Lilly's trademarks for a period of time following the IPO. Such license is non-exclusive and royalty-free, and allows Elanco to use certain of Lilly's trademarks on

Elanco's product packaging, any advertising materials used in connection with the sale and distribution of Elanco products, and generally in connection with the sale and distribution of its products and in the day-to-day operation of its business (including in Elanco's books and records).

        Such license will terminate on a product-by-product and country-by-country basis. The term of the license will not extend beyond four years; provided, however, that the license can extend for one additional year (beyond such four years) if the parties mutually agree upon such extension. Lilly can terminate the transitional trademark license agreement due to Elanco's breach of such agreement, upon prior written notice, subject to a limited cure period.

  Registration Rights Agreement with Lilly

        Elanco entered into a registration rights agreement with Lilly immediately prior to the completion of the IPO, pursuant to which Elanco agreed that, upon the request of Lilly, Elanco would use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Elanco common stock retained by Lilly following the IPO. Prior to the commencement of the exchange offer related to the Split-Off, Elanco filed a registration statement on Form S-4 registering the shares of Elanco common stock exchanged by Lilly in the Split-Off. Pursuant to the registration rights agreement, Elanco was generally responsible for all registration expenses in connection with the performance of Elanco's obligations under the registration rights provisions in the registration rights agreement. Lilly is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes. The agreement contains indemnification and contribution provisions by Elanco for the benefit of Lilly and, in limited situations, by Lilly for the benefit of Elanco with respect to the information provided by or failed to be provided by Lilly included or omitted, as applicable, in the registration statement, prospectus or related document.

  Policy Concerning Related Person Transactions

        Elanco's board of directors has adopted a written policy, which is referred to as the "related person transaction policy", for the review of any transaction, arrangement or relationship in which Elanco is a participant, if the amount involved exceeds $120,000 and one of Elanco's executive officers, directors, director nominees or beneficial holders of more than 5% of Elanco's total equity (or their immediate family members), each of whom is referred to as a "related person", has a direct or indirect material interest. This policy was not in effect when Elanco entered into the transactions described above.

        Each of the agreements between Elanco and Lilly and its subsidiaries that were entered into prior to the completion of the IPO, and any transactions contemplated thereby, were deemed to be approved and not subject to the terms of such policy. If a related person, other than Lilly and its affiliates, proposes to enter into such a transaction, arrangement or relationship, which is referred to as a "related person transaction", the related person must report the proposed related person transaction to Elanco's Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in Elanco's best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If Elanco becomes aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

        A copy of Elanco's related person transaction policy is available on Elanco's website at investor.elanco.com under "Governance."

  Certain Contracts Between Elanco and Aratana

  Collaboration, License, Development and Commercialization Agreement

        On April 22, 2016, Elanco and Aratana entered into a collaboration, license, development and commercialization agreement (as amended, the "collaboration agreement") that granted Elanco rights to develop, manufacture and commercialize products based on licensed grapiprant rights and technology, including Galliprant®, or the "Grapiprant Products." Such products are FDA-approved therapeutics for the control of pain and inflammation associated with osteoarthritis in dogs. Aratana granted Elanco exclusive rights globally outside the United States and co-promotion rights with Aratana in the United States during the term of the collaboration agreement.

        Elanco paid Aratana an upfront payment of $45.0 million. Elanco also agreed to pay Aratana a $4.0 million milestone related to European approval of a Grapiprant Product for the treatment of pain and inflammation, a $4.0 million milestone related to the manufacturing of a Grapiprant Product from an alternate supply source and up to $75.0 million upon the achievement of certain sales milestones, of which $15.0 million was achieved in 2018. The sales milestone payments are subject to a one third reduction for each year the occurrence of the milestone is not achieved beyond December 31, 2021, with any non-occurrence beyond December 31, 2023 cancelling out the applicable milestone payment obligation entirely.

        Elanco also agreed to pay Aratana royalty payments on a percentage of net sales in the mid-single to low-double digits. In addition, Elanco and Aratana agreed to pay 75% and 25%, respectively, of all third-party development fees and expenses through December 31, 2018, in connection with preclinical and clinical trials necessary for any registration or regulatory approval of the products, provided that Aratana's contribution to such development fees and expenses was capped at $7.0 million. Aratana was responsible for all development activities required to obtain the first registration or regulatory approval for Grapiprant Products for use in dogs in each of the European Union and the United States, and Elanco was responsible for all other development activities.

        The term of the collaboration continues throughout the development and commercialization of the product candidates, on a product-by-product and country-by-country basis, until the latest of (i) the date on which no valid claim of certain issued or granted patents specified in the collaboration agreement in the respective country exists, (ii) the expiration of any regulatory exclusivity in such country covering such Grapiprant Product, and (iii) the tenth anniversary of the first commercial sale of such product in such country.

        The collaboration agreement may be terminated by Elanco at any time upon 90 days' written notice to Aratana. The collaboration agreement may also be terminated by either party (i) for the other party's material breach, where such breach is not cured within the timeframe specified by the agreement, (ii) upon the bankruptcy, insolvency or dissolution of the other party, or (iii) for certain activities involving the challenge of certain patents licensed by Aratana to Elanco. Upon Elanco's voluntary termination or termination for Elanco's breach, among other things, (a) all licenses and rights granted to Elanco would terminate and revert to Aratana, and (b) Elanco agreed to assign to Aratana all registrations and trademarks obtained in connection with the Grapiprant Products. Upon termination for Aratana's breach, among other things, Elanco could elect to retain its rights to the licenses granted by Aratana under the collaboration agreement subject to specified payment obligations.

  Co-Promotion Agreement

        On April 22, 2016, in connection with the entry into the collaboration agreement, Elanco and Aratana entered into a co-promotion agreement to co-promote the Grapiprant Products in the United States.

        Under the terms of the co-promotion agreement, Elanco agreed to pay Aratana, as a fee for services performed and expenses incurred by Aratana under the co-promotion agreement, (i) 25% of the gross margin on net sales of Grapiprant Products sold in the United States under the collaboration agreement prior to December 31, 2018, and (ii) a mid-single digit percentage of net sales of the Grapiprant Products in the United States after December 31, 2018 through 2028 (unless extended by mutual agreement).

        The co-promotion agreement expires on December 31, 2028, unless extended by mutual agreement. In addition, the co-promotion agreement provides that it will automatically terminate if the collaboration agreement is terminated early.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ELANCO

        The following table sets forth, as of June 7, 2019, beneficial ownership of shares of Elanco common stock by each Elanco director, each of Elanco's named executive officers and all directors and executive officers as a group, as well as their total stock-based holdings, and each person or group known to Elanco to be the beneficial owner of more than 5% of outstanding shares of Elanco common stock. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Percentage of beneficial ownership is based on 365,707,312 shares of common stock outstanding as of June 7, 2019.

        Unless otherwise indicated, the address for each holder listed below is 2500 Innovation Way, Greenfield, Indiana 46140. Except as noted by footnote, and subject to community property laws where applicable, Elanco believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Elanco common stock shown as beneficially owned by them.

        None of the Elanco directors and executive officers, individually or as a group, beneficially owns greater than 1% of Elanco's outstanding shares of Elanco common stock. Beneficial ownership representing less than 1% is denoted with an asterisk(*).

	Shares of common stock beneficially owned
				Directors' and officers' total stock-based holdings(2)
Name	Number of shares(1)		Percentage of shares
T. Rowe Price Associates, Inc.(3)	38,678,903		10.57%	N/A
PRIMECAP Management Company(4)	30,607,906		8.37%	N/A
Jeffrey N. Simmons	59,301		*	503,898
David S. Kinard	10,477		*	77,883
Sarena S. Lin	20,000		*	82,899
Lucas E. Montarce	—		—	—
David A. Urbanek	2,521		*	70,519
Todd S. Young	—		—	18,883
R. David Hoover	30,920	(5)	*	34,959
Kapila K. Anand	1,200		*	5,779
John P. Bilbrey	7,750	(6)	*	10,533
Art A. Garcia	—		—	2,819
Michael J. Harrington	—		—	2,783
Deborah T. Kochevar	—		—	2,783
Lawrence E. Kurzius	10,000		*	14,579
Kirk McDonald	—		—	2,783
Deborah Scots-Knight	—		—	2,783
All directors and executive officers as a group (18 persons)	151,248		*	1,017,724

(1)
Includes shares of common stock beneficially owned as calculated under SEC rules, including shares that may be acquired upon settlement of RSUs within 60 days, or upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. As of June 7, 2019, no such RSUs or options were outstanding.

(2)
This column shows the individual's total Elanco stock-based holdings, including securities shown in the "Shares of common stock beneficially owned" columns (as described above), plus stock-based holdings that cannot be converted into shares of Elanco common stock within 60 days, including, as applicable, RSUs subject to time-based vesting conditions, stock options, and deferred stock units held by directors. The number does not include (i) performance-based awards granted to executive officers that are subject to performance-based vesting conditions, or (ii) the annual award of deferred stock units to be credited to non-employee directors in November 2019 under the Directors' Deferral Plan based on service during 2019.

(3)
The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. It has sole voting power with respect to 12,897,118 of its shares and sole dispositive power with respect to 38,678,903 of its shares. The share information is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on April 10, 2019.

(4)
The address for PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena CA 91105. It has sole voting and dispositive power with respect to 30,607,906 of its shares. The share information is based solely on a Schedule 13G filed by PRIMECAP Management Company with the SEC on May 7, 2019.

(5)
Includes 920 shares held in trust over which Mr. Hoover shares voting and investment power.

(6)
Includes 7,750 shares owned by the John P. Bilbrey Revocable Trust.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ARATANA

        The following table sets forth certain information with respect to holdings of Aratana common stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of Aratana common stock, and (ii) each director, each named executive officer and all directors and executive officers as a group as of June 7, 2019, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 49,002,724 shares of Aratana common stock outstanding as of June 7, 2019. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Aratana common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of June 7, 2019 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each beneficial owner listed below is 11400 Tomahawk Creek Parkway, Suite 340, Leawood, Kansas 66211. Aratana believes, based on information provided to it that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number	Percentage
5% or Greater Stockholders
Broadfin Capital, LLC and affiliated entities(1)	7,258,135	14.8%
BlackRock, Inc.(2)	3,629,595	7.4%
Named Executive Officers and Directors
Craig A. Barbarosh, Esq.(3)	12,000	*
David L. Brinkley(4)	63,737	*
Irvine "Irv" O. Hockaday, Jr., Esq.(5)	135,485	*
Merilee Raines(6)	63,737	*
Lowell W. Robinson(7)	12,000	*
Robert P. Roche, Jr.(8)	70,500	*
Brent Standridge(9)	50,636	*
Steven St. Peter, M.D.(10)	1,390,957	2.8%
Craig A. Tooman(11)	575,446	*
John Vander Vort, Esq.(12)	98,737	*
Wendy L. Yarno(13)	73,737	*

All current executive officers and directors as a group (13 persons)	2,001,639	4.0%

*
Less than one percent.

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 22, 2019, Broadfin Capital, LLC Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler (together, "Broadfin") have shared voting and dispositive power over all shares of Aratana common stock. The address for Broadfin is Broadfin Capital, LLC, 300 Park Avenue, 25th Floor, New York, New York 10022.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 4, 2019, BlackRock, Inc. has sole voting power over 3,560,999 shares of Aratana common stock and sole dispositive power over 3,629,595 shares of Aratana common stock. The shares were acquired by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional

  Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Consists of (i) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (ii) 7,500 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(4)
Consists of (i) 13,500 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 45,737 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(5)
Consists of (i) 78,485 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 52,500 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(6)
Consists of (i) 13,500 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 45,737 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(7)
Consists of (i) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (ii) 7,500 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(8)
Consists of (i) 13,500 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 52,500 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(9)
Consists of 50,636 shares of Aratana common stock held directly. Mr. Standridge ceased service as an executive officer and employee effective December 31, 2018. Data provided is based on information known as of January 1, 2019.

(10)
Consists of (i) 512,082 shares of Aratana common stock held directly, (ii) 86,997 shares of Aratana common stock held by Vie Venture LLC, a Delaware limited liability company of which Dr. St. Peter is the sole manager, (iii) 791,878 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019. Dr. St. Peter ceased service as an executive officer and employee effective January 17, 2019. Data provided is based on information known as of January 18, 2019.

(11)
Consists of (i) 147,584 shares of Aratana common stock held directly, (ii) 159,917 shares of restricted stock, 17,596 of which will be vested within 60 days of June 7, 2019 and (iii) 267,945 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(12)
Consists of (i) 38,500 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 55,737 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

(13)
Consists of (i) 13,500 shares of Aratana common stock held directly, (ii) 4,500 shares of restricted stock, none of which will be vested within 60 days of June 7, 2019 and (iii) 55,737 shares of Aratana common stock issuable upon exercise of an option that is exercisable within 60 days of June 7, 2019.

DESCRIPTION OF ELANCO CAPITAL STOCK

        The following is a summary of Elanco's capital stock and important provisions of Elanco's amended and restated articles of incorporation and amended and restated bylaws. This summary does not purport to be complete and is subject to and qualified by Elanco's amended and restated articles of incorporation and amended and restated bylaws and by the provisions of applicable law.

        Elanco's authorized capital stock is comprised of 6,000,000,000 shares, which are made up of (i) 5,000,000,000 shares of Elanco common stock and (ii) 1,000,000,000 shares of preferred stock, no par value, the rights and preferences of which may be established from time to time by Elanco's board of directors.

        As of June 7, 2019, there were 365,707,312 outstanding shares of Elanco common stock and no outstanding shares of preferred stock.

Common Stock

        The holders of Elanco common stock are entitled to one vote per share on all matters submitted to a vote of Elanco's shareholders (including the election or removal of directors), and do not have cumulative voting rights. Directors will be elected by a plurality of the votes entitled to be cast. Except as otherwise provided in Elanco's amended and restated articles of incorporation or as required by law, all matters to be voted on by Elanco's shareholders other than matters relating to the election and removal of directors shall be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.

        Holders of Elanco common stock will share equally in any dividends that may be declared by Elanco's board of directors out of funds legally available therefor, subject to the rights of the holders of any outstanding preferred stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Elanco's affairs, holders of Elanco common stock would be entitled to share ratably in Elanco's assets that are legally available for distribution to shareholders. If Elanco has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, Elanco must pay the applicable distribution to the holders of its preferred stock before it may pay distributions to the holders of Elanco common stock. Holders of Elanco common stock do not have preemptive or other rights to subscribe for additional shares of Elanco's stock. All outstanding shares of Elanco common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Elanco common stock will be subject to those of the holders of any shares of preferred stock that Elanco may issue in the future.

Preferred Stock

        Elanco's board of directors is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by Elanco's shareholders. Any preferred stock so issued may rank senior to Elanco's common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Elanco without further action by the shareholders and may adversely affect the voting and other rights of the holders of Elanco common stock. Elanco's board of directors has not authorized the issuance of any shares of preferred stock, and Elanco has no agreements or plans for the issuance of any shares of preferred stock.

Anti-takeover Effects of Provisions of Elanco's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Elanco's amended and restated articles of incorporation and amended and restated bylaws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by shareholders.

  Special Meetings

        Elanco's amended and restated bylaws provide that special meetings of holders of common stock may be called only by Elanco's board of directors or the Chairman of the board of directors. Holders of Elanco's common stock are not permitted to call a special meeting or to require that Elanco's board of directors call a special meeting of shareholders.

  Advance Notice Procedures

        Elanco's amended and restated bylaws include an advance notice procedure for the nomination, other than by or at the direction of Elanco's board of directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, Elanco's amended and restated bylaws provide that notice of intent to nominate a director or raise business at such meetings must be received by Elanco not less than 120 days nor more than 150 days prior to the date on which Elanco's proxy statement is released to shareholders in connection with the previous year's annual meeting, or in the event that no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the proposing shareholder to be timely must be received not later than the close of business on the later of 120 days in advance of such meeting or 10 days following the date on which public disclosure of the date of the meeting is first made and, in each case, must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal.

Classified Board

        Elanco's amended and restated articles of incorporation and Elanco's amended and restated bylaws provide for Elanco's board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms of office. Approximately one-third of Elanco's board of directors will be elected each year to three-year terms of office, and Elanco's directors (other than directors appointed by holders of preferred stock) may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of Elanco's outstanding voting stock.

        Under Section 23-1-39-1 of the Indiana Business Corporation Law (the "IBCL"), only Elanco's board of directors can amend, and shareholders do not have the right to amend, Elanco's amended and restated bylaws.

Certain Provisions of the Indiana Business Corporation Law

  Shareholder Action by Unanimous Written Consent

        Under Chapter 29 of the IBCL, any action required or permitted to be taken by the holders of Elanco common stock may be effected only at an annual meeting or special meeting of such holders, and shareholders may act in lieu of such meetings only by unanimous written consent.

  Control Share Acquisition

        Elanco's amended and restated articles of incorporation provide that Chapter 42 of the IBCL does not apply to Elanco. However, Elanco could elect to be subject to Chapter 42 in the IBCL in the future. Chapter 42 of the IBCL is designed to protect minority shareholders in the event that a shareholder acquires shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more). Upon the acquisition of control shares, the approval of the rights of the acquirer to vote the shares in excess of each level of ownership (and shares acquired in transactions deemed related) must be obtained from a majority of the disinterested shareholders before the acquiring shareholder may vote such shares. Under certain circumstances, including in the event that shareholder approval is not obtained, the shares held by the acquirer may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

  Certain Business Combinations

        Under the business combinations provision of the IBCL, or Chapter 43, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that, like us, has not opted-out of this provision) is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of the corporation are complied with and either a majority of disinterested shareholders approves the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election.

Limitations on Liability and Indemnification of Officers and Directors

        Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation's best interests and in all other cases, the individual reasonably believed that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

        Elanco's amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of Elanco's directors, officers and employees against liability and reasonable expenses that may be incurred by them, arising out of any threatened, pending or completed investigation, claim, suit or proceeding, whether civil, administrative, investigative or criminal, in which they may become involved by reason of being or having been a director, officer or employee. To be entitled to indemnification, (a) those persons must have been wholly successful in the claim or action, or (b) the board of directors, independent legal counsel or the shareholders must have determined that such persons acted in good faith in what they reasonably believed to be in Elanco's best interest, or in the case of conduct not in the individual's official capacity with Elanco, did not act in opposition to Elanco's best interest. In addition, in any criminal action, such persons must have had no reasonable cause to believe that their conduct was unlawful. Elanco's amended and restated bylaws provide for mandatory advancement of expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such advancements, should it be determined that the person is not entitled to indemnification.

        The IBCL permits Elanco to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with us, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Elanco will maintain such insurance for its directors, officers and employees and those of Elanco's subsidiaries, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

Transfer Agent and Registrar

        The transfer agent and registrar for Elanco's common stock is Computershare Trust Company, N.A.

COMPARISON OF RIGHTS OF HOLDERS OF ELANCO COMMON STOCK AND ARATANA COMMON STOCK

        Elanco is incorporated under the laws of the State of Indiana and Aratana is incorporated under the laws of the State of Delaware. Accordingly, the rights of Elanco shareholders are governed by the laws of the State of Indiana while the rights of Aratana stockholders are governed by the laws of the State of Delaware. As a result of the merger, Aratana stockholders will become shareholders of Elanco. Thus, following the merger, the rights of Aratana stockholders who become Elanco shareholders in the merger will be governed by the laws of the State of Indiana and will also then be governed by the Elanco articles of incorporation and the Elanco bylaws.

        The following description summarizes the material differences between the rights of the shareholders of Elanco and the stockholders of Aratana, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Aratana stockholders should read carefully the relevant provisions of the DGCL, the section of this proxy statement/prospectus titled "Description of Elanco Capital Stock" beginning on page 237 and the respective certificates or articles of incorporation and bylaws of Elanco and Aratana. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 259.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Authorized Capital Stock	The authorized capital stock of Aratana consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.	The authorized capital stock of Elanco consists of 5,000,000,000 shares of common stock, no par value, and 1,000,000,000 shares of preferred stock, no par value.
Outstanding Capital Stock

Aratana has outstanding only one class of common stock. Aratana stockholders are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Aratana's certificate of incorporation and bylaws.

As of June 7, 2019, 49,002,724 shares of Aratana common stock were outstanding. No shares of Aratana preferred stock were outstanding and Aratana has no present plans to issue any shares of Aratana preferred stock.

Elanco has outstanding only one class of common stock. Elanco shareholders are entitled to all of the respective rights and obligations provided to common shareholders under Indiana law and Elanco's articles of incorporation and bylaws.

As of June 7, 2019, 365,707,312 shares of Elanco common stock were outstanding. No shares of Elanco preferred stock were outstanding and Elanco has no present plans to issue any shares of Elanco preferred stock.

Calling Special Meetings of Stockholders/Shareholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.	Under the IBCL, a special meeting of shareholders may be called by the board of directors or by any person specifically authorized to do so in the articles of incorporation or bylaws.

Aratana's bylaws provide that a special meeting of the stockholders may be called by the Aratana board, the chairperson of the Aratana board, the chief executive officer or the president (in the absence of a chief executive officer), but such special meetings may not be called by any other person.

Elanco's bylaws provide that special meetings of Elanco's shareholders may only be called by the Elanco board or by the chairman of the Elanco board.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Stockholder/Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors

Aratana's bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Aratana board.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Aratana's secretary prior to the meeting. This notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at Aratana's principal executive offices not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year's annual meeting; provide, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not later than the later of the 90th day before the meeting or the 10th day following the day on which public disclosure of the date of the annual meeting is first made.

If the Aratana board determines that directors are to be elected at a special meeting, notice for nominations must be received at Aratana's principal executive offices not earlier than the 120th day prior to such meeting and not later than the later of the 90th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such special meeting is first made.

Elanco's bylaws allow shareholders to propose business to be brought before an annual meeting and nominate candidates for election to the Elanco board.

Such proposals and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Elanco's secretary prior to the meeting. This notice must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal.

In general, a shareholder wishing to nominate a director or raise another proposal must notify Elanco in writing no less than 120 nor more than 150 days prior to the date on which Elanco's proxy statement is released to shareholders in connection with the previous year's annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the nominating shareholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public disclosure of the date of the meeting is first made

If the Elanco board determines that directors are to be elected at a special meeting, notice for nominations must be delivered to or mailed and received by the secretary of Elanco at the principal executive offices of Elanco not less than ninety (90) calendar days in advance of the date of the special meeting, or, if later, the tenth (10th) calendar day after public disclosure of the date of the special meeting is made.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Stockholder/Shareholder Action by Written Consent

The DGCL allows action by written consent to be taken by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation.

Aratana's certificate of incorporation and bylaws provide that the taking of any action by written consent of the stockholders without a meeting of the stockholders of Aratana is specifically prohibited.

Under Chapter 29 of the IBCL, any action required or permitted to be taken by the holders of Elanco common stock may be effected only at an annual meeting or special meeting of such holders, and shareholders may act in lieu of such meetings only by unanimous written consent.

Number of Directors and Size of Board

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.

Aratana's certificate of incorporation and bylaws provide that the number of directors constituting the whole Aratana board is to be determined from time to time by resolution of the Aratana board; provided that the Aratana board shall consist of at least one member. There are currently ten (10) directors serving on the Aratana board.

The IBCL provides that the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified or fixed in accordance with the articles of incorporation or bylaws.

Elanco's amended and restated articles of incorporation provide that Elanco's board of directors consist of not less than five directors and that the number of directors shall be fixed from time to time by a majority of the board of directors. Elanco's board of directors has currently set the number of directors at ten (10).

Classes and Terms of Directors

Under its certificate of incorporation, the Aratana board is divided into three classes. Each director serves for a term of three years, ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. The Aratana board is authorized to assign members of the Aratana board to each class, each of which shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Aratana board.

Directors hold office until expiration of the term for which such director was elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

Under its articles of incorporation and bylaws, Elanco's board of directors is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring at each annual meeting. Each class of directors whose term shall then expire shall be elected to hold office for a three-year term. All directors shall continue in office until the election and qualification of their respective successors in office, their death, resignation or removal, or if there has been a reduction in the number of directors, until the end of their respective terms.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Voting, Generally and Director Elections

Holders of Aratana common stock are entitled to one vote per share.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Aratana's bylaws provide that a director nominee is elected by a plurality of the votes cast.

Holders of Elanco common stock are entitled to one vote per share.

The IBCL provides that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Elanco's articles of incorporation and bylaws state that directors are elected by a plurality vote and there is no cumulative voting in the election of directors.

Removal of Directors

Under its certificate of incorporation, any directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of Aratana entitled to vote thereon.

Under its articles of incorporation, any director may be removed from office at any time, but only for cause and only upon the affirmative vote of at least sixty-six and two-thirds (66 2/3) percent of the votes entitled to be cast by holders of the outstanding voting stock.

Vacancies

Under its certificate of incorporation, any vacancy on the Aratana board (whether resulting from an increase in the total number of directors or the resignation of one of the directors) may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Under its articles of incorporation, vacancies are filled by the affirmative vote of the majority of directors then in office.
Limitation on Liability of Directors

Aratana's certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director of Aratana will be personally liable to Aratana or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Aratana.

Under the IBCL, a director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless the director has breached or failed to perform the duties of the director's office in compliance the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys' fees).

Aratana's bylaws provide that Aratana will, to the fullest extent permitted by law, indemnify and advance expenses to any person made party to any action or proceeding by reason of the fact that the person is or was, or has agreed to become, a director or officer of Aratana or, while a director or officer was serving, or has agreed to serve at Aratana's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

The DGCL and Aratana's bylaws permit Aratana to maintain insurance to protect any person who is or was, or has agreed to become, a director or officer of Aratana, or is or was serving, or has agree to serve at the request of Aratana as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not Aratana would have the power to indemnify such person against such liability under the DGCL.

The IBCL requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation) who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because the officer or director is or was an officer or director of the registrant against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Elanco's articles of incorporation do not contain any provision limiting such indemnification.

The IBCL also authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation's best interests and in all other cases, the individual reasonably believed that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders

The Elanco articles of incorporation and bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of directors, officers and employees of the corporation against liability and reasonable expense that may be incurred by them, arising out of any threatened, pending or completed investigation, claim, suit or proceeding, whether civil, administrative, investigative or criminal, in which they may become involved by reason of being or having been a director, officer or employee. The Elanco bylaws provide for mandatory advancement of expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such advancements, should it be determined that the person is not entitled to indemnification.

The IBCL permits corporations to purchase insurance on behalf of directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Elanco maintains such insurance for directors, officers and employees, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Under the IBCL, amendments to provisions of Elanco's amended and restated articles of incorporation generally require a majority vote of the board of directors and the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of the outstanding voting stock.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders

Aratana's certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in Aratana's certificate of incorporation as prescribed by the DGCL; provided, however, that the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of Aratana entitled to vote shall be required to amend or repeal, or to adopt any provisions inconsistent with, Articles Sixth, Eighth, Ninth, Tenth or Eleventh of Aratana's certificate of incorporation.

Under Elanco's articles of incorporation, the amendment of provisions addressing the number of directors, removal of directors or classification of the board requires the affirmative vote of the holders of at least sixty six and two thirds (66 2/3) percent of the votes entitled to be cast.

Amendments to Bylaws

Aratana's certificate of incorporation and bylaws provide that the Board is expressly empowered to adopt, amend or repeal Aratana's bylaws. The stockholders also have the power to adopt, amend or repeal Aratana's bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock required by law or by Aratana's certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of Aratana's capital stock.

Under the IBCL, only a corporation's board of directors may generally amend or repeal the corporation's bylaws, unless the articles of incorporation provides otherwise. Elanco's articles of incorporation do not provide otherwise, and accordingly, Elanco's bylaws may be amended by the affirmative action of a majority of the board of directors.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Business Combinations with Interested Parties

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock (an "interested stockholder") for three years following the time that person becomes an "interested stockholder" unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions).

Aratana has not opted out of Section 203 of the DGCL.

Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act that has not opted out of this provision is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of the corporation are complied with and either a majority of disinterested shareholders approves the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election.

Elanco has not opted out of the business combinations provision of the IBCL.

Control Share Acquisitions	There is no such control share provision of the DGCL.	The control share provision of the IBCL, or Chapter 42, does not apply to Elanco, though Elanco could elect to be subject to Chapter 42 in the future.
Dividend Policy	Aratana has no legal or contractual obligation to pay dividends.	Elanco has no legal or contractual obligation to pay dividends.

	Rights of Aratana Stockholders	Rights of Elanco Shareholders
Forum Selection

Aratana's certificate of incorporation provides that, unless Aratana consents in writing otherwise, the Court of Chancery of the State of Delaware shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Aratana, (b) any action asserting a claim of breach of fiduciary duty owed by any Aratana director, officer, employee or agent, (c) any action asserting a claim pursuant to any provision of the DGCL or Aratana's certificate of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of Aratana's certificate of incorporation or bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine.

Elanco's articles of incorporation or bylaws do not contain a forum selection provision.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Aratana common stock. The merger for this purpose includes the first merger and the second merger, if it occurs, as part of one integrated plan of reorganization for U.S. federal income tax purposes. This summary is based upon the Internal Revenue Code of 1986, as amended ("Code"), applicable Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings effective as of the date hereof. These laws and authorities are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to the U.S. Holders of Aratana common stock as described herein. The discussion below does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences of the merger.

        The following is for general information purposes only and does not purport to be a complete analysis or discussion of all of the potential tax consequences of the merger. It is not a substitute for careful tax planning and advice. Elanco urges you to consult your tax advisor as to the specific tax consequences to you of the merger and the ownership of Elanco common stock received in the merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Aratana common stock in light of their particular facts and circumstances. This discussion applies only to U.S. Holders that hold their Aratana common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder's particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, this discussion does not apply to holders of Aratana common stock that are subject to special rules under U.S. federal income tax laws (including, for example, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; controlled foreign corporations; passive foreign investment companies; certain former citizens or former long-term residents of the United States; holders that are not U.S. holders; U.S. Holders having a functional currency other than the U.S. dollar; holders who hold shares of Aratana common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of Aratana and holders who acquired (or will acquire) their shares of Aratana common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan).

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Aratana common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Aratana common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Aratana common stock should consult their tax advisors regarding the tax consequences of the merger to them.

        This summary does not address the tax consequences of the merger or any other related transactions to holders of options to acquire Aratana common stock. Further, with respect to holders whose Aratana common stock were subject to vesting restrictions, the discussion assumes that a valid Section 83(b) election was made with respect to such stock.

        In light of the foregoing, holders are urged to consult with, and must rely on, the advice of their tax advisors regarding the tax consequences to them of the merger and any other transactions consummated in connection therewith, including applicable U.S. federal, state, local, foreign, and other tax consequences.

  General

        The obligations of each of Elanco and Aratana to consummate the merger are conditioned upon the receipt by each of them of an opinion dated as of the closing of the merger, to the effect that that the merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Elanco will receive an opinion from its counsel, Bryan Cave Leighton Paisner LLP. Aratana will receive an opinion from its counsel, Latham & Watkins LLP. In the event that Elanco and Aratana waive the condition to receive such tax opinions and the consequences of not receiving such opinions would be material to the Aratana stockholders, Aratana will call an additional special meeting in order to resolicit the vote of the Aratana stockholders to approve the proposal to adopt the merger agreement.

        The opinions of counsel will be based on customary assumptions and on representations, warranties and covenants of officers of Elanco and Aratana and any of their respective affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ materially from those described below.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. In addition, neither Elanco nor Aratana intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the treatment of the merger described above. If the IRS were to successfully challenge the treatment of the merger described above, the tax consequences could differ materially from those described below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

  U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

        Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinions filed herewith, the discussion below represents the opinion of Latham &

Watkins LLP, counsel to Aratana, and Bryan Cave Leighton Paisner LLP, counsel to Elanco, with respect to the material U.S. federal income tax consequences of the merger to U.S. Holders.

  Exchange of Aratana Common Stock for Elanco Common Stock

        Subject to the discussions below relating to the receipt of cash in lieu of fractional shares and CVRs, a U.S. Holder generally will not recognize any gain or loss upon the receipt of shares of Elanco common stock in the merger. The U.S. Holder's aggregate tax basis in Elanco common stock received in the merger (including any fractional share deemed received and sold as described below) generally will be equal to the aggregate tax basis of the shares of Aratana common stock surrendered, increased by any gain recognized with respect to the CVRs (discussed below), and decreased by either the fair market value of the CVR (if the receipt of the CVR is treated as a closed transaction, as discussed below) or any amounts received with respect to the CVR (if the receipt of the CVR is treated as an open transaction, as discussed below). The U.S. Holder's holding period for shares of Elanco common stock received in the merger (including any fractional share deemed received and sold as described below) generally will include such holder's holding period for its shares of Aratana common stock surrendered therefor.

        If a U.S. Holder has acquired different blocks of Aratana common stock at different times or at different prices, then such holder's tax basis and holding period in shares of Elanco common stock received in the merger generally will be determined with reference to each block of Aratana common stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Elanco common stock received in the merger.

  Cash in Lieu of Fractional Shares

        A U.S. Holder that receives cash in lieu of a fractional share of Elanco common stock generally will be treated as having received such fractional share in the merger and then as having sold such fractional share for cash. Such U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Elanco common stock and the tax basis allocated to such fractional share of Elanco common stock. Such gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Aratana common stock surrendered therefor) is more than one year as of the closing date of the merger. Long-term capital gains of non-corporate U.S. Holders currently are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

  Receipt of CVRs

        The receipt of CVRs by a U.S. Holder in exchange for Aratana common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain a U.S. Holder recognizes, and the timing and character of such gain, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to receipt of a CVR generally will not be available with respect to the disposition of Aratana common stock pursuant to the merger because Aratana common stock is traded on an established securities market.

        There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the merger. The receipt of the CVRs as part of the merger might be treated as a "closed transaction" or as an "open transaction" for U.S. federal income tax purposes.

        The following sections discuss the U.S. federal income tax consequences of the receipt of CVRs in exchange for Aratana common stock in the event it is treated as a closed transaction and, alternatively, in the event it is treated as an open transaction. The determination of whether a contingent payment right with characteristics similar to those under the CVRs should be treated as a closed transaction or an open transaction is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their tax advisors regarding this issue. The CVRs also could be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of a CVR.

  Treatment as Closed Transaction

        Pursuant to Treasury Regulations dealing with contingent payment obligations analogous to CVRs, if the fair market value of the CVRs is "reasonably ascertainable," a U.S. Holder should treat the transaction as a "closed transaction" and treat the fair market value of the CVRs as part of the consideration received in the merger for purposes of determining gain. It is possible that the trading value of Aratana common stock would be considered along with other factors in determining whether the value of the CVRs is reasonably ascertainable.

        If the receipt of the CVRs is treated as a closed transaction for U.S. federal income tax purposes, the fair market value of the CVRs would be treated as consideration received for the Aratana common stock at the time the CVRs are received in the merger. A U.S. Holder of Aratana common stock generally would recognize capital gain in the amount of the lesser of (i) the fair market value of the CVRs, and (ii) the excess of (A) the fair market value of the CVRs plus the fair market value of the Elanco common stock received over (B) the U.S. Holder's adjusted tax basis in the Aratana common stock. A U.S. Holder will not recognize loss in the merger. Gain recognized in the transaction must be determined separately for each block of Aratana common stock. Any such gain will be long-term if the Aratana common stock was held for more than one year prior to such disposition. A U.S. Holder's initial tax basis in a CVR received in the merger would equal the fair market value of such CVR. The holding period for a CVR would begin on the day following the date of the merger.

        There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs in a closed transaction and, therefore, the amount, timing and character of any gain or income with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of a CVR would recover its adjusted tax basis in such CVR. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code.

        The portion of any payment received with respect to a CVR that is required to be treated as imputed interest under Section 483 of the Code generally should equal the excess of (i) the amount of the CVR payment over (ii) the present value of such amount as of the date of the merger, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder's regular method of accounting for U.S. federal income tax purposes.

        Although not entirely free from doubt, if a CVR expires without any payment with respect thereto, a U.S. Holder generally will recognize a loss, which loss likely would be a capital loss, in an amount equal to such U.S. Holder's adjusted tax basis in the CVR. The deductibility of capital losses is subject to limitations. Each U.S. Holder should consult its tax advisors regarding the treatment in its particular circumstances of the expiration of a CVR without any payment.

  Treatment as Open Transaction

        If the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain. The Treasury Regulations state that only in "rare and extraordinary" cases would the value of contingent payment obligations not be reasonably ascertainable.

        If the receipt of the CVRs is treated as an open transaction for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as consideration received for the Aratana common stock at the time the CVRs are received in the merger, and the U.S. Holder would have no tax basis in the CVRs. The U.S. Holder would take payments under the CVRs into account when received or deemed received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. A portion of any payments made more than one year after the merger would be treated as interest income under Section 483 of the Code (as discussed above under Treatment as Closed Transaction), and the balance as additional consideration for the disposition of the Aratana common stock.

        A U.S. Holder of Aratana common stock generally would recognize capital gain when and as payments are received with respect to the CVRs, in the amount of the lesser of (i) the amount received with respect to the CVRs, or (ii) the excess of (A) the amount received with respect to the CVRs plus the fair market value of the Elanco common stock received over (B) the U.S. Holder's adjusted tax basis in the Aratana common stock. A U.S. Holder will not recognize loss in the merger. Gain recognized in the transaction must be determined separately for each block of Aratana common stock. Any such gain will be long-term if the Aratana common stock was held for more than one year prior to such disposition.

  Perfection of Appraisal Rights

        The above discussion does not apply to U.S. Holders of Aratana common stock who properly perfect appraisal rights. A U.S. Holder of Aratana common stock who perfects appraisal rights with respect to such U.S. Holder's stock generally will recognize capital gain or loss equal to the difference between the amount of cash paid in exchange for such stock and such U.S. Holder's tax basis in such stock, except that a portion of the cash paid may be taxable as interest.

  Information Reporting and Backup Withholding

        Information reporting generally will apply to payments to a U.S. Holder pursuant to the merger, and such payments, including payments of the cash in lieu of fractional shares of Elanco common stock and with respect to CVRs, may be subject to backup withholding. A U.S. Holder will not be subject to backup withholding if such U.S. Holder provides the appropriate documentation (generally, an IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption. Certain U.S. Holders (including corporations) generally are not subject to backup withholding if such U.S. Holders provide the appropriate documentation to establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

        Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the merger is expected to reflect the fair market value of the U.S. Holder's CVRs. Accordingly, a U.S. Holder that treats the merger as an "open transaction" for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is more than the amount such U.S. Holder intends to report in the year of the merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the open transaction method.

        Nothing in the foregoing summary is intended to be, or should be construed as, tax advice. The United States federal income tax discussion set forth above is included for general information purposes only and is not a complete analysis or discussion of all potential tax consequences relevant to holders of Aratana common stock. Holders are strongly urged to consult their tax advisors to determine the federal, state, local and foreign tax consequences to them of the merger and any other transactions consummated in connection therewith and the ownership and disposition of Elanco common stock received in the merger in light of their own particular circumstances.

LEGAL MATTERS

        The validity of the Elanco common stock to be issued in connection with the merger will be passed upon for Elanco by Barnes & Thornburg LLP. Certain matters pertaining to the United States Federal income tax consequences of the merger will be passed upon for Elanco by Bryan Cave Leighton Paisner LLP and for Aratana by Latham & Watkins LLP.

 EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited Elanco's consolidated and combined financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, as set forth in its report. Elanco's financial statements are included in this proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on said firm's authority as experts in accounting and auditing.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Aratana Therapeutics, Inc. for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an emphasis of matter relating to Aratana Therapeutics, Inc.'s requirement for additional financing as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 FUTURE PROPOSALS OF ARATANA STOCKHOLDERS

        Aratana held its 2019 annual meeting of stockholders on June 6, 2019. If the merger is completed, Aratana does not expect to hold an annual meeting of stockholders in 2020.

        Stockholders who intend to have a proposal considered for inclusion in Aratana's proxy materials for presentation at Aratana's 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to Aratana's Secretary at Aratana's offices at 11400 Tomahawk Creek Parkway, Suite 340, Leawood, Kansas 66211 in writing not later than February 7, 2020.

        Stockholders who intend to present a proposal at Aratana's 2020 annual meeting of stockholders, but not to include the proposal in Aratana's proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in Aratana's amended and restated bylaws. Aratana's amended and restated bylaws require, among other things, that Aratana's Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year's annual meeting. Therefore, Aratana must receive notice of such a proposal or nomination for Aratana's 2020 annual meeting of stockholders no earlier than the close of business on February 7, 2020 and no later than the close of business on March 8, 2020. The notice must contain the information required by the amended and restated bylaws, a copy of which is available upon request to Aratana's Secretary. In the event that the date of Aratana's 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after June 6, 2020, then Aratana's Secretary must receive such written notice not earlier than the close of business on the 120th day prior to Aratana's 2019 annual meeting of stockholders and not later than the close of business on the 90th day prior to 2020 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder's compliance with this deadline.

        Aratana reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

 WHERE YOU CAN FIND MORE INFORMATION

        Elanco and Aratana file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Elanco's and Aratana's public filings are available to the public from commercial document retrieval services and on the Internet site maintained by the SEC at www.sec.gov. The reports and other information filed by Elanco with the SEC are also available at Elanco's website at www.elanco.com. The reports and other information filed by Aratana with the SEC are available at Aratana's website at www.aratana.com. The web addresses of the SEC, Elanco and Aratana are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not a part of this proxy statement/prospectus. Shares of Elanco common stock are listed on the NYSE under the symbol "ELAN," and shares of Aratana common stock are listed on Nasdaq under the symbol "PETX".

        Elanco has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the common stock of Elanco being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement, including the attached exhibits and annexes, which contain additional relevant information about Elanco and Aratana, respectively. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

        This proxy statement/prospectus "incorporates by reference" certain information filed by Aratana with the SEC, which means that Elanco and Aratana can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. This proxy statement/prospectus does not incorporate by reference any information filed with the SEC by Elanco.

        The following documents and information filed by Aratana are incorporated by reference:

          (1)   Aratana's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 13, 2019;

          (2)   Aratana's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed on May 9, 2019; and

          (3)   Aratana's Current Reports on Form 8-K filed on January 4, 2019, January 22, 2019, February 5, 2019, March 15, 2019, and April 26, 2019.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        Additionally, any future filings Aratana makes with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act between the date of the initial filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the date of the Aratana special meeting are also incorporated by reference herein; provided, however, that any information furnished, but not filed with the SEC is not incorporated by reference herein.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Elanco Animal Health Incorporated

Opinion on the Financial Statements

        We have audited the accompanying consolidated and combined balance sheets of Elanco Animal Health Incorporated (the Company) as of December 31, 2018 and 2017, the related consolidated and combined statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated and combined financial statements"). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2017.

Indianapolis, Indiana
February 20, 2019

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Operations

(in millions, except per-share data)

	Year Ended December 31,
	2018	2017	2016
Revenue	$3,066.8	$2,889.0	$2,913.5
Costs, expenses and other:
Cost of sales	1,573.8	1,493.9	1,409.0
Research and development	246.6	251.7	265.8
Marketing, selling and administrative	735.2	779.8	784.8
Amortization of intangible assets	197.4	221.2	170.7
Asset impairments, restructuring and other special charges (Note 7)	128.8	375.1	308.4
Interest expense, net of capitalized interest	29.6	—	—
Other (income) expense, net	41.3	(0.1)	(2.8)

	2,952.7	3,121.6	2,935.9

Income (loss) before income taxes	114.1	(232.6)	(22.4)
Income tax expense	27.6	78.1	25.5

Net income (loss)	$86.5	$(310.7)	$(47.9)

Earnings (loss) per share:
Basic and diluted	$0.28	$(1.06)	$(0.16)
Weighted average shares outstanding:
Basic and diluted	313.7	293.3	293.3

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Comprehensive Income (Loss)

(in millions)

	Year Ended December 31,
	2018	2017	2016
Net income (loss)	$86.5	$(310.7)	$(47.9)
Other comprehensive income (loss):
Change in foreign currency translation gains (losses)	(47.1)	210.1	(230.7)
Change in defined benefit pension and retiree health benefit plans, net of taxes	25.4	(9.8)	(4.3)

Other comprehensive income (loss), net of taxes	(21.7)	200.3	(235.0)

Comprehensive income (loss)	$64.8	$(110.4)	$(282.9)

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Balance Sheets

(in millions)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$474.8	$323.4
Accounts receivable, net of allowances of $8.4 (2018) and $9.8 (2017)	651.8	567.4
Other receivables	57.6	34.5
Inventories (Note 8)	1,004.1	1,062.3
Prepaid expenses and other	113.9	136.1
Restricted cash (Note 19)	202.7	—

Total current assets	2,504.9	2,123.7

Noncurrent Assets
Investments (Note 10)	15.3	12.3
Goodwill (Note 11)	2,958.0	2,969.2
Other intangibles, net (Note 11)	2,453.0	2,672.8
Other noncurrent assets	103.1	242.0
Property and equipment, net (Note 12)	922.4	920.3

Total assets	$8,956.7	$8,940.3

Liabilities and Equity
Current Liabilities
Accounts payable	$205.2	$203.8
Employee compensation	98.9	89.3
Sales rebates and discounts	169.9	165.5
Current portion of long term debt	29.0	—
Other current liabilities	199.0	184.5
Payable to Lilly (Note 19)	268.7	—

Total current liabilities	970.7	643.1

Noncurrent Liabilities
Long-term debt (Note 9)	2,443.3	—
Accrued retirement benefits (Note 17)	109.1	139.0
Deferred taxes (Note 14)	114.6	251.9
Other noncurrent liabilities	121.5	126.0

Total liabilities	3,759.2	1,160.0

Commitments and Contingencies (Note 15)
Equity
Net parent company investment	—	8,036.9
Common stock, no par value, 5,000,000,000 shares authorized 365,643,911 shares issued and outstanding as of December 31, 2018	—	—
Additional paid-in capital	5,403.3	—
Retained earnings	16.4	—
Accumulated other comprehensive loss	(222.2)	(256.6)

Total equity	5,197.5	7,780.3

Total liabilities and equity	$8,956.7	$8,940.3

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Equity

(in millions)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock						Defined Benefit Pension and Retiree Health Benefit Plans
			Additional Paid-in Capital	Net Parent Company Investment	Retained Earnings	Foreign Currency Translation			Total Equity
	Shares	Amount						Total
January 1, 2016	293.3	$—	$—	$7,651.4	$—	$(206.6)	$(15.3)	$(221.9)	$7,429.5
Net loss	—	—	—	(47.9)	—	—	—	—	(47.9)
Other comprehensive income, net of tax	—	—	—	—	—	(230.7)	(4.3)	(235.0)	(235.0)
Transfers (to)/from Lilly, net	—	—	—	(129.2)	—	—	—	—	(129.2)

December 31, 2016	293.3	—	—	7,474.3	—	(437.3)	(19.6)	(456.9)	7,017.4
Net (loss)	—	—	—	(310.7)	—	—	—	—	(310.7)
Other comprehensive income (loss), net of tax	—	—	—	—	—	210.1	(9.8)	200.3	200.3
Transfers (to)/from Lilly, net	—	—	—	873.3	—	—	—	—	873.3

December 31, 2017	293.3	—	—	8,036.9	—	(227.2)	(29.4)	(256.6)	7,780.3
Adoption of Accounting Standards Update 2016-16	—	—	—	(0.3)	—	—	—	—	(0.3)
Net income	—	—	—	70.1	16.4		—	—	86.5
Other comprehensive income (loss), net of tax	—	—	—	—	—	(47.1)	25.4	(21.7)	(21.7)
Transfers (to)/from Lilly, net	—	—	—	(226.3)	—	—	—	—	(226.3)
Separation adjustments	—	—	—	43.5	—	56.1	—	56.1	99.6
Issuance of common stock	72.3	—	1,659.7	—	—	—	—	—	1,659.7
Consideration to Lilly in connection with the Separation	—	—	(4,194.9)	—	—	—	—	—	(4,194.9)
Reclassification of net parent company investment	—	—	7,923.9	(7,923.9)	—	—	—	—	—
Shared base compensation	—	—	1.8	—	—	—	—	—	1.8
Capital contribution from Lilly	—	—	12.8	—	—	—	—	—	12.8

December 31, 2018	365.6	$—	$5,403.3	$—	$16.4	$(218.2)	$(4.0)	$(222.2)	$5,197.5

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statement of Cash Flows

(in millions)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$86.5	$(310.7)	$(47.9)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	296.0	318.4	254.4
Change in deferred income taxes	(60.7)	(13.4)	(5.9)
Stock-based compensation expense	26.0	25.0	20.4
Asset impairment charges	120.5	110.6	98.3
Gain on sale of assets	(0.8)	(19.6)	—
Other non-cash operating activities, net	49.0	10.0	6.0
Other changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	(122.0)	48.4	(80.7)
Inventories	(20.1)	(39.0)	(89.1)
Other assets	(3.2)	52.5	(36.7)
Accounts payable and other liabilities	116.1	(8.4)	37.1

Net Cash Provided by Operating Activities	487.3	173.8	155.9
Cash Flows from Investing Activities
Purchases of property and equipment	(134.5)	(98.6)	(110.3)
Disposals of property and equipment	9.4	37.6	7.4
Cash paid for acquisitions, net of cash acquired	—	(882.1)	(45.0)
Other investing activities, net	(1.9)	(21.5)	(34.2)

Net Cash Used for Investing Activities	(127.0)	(964.6)	(182.1)
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt (Note 9)	2,500.0	—	—
Repayments of borrowings	(7.5)	—	—
Proceeds from issuance of common stock (Note 1)	1,659.7	—	—
Debt issuance costs	(24.5)	—	—
Consideration paid to Lilly in connection with the Separation (Note 1)	(3,991.3)	—	—
Other financing activities, net	(17.2)	(0.8)	—
Other net transactions with Lilly	(154.4)	848.3	(149.6)

Net Cash Provided by (Used for) Financing Activities	(35.2)	847.5	(149.6)

Effect of exchange rate changes on cash and cash equivalents	29.0	7.9	(26.0)

Net increase in cash, cash equivalents and restricted cash	354.1	64.6	(201.8)
Cash, cash equivalents and restricted cash at January 1	323.4	258.8	460.6

Cash, cash equivalents and restricted cash at December 31	$677.5	$323.4	$258.8

	December 31,
	2018	2017
Cash and cash equivalents	$474.8	$323.4
Restricted cash (Note 19)	202.7	—

Cash, cash equivalents and restricted cash at December 31	$677.5	$323.4

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements

(Tables present dollars in millions, except per-share data)

Note 1. Nature of Business and Organization

Nature of Business

        Elanco Animal Health Incorporated (Elanco Parent) and its subsidiaries (collectively, Elanco, the Company, we, us or our) was formed as a wholly-owned subsidiary of Eli Lilly and Company (Lilly). Elanco is a global animal health company that innovates, develops, manufactures and markets products for companion and food animals. We offer a diverse portfolio of more than 125 brands to veterinarians and food animal producers in more than 90 countries.

Organization

        Elanco Parent was formed in 2018, as a wholly-owned subsidiary of Lilly, to serve as the ultimate parent company of substantially all of the animal health businesses of Lilly.

        On September 24, 2018, Elanco Parent completed an initial public offering resulting in the issuance of 72.3 million shares of its common stock (including shares issued pursuant to the underwriters' option to purchase additional shares), which represents 19.8% of the outstanding shares, at $24 per share (IPO) for a total net proceeds, after underwriting discounts and commissions, of $1.7 billion. In connection with the completion of the IPO, through a series of equity and other transactions, Lilly transferred to Elanco Parent the animal health businesses that form its business going forward. In exchange Elanco Parent has paid, or will pay, to Lilly approximately $4.2 billion, which includes the net proceeds from the IPO, the net proceeds from the debt offering completed by Elanco Parent in August 2018 and the term loan facility entered into by Elanco Parent in September 2018 (see Note 9). As of December 31, 2018, Elanco Parent has paid Lilly $4.0 billion with the remaining purchase price reflected in Payable to Lilly on the balance sheet. These transactions are collectively referred to herein as the Separation.

Note 2. Basis of Presentation

        The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The accounts of all wholly-owned and majority-owned subsidiaries are included in the consolidated financial statements. All intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates. We issued our financial statements by filing with the Securities and Exchange Commission and have evaluated subsequent events up to the time of the filing.

        During the period ended December 31, 2018, certain combined balance sheet amounts related to the prior year have been revised to correct the sales rebates and discounts liability, which did not correctly reflect an accrual for rebates related to product held in the wholesalers' pipeline. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 99, Materiality, and Accounting Standards Codification (ASC) 250, Presentation of Financial Statements, we assessed the materiality of this correction and concluded that the accrual for the rebate related to product held in the wholesalers' pipeline was not material to prior periods, and therefore, amendments of previously filed reports are not required.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

        As such, in accordance with ASC 250, we revised the previously reported combined balance sheet and combined statements of equity. The adjustment, which originates in periods prior to those presented, resulted in a $10.5 million increase as of December 31, 2017 in the accrual for sales rebates and discounts of $155.0 million, total current liabilities of $632.6 million and total liabilities of $1,149.5 million. In addition, previously reported amounts at December 31, 2017 and December 31, 2016 of net parent company investment of $8,047.4 million and $7,484.8 million, respectively, and total equity of $7,790.8 million and $7,027.9 million, respectively, have been reduced by $10.5 million to reflect the correction above.

        For the periods after separation, the financial statements are prepared on a consolidated basis and reflect the results of operations, comprehensive income, financial position, equity and cash flows resulting from our operations as an independent company. For periods prior to the Separation, our financial statements are combined, have been prepared on a standalone basis, and are derived from Lilly's consolidated financial statements and accounting records. The consolidated and combined financial statements reflect the financial position, results of operations and cash flows related to the animal health businesses that were transferred to Elanco Parent and are prepared in conformity with GAAP.

        The combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that have been transferred to Elanco Parent. All intercompany transactions and accounts within Elanco have been eliminated. All transactions between us and Lilly are considered to be effectively settled in the combined financial statements at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.
        Prior to the separation, these combined financial statements include an allocation of expenses related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, prior to IPO. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider the expenses methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what the standalone costs of Elanco would have been in the historical periods. After the separation, a TSA between Lilly and Elanco went into effect. Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We are paying Lilly mutually agreed upon fees for the Lilly Services provided under the TSA. Our consolidated and combined financial statements reflect the charges for Lilly Services after the IPO. See Note 19 for additional details.

        The income tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if our operations were separate taxpayers in the respective jurisdictions. We file income tax returns in the United States (U.S.) federal jurisdiction and

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        Lilly maintains various benefit and combined stock-based compensation plans at a corporate level and other benefit plans at a country level. Our employees participate in such programs and the portion of the cost of those plans related to our employees is included in our financial statements. However, the consolidated and combined balance sheets do not include any equity issued related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan covers only our dedicated employees or where the legal obligation associated with the benefit plan will transfer to Elanco.

        Prior to Separation, the equity balance in the combined financial statements represents the excess of total assets over liabilities, including intercompany balances between us and Lilly (net parent company investment) and accumulated other comprehensive loss. Net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activities and net funding provided by or distributed to Lilly. See Note 19 for further information.

Note 3. Impact of Separation

        In connection with the Separation, we issued $2.0 billion aggregate principal amount of senior notes in a private placement, and we also entered into a $750.0 million senior unsecured revolving credit facility and $500.0 million senior unsecured term credit facility. See Note 9 for further information.

        In connection with the Separation, we entered into various agreements with Lilly, including a master separation agreement. In connection with the terms of the Separation, there were certain assets and liabilities included in the pre-Separation balance sheet that were retained by Lilly and there were certain assets not included in the pre-Separation balance sheet that were transferred to us. The cumulative adjustment to the historical balance sheet increased net assets and total equity by approximately $99.6 million. The impact on net assets primarily represent the elimination of certain income tax assets and liabilities and the contribution of additional assets.

        On February 8, 2019, we filed a Registration Statement on Form S-4 with the SEC in connection with Lilly's proposed exchange offer, whereby Lilly shareholders can exchange shares of Lilly common stock for shares of our common stock owned by Lilly (exchange offer). Immediately before the commencement of the exchange offer, Lilly owned 293,290,000 shares of our common stock, representing 80.2% of our outstanding common stock. If the exchange offer is not fully subscribed, Lilly intends, from time to time, to complete subsequent exchange offers and/or a pro rata spin-off of its remaining interest in Elanco Parent.

Note 4. Summary of Significant Accounting Policies

Revenue recognition

        We recognize revenue from sales of products at the time title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership. Provisions for returns, discounts and rebates are established in the same period the related sales are recognized. For arrangements with contract

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

manufacturing organizations (CMO), we recognize revenue over time or at a point in time depending on its evaluation of when the customer obtains control of the promised goods or service. Revenue is recognized over time when we are creating or enhancing an asset that the customer controls as the asset is created or enhanced or our performance does not create an asset with an alternative use and we have an enforceable right to payment for performance completed.

Research and development expenses and acquired in-process research and development

        Research and development expenses include the following:

  •
  Research and development costs, which are expensed as incurred.

  •
  Milestone payment obligations incurred prior to regulatory approval of the product, which are accrued when the event requiring payment of the milestone occurs.

  •
  Acquired in-process research and development (IPR&D) expense, which includes the initial costs of IPR&D projects, acquired directly in a transaction other than a business combination that do not have an alternative future use.

Foreign Currency Translation

        Operations in our subsidiaries outside the United States (U.S.) are recorded in the functional currency of each subsidiary which is determined by a review of the environment where each subsidiary primarily generates and expends cash. The results of operations for our subsidiaries outside the U.S. are translated from functional currencies into U.S. dollars using the weighted average currency rate for the period. Assets and liabilities are translated using the period end exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries are recorded in other comprehensive income (loss).

Other significant accounting policies

        Our other significant accounting policies are described in the remaining appropriate notes to the combined financial statements.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Implementation of New Financial Accounting Pronouncements

        The following table provides a brief description of accounting standards that were effective January 1, 2018 and were adopted on that date:

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2014-09 and various other related updates, Revenue from Contracts with Customers	This standard replaced existing revenue recognition standards and requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity can apply the new revenue standard retrospectively to each prior reporting period presented or with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. We applied the latter approach.	Application of the new standard to applicable contracts had no impact to net parent company investment as of January 1, 2018. Disclosures required by the new standard are included in Note 5.
Accounting Standards Update 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory

This standard requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of transfer. This standard requires a modified retrospective approach to adoption.

Upon adoption, the cumulative effect of applying the standard resulted in a decrease to net parent company investment of approximately $0.3 million. Adoption of this standard did not result in a material change in net income for the twelve months ended December 31, 2018.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2017-07, Compensation-Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

This standard was issued to improve the transparency and comparability among organizations by requiring entities to separate their net periodic pension cost and net periodic postretirement benefit cost into a service cost component and other components. Previously, the costs of the other components along with the service cost component were classified based upon the function of the employee. This standard requires entities to classify the service cost component in the same financial statement line item or items as other compensation costs arising from services rendered by pertinent employees. The other components of net benefit cost are now presented separately from the line items that include the service cost component. When applicable, the service cost component is now the only component eligible for capitalization. An entity should apply the new standard retrospectively for the classification of the service cost and other components and prospectively for the capitalization of the service cost component.

Upon adoption of this standard, pension and postretirement benefit cost components other than service costs are presented in other (income) expense, net. Retrospective application was not material to the combined statement of operations for the twelve months ended December 31, 2017. We do not expect application of the new standard to have a material impact on an ongoing basis.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2017-12, Derivatives and Hedging

This standard amends the hedge accounting recognition and presentation requirements and is intended to better align hedge accounting with companies' risk management strategies. This standard eliminates the requirements to separately measure and report hedge ineffectiveness and generally requires that the entire change in fair value of a hedging instrument be presented in the same income statement line item as the respective hedged item. The standard also modifies certain disclosure requirements.

We elected to early adopt this guidance as of January 1, 2018. There were no hedging contracts in effect as of the date of adoption. We do not expect application of the new standard to have a material impact on an ongoing basis.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

        The following table provides a brief description of the accounting standard that has not yet been adopted and could have a material effect on the consolidated financial statements:

Standard	Description	Effective Date	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-02, Leases	This standard was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including leases classified as operating leases under current GAAP, on the balance sheet and requiring additional disclosures about leasing arrangements. An entity can apply the new leases standard retrospectively to each prior reporting period presented or with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. We plan to use the latter approach.	This standard is effective January 1, 2019, with early adoption permitted. We intend to adopt this standard on that date.	We expect to record a right-of-use asset and lease liability for operating leases of approximately $75-95 million on our consolidated balance sheet on January 1, 2019. Our accounting for capital leases will remain substantially unchanged. This standard will not have a material impact on our consolidated statement of operations.

Note 5. Revenue

        Effective January 1, 2018, we adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09) and other related updates. The new standard has been applied to contracts for which performance had not been completed as of the date of adoption. Revenue presented for periods prior to 2018 were accounted for under previous standards and has not been adjusted. Revenue and net income for the year ended December 31, 2018 does not differ materially from amounts that would have resulted from application of the previous standards.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

Product Sales

        We recognize revenue primarily from product sales to customers. Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Payment terms differ by jurisdiction and customer, but payment terms in most of our major jurisdictions typically range from 30 to 100 days from date of shipment. Revenue for our product sales has not been adjusted for the effects of a financing component as we expect, at contract inception, that the period between when we transfer control of the product and when we receive payment will be one year or less. Any exceptions are either not material or we collect interest for payments made after the due date. Provisions for rebates and discounts, and returns are established in the same period the related sales are recognized. We generally, ship product shortly after orders are received; therefore, we generally only have a few days of orders received but not yet shipped at the end of any reporting period. Shipping and handling activities are considered to be fulfillment activities and are not considered to be a separate performance obligation. We exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are imposed on our sales of product and collected from a customer.

        Significant judgments must be made in determining the transaction price for sales of products related to anticipated rebates and discounts, and returns. The following describe the most significant of these judgments:

Sales Rebates and Discounts—Background and Uncertainties

  •
  Most of our products are sold to wholesale distributors. We initially invoice our customers contractual list prices. Contracts with direct and indirect customers may provide for various rebates and discounts that may differ in each contract. As a consequence, to determine the appropriate transaction price for our product sales at the time we recognize a sale to a direct customer, we must estimate any rebates or discounts that ultimately will be due to the direct customer and other customers in the distribution chain under the terms of our contracts. Significant judgments are required in making these estimates.

  •
  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales. We estimate these accruals using an expected value approach.

  •
  In determining the appropriate accrual amount, we consider our historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary. Although we accrue a liability for rebates related to these programs at the time the sale is recorded, the rebate related to that sale is typically paid up to six months after rebate or incentive period expires. Because of this time lag, in any particular period rebate adjustments may incorporate revisions of accruals for several periods.

        Our sales rebates and discounts are based on specific agreements and the majority relate to sales in the U.S. As of December 31, 2018 and 2017, liability for sales rebates and discounts in the U.S. represents approximately 70% and 69%, respectively, of our total liability with the next largest country representing approximately 8% of our total liability for 2018 and 2017.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

        The following table summarizes the activity in the sales rebates and discounts liability in the U.S.:

	Year Ended December 31,
	2018	2017
Beginning balance	$114.8	$116.1
Reduction of revenue	221.0	236.1
Payments	(217.3)	(237.4)

Ending balance	$118.5	$114.8

        Adjustments to revenue recognized as a result of changes in estimates for the judgments described above during the year ended December 31, 2018 for product shipped in previous periods were not material.

Sales Returns—Background and Uncertainties

  •
  We estimate a reserve for future product returns related to product sales using an expected value approach. This estimate is based on several factors, including: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return. Adjustments to the returns reserve have been and may in the future be required based on revised estimates to our assumptions, which would have an impact on our consolidated results of operations. We record the return amounts as a deduction to arrive at our net product sales.

  •
  Actual product returns have been approximately 1% of net revenue for the year ended December 31, 2018 and 2017 and have not fluctuated significantly as a percentage of revenue.

Disaggregation of Revenue

        The following table summarizes our revenue disaggregated by product category for the years ended December 31:

	2018	2017	2016
Companion Animal Disease Prevention	$804.6	$660.2	$628.4
Companion Animal Therapeutics	283.1	260.8	255.6
Food Animal Future Protein & Health	711.2	649.2	630.8
Food Animal Ruminants & Swine	1,174.0	1,175.0	1,309.2
Other	93.9	143.8	89.5

Total Revenue	$3,066.8	$2,889.0	$2,913.5

Note 6. Acquisitions

        During 2017 and 2016, we completed the acquisitions of BIVIVP and certain rights to Aratana Therapeutics, Inc.'s (Aratana) Galliprant®, respectively. These transactions were accounted for as

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Acquisitions (Continued)

business combinations under the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date in our combined financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. The excess of the purchase price over the fair value of the acquired net assets, where applicable, has been recorded as goodwill. The results of operations of these acquisitions are included in our consolidated and combined financial statements from the dates of acquisition.

Boehringer Ingelheim Vetmedica, Inc. Vaccine Portfolio Acquisition

        On January 3, 2017, we acquired BIVIVP in a cash transaction for $882.1 million. Under the terms of the agreement, we acquired a manufacturing and research and development site, a U.S. vaccine portfolio including vaccines used for the treatment of bordetella, Lyme disease, rabies and parvovirus, among others.

        The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Estimated Fair Value at January 3, 2017
Inventories(1)	$108.6
Marketed products(2)	297.0
Property and equipment	148.2
Other assets and liabilities—net	8.2

Total identifiable net assets	562.0
Goodwill(3)	320.1

Total consideration transferred—net of cash acquired	$882.1

(1)
The fair value for inventories include a purchase accounting adjustment to write up the inventory value, which resulted in incremental cost of sales of $42.7 million in 2017. The fair value was determined by estimating the expected sales price of the inventories, reduced for all costs expected to the incurred and a profit on those costs.

(2)
These intangible assets, which are being amortized on a straight-line basis over their estimated useful lives, were expected to have a weighted average useful life of 10 years.

(3)
The goodwill recognized from this acquisition is attributable primarily to expected synergies from combining the operations of BIVIVP with our legacy business, future unidentified projects and products, and the assembled workforce of BIVIVP. The goodwill associated with this acquisition is deductible for tax purposes.

        Our combined statement of operations for the year ended December 31, 2017 included BIVIVP revenues of $216.7 million. We are unable to provide the results of operations attributable to BIVIVP as those operations were substantially integrated into our legacy business.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Acquisitions (Continued)

        Had BIVIVP been acquired on January 1, 2016, the unaudited pro forma combined revenues of Elanco and BIVIVP would have been $2.89 billion and $3.14 billion for the years ended December 31, 2017 and 2016, respectively. It is impractical to determine the pro forma impact on loss before tax attributable to BIVIVP for 2017 and 2016.

Galliprant Acquisition

        On April 22, 2016, we acquired from Aratana, certain rights to Galliprant, a canine pain treatment for osteoarthritis for a total purchase price of $88.6 million, which consisted of an upfront payment of $45.0 million and contingent consideration of $43.6 million. The contingent consideration represented the fair value of potential future payments to Aratana based on the probability of achieving contingent milestones and royalties. At the time of the acquisition, Galliprant was approved in the U.S. and was still under development outside the U.S.

        Under the terms of the agreement, we were granted co-promotion rights in the U.S. through December 31, 2018, at which time we will control commercialization in the U.S. We received full commercialization rights outside the U.S. The agreement requires payments by us to Aratana associated with certain development, success-based regulatory and sales-based milestones and royalties. As of December 31, 2018, Aratana is eligible to receive up to $8.0 million of potential development and success-based regulatory milestones. Aratana is also eligible to receive up to $60.0 million of potential sales-based milestones. Aratana is eligible to receive royalties based on a percentage of net sales of Galliprant, dependent on the timing and geography of the net sales. There is no cap on the amount of royalties that may be paid pursuant to this arrangement. As of December 31, 2018, we paid Aratana $15 million related to a sales-based milestone.

        The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Estimated Fair Value at April 22, 2016
Deferred tax assets	$15.3
Acquired in-process research and development	31.6
Marketed products(1)	57.0
Deferred tax liabilities	(15.3)

Total consideration	88.6
Less: Contingent consideration	(43.6)

Total cash paid	$45.0

(1)
These intangible assets, which are being amortized on a straight-line basis over their estimated useful lives, were expected to have a weighted average useful life of 20 years.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 7. Asset Impairment, Restructuring and Other Special Charges

        The Company's total charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses, in our consolidated and combined statements of operations consisted of the following for the years ended December 31:

	2018	2017	2016
Cash expense:
Severance and other	$15.5	$162.0	$42.1
Integration	26.5	90.3	154.8
Facility exit costs	5.7	31.8	13.2

Total cash expense	47.7	284.1	210.1

Non-cash expense:
Asset impairment	81.9	110.6	98.3

Total non-cash expense	81.9	110.6	98.3

Gain on sale of fixed assets	(0.8)	(19.6)	—

Total expense	$128.8	$375.1	$308.4

Restructuring

        We historically participated in Lilly's cost-reduction initiatives, which resulted in restructuring charges in the period prior to our IPO. The restructuring charges include severance and other costs associated with the reduction of our workforce, including special termination benefits recognized in 2017 associated with the U.S. voluntary early retirement program offered by Lilly, related to our employees and pension curtailment costs and facility exit costs. We also recorded certain impairment charges related to the activities as described below.

        During December 2018, we initiated a restructuring program to streamline our international operations, including shifting focus and resources to priority areas. Among other actions, the restructuring reflects a change from having a physical location to a distribution model in certain countries in connection with our separation from Lilly and resulted in the recognition of severance costs. In addition, as part of our ongoing activities to separate fully from Lilly, we wrote off certain assets that we have determined will not be utilized in the business on an ongoing basis. We expect to substantially complete the restructuring activities by December 2019.

Integration costs

        Integration costs recognized during the years ended December 31, 2018, 2017 and 2016 were related to our integration efforts as a result of our acquired businesses and costs to stand our organization up to be an independent company.

Asset impairment

        Asset impairment recognized during the year ended December 31, 2018 includes $22.5 million of intangible asset impairments and $59.4 million of other asset impairments. The intangible asset

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 7. Asset Impairment, Restructuring and Other Special Charges (Continued)

impairments primarily related to revised projections of fair value due to product rationalization. The fixed asset impairments were primarily due to the decision to dispose of a manufacturing facility in the U.S., the suspension of commercial activities for Imrestor® and the write-off of certain idle assets in a U.S. manufacturing facility. See Note 11 for further detail relating to intangible asset impairments.

        Asset impairment recognized during the year ended December 31, 2017 resulted primarily from intangible asset impairments related to revised projections of fair value due to product rationalization and to a lesser extent competitive pressures.

        Asset impairment recognized during the year ended December 31, 2016 resulted from intangible asset impairments due to product rationalization and to charges related to site closures resulting from our acquisition and integration of Novartis AH, including the closure of a manufacturing facility in Ireland in 2016.

Gain on sale

        The gain on sale of fixed assets for the year ended December 31, 2017 represents a gain on the disposal of a site that was previously closed as part of the acquisition and integration of Novartis Animal Health beginning on January 1, 2015.

        The following table summarizes the activity in our reserves established in connection with these restructuring activities:

	Exit costs	Severance	Total
Balance at December 31, 2016	$11.5	$26.6	$38.1
Charges	31.8	162.0	193.8
Reserve adjustment	1.4	(3.9)	(2.5)
Cash paid	(9.8)	(141.6)	(151.4)

Balance at December 31, 2017	34.9	43.1	78.0

Charges	11.7	15.5	27.2
Separation adjustment	(5.9)	—	(5.9)
Reserve adjustment	(6.0)	—	(6.0)
Cash paid	(25.4)	(23.5)	(48.9)

Balance at December 31, 2018	$9.3	$35.1	$44.4

        Substantially all of the reserves are expected to be paid in the next twelve months. We believe that the reserves are adequate.

Note 8. Inventories

        We state all inventories at the lower of cost or market. We use the last-in, first-out (LIFO) method for a portion of our inventories located in the continental U.S. Other inventories are valued by the first-in, first-out (FIFO) method. FIFO cost approximates current replacement cost.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 8. Inventories (Continued)

        Inventories at December 31 consisted of the following:

	2018	2017
Finished products	$400.7	$452.0
Work in process	570.4	580.0
Raw materials and supplies	80.4	70.4

Total (approximates replacement cost)	1,051.5	1,102.4
Decrease to LIFO cost	(47.4)	(40.1)

Inventories	$1,004.1	$1,062.3

        Inventories valued under the LIFO method comprised $194.8 million and $231.4 million of total inventories at December 31, 2018 and 2017, respectively.

        During the year ended December 31, 2018, we recognized $38.6 million of inventory write-offs in cost of sales primarily related to the suspension of commercial activities for Imrestor.

Note 9. Debt

        Long-term debt as of December 31, 2018 consisted of the following:

December 31, 2018
Term credit facility	$492.5
3.912% Senior Notes due 2021	500.0
4.272% Senior Notes due 2023	750.0
4.900% Senior Notes due 2028	750.0
Other obligations	0.5
Unamortized debt issuance costs	(20.7)

2,472.3
Less current portion of long-term debt	(29.0)

Total long-term debt	$2,443.3

        Long-term debt as of December 31, 2017 was not material.

Revolving and Term Credit Facilities

        On September 5, 2018, we entered into a revolving credit agreement with a syndicate of banks providing for a five-year $750.0 million senior unsecured revolving credit facility (Revolving Facility). The Revolving Facility bears interest at a variable rate plus specified margin as defined in the agreement and is payable quarterly. There were no borrowings outstanding under the Revolving Facility at December 31, 2018. The Revolving Facility is payable in full at the end of the term.

        On September 5, 2018 we also entered into a $500.0 million three-year term loan under a term credit facility with a syndicate of banks (the Term Facility and collectively with the Revolving Facility, the Credit Facilities.) The Term Facility bears interest at a variable rate plus margin as defined in Term

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Debt (Continued)

Facility (3.77% at December 31, 2018) and is payable quarterly. The Term Facility also requires a quarterly principal payment equal to 1.5% of the aggregate initial principal less any prepayment. The Term Facility is payable in full at the end of the term.

        The Credit Facilities are subject to various financial and other covenants including restrictions on the level of borrowings based on a consolidated leverage ratio and a consolidated interest coverage ratio. We were in compliance with all such covenants as of December 31, 2018.

Senior Notes

        On August 28, 2018, we issued $2.0 billion of senior notes (Senior Notes) in a private placement. The Senior Notes comprised of $500.0 million of 3.912% Senior Notes due August 27, 2021, $750.0 million of 4.272% Senior Notes due August 28, 2023, and $750.0 million of 4.900% Senior Notes due August 28, 2028. The interest rate payable on each series of Senior Notes is subject to adjustment if Moody's Investor Services, Inc. or Standard & Poor's Financial Services LLC downgrades, or subsequently upgrades, its ratings on the respective series of Senior Notes.

        The indenture that governs the Senior Notes contains covenants, including limitations on our ability, and certain of our subsidiaries, to incur liens or engage in sale-leaseback transactions. The indenture also contains restrictions on our ability to consolidate, merge or sell substantially all of our assets, in addition to other customary terms. We were in compliance with all such covenants under the indenture governing the Senior Notes as of December 31, 2018.

        We have entered into an agreement that requires us to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by August 28, 2019, relating to an offer to exchange the Senior Notes for registered Senior Notes having substantially identical terms, or, in certain cases, to register the Senior Notes for resale. If we do not register or exchange the Senior Notes pursuant to the terms of the registration rights agreement, we will be required to pay additional interest to the holders of the Senior Notes under certain circumstances.

Note 10. Financial Instruments and Fair Value

        Financial instruments that are potentially subject to credit risk consist principally of trade receivables. Collateral is generally not required. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and insurance.

        A large portion of our cash is held by a few major financial institutions. We monitor the exposure with these institutions and do not expect any of these institutions to fail to meet their obligations. All highly liquid investments with a maturity of three months or less from the date of purchase are considered to be cash equivalents. The cost of these investments approximates fair value. We also consider the carrying value of restricted cash balances to be representative of its fair value.

        As of December 31, 2018 and 2017, we had $15.3 million and $12.3 million, respectively, primarily related to equity method investments.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Financial Instruments and Fair Value (Continued)

        The following table summarizes the fair value information at December 31, 2018 and 2017 for contingent consideration liabilities and net investment hedge liability measured at fair value on a recurring basis in the respective balance sheet line items:

		Fair Value Measurements Using
Financial statement line item	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
December 31, 2018
Other current liabilities—contingent consideration	$5.1	$—	$—	$5.1	$5.1
Other noncurrent liabilities—contingent consideration	69.0	—	—	69.0	69.0
Other noncurrent liabilities—cross currency interest rate contracts designated as net investment hedges	7.4	—	7.4	—	7.4
December 31, 2017
Other current liabilities—contingent consideration	1.3	—	—	1.3	1.3
Other noncurrent liabilities—contingent consideration	45.2	—	—	45.2	45.2

        We determine our Level 1 and Level 2 fair value measurements based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis. Level 3 fair value measurements for other investment securities are determined using unobservable inputs, including the investments' cost adjusted for impairments and price changes from orderly transactions. The fair values of cost and equity method investments are not readily available.

        Contingent consideration liabilities relate to Galliprant for which the fair value was estimated using a discounted cash flow analysis and Level 3 inputs, including projections representative of a market participant view for the probability of achieving potential future payments to Aratana Therapeutics, Inc. and an estimated discount rate. The amount to be paid is dependent upon certain development, success-based regulatory, and sales-based milestones. In addition, the amount of royalties to be paid is calculated as a percentage of net sales dependent upon the timing and geography and will, therefore, vary directly with increases and decreases in net sales of Galliprant. There is no cap on the amount that may be paid pursuant to this arrangement. During 2018, as a result of an increase in the projected cash flows related to Galliprant, we increased the fair value of the contingent consideration liabilities by $37.6 million, offset by a $15.0 million sales-based milestone payment. The additional expense was recognized in other (income) expense, net.

        We have long term debt of $2.5 billion that is recorded at amortized cost in our consolidated and combined balance sheet as of December 31, 2018. We consider the carrying value of the long term debt

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Financial Instruments and Fair Value (Continued)

to be representative of its fair value as of December 31, 2018. The fair value of this long term debt is estimated based on quoted market prices of similar liabilities and is classified as Level 2. As of December 31, 2017, long term debt was not material.

        In October 2018, we entered into a cross-currency fixed interest rate swap, 5-year, 750 million Swiss Franc (CHF), which is designated as a NIH against CHF denominated assets for which the fair value was estimated based on quoted market values of similar hedges and is classified as Level 2. The NIH is expected to generate approximately $25 million in cash and an offset to interest expense on an annual basis. During the year ended December 31, 2018, our interest expense was offset by $5.6 million as a result of the NIH. Over the life of the derivative, gains or losses due to spot rate fluctuations are recorded in cumulative translation adjustment. During the year ended December 31, 2018, we recorded a $5.9 million loss, net of tax, on the NIH, which is included in the change in the cumulative translation adjustment in other comprehensive income. There is a potential for significant 2023 settlement exposure as the U.S. dollar fluctuates against the Swiss Franc. The risk management objective is to manage foreign currency risk relating to net investments in certain CHF denominated assets. Changes in fair value of the derivative instruments are recognized in a component of Accumulated Other Comprehensive Loss to offset the changes in the values of the net investments being hedged.

Note 11. Goodwill and Intangibles

Goodwill

        Goodwill was $3.0 billion as of December 31, 2018 and 2017. Goodwill results from excess consideration in a business combination over the fair value of identifiable net assets acquired. Goodwill is not amortized but is reviewed for impairment at least annually and when impairment indicators are present. Goodwill may be impaired if the carrying amount of a reporting unit exceeds the fair value of that reporting unit, calculated as based on discounted cash flows. The implied fair value of goodwill is then determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit. An impairment charge would be recorded for the excess, if any, of carrying amount of goodwill over the implied fair value. The estimated fair value is based on a number of assumptions, including current market capitalization as corroboration of fair value. See Note 6 for further discussion of goodwill resulting from recent business combinations. The remaining change in goodwill is primarily the result of foreign exchange translation adjustments.

        No impairments occurred with respect to the carrying value of goodwill for the years ended December 31, 2018, 2017 and 2016.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Goodwill and Intangibles (Continued)

Other Intangibles

        The components of intangible assets other than goodwill at December 31 were as follows:

	2018			2017
Description	Carrying Amount, Gross	Accumulated Amortization	Carrying Amount, Net	Carrying Amount, Gross	Accumulated Amortization	Carrying Amount, Net
Finite-lived intangible assets:
Marketed products	$3,193.5	$(779.2)	$2,414.3	$3,151.2	$(599.8)	$2,551.4
Other	53.1	(34.0)	19.1	54.1	(29.9)	24.2

Total finite-lived intangible assets	3,246.6	(813.2)	2,433.4	3,205.3	(629.7)	2,575.6
Indefinite-lived intangible assets:
Acquired in-process research and development	19.6	—	19.6	97.2	—	97.2

Other intangibles	$3,266.2	$(813.2)	$2,453.0	$3,302.5	$(629.7)	$2,672.8

        Marketed products consist of the amortized cost of the rights to assets acquired in business combinations and approved for marketing in a significant global jurisdiction. For transactions other than a business combination, we capitalize milestone payments incurred at or after the product has obtained regulatory approval for marketing.

        Other finite-lived intangibles consist primarily of the amortized cost of licensed platform technologies that have alternative future uses in research and development, manufacturing technologies and customer relationships from business combinations. Acquired IPR&D consists of the related costs capitalized, adjusted for subsequent impairments, if any. The costs of acquired IPR&D projects acquired directly in a transaction other than a business combination are capitalized if the projects have an alternative future use; otherwise, they are expensed immediately. The fair values of acquired IPR&D projects acquired in business combinations are capitalized as other intangible assets.

        Several methods may be used to determine the estimated fair value of other intangibles acquired in a business combination. We utilize the "income method" for other intangibles. This method is a Level 3 fair value measurement and applies a probability weighting that considers the risk of development and commercialization to the estimated future net cash flows that are derived from projected revenues and estimated costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. This analysis is performed for each group of assets independently. The acquired IPR&D assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets are tested for impairment and amortized over the remaining useful life or written off, as appropriate.

        See Note 6 for further discussion of intangible assets acquired in recent business combinations.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Goodwill and Intangibles (Continued)

        Other indefinite-lived intangible assets are reviewed for impairment at least annually and when impairment indicators are present. The fair value of the indefinite lived intangible assets (acquired IPR&D) is estimated using the same assumptions as used for goodwill and by applying a probability weighting that reflects the risk of development and commercialization to the estimated future net cash flows that are derived from projected revenues and estimated costs. Finite-lived intangible assets are reviewed for impairment when an indicator of impairment is present. We compare the carrying amounts of the assets with the estimated undiscounted future cash flows. In the event the carrying amount exceeds the undiscounted cash flows, an impairment charge is recorded for the amount by which the carrying amount of the asset exceeds the estimated fair value, which is determined based on discounted future cash flows.

        During 2018, we recorded impairment charges of $22.5 million (comprised of $9.5 million impairment of finite-lived intangible assets and $13.0 million impairment of indefinite-lived intangible assets) which are included in asset impairment, restructuring and other special charges on the combined statements of operations. The impairment of finite-lived intangible assets primarily related to competitive pressures for a certain marketed product resulting in a reduction of projected cash flows. The impairment of indefinite-lived intangible assets primarily related to revised projections of fair value due to competitive pressures and to a lesser extent product rationalization. The increase in the carrying amount of finite intangibles is primarily due to the receipt of full commercialization rights outside the U.S. for Galliprant. During 2017, we had impairment charges of $94.5 million (comprised of $56.5 million impairment of finite-lived intangible assets and $38.0 million impairment of indefinite-lived intangible assets) which are included in asset impairment, restructuring and other special charges on the combined statements of operations. The impairment of finite-lived intangible assets primarily related to competitive pressures for a certain marketed product resulting in a reduction of projected cash flows. The impairment of indefinite-lived intangible assets primarily related to revised projections of fair value due to competitive pressures and to a lesser extent product rationalization. During 2016, we recorded impairment charges of $14.0 million primarily related to indefinite-lived intangible assets charged to asset impairment, restructuring and other special charges on the combined statements of operations. The impairments in 2016 were related to product rationalization.

        Intangible assets with finite lives are capitalized and are amortized over their estimated useful lives, ranging from 3 to 20 years. As of December 31, 2018, the remaining weighted-average amortization period for finite-lived intangible assets is approximately 14 years.

        The estimated amortization expense for each of the next five years associated with our finite-lived intangible assets as of December 31, 2018 is as follows:

	2019	2020	2021	2022	2023
Estimated amortization expense	$197.9	$198.3	$198.0	$196.0	$195.8

Note 12. Property and Equipment

        Property and equipment is stated on the basis of cost. Provisions for depreciation of buildings and equipment are computed generally by the straight-line method at rates based on their estimated useful lives (12 to 50 years for buildings and 3 to 25 years for equipment). We review the carrying value of long-lived assets for potential impairment on a periodic basis and whenever events or changes in

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 12. Property and Equipment (Continued)

circumstances indicate the carrying value of an asset may not be recoverable. Impairment is determined by comparing projected undiscounted cash flows to be generated by the asset to its carrying value. If an impairment is identified, a loss is recorded equal to the excess of the asset's net book value over its fair value utilizing a discounted cash flow analysis, and the cost basis is adjusted.

        At December 31, property and equipment consisted of the following:

	2018	2017
Land	$27.6	$25.1
Buildings	567.2	557.7
Equipment	1,025.1	994.5
Construction in progress	181.1	177.1

	1,801	1,754.4
Less accumulated depreciation	(878.6)	(834.1)

Property and equipment, net	$922.4	$920.3

        Depreciation expense related to property and equipment and rental expense for all leases was as follows:

	2018	2017	2016
Depreciation expense	$81.3	$79.8	$75.7
Rental expense	47.5	47.1	41.8

        The future minimum rental commitments under non-cancelable operating leases are as follows:

	2019	2020	2021	2022	2023	After 2023
Lease commitments	$25.2	$20.1	$13.5	$10.0	$8.3	$18.5

Note 13. Stock-Based Compensation

Lilly Stock Compensation Plans

        For periods prior to IPO, we benefited from Lilly's stock-based compensation program. Lilly maintains various stock-based compensation programs for the benefit of its officers, directors and certain employees including employees of the Company. As we receive the employee services in consideration for the participation of the Company's employees in these plans, stock-based compensation expense for the awards granted to our employees has been reflected in the consolidated and combined statements of operations.

        Lilly's stock-based compensation granted to our employees consists of performance awards (PAs), shareholder value awards (SVAs) and RSUs. The stock-based compensation expense has been derived from the equity awards granted by Lilly to our employees. The compensation expense is based on the fair value of stock-based awards which is recognized as compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. The awards are settled by Lilly.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

        For the periods prior to IPO, as the stock-based compensation plans were Lilly's plans and the awards were settled by Lilly, the offset to the expense was recognized through net parent company investment on the combined balance sheet.

        Stock-based compensation expense related to our employees for years ended December 31, 2018, 2017 and 2016 was $26.0 million, $25.0 million and $20.4 million, respectively.

        Following IPO and until the completion of the exchange offer, the equity awards previously granted to our employees by Lilly will continue to vest, and service with Elanco counts toward the Lilly award's vesting provisions. Upon completion of the exchange offer, we expect that our employees' unvested Lilly RSUs, PAs, and SVAs will be forfeited and replaced with Elanco RSUs valued at the exchange rate with the same service vesting period as the forfeited Lilly awards.

Performance Award Program

        PAs have been granted to certain of our officers and management and are settled in shares of Lilly's common stock. The number of PA shares actually issued, if any, varies depending on the achievement of certain pre-established earnings-per-share targets over a two-year period. PA shares are accounted for at fair value based upon the closing stock price on the date of grant and fully vest at the end of the measurement period. The fair values of PAs granted for the years ended December 31, 2018, 2017 and 2016 were $71.63, $73.54, and $72.00, respectively. The number of PA shares that will vest for the PA program is dependent upon Lilly's earnings achieved during the vesting period. Pursuant to this program, approximately 39,771 shares, 69,144 shares and 20,329 shares were issued by Lilly to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested PAs was $5.8 million, which will be amortized over the weighted-average remaining requisite service period of 12 months.

Shareholder Value Award Program

        SVAs have been granted to certain of our officers and management and are settled in shares of Lilly's common stock. The number of shares actually issued, if any, varies depending on Lilly's stock price at the end of the three-year vesting period compared to pre-established target stock prices. We measure the fair value of the SVA unit on the grant date using a Monte Carlo simulation model. The model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair value of the award. Expected volatilities utilized in the model are based on implied volatilities from traded options on Lilly's stock, historical volatility of Lilly's stock price and other factors. Similarly, the dividend yield is based on historical experience and Lilly's estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair values of the SVA units granted

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

during the years ended December 31, 2018, 2017 and 2016 were $49.38, $66.25 and $48.68, respectively, determined using the following assumptions:

(Percents)	2018	2017	2016
Expected dividend yield	2.50%	2.50%	2.00%
Risk-free interest rate	2.31	1.38	0.92
Volatility	22.26	22.91	21.68

        Pursuant to this program, Lilly issued approximately 30,195 shares, 35,063 shares and 36,071 shares to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested SVAs was $3.5 million, which will be amortized over the weighted-average remaining requisite service period of 20 months.

Restricted Stock Units

        RSUs have been granted to certain of our employees and are payable in shares of Lilly's common stock. RSU shares are accounted for at fair value based upon Lilly's closing stock price on the date of grant. The corresponding expense is amortized over the vesting period, typically three years. The fair values of RSU awards granted during the years ended December 31, 2018, 2017 and 2016 were $70.95, $72.47 and $71.46, respectively. The number of shares ultimately issued by Lilly for the RSU program remains constant with the exception of forfeitures. Pursuant to this program, 82,025 shares, 57,224 shares and 26,468 shares were settled by Lilly with its RSUs to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested RSUs was $12.5 million which will be amortized over the weighted-average remaining requisite service period of 20 months.

Elanco Stock Compensation Plans

        In connection with IPO, we adopted our own stock based compensation plans, including RSUs and stock options. Our stock-based compensation expense and the related tax under these plans for the year ended December 31, 2018 was $1.8 million and $0.4 million.

Restricted Stock Units

        RSUs are granted to certain employees and are settled in shares of our common stock. RSU shares are accounted for at fair value based upon the closing stock price on the date of the grant. The corresponding expense is amortized over the vesting period, typically three years. The fair value of the RSU awards granted during the year ended December 31, 2018 was $31.09. The number of shares ultimately issued for the RSU program remains constant with the exception of forfeitures. Pursuant to this program, 158,007 shares were granted and 18,991 shares were issued during the year ended December 31, 2018. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested RSUs was $3.9 million, which will amortize over the weighted-average remaining requisite service period of 33 months.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

Stock Option Program

        Stock options represent the right to purchase shares of our common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of the grant.

        Stock options are accounted for using a fair-value based method at the date of the grant in the consolidated statement of operations. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term.

        Stock options were granted in 2018 to our officers, management and board members at exercise prices equal to the fair market value of our stock at the date of the grant. Options fully vest 3 years from the grant date and have a term of 10 years.

        The fair-value-based method for valuing each Elanco stock option grant on the grant date uses the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values for the year ended December 31:

2018
Expected dividend yield(1)	0.70%
Risk-free interest rate(2)	3.07%
Expected stock price volatility(3)	28.25%
Expected term(4) (years)	6.5

(1)
Determined using the expected quarterly dividend divided by the available three-month average stock price as of the valuation date, annualized and continuously compounded.

(2)
Determined using the term-matched, zero-coupon risk-free rate from the Treasury Constant Maturity yield curve, continuously compounded

(3)
Determined using a leverage-adjusted historical volatility of peer companies

(4)
Determined using SEC safe harbor approach, based on a 3-year cliff vesting schedule and 10-year contractual term.

        Stock option activity during the year ended December 31, 2018 is summarized below:

	Shares of Common Stock Attributable to Options	Weighted-Average Exercise Price of Options
Outstanding at January 1, 2018	—	$—
Granted	421,297	31.61
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2018	421,297	31.61
Exercisable at December 31, 2018	58,766	31.61

        As of December 31, 2018, the weighted-average remaining contractual term of the exercisable options was 9.8 years and the aggregate intrinsic value was $0.08.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes

        During the periods presented in the consolidated and combined financial statements, Elanco was generally included in the tax grouping of other Lilly entities within the respective entity's tax jurisdiction; however, in certain jurisdictions, Elanco filed separate tax returns. The income tax (benefit)/expense included in these consolidated and combined financial statements has been calculated using the separate return basis, as if Elanco filed separate tax returns.

2017 Tax Act

        In December 2017, the President of the U.S. signed into law the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act includes significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate from 35 percent to 21 percent, transition to a territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions, including a one-time repatriation transition tax (also known as the 'Toll Tax') on unremitted foreign earnings.

        GAAP requires that the income tax accounting effects from a change in tax laws or tax rates be recognized in continuing operations in the reporting period that includes the enactment date of the change. These effects include, among other things, re-measuring deferred tax assets and liabilities, evaluating deferred tax assets for valuation allowances and assessing the impact of the Toll Tax and certain other provisions of the 2017 Tax Act. Our accounting for the tax effects of the enactment of the 2017 Tax Act was not complete as of December 31, 2017; however, in certain cases, we made a reasonable estimate. In other cases, we were unable to make a reasonable estimate and continued to account for those items based on our existing accounting model under ASC 740, Income Taxes and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to make a reasonable estimate, we recorded a provisional tax benefit of $33.1 million in 2017 related to the impacts of the 2017 Tax Act.

        We finalized our accounting for the tax effects of the 2017 Tax Act during 2018. No material adjustments to income tax expense (benefit) were recorded. We expect that further guidance will continue to be issued in 2019 which may impact our interpretations of the 2017 Tax Act and could materially affect the estimates used. The 2017 Tax Act also includes a new U.S. minimum tax, global intangible low-taxed income (GILTI), on the earnings of our foreign subsidiaries. We have elected to account for the tax related to GILTI as a period cost in the year the tax is incurred.

        Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        Following is the composition of income (loss) before income tax expense (benefit):

	2018	2017	2016
Federal	$12.2	$(133.2)	$(12.5)
Foreign	101.9	(99.4)	(9.9)

Income (loss) before income taxes	$114.1	$(232.6)	$(22.4)

        Following is the composition of income tax expense (benefit):

	2018	2017	2016
Current:
Federal	$45.1	$—	$—
Foreign	45.5	91.6	31.1
State	(2.3)	(0.1)	0.3

Total current tax expense	88.3	91.5	31.4

Deferred:
Federal	(56.8)	42.6	18.4
Foreign	(5.6)	(16.6)	(26.8)
State	1.7	(6.3)	2.5
2017 Tax Act	—	(33.1)	—

Total deferred tax benefit	(60.7)	(13.4)	(5.9)

Income taxes	$27.6	$78.1	$25.5

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2018	2017
Deferred tax assets:
Compensation and benefits	$32.2	$34.8
Accruals and reserves	47.8	12.0
Tax credit carryovers	1.9	19.2
Tax loss carryovers	21.7	144.9
Other	23.5	26.6

Total gross deferred tax assets	127.1	237.5
Valuation allowances	(21.4)	(127.7)

Total deferred tax assets	105.7	109.8

Deferred tax liabilities:
Intangibles	(130.8)	(165.2)
Property and equipment	(50.8)	(43.1)
Other	(2.7)	(7.4)

Total deferred tax liabilities	(184.3)	(215.7)
Deferred tax liabilities—net	$(78.6)	$(105.9)

        Deferred tax assets and liabilities reflect the impact of re-measurement resulting from the 2017 Tax Act.

        The deferred tax assets and related valuation allowance amounts for U.S. federal and state net operating losses and tax credits shown above have been reduced for differences between financial reporting and tax return filings.

        At December 31, 2018, we have tax credit carryovers of $6.5 million available to reduce future income taxes. The amount is comprised of foreign and state credits. Foreign credits total $4.1 million and if unused, will expire beginning in 2032. State tax credits of $2.4 million are fully reserved.

        At December 31, 2018, we had net operating loss carryovers and other carryovers for international and U.S. state income tax purposes of $156.2 million: $84.6 million will expire by 2023; $65.0 million will expire by 2025; and $1.6 million of the carryovers will never expire. Net operating losses and other carryovers for international and U.S. state income tax purposes are partially reserved. Deferred tax assets related to state net operating losses of $4.9 million are fully reserved.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        The movements in the valuation allowance are as follows:

	2018	2017
January 1	$(127.7)	$(39.1)
Adjustment related to Separation	110.4	—

January 1	(17.3)	(39.1)
Increase	(5.8)	(97.4)
Release	1.7	8.8

December 31	$(21.4)	$(127.7)

        Prior to the IPO, we prepared the income tax amounts and balances based upon a separate return methodology, as if we were separate taxpayers from Lilly. As a result, certain tax credit and net operating loss carryovers are not available for use in future periods as they were used in Lilly consolidated or combined tax return filings. Accordingly, as a result of the Separation, the tax credit and net operating loss carryovers and related valuation allowance have been adjusted to reflect the balance after Separation. These adjustments had no impact on income tax expense in the consolidated and combined financial statements. The separation entries related to the valuation allowance were offset by $133.7 million, prior to tax effect, of separation entries related to the removal of the net operating losses.

        The 2017 Tax Act introduced international tax provisions that significantly change the U.S. taxation of foreign earnings. At December 31, 2018, no U.S. taxes or foreign withholding taxes have been accrued with respect to the $464.5 million in unremitted earnings of our foreign subsidiaries as they are considered indefinitely reinvested for continued use in our foreign operations. It is not practicable to determine the unrecognized deferred tax liability related to these earnings.

        Cash payments of income taxes were as follows:

	2018	2017	2016
Cash payments of income taxes	$26.9	$35.7	$53.6

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        The following is a reconciliation of the income tax expense (benefit) applying the U.S. federal statutory rate to income before income taxes to reported income tax expense:

	2018	2017	2016
Income tax at the U.S. federal statutory tax rate	$24.0	$(81.4)	$(7.8)
Add (deduct):
International operations and change in foreign tax rates	11.5	55.6	8.4
State taxes	4.4	5.4	2.8
Income tax credits	(17.3)	(1.8)	(1.7)
Foreign inclusion items	9.0	4.2	2.4
IPO and separation costs	2.3	—	—
Other permanent adjustments	0.9	1.6	0.2
Change in uncertain tax positions	(1.7)	6.2	5.2
Change in valuation allowance	(1.7)	122.2	18.1
2017 Tax Act	—	(33.1)	—
Other	(3.8)	(0.8)	(2.1)

Income taxes	$27.6	$78.1	$25.5

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2018	2017	2016
Beginning balance at January 1	$29.6	$25.7	$25.5
Adjustments related to Separation	(17.6)	—	—

Beginning balance at January 1	12.0	25.7	25.5
Additions based on tax positions related to the current year	2.2	7.9	7.4
Additions for tax positions of prior years	4.0	—	—
Settlements	(3.0)	(4.0)	(7.1)
Changes related to the impact of foreign currency translation	(0.5)	—	(0.1)

Ending balance at December 31	$14.7	$29.6	$25.7

        The total amount of unrecognized tax benefits that, if recognized, would affect tax expense by $12.8 million and $29.6 million at December 31, 2018 and 2017, respectively. There are $1.9 million of 2018 unrecognized tax benefits which related to temporary differences which would not, if recognized, impact the effective tax rate. Adjustments related to the Separation represent unrecognized tax benefits assumed by Lilly in the Separation and have no impact on income tax expense in the consolidated and combined financial statements.

        We file income tax returns in the U.S. federal jurisdiction and various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        We are included in Lilly's U.S. tax examinations by the Internal Revenue Service. Pursuant to the Tax Matters Agreement we executed with Lilly in connection with the IPO, the liabilities or potential

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

refunds attributable to pre-IPO periods in which Elanco was included in a Lilly consolidated or combined tax return remain with Lilly. Consequently, although a U.S. examination of tax years 2013-2015 is currently in progress, the resulting adjustments, if any, will not require any cash tax payments by Elanco. We are not otherwise subject to U.S. federal, state and local, or non-U.S. income tax examinations in most major taxing jurisdictions for years before 2013.

        We recognize both accrued interest and penalties related to unrecognized tax benefits in income tax expense (benefit). We recognized income tax expense (benefit) related to interest and penalties as follows:

	2018	2017	2016
Income tax expense (benefit)	$(2.5)	$2.5	$5.5

        At December 31, 2018 and 2017, our accruals for the payment of interest and penalties totaled $13.3 million and $15.7 million, respectively.

Note 15. Contingencies

        We are party to various legal actions in the normal course of business. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality. We accrue for certain liability claims to the extent we can formulate a reasonable estimate of their costs and there is a reasonable probability of incurring significant costs or expenses. At December 31, 2018 and December 31, 2017, we had no liabilities established related to litigation as there were no significant claims which were probable and estimable. We have not historically had any significant litigation expense and are not currently subject to a significant claim.

Note 16. Geographic Information

        We operate as a single operating segment engaged in the development, manufacturing, marketing and sales of animal health products worldwide for both food animals and companion animals. Consistent with our operational structure, our President and Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business. Strategic decisions are managed globally with global functional leaders responsible for determining significant costs/investments and with regional leaders responsible for overseeing the execution of the global strategy. Our global research and development organization is responsible for development of new products. Our manufacturing organization is responsible for the manufacturing and supply of products and for the optimization of our supply chain. Regional leaders are responsible for the distribution and sale of our products and for local direct costs. The business is also supported by global corporate staff functions. Managing and allocating resources at the global corporate level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions, product types, regional commercial organizations and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a product or geographic basis. Consistent with this decision-making process, our CEO uses consolidated, single-segment financial information for purposes of evaluating performance, allocating resources, setting incentive compensation targets, as well as forecasting future period financial results.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 16. Geographic Information (Continued)

        Our products include Rumensin®, Optaflexx®, Denagard®, Tylan®, Maxiban® and other products for livestock and poultry, as well as Trifexis®, Interceptor®, Comfortis® and other products for companion animals. Our results for the year ended December 31, 2017 includes the results of operations from BIVIVP, which was acquired on January 3, 2017 (Note 6).

        We have a single customer that accounted for 11.9%, 12.9% and 11.7% of revenue for the years ended December 31, 2018, 2017 and 2016, respectively, and that represented accounts receivable of $96.4 million and $88.0 million as of December 31, 2018 and 2017, respectively.

        We are exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates.

        Selected geographic area information was as follows:

	2018	2017	2016
Geographic Information
Revenue—to unaffiliated customers(1):
United States	$1,483.2	$1,373.0	$1,361.6
International	1,583.6	1,516.0	1,551.9

Revenue	$3,066.8	$2,889.0	$2,913.5

Long-lived assets(2):
United States	$602.6	$604.7	$463.8
United Kingdom	187.5	204.4	190.6
Other foreign countries	195.8	190.2	173.0

Long-lived assets	$985.9	$999.3	$827.4

(1)
Revenue is attributed to the countries based on the location of the customer.

(2)
Long-lived assets consist of property and equipment, net, and certain noncurrent assets.

Note 17. Retirement Benefits

Shared Lilly Plans

        Our employees participated in defined benefit pension and other postretirement plans sponsored by Lilly, which include participants of Lilly's other business. Such plans are accounted for as multiemployer plans in these combined financial statements and as a result, no asset or liability was recorded by the Company to recognize the funded status of these plans.

        We recorded expense of $4.0 million, $73.7 million and $11.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, relating to our employees' participation in Lilly sponsored plans. The expense included $67.0 million related to a curtailment loss and special termination benefits for early retirement incentives offered by Lilly to our employees as part of a voluntary early retirement program for the U.S. plan and which has been recorded in asset impairment,

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

restructuring and other special charges. No contributions have been recognized in the combined financial statements as we are not required to make contributions to these plans.

Pension Plans

        There are also certain defined benefit pension plans that our employees participate in that are either dedicated to our employees or where the plan assets and liabilities that relate to our employees were legally required to transfer to Elanco at the time of our separation from Lilly. The plans in Switzerland represent approximately 84 percent of our global benefit obligation. We use a measurement date of December 31 to develop the change in benefit obligation, change in plan assets, funded status and amounts recognized in the combined balance sheets at December 31 for our defined benefit pension plans, which were as follows:

	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$258.6	$225.0
Service cost	11.3	10.5
Interest cost	2.5	1.8
Actuarial (gain) loss	(44.7)	24.4
Benefits paid	(2.7)	(18.5)
Foreign currency exchange rate changes and other adjustments	9.8	15.4

Benefit obligation at end of year	234.8	258.6

Change in plan assets:
Fair value of plan assets at beginning of year	131.5	123.7
Actual return on plan assets	(10.2)	13.3
Employer contribution	5.7	3.9
Benefits paid	(2.7)	(18.5)
Foreign currency exchange rate changes and other adjustments	7.3	9.1

Fair value of plan assets at end of year	131.6	131.5

Funded status	(103.2)	(127.1)
Unrecognized net actuarial loss	0.5	29.1
Unrecognized prior service cost	0.8	0.7

Net amount recognized	$(101.9)	$(97.3)

Amounts recognized in the combined balance sheet consisted of:
Noncurrent assets	$2.3	$2.4
Other current liabilities	(0.3)	(0.3)
Accrued retirement benefits	(105.2)	(129.2)
Accumulated other comprehensive loss before income taxes	1.3	29.8

Net amount recognized	$(101.9)	$(97.3)

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The unrecognized net actuarial loss and unrecognized prior service cost for these pension plans have not yet been recognized in net periodic pension costs and are included in accumulated other comprehensive loss at December 31, 2018.

        During 2019, we expect the following components of accumulated other comprehensive loss to be recognized as components of net periodic benefit cost:

Unrecognized net actuarial loss	$0.5
Unrecognized prior service cost	0.8

Total	$1.3

        We do not expect any plan assets to be returned to us in 2019.

        The following represents our weighted-average assumptions related to these pension plans as of December 31:

(Percents)	2018	2017	2016
Discount rate for benefit obligation	1.5%	1.1%	1.0%
Discount rate for net benefit costs	1.1	1.0	1.0
Rate of compensation increase for benefit obligation	2.2	2.1	3.1
Rate of compensation increase for net benefit costs	2.1	3.1	3.0
Expected return on plan assets for net benefit costs	4.0	4.4	4.9

        We annually evaluate the expected return on the plan assets in these pension plans. In evaluating the expected rate of return, we consider many factors, with a primary analysis of current and projected market conditions; asset returns and asset allocations; and the views of leading financial advisers and economists. We may also review our historical assumptions compared with actual results, as well as the assumptions and trend rates utilized by similar plans, where applicable.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	2019	2020	2021	2022	2023	2024 - 2028
Benefit payments	$5.8	$6.4	$7.1	$6.1	$6.3	$35.9

        Amounts relating to these pension plans with projected benefit obligations in excess of plan assets were as follows at December 31:

	2018	2017
Projected benefit obligation	$229.2	$251.6
Fair value of plan assets	124.1	121.8

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        Amounts relating to these defined benefit pension plans with accumulated benefit obligations in excess of plan assets were as follows at December 31:

	2018	2017
Accumulated benefit obligation	$194.3	$223.1
Fair value of plan assets	124.1	121.8

        The total accumulated benefit obligation for these defined benefit pension plans was $199.9 million and $230.3 million at December 31, 2018 and 2017, respectively.

        Net pension expense related to these plans included the following components:

	2018	2017	2016
Service cost	$11.3	$10.5	$9.3
Interest cost	2.5	1.8	1.8
Expected return on plan assets	(6.2)	(2.4)	(3.4)
Amortization of prior service cost	0.2	0.1	0.1
Amortization of net actuarial loss	1.9	1.4	1.0
Other	0.5	—	—

Net pension expense	$10.2	$11.4	$8.8

        The following represents the amounts recognized for these plans in other comprehensive loss:

	2018	2017	2016
Actuarial gain (loss) arising during period	$28.3	$(17.0)	$(6.1)
Amortization of prior service cost included in net loss	0.2	0.1	0.1
Amortization of net actuarial loss included in net loss	1.9	1.4	1.0
Foreign currency exchange rate changes and other	(1.9)	3.5	3.0

Total other comprehensive income (loss) during period	$28.5	$(12.0)	$(2.0)

Benefit Plan Investments

        Our benefit plan investment policies are set with specific consideration of return and risk requirements in relationship to the respective liabilities. Our plan assets in our Switzerland pension plans represent approximately 87 percent of our plan assets for these pension plans. Given the long-term nature of our liabilities, these plans have the flexibility to manage an above-average degree of risk in the asset portfolios. At the investment-policy level, there are no specifically prohibited investments. However, within individual investment manager mandates, restrictions and limitations are contractually set to align with our investment objectives, ensure risk control and limit concentrations.

        We manage our portfolio to minimize concentration of risk by allocating funds within asset categories. In addition, within a category we use different managers with various management objectives to eliminate any significant concentration of risk.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The investment strategy is to diversify in four major categories with a designated percentage invested in each including 24% fixed income securities, 48% equity securities, a share of 11% in Real Estate Switzerland and 17% in other alternative investments (senior loans, hedge funds and insurance-linked securities). Each category is diversified and comprised of the following:

  •
  Fixed-income securities—Swiss Bonds, Global Aggregates, Global Aggregate Corporates and Emerging Markets Local Currencies.

  •
  Equity investments—Swiss Equities, World Equities MSCI, Low Volatility Equities (to reduce risk), Emerging Markets Equities and real estate investment trusts.

  •
  Real Estate in Switzerland—investment foundations and funds

  •
  Other investments—represents primarily private equity like investments, hedge funds, insurance-linked securities, cash and mark-to-market derivatives.

        We determine the fair value of the investments based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis for all investments except hedge funds, private equity-like investments and real estate.

        We determine the fair value of investments using the value reported by the partnership, adjusted for known cash flows and significant events through our reporting date. Values provided by the partnerships are primarily based on analysis of and judgments about the underlying investments. Inputs to these valuations include underlying NAVs, discounted cash flow valuations, comparable market valuations, and may also include adjustments for currency, credit, liquidity and other risks as applicable. The vast majority of these private partnerships provide us with annual financial statements including their compliance with fair valuation procedures consistent with applicable accounting standards.

        We determine the fair value of real estate investments based on the NAV provided by the fund manager. These NAVs are developed with inputs including discounted cash flow, independent appraisal and market comparable analyses.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The fair values of these pension plan assets as of December 31, 2018 by asset category are as follows:

		Fair Value Measurements Using
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Valued at Net Asset Value(1)
Public equity securities	$2.2	$1.0	$—	$—	$1.2
Fixed income:
Developed markets	29.9	7.8	0.1	—	22.0
Emerging markets	6.4	0.7	0.4	—	5.3
Private alternative investments:	—
Hedge funds	6.6	—	—	—	6.6
Equity-like funds	49.0	—	—	—	49.0
Real estate	20.1	0.1	—	—	20.0
Other	17.4	0.3	2.3	—	14.8

Total	$131.6	$9.9	$2.8	$—	$118.9

(1)
Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.

        No material transfers between Level 1, Level 2, or Level 3 occurred during the year ended December 31, 2018. The activity in the Level 3 investments during the year ended December 31, 2018 was not material.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The fair values of these pension plan assets as of December 31, 2017 by asset category are as follows:

		Fair Value Measurements Using
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Valued at Net Asset Value(1)
Public equity securities	$0.8	$0.6	$—	$—	$0.2
Fixed income:
Developed markets	29.9	8.2	0.1	—	21.6
Emerging markets	7.2	0.6	0.3	—	6.3
Private alternative investments:
Hedge funds	6.8	—	—	—	6.8
Equity-like funds	52.7	—	—	—	52.7
Real estate	20.2	—	—	—	20.2
Other	13.9	0.1	0.1		13.7

Total	$131.5	$9.5	$0.5	$—	$121.5

(1)
Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.

        No material transfers between Level 1, Level 2, or Level 3 occurred during the year ended December 31, 2017. The activity in the Level 3 investments during the year ended December 31, 2017 was not material.

        No contributions to these pension plans are expected in 2019.

Retiree Health Benefit Plan

        There are two retiree health benefit plan where the plan liabilities that relate to our employees were legally required to transfer to Elanco at the time of separation from Lilly. The accrued retirement benefits for these plans were $3.9 million and $9.8 million as of December 31, 2018 and 2017, respectively.

Defined Contribution Plans

        Lilly has defined contribution savings plans that include certain of our employees worldwide. The purpose of these plans is generally to provide additional financial security during retirement by providing employees with an incentive to save. Our contributions to the plans are based on our employee contributions and the level of our match. Expenses related to our employees under the plans totaled $20.9 million, $22.1 million and $19.6 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 18. Earnings Per Share

        As discussed in Note 1, Elanco Parent was formed for the purpose of facilitating the IPO. Lilly held all shares of Elanco Parent from the time of formation until the IPO.

        Prior to IPO, there were an aggregate of 293,290,000 shares of our common stock held by Lilly (which represents the 100 shares held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, an additional 72,335,000 shares of our common stock were issued.

        Earnings per share was calculated based on the weighted average shares outstanding during each period based on the assumption that the shares held by Lilly were outstanding for all periods prior to IPO.

Note 19. Related Party Agreements and Transactions

Transactions with Lilly Subsequent to Separation and Related to the Separation

        As described in Note 1, in connection with the Separation, Lilly transferred to us substantially all of its animal health businesses in exchange for approximately $4.2 billion. This is reflected as consideration to Lilly in our consolidated and combined statement of equity. The terms of our separation are covered by a master services agreement entered with Lilly (MSA). Under the terms of the MSA, through a series of transactions, Lilly transferred to us the businesses that will continue as part of Elanco.

        For a certain portion of our operations, the legal transfer of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries. Under the MSA entered into with Lilly, we are responsible for the business activities conducted by Lilly on our behalf and are subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in our consolidated and combined financial statements. The total net assets associated with these jurisdictions are $95.6 million and the annual profits are insignificant. As of December 31, 2018, we have $202.7 million of restricted cash on our consolidated and combined balance sheet along with an offsetting Payable to Lilly, which reflects the cash that will be used to fund the purchase of the local country assets from Lilly.

        At the time of the IPO, we entered into a number of agreements related to ongoing activities between Elanco and Lilly including the following:

  •
  Transitional Services Agreement. Historically, Lilly has provided us significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which we refer to collectively as the "Lilly Services." Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the TSA, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021, and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2020. The fees under the TSA become payable for all periods beginning after October 1, 2018.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

  •
  Intellectual Property and Technology License Agreement. We entered into an intellectual property and technology license agreement with Lilly immediately prior to the completion of the IPO. Under the intellectual property and technology license agreement, Lilly granted Elanco an exclusive, perpetual license to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property (excluding trademarks). In addition, Lilly granted Elanco non-exclusive, non-sublicensable license to screen certain compounds in Lilly's compound libraries to exploit products in the animal use certain of Lilly's intellectual property. This screening license has an initial term of two years, subject to three one-year extensions, each of which requires Lilly's consent.

        We also entered into a tax matters agreement (TMA), an employee matters agreement, a toll manufacturing and supply agreement and a registration rights agreement with Lilly in connection with the Separation.

        Our consolidated and combined financial statement of operations includes revenue of $7.0 million related to a toll manufacturing arrangement and $28 million related to TSA charges.

        At December 31, 2018, we have a payable to Lilly of $66.0 million reflected in Payable to Lilly on our consolidated and combined balance sheet related to ongoing transactions with Lilly including those transactions described above and the reimbursement of certain costs Lilly incurred on our behalf during the period.

Transactions with Lilly Prior to Separation

        Prior to IPO, we did not operate as a standalone business and had various relationships with Lilly whereby Lilly provided services to us. The impact on our historical combined financial statements includes the following:

Transfers to/from Lilly, net

        As discussed in the basis of presentation, net parent company investment is primarily impacted by contributions from Lilly, which are the result of treasury activity and net funding provided by or distributed to Lilly. For the years ended December 31, 2018, 2017 and 2016, the net transfers (to)/from Lilly were $(226.3) million, $873.3 million and ($129.2) million, respectively. The most significant activity impacting the 2017 transfer was the financing by Lilly of our acquisition in the amount of $882.1 million for Boehringer Ingelheim Vetmedica, Inc.'s United States feline, canine, and rabies vaccine portfolio and other related assets in 2017. Other activities that impacted the net transfers (to)/from Lilly include corporate overhead and other allocations, income taxes, retirement benefits, and centralized cash management.

Corporate Overhead and Other Allocations

        Lilly provides us certain services, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. We provide Lilly certain services related to manufacturing support. Our financial statements reflect an allocation of these costs prior to IPO. When specific identification is not practicable, the remainder have been allocated primarily on a proportional cost method on a basis of revenue or headcount.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

        The allocations of services from Lilly, prior to IPO, to us were reflected as follows in the combined statements of operations:

	2018(1)	2017	2016
Cost of sales	$21.8	$31.8	$32.5
Research and development	2.2	2.8	2.3
Marketing, selling and administrative	81.2	117.1	110.5

Total	$105.2	$151.7	$145.3

(1)
Through September 30, 2018

        We provide Lilly certain services related to manufacturing support. Allocations of manufacturing support from us to Lilly $3.7 million, $6.2 million and $5.5 million for the for the years ended December 31, 2018, 2017 and 2016, respectively, reduced the cost of sales in the consolidated and combined statements of operations.

        The financial information herein may not necessarily reflect our consolidated financial position, results of operations and cash flows in the future or what they would have been if we had been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses are reasonable.

Stock-based Compensation

        As discussed in Note 13, our employees participate in Lilly stock-based compensation plans, the costs of which have been allocated to us and recorded in cost of sales, research and development, and marketing, selling and administrative expenses in the consolidated and combined statements of operations. The costs of such plans related to our employees were $26.0 million, $25.0 million and $20.4 million for the year ended December 31, 2018, 2017 and 2016, respectively.

Retirement Benefits

        As discussed in Note 17, our employees participate in defined benefit pension and other post retirement plans sponsored by Lilly, the costs and benefits of which have been recorded in the consolidated and combined statement of operations in cost of sales, research and development, and marketing, selling and administrative expenses. the costs/(benefits) of such plans related to the Company's employees were $(6.3) million, $73.7 million and $11.3 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Centralized Cash Management

        Lilly uses a centralized approach to cash management and financing of operations. Until Separation, the majority of our business was party to Lilly's cash pooling arrangements to maximize Lilly's availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from our accounts prior to IPO. Cash transfers to

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

and from Lilly's cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the combined balance sheets.

Debt

        Prior to IPO, Lilly's third-party debt and the related interest expense were not allocated to us for any of the periods presented in the combined statement of operations and balance sheets as we were not the legal obligor of the debt and Lilly borrowings were not directly attributable to our business.

Other Related Party Transactions

        We sell certain products to and receive certain goods and services from a customer/vendor, whose chairman and Chief Executive Officer is a member of Lilly's Board of Directors. These product sales resulted in revenue of $23.5 million, $24.8 million and $14.3 million for the years ended December 31, 2018, 2017 and 2016, respectively. The product sales resulted in accounts receivable of $2.5 million and $2.0 million at December 31, 2018 and 2017, respectively. The purchase of goods and services resulted in cost of sales and operating expenses of $3.9 million, $5.9 million and $7.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. The purchase of goods and services resulted in accounts payable of $0.7 million and $0.4 million at December 31, 2018 and 2017, respectively.

Note 20. Selected Quarterly Data (unaudited)

2018	Fourth	Third	Second	First
Revenue	$799.3	$761.1	$770.2	$736.2
Cost of sales	412.5	369.8	431.5	360.0
Operating expenses(1)	246.2	237.9	252.5	245.2
Asset Impairment, restructuring, and other special charges	46.0	12.4	68.0	2.4
Interest expense, net of capitalized interest	21.0	8.6	—	—
Income (loss) before income taxes	(2.2)	78.8	(40.0)	77.5
Income taxes	(18.6)	18.6	22.8	4.8
Net income (loss)	16.4	60.2	(62.8)	72.7
Earnings (loss) per share—basic and diluted	0.04	0.20	(0.21)	0.25

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 20. Selected Quarterly Data (unaudited) (Continued)

2017	Fourth	Third	Second	First
Revenue	$754.3	$697.1	$732.8	$704.8
Cost of sales	405.0	376.2	374.0	338.6
Operating expenses(1)	258.8	256.6	257.8	258.3
Asset Impairment, restructuring, and other special charges	185.8	23.7	58.8	106.8
Interest expense, net of capitalized interest	—	—	—	—
Income (loss) before income taxes	(155.4)	(9.1)	(15.2)	(52.9)
Income taxes	6.1	11.6	15.0	45.4
Net income (loss)	(161.5)	(20.7)	(30.2)	(98.3)
Earnings (loss) per share—basic and diluted	(0.55)	(0.07)	(0.10)	(0.34)

(1)
Includes research and development and marketing, selling, and administrative expenses.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per-share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$731.1	$736.2
Costs, expenses and other:
Cost of sales	343.8	360.0
Research and development	64.1	65.2
Marketing, selling and administrative	181.1	180.0
Amortization of intangible assets	49.0	49.2
Asset impairments, restructuring and other special charges (Note 6)	24.9	2.4
Interest expense, net of capitalized interest	20.8	—
Other—net, expense	2.6	1.9

	686.3	658.7

Income before income taxes	44.8	77.5
Income tax expense	13.3	4.8

Net income	$31.5	$72.7

Earnings per share:
Basic	$0.09	$0.25
Diluted	$0.09	$0.25
Weighted average shares outstanding:
Basic	365.7	293.3
Diluted	366.0	293.3

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Comprehensive Income

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Net income	$31.5	$72.7
Other comprehensive income (loss):
Foreign currency translation	(30.2)	119.2
Defined benefit pension and retiree health benefit plans, net of taxes	2.0	(0.6)

Other comprehensive income (loss), net of tax	(28.2)	118.6

Comprehensive income	$3.3	$191.3

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$272.1	$474.8
Accounts receivable, net of allowances of $8.3 (2019) and $8.4 (2018)	684.1	651.8
Other receivables	107.8	57.6
Inventories (Note 7)	1,035.5	1,004.1
Prepaid expenses and other	114.8	113.9
Receivable from Lilly (Note 15)	35.5	—
Restricted cash (Note 15)	28.5	202.7

Total current assets	2,278.3	2,504.9

Noncurrent Assets
Goodwill	2,933.1	2,958.0
Other intangibles, net	2,386.5	2,453.0
Other noncurrent assets	219.3	118.4
Property and equipment, net of accumulated depreciation $909.3 (2019) and $878.6 (2018)	930.2	922.4

Total assets	$8,747.4	$8,956.7

Liabilities and Equity
Current Liabilities
Accounts payable	$252.1	$205.2
Employee compensation	64.2	98.9
Sales rebates and discounts	171.7	169.9
Current portion of long-term debt (Note 8)	29.0	29.0
Other current liabilities	191.2	199.0
Payable to Lilly (Note 15)	—	268.7

Total current liabilities	708.2	970.7

Noncurrent Liabilities
Long-term debt (Note 8)	2,436.6	2,443.3
Accrued retirement benefits	106.2	109.1
Deferred taxes (Note 11)	131.8	114.6
Other noncurrent liabilities	168.4	121.5

Total liabilities	3,551.2	3,759.2

Commitments and Contingencies (Note 12)	—	—
Equity
Common stock, no par value, 5,000,000,000 shares authorized, 365,702,757 and 365,643,911 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	5,398.7	5,403.3
Retained earnings	47.9	16.4
Accumulated other comprehensive loss	(250.4)	(222.2)

Total equity	5,196.2	5,197.5

Total liabilities and equity	$8,747.4	$8,956.7

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Equity

(Dollars and shares in millions)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock						Defined Benefit Pension and Retiree Health Benefit Plans
			Additional Paid-in Capital	Net Parent Company Investment	Retained Earnings	Foreign Currency Translation			Total Equity
	Shares	Amount						Total
December 31, 2017	293.3	$—	$—	$8,036.9	$—	$(227.2)	$(29.4)	$(256.6)	$7,780.3
Adoption of Accounting Standards Update 2016-16	—	—	—	(0.3)	—	—	—	—	(0.3)
Net income	—	—	—	72.7	—	—	—	—	72.7
Other comprehensive income (loss), net of tax	—	—	—	—	—	119.2	(0.6)	118.6	118.6
Transfers (to)/from Lilly, net	—	—	—	(69.2)	—	—	—	—	(69.2)

March 31, 2018	293.3	$—	$—	$8,040.1	$—	$(108.0)	$(30.0)	$(138.0)	$7,902.1

December 31, 2018	365.6	$—	$5,403.3	$—	$16.4	$(218.2)	$(4.0)	$(222.2)	$5,197.5
Net income	—	—	—	—	31.5	—	—	—	31.5
Other comprehensive income (loss), net of tax	—	—	—	—	—	(30.2)	2.0	(28.2)	(28.2)
Net capital contributions from/(distributions to) Lilly(1)	—	—	(7.0)	—	—	—	—	—	(7.0)
Stock compensation	—	—	2.4	—	—	—	—	—	2.4
Issuance of stock under employee stock plans, net	0.1	—	—	—	—	—	—	—	—

March 31, 2019	365.7	$—	$5,398.7	$—	$47.9	$(248.4)	$(2.0)	$(250.4)	$5,196.2

(1)
See Note 15: Related Party Agreements and Transactions for further discussion.

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net income	$31.5	$72.7
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and amortization	83.1	74.3
Change in deferred income taxes	16.3	(2.4)
Stock-based compensation expense	7.7	6.9
Asset impairment charges	4.0	—
Other changes in operating assets and liabilities	(127.6)	(105.9)
Other non-cash operating activities, net	(9.4)	1.4

Net Cash Provided by Operating Activities	5.6	47.0
Cash Flows from Investing Activities
Net purchases of property and equipment	(28.0)	(32.7)
Other investing activities, net	(0.5)	(1.7)

Net Cash Used for Investing Activities	(28.5)	(34.4)
Cash Flows from Financing Activities
Repayments of borrowings (Note 8)	(7.5)	—
Consideration paid to Lilly in connection with the Separation (Note 1)	(175.1)	—
Other net financing transactions with Lilly	(156.4)	(76.1)
Other financing activities, net	(0.5)	(0.4)

Net Cash Used for Financing Activities	(339.5)	(76.5)
Effect of exchange rate changes on cash and cash equivalents	(14.5)	3.9

Net decrease in cash, cash equivalents and restricted cash	(376.9)	(60.0)
Cash, cash equivalents and restricted cash at January 1	677.5	323.4

Cash, cash equivalents and restricted cash at March 31	$300.6	$263.4

	March 31,
	2019	2018
Cash and cash equivalents	$272.1	$263.4
Restricted cash (Note 15)	28.5	—

Cash, cash equivalents and restricted cash at March 31	$300.6	$263.4

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements

(Tables present dollars in millions, except per-share data)

Note 1. Nature of Business and Organization

Nature of Business

        Elanco Animal Health Incorporated (Elanco Parent) and its subsidiaries (collectively, Elanco, the Company, we, us or our) was formed as a wholly-owned subsidiary of Eli Lilly and Company (Lilly). Elanco is a global animal health company that innovates, develops, manufactures and markets products for companion and food animals. We offer a diverse portfolio of more than 125 brands to veterinarians and food animal producers in more than 90 countries.

Organization

        Elanco Parent was formed in 2018, as a wholly-owned subsidiary of Lilly, to serve as the ultimate parent company of substantially all of the animal health businesses of Lilly.

        On September 24, 2018, Elanco Parent completed an initial public offering resulting in the issuance of 72.3 million shares of its common stock (including shares issued pursuant to the underwriters' option to purchase additional shares), which represented 19.8% of the outstanding shares, at $24 per share (IPO) for a total net proceeds, after underwriting discounts and commissions, of $1.7 billion. In connection with the completion of the IPO, through a series of equity and other transactions, Lilly transferred to Elanco Parent the animal health businesses that form its business going forward. In exchange Elanco Parent has paid, or will pay, to Lilly approximately $4.2 billion, which includes the net proceeds from the IPO, the net proceeds from the debt offering completed by Elanco Parent in August 2018 and the term loan facility entered into by Elanco Parent in September 2018 (see Note 8). These transactions are collectively referred to herein as the Separation.

        On February 8, 2019, Lilly announced an exchange offer whereby Lilly shareholders could exchange all or a portion of Lilly common stock for shares of Elanco common stock owned by Lilly. The disposition of Elanco shares was completed on March 11, 2019 and resulted in the full separation of Elanco and disposal of Lilly's entire ownership and voting interest in Elanco.

Note 2. Basis of Presentation

        We have prepared the accompanying unaudited condensed consolidated and combined financial statements in accordance with the requirements of Form 10-Q and, therefore, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States (GAAP). In our opinion, the financial statements reflect all adjustments (including those that are normal and recurring) that are necessary for a fair presentation of the results of operations for the periods shown. In preparing financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

        Certain reclassifications have been made to prior periods in the unaudited condensed consolidated and combined financial statements and accompanying notes to conform with current presentation.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

        The information included in this Quarterly Report on Form 10-Q should be read in conjunction with our combined financial statements and accompanying notes for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on February 20, 2019.

        For the periods after Separation, the financial statements are prepared on a consolidated basis and reflect the results of operations, comprehensive income, financial position, equity and cash flows resulting from our operations as an independent company. For periods prior to the Separation, our financial statements are combined, have been prepared on a standalone basis, and are derived from Lilly's consolidated financial statements and accounting records. The consolidated and combined financial statements reflect the financial position, results of operations and cash flows related to the animal health businesses that were transferred to Elanco Parent and are prepared in conformity with GAAP.

        The combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that have been transferred to Elanco Parent. All intercompany transactions and accounts within Elanco have been eliminated. All transactions between us and Lilly are considered to be effectively settled in the combined financial statements at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the condensed consolidated and combined statement of equity as net parent company investment.

        Prior to Separation, these combined financial statements include an allocation of expenses related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, prior to IPO. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider the expenses methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what the standalone costs of Elanco would have been in the historical periods. After the Separation, a Transitional Services Agreement (TSA) between Lilly and Elanco went into effect. Under the terms of the TSA, we will be able to use these Lilly services for a fixed term established on a service-by-service basis. We are paying Lilly mutually agreed upon fees for the Lilly services provided under the TSA. Our consolidated and combined financial statements reflect the charges for Lilly services after the IPO. See Note 15 for additional details.

        The income tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if our operations were separate taxpayers in the respective jurisdictions. We file income tax returns in the United States (U.S.) federal jurisdiction and various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        Prior to Separation, Lilly maintained various benefit and combined stock-based compensation plans at a corporate level and other benefit plans at a country level. Our employees participated in such programs and the portion of the cost of those plans related to our employees is included in our

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

financial statements. However, the condensed balance sheets do not include any equity issued related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan covers only our dedicated employees or where the legal obligation associated with the benefit plan transferred to Elanco. Upon Lilly's full divestiture of Elanco in March 2019, all Lilly share-based awards held by our employees were converted into awards that will be settled in Elanco shares.

        Prior to Separation, the equity balance in the combined financial statements represents the excess of total assets over liabilities, including intercompany balances between Elanco and Lilly (net parent company investment) and accumulated other comprehensive income/(loss). Net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activities and net funding provided by or distributed to Lilly. See Note 15 for further information.

Note 3. Impact of Separation

        In connection with the Separation, we issued $2.0 billion aggregate principal amount of senior notes in a private placement, and we also entered into a $750.0 million senior unsecured revolving credit facility and $500.0 million senior unsecured term credit facility. In connection with the Separation, we entered into various agreements with Lilly, including a master separation agreement, a tax matters agreement and a transitional services agreement.

        We will continue to have certain ongoing relationships with Lilly as described in Note 15.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Implementation of New Financial Accounting Pronouncements

        The following table provides a brief description of the accounting standard that was effective January 1, 2019 and was adopted on that date:

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-02, Leases	This standard was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including leases classified as operating leases under previous GAAP, on the balance sheet and requiring additional disclosures about leasing arrangements.	We adopted the standard on January 1, 2019 using the modified retrospective approach, applied at the beginning of the period of adoption, and we elected the package of transition practical expedients. Upon adoption of the standard, we recorded $84.9 million of right-of-use assets and $85.3 million of operating lease liabilities on our consolidated balance sheet. Adoption of this standard did not have a material impact on our consolidated statement of operations for the three months ended March 31, 2019. See Note 10: Leases for further information.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Implementation of New Financial Accounting Pronouncements (Continued)

        The following table provides a brief description of the accounting standards that have not yet been adopted and could have a material effect on the consolidated financial statements:

Standard	Description	Effective Date	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	This standard modifies the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses.	This standard is effective January 1, 2020, with early adoption permitted. We intend to adopt this standard on that date.	We are currently evaluating the effect of this standard on our financial statements.

Accounting Standards Update 2018-15, Intangibles—Goodwill and Other Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract

This guidance aligns the requirements for capitalizing implementation costs incurred in a cloud-based hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software.

		This standard is effective January 1, 2020, with early adoption permitted. We intend to adopt this standard on that date.	We are currently evaluating the effect of this standard on our financial statements.

Note 5. Revenue

Product Sales

        We recognize revenue primarily from product sales to customers. Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Payment terms differ by jurisdiction and customer, but payment terms in most of our major jurisdictions typically range from 30 to 100 days from date of shipment. Revenue for our product sales has not been adjusted for the effects of a financing component as we expect, at contract inception, that the period between

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

when we transfer control of the product and when we receive payment will be one year or less. Any exceptions are either not material or we collect interest for payments made after the due date. Provisions for rebates and discounts, and returns are established in the same period the related sales are recognized. We generally ship product shortly after orders are received; therefore, we generally only have a few days of orders received but not yet shipped at the end of any reporting period. Shipping and handling activities are considered to be fulfillment activities and are not considered to be a separate performance obligation. We exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are imposed on our sales of product and collected from a customer.

        Significant judgments must be made in determining the transaction price for sales of products related to anticipated rebates and discounts, and returns. The following describe the most significant of these judgments:

Sales Rebates and Discounts—Background and Uncertainties

  •
  Most of our products are sold to wholesale distributors. We initially invoice our customers contractual list prices. Contracts with direct and indirect customers may provide for various rebates and discounts that may differ in each contract. As a consequence, to determine the appropriate transaction price for our product sales at the time we recognize a sale to a direct customer, we must estimate any rebates or discounts that ultimately will be due to the direct customer and other customers in the distribution chain under the terms of our contracts. Judgments are required in making these estimates.

  •
  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales. We estimate these accruals using an expected value approach.

  •
  In determining the appropriate accrual amount, we consider our historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary. Although we accrue a liability for rebates related to these programs at the time the sale is recorded, the rebate related to that sale is typically paid up to six months after the rebate or incentive period expires. Because of this time lag, in any particular period rebate adjustments may incorporate revisions of accruals for several periods.

        Our sales rebates and discounts are based on specific agreements and the majority relate to sales in the U.S. As of March 31, 2019 and 2018, liability for sales rebates and discounts in the U.S. represents approximately 72% and 69%, respectively, of our total liability with the next largest country representing approximately 8% and 5%, respectively, of our total liability.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

        The following table summarizes the activity in the sales rebates and discounts liability in the U.S.:

	Three Months Ended March 31,
	2019	2018
Beginning balance	$118.5	$114.8
Reduction of revenue	65.7	44.5
Payments	(64.2)	(68.2)

Ending balance	$120.0	$91.1

        Adjustments to revenue recognized as a result of changes in estimates for the judgments described above during the three months ended March 31, 2019 and 2018 for product shipped in previous periods were not material.

Sales Returns—Background and Uncertainties

  •
  We estimate a reserve for future product returns related to product sales using an expected value approach. This estimate is based on several factors, including: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return. Adjustments to the returns reserve have been and may in the future be required based on revised estimates to our assumptions, which would have an impact on our consolidated results of operations. We record the return amounts as a deduction to arrive at our net product sales.

  •
  Actual product returns were approximately 0.3% and 0.2% of net revenue for the three months ended March 31, 2019 and 2018, respectively, and have not fluctuated significantly as a percentage of revenue.

Disaggregation of Revenue

        The following table summarizes our revenue disaggregated by product category:

	Three Months Ended March 31,
	2019	2018
Companion Animal Disease Prevention	$185.9	$201.3
Companion Animal Therapeutics	81.4	62.3
Food Animal Future Protein & Health	167.2	166.7
Food Animal Ruminants & Swine	274.1	282.5
Strategic Exits(1)	22.5	23.4

Revenue	$731.1	$736.2

(1)
Represents revenue from business activities we have either exited or made a strategic decision to exit.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Asset Impairment, Restructuring and Other Special Charges

        Our total charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses, in the unaudited condensed consolidated and combined statements of operations consisted of the following:

	Three Months Ended March 31,
	2019	2018
Cash expense:
Severance and other	$0.5	$0.1
Integration	20.4	2.8
Facility exit costs	—	(0.5)

Total cash expense	20.9	2.4

Non-cash expense:
Asset impairment	4.0	—

Total non-cash expense	4.0	—

Total expense	$24.9	$2.4

Restructuring

        We historically participated in Lilly's cost-reduction initiatives, which resulted in restructuring charges in the period prior to our IPO. The restructuring costs include severance and other costs incurred as a result of actions taken to reduce our cost structure.

Integration

        Integration and other costs primarily represent costs related to our integration efforts as a result of our acquired businesses and costs to stand our organization up to be an independent company.

Facility exit costs

        Facility exit costs primarily represent contract termination costs and reserves for costs related to facilities which we have exited.

Asset impairment

        Asset impairment recognized during the three months ended March 31, 2019 resulted from the adjustment to fair value of intangible assets that were subject to product rationalization.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Asset Impairment, Restructuring and Other Special Charges (Continued)

        The following table summarizes the activity in our reserves established in connection with these restructuring activities:

	Facility exit costs	Severance	Total
Balance at December 31, 2017	$34.9	$43.1	$78.0
Charges	—	0.1	0.1
Reserve adjustments	(0.2)	—	(0.2)
Cash paid	(6.7)	(13.6)	(20.3)

Balance at March 31, 2018	$28.0	$29.6	$57.6

Balance at December 31, 2018	$9.3	$35.1	$44.4
Charges	—	0.5	0.5
Cash paid	(0.3)	(7.3)	(7.6)

Balance at March 31, 2019	$9.0	$28.3	$37.3

        Substantially all of the reserves are expected to be paid in the next twelve months. We believe that the reserves are adequate.

Note 7. Inventories

        We state all inventories at the lower of cost or net realizable value. We use the last-in, first-out (LIFO) method for a portion of our inventories located in the continental U.S. Other inventories are valued by the first-in, first-out (FIFO) method. FIFO cost approximates current replacement cost.

        Inventories consisted of the following:

	March 31, 2019	December 31, 2018
Finished products	$415.5	$400.7
Work in process	580.5	570.4
Raw materials and supplies	83.7	80.4

Total (approximates replacement cost)	1,079.7	1,051.5
Decrease to LIFO cost	(44.2)	(47.4)

Inventories	$1,035.5	$1,004.1

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 8. Debt

        Long-term debt consisted of the following:

	March 31, 2019	December 31, 2018
Term credit facility	$485.0	$492.5
3.912% Senior Notes due 2021	500.0	500.0
4.272% Senior Notes due 2023	750.0	750.0
4.900% Senior Notes due 2028	750.0	750.0
Other obligations	0.3	0.5
Unamortized debt issuance costs	(19.7)	(20.7)

Total debt	2,465.6	2,472.3
Less current portion of long-term debt	29.0	29.0

Total long-term debt	$2,436.6	$2,443.3

Note 9. Financial Instruments and Fair Value

        Financial instruments that are potentially subject to credit risk consist principally of trade receivables. Collateral is generally not required. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and insurance.

        A large portion of our cash is held by a few major financial institutions. We monitor the exposure with these institutions and do not expect any of these institutions to fail to meet their obligations. All highly liquid investments with a maturity of three months or less from the date of purchase are considered to be cash equivalents. The cost of these investments approximates fair value. We also consider the carrying value of restricted cash balances to be representative of its fair value.

        As of March 31, 2019 and December 31, 2018, we had $15.7 million and $15.3 million, respectively, of equity method investments included in other noncurrent assets in our condensed consolidated balance sheet.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Financial Instruments and Fair Value (Continued)

        The following table summarizes the fair value information at March 31, 2019 and December 31, 2018 for contingent consideration liabilities and net investment hedge liability measured at fair value on a recurring basis in the respective balance sheet line items:

		Fair Value Measurements Using
Financial statement line item	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
March 31, 2019
Other current liabilities—contingent consideration	$(9.2)	$—	$—	$(9.2)	$(9.2)
Other noncurrent liabilities—contingent consideration	(67.7)	—	—	(67.7)	(67.7)
Other noncurrent assets/(liabilities)—cross currency interest rate contracts designated as net investment hedges	8.0	—	8.0	—	8.0
December 31, 2018
Other current liabilities—contingent consideration	$(5.1)	$—	$—	$(5.1)	$(5.1)
Other noncurrent liabilities—contingent consideration	(69.0)	—	—	(69.0)	(69.0)
Other noncurrent assets/(liabilities)—cross currency interest rate contracts designated as net investment hedges	(7.4)	—	(7.4)	—	(7.4)

        We determine our Level 2 fair value measurements based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis.

        Contingent consideration liabilities relate to Galliprant for which the fair value was estimated using a discounted cash flow analysis and Level 3 inputs, including projections representative of a market participant view for the probability of achieving potential future payments to Aratana Therapeutics, Inc. and an estimated discount rate. The amount to be paid is dependent upon certain development, success-based regulatory, and sales-based milestones. In addition, the amount of royalties to be paid is calculated as a percentage of net sales dependent upon the timing and geography and will, therefore, vary directly with increases and decreases in net sales of Galliprant. There is no cap on the amount that may be paid pursuant to this arrangement.

        We have long term debt of $2.5 billion that is recorded at amortized cost in our condensed consolidated balance sheet as of March 31, 2019 and December 31, 2018. We consider the carrying value of the long term debt to be representative of its fair value as of March 31, 2019 and December 31, 2018. The fair value of this long term debt is estimated based on quoted market prices of similar liabilities and is classified as Level 2.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Financial Instruments and Fair Value (Continued)

        In October 2018, we entered into a cross-currency fixed interest rate swap, 5-year, 750 million Swiss Franc (CHF), which is designated as a net investment hedge (NIH) against CHF denominated assets for which the fair value was estimated based on quoted market values of similar hedges and is classified as Level 2. The NIH is expected to generate approximately $25 million in cash and an offset to interest expense on an annual basis. During the three months ended March 31, 2019, our interest expense was offset by $6.1 million as a result of the NIH. Over the life of the derivative, gains or losses due to spot rate fluctuations are recorded in cumulative translation adjustment. During the three months ended March 31, 2019, we recorded a $12.2 million gain, net of tax, on the NIH, which is included in the change in the cumulative translation adjustment in other comprehensive income. There is a potential for significant 2023 settlement exposure as the U.S. dollar fluctuates against the Swiss Franc. The risk management objective is to manage foreign currency risk relating to net investments in certain CHF denominated assets. Changes in fair value of the derivative instruments are recognized in a component of Accumulated Other Comprehensive Loss to offset the changes in the values of the net investments being hedged.

Note 10. Leases

        We determine if an arrangement is a lease at inception. We have operating leases for corporate offices, research and development facilities, vehicles, and equipment. Our leases have remaining lease terms of one to 10 years, some of which have options to extend or terminate the leases. Finance leases are included in property and equipment, current portion of long-term debt, and long-term debt in our condensed consolidated balance sheets. Finance leases are not material to our condensed consolidated statements of operations, condensed consolidated balance sheets, or condensed consolidated statements of cash flows. Beginning January 1, 2019, operating leases are included in noncurrent assets, other current liabilities, and other noncurrent liabilities in our consolidated balance sheets.

        Right-of-use assets included in noncurrent assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable. The right-of-use asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option.

        Operating lease expense for right-of-use assets is recognized on a straight-line basis over the lease term. Variable lease payments, which represent lease payments that vary due to changes in facts or circumstances occurring after the commencement date other than the passage of time, are expensed in the period in which the obligation for these payments was incurred. Variable lease expense recognized in the three months ended March 31, 2019 was not material.

        We elected not to apply the recognition requirements of ASC 842, Leases, to short-term leases, which are deemed to be leases with a lease term of 12 months or less. Instead, we recognized lease payments in the condensed consolidated statements of operations on a straight-line basis over the lease term and variable payments in the period in which the obligation for these payments was incurred. We

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Leases (Continued)

elected this policy for all classes of underlying assets. Short-term lease expense recognized in the three months ended March 31, 2019 was not material. We elected not to apply the practical expedient related to the separation of lease and non-lease components or the practical expedient which allows entities to use hindsight when determining lease term.

        The impact of operating leases to our condensed consolidated financial statements was as follows:

Three months ended March 31, 2019
Lease cost
Operating lease cost	$5.7
Short-term lease cost	0.2
Variable lease cost	0.5
Other information
Operating cash flows from operating leases	6.6
Right-of-use assets obtained in exchange for new operating lease liabilities	0.1
Weighted-average remaining lease term—operating leases	5 years
Weighted-average discount rate—operating leases	4.2%

        Supplemental balance sheet information related to our operating leases is as follows:

	Balance Sheet Classification	March 31, 2019
Right-of-use assets	Other noncurrent assets	$80.7
Current operating lease liabilities	Other current liabilities	21.8
Non-current operating lease liabilities	Other noncurrent liabilities	59.4

        As of March 31, 2019, the annual minimum lease payments of our operating lease liabilities were as follows:

Year 1	$24.6
Year 2	19.6
Year 3	12.7
Year 4	9.5
Year 5	7.7
After Year 5	16.7

Total lease payments	90.8
Less imputed interest	(9.6)

Total	$81.2

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Income Taxes

	Three Months Ended March 31,
Provision for Taxes on Income	2019	2018
Provision for Taxes on Income	$13.3	$4.8
Effective Tax Rate	29.7%	6.2%

        During the periods presented in the consolidated and combined financial statements, our operations were generally included in the tax grouping of other Lilly entities within the respective entity's tax jurisdiction; however, in certain jurisdictions, we filed separate tax returns. Prior to the Separation, the income tax expense included in these financial statements has been calculated using the separate return basis as if Elanco filed separate tax returns.

        In December 2017, the President of the U.S. signed into law the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act includes significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate from 35 percent to 21 percent, transition to a territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions, including a one-time repatriation transition tax (also known as the 'Toll Tax') on unremitted foreign earnings.

        We finalized our accounting for the tax effects of the 2017 Tax Act during 2018. We expect that further guidance will continue to be issued in 2019 which may impact our interpretations of the 2017 Tax Act and could materially affect the estimates used. The 2017 Tax Act also includes a new U.S. minimum tax, global intangible low-taxed income (GILTI), on the earnings of our foreign subsidiaries. We have elected to account for the tax related to GILTI as a period cost in the year the tax is incurred. Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

        For the three months ended March 31, 2019, we incurred $13.3 million of income tax expense. The effective rate for the three months ended March 31, 2019, of 29.7% was different from the statutory income tax rate primarily due to a one-time foreign exchange gain on the transfer of assets upon separation in addition to the impact of state income taxes.

        For the three months ended March 31, 2018, we incurred $4.8 million of income tax expense. The effective tax rate for the three months ended March 31, 2018 of 6.2% was different from the statutory income tax rate primarily due to the benefit of releasing certain valuation allowances. These valuation allowances related to net operating losses operated in prior periods of Elanco's separate company financial statements. As of the separation, those net operating losses remained with, and were utilized by, Lilly.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 12. Contingencies

        We are party to various legal actions in the normal course of business. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality. We record a liability for claims to the extent that we can formulate a reasonable estimate of their costs and there is a reasonable probability of incurring significant costs or expenses. At March 31, 2019 and December 31, 2018, we had no liabilities established related to litigation as there were no significant claims which were probable and estimable. We have not historically had any significant litigation expense and are not currently subject to a significant claim.

Note 13. Geographic Information

        We operate as a single operating segment engaged in the development, manufacturing, marketing and sales of animal health products worldwide for both food animals and companion animals. Consistent with our operational structure, our President and Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business. Strategic decisions are managed globally with global functional leaders responsible for determining significant cost/investments and with regional leaders responsible for overseeing the execution of the global strategy. Our global research and development organization is responsible for development of new products. Our manufacturing organization is responsible for the manufacturing and supply of products and for the optimization of our supply chain. Regional leaders are responsible for the distribution and sale of our products and for local direct costs. The business is also supported by global corporate staff functions. Managing and allocating resources at the global corporate level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions, product types, regional commercial organizations and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a product or geographic basis. Consistent with this decision-making process, our CEO uses consolidated, single-segment financial information for purposes of evaluating performance, allocating resources, setting incentive compensation targets, as well as forecasting future period financial results.

        Our products include Rumensin®, Optaflexx®, Denagard®, Tylan®, Maxiban® and other products for livestock and poultry, as well as Trifexis®, Interceptor®, Comfortis®, Galliprant® and other products for companion animals.

        We have a single customer that accounted for 12.3% and 11.3% of revenue for the three months ended March 31, 2019 and 2018, respectively, and that represented accounts receivable of $83.5 million and $96.4 million as of March 31, 2019 and December 31, 2018, respectively.

        We are exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Geographic Information (Continued)

        Selected geographic area information was as follows:

	Three Months Ended March 31,
	2019	2018
Revenue—to unaffiliated customers(1)
United States	$383.9	$360.0
International	347.2	376.2

Revenue	$731.1	$736.2

	March 31, 2019	December 31, 2018
Long-lived assets(2)
United States	$619.0	$602.6
United Kingdom	192.3	187.5
Other foreign countries	195.6	195.8

Long-lived assets	$1,006.9	$985.9

(1)
Revenue is attributed to the countries based on the location of the customer.

(2)
Long-lived assets consist of property and equipment, net, and certain noncurrent assets.

Note 14. Earnings Per Share

        As discussed in Note 1, Elanco Parent was formed for the purpose of facilitating the IPO. Lilly held all shares of Elanco Parent from the time of formation until the IPO.

        Prior to IPO, there were an aggregate of 293,290,000 shares of our common stock held by Lilly (which represents the 100 shares held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, an additional 72,335,000 shares were issued. Earnings per share was calculated based on the assumption that the shares held by Lilly were outstanding for all periods prior to IPO.

        We compute basic earnings per share by dividing net earnings available to common shareholders by the actual weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if holders of unvested restricted stock units and stock options converted their holdings into common stock.

        Potential common shares that would have the effect of increasing diluted earnings per share are considered to be anti-dilutive and as such, these shares are not included in the calculation of diluted earnings per share. For the three months ended March 31, 2019, approximately 0.2 million of potential common shares were excluded from the calculation of diluted earnings per share because their effect was anti-dilutive.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions

Transactions with Lilly Subsequent to Separation and Related to the Separation

        Amounts due from/(due to) Lilly in connection with the Separation and agreed upon services were as follows:

	March 31, 2019	December 31, 2018
TSA	$(30.2)	$(28.0)
Other activities	94.2	(38.0)
Local country asset purchases	(28.5)	(202.7)

Total receivable from/(payable to) Lilly	$35.5	$(268.7)

        As described in Note 1, we completed an IPO in September 2018 and Lilly fully divested of all ownership of Elanco in March 2019. In connection with the Separation, we entered into various agreements with Lilly related to the form of our separation and certain ongoing activities that will continue for a period of time. These included, among others, a master separation agreement (MSA), a transitional services agreement (TSA) and a tax matters agreement. In addition, there was a portion of our operations for which the legal transfer of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries.

Transitional Services Agreement (TSA)

        Historically, Lilly has provided us significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which we refer to collectively as the "Lilly Services." Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the TSA, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021, and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2022. The fees under the TSA became payable for all periods beginning after October 1, 2018.

Other Activities

        We continue to share certain services and back office functions with Lilly, which in certain instances result in Lilly paying costs for Elanco (e.g., utilities, local country operating costs, etc.) that are then passed through to Elanco for reimbursement. These amounts are included in cash flows from operating activities in our condensed consolidated and combined statements of cash flows. In addition, we operate through a single treasury settlement process and prior to the local country asset purchases (as described below) continued to transact through Lilly's processes in certain instances. As a result of these activities, there were certain amounts of financing that occurred between Lilly and Elanco during the three-month period ended March 31, 2019. These amounts are included in cash flows from financing activities in our condensed consolidated and combined statements of cash flows.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

Local Country Asset Purchases

        The legal transfer of certain of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries. The related assets, liabilities, and results of operations have been reported in our condensed consolidated and combined financial statements, as we are responsible for the business activities conducted by Lilly on our behalf and are subject to the risks and entitled to the benefits generated by these operations and assets under the terms of the MSA. We held restricted cash, and the associated payable to Lilly, at the date of Separation to fund the acquisition of these assets. As of March 31, 2019, the majority of these assets have been legally acquired and the remainder are expected to be purchased during 2019.

Transactions with Lilly Prior to Separation

        Prior to IPO, we did not operate as a standalone business and had various relationships with Lilly whereby Lilly provided services to us. The impact on our historical combined financial statements includes the following:

Transfers to/from Lilly, net

        As discussed in Note 2: Basis of Presentation, net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activity and net funding provided by or distributed to Lilly. For the three months ended March 31, 2018, net transfers (to)/from Lilly were $(69.2) million. Activities that impacted the net transfers (to)/from Lilly include corporate overhead and other allocations, income taxes, retirement benefits, and centralized cash management.

Net capital contributions from/(distributions to) Lilly

        For the three months ended March 31, 2019, net capital contributions from/(distributions to) Lilly were $(7.0) million.

        Activities that impacted net capital contributions from/(distributions to) Lilly include income taxes, retirement benefits, and centralized cash management, prior to full separation.

Corporate overhead and other allocations

        Prior to full separation, Lilly provided us certain services, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. We provide Lilly certain services related to manufacturing support. Our financial statements reflected an allocation of these costs. When specific identification is not practicable, the remainder have been allocated primarily on a proportional cost method on a basis of revenue or headcount.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

        The allocations of services from Lilly to us were reflected as follows in the consolidated and combined statements of operations:

	Three Months Ended March 31,
	2019	2018
Cost of sales	$—	$7.5
Research and development	—	0.8
Marketing, selling and administrative	—	27.3

Total	$—	$35.6

        We provide Lilly certain services related to manufacturing support. Allocations of manufacturing support from us to Lilly were $1.2 million for the three months ended March 31, 2018, which reduced the cost of sales in the unaudited condensed consolidated and combined statements of operations.

        The financial information herein may not necessarily reflect our consolidated financial position, results of operations and cash flows in the future or what they would have been if we had been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses are reasonable.

Stock-based Compensation

        Prior to full separation, our employees participated in Lilly stock-based compensation plans, the costs of which were allocated to us and recorded in cost of sales, research and development, and marketing, selling and administrative expenses in the unaudited condensed consolidated and combined statements of operations. The costs of such plans related to our employees were $5.1 million and $6.7 million for the three months ended March 31, 2019 and 2018, respectively.

Retirement Benefits

        Prior to full separation, our employees participated in defined benefit pension and other post retirement plans sponsored by Lilly, the costs and benefits of which were recorded in the unaudited condensed consolidated and combined statement of operations in cost of sales, research and development, and marketing, selling and administrative expenses. For the three months ended March 31, 2018, the benefit of such plans related to our employees was $0.6 million.

Centralized Cash Management

        Lilly uses a centralized approach to cash management and financing of operations. Until Separation, the majority of our business was party to Lilly's cash pooling arrangements to maximize Lilly's availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from our accounts. Cash transfers to and from Lilly's cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the condensed consolidated and combined statements of equity.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

Debt

        Lilly's third-party debt and the related interest expense were not allocated to us for any of the periods presented as we were not the legal obligor of the debt and Lilly borrowings were not directly attributable to our business.

Other Related Party Transactions

        We sell certain products to and receive certain goods and services from a customer/vendor, whose chairman and Chief Executive Officer is a member of Lilly's Board of Directors, which represented related party transactions prior to the full separation. These product sales resulted in revenue of $4.2 million and $5.5 million for the three months ended March 31, 2019 and 2018, respectively. The product sales resulted in accounts receivable of $1.2 million and $2.5 million at March 31, 2019 and December 31, 2018, respectively. The purchase of goods and services resulted in cost of sales and operating expenses of $1.5 million and $0.8 million for the three months ended March 31, 2019 and 2018, respectively. The purchase of goods and services resulted in accounts payable of $0.9 million and $0.7 million at March 31, 2019 and December 31, 2018, respectively.

Note 16. Subsequent Events

Aratana Acquisition

        On April 26, 2019, we entered into an agreement (the Merger Agreement) to acquire Aratana Therapeutics, Inc. (Aratana). Aratana is a pet therapeutics company focused on innovative therapies for dogs and cats, and creator of the canine osteoarthritis medicine, Galliprant®, the rights to which we acquired in 2016. Subject to the terms and conditions set forth in the Merger Agreement, upon the consummation of the merger, each share of Aratana common stock will be converted into the right to receive 0.1481 shares of Elanco's common stock plus one contingent value right, which shall represent the right to receive a contingent payment of $0.25 in cash upon the achievement of a specified milestone as outlined in the Merger Agreement. Based on the closing price of a share of Elanco common stock on April 24, 2019, the date on which the exchange ratio was set, the stock portion of the merger consideration represented approximately $234 million. The maximum aggregate contingent payment is approximately $12 million. The transaction is expected to close in the middle of 2019, subject to customary closing conditions, including the registration of shares of Elanco common stock issuable in the merger, receipt of regulatory approvals, and approval by the stockholders of Aratana.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

ELANCO ANIMAL HEALTH INCORPORATED,

ELANCO ATHENS INC.

and

ARATANA THERAPEUTICS,  INC.

Dated as of April 26, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 26, 2019 by and among Elanco Animal Health Incorporated, an Indiana corporation ("Parent"), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Acquisition Sub"), and Aratana Therapeutics, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, it is proposed that, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Acquisition Sub will merge with and into the Company (the "Merger") and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

        WHEREAS, the Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests the Company and the Company Stockholders and, by resolutions adopted, has approved and adopted this Agreement and resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the "Board Recommendation"); and

        WHEREAS, the Board of Directors of each of Parent and Acquisition Sub has determined that this Agreement and the transactions contemplated hereby are advisable and, by resolutions adopted, has approved and adopted this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS & INTERPRETATIONS

        Section 1.1    Certain Definitions.     For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

        "Affordable Care Act" shall mean the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

        "Animal Drug Application" shall mean a New Animal Drug Application and any related supplemental applications and an Abbreviated New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360b (or its successor statutory provision), a Conditional New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360ccc (or its successor statutory provision), a request for an index listing submitted to the FDA pursuant to 21 U.S.C. 360ccc-1 (or its successor statutory provision), a request for authorization for veterinary medical products for use in emergencies submitted to the FDA pursuant to 21 U.S.C. 360bbb-3 (or its successor statutory provision), and a Veterinary Master File, or the equivalent application or filing filed with any equivalent regulatory agency or governmental authority outside the U.S. necessary to sell a Regulated Product in such jurisdiction (including a marketing authorization application or dossier filed with the applicable regulatory agency of a European Union member state or with the European Medicines Agency for a veterinary medicinal product).

        "Antitrust Law" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

        "Bryan Cave" shall mean Bryan Cave Leighton Paisner LLP.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Company Alternative Structure Closing Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(B) of the Company Disclosure Letter.

        "Company Alternative Structure Registration Statement Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(B) of the Company Disclosure Letter.

        "Company Base Structure Closing Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(A) of the Company Disclosure Letter.

        "Company Base Structure Registration Statement Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(A) of the Company Disclosure Letter.

        "Company Board" shall mean the Board of Directors of the Company.

        "Company Closing Tax Certificate" shall mean the Company Base Structure Closing Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Company Alternative Structure Closing Tax Certificate.

        "Company Closing Tax Opinion" shall mean a written opinion from Latham & Watkins, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(4) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Closing Tax Certificate and Parent Closing Tax Certificate.

        "Company Common Stock Closing Date Price" shall mean the closing price of the Company Common Stock on NASDAQ on the last trading day immediately prior to the Closing Date.

        "Company Intellectual Property Rights" shall mean Intellectual Property Rights owned by or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

        "Company Material Adverse Effect" shall mean (a) any change, effect, event, occurrence, state of fact, circumstance or development (each a "Change", and collectively, "Changes"), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change directly or indirectly resulting from, attributable to or arising out of any of the following (whether by itself or when aggregated or taken together with any and all other such Changes) shall be deemed to be or constitute a "Company Material Adverse Effect," and no Change directly or indirectly resulting from or arising out of any of the following (by itself or when aggregated or taken together with any and all other such Changes) shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred, except, in the case of clauses (i) through (v) below, to the extent such Changes disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates:

            (i)  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

          (iii)  conditions (or changes in such conditions) affecting the industries in which the Company and its Subsidiaries conduct business;

          (iv)  political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters and other force majeure events in the United States or any other country or region in the world;

          (vi)  changes after the date hereof in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

         (vii)  the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby;

        (viii)  any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented in writing, or which Parent has requested or approved in writing, or the taking of any action expressly required by this Agreement, or the failure to take any action prohibited by this Agreement (but including in this clause (viii) any Change arising from any actions or omissions required to comply with Section 6.1 only to the extent that such Change is the direct result of Parent unreasonably withholding its consent to the Company's written request to take any action restricted or prohibited by Section 6.1); or

          (ix)  any failure by the Company to meet any estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such failures, unless the underlying cause of such failures would otherwise be excepted from this definition); or

        (b) a Change that would prevent the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

        "Company Options" shall mean the options to purchase Company Common Stock outstanding under the Company Stock Plans.

        "Company Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of the Company.

        "Company Registered Intellectual Property Rights" shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

        "Company Registration Statement Tax Certificates" shall mean the Company Base Structure Registration Statement Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Company Alternative Structure Registration Statement Tax Certificate.

        "Company Registration Statement Tax Opinion" shall mean a written opinion from Latham & Watkins, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(2) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Registration Statement Tax Certificates and Parent Registration Statement Tax Certificates.

        "Company Restricted Stock Awards" shall mean any awards of shares of restricted Company Common Stock outstanding under any Company Stock Plan that are, at the time of determination, subject to vesting, forfeiture or repurchase by the Company.

        "Company Stock Awards" shall mean the Company Options and the Company Restricted Stock Awards.

        "Company Stock Plans" shall mean the Company's 2010 Equity Incentive Plan, as amended, and the Company's 2013 Incentive Award Plan.

        "Company Stockholders" shall mean holders of shares of Company Common Stock in their respective capacities as such.

        "Continuing Employees" shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

        "Contract" shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument that is legally binding.

        "Delaware Law" shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

        "DOJ" shall mean the United States Department of Justice or any successor thereto.

        "Domain Names" shall mean internet domain names and uniform resource locators.

        "Environmental Law" shall mean all Laws relating in any way to the environment, preservation or reclamation of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, the presence, management, use, treatment, storage, transportation, handling or Release of, or exposure to, Hazardous Substances, or to human health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.),

the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto or which impose losses with respect to any of the foregoing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Final Determination" shall mean the earliest to occur of (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is, or becomes, not subject to appeal.

        "Form S-4" shall mean a registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock by virtue of the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included, together with any amendments or supplements thereto.

        "FTC" shall mean the United States Federal Trade Commission or any successor thereto.

        "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

        "Government Official" shall mean any current or former employee, official, or representative of any Governmental Authority or a political party, political party official or candidate for political office.

        "Governmental Authority" shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, or provincial, and whether local or foreign.

        "Hazardous Substance" shall mean any material, substance or waste, whether solid, liquid or gas, that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", "infectious", a "pollutant", a "contaminant", "radioactive", "carcinogenic", "reactive", "corrosive", "ignitable", "flammable", or words of similar meaning or effect that is subject to regulation, control or remediation under any Environmental Laws, including, but not limited to, any quantity of petroleum and its by-products, asbestos, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon, mold, mold spores, mycotoxins, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances and/or any other substance whose presence could be detrimental or a nuisance to property, human health or the environment.

        "Holders' Representative" shall mean such Person as may be designated as the Holders' Representative (as such term is defined in the CVR Agreement) in writing to Parent by the Company, in its sole reasonable discretion, prior to the Effective Time.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Indebtedness" shall mean (i) any indebtedness or other obligation for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and premiums, penalties, fees and expenses), whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers' acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person's Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

        "Intellectual Property" shall mean all intellectual property or other similar proprietary rights in any jurisdiction worldwide, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, software, sound recordings, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and structural works, and architectural works ("Works of Authorship"); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items ("Inventions"); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features ("Trademarks"); (iv) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (v) instantiations of any of the foregoing in any form and embodied in any media; and (vi) Domain Names.

        "Intellectual Property Rights" shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime (including all copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors' certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime; (iv) rights granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act of 2016 or analogous foreign common law or statutory regime; and (v) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys' fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

        "IRS" shall mean the United States Internal Revenue Service or any successor thereto.

        "Knowledge" shall mean, with respect to any matter in question, the actual knowledge after reasonable inquiry of any of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

        "Latham & Watkins" shall mean Latham & Watkins LLP.

        "Law" shall mean any and all applicable federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Legal Proceeding" shall mean any (i) civil, criminal, administrative or investigative actions, suits, claims or charges, or (ii) litigations, alternative dispute resolutions or other proceedings, in each of (i) and (ii) before any Governmental Authority or arbitrator and whether in law or in equity.

        "Liabilities" shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

        "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first or last offer, right of first or last refusal, preemptive right or other restriction of similar nature (including any restriction on the transfer or voting of any security or any restriction on the transfer of any other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether imposed by Contract or Law.

        "NASDAQ" shall mean The NASDAQ Global Market.

        "NYSE" shall mean The New York Stock Exchange.

        "Net Exercise Ratio" shall mean, with respect to a Company Option, an amount equal to the difference between (i) the number one minus (ii) the quotient of (A) the sum of (1) the aggregate exercise price payable upon exercise of the Company Option in full immediately prior to the Effective Time and (2) the aggregate amount of Taxes, if any, required under applicable Law to be withheld by the Company or its Affiliate upon exercise of such Company Option in full immediately prior to the Effective Time (as determined based upon the Company Common Stock Closing Date Price), divided by (B) the product of (1) the Company Common Stock Closing Date Price multiplied by (2) the number of shares of Company Common Stock issuable upon exercise of the Company Option in full immediately prior to the Effective Time; provided that if the foregoing would result in the Net Exercise Ratio being a negative number, the Net Exercise Ratio will be the number zero.

        "Order" shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

        "Parent Alternative Structure Closing Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(B) of the Parent Disclosure Letter.

        "Parent Alternative Structure Registration Statement Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(B) of the Parent Disclosure Letter.

        "Parent Base Structure Closing Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(ii)(A) of the Parent Disclosure Letter.

        "Parent Base Structure Registration Statement Tax Certificate" shall mean the tax representation letter in substantially the form set forth in Section 7.18(c)(i)(A) of the Parent Disclosure Letter.

        "Parent Closing Tax Certificate" shall mean the Parent Base Structure Closing Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Parent Alternative Structure Closing Tax Certificate.

        "Parent Closing Tax Opinion" shall mean a written opinion from Bryan Cave, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(3) of the Parent Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Bryan Cave shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in the Parent Closing Tax Certificate and Company Closing Tax Certificate.

        "Parent Disclosure Letter" shall mean the letter that has been prepared by Parent in accordance with the requirements of the Agreement and delivered by Parent to the Company on the date of this Agreement.

        "Parent Preferred Stock" shall mean the preferred stock, no par value per share, of Parent.

        "Parent Registration Statement Tax Certificates" shall mean the Parent Base Structure Registration Statement Tax Certificate or in the event the Parties choose to consummate the Second Merger as set forth in Section 7.19, the Parent Alternative Structure Registration Statement Tax Certificate.

        "Parent Registration Statement Tax Opinion" shall mean a written opinion from Bryan Cave, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.18(c)(1) of the Parent Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Bryan Cave shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Parent Registration Statement Tax Certificates and Company Registration Statement Tax Certificates.

        "Parent Split-Off" means the filing of a Registration Statement on Form S-4 by Parent on February 8, 2019, and the related exchange offer by Eli Lilly & Company, pursuant to which shareholders of Eli Lilly & Company exchanged shares of Eli Lilly & Company common stock for shares of Parent Common Stock owned by Eli Lilly & Company.

        "Parent Stock Plans" shall mean the 2018 Elanco Stock Plan and the Elanco Animal Health Incorporated Directors' Deferral Plan.

        "Party" or "Parties" shall mean Parent, Acquisition Sub and the Company.

        "Permit" shall mean franchises, grants, authorizations, licenses, permits, establishment registrations, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

        "Permitted Liens" shall mean any of the following: (i) Liens for Taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves in accordance with GAAP have been accrued on the Company Financial Statements; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's, landlords' or other Liens arising or incurred in the ordinary course of business relating to obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been accrued on the Company Financial Statements; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case (x) that do not materially and adversely impact the current use of the affected property or materially impair the value of such property, (y) that do not relate to any material financial obligations and (z) that are not being violated by the current use of any property burdened thereby in any material respect; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 or the Company's subsequent Quarterly Reports on Form 10-Q; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries, taken as a whole, or materially impair the value of such assets; (vi) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (vii) with respect to leased or licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto; and (viii) Liens described in Section 1.1(c) of the Company Disclosure Letter.

        "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Proxy Statement" shall mean the proxy statement, relating to the Company Stockholders Meeting, together with any amendments or supplements thereto.

        "Registered Intellectual Property Rights" shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

        "Regulated Product" shall mean (i) any animal drug or veterinary medicinal product or component that is subject to the regulatory authority of the FDA pursuant to the Federal Food, Drug, and Cosmetic Act and subsequent amending statutes (21 U.S.C. Chapter 9), the Public Health Service Act and subsequent amending statutes (42 U.S.C. Chapter 6A), any subsequent statutes administered by the FDA and any regulations promulgated or otherwise issued by the FDA, and (ii) any vaccine or other veterinary biologic that is subject to the regulatory authority of the USDA, via the Animal and Plant Health Inspection Service Center for Veterinary Biologics, pursuant to the Virus-Serum-Toxin-Act (21 U.S.C. Chapter 5), and any subsequent amending statutes and regulations promulgated thereunder.

        "Regulatory Authority" shall mean the FDA or the USDA in the United States, the European Medicines Agency and the EU Commission in the European Union, and any health regulatory authorities in any other country or legal jurisdiction in the world that is a counterpart to the FDA or European Medicines Agency and holds responsibility for any Regulatory Authorization.

        "Regulatory Authorization" shall mean any approval, product license, registration or other authorization necessary for the development, manufacture or commercialization of a Regulated Product in a regulatory jurisdiction.

        "Release" shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

        "Representatives" shall mean the directors, officers or other employees, controlled Affiliates, or any investment banker, accountant, consultant, attorney or other authorized agent or representative retained by any applicable Person.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such limited liability company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, or has at least a majority of the equity interests having by their terms ordinary voting power to elect a majority of the governing body of such Person.

        "Tax" shall mean any tax, charge, fee, levy, or other like assessment, including without limitation, any federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, license, withholding, payroll, profits, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, Pension Benefit Guaranty Corporation premium, and any other governmental charge of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not.

        "Tax Return" shall mean any report, declaration, return, estimate, information return, claim for refund, election or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Termination Date" shall mean October 31, 2019; provided, however, that the Termination Date shall be automatically extended to December 31, 2019 if the Effective Time shall not have occurred prior to such earlier date and if all of the conditions to Closing set forth in Article VIII, other than the condition set forth in Section 8.1(b), shall have been satisfied or waived, or shall be capable of being satisfied at such earlier date (other than those conditions that, by their nature, are to be satisfied at the Effective Time).

        "Termination Fee" shall mean a cash amount equal to $7,000,000.00.

        "Transaction Expenses" shall mean (i) all fees and expenses due and payable as of the Effective Time by or on behalf of the Company or any of its Subsidiaries solely as a result of the preparation, negotiation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including all accounting, legal, investment banking, audit, other third party advisory or consulting fees and commercial banking fees and expenses related thereto, (ii) all costs and obligations due and payable as of the Effective Time solely as a result of a change of control of the Company or its Subsidiaries, and (iii) all payments, including bonus, retention and other forms of compensation, required to be made to current or former employees or directors of the Company and its Subsidiaries under the Plans or pursuant to any employment agreement or other Contract, in each case, that are due and payable as of the Effective Time solely as a result of the transactions contemplated by this Agreement.

        Section 1.2    Additional Definitions.     The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
"Acceptable Confidentiality Agreement"	Section 6.3(f)(iii)
"Acquisition Proposal"	Section 6.3(f)(i)
"Acquisition Sub"	Preamble
"Adverse Recommendation Change"	Section 6.3(c)(i)
"Agreement"	Preamble
"Alternative Acquisition Agreement"	Section 6.3(c)(ii)
"Antiboycott Rules"	Section 4.24(a)
"Board Recommendation"	Preamble
"Cancelled Company Shares"	Section 3.1(a)(ii)
"Certificate of Merger"	Section 2.2
"Certificates"	Section 3.2(c)
"Change"	Section 1.1
"Closing"	Section 2.3
"Closing Date"	Section 2.3
"Company"	Preamble
"Company Common Stock"	Section 3.1(a)(i)
"Company Disclosure Letter"	Article IV
"Company Financial Advisor"	Section 4.10
"Company Financial Statements"	Section 4.7(b)
"Company Products"	Section 4.16(a)
"Company SEC Reports"	Section 4.7(a)
"Company Securities"	Section 4.2(a)
"Confidentiality Agreement"	Section 10.4
"Current Company D&O Insurance"	Section 7.9(c)
"CVR"	Section 3.1(a)(i)
"CVR Agreement"	Section 3.1(a)(i)
"DEA"	Section 4.14
"DGCL"	Preamble
"Dissenting Company Shares"	Section 3.1(d)(i)
"Effective Time"	Section 2.2
"Enforceability Exceptions"	Section 4.4
"Environmental Permits"	Section 4.15
"Exchange Agent"	Section 3.2(a)
"Exchange Fund"	Section 3.2(b)
"Exchange Ratio"	Section 3.1(a)(i)
"FDA"	Section 4.14
"Fractional Share Consideration"	Section 3.1(a)(i)
"Import/Export Laws"	Section 4.24(a)
"Indemnified Persons"	Section 7.9(a)
"Intended Tax Treatment"	Section 7.18(a)
"Leased Real Property"	Section 4.17(b)
"Material Contract"	Section 4.18(a)
"Material Customer"	Section 4.26(a)

Term	Section Reference
"Material Vendor"	Section 4.26(b)
"Maximum Annual Premium"	Section 7.9(c)
"Merger"	Preamble
"Merger Consideration"	Section 3.1(a)(i)
"Multiemployer Plan"	Section 4.11(c)
"Net Option Shares"	Section 3.1(e)
"New Surviving Entity"	Section 7.19
"Non-USRPHC Certificate"	Section 7.20
"Option Holder"	Section 3.1(e)
"Parent"	Preamble
"Parent Common Stock"	Section 3.1(a)(i)
"Parent SEC Reports"	Section 5.6(a)
"Parent Securities"	Section 5.2(b)
"Personal Information"	Section 4.16(h)
"Plans"	Section 4.11(a)
"Proof of Notice"	Section 7.20
"Real Property Leases"	Section 4.17(b)
"Required Stockholder Approval"	Section 4.5
"Restraint"	Section 8.1(c)
"Restricted Stock Consideration"	Section 3.1(f)
"Restricted Territories"	Section 4.24(a)(i)
"Sanction Laws"	Section 4.24(a)
"Second Merger"	Section 7.19
"Stock Consideration"	Section 3.1(a)(i)
"Subsidiary Securities"	Section 4.2(d)
"Superior Proposal"	Section 6.3(f)(ii)
"Surviving Corporation"	Section 2.1
"Trade Compliance Laws"	Section 4.24(a)
"Uncertificated Shares"	Section 3.2(c)
"USDA"	Section 4.14

        Section 1.3    Certain Interpretations.

        (a)   Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

        (b)   Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

        (c)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

        (d)   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

        (e)   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

        (f)    References to "$" and "dollars" are to the currency of the United States of America.

        (g)   Any dollar or percentage thresholds set forth herein shall not be determinative in and of themselves of what is or is not "material" or a "Company Material Adverse Effect" under this Agreement.

        (h)   When used herein, the word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean "if."

        (i)    Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto.

        (j)    The Company Disclosure Letter and the Parent Disclosure Letter and all exhibits or annexes hereto and thereto are hereby incorporated in and made a part of this Agreement as if set forth herein.

ARTICLE II.
THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        Section 2.2    The Effective Time.     Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the time and day of such filing with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the "Effective Time").

        Section 2.3    The Closing.     The consummation of the Merger shall take place at a closing (the "Closing") to occur by electronic exchange of documents no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the "Closing Date."

        Section 2.4    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation and Bylaws.

          (a)    Certificate of Incorporation.     At the Effective Time, subject to the provisions of Section 7.9(a), the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.9(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Aratana Therapeutics, Inc."

          (b)    Bylaws.     At the Effective Time, subject to the provisions of Section 7.9(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.9(a)); provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Aratana Therapeutics, Inc."

        Section 2.6    Directors and Officers.

          (a)    Directors.     The Company shall take all necessary action such that, at the Effective Time, the directors of the Company shall resign and the directors of Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (b)    Officers.     The Company shall take all necessary action such that, all the officers of the Company shall resign and the officers of Acquisition Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and any resolutions of the board of directors of the Surviving Corporation.

ARTICLE III.
EFFECT ON CAPITAL STOCK

        Section 3.1    Effect on Capital Stock.

          (a)    Capital Stock.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

            (i)    Company Common Stock.    Subject to Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.2(e), each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") that is outstanding immediately prior to the Effective Time (excluding Cancelled Company Shares and any Dissenting Company Shares) shall be automatically converted into the right to receive (A) 0.1481 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of Parent common stock ("Parent Common Stock"), no par value per share (the "Stock Consideration"), plus (B) one contingent value right (a "CVR"), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the "CVR Agreement") in the form attached hereto as Exhibit A, plus (C) cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 3.1(c) (the "Fractional Share Consideration", and together with the Stock Consideration and CVR, the "Merger Consideration"), which shall be payable upon the surrender of the certificate evidencing such share of Company Common Stock in the manner provided in Section 3.2 (except in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.4).

            (ii)    Excluded Shares.    Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time ("Cancelled Company Shares"), shall be cancelled and extinguished without any consideration paid therefor.

            (iii)    Capital Stock of Acquisition Sub.    Each share of common stock, par value $0.001 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

          (b)    Adjustment to the Merger Consideration.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Common Stock) thereon shall be declared with a record date within said period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of each share of Company Common Stock and Company Stock Award the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.1(b) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

          (c)    Fractional Shares.     No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and the former holders of such Certificates or Uncertificated Shares shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Parent Common Stock with respect to any such fractional shares that would have otherwise been issued upon the surrender for exchange of such Certificates or Uncertificated Shares. As soon as practicable after the Effective Time, the Exchange Agent, acting as agent for the holders of shares of Company Common Stock who would otherwise have been entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders at then prevailing prices on the NYSE. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock shall receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), in accordance with such holder's fractional interest in the aggregate number of shares of Parent Common Stock sold. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock who would otherwise have been entitled to receive fractional shares of Parent Common Stock, the Exchange Agent shall hold the proceeds in trust for such holders. As soon as practicable after the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

          (d)    Statutory Rights of Appraisal.

              (i)  Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, "Dissenting Company Shares") shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to

    Section 3.1(a). Such Company Stockholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, less any applicable withholding Taxes pursuant to Section 3.2(e) and without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.2.

             (ii)  The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the right to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle any such demands for payment, in respect of Dissenting Company Shares, or agree to do any of the foregoing.

          (e)    Company Options.     Automatically and without any action on the part of the holder thereof, effective as of immediately prior to the Effective Time, (i) the vesting of each outstanding Company Option shall be accelerated in full, and (ii) each such Company Option shall be net exercised and immediately cancelled and terminated such that each holder of each such Company Option ("Option Holder") shall be entitled to receive the number of shares of Company Common Stock (the "Net Option Shares") determined by multiplying the number of shares of Company Common Stock issuable upon exercise of the Company Option in full immediately prior to the Effective Time by the Net Exercise Ratio and, subject to Section 3.1(b), Section 3.1(c), and Section 3.2(e), the Merger Consideration with respect to the Net Option Shares. With respect to the Net Option Shares, each such Option Holder shall be treated as a Company Stockholder as of immediately prior to the Effective Time for purposes of this Article III (including the entitlement to the Merger Consideration in connection therewith). Without limiting the foregoing, the Company shall take all actions reasonably necessary to effectuate the foregoing, including amending any applicable plans or awards and seeking any consents and providing any notice to exercise or otherwise as needed.

          (f)    Company Restricted Stock Awards.     Automatically and without any action on the part of the holder thereof, (i) effective as of immediately prior to the Effective Time, the vesting of all outstanding unvested Company Restricted Stock Awards shall be accelerated in full, (ii) each Company Restricted Stock Award shall be cancelled and terminated as of the Effective Time and (iii) each holder of each such Company Restricted Stock Award shall be entitled to receive, subject to Section 3.1(b), Section 3.1(c), and Section 3.2(e), with respect to each share of Company Common Stock underlying each such Company Restricted Stock Award, the Merger Consideration (the "Restricted Stock Consideration") and shall be treated as a Company Stockholder as of immediately prior to the Effective Time for purposes of this Article III (including the entitlement to the Merger Consideration in connection therewith). Without limiting the foregoing, the Company shall take all actions reasonably necessary to effectuate the foregoing, including amending any applicable plans or awards as needed.

        Section 3.2    Payment of the Merger Consideration.

          (a)    Exchange Agent.     Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the "Exchange Agent").

          (b)    Exchange Fund.     At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for payment to the Company Stockholders pursuant to the provisions of this Article III, the number of shares of Parent Common Stock equal to the aggregate Stock Consideration (for the avoidance of doubt, including the Restricted Stock Consideration) to which Company Stockholders are entitled under this Article III (the "Exchange Fund"). The Exchange Agent shall, in accordance with Section 3.2(c) and pursuant to irrevocable instructions, deliver the whole shares of Parent Common Stock and Fractional Share Consideration and notify the holders of each CVR contemplated to be issued pursuant to Section 3.1.

          (c)    Exchange Procedures.     Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the "Certificates") which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Cancelled Company Shares and Dissenting Company Shares), (ii) uncertificated shares of Company Common Stock (the "Uncertificated Shares"), and (iii) Company Restricted Stock Awards, in each case, who are entitled to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III (including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate IRS Form W-8). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal and Tax documentation, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and Tax documentation, in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III. As soon as practicable (and in any event within 15 Business Days) following the Closing Date, the Exchange Agent shall provide Parent with a list of the names and addresses of all holders of CVRs pursuant to the provisions of this Article III. Notwithstanding anything herein to the contrary, the payment of any Milestone Payment (as such term is defined in the CVR Agreement) and the payment procedures with respect thereto shall be governed by the terms of the CVR Agreement.

          (d)    Transfers of Ownership.     In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable.

          (e)    Required Withholding.     Notwithstanding any provision hereof to the contrary, each of the Exchange Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement or the CVR Agreement, as applicable, such amounts as are required to be deducted or withheld therefrom under applicable Laws, including any Tax Laws; provided, however, that, except (i) with respect to amounts payable with respect to Company Restricted Stock Awards, (ii) as a result of the failure of the Company to provide the Non-USRPHC Certificate and Proof of Notice pursuant to Section 7.20 of this Agreement, or (iii) as a result of the failure of any Company Stockholder to provide applicable Tax documentation to the Exchange Agent, before making any such deduction or withholding, to the extent reasonably practicable, Parent shall provide the Company notice of any applicable payor's intention to make such deduction or withholding and provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.

          (f)    No Liability.     Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other Party shall be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law.

          (g)    Distribution of Exchange Fund to Parent.     Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholder who has not theretofore surrendered his, her or its Certificates or Uncertificated Shares evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.2 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

        Section 3.3    No Further Ownership Rights.     From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.2, or with respect to Dissenting Company Shares, the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with Section 262 of the DGCL. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than Dissenting Company Shares to the extent the holder thereof has not failed to perfect, withdrawn or otherwise lost the right to appraisal of such Dissenting Company Shares under Section 262 of the DGCL). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

        Section 3.4    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Exchange Agent, and the posting by such holders of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.1.

        Section 3.5    Necessary Further Actions.     As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Letter"), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC after December 31, 2017, but prior to the date hereof (other than in any "risk factor" disclosure or any other forward looking statements set forth therein), and provided that in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 4.13 (Tax Matters), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

        Section 4.1    Organization and Qualification.

          (a)   Each of the Company and each of its Subsidiaries is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) as currently in effect for the Company and each of its Subsidiaries. Each of the Company and each of its Subsidiaries is in compliance with the terms of its certificate of incorporation and bylaws (or equivalent governing documents). Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person, or has any obligation to acquire any such interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than the Company's Subsidiaries.

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on April 23, 2019, (i) 48,969,728 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 329,895 shares of Company Common Stock were held by the Company in its treasury; (iv) an aggregate of 2,193,852 shares of Company Common Stock were available for future issuance under the Company Stock Plans, and (v) under the Company Stock Plans, there were outstanding Company Options to purchase 3,586,505 shares of Company Common Stock and outstanding Company Restricted Stock Awards with respect to 622,431 shares of Company Common Stock. From April 23, 2019 until the date hereof, other than shares of Company Common Stock issued pursuant to the exercise of Company Options, the Company has not issued any shares of its capital stock, granted any options, restricted stock, stock appreciation rights, warrants or rights or otherwise entered into any other agreements or commitments to issue any shares of its capital stock, granted any other awards in respect of any shares of its capital stock, or split, combined, subdivided or reclassified any of its shares of capital stock. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Company Options or vesting of Company Restricted Stock Awards will be (when issued in accordance with the terms thereof), duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Section 4.2(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the type of Company Stock Award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the date of grant and, for each Company Option, the exercise or purchase price and expiration date thereof.

          (c)   Except for the Company Stock Awards, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company, (B) options, calls, preemptive rights, subscriptions, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock.

  There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) with respect to the Company or any Company Subsidiary issued and outstanding. There are no (i) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or (ii) outstanding contractual obligations to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries in exchange for ownership of common stock or any other equity interest in the Company or such Subsidiary. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and "blue sky" laws.

          (d)   The Company or another of its Subsidiaries is the record and beneficial owner of all the issued and outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for Subsidiary Securities, neither the Company nor any of its Subsidiaries owns directly or indirectly any equity interests in any Person, or has any obligation to acquire any such equity interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person. There are no outstanding obligations to which the Company or any of its Subsidiaries is a party restricting the transfer of, or limiting the exercise of voting rights with respect to, any Subsidiary Securities.

        Section 4.3    Subsidiaries.     Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

        Section 4.4    Corporate Power; Enforceability.     Assuming the accuracy of the representation set forth in Section 5.10, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of the Merger, obtaining the Required Stockholder Approval. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the transactions contemplated hereby, subject to, in the case of the Merger, obtaining the Required Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Enforceability Exceptions").

        Section 4.5    Stockholder Approval.     The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary under applicable Law and the Company's certificate of incorporation and bylaws to adopt, approve and authorize this Agreement and consummate the Merger and other transactions contemplated hereby (the "Required Stockholder Approval").

        Section 4.6    Consents and Approvals; No Violation.     The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act and any other applicable Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iv) the applicable requirements of NASDAQ, (c) modify, violate, conflict with, or result in a breach of any provisions of, or require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Acquisition Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except as, in the case of clauses (b) through (e), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.7    Reports; Financial Statements.

          (a)   Since January 1, 2017, the Company has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC (the "Company SEC Reports"), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the Company SEC Reports filed or furnished by the Company with the SEC since January 1, 2017, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained (or, with respect to Company SEC Reports filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Reports filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date of this Agreement, the Company has not received any written or, to the Company's Knowledge, oral notice from the SEC that any of the Company SEC Reports is the subject of any ongoing investigation. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of the Company. None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

          (b)   The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports (the "Company Financial Statements") (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

          (c)   The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2017, to the Knowledge of the Company, neither the Company nor the Company's auditor have identified or been made aware of (i) any existing "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

        Section 4.8    Absence of Certain Changes; Undisclosed Liabilities.

          (a)   Since January 1, 2019, (i) no fact, change, event, development or circumstance exists or has occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

          (b)   Except (i) as reflected or otherwise reserved against in the Company's consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q, (ii) for Liabilities incurred since January 1, 2019 in the ordinary course of business consistent with past practice, (iii) for Liabilities incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, and (iv) for Liabilities incurred in accordance with the terms of any Material Contract (other than Liabilities due to breaches thereunder), neither the Company nor any of its Subsidiaries has incurred any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.9    Certain Information.     Any information provided by the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, when filed with the SEC, when the Form S-4 is declared effective under the Securities Act, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholder Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement based on information supplied by or on behalf of Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

        Section 4.10    Brokers; Certain Expenses.     No broker, finder, investment banker or financial advisor (other than Barclays Capital Inc. (the "Company Financial Advisor"), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder's, financial advisor's, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

        Section 4.11    Employee Benefit Matters/Employees.

          (a)   Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material (i) "employee benefit plan" as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, or life insurance plans, in each case, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company or its Subsidiaries for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, or otherwise with respect to which the Company or any of its Subsidiaries has any liability (collectively, the "Plans"). With respect to the Plans listed on Section 4.11(a) of the Company Disclosure Letter, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the three most recent annual reports on Form 5500 filed with respect to each Plan (if required by applicable Law); (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and (E) each trust agreement relating to any Plan (as applicable).

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Plan. To the Knowledge of the Company, each Plan and any related trust complies, and has been maintained and administered in all material respects in compliance, with ERISA, the Code and other applicable Laws. Other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan (other than routine claims for benefits) that would reasonably be expected to result in material liability to the Company.

          (c)   No Plan is a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, or been required to contribute to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

          (d)   No Plan provides for post-retirement welfare benefits (other than health care continuation coverage required by Section 4980B of the Code or other applicable Law or coverage through the end of the calendar month in which a termination of employment occurs).

          (e)   Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or any excise Tax under Section 4999 of the Code.

          (f)    The Company and its Subsidiaries have made an offer of affordable minimum essential coverage to their respective employees to the extent required under the Affordable Care Act and the Code, and neither the Company nor any of its Subsidiaries is otherwise liable for any material assessable payment, taxes or other penalties under the Affordable Care Act.

          (g)   Each Plan that provides for the deferral of compensation subject to Section 409A of the Code is and has been documented in writing and operated and administered in all material respects in accordance with Code Section 409A and the regulations thereunder.

          (h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the

  Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, picketing, refusal to cross picket lines, slowdown or lockout with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, works council agreement, or other contract of any kind with any labor organization, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

          (i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, including Laws relating to collective bargaining, affirmative action, civil rights, discrimination, hours of work, the payment of wages or overtime wages, the classification of employees and contractors, wages, meal and rest breaks, leave, privacy, safety and health, workers' compensation and terms and conditions of employment; (ii) there are no charges against either of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices; (iii) each of the Company and its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; and (iv) since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of either of the Company or its Subsidiaries, and to the Knowledge of the Company, no such investigation is in progress.

        Section 4.12    Litigation.     As of the date hereof, there is no, and since January 1, 2017 there has not been any, Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any of its assets or properties, or, to the Knowledge of the Company, any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material outstanding Order.

        Section 4.13    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company, the Company and each of its Subsidiaries have (i) timely filed all income and other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete and accurate in all material respects, and (ii) paid all Taxes due and payable (whether or not reflected on any Tax Return) or have established an adequate reserve therefor in accordance with GAAP.

          (b)   There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

          (c)   To the Knowledge of the Company, (i) there are no pending or threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or any Subsidiary, and (ii) neither the Company nor any of its Subsidiaries have received written notice of any such audits or proceedings.

          (d)   No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than claims that have been fully resolved.

          (e)   Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

          (f)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

          (g)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past five (5) years.

          (h)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement, other than those (i) among the Company and its Subsidiaries, or (ii) customary provisions in commercial arrangements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes.

          (i)    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an "affiliated group" within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law), other than the affiliated group the common parent of which is the Company; and (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

          (j)    Neither the Company nor any of its Subsidiaries has entered into a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries makes any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

          (k)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) prepaid amount or advance payment received on or prior to the Closing Date; (v) election made under Section 108(i) of the Code; or (vi) as a result of a change in, or the use of an incorrect, accounting method prior to the Closing Date.

          (l)    Neither the Company nor any of its Subsidiaries have ever (i) had a permanent establishment in any country, as defined in any applicable treaty or convention between such country and the country under the Laws of which it is organized, or (ii) engaged in activities in any country other than the country under the Laws of which it is organized that would subject it to income Tax in such country.

          (m)  Neither the Company nor any of its Subsidiaries (i) has made an election under Section 965(h) of the Code, or (ii) will have any liability with respect to Taxes as a result of the application of Section 965 of the Code after the Closing Date.

          (n)   The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws.

          (o)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor is there any fact or circumstance, that could, either alone or in combination, prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 4.14    Compliance with Law; No Default; Permits.

          (a)   The Company and its Subsidiaries are and have been since January 1, 2017, in compliance in all material respects with (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, including, without limitation, those of the U.S. Food and Drug Administration ("FDA"), U.S. Drug Enforcement Administration ("DEA"), and U.S. Department of Agriculture ("USDA"), or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries possess all material Permits required to conduct their businesses as currently conducted and to lease, use or operate their respective properties. All such Permits are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in default or violation of any such Permits, except where the failure to be in full force and effect or where such default or violation, individually or the aggregate, has not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice, charge or assertion, or, to the Knowledge of the Company, threatened notice, charge or assertion, from any Governmental Authority alleging any material violation of any Laws or threatening to revoke, or revoking, any such Permit or to initiate an investigation or review of the Company or any of its Subsidiaries.

        Section 4.15    Environmental Matters.     Except in each case as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company:

          (a)   Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2017, in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability or Order relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company or any of its Subsidiaries incurring Liabilities relating to or arising under Environmental Laws. There have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

          (b)   The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as presently conducted ("Environmental Permits"), there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened seeking to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

          (c)   The Company and each of its Subsidiaries has made available to Parent all material records and correspondence in the possession of the Company relating to environmental matters affecting the Company and which were prepared for. submitted to or received from applicable Governmental Authorities since January 1, 2017.

        Section 4.16    Intellectual Property.

          (a)   Section 4.16(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered Intellectual Property Rights and all Registered Intellectual Property Rights included in the Company Intellectual Property Rights that are owned by a Person other than the Company or any of its Subsidiaries, in each case together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as listed on Section 4.16(a)(i) of the Company Disclosure Letter, (x) the Company or a Subsidiary of the Company is the sole and exclusive owner of all right, title and interest in and to all Company Registered Intellectual Property Rights and all other Company Intellectual Property Rights, free and clear of any Liens other than Permitted Liens, and, to the extent applicable, is listed in the records of the appropriate registry of a Governmental Authority as the current owner of each item of Company Registered Intellectual Property Rights, (y) the Company and its Subsidiaries have the right to use all Company Intellectual Property Rights, and to the Knowledge of the Company, all other Intellectual Property and Intellectual Property Rights therein used by the Company or any Subsidiary in the conduct of their respective businesses as currently conducted or as proposed to be conducted, in the manner in which their respective businesses are conducted or proposed to be conducted, including in connection with the manufacture, development, production, use or commercialization of any products or services of the Company or any of its subsidiaries, including any such products or services currently under development (the "Company Products"), as currently conducted and proposed to be conducted, and (z) all Company Intellectual Property Rights and all such other Intellectual Property will be available immediately after the Closing for use by the Company and its Subsidiaries as used or contemplated for use by the Company or any of its Subsidiaries immediately prior to the Closing, and under the same conditions, without the consent of any other Person.

          (b)   Except as set forth on Section 4.16(b) of the Company Disclosure Letter, to the Knowledge of the Company, all Intellectual Property developed by an independent contractor, consultant or other vendor or service provider of the Company that relates to any of the Company Products or the manufacture, production or use thereof, and all Intellectual Property Rights therein, are Company Intellectual Property Rights that are owned by the Company or a Subsidiary. To the Knowledge of the Company, each Person who is or was an employee or contractor of Company and who is or was involved in the creation or development of any Company Registered Intellectual Property Rights or any other material Intellectual Property owned by the Company has executed a valid agreement containing an assignment of such employee's or contractor's rights to such Intellectual Property and an agreement not to disclose or make any improper use of any confidential information included in the Company Intellectual Property Rights. No material Intellectual Property created by any consultant or other independent contract of the Company nor any of its Subsidiaries that is not either Company Intellectual Property Rights or licensed to the Company or a Subsidiary pursuant to an agreement listed on Section 4.18(a)(iv) of the Company Disclosure Letter is used or currently contemplated to be used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

          (c)   All Company Registered Intellectual Property Rights are subsisting, valid and enforceable, and all requisite filings, renewals and payments necessary to maintain all of the Company Registered Intellectual Property Rights have been made. Since January 1, 2017, the Company and its Subsidiaries have not received written notice from any Person challenging the validity, enforceability, ownership of or right to use any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding relating to any such challenge. No Company Intellectual Property Rights are subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects Company Intellectual Property Rights.

          (d)   To the Knowledge of the Company, neither the operation of the business of Company nor any of its Subsidiaries as conducted or currently proposed to be conducted, or any of the Company Products (including the development, proposed development, manufacture, production, use or commercialization thereof), has infringed, misappropriated or otherwise violated nor does nor will infringe, misappropriate or otherwise violate the Intellectual Property or Intellectual Property Rights of any Person. Since January 1, 2017 until the date hereof, neither Company nor any of its Subsidiaries have received any written notice from any Person, and, to the Knowledge of Company, there is no other assertion or threat from any Person, that the operation of the business of Company or any of its Subsidiaries, or any of the Company Products (including the development, proposed development, manufacture, production, use or commercialization thereof), infringes, misappropriates or otherwise violates the Intellectual Property or Intellectual Property Rights of any Person, nor is the Company or its Subsidiaries currently a party to any such proceeding relating to any such assertion.

          (e)   To the Knowledge of the Company, no Person is currently (or since January 1, 2017 until the date hereof, has been) infringing, misappropriating or otherwise violating any Company Intellectual Property Rights in any material respect. The Company and its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any Person's Intellectual Property Rights or (ii) asserting that the operation of the business of any Person, or any Person's products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

          (f)    The Company and its Subsidiaries have taken and currently take commercially reasonable efforts to protect, maintain and enforce the Company Intellectual Property Rights owned by the Company or any Subsidiary and, to the extent required or permitted under the applicable agreements, any other Company Intellectual Property Rights, to protect the confidentiality of the trade secrets and other confidential information of the Company and its Subsidiaries, and to protect trade secrets and other confidential information of third parties that have been disclosed to the Company or its Subsidiaries in confidence, and the Company has complied with any and all of its contractual obligations to protect Intellectual Property Rights licensed to the Company or any of its Subsidiaries.

          (g)   To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority has been used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property Rights owned by the Company or any other Company Intellectual Property Rights.

          (h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2016, the Company and each of its Subsidiaries is, and has been, in compliance with the Company's posted privacy policies and all other related Company notices, policies and programs and all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer, disposal, disclosure or processing of any personally identifiable information ("Personal Information"), (ii) since January 1, 2018, to the Knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has been required to notify any Governmental Authority, and (iii) since January 1, 2016, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Company's or its Subsidiaries' collection or use of Personal Information. The Company and its Subsidiaries have commercially reasonable security measures in place designed to protect Personal Information stored in their computer systems against unlawful access, disclosure or use by any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement do not violate the Company's posted privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Effective Time, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Effective Time.

        Section 4.17    Real Property; Assets.

          (a)   Neither the Company nor any of its Subsidiaries currently owns any real property and, since January 1, 2017, have not owned any real property.

          (b)   Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements together with all amendments, modifications, supplements, waivers, and side letters thereto (the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property"). The Company has made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default on the part of the Company or, if applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company, and subject to the Enforceability Exceptions, the Company and each of its Subsidiaries have good and valid leasehold interests in each parcel of the Leased Real Property free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Leased Real Property.

          (c)   The Company and its Subsidiaries have good and marketable title to all of the assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens. All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are adequate for the uses to which they are being put, are, in all material respects, in good operating condition and repair (ordinary wear and tear and ongoing maintenance excepted).

        Section 4.18    Material Contracts.

          (a)   Section 4.18(a) of the Company Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Acquisition Sub (or outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

              (i)  would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or "most-favored nation" provisions), or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such Contract that may be cancelled without notice or penalty or other Liability of the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

            (iii)  provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iv)  involves (A) (1) the acquisition of ownership of or licenses to use any material Company Intellectual Property Rights from a third party or (2) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a Person other than the Company or any of its Subsidiaries (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software), (B) the joint development of products or technology with a Person or (C) involves settlement of any dispute or release from any claim pertaining to Intellectual Property or Intellectual Property Rights or provides for a covenant not to sue with respect to any Intellectual Property Rights;

             (v)  involves the license or sublicense by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights to any Person (other than as ancillary to (A) a sale of products to customers or (B) non-exclusive licenses granted to contractors, suppliers, distributors or other vendors in the ordinary course of business and solely for purposes of providing services to the Company or any of its Subsidiaries, during the term of the applicable agreements with such contractors, suppliers, distributors or other vendors);

            (vi)  constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company of at least $1,000,000 in any prospective twelve (12) month period;

           (vii)  other than solely among wholly owned Subsidiaries of the Company, relates to Indebtedness having an outstanding principal amount in excess of $1,000,000;

          (viii)  was entered into after January 1, 2017, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person;

            (ix)  by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such Contract of more than $1,000,000 in any one year (including by means of royalty payments) other than Contracts made in the ordinary course of business consistent with past practice;

             (x)  is an agreement with any employee leasing or staffing company by which such employee leasing or staffing company's employees provide services to the Company or any of the Subsidiaries;

            (xi)  is with a labor union, works council or association relating to any employee, or collective bargaining agreements;

           (xii)  is an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a material hedging transaction not entered into in the ordinary course of business consistent with past practice;

          (xiii)  involves (A) any directors or officers of the Company or any of its Subsidiaries, or (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, in each case, other than any Plans;

          (xiv)  involves the contract manufacturing of any approved products of the Company or any Subsidiary of the Company requiring annual payments in excess of $250,000;

            (xv)  is a settlement agreement, or any Contract that waives any rights or grants any release, in each case where such settlement, waiver of rights or grant of release is material to the Company or any of its Subsidiaries;

          (xvi)  grants any option, right of first refusal, right of first offer or similar right to a third party with respect to any material assets, rights or properties of the Company or its Subsidiaries; or

         (xvii)  obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries).

          Each Contract of the type described in clauses (i) through (xvii) above, other than a Plan, is referred to herein as a "Material Contract."

          (b)   Subject to the Enforceability Exceptions, each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries that are party thereto and, to the Knowledge of the Company, each other party thereto, in each case, in all material respects. The Company and its Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract in all material respects. There is no event or condition that has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, that gives rise to any right of termination, amendment, acceleration or cancellation of any Material Contract or would cause the loss of any benefits under any Material Contract, except for those defaults or breaches which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice of termination (in whole or in part) in respect of any Material Contract, nor to the Knowledge of the Company, is any such party threatening to do so.

        Section 4.19    Insurance.     Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any of its insurance policies, (iv) neither the Company nor a Subsidiary has been refused any insurance coverage sought or applied for, and (v) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

        Section 4.20    Questionable Payments.     Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any director, officer, employee or Representative, has, in connection with the business of the Company or any of its Subsidiaries (a) offered, promised or authorized the payment of any money or anything of value (including gifts, entertainment, travel/lodging, donation, samples, etc.) to a Government Official, directly or indirectly through any Person, knowing that all or some portion of such money or thing of value will be offered, given or promised to a Government Official, for the purpose of either (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity or (ii) inducing such Government Official to act in a way contrary to his or her legal duties or to use his or her influence with a Governmental Authority to affect any act or decision of the Governmental Authority, for the purpose of assisting the Company or any of its Affiliates or Subsidiaries in obtaining or retaining business or a business advantage for, or directing business or a business advantage to, the Company or any of its Affiliates or Subsidiaries (including securing favorable treatment, obtaining a contract or business, obtaining concessions or permits, or other similar conduct), or for the purpose of securing any improper advantage for the Company or any of its Affiliates or Subsidiaries; or (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries.

        Section 4.21    Related Party Transactions.     No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any Indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        Section 4.22    Opinion of Financial Advisor of the Company.     The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of Cancelled Company

Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all Parties, make available a true and complete written copy of such opinion to Parent solely for informational purposes.

        Section 4.23    State Takeover Statutes Inapplicable.     Assuming that the representations of Parent and Acquisition Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

        Section 4.24    Trade Compliance Laws.

          (a)   The Company and its Subsidiaries, and their respective Affiliates, have complied and are in compliance in all material respects with all (i) applicable Laws relating to imports, exports, reexports, sales, transfers, releases, shipments, transmissions or any other provision of goods, software, technology, or services ("Import/Export Laws"), including but not limited to, Laws enforced by United States Customs and Border Protection and its foreign equivalents and the Export Administration Regulations, (ii) applicable trade or economic sanctions of the United States and other jurisdictions ("Sanctions Laws"), and (iii) United States antiboycott rules (including Part 760 of the Export Administration Regulations and Section 999 of the Code and corresponding guidelines of the U.S. Department of the Treasury) ("Antiboycott Rules" and collectively with Import/Export Laws and Sanctions Laws, "Trade Compliance Laws"). Except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company:

              (i)  Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in the sale, purchase, import, export, reexport or transfer of goods, technology, software, or services, either directly or indirectly (including without limitation through facilitation of a third party's activity), to or from a country, region or territory subject to comprehensive economic sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea or Syria) (the "Restricted Territories") or been a party to or beneficiary of, or has any interest in, any franchise, license, management or other contract with any Person, either public or private, in the Restricted Territories or has been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial or business dealings, with any Person, either public or private, in the Restricted Territories.

             (ii)  Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, has engaged in any other transactions, or otherwise dealt, with any Person with whom Persons based in the United States, or subject to United States Laws, are prohibited from dealing under Trade Compliance Laws.

            (iii)  Neither the Company nor any of its Subsidiaries has, directly, or indirectly through a third party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel.

          (b)   There is no Legal Proceeding or governmental or administrative audit or inquiry pending or, to the Knowledge of the Company, threatened with respect to compliance with any applicable Trade Compliance Laws against or relating to the Company or any of its Subsidiaries or any of their respective Affiliates.

          (c)   None of the Company or its Subsidiaries has during the last five (5) years made any disclosure to any Governmental Authority or other Person with respect to a possible violation of Trade Compliance Laws.

        Section 4.25    Inventory.     The Company or its Subsidiaries has good and marketable title to its inventory free and clear of all Liens (other than Permitted Liens). The inventory has been manufactured in accordance with the specifications therefor as set forth in the applicable manufacturing documentation, the applicable Permit and other Laws, except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company. The inventory is in good and merchantable condition, has been properly stored in accordance with the relevant specifications and is sufficient for the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice, except as would not, individually or in the aggregate, reasonably be expected to create a material liability for the Company.

        Section 4.26    Customers and Suppliers.

          (a)   Section 4.26(a) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest (measured by gross revenue to the Company and its Subsidiaries on a consolidated basis) customers (each, a "Material Customer"), in each case to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2018.

          (b)   Section 4.26(b) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest (measured by gross expenditures by the Company and its Subsidiaries on a consolidated basis) vendors (each, a "Material Vendor") to the Company and its Subsidiaries for the twelve (12) months ended December 31, 2018.

          (c)   As of the date of this Agreement, no Material Customer or Material Vendor has terminated or cancelled, or notified the Company or any of its Subsidiaries that it intends to terminate or cancel, or decreased materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its relationship with the Company or any of its Subsidiaries in a manner materially adverse to the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in a material dispute with a Material Customer or Material Vendor. From December 31, 2018 to the date of this Agreement, there has been no material change in the pricing or other material terms of its business relationship with any Material Customer or Material Vendor that is materially adverse to the Company or its Subsidiaries, except changes made in the ordinary course of business consistent with past pricing practices which changes in the aggregate would not be materially adverse to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, all amounts owing by such Material Customer to, or to such Material Vendor by, the Company or any of its Subsidiaries have been paid in all material respects in accordance with their respective terms.

        Section 4.27    Product Regulatory Matters and Compliance.

          (a)   All submissions utilized as the basis for or submitted in connection with the Animal Drug Applications and Regulatory Authorizations currently held by the Company are currently subsisting and in full force and effect and, when submitted to the applicable Regulatory Authority, (i) were complete and correct in all material respects as of the date of submission or were corrected or supplemented by a subsequent submission and (ii) any required updates, changes, corrections or modification to such submissions have been timely submitted to the applicable Regulatory Authority, except where the failure to timely submit such updates, changes, corrections or modifications would not, whether individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company or a Subsidiary solely owns all right, title and interest in and to all such Animal Drug Applications and Regulatory Authorizations, free and clear of all Liens.

          (b)   Except as set forth on Section 4.27(b) of the Company Disclosure Letter, during the period beginning on January 1, 2017 through the date of this Agreement (i) there have been no material field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Regulated Products ("Safety Notices"); and (ii) there are no material Safety Notices, or, to the Knowledge of the Company, material product complaints with respect to the Regulated Products, and to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Regulated Products, (y) a material change in labeling of any the Regulated Products; or (z) a termination or suspension in any material respect of marketing or testing of any of the Regulated Products.

        Section 4.28    Indebtedness.     As of the date of this Agreement, neither the Company nor any Company Subsidiary has any outstanding Indebtedness for borrowed money.

        Section 4.29    No Other Representations or Warranties.     Notwithstanding any other provision of this Agreement, each of Parent and Acquisition Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company, has made, or is making any representation or warranty whatsoever, express or implied (and neither Parent nor Acquisition Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective agents or Representatives, including any representation, warranty or statement as to the accuracy or completeness of information), beyond those expressly given in this Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any "data room" or reviewed by Parent, Acquisition Sub or any of its respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

        Except (i) as disclosed in the Parent Disclosure Letter, or (ii) as disclosed in any Parent SEC Reports filed with or furnished to the SEC after December 31, 2017, but prior to the date hereof (other than in any "risk factor" disclosure or any other forward looking statements set forth therein), Parent and Acquisition Sub, as applicable, hereby represent and warrant to the Company as follows:

        Section 5.1    Organization and Qualification.     Each of Parent and Acquisition Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Acquisition Sub is owned directly by Parent. Both Parent and Acquisition Sub are in compliance with the provisions of their respective governing documents.

        Section 5.2    Capitalization.

          (a)   The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. At the close of business on April 23, 2019, (i) 365,702,775 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) no shares of Parent Common Stock were held by Parent in its treasury; (iv) an aggregate of 11,000,000 shares of Parent Common Stock were available for future issuance under the Parent Stock Plans; and (v) under the Parent Stock Plans, there were outstanding options to purchase 421,297 shares of Parent Common Stock and outstanding restricted stock unit awards with respect to 3,782,842 shares of Parent Common Stock. From April 23, 2019 until the date hereof, other than shares of Parent Common Stock issued pursuant to the exercise of any outstanding equity awards of Parent described above, Parent has not issued any shares of its capital stock, granted any options, restricted stock, restricted stock units, stock appreciation rights, warrants or rights or otherwise entered into any other agreements or commitments to issue any shares of its capital stock, granted any other awards in respect of any shares of its capital stock or split, combined, subdivided or reclassified any of its shares of capital stock. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise of any outstanding equity awards of Parent will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Except for the outstanding equity awards of Parent described in Section 5.2(a), there are on the date hereof no outstanding (A) securities of Parent convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in Parent, (B) options, calls, preemptive rights, subscriptions, warrants, rights or other agreements or commitments requiring Parent to issue, or other obligations of Parent to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Parent (or, in each case, the economic equivalent thereof), (C) obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Parent (the items in clauses (A), (B) and (C) , together with the capital stock of Parent, being referred to collectively as "Parent Securities") or (D) obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of the shares of Parent Common Stock. There are on the date hereof no outstanding obligations of Parent or any of its Subsidiaries to purchase, redeem or otherwise acquire any Parent Securities. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) with respect to Parent or any Subsidiary of Parent issued and outstanding. There are no (i) voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of capital stock of Parent or (ii) outstanding contractual obligations to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries in exchange for ownership of common stock or any other equity interest in Parent or such Subsidiary. All outstanding securities of Parent have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and "blue sky" laws.

        Section 5.3    Authority for this Agreement.     Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement), subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement). The execution and delivery of this

Agreement by Parent and Acquisition Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Acquisition Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement) have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub and no additional corporate proceedings or actions on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. The CVR Agreement, when executed and delivered, will be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent (as defined in the CVR Agreement), will constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be limited by and subject to the Enforceability Exceptions. As of the date of this Agreement, each of the Board of Directors of Parent and the Board of Directors of Acquisition Sub has declared the advisability of and approved and adopted this Agreement, the Merger and the transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement) at meetings duly called and held (or by unanimous written consent).

        Section 5.4    Certain Information.     Any information provided in writing by Parent, Acquisition Sub or any of their respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement when filed with the SEC and when the Form S-4 is declared effective under the Securities Act shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement based on information supplied by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

        Section 5.5    Consents and Approvals; No Violation.     The execution and delivery of this Agreement by Parent or Acquisition Sub, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective governing documents of Parent or Acquisition Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any other applicable Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Acquisition Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any of their respective assets are bound, except in the cases of clauses (b) through (d), such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement.

        Section 5.6    Reports; Financial Statements.

          (a)   Since September 19, 2018, Parent has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC (the "Parent SEC Reports"), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. None of the Parent SEC Reports filed or furnished by Parent with the SEC since September 19, 2018, including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports. As of the date of this Agreement, Parent has not received any written or, to the knowledge of Parent, oral notice from the SEC that any of the Parent SEC Reports is the subject of any ongoing investigation. To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of Parent. None of Parent's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

          (b)   The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of Parent included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

          (c)   Since September 19, 2018, to the knowledge of Parent, neither Parent nor Parent's auditor have identified or been made aware of (i) any existing "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

        Section 5.7    Absence of Certain Changes; Undisclosed Liabilities.

          (a)   Since January 1, 2019, (i) no fact, change, event, development or circumstance exists or has occurred, which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole, and (ii) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the Parent Split-Off and the negotiation, execution, delivery and performance of this Agreement.

          (b)   Except (i) as reflected or otherwise reserved against in Parent's consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q, (ii) for Liabilities incurred since January 1, 2019 in the ordinary course of business consistent with past practice, (iii) for Liabilities incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, and (iv) for Liabilities incurred in accordance with the terms of any material Contract of Parent or its Subsidiaries (other than Liabilities due to breaches thereunder), neither Parent nor any of its Subsidiaries has incurred any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole.

        Section 5.8    Litigation.     As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries or any of its assets or properties, at law or in equity, that would, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which would, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Acquisition Sub to consummate the Merger or the other transactions contemplated by this Agreement.

        Section 5.9    Valid Issuance.     The Parent Common Stock to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

        Section 5.10    Interested Stockholder.     Neither Parent nor any of its Subsidiaries nor any of their respective "affiliates" or "associates" (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an "interested stockholder" of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock or other securities of the Company or any options, warrants or other rights to acquire shares of capital stock or other securities of, the Company.

        Section 5.11    Brokers.     The Company will not be responsible for any brokerage, finder's, financial advisor's or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Acquisition Sub.

        Section 5.12    Absence of Certain Arrangements.

          (a)   There are no Contracts or understandings between Parent or Acquisition Sub or any of their respective Affiliates or, to the knowledge of Parent, any of their respective Representatives, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger and other transactions contemplated by this Agreement.

          (b)   None of Parent, Acquisition Sub, nor any of their respective Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any Company Stockholder agrees to vote, to tender, to vote against, or not to tender his, her or its shares of capital stock of the Company in, any Acquisition Proposal or (iii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

        Section 5.13    Acquisition Sub.     Acquisition Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Acquisition Sub is owned directly or indirectly by Parent.

        Section 5.14    Taxes.     To the knowledge of Parent, neither Parent, Acquisition Sub nor any of their respective Affiliates has taken or agreed to take any action, nor is there any fact or circumstance, that could, either alone or in combination, prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 5.15    Disclaimer of Other Representations and Warranties.     Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such Party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI.
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business of the Company.     Except as described in Section 6.1 of the Company Disclosure Letter, as expressly provided for or required by this Agreement or as Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company: (i) will conduct and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact their business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material Permits and preserve the present relationships and goodwill with those Persons having business relationships with the Company or any of its Subsidiaries and (ii) without limiting the generality of the foregoing, will not and will not permit any of its Subsidiaries to:

          (a)   issue, sell, grant options or rights to purchase, pledge, deliver, transfer, dispose of or encumber any shares of or securities convertible into or exchangeable for, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, deliver, transfer, or disposition or encumbrance of any shares of or securities convertible into or exchangeable for Company Securities or Subsidiary Securities, other than the shares of Company Common Stock issuable upon exercise of the Company Options or vesting of Company Restricted Stock Awards, in each case, outstanding on the date hereof in accordance with their terms;

          (b)   acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, except to the extent provided in the terms of any Company Stock Plan with respect to Company Options or Company Restricted Stock Awards outstanding on the date hereof;

          (c)   split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

          (d)   (i) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any business, material assets or securities of any Person or any sale, lease, encumbrance or other disposition of material assets or securities of the Company or any of its Subsidiaries, except for, in each case, (A) as required pursuant to Contracts existing as of the date hereof, and in accordance with their terms, or (B) in the ordinary course of business and consistent with past practice, (ii) adopt, publically propose or enter into a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable Law, (iii) amend or terminate any Material Contract in any material respect or grant any release, waiver or relinquishment of any material rights under any Material Contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Parent), or (iv) enter into any Contract which if entered into prior to the date hereof would be a Material Contract, except for in the ordinary course of business and consistent with past practice (subject to prior good-faith consultation with Parent);

          (e)   incur, assume, guarantee or otherwise become liable or responsible for any Indebtedness for borrowed money;

          (f)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except any direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company's products and other activities in the ordinary course of business consistent with past practice;

          (g)   (i) make any loans, advances or capital contributions to, or investments in, any other Person (other than direct or indirect wholly owned Subsidiaries of the Company or in connection with the Company's products and other activities in the ordinary course of business consistent with past practice) or (ii) cancel, release or assign any material Indebtedness of any Person owed to the Company or any of its Subsidiaries;

          (h)   change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

          (i)    change any annual Tax accounting period, make or change any material Tax election, amend any material Tax Return, enter into any settlement or compromise of any material Tax liability or enter into any material closing agreement, in each ease, other than as required by applicable Law;

          (j)    adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

          (k)   except as required by applicable Law, the terms of this Agreement or an existing Plan or Contract, (i) grant any severance or termination pay which will become due and payable on or after the Effective Time, (ii) other than in the ordinary course of business, grant any material increases in compensation or benefits payable to its employees whose compensation exceeds $175,000 per annum, officers or directors, or promote any non-officer employee to an officer position, (iii) grant any material increases in compensation or benefits payable to its employees whose compensation is equal to or less than $175,000 per annum, other than in the ordinary course of business consistent with past practice, (iv) enter into any collective bargaining agreement, neutrality agreement, works council agreement, or similar labor agreement, (v) terminate the employment of any current employee who is a sales representative, other than for cause or in the ordinary course of business consistent with past practice, or (vi) other than in the ordinary course of business, adopt, enter into, materially amend or terminate any material Plan;

          (l)    incur any capital expenditure or any obligations, Liabilities or Indebtedness in respect thereof, except for (i) those contemplated by the budget for the relevant fiscal year, which budget has been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $400,000;

          (m)  settle (i) any Legal Proceeding that is disclosed in the Company SEC Reports filed prior to the date hereof or (ii) any other Legal Proceeding, other than a settlement (A) solely for monetary damages not to exceed $400,000 individually or $1,000,000 in the aggregate, in each case, net of insurance proceeds; (B) that do not impose any material restriction on the business of the Company or any of its Subsidiaries, (C) that provide for a complete release of the Company and its Subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

          (n)   grant any Liens on any material properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

          (o)   sell, transfer, dissolve or otherwise dispose of any material Subsidiary except (i) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

          (p)   waive, release or assign any material rights or material claims or make any material payment, directly or indirectly, of any liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms, other than (i) pursuant to Contracts existing as of the date hereof and in accordance with their terms or (ii) in the ordinary course of business consistent with past practice;

          (q)   sell, transfer or license or sublicense any material rights in any material Company Intellectual Property Rights or, with respect to any Company Registered Intellectual Property Rights or any other Registered Intellectual Property Rights included in material Company Intellectual Property Rights that the Company prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such material Registered Intellectual Property Rights to become abandoned or otherwise fail to maintain any such Registered Intellectual Property Rights other than, in each case, (i) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms, or (ii) in the ordinary course of business consistent with past practice;

          (r)   (i) acquire any fee interest in real property or (ii) enter into a new lease, sublease, or other occupancy arrangement for any real property or amend, modify, terminate, supplement, or otherwise modify any Real Property Lease in any material respect;

          (s)   change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices, except as required by GAAP or applicable Law;

          (t)    create any Subsidiary of the Company or any of its Subsidiaries;

          (u)   enter into any new line of business, or form or commence the operations of any joint venture;

          (v)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, or terminate or allow to lapse any material Permits of the Company or its Subsidiaries;

          (w)  other than in the ordinary course of business consistent with past practice, cause a material reduction in the amount of insurance coverage or fail to use commercially reasonable efforts to renew any material existing insurance policies without use commercially reasonable efforts to replace such policy with substantially comparable coverage;

          (x)   fail to maintain or to comply in all material respects with its obligations under or in respect of any material Animal Drug Applications or material regulatory approvals that have been filed with any Regulatory Authorizations by the Company or any of its Subsidiaries;

          (y)   incur expenditures during any calendar quarter in excess of 115%, in the aggregate, of the applicable quarterly budget of the Company which budget has been provided or made available to Parent prior to the date of this Agreement, or

          (z)   offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

          Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.

        Section 6.2    Conduct of Business of Parent and Acquisition Sub.

        Except as expressly provided for or required by this Agreement or as the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent: (i) will conduct and will cause its Subsidiaries to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and Parent will use and will cause its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, assets and technology, keep available the services of their officers and employees, maintain in effect all of their material Permits and preserve the present relationships and goodwill with those Persons having business relationships with Parent or its Subsidiaries and (ii) without limiting the generality of the foregoing, will not and will not permit its Subsidiaries to:

          (a)   adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) that would adversely affect the Company or a Company Stockholder relative to a holder of Parent Common Stock;

          (b)   authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to Parent Common Stock (whether in cash, assets, stock or other securities of Parent or any of its Subsidiaries), except (A) dividends and distributions paid or made in the ordinary course of business by any of Parent's Subsidiaries and (B) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(b) and for which the proper adjustment is made;

          (c)   split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock in a manner that would disproportionately affect a Company Stockholder relative to a holder of Parent Common Stock, except for (i) any such transaction involving only wholly owned Subsidiaries of Parent, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(b) and for which the proper adjustment is made;

          (d)   adopt a plan of complete or partial liquidation or dissolution with respect to Parent; or

          (e)   offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

          Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent, Acquisition Sub or any of their respective subsidiaries at any time prior to the Effective Time.

        Section 6.3    No Solicitation; Adverse Recommendation Change.

          (a)   The Company agrees that, except as expressly permitted by this Section 6.3, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall direct and use its reasonable best efforts to cause its Representatives and its Subsidiaries' Representatives not to, directly or indirectly (other than with respect to Parent, Acquisition Sub, or their respective Affiliates and Representatives): (i) initiate, solicit or knowingly facilitate or encourage, including by way of furnishing non-public information, any inquiries or the making of any proposal or offer (including any proposal or offer to Company Stockholders) that constitutes or that could reasonably be expected to lead to an Acquisition Proposal from any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives); (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives) relating to, any Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, except solely to notify such Person of the existence of this Section 6.3; (iii) agree to, approve, endorse, support, recommend or consummate any Acquisition Proposal or enter into any letter of intent, contract or other agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 6.3) or commitment contemplating or otherwise relating to any Acquisition Proposal from any Person (other than Parent, Acquisition Sub and their respective Affiliates and Representatives); or (iv) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors and other Representatives to, (A) cease and terminate immediately any discussions or negotiations, if any, with any Person (other than Parent and Acquisition Sub and their respective Affiliates and Representatives) conducted prior to the execution of this Agreement with respect to any Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (B) terminate access by any Person (other than the Company, Parent and Acquisition Sub and their respective Affiliates and Representatives) to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with any Acquisition Proposal, and (C) the Company shall promptly following the date hereof request each Person (other than Parent) that has theretofore executed a confidentiality agreement in connection with such Person's consideration of making an Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.

          (b)   Notwithstanding anything to the contrary in this Agreement, if at any time following the date of this Agreement and prior to the time that the Required Stockholder Approval is obtained, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 6.3, and (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (x) enter into an Acceptable Confidentiality Agreement with the Person making such Acquisition Proposal, (y) furnish information or data with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, provided that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person (or Parent shall be given access to such information) and (z) participate in discussions, inquiries or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall notify Parent in writing of any such determination promptly after the Company Board makes such determination (and in any event within one (1) Business Day after making such determination). Notwithstanding anything to the contrary set forth in Section 6.3 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event, contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) inform such third party that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal, of the provisions of this Section 6.3.

          (c)   Except as expressly permitted by Section 6.3(d), neither the Company Board nor any committee thereof shall:

              (i)  (A) withdraw (or modify or qualify in any manner adverse to the transactions contemplated by this Agreement, Parent or Acquisition Sub) the Board Recommendation, (B) recommend or otherwise declare advisable the approval by the Company Stockholders of any Acquisition Proposal, (C) fail to include the Board Recommendation in the Proxy Statement, (D) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after commencement of such offer, or (E) resolve or agree to take any such actions set forth in this Section 6.3(c)(i) (each such action, an "Adverse Recommendation Change"); or

             (ii)  cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an "Alternative

    Acquisition Agreement") in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time that the Required Stockholder Approval is obtained, the Company Board shall be permitted, subject to compliance with this Section 6.3(d), (x) to terminate this Agreement pursuant to Section 9.1(g) to concurrently enter into a definitive Alternative Acquisition Agreement and/or (y) to effect any Adverse Recommendation Change, if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(g) unless:

              (i)  the Company notifies Parent in writing at least four (4) Business Days before taking that action of its intention to do so, and, as applicable, which notice specifies the reasons therefor, including the material terms and conditions of such Superior Proposal, the identity of such Person making such Superior Proposal and a copy of the relevant proposed transaction agreements with such Person, or in the case of any Adverse Recommendation Change that is not related to a Superior Proposal, a reasonably detailed summary of the basis of such action (it being understood and agreed that any amendment to the material financial terms or any other material term of such Acquisition Proposal constituting a Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of such potential Superior Proposal) or any material change to the facts and circumstances relating to the Adverse Recommendation Change shall require a new written notice by the Company and an additional two (2) Business Day period); and

             (ii)  if Parent makes a proposal during such four (4) Business Day period (or two (2) Business Day period, if applicable, in accordance with clause (i) above) to adjust the terms and conditions of this Agreement (which shall be in writing in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal or that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. During the four (4) Business Day period (or two (2) Business Day period, if applicable, in accordance with clause (i) above) prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 9.3(b), if applicable).

          (e)   From and after the date hereof, the Company, as promptly as reasonably practicable and in any event within one (1) Business Day of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of such Person making such Acquisition Proposal, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a reasonably timely basis of the status and details (including, within one (1) Business Day after the occurrence of any amendment) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written documentation. Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company Stockholders), (ii) making any "stop, look and listen" communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any other communication to the Company Stockholders if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable Law.

          (f)    For purposes of this Agreement:

              (i)  "Acquisition Proposal" means, other than the Merger or any other proposal or offer from Parent, Acquisition Sub or any of their respective Affiliates, any proposal, offer or inquiry from a Person relating to (A) any acquisition or purchase, in a single transaction or series of related transactions, of (1) twenty percent (20%) or more of the assets or business of the Company and its Subsidiaries, taken as a whole, or (2) Company Securities representing twenty percent (20%) or more of the Company Common Stock; or (B) any tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty percent (20%) or more of the Company Common Stock; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Person or its stockholders, if consummated, would acquire twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

             (ii)  "Superior Proposal" means any bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including certainty of closing), the Person making the proposal, and such other factors as the Company Board considers to be appropriate, would, if consummated, result in a transaction that is more favorable to Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided that, for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to "20% or more" shall be deemed to be references to "more than 50%."

            (iii)  "Acceptable Confidentiality Agreement" means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons.

ARTICLE VII.
ADDITIONAL COVENANTS

        Section 7.1    Preparation of Form S-4; Board Recommendation.

          (a)   As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the Form S-4, which will include the Proxy Statement, in connection with the registration under the Securities Act of the issuance of the shares of Parent Common Stock to be issued in connection with the Merger. Each of Parent and the Company shall use reasonable best efforts to:

              (i)  ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act;

             (ii)  promptly furnish in writing to the other Party all information concerning the Company, Parent and their respective Subsidiaries that is required by applicable Law to be included in the Form S-4 and Proxy Statement so as to enable the Company and Parent to comply with their respective obligations under this Section 7.1;

            (iii)  respond as promptly as practicable to any comments of the staff of the SEC (the "Staff") with respect to the Form S-4;

            (iv)  have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger and the transactions contemplated by this Agreement; and

             (v)  promptly amend or supplement any information provided by it for use in the Form S-4 or Proxy Statement, as applicable, if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and cause the Form S-4 or Proxy Statement, as applicable, to be filed with the SEC and to be disseminated to the Company's Stockholders, in each case as and to the extent required by applicable Law.

  Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 6.3, (i) the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) the Proxy Statement shall include the Board Recommendation. The Proxy Statement shall also include (i) an estimate of the amount of fees and other consideration that the Company Financial Advisor will receive upon consummation of or as a result of the Merger, and the conditions therefor and (ii) a copy of the opinion of the Company Financial Advisor referenced in Section 4.22 and a customary summary of the information that formed the basis for the rendering such opinion.

          (b)   Except to the extent related to an Acquisition Proposal or an Adverse Recommendation Change, each of Parent and the Company and their respective counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Proxy Statement, as the case may be, each time before any such document is filed with the SEC or mailed to the Company Stockholders (it being understood that each of Parent and the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each Party shall give reasonable and good faith consideration to any comments made by the other Party and its counsel. Each of Parent and the Company shall notify each other promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Form S-4 or Proxy Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the Staff, on the other hand, with respect to the Proxy Statement, the Form S-4, the Merger, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4.

        Section 7.2    Stockholder Meeting.     The Company shall, as soon as reasonably practicable following the date on which the Form S-4 has been declared effective by the SEC, establish a record date for, duly call and give notice of and convene and hold a meeting of the Company Stockholders for the purpose of seeking the Required Stockholder Approval (the "Company Stockholders Meeting"); provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (a) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (b) if a quorum has not been established; (c) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; (d) to allow reasonable additional time to solicit additional proxies, if and to the extent the Required Stockholder Approval would not otherwise be obtained; or (e) if required by applicable Law; provided, however, that in the case of clauses (b), (c), or (d), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 7.3    Efforts to Complete.     Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 6.3, each of Parent, Acquisition Sub and the Company shall each use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using and by causing its Affiliates and Subsidiaries to use reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to Parent. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such Party to fully perform its obligations under the Agreement. Notwithstanding anything to the contrary herein, neither Parent nor the Company shall be required prior to the Effective Time to pay any consent or other similar fee, "profit-sharing" or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any Liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any Person (including any Governmental Authority) under any Contract without the prior written consent of the other Party.

        Section 7.4    Antitrust Filings.

          (a)   Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this

  Agreement but in no event later than ten (10) Business Days following the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply as promptly as reasonably practicable to the FTC or the DOJ any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) use their respective reasonable best efforts to take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain prompt approval of the consummation of the Merger under any Antitrust Laws; provided, however, that for avoidance of doubt, to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent in each instance: (1) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, or assets of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), (2) amend any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates), or (3) otherwise take or commit to take actions after the Closing with respect to any of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates) if, in each case, any such action listed in Sections 7.4(a)(iv)(1)-(3) would, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the business, assets or financial condition of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates) or (B) a Company Material Adverse Effect on the Company; provided further, however, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent in each instance, contest and resist any Legal Proceeding or seek to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, neither Company nor Parent will extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party.

          (b)   Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental

  Authority relating to the Merger, (ii) give outside counsel for each other an opportunity to attend and participate in each of such meetings and conference calls, (iii) keep the other Party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or outside counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts with respect to the foregoing actions. Any such disclosures, rights to participate or cooperate or provisions of information by one Party to the other may be made on an outside counsel-only basis to the extent required under applicable Law or as determined by the Parties' outside counsel, and provided further that any written materials may be, as applicable, redacted to remove references concerning the valuation of the Company or to comply with contractual requirements, or withheld to address reasonable privilege concerns.

          (c)   Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.4(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.4(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

        Section 7.5    Public Statements and Disclosure.     None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the applicable rules or regulations of NASDAQ or the NYSE, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or Parties a reasonable opportunity to comment on such release or announcement in advance of such issuance, considering in good faith all comments timely received from the other Party or Parties (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made (a) by the Company with respect to an Adverse Recommendation Change effected in accordance with Section 6.3(d) or as described in Section 6.3(e) and (b) by Parent with respect to the issuance by the Company of any press release or other public statement of the type referred to in clause (a) of this Section 7.5.

        Section 7.6    Anti-Takeover Laws.     In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

        Section 7.7    Access.     At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent, Acquisition Sub, their officers, their employees and their financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, contracts, analyses, tax returns, data, regulatory materials, reports, projections, plans, systems, senior management, commitments, offices and other facilities, properties and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent legal counsel for the Company reasonably determines that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is a party, or (c) access to such documents or information that may be subject to any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (a) through (c) above, as applicable, and thereafter use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company's prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.7. Nothing in this Section 7.7 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. No investigation pursuant to this Section 7.7 will affect any of the representations or warranties of the Parties contained in this Agreement or prejudice the rights and remedies of Parent or Acquisition Sub hereunder solely as a result of such investigation.

        Section 7.8    Section 16(b) Exemption.     The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.9    Directors' and Officers' Indemnification and Insurance.

          (a)   During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Persons"), and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case to the fullest extent permitted under applicable Law. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Effective Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as provided below.

          (b)   Without limiting the generality of the provisions of Section 7.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification or advancement of expenses under this Section 7.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.9(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

          (c)   During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company's currently in force directors' and officers' liability insurance (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing term and conditions which are no less advantageous) ("Current Company D&O Insurance"), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.9(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the annual amount paid by the Company for coverage during its current coverage period (such two hundred fifty percent (250%) amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with, in Parent's and the Surviving Corporation's good faith judgement, the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year "tail" prepaid policy on the Current Company D&O Insurance; provided, however, that the annual premiums paid for such prepaid policies does not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.9(c) for so long as such "tail" policy shall be maintained in full force and effect.

          (d)   In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.9.

          (e)   The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Persons, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and Surviving Corporation under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Persons shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 7.9).

        Section 7.10    Employee Matters.

          (a)   Parent shall or shall cause the Surviving Corporation to assume, honor, and/or provide all of the Company's severance and change in control obligations as of the Effective Time in accordance with their terms.

          (b)   For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee who is employed by the Surviving Corporation during such period a base salary or wage rate, as applicable, an annual cash bonus opportunity, and other compensation and benefits (excluding defined benefit pension plan benefits, equity-based compensation, and severance benefits) that are, taken as a whole, at least as favorable in the aggregate to the base salary or wage rate, as applicable, annual cash bonus opportunity, and other compensation and benefits (to the extent made available to or known by Parent) provided to such Continuing Employee immediately prior to the Effective Time. For the avoidance of doubt, a Continuing Employee's employment shall be at will, and the Surviving Corporation may terminate the employment of a Continuing Employee for any reason at any time (subject to the terms of any applicable employment agreement). In the event that a Continuing Employee's employment is terminated, all obligations with respect to such employee under this Section 7.10(b) shall cease.

          (c)   From and after the Closing, Parent shall provide, or shall cause the Surviving Corporation or any of their Subsidiaries to provide, each Continuing Employee with full credit for all service with the Company and its Subsidiaries prior to the Effective Time for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans, but excluding benefit accrual under any defined benefit pension plan) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries to the same extent recognized by the Company or any of its Subsidiaries under the Plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation and its Subsidiaries to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent, the Surviving Corporation and their Subsidiaries in which the Continuing Employees participate to the extent coverage under any such plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time, (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan will be waived for such Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee's participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, and (iii) the accounts of such Continuing Employees under any new plan of Parent, the Surviving

  Corporation or their Subsidiaries that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Plan.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require the Company, Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof. The provisions of this Section 7.10 are solely for the benefit of the Parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.10 shall create such rights in any such persons.

        Section 7.11    Obligations of Acquisition Sub.     Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Acquisition Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

        Section 7.12    Certain Litigation.     The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) (a) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and (b) by any other third party with potential value in excess of $400,000, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation.

        Section 7.13    Transaction Expenses.     At or prior to the Closing, the Company shall use commercially reasonable efforts to pay and fully discharge all Transaction Expenses to the Persons entitled thereto.

        Section 7.14    CVR Agreement.     At or prior to the Effective Time, Parent shall duly authorize, execute and deliver and shall ensure that a rights agent mutually agreeable to Parent and the Company duly authorizes, executes and delivers, the CVR Agreement (if applicable, as amended in accordance with the immediately subsequent sentence). The Company shall take all actions reasonably necessary to cause the Holders' Representative to authorize, execute and deliver the CVR Agreement at or prior to the Effective Time; provided, however, that if the Company does not select a Holders' Representative prior to the Effective Time, then the Parties shall amend the CVR Agreement such that (i) the Holders' Representative shall cease to be a signatory to the CVR Agreement, and (ii) the Acting Holders (as such term is defined in the CVR Agreement) shall be afforded the same rights and power as the Holders' Representative as set forth therein. Parent and the Company hereby agree that if any Milestone (as defined in the CVR Agreement) has occurred prior to the Effective Time, the Parties shall amend the CVR Agreement such that such Milestone will be deemed to have occurred effective immediately following the Effective Time (with such amounts pursuant to such Milestone to become payable thereafter consistent with the terms of the CVR Agreement, as so amended).

        Section 7.15    NYSE Listing.     Prior to the Closing Date, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.16    NASDAQ Delisting.     Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable

Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        Section 7.17    Director Resignations.     The Company shall use its reasonable best efforts to deliver to Parent, at or prior to the Effective Time, resignations of each of the directors of the Company and its Subsidiaries, in a form reasonably satisfactory to Parent, effective upon the Effective Time.

        Section 7.18    Tax Matters.

          (a)   For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Intended Tax Treatment"), and (ii) this Agreement is intended to be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Acquisition Sub and the Company are parties under Section 368(b) of the Code. The Parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.

          (b)   The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

          (c)   Each of the Parties shall use its reasonable best efforts to obtain (1) the Parent Registration Statement Tax Opinion, (2) the Company Registration Statement Tax Opinion, (3) the Parent Closing Tax Opinion and (4) the Company Closing Tax Opinion, including using reasonable best efforts to deliver to Latham & Watkins and Bryan Cave (i) the Company Registration Statement Tax Certificates and the Parent Registration Statement Tax Certificates prior to the filing of the Form S-4, and (ii) the Company Closing Tax Certificate and the Parent Closing Tax Certificate, in each case dated and executed as of the dates of such Tax opinions. Each of the Parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made to counsel in the tax representation letters described in this Section 7.18(c).

        Section 7.19    Alternative Structure.     If following the date of this Agreement all of the conditions set forth in Article VIII have been satisfied or waived (except that the Company Base Structure Closing Tax Certificate and the Parent Base Structure Closing Tax Certificate cannot be delivered and the conditions set forth in Sections 8.2(e) and 8.3(d) have not been waived), but the Closing could occur if the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate are executed and delivered if the Parties consummate the Second Merger (as hereinafter defined), Parent shall, immediately following the Merger, cause the Surviving Corporation to merge into and with a limited liability company that is wholly-owned by Parent and is disregarded as an entity for federal tax purposes (the "New Surviving Entity"), in accordance with the DGCL (such merger, the "Second Merger"); provided, however, that (i) the New Surviving Entity shall become a Party to, and shall become bound by, the terms of this Agreement, (ii) the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate shall be executed and delivered, and (iii) any action taken pursuant to this Section 7.19 shall not (unless consented to in writing by Parent and the Company prior to the Closing) (x) alter or change the kind or amount of the Merger Consideration as provided for in this Agreement or (y) otherwise cause any of the conditions to Closing set forth in Article VIII to not be capable of being satisfied. If the Second Merger occurs, references to the "Merger" in this Agreement shall be deemed to reference the Merger and Second Merger, taken together as one integrated transaction.

        Section 7.20    Non-USRPHC Certificate and Notice.     The Company shall furnish to Parent on or before the Closing Date (i) a certification dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Parent, stating that the Company is not and has not been a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that no interest in the Company is a "United States real property interest" within the meaning of Section 897(c) of the Code ("Non-USRPHC Certificate") and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certificate to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) ("Proof of Notice").

        Section 7.21    Regulatory Matters.     To the extent permitted by applicable Law, the Company shall provide Parent and its Representatives with true and complete copies of (a) all clinical and preclinical data relating to each compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, and (b) all written correspondence between the Company or any Subsidiary of the Company, on the one hand, and the applicable Governmental Authority, on the other hand, relating to any compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, in the case of each of clauses (a) and (b) above, that comes into the possession or control of the Company or any Subsidiary of the Company between the date of this Agreement and the Effective Time promptly after the Company or Subsidiary of the Company obtains possession or control thereof.

ARTICLE VIII.
CONDITIONS TO THE MERGER

        Section 8.1    Conditions to the Obligations of Each Party.    The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

          (a)    Required Stockholder Approval.     The Required Stockholder Approval shall have been obtained.

          (b)    Antitrust Approvals.     Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    No Legal Prohibition.     No Law or Order of any Governmental Authority of competent jurisdiction shall be in effect as of immediately prior to the Effective Time that restrains, prohibits or otherwise makes illegal the consummation of the Merger (collectively, a "Restraint").

          (d)    Form S-4.     The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

        Section 8.2    Conditions to the Obligations of Parent and Acquisition Sub.    The respective obligations of Parent and Acquisition Sub to consummate the Merger shall be subject to the satisfaction (or waiver by each of Parent and Acquisition Sub if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company contained in Section 4.2(a), Section 4.2(c), Section 4.4, Section 4.5, Section 4.10 and Section 4.23 (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" set forth therein) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to

  "materiality" or "Company Material Adverse Effect" set forth therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    No Company Material Adverse Effect.     Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred that is continuing as of immediately prior to the Effective Time.

          (d)    Officer's Certificate.     Parent shall have received an officer's certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (e)    Parent Closing Tax Opinion.     Parent shall have received (i) the Parent Closing Tax Opinion and (ii) a copy of the Company Closing Tax Opinion.

        Section 8.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver by the Company if permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of each of Parent and Acquisition Sub contained in this Agreement (without giving effect to any qualification as to "materiality" or "material adverse effect" set forth therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the business, assets or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) prevent the consummation of the Merger.

          (b)    Performance of Obligations.     Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.     The Company shall have received an officer's certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d)    Company Closing Tax Opinion.     The Company shall have received (i) the Company Closing Tax Opinion and (ii) a copy of the Parent Closing Tax Opinion.

          (e)    NYSE Listing.     The shares of Parent Common Stock issuable to the Company Stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 8.4    Frustration of Closing Conditions.    None of the Company, Parent or Acquisition Sub may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to relieve such Party of its respective obligations to consummate the Merger if such failure was principally caused by or the direct result of such Party's breach, including such Party's failure to use the standard of efforts required from such Party to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 7.3.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other Party or Parties and that any termination by Parent also shall be an effective termination by Acquisition Sub):

          (a)   by mutual written agreement of Parent and the Company;

          (b)   by either Parent or the Company, if the Merger has not been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any provision of this Agreement is the principal cause of or directly resulted in the failure of the Merger to be consummated by such time;

          (c)   by either Parent or the Company if there exists any Restraint that has become final and non-appealable;

          (d)   by either Parent or the Company if the Required Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (e)   by the Company, if (i) either Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause either of the conditions set forth in Section 8.3(a) or Section 8.3(b) to fail, and (ii) such breach, violation or inaccuracy described in clause (i) is not cured or is not capable of being cured by the earlier of (A) the Termination Date and (B) thirty (30) days after the Company delivers written notice to Parent of such breach, violation or inaccuracy;

          (f)    by Parent, if (i) the Company shall have breached or otherwise violated any of its covenants or agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall be inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would cause either of the conditions set forth in Section 8.2(a) or Section 8.2(b) to fail, and (ii) such breach, violation or inaccuracy described in clause (i) is not cured or is not capable of being cured by the earlier of (1) the Termination Date and (2) thirty (30) days after Parent delivers written notice to the Company of such breach, violation or inaccuracy;

          (g)   by the Company, in order to accept a Superior Proposal in accordance with Section 6.3(d); provided, however, that the Company shall have (i) substantially concurrently with such termination entered into a definitive agreement with respect to such Superior Proposal, (ii) otherwise complied in all material respects with the provisions of Section 6.3 and (iii)  substantially concurrently with such termination, paid the Termination Fee due pursuant to the terms of Section 9.3; or

          (h)   by Parent, if the Company Board or any committee thereof shall have effected or resolved to effect an Adverse Recommendation Change.

        Section 9.2    Effect of Termination.     Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective upon delivery written notice of termination by the terminating Party to the other Party or Parties, which shall specify the provision or provisions hereof pursuant to which such termination is effected. In the event of the termination of this Agreement pursuant to Section 9.1, this

Agreement shall be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties), to the other Party or Parties hereto, as applicable, except (a) for the terms of this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any Party or Parties, as applicable, from any liability or damages hereby resulting from any willful or intentional material breach of this Agreement that occurs prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at Law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 9.2, nothing shall relieve any Party for its fraud that occurs prior to the date of termination, in which case the aggrieved Party shall be entitled to all remedies available at Law or in equity.

        Section 9.3    Fees and Expenses.

          (a)    General.     Except as expressly provided otherwise in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Merger is consummated.

          (b)    Termination Fee.

            (i)    The Company shall pay to Parent the Termination Fee, if this Agreement is terminated:

              (A)  (1) by Parent or the Company pursuant to (x) Section 9.1(d) or (y) Section 9.1(b) without the Company Stockholders Meeting having been held (provided a breach by the Company of any provision of this Agreement was the principal cause of or directly resulted in the failure to hold such Company Stockholders Meeting); (2) following the execution and delivery of this Agreement and prior to the Company Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (3) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (2) above) that is later consummated (for purposes of the foregoing, each reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "more than 50%");

              (B)  by the Company pursuant to Section 9.1(g); or

              (C)  by Parent pursuant to Section 9.1(h).

            (ii)   If the Termination Fee becomes payable pursuant to this Section 9.3(b), the Company shall pay the Termination Fee to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, (A) within two (2) Business Days of the consummation of a qualifying Acquisition Proposal in the event of payment pursuant to Section 9.3(b)(i)(A), (B) substantially concurrently with such termination, in the event of payment pursuant to Section 9.3(b)(i)(B) or (C) within two (2) Business Days of such termination, in the event of payment pursuant to Section 9.3(b)(i)(C). The payment by the Company of the Termination Fee pursuant to this Section 9.3(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to this Section 9.3(b).

          (c)    Single Payment Only.     The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

          (d)    Transfer Taxes.     Except as expressly provided in Section 3.2(d) , all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Acquisition Sub when due.

ARTICLE X.
GENERAL PROVISIONS

        Section 10.1    No Survival of Representations, Warranties and Covenants.     The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

        Section 10.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand or (iv) on the date of receipt, if delivered by facsimile or email (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below (or to such other recipient or address as such recipient shall have designated in a written notice to the other Parties):

          (a)   if to Parent or Acquisition Sub, to:

Elanco Animal Health Incorporated 2500 Innovation Way Greenfield, Indiana 46140
Attention:	Michael-Bryant Hicks
Facsimile No.:	(317) 276-7412
Email:	hicksmb@elanco.com
with a copy (which shall not constitute notice) to:
Bryan Cave Leighton Paisner LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102
Attention:	Stephanie M. Hosler, Esq.
Facsimile No.:	(314) 552-8797
Email:	smhosler@bclplaw.com

          (b)   if to the Company, to:

Aratana Therapeutics, Inc. 11400 Tomahawk Creek Parkway, Suite 340 Leawood, Kansas 66211
Attention:	John C. Ayres, Vice President—Corporate Development & Administration and General Counsel
Facsimile No.:	(913) 273-0974
Email:	jayres@aratana.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Peter Handrinos Scott Shean Daniel Rees
Facsimile No.:	(714) 755-8290
E-mail:	peter.handrinos@lw.com scott.shean@lw.com daniel.rees@lw.com

        Section 10.3    Assignment.     No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

        Section 10.4    Confidentiality.     Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of September 26, 2018 (as amended, the "Confidentiality Agreement"), which will continue in full force and effect in accordance with its terms.

        Section 10.5    Entire Agreement.     This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties (except the Confidentiality Agreement) with respect to the subject matter hereof.

        Section 10.6    Third Party Beneficiaries.     Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto or their respective successors and assigns any rights, remedies obligations or liabilities hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9 (which will be to the benefit of the Persons referred to in such section) and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III.

        Section 10.7    Severability.     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties, so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. The Parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.8    Remedies.

          (a)   Except as otherwise provided herein (including in Section 9.3), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement.

        Section 10.9    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9, in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

        Section 10.10    Amendment.     Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company.

        Section 10.11    Extension; Waiver.     At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No single or partial exercise of any such extension or waiver, or any abandonment or discontinuance of steps to enforce such extension or waiver, or any course of conduct, shall preclude any other or further exercise thereof or the exercise of any other extension or waiver. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

        Section 10.12    No Presumption Against Drafting Party.     Each of Parent, Acquisition Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

        Section 10.13    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELANCO ANIMAL HEALTH INCORPORATED
By:	/s/ JEFFREY N. SIMMONS
	Name:	Jeffrey N. Simmons
	Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELANCO ATHENS INC.
By:	/s/ DARLENE QUASHIE HENRY
	Name:	Darlene Quashie Henry
	Title:	Secretary

(Signature Page to Agreement and Plan of Merger)

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ARATANA THERAPEUTICS, INC.
By:	/s/ CRAIG TOOMAN
	Name:	Craig Tooman
	Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

APPENDIX B

OPINION OF BARCLAYS CAPITAL INC., FINANCIAL ADVISOR TO ARATANA

April 25, 2019

Board of Directors
Aratana Therapeutics, Inc.
11400 Tomahawk Creek Parkway, Suite 340
Leawood, Kansas 66211

Members of the Board of Directors:

        We understand that Aratana Therapeutics, Inc., a Delaware corporation (the "Company"), intends to enter into a transaction (the "Proposed Transaction") with Elanco Animal Health Incorporated, an Indiana corporation ("Parent"), and Elanco Athens Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), pursuant to which, among other things, Acquisition Sub will merge with and into the Company, with the Company being the surviving entity. We further understand that, upon the effectiveness of the Proposed Transaction, among other things, each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") (other than Cancelled Company Shares and Dissenting Company Shares (each as defined in the Agreement (as defined below))) will be converted into the right to receive (i) 0.1481 of a share of common stock, no par value, of Parent ("Parent Common Stock") (such number of shares, the "Stock Consideration"), (ii) one contingent value right ("CVR") issued by Parent, which will entitle the holder thereof to receive an additional $0.25 in cash, payable contingent upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the "CVR Consideration", and, together with the Stock Consideration, the "Merger Consideration") and (iii) cash in lieu of any fractional shares of Parent Common Stock (together with the CVR Consideration and the Stock Consideration, the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Parent and Acquisition Sub (the "Agreement"), including the form Contingent Value Rights Agreement attached as Exhibit A thereto (the "CVR Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement and the CVR Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than holders of Cancelled Company Shares and Dissenting Company Shares) of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of April 25, 2019, and the specific terms of the Proposed Transaction set forth therein, including a draft of the CVR Agreement, dated as of April 24, 2019; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018; (3) publicly available information concerning Parent that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the "Company Projections"); (5) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent, including certain limited financial projections for calendar year 2019 concerning Parent prepared by management of Parent (the "Parent Guidance"); (6) a trading history of Company Common Stock from April 24, 2018 to April 24, 2019 and a comparison of that trading history with those of other companies that we deemed relevant; (7) a trading history of Parent Common Stock from September 19, 2018, the date of Parent's initial public offering, to April 24, 2019 and a comparison of that trading history with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present and projected financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (9) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Parent (the "Research Estimates"); (10) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company; and (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company's business, operations, assets, liabilities, financial condition and prospects and have had discussions with the management of the Company concerning Parent's business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform in accordance with such projections. We were not provided with financial projections of Parent prepared by the management of Parent or the Company for any fiscal period other than the Parent Guidance. Accordingly, upon the advice of the Company, we have analyzed the Parent Common Stock only on the basis of the Parent Guidance, the Research Estimates for the Parent and other publicly available information about the Parent and, at the direction of the Company, have assumed that the Parent Guidance and Research Estimates for the Parent are a reasonable basis upon which to evaluate the future financial performance of Parent. In connection with our financial analyses, we have included the probabilities, provided to us by management of the Company, of the combined company achieving certain Net Sales (as such term is defined in the CVR Agreement) to derive a reference valuation range for the CVR Consideration, which valuation range was reviewed and approved by management of the Company for purposes of our financial analyses in connection with rendering this opinion. We assume no responsibility for and we express no view as to any such projections or estimates described herein or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to (i) the prices at which shares of Company Common Stock would trade following the announcement of the Proposed Transaction, (ii) the prices at which the shares of Parent Common Stock would trade following the announcement or consummation of the Proposed Transaction, or (iii) the value or price of the CVRs upon or after issuance thereof. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. We have also assumed that the final terms of the CVR Agreement will not vary materially from those set forth in the form reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and the CVR Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction (other than holders of Cancelled Company Shares and Dissenting Company Shares) is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Parent, in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (a) with respect to the Company, we acted as an underwriter and a joint bookrunning manager in the Company's offering of Company Common Stock in November 2017 and (b) with respect to Parent, (i) we acted as a joint bookrunning manager in Parent's senior unsecured notes offering in August 2018, (ii) we acted as joint bookrunning manager in Parent's initial public offering in September 2018 and (iii) we are a lender in Parent's existing credit facility.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

APPENDIX C

DELAWARE GENERAL CORPORATION LAW SECTION 262

§262—Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

AMONG

ELANCO ANIMAL HEALTH INCORPORATED,

[RIGHTS AGENT]

and

[HOLDERS' REPRESENTATIVE],

solely in its capacity as Holders' Representative

Dated as of [        ], 2019

D-i

D-ii

FORM OF
CONTINGENT VALUE RIGHTS AGREEMENT

        THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [    •    ], 2019 (this "Agreement"), is entered into by and among Elanco Animal Health Incorporated, a Indiana corporation ("Parent"), [Rights Agent], a [    •    ], as initial Rights Agent (as defined herein), and [Holders' Representative], a [    •    ], solely in its capacity as Holders' Representative (as defined herein).

PREAMBLE

        WHEREAS, Parent, Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Acquisition Sub"), and Aratana Therapeutics, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of April 26, 2019 (the "Merger Agreement"), pursuant to which Acquisition Sub will merge with and into the Company (the "Merger") and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) CVRs (as defined herein) as hereinafter described;

        WHEREAS, pursuant to the Merger Agreement, by approving the Merger Agreement and the transactions contemplated thereby, or by executing and delivering a letter of transmittal, the Holders have appointed the Holders' Representative as the exclusive agent and attorney-in-fact on behalf of each Holder with respect to this Agreement and any agreement contemplated hereby, and authorized the Holders' Representative to take any and all actions and make any decisions required or permitted to be taken by such Holders' Representative pursuant to this Agreement; and

        WHEREAS, the parties have done all things necessary to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

        NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS

        Section 1.1    Definitions.

        Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

        "Acting Holders" means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Assignee" has the meaning set forth in Section 6.1.

        "Business Day" means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

        "Combination Product" means (a) any animal health product which consists of a Product and other active compound(s) and/or active ingredients; or (b) the Product packaged with any other drug, device (other than Drug Delivery Systems) , or biologic (as each such term is defined by FDA or other relevant Governmental Authority) and sold as a single unit for a single price.

        "Company Common Stock" means common stock, $0.001 par value per share, of the Company.

        "CVR" means a contingent contractual right of Holders to receive the Milestone Payment pursuant to the Merger Agreement and this Agreement.

        "CVR Register" has the meaning set forth in Section 2.3(b).

        "CVR Shortfall Amount" has the meaning set forth in Section 4.3(b).

        "Diligent Efforts" means, with respect to the achievement of the Milestone, carrying out those obligations and tasks in good faith and in a manner that comprises a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company, in the exercise of its commercially reasonable discretion, within the pet therapeutics industry of comparable size and resources to the Company, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product or product candidate, as applicable, at a similar stage in its development or product life as the applicable Product, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with the applicable Product), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of such Product), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors; provided, however, that neither (i) the potential payment of the Milestone under this Agreement, nor (ii) the development or commercialization by Parent or its Affiliates of any Competing Product shall be taken into account by Parent in determining the level of efforts to be asserted to achieve a Milestone. For purposes hereof, "Competing Product" means any product that may reasonably be deemed to compete with the Product. For the avoidance of doubt, a failure to achieve the Milestone may still be consistent with Diligent Efforts.

        "Drug Delivery System" shall mean a device or tool marketed or sold in connection with a Product that is intended for use to enhance or facilitate the delivery of such Product via a specific route of administration. For clarity, Drug Delivery Systems shall not include any formulation technology comprised in the Product for the targeted delivery of the Product active pharmaceutical ingredient within an animal after the Product has been administered to the animal and/or controlled release of the Product.

        "DTC" means The Depository Trust Company or any successor thereto.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "FDA" means the United States Food and Drug Administration or any successor agency.

        "First Sales Measurement Period" means the period beginning on July 1, 2019 and ending on December 31, 2020.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied.

        "Governmental Authority" means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, or provincial, and whether local or foreign.

        "Holder" means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

        "Holders' Representative" means the Holders' Representative named in the first paragraph of this Agreement, until a successor Holders' Representative shall have been appointed pursuant to Article 7 of this Agreement, and thereafter "Holders' Representative" will mean such successor Holders' Representative (or, as applicable, the successor thereof).

        "Imputed Net Sales" means, if the Closing Date is after September 1, 2019, (i) the amount equal to (A) the cumulative Net Sales of the Product in the period from the Closing Date to the end of the First Sales Measurement Period, divided by (B) the number of days in the period from the Closing Date to the end of the First Sales Measurement Period, multiplied by (C) the number of days from September 1, 2019 to the Closing Date, minus (ii) the cumulative Net Sales of the Product in the period from September 1, 2019 to the Closing Date. For the avoidance of doubt, Imputed Net Sales shall be $0 if (i) the Closing Date is on or prior to September 1, 2019 or (ii) the calculation of Imputed Net Sales is negative.

        "Independent Accountant" means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders' Representative and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Holders' Representative.

        "Loss" has the meaning set forth in Section 3.2(g).

        "Milestone" means the first occurrence and only the first occurrence of either (i) the sum of (A) the cumulative Net Sales of the Product during the First Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $25,000,000, or (ii) the sum of (A) the cumulative Net Sales of the Product during the Second Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $50,000,000.

        "Milestone Achievement Certificate" has the meaning set forth in Section 2.4(a).

        "Milestone Non-Achievement Certificate" has the meaning set forth in Section 2.4(c).

        "Milestone Payment" means $0.25 per CVR.

        "Milestone Payment Amount" means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Certificate (or if, in accordance with Section 4.4, the Independent Accountant prepares a Final Shortfall Report that concludes that the Milestone Payment should have been paid but was not paid when due, as of the close of business on the date of the Final Shortfall Report, as the case may be).

        "Milestone Payment Date" means the date that is forty-five (45) days following the last day of the applicable Sales Measurement Period.

        "Net Sales" means the gross amount invoiced by the Selling Entities (without double counting) to third parties other than any other Selling Entity (except as provided below), for the Product, less (without double counting):

          (1)   trade, quantity and cash discounts allowed;

          (2)   discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

          (3)   product returns and allowances;

          (4)   that portion of the sales value associated with Drug Delivery Systems;

          (5)   any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;

          (6)   wholesaler inventory management fees;

          (7)   allowance for distribution expenses (other than distribution expenses incurred by any Selling Entity); and

          (8)   any other similar and customary deductions which are in accordance with GAAP (collectively, the "Permitted Deductions").

        Such amounts shall be determined from the books and records of such Selling Entity, maintained in accordance with GAAP, consistently applied, and using Parent's then current standard procedures and methodology, including Parent's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars, consistently applied.

        In the case of any sale of the Product between or among any of the Selling Entities for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm's-length sale thereafter to a third party, less the Permitted Deductions; provided, however that, where the purchasing Selling Entity is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such purchasing Selling Entity, less the Permitted Deductions, in each case as determined in accordance with the foregoing paragraph. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm's length between the buyer of such Product and the applicable Selling Entity, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm's length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the weighted average selling price of such Product in arm's length transactions as defined below.

        In the event that the Product is sold as part of a Combination Product (a "Combination Sale"), the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

        In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

        In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

        In the event that the weighted average sale price cannot be determined for the Product and all other product(s) included in the Combination Product, Net Sales shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

        The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each calendar year, and such weighted average sale price shall be used for such

Product, other product(s), or Combination Product during that applicable calendar year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) of such Product, other product(s), or Combination Product by the units of such Product, other product(s), or Combination Product sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective Product, other product(s), or Combination Product. In the initial calendar year that such Product, other product(s), or Combination Product is sold, a good-faith forecasted weighted average sale price determined by Parent will be used for the Product, other product(s), or Combination Product.

        "Net Sales Statement" means, with respect to each Sales Measurement Period, the written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail:

          (1)   a delineation and calculation of the cumulative worldwide Net Sales of the Product during such Sales Measurement Period;

          (2)   a delineation and calculation of the Imputed Net Sales (if any);

          (3)   a delineation and calculation of the Permitted Deductions recorded during such Sales Measurement Period;

          (4)   to the extent that Combination Sales are recorded in the cumulative worldwide Net Sales of the Product during such Sales Measurement Period, the method of determining the Net Sales of the Combination Product attributable to the Product in accordance with the definition of Net Sales; and

          (5)   to the extent that sales for the Product for such Sales Measurement Period are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

        For the avoidance of doubt, the amounts in the Net Sales Statement shall be calculated in accordance with the terms of this Agreement, including the definitions of "Net Sales" and "Permitted Deductions" contained herein.

        "Officer's Certificate" means a certificate signed by the chief executive officer and the chief financial officer of Parent, in their respective official capacities.

        "Parent Sale Transaction" has the meaning set forth in Section 6.1.

        "Permitted Transfer" means a Transfer of one or more CVRs (1) upon death of a Holder by will or intestacy; (2) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (3) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (4) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (5) if the Holder is a partnership, in a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (6) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by DTC; or (7) as provided in Section 2.6.

        "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Product" means any animal health product that contains capromorelin as an active pharmaceutical ingredient or combination of co-administered animal health products that each contain capromorelin as an active pharmaceutical ingredient, in each case alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof; for clarity, however, a Product that includes one or more additional active pharmaceutical ingredient will be, if sold, a Product that is sold as part of a Combination Product.

        "Rights Agent" means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter "Rights Agent" will mean such successor Rights Agent.

        "Sales Measurement Period" means each of the First Sales Measurement Period and the Second Sales Measurement Period.

        "Second Sales Measurement Period" means the period beginning on July 1, 2019 and ending on December 31, 2021.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Selling Entity" means (i) prior to the Closing Date, the Company and each of its Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise a licensee or sublicensee with respect to development or commercialization rights as to the Product), and (ii) on and following the Closing Date, Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an Assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product).

        "Shortfall Interest Rate" means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

        "Transfer" means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2
CONTINGENT VALUE RIGHTS

        Section 2.1    Holders of CVRs; Appointment of Rights Agent.

          (a)   As provided in the Merger Agreement, and subject to the terms thereof, the initial Holders shall be the holders of shares of Company Common Stock (other than (i) Cancelled Company Shares and (ii) any Dissenting Company Shares) immediately prior to the Effective Time that are validly converted into the Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

          (b)   Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

        Section 2.2    Non-transferable.

        A Holder may not Transfer any CVRs, other than pursuant to a Permitted Transfer or if a Holder is abandoning its CVRs pursuant to Section 2.6. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

        Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

          (a)   Holders' rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

          (b)   The Rights Agent will maintain an up-to-date register (the "CVR Register") for the purposes of the registration of the CVRs and Permitted Transfers thereof in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder, and the U.S. federal tax identification number of each Holder. The CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time.

          (c)   Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, (i) determine if (A) the Transfer instrument is in proper form, (B) the Transfer is a Permitted Transfer and (C) the Transfer otherwise complies on its face with the other terms and conditions of this Agreement, and, if so (ii) register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No Transfer of CVRs shall be valid until registered in the CVR Register in accordance with this Agreement and any Transfer not duly registered in the CVR Register shall be void.

          (d)   A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

        Section 2.4    Payment Procedures.

          (a)   If the Milestone occurs prior to the expiration of a Sales Measurement Period, then, on or prior to the Milestone Payment Date, Parent, will (i) deliver to the Rights Agent and the Holders' Representative, an Officer's Certificate certifying the date of the occurrence of the Milestone and that the Holders are entitled to receive the Milestone Payment (the "Milestone Achievement Certificate"), (ii) deliver any letter of instruction reasonably required by the Rights Agent and (iii) deposit with the Rights Agent, in trust for the benefit of the Holders, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. As promptly as practicable after the Rights Agent's receipt of the Milestone Achievement Certificate, any letter of instruction reasonably required by the Rights Agent and the aggregate amount necessary to pay the Milestone Payment Amount to each Holder (and in any event, within ten (10) Business Days after receipt), the Rights Agent shall (A) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, a copy of the Milestone Achievement Certificate and (B) pay or cause to be paid, by check delivered by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, the Milestone Payment Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d).

          (b)   If the Milestone has not occurred prior to the expiration of a Sales Measurement Period then, on or before the date that is forty-five (45) days after the end of such Sales Measurement Period, Parent will deliver to the Rights Agent and the Holders' Representative (i) an Officer's Certificate certifying that the applicable Milestone has not occurred in the immediately preceding Sales Measurement Period and that Parent has complied in all material respects with its obligations under this Agreement (the "Milestone Non-Achievement Certificate"), and (ii) the Net Sales Statement for such Sales Measurement Period. The Rights Agent will promptly (and in any event, within ten (10) Business Days after receipt) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Non-Achievement Certificate, a copy of such Milestone Non-Achievement Certificate and the Net Sales Statement for such Sales Measurement Period. The Rights Agent will deliver to Parent a certificate certifying the date of delivery of such certificate to the Holders.

          (c)   Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat any Milestone Payment Amount as additional consideration for the shares of Company Common Stock for all U.S. federal and applicable state and local income Tax purposes. The parties hereto will not take any position to the contrary on any Tax Return except as required by applicable Law.

          (d)   Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made and, in no event shall either Parent or the Rights Agent be obligated to pay additional amounts in respect of any such deduction or withholding. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, however, that the time period for payment of a Milestone Payment Amount by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless specifically requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent in its sole discretion. Except as provided in this Section 2.4(f), none of Parent or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder's Milestone Payment Amount or other amount payable to such Holder in respect of the CVRs.

          (e)   Any portion of any Milestone Payment Amount that remains undistributed to the Holders twelve (12) months after the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment, without interest, of such Milestone Payment Amount (subject to abandoned property, escheat or other similar Laws).

          (f)    If any Milestone Payment Amount (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority), such Milestone Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

        Section 2.5    No Voting, Dividends or Interest; No Equity or Ownership Interest.

          (a)   CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

          (b)   CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation).

        Section 2.6    Ability to Abandon CVR.

        A Holder may at any time, at such Holder's option, abandon all of such Holder's remaining rights represented by CVRs by transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

ARTICLE 3
THE RIGHTS AGENT

        Section 3.1    Certain Duties and Responsibilities.

          (a)   The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction).

          (b)   The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder or the Holders' Representative with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

        Section 3.2    Certain Rights of Rights Agent.

          (a)   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

          (b)   The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by or on behalf of Parent.

          (c)   Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer's Certificate and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer's Certificate.

          (d)   The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

          (e)   Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

          (f)    The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

          (g)   Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a "Loss") suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent's performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent's gross negligence, bad faith or willful misconduct or breach of this Agreement.

          (h)   In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent's performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes imposed on the Rights Agent (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights

  Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

          (i)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

          (j)    Subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.

          (k)   Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

          (l)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.

          (m)  The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

        Section 3.3    Resignation and Removal; Appointment of Successor.

          (a)   The Rights Agent may resign at any time by written notice to Parent and the Holders' Representative. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least forty-five (45) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

          (b)   Parent with the written consent of the Holders' Representative (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least forty-five (45) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

          (c)   If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint, with the written consent of the Holders' Representative (such consent not to be unreasonably withheld, conditioned or delayed), a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or the Holders' Representative may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

          (d)   Parent will give notice to the Holders and the Holders' Representative of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 8.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

          (e)   Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders' Representative, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

          (f)    The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

        Section 3.4    Acceptance of Appointment by Successor.

        Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, however, that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4
COVENANTS

        Section 4.1    List of Holders.

        Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Holders' Representative), in such form as Parent receives from the Exchange Agent, the name, address and U.S. federal tax identification number (to the extent available) of each Holder within fifteen (15) Business Days following the Closing Date.

        Section 4.2    Payment of Milestone Payment Amount.

        If the Milestone has occurred in accordance with this Agreement, Parent will deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder.

        Section 4.3    Audits.

          (a)   Upon the reasonable written request of the Holders' Representative delivered to Parent within thirty (30) days of the date on which the Holders are delivered a Milestone Non-Achievement Certificate for a Sales Measurement Period and the Net Sales Statement for such Sales Measurement Period pursuant to Section 2.4(b) of this Agreement (the "Review Request Period"), Parent shall provide, and shall cause its Affiliates to provide, the Independent Accountant with access upon reasonable notice and during normal business hours to such records of Parent or its Affiliates the Independent Accountant may reasonably require to verify the accuracy of the statements set forth in the Net Sales Statement accompanying such Milestone Non-Achievement Certificate and the figures underlying the calculations set forth therein, including any work papers and other documents and information related to such Net Sales Statement as the Independent Accountant may request and as are available to Parent or its Affiliates. The fees charged by the Independent Accountant shall be paid by Parent. The Independent Accountant shall disclose to the Holders' Representative any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in such Net Sales Statements are incorrect. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Holders' Representative.

          (b)   No later than thirty (30) days following initial access to such records of Parent as described in Section 4.3(a), the Independent Accountant shall deliver a written report to Parent and the Holders' Representative of its preliminary findings regarding whether it has determined that any statements set forth in the applicable Net Sales Statement are incorrect and whether the Milestone occurred during the applicable Sales Measurement Period, including any information directly related to their findings (the "Preliminary Shortfall Report"). Parent and the Holders' Representative shall have forty-five (45) days following receipt of the Preliminary Shortfall Report from the Independent Accountant (the "Preliminary Shortfall Report Review Period") to review and comment upon the Preliminary Shortfall Report. The Independent Accountant shall take into consideration in good faith any comments received from Parent or the Holders' Representative during the Preliminary Shortfall Report Review Period. No later than ten (10) Business Days after the expiration of the Preliminary Shortfall Report Review Period, the Independent Accountant shall deliver a final written report to Parent and the Holders' Representative (the "Final Shortfall Report"). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have been paid but was not paid when due, then no later than sixty (60) days following its receipt of the Final Shortfall Report, (i) Parent shall deliver to the Rights Agent the aggregate amount of the Milestone Payment Amount payable to each Holder, plus interest on such amount at the Shortfall Interest Rate from the date the Milestone Payment Date should have occurred to the date of actual delivery of such amount to the Rights Agent (such amount, including interest, being the "CVR Shortfall Amount"), and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent) (A) mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant's determination, and (B) pay or cause to be paid to each Holder, by check mailed to the address of each Holder set forth in the CVR Register as of the close of business on the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent, the CVR Shortfall Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have not been paid, (i) Parent shall promptly notify the Rights Agent of such determination, and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which such notification is delivered to the Rights Agent), mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant's determination. The Final Shortfall Report shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

          (c)   Each Person seeking to receive information from Parent in connection with a review or audit pursuant to this Section 4.3 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.

          (d)   Parent shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than Parent or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.3 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.3; provided, however, that Parent and its Affiliates shall not be required to amend any of its existing licenses or distribution agreements.

          (e)   If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the applicable Net Sales Statement in accordance with this Section 4.3, the calculations set forth in such Net Sales Statement shall be binding and conclusive upon the Holders.

        Section 4.4    Diligent Efforts.

        Commencing upon the Closing Date, Parent shall use, and shall cause each applicable other Selling Entity to use, Diligent Efforts to cause the Milestone to occur during each Sale Measurement Period. Without limiting the foregoing, neither Parent nor its Affiliates shall act in bad faith for the purpose of avoiding the occurrence of the Milestone during any Sale Measurement Period.

        Section 4.5    Non-Use of Name.

        Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

ARTICLE 5
AMENDMENTS

        Section 5.1    Amendments Without Consent of Holders or Rights Agent.

        Parent, at any time and from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders, the Holders' Representative or the Rights Agent:

          (a)   to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

          (b)   subject to Section 6.1, to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.1;

          (c)   to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such amendments shall not adversely affect the interests of the Holders;

          (d)   to amend any manifest error, provided that in each case, such amendment shall not adversely affect the interests of the Holders;

          (e)   to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such amendments shall not adversely affect the interests of the Holders;

          (f)    as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations made thereunder, or any applicable state securities or "blue sky" laws; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

          (g)   to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

          (h)   as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

          (i)    any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the interests of any such Holder.

        Section 5.2    Amendments with Consent of Holders.

        In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or the Holders' Representative, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

        Section 5.3    Execution of Amendments.

        In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel for Parent or any of its Affiliates stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

        Section 5.4    Effect of Amendments.

        Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 5, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first-class mail to the Holders' Representative and to the Holders at their addresses as they shall appear on the CVR Register, setting forth a copy of such amendment. Any failure of Parent to mail (or cause the Rights Agent to mail) such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

        Section 6.1    Parent Consolidation, Etc.

        If Parent consolidates with or merges into any other Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person (each, a "Parent Sale Transaction"):

          (a)   the Person formed by such consolidation or into which Parent is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety (the "Surviving Person") shall expressly assume, in writing, payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed (each an "Assignee"); and

          (b)   Parent shall deliver to the Rights Agent an Officer's Certificate, stating that such Parent Sale Transaction complies with this Section 6.1 and Section 6.2 and that all conditions precedent herein provided for relating to such transaction have been complied with.

        Section 6.2    Successor Substituted.

        Upon any Parent Sale Transaction, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

        Section 6.3    Product Transfer.

        If Parent or any of its Affiliates, directly or indirectly, by a sale, merger, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys or otherwise disposes of their respective rights in and to any Product to a third party (other than Parent or any of its Subsidiaries), then the Milestone shall be deemed to have occurred for all purposes under this Agreement as of the consummation of the transaction or arrangement involving such sale, transfer, conveyance or other disposition; provided, that this Section 6.3 shall not be applicable to a Parent Sale Transaction. For the purposes of clarification, and subject to Section 4.4, Parent may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and commercialization activities (including granting an appropriate non-exclusive license or sublicense to the extent necessary), without triggering the Milestone.

ARTICLE 7
HOLDERS' REPRESENTATIVE

        Section 7.1    Appointment of Holders' Representative.

        To the extent valid and binding under applicable Law, the Holders' Representative is hereby appointed, authorized and empowered to be the representative, agent and attorney-in-fact of the Holders, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments, notices and consents on behalf of and as agent for the Holders (including such documents, instruments, notices and consents to be received by the Holders) at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of Parent's obligations under this Agreement, (iii) managing the audit process set forth in Section 4.4, (iv) consenting to amendments to this Agreement; and (v) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

        Section 7.2    Authority of Holders' Representative.

        To the extent valid and binding under applicable Law and subject to valid appointment of the Holders' Representative and such Holders' Representative's resignation or removal, in each case, pursuant to Article 7, all decisions of the Holders' Representative shall be final and binding on the Holders as though such Holders' Representative was the Holders for purposes of this Agreement. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders' Representative and any document executed by the Holders' Representative on behalf of the Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction), subject to the valid resignation or removal of such Holders' Representative pursuant to Section 7.3. The Holders' Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders' Representative in connection with the acceptance or administration of the Holders' Representative's duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

        Section 7.3    Resignation and Removal of Holders' Representative; Appointment of Successor.

        The Holders' Representative may resign at any time, effective upon written notice to Parent, the Rights Agent and the Holders. The Holders' Representative may be removed with or without cause by written consent of the Acting Holders, which shall be effective upon written notice to Parent and the Rights Agent. In the event that the Holders' Representative is removed, the Acting Holders' shall notify the Holders and the Holders' Representative as soon as practicable following such removal. Following any such resignation or removal, to the extent valid and binding under applicable Law, the Acting Holders may appoint, authorize and empower a Person to fill such vacancy, in writing signed by the Acting Holders and such substituted Person, and such substituted Person, upon written notice to Parent and the Rights Agent, shall be deemed to be the Holders' Representative for all purposes of this Agreement. To the extent no substitute Holders' Representative is selected, the rights of the Holders' Representative hereunder shall vest to the Acting Holders, as though such Acting Holders were the Holders' Representative.

ARTICLE 8
MISCELLANEOUS

        Section 8.1    Notices to Rights Agent and to Parent.

        Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by electronic mail, in each case as follows:

        if to the Rights Agent, to:

    [    •    ]

        if to Parent:

    [    •    ]

        with a copy, which shall not constitute notice, to:

Bryan Cave Leighton Paisner LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102
Attention:	Stephanie M. Hosler, Esq.
Facsimile No.:	(314) 552-8797
Email:	smhosler@bclplaw.com

        Section 8.2    Notice to Holders.

        All notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder's address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such notice, if any, with a copy (which shall not constitute notice) sent to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Peter Handrinos
Scott Shean
Daniel Rees
Facsimile No.:	(714) 755-8290
E-mail:	peter.handrinos@lw.com
scott.shean@lw.com
daniel.rees@lw.com

        Any such notice to the Holders will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Where this Agreement provides for notice to the Holders' Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holders' Representative, at:

    [    •    ]
    Attention:
    Facsimile No.:
    E-mail:

or at any other address furnished in writing to Parent and the Rights Agent by Holders' Representative after the date of this Agreement, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent and the Holders' Representative shall be deemed to be a sufficient giving of such notice.

        Section 8.3    Entire Agreement.

        As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

        Section 8.4    Merger or Consolidation or Change of Name of Rights Agent.

        Any corporation or limited liability company or Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent's assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 8.4.

        Section 8.5    Successors and Assigns.

        This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 8.4, the Rights Agent may not assign this Agreement without Parent's prior written consent. Except as provided in Article 6 hereof, Parent or an Assignee may not assign this Agreement without the prior consent of the Acting Holders. Any attempted assignment of this Agreement in violation of this Section 8.5 will be void ab initio and of no effect.

        Section 8.6    Benefits of Agreement; Action by Acting Holders.

        Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holders, the Holders' Representative and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders, the Holders' Representative and their permitted successors and assigns. The Holders and the Holders' permitted successors and assigns hereunder are intended third-party beneficiaries of this Agreement and shall be entitled to enforce their rights hereunder (including to obtain payment for any amounts then due and payable) and to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, the Holders' Representative and the Rights Agent. In addition, Holders' Representative will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement.

        Section 8.7    Governing Law.

        This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 8.8    Jurisdiction.

        In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 or Section 8.2 of this Agreement.

        Section 8.9    WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF

THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

        Section 8.10    Severability Clause.

        In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon forty-five (45) days' written notice to Parent.

        Section 8.11    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

        Section 8.12    Termination.

        This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of (a) the receipt of payment of the Milestone Payment Amount by all Holders pursuant to Section 2.4, (b) the date that follows the expiration of the Review Request Period related to the expiration of the Second Sales Measurement Period (provided no written request is received during any Review Request Period pursuant to Section 4.3), or (c) if a written request is received during the Review Request Period following the expiration of the Second Sales Measurement Period, the later of (i) the date that the Final Shortfall Report is delivered to Parent and the Holders, or (ii) if applicable, the receipt of payment of the CVR Shortfall Amount by all Holders, in each case, pursuant to Section 4.3. The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payment Amount under Section 2.4 (or the CVR Shortfall Amount under Section 4.3, as applicable) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

        Section 8.13    Force Majeure.

        Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

        Section 8.14    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

          (b)   As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

          (c)   The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

          (d)   Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

          (e)   All references herein to "$" are to United States Dollars.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ELANCO ANIMAL HEALTH INCORPORATED
By:
Name:
Title:
[RIGHTS AGENT]
By:
Name:
Title:
[HOLDERS' REPRESENTATIVE]
By:
Name:
Title: